FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-228597-10

PROSPECTUS

$1,261,863,000 (Approximate)

BENCHMARK 2021-B31 MORTGAGE TRUST
(Central Index Key number 0001894714)
Issuing Entity

Citigroup Commercial Mortgage Securities Inc.
(Central Index Key number 0001258361)
Depositor

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

German American Capital Corporation

(Central Index Key number 0001541294)

JPMorgan Chase Bank, National Association

(Central Index Key number 0000835271)

Goldman Sachs Mortgage Company

(Central Index Key number 0001541502)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2021-B31

The Benchmark 2021-B31 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B31, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the Uncertificated VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties, which will generally be the sole source of payment on the certificates and the Uncertificated VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in January 2022. The rated final distribution date for the offered certificates is December 2054.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1	$19,800,000		1.35700%	Fixed
Class A-2	$138,050,000		2.58800%	Fixed
Class A-3	$23,220,000		2.70300%	Fixed
Class A-4	$215,000,000		2.42000%	Fixed
Class A-5	$575,676,000		2.66900%	Fixed
Class A-AB	$23,526,000		2.61500%	Fixed
Class X-A	$1,137,454,000	(5)	0.77577%	Variable IO(6)
Class A-S	$142,182,000		2.89200%	WAC Cap(7)
Class B	$63,981,000		2.74800%	WAC Cap(7)
Class C	$60,428,000		3.19500%	WAC Cap(7)

You should carefully consider the summary of risk factors and risk factors beginning on page 65 and page 67, respectively, of this prospectus.

Neither the Series 2021-B31 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2021-B31 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

(Footnotes to table begin on page 3)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC, Academy Securities, Inc. and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from Citigroup Commercial Mortgage Securities Inc. and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. Citigroup Global Markets Inc., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are acting as co-lead managers and joint bookrunners in the following manner: Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 41.8% of each class of offered certificates, Deutsche Bank Securities Inc., is acting as sole bookrunning manager with respect to approximately 31.7% of each class of offered certificates, J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 19.1% of each class of offered certificates and Goldman Sachs & Co. LLC. is acting as sole bookrunning manager with respect to approximately 7.4% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about December 22, 2021. Citigroup Commercial Mortgage Securities Inc. expects to receive from this offering approximately 107.9% of the aggregate principal balance of the offered certificates, plus accrued interest from December 1, 2021, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Commercial Mortgage Pass-Through Certificates	$1,261,863,000	100%	$1,261,863,000	$116,974.70

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Citigroup	J.P. Morgan	Goldman Sachs & Co. LLC	Deutsche Bank Securities
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager			Drexel Hamilton Co-Manager
December 8, 2021

BENCHMARK 2021-B31 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2021-B31

Kansas
1 property
$9,830,000
0.7% of total
Nebraska
1 property
$5,725,000
0.4% of total
Minnesota
1 property
$2,050,000
0.1% of total
Illinois
7 properties
$44,900,000
3.0% of total
Indiana
1 property
$8,200,000
0.5% of total
Michigan
4 properties
$32,200,960
2.2% of total
New York
14 properties
$189,117,688
12.6% of total
Vermont
1 property
$6,489,948
0.4% of total
Massachusetts
4 properties
$221,219,658
14.8% of total
Washington
1 property
$1,984,645
0.1% of total
Connecticut
2 properties
$96,800,000
6.5% of total
Ohio
3 properties
$32,080,000
2.1% of total
Oregon
2 properties
$40,000,000
2.7% of total
Rhode Island
2 properties
$58,250,000
3.9% of total
New Jersey
8 properties
$185,638,334
12.4% of total
Utah
2 properties
$33,800,000
2.3% of total
Virginia
1 property
$13,265,000
0.9% of total
California
9 properties
$150,050,000
10.0% of total
North Carolina
2 properties
$30,908,349
2.1% of total
Arizona
1 property
$55,000,000
3.7% of total
Georgia
2 properties
$21,575,000
1.4% of total
Colorado
1 property
$7,173,916
0.5% of total
Oklahoma
1 property
$19,250,000
1.3% of total
Texas
4 properties
$75,770,000
5.1% of total
Mississippi
1 property
$9,786,667
0.7% of total
Tennessee
13 properties
$62,185,000
4.2% of total
Alabama
3 properties
$24,250,000
1.6% of total
Florida
5 properties
$59,150,000
4.0% of total

Mortgaged Properties by Property Type

Other 1.0%
Self Storage 0.4%
Manufactured Housing 1.2%
Office 30.0%
Industrial 13.0%
Retail 17.2%
Multifamily 18.5%
Mixed Use 18.6%

% of Initial Pool Balance

>10.0% | >5.0 – 10.0% | >1.0 – 5.0% | 0.0 – 1.0%

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2021-B31 certificates.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass-Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1	$19,800,000		30.000%	1.35700%	Fixed	2.68	1/22-11/26
Class A-2	$138,050,000		30.000%	2.58800%	Fixed	4.90	11/26-11/26
Class A-3	$23,220,000		30.000%	2.70300%	Fixed	6.90	11/28-11/28
Class A-4	$215,000,000		30.000%	2.42000%	Fixed	9.80	8/31-11/31
Class A-5	$575,676,000		30.000%	2.66900%	Fixed	9.94	11/31-12/31
Class A-AB	$23,526,000		30.000%	2.61500%	Fixed	7.36	11/26-8/31
Class X-A	$1,137,454,000	(5)	N/A	0.77577%	Variable IO(6)	N/A	N/A
Class A-S	$142,182,000		20.000%	2.89200%	WAC Cap(7)	9.98	12/31-12/31
Class B	$63,981,000		15.500%	2.74800%	WAC Cap(7)	9.98	12/31-12/31
Class C	$60,428,000		11.250%	3.19500%	WAC Cap(7)	9.98	12/31-12/31
Non-Offered Certificates(8)
Class X-B	$124,409,000	(5)	N/A	0.42737%	Variable IO(6)	N/A	N/A
Class X-D	$63,981,000	(5)	N/A	1.14249%	Variable IO(6)	N/A	N/A
Class X-F	$26,660,000	(5)	N/A	1.14249%	Variable IO(6)	N/A	N/A
Class X-G	$14,218,000	(5)	N/A	1.14249%	Variable IO(6)	N/A	N/A
Class X-H	$55,095,655	(5)	N/A	1.14249%	Variable IO(6)	N/A	N/A
Class D	$37,322,000		8.625%	2.25000%	Fixed	9.98	12/31-12/31
Class E	$26,659,000		6.750%	2.25000%	Fixed	9.98	12/31-12/31
Class F	$26,660,000		4.875%	2.25000%	Fixed	9.98	12/31-12/31
Class G	$14,218,000		3.875%	2.25000%	Fixed	9.98	12/31-12/31
Class H	$55,095,655		0.000%	2.25000%	Fixed	9.98	12/31-12/31
Class S(9)	N/A		N/A	N/A	N/A	N/A	N/A
Class R(9)	N/A		N/A	N/A	N/A	N/A	N/A
Non-Offered Vertical Risk Retention Interest(8)
Combined VRR Interest(10)	$74,832,509(11)		N/A(12)	3.39249%(13)	(13)	9.25	1/22-12/31

(1)	Approximate, subject to a variance of plus or minus 5%.

(2)	“Approximate Initial Credit Support” means, with respect to any class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates (collectively, the “non-vertically retained principal balance certificates”), the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to such class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest (as defined in footnote (10) below).

(3)	Approximate per annum rate as of the closing date.

(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”

(5)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and X-H certificates (collectively, the “Class X certificates”) will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G
Class X-H	Class H

(6)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.

(7)	The pass-through rate for each class of the Class A-S, Class B and Class C certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class specified in the table above and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

(8)	The classes of certificates set forth below “Non-Offered Certificates” and “Non-Offered Vertical Risk Retention Interest” in the table are not offered by this prospectus.

(9)	Neither the Class S certificates nor the Class R certificates will have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. A specified portion of the excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates as set forth in “Description of the Certificates—Distributions—Excess Interest”. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(10)	In satisfaction of Citi Real Estate Funding Inc.’s risk retention obligations as retaining sponsor for this securitization transaction, Citi Real Estate Funding Inc. is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $74,832,509 (the “Combined VRR Interest”), representing at least 5.0% of the aggregate principal balance of all the “ABS interests” (i.e., the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R certificates) and the initial principal balance of the Uncertificated VRR Interest) issued by the issuing entity on the closing date for this transaction, as described under “Credit Risk Retention”. The Combined VRR Interest will consist of the “Uncertificated VRR Interest” and the “Class VRR certificates” (each as defined under “Credit Risk Retention”). The Combined VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. “Eligible vertical interest” and “single vertical security” will have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.

(11)	Constitutes the Combined VRR Interest Balance, which consists of the aggregate certificate balance of the Class VRR certificates and the principal balance of the Uncertificated VRR Interest.

(12)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest, losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the principal balance of the Combined VRR Interest and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The Class VRR certificates and the non-vertically retained principal balance certificates are collectively referred to in this prospectus as the “principal balance certificates”.

(13)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class S and Class R certificates and the Combined VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the Combined VRR Interest is presented solely to enhance your understanding of the offered certificates.

Table of Contents

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	65
Special Risks	65
Risks Relating to the Mortgage Loans	65
Risks Relating to Conflicts of Interest	66
Other Risks Relating to the Certificates	66
Risk Factors	67
Special Risks	67
The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans	67
Risks Relating to the Mortgage Loans	70
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	70
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	71
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	77
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	77
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	80
The Types of Properties That Secure the Mortgage Loans Present Special Risks	84
Leased Fee Properties Have Special Risks	102
Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums	103
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	103
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	104
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	105
Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	106
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	106
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	107
Risks Related to Zoning Non-Compliance and Use Restrictions	108
Risks Relating to Inspections of Properties	108
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	108
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	109
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	110
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	111
Terrorism Insurance May Not Be Available for All Mortgaged Properties	111
Risks Associated with Blanket Insurance Policies or Self-Insurance	112
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	112
Limited Information Causes Uncertainty	113
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	113
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	114
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	114
Static Pool Data Would Not Be Indicative of the Performance of This Pool	115
Appraisals May Not Reflect Current or Future Market Value of Each Property	115
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	116
The Borrower’s Form of Entity May Cause Special Risks	117

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	119
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	120
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	121
Tenancies-in-Common May Hinder Recovery	122
Risks Relating to Enforceability of Cross-Collateralization Arrangements	122
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	123
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	124
Various Other Laws Could Affect the Exercise of Lender’s Rights	125
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	125
Risks of Anticipated Repayment Date Loans	125
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	126
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	127
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	129
Risks Relating to Shari’ah Compliant Loans	129
Risks Relating to Future Advances Under The Eddy Loan Combination	129
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	130
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	130
Risks Relating to Tax Credits	130
Risks Relating to Conflicts of Interest	131
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	131
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	133
Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	134
Potential Conflicts of Interest of the Operating Advisor	137
Potential Conflicts of Interest of the Asset Representations Reviewer	138
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	138
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	140
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination	140
Other Potential Conflicts of Interest May Affect Your Investment	141
Other Risks Relating to the Certificates	141
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	141
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	141
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	143
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	145
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	145
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	146
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	146
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	151
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	151

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	151
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	152
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment	153
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	153
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	154
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	154
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	154
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	155
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	155
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	156
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	156
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	156
Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	157
Changes in Pool Composition Will Change the Nature of Your Investment	158
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	158
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	159
State, Local and Other Tax Considerations	161
General Risk Factors	162
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	162
The Offered Certificates May Not Be a Suitable Investment for You	162
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	162
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	162
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	163
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	167
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	167
Description of the Mortgage Pool	168
General	168
Certain Calculations and Definitions	170
Statistical Characteristics of the Mortgage Loans	179
Overview	179
Property Types	181
Specialty Use Concentrations	185
Mortgage Loan Concentrations	186
Geographic Concentrations	187
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	188
Tenancies-in-Common or Diversified Ownership	188
Delaware Statutory Trusts	189
Shari’ah Compliant Loans	189
Condominium Interests and Other Shared Interests	189
Leasehold Interests	190
Condemnations	191
Delinquency Information	191
COVID-19 Considerations	191
Environmental Considerations	192
Litigation and Other Legal Considerations	196
Redevelopment, Expansion and Renovation	198
Assessment of Property Value and Condition	198
Default History, Bankruptcy Issues and Other Proceedings	199
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	199

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	199
Tenant Issues	200
Tenant Concentrations	200
Lease Expirations and Terminations	201
Unilateral Lease Termination Rights	203
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	204
Rights to Cease Operations (Go Dark) at the Leased Property	205
Termination Rights of Government Sponsored Tenants	206
Other Tenant Termination Issues	206
Rights to Sublease	207
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	207
Charitable Institutions / Not-For-Profit Tenants	208
Purchase Options, Rights of First Offer and Rights of First Refusal	208
Affiliated Leases and Master Leases	209
Other Tenant Issues	210
Insurance Considerations	210
Zoning and Use Restrictions	212
Non-Recourse Carveout Limitations	212
Real Estate and Other Tax Considerations	214
Certain Terms of the Mortgage Loans	215
Due Dates; Mortgage Rates; Calculations of Interest	215
ARD Loans	215
Single-Purpose Entity Covenants	216
Prepayment Provisions	217
Defeasance; Collateral Substitution	219
Partial Releases	220
Additions to the Mortgaged Property	224
Escrows	224
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	225
Mortgaged Property Accounts	226
Additional Indebtedness	226
Existing Additional Secured Debt	227
Future Advance Loan	227
Existing Mezzanine Debt	228
Permitted Mezzanine Debt	228
Preferred Equity and Preferred Return Arrangements	228
Permitted Unsecured Debt and Other Debt	229
The Loan Combinations	230
General	230
The Serviced Pari Passu Loan Combinations	233
The Outside Serviced Pari Passu Loan Combinations	236
CX – 350 & 450 Water Street Pari-Passu A-B Loan Combination	239
The Eddy Pari Passu-AB Loan Combination	247
The One Memorial Drive Pari-Passu A-B Loan Combination	263
Additional Mortgage Loan Information	266
Transaction Parties	267
The Sponsors and the Mortgage Loan Sellers	267
Citi Real Estate Funding Inc.	267
German American Capital Corporation	275
Goldman Sachs Mortgage Company	283
JPMorgan Chase Bank, National Association	291
Compensation of the Sponsors	298
The Depositor	299
The Issuing Entity	300
The Trustee	301
The Certificate Administrator	301
Servicers	303
General	303
The Master Servicer	303
The Special Servicer	306
The Outside Servicers and the Outside Special Servicers	309
The Operating Advisor and the Asset Representations Reviewer	312
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	314
Transaction Party and Related Party Affiliations	314
Interim Servicing Arrangements	315
Loan Combinations and Mezzanine Loan Arrangements	315
Other Arrangements	315
Credit Risk Retention	317
General	317
Qualifying CRE Loans; Required Credit Risk Retention Percentage	318
The VRR Interest	318
Material Terms of the VRR Interest	318
Method, Timing and Amount of Distributions on the Combined VRR Interest	320
Hedging, Transfer and Financing Restrictions	322
Risk Retention Consultation Parties	323
Limitation on Liability of the Risk Retention Consultation Parties	323
Description of the Certificates	325
General	325
Distributions	327
Method, Timing and Amount	327
Available Funds	327
Priority of Distributions	329
Pass-Through Rates	333
Interest Distribution Amount	334
Principal Distribution Amount	334
Certain Calculations with Respect to Individual Mortgage Loans	336
Excess Interest	337

Application Priority of Mortgage Loan Collections or Loan Combination Collections	337
Allocation of Yield Maintenance Charges and Prepayment Premiums	339
Assumed Final Distribution Date; Rated Final Distribution Date	341
Prepayment Interest Shortfalls	341
Subordination; Allocation of Realized Losses	342
Reports to Certificateholders; Certain Available Information	345
Certificate Administrator Reports	345
Information Available Electronically	349
Voting Rights	354
Delivery, Form, Transfer and Denomination	354
Book-Entry Registration	354
Definitive Certificates	357
Certificateholder Communication	357
Access to Certificateholders’ Names and Addresses	357
Requests to Communicate	358
The Mortgage Loan Purchase Agreements	359
Sale of Mortgage Loans; Mortgage File Delivery	359
Representations and Warranties	364
Cures, Repurchases and Substitutions	364
Dispute Resolution Provisions	368
Asset Review Obligations	368
The Pooling and Servicing Agreement	369
General	369
Certain Considerations Regarding the Outside Serviced Loan Combinations	372
Assignment of the Mortgage Loans	373
Servicing of the Mortgage Loans	374
Subservicing	380
Advances	380
Accounts	385
Withdrawals from the Collection Account	387
Application of Loss of Value Payments	389
Servicing and Other Compensation and Payment of Expenses	389
Master Servicing Compensation	389
Special Servicing Compensation	392
Trustee / Certificate Administrator Compensation	396
Operating Advisor Compensation	396
CREFC® Intellectual Property Royalty License Fee	397
Asset Representations Reviewer Compensation	397
Fees and Expenses	399
Application of Penalty Charges and Modification Fees	404
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	405
Due-On-Sale	405
Due-On-Encumbrance	406
Appraisal Reduction Amounts	407
Inspections	412
Evidence as to Compliance	413
Limitation on Liability; Indemnification	414
Servicer Termination Events	417
Rights Upon Servicer Termination Event	419
Waivers of Servicer Termination Events	420
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	421
General	421
Excluded Special Servicer Mortgage Loans	421
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	422
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	423
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	423
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	424
Amendment	426
Realization Upon Mortgage Loans	428
Specially Serviced Loans; Appraisals	428
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	428
Sale of Defaulted Mortgage Loans and REO Properties	430
Modifications, Waivers and Amendments	432
Directing Holder	434
General	434
Limitation on Liability of the Directing Holder	440
Consulting Parties	441
Operating Advisor	442
General Obligations	442
Review Materials	443
Consultation Rights	444
Reviewing Certain Calculations	445
Annual Report	445
Replacement of the Special Servicer	446
Operating Advisor Termination Events	447
Rights Upon Operating Advisor Termination Event	447
Eligibility of Operating Advisor	448
Termination of the Operating Advisor Without Cause	448
Asset Status Reports	449
The Asset Representations Reviewer	450
Asset Review	450
Eligibility of Asset Representations Reviewer	454
Other Obligations of Asset Representations Reviewer	455
Delegation of Asset Representations Reviewer’s Duties	455
Asset Representations Reviewer Termination Events	456
Rights Upon Asset Representations Reviewer Termination Event	456

Termination of the Asset Representations Reviewer Without Cause	457
Resignation of Asset Representations Reviewer	457
Asset Representations Reviewer Compensation	457
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	457
Repurchase Request Delivered by a Certificateholder	457
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	458
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	458
Dispute Resolution Provisions	458
Resolution of a Repurchase Request	458
Mediation and Arbitration Provisions	461
Rating Agency Confirmations	462
Termination; Retirement of Certificates	464
Optional Termination; Optional Mortgage Loan Purchase	464
Servicing of the Outside Serviced Mortgage Loans	465
General	465
Specified Servicing Matters	465
Servicing Shift Mortgage Loans	468
Related Provisions of the Pooling and Servicing Agreement	469
Use of Proceeds	470
Yield, Prepayment and Maturity Considerations	470
Yield	470
Yield on the Class X-A Certificates	473
Weighted Average Life of the Offered Certificates	474
Price/Yield Tables	479
Material Federal Income Tax Consequences	484
General	484
Qualification as a REMIC	485
Status of Offered Certificates	486
Taxation of the Regular Interests	487
General	487
Original Issue Discount	487
Acquisition Premium	489
Market Discount	489
Premium	490
Election to Treat All Interest Under the Constant Yield Method	490
Treatment of Losses	490
Prepayment Premiums and Yield Maintenance Charges	491
Sale or Exchange of Regular Interests	491
Taxes That May Be Imposed on a REMIC	492
Prohibited Transactions	492
Contributions to a REMIC After the Startup Day	492
Net Income from Foreclosure Property	492
Bipartisan Budget Act of 2015	493
Taxation of Certain Foreign Investors	493
FATCA	494
Backup Withholding	494
Information Reporting	494
3.8% Medicare Tax on “Net Investment Income”	495
Reporting Requirements	495
Tax Return Disclosure and Investor List Requirements	495
Certain State, Local and Other Tax Considerations	496
ERISA Considerations	496
General	496
Plan Asset Regulations	498
Prohibited Transaction Exemptions	499
Underwriter Exemption	499
Exempt Plans	502
Insurance Company General Accounts	502
Ineligible Purchasers	502
Further Warnings	503
Consultation with Counsel	503
Tax Exempt Investors	504
Legal Investment	504
Certain Legal Aspects of the Mortgage Loans	504
General	507
Types of Mortgage Instruments	507
Installment Contracts	508
Leases and Rents	508
Personalty	509
Foreclosure	509
General	509
Foreclosure Procedures Vary From State to State.	509
Judicial Foreclosure	509
Equitable and Other Limitations on Enforceability of Particular Provisions	510
Nonjudicial Foreclosure/Power of Sale	510
Public Sale	511
Rights of Redemption	512
One Action and Security First Rules	512
Anti-Deficiency Legislation	512
Leasehold Considerations	513
Cooperative Shares	513
Bankruptcy Issues	514
Automatic Stay	514
Modification of Lender’s Rights	514
Leases and Rents	515
Lease Assumption or Rejection by Tenant	516
Lease Rejection by Lessor – Tenant’s Right	516
Ground Lessee or Ground Lessor	517
Single-Purpose Entity Covenants and Substantive Consolidation	518
Sales Free and Clear of Liens	518
Post-Petition Credit	519
Avoidance Actions	519
Management Agreements	519

Certain of the Borrowers May Be Partnerships	520
Environmental Considerations	521
General	521
Environmental Assessments	521
Superlien Laws	521
CERCLA	521
Other Federal and State Laws	522
Additional Considerations	523
Due-On-Sale and Due-On-Encumbrance Provisions	523
Junior Liens; Rights of Holders of Senior Liens	524
Subordinate Financing	524
Default Interest and Limitations on Prepayments	524
Applicability of Usury Laws	525
Americans with Disabilities Act	525
Servicemembers Civil Relief Act	525
Anti-Money Laundering, Economic Sanctions and Bribery	526
Potential Forfeiture of Assets	526
Ratings	527
Plan of Distribution (Underwriter Conflicts of Interest)	529
Incorporation of Certain Information by Reference	531
Where You Can Find More Information	531
Financial Information	531
Legal Matters	532
Index of Certain Defined Terms	533

ANNEX A – CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1
ANNEX B – SIGNIFICANT LOAN SUMMARIES	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1A-1
ANNEX E-1B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-1B-1
ANNEX E-2A – SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2A-1
ANNEX E-2B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (GSMC)	E-2B-1
ANNEX E-3A – SPONSOR REPRESENTATIONS AND WARRANTIES (JPMCB)	E-3A-1
ANNEX E-3B – EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES (JPMCB)	E-3B-1
ANNEX F – CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1
ANNEX G – THE EDDY LOAN COMBINATION AMORTIZATION SCHEDULE	G-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES, BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

●	This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:

●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and

●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

●	In this prospectus:

●	the terms “depositor,” “we,” “us” and “our” refer to Citigroup Commercial Mortgage Securities Inc.

●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.

●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97 (AS SUCH RULES AND REGULATIONS MAY BE AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE

MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND

●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE ORIGINATORS, THE MORTGAGE LOAN SELLERS, THE ISSUING ENTITY OR THEIR RESPECTIVE AFFILIATES WILL RETAIN A MATERIAL NET ECONOMIC INTEREST IN THIS SECURITIZATION TRANSACTION, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) THE EU SECURITIZATION REGULATION, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “U.S. CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENABLING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF

JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,

●	political and/or social conditions, and

●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	Benchmark 2021-B31 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B31.

Relevant Parties

Depositor	Citigroup Commercial Mortgage Securities Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc. As depositor, Citigroup Commercial Mortgage Securities Inc. will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 816-5343. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2021-B31 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of December 1, 2021, between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:

●	Citi Real Estate Funding Inc., a New York corporation (28 mortgage loans (39.3%));

●	German American Capital Corporation, a Maryland corporation (12 mortgage loans (19.7%));

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America (9 mortgage loans (17.5%));

●	German American Capital Corporation and JPMorgan Chase Bank, National Association (1 mortgage loan (9.9%));

●	Goldman Sachs Mortgage Company, a New York limited partnership (6 mortgage loans (7.4%)); and

●	German American Capital Corporation and Citi Real Estate Funding Inc. (1 mortgage loan (6.3%)).

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance

Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	28	$578,531,014	39.3%
DBR Investments Co. Limited	German American Capital Corporation(1)	12	$294,255,000	19.7%
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	9	$262,300,000	17.5%
DBR Investments Co. Limited / JPMorgan Chase Bank, National Association	German American Capital Corporation/ JPMorgan Chase Bank, National Association(2)	1	$148,140,816	9.9%
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(3)	6	$110,423,334	7.4%
DBR Investments Co. Limited / Citi Real Estate Funding Inc	German American Capital Corporation / Citi Real Estate Funding Inc(4)	1	$94,000,000	6.3%
	Total	57	$1,496,650,164	100.0%

(1)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.

(2)	The CX – 350 & 450 Water Street mortgage loan (9.9%) is part of a loan combination as to which separate notes are being sold by JPMorgan Chase Bank, National Association and German American Capital Corporation. The CX – 350 & 450 Water Street loan combination was co-originated by DBR Investments Co. Ltd, JPMorgan Chase Bank, National Association, Bank of America, National Association and 3650 Cal Bridge Lending, LLC. The CX – 350 & 450 Water Street mortgage loan is evidenced by four (4) promissory notes: (i) notes A-1-2, A-1-4 and A-1-9, with an aggregate outstanding principal balance of $124,161,224 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller and (ii) note A-3-3, with an outstanding principal balance of $23,979,592 as of the cut-off date, as to which JPMorgan Chase Bank, National Association is acting as mortgage loan seller.

(3)	Goldman Sachs Mortgage Company has acquired or will acquire the mortgage loans or portions thereof that were originated or co-originated by Goldman Sachs Bank USA on or prior to the closing date.

(4)	The Greenwich Office Park mortgage loan (6.3%) is comprised of separate notes that are being sold by German American Capital Corporation and Citi Real Estate Funding Inc. The Greenwich Office Park mortgage loan was co-originated by DBR Investments Co. Limited and Citi Real Estate Funding Inc., and the Greenwich Office Park mortgage loan is evidenced by two (2) promissory notes: (i) note A-1 with an outstanding principal balance of $56,400,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller; and (ii) note A-2 with an outstanding principal balance of $37,600,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller.

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced loan combinations and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

See “—The Mortgage Pool—The Loan Combinations” below for a discussion of the mortgage loans included in the issuing entity that are part of a loan combination and have one or more related companion loans held outside the issuing entity.

The mortgage loans transferred to the issuing entity, any related companion loans and any related loan combinations that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced loan combinations,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related loan combinations that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced loan combinations,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.

See the chart entitled “Loan Combination Summary” under “The Mortgage Pool—The Loan Combinations” below in this summary and the chart entitled “Servicing of the Loan Combinations” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced loan combinations and outside serviced loan combinations.

The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, will be the initial special servicer with respect to the serviced mortgage loans (other than any excluded special servicer mortgage loan) and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal special servicing offices of the special servicer are located at 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131. See “Transaction Parties—Servicers—The Master Servicer and the Special Servicer”.

The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.

See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.

If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.

Rialto Capital Advisors, LLC is expected to be appointed as the initial special servicer for all serviced mortgage loans by RREF IV Debt AIV, LP or its affiliate, which is expected on the closing date to: (a) purchase the Class X-G, Class X-H, Class G and Class H certificates, and will receive Class S certificates, and (b) become the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. Rialto Real Estate Fund IV-Debt, LP, an affiliate of both Rialto Capital Advisors, LLC and RREF IV Debt AIV, LP, is expected to purchase the Class X-F and Class F certificates. See “—Directing Holder” below and “The Pooling and Servicing Agreement—Directing Holder”.

The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”

A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced loan combination.

The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: Benchmark 2021-B31. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.

The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Certificate Administrator	Citibank, N.A., a national banking association organized under the laws of the United States, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 388 Greenwich Street Trading, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2021-B31 and for certificate transfer purposes are located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.

The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:

●	after the occurrence and during the continuance of a control termination event, reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;

●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;

●	reviewing for accuracy certain calculations made by the special servicer;

●	after the occurrence and during the continuance of a control termination event (and under the circumstances described in this prospectus), issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;

●	after the occurrence and during the continuance of a consultation termination event, recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole); and

●	after the occurrence and during the continuance of a control termination event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Asset Representations Reviewer	Pentalpha Surveillance LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and

“The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

   Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related loan combinations will or are expected to constitute the “outside serviced loan combinations”), and such mortgage loans and loan combinations will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement (Date Thereof)(1)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
CX – 350 & 450 Water Street	GACC / JPMCB	CAMB 2021-CX2 TSA (11/9/2021)	9.9%	KeyBank National Association	Situs Holdings, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	N/A
One Memorial Drive	JPMCB	JPMCC 2021-1MEM TSA (10/14/2021)	4.2%	Midland Loan Services, a Division of PNC Bank, National Association	Situs Holdings, LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Prima Capital Advisors LLC
The Veranda	JPMCB	Benchmark 2021-B30 PSA (11/1/2021)	2.0%	Midland Loan Services, a Division of PNC Bank, National Association	CW Capital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Blackstone Real Estate Services LLC
Plaza La Cienega	CREFI	3650R 2021-PF1 PSA (11/1/2021)	1.3%	Midland Loan Services, a Division of PNC Bank, National Association	3650 REIT Loan Servicing LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	3650 Real Estate Investment Trust 2 LLC
Audubon Crossings & Commons	GSMC	BMARK 2021-B30 PSA (11/1/2021)	1.3%	Midland Loan Services, a Division of PNC Bank, National Association	CW Capital Asset Management LLC	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Blackstone Real Estate Services LLC

(1)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.

(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below. With respect to the CX – 350 & 450 Water Street mortgage loan, there is currently no initial outside controlling class representative under the CAMB 2021-CX trust and servicing agreement because the holder of the related controlling class of that transaction, 3650 Cal Bridge Cambridge Crossing LLC, is an affiliate of the related borrowers for such mortgage loan.

Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced loan combination, the related outside servicer will have primary servicing responsibilities with respect to the entire loan combination, the related outside special servicer will serve as special servicer of the entire loan combination, the related outside trustee generally serves as mortgagee of record with respect to the entire loan combination, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related loan combination (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).

There are no servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced loan combination.

See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”

Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be:

●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced loan combination as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled loan combination”), and (iii) during any period that a control termination event has occurred and is continuing, the controlling class representative; and

●	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”);

provided, that with respect to any serviced loan combination, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) the related serviced loan combination is a serviced outside controlled loan combination; (B) there will be no directing holder with respect to an excluded mortgage loan; and (C) with respect to any serviced outside controlled loan combination, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced loan combination, if neither the controlling class representative nor an outside controlling note holder is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced loan combination.

An “excluded mortgage loan” is a mortgage loan or loan combination with respect to which the controlling class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or loan combination or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or loan combination, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

With respect to the serviced mortgage loans and serviced loan combinations, in general:

●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, loan combinations; and

●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to such mortgage loans.

If, with respect to any serviced outside controlled loan combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled loan combination is not included in a separate securitization trust, the related outside controlling note holder or its representative may not lose such rights under the related co-lender agreement.

Any serviced loan combination with a subordinate companion loan that (i) is held outside the Issuing Entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled loan combination. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a loan combination.

With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced loan combination, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced loan combination, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.

The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or loan combination(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or loan combination(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

Controlling Class

Representatives	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.

In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class G will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero (without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class H. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.

The “control eligible certificates” will be the Class G and Class H certificates.

After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.

A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.

A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.

RREF IV Debt AIV, LP, a Delaware limited partnership, or its affiliate, is expected on the closing date, (i) to purchase the Class X-G, Class X-H, Class G and Class H certificates, and also receive the Class S certificates, and (ii) to appoint itself or an affiliate as the initial controlling class representative. Rialto Real Estate Fund IV-Debt, LP, an affiliate of both Rialto Capital Advisors, LLC (expected to be appointed as the initial special servicer) and RREF IV Debt AIV, LP, is expected to purchase the Class X-F and Class F certificates.

Risk Retention

Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be: (i) the party selected by Citi Real Estate Funding Inc., and (ii) the party selected by Deutsche Bank AG, New York Branch. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, none of the risk retention consultation parties will have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Citi Real Estate Funding Inc. and Deutsche Bank AG, New York Branch are expected to be appointed as the initial risk retention consultation parties.

With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or loan combination with respect to which such risk retention consultation party, or the person(s) entitled to appoint such risk retention consultation party, is a borrower party.

Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced loan combination will be, each of:

(i)	except with respect to a serviced outside controlled loan combination, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event and (b) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

(ii)	with respect to any serviced outside controlled loan combination (which may include a servicing shift loan combination or a serviced loan combination with a controlling subordinate companion loan held outside the issuing entity), (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (b) solely prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;

(iii)	with respect to any serviced loan combination that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;

(iv)	solely after the occurrence and during the continuance of a control termination event, the operating advisor; and

(v)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the continuance of a consultation termination event, with respect to any mortgage loan, each risk retention consultation party;

provided, that with respect to any serviced loan combination, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.

For the avoidance of doubt, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan and/or (3) with respect to any serviced outside controlled loan combination, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such loan combination, (B) the operating advisor will not be a consulting party if and for so long as no control termination event has occurred and is continuing, (C) none of the risk retention consultation parties will be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced loan combination will be subject to the terms of the related co-lender agreement.

Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced loan combination, if none of the controlling class representative, the operating advisor, a risk retention consultation party, or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced loan combination.

Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:

●	serve in multiple capacities with respect to this securitization transaction;

●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;

●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination; or

●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced loan combination.

In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:

●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;

●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);

●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or

●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.

Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or loan combination(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain breaches of representations and warranties and certain document defects.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, its respective due date in December 2021 (or, in the case of any mortgage loan that has its first due date subsequent to December 2021, the date that would have been its due date in December 2021 under the terms thereof if a monthly payment were scheduled to be due in that month).

Closing Date	On or about December 22, 2021.

Distribution Date	The 4th business day following the related determination date of each month, beginning in January 2022.

Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in January 2022.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).

Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.

Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in January 2022, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.

Assumed Final Distribution Date	Class A-1	November 2026
	Class A-2	November 2026
	Class A-3	November 2028
	Class A-4	November 2031
	Class A-5	December 2031
	Class A-AB	August 2031
	Class X-A	December 2031
	Class A-S	December 2031
	Class B	December 2031
	Class C	December 2031

The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).

Rated Final Distribution Date	As to each class of offered certificates, the distribution date in December 2054.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates and the Uncertificated VRR Interest, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers of the Combined VRR Interest or any of the non-vertically retained certificates other than the offered certificates.

The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2021-B31:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-AB

●	Class X-A

●	Class A-S

●	Class B

●	Class C

Upon initial issuance, the Series 2021-B31 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class S, Class R and Class VRR certificates. In addition, the Uncertificated VRR Interest is not being offered by this prospectus.

The offered certificates, together with the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class S, Class R and Class VRR certificates, are collectively referred to in this prospectus as the “certificates”. The certificates, exclusive of the Class VRR certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates”. The non-vertically retained certificates (exclusive of the Class S and Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. The non-vertically retained regular certificates (exclusive of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates”. The non-vertically retained principal balance certificates and the Class VRR certificates are collectively referred to in this prospectus as the “principal balance certificates”. The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are collectively referred to in this prospectus as the “Class X certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%.

The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.

See “Description of the Certificates—General” in this prospectus.

C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates will be fixed at the initial pass-through rate for the applicable class set forth in the table under “Certificate Summary” in this prospectus.

The pass-through rate with respect to each class of the Class A-S, Class B and Class C certificates will generally be a per annum rate equal to the lesser of (a) the initial pass-through rate for such class set forth in the table under “Certificate Summary” in this prospectus and (b) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1,

Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates as in effect from time to time, as described in this prospectus.

For purposes of calculating the pass-through rate on any class of non-vertically retained certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:

●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and

●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.

See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced loan combinations, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.05250% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.

The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced loan combination) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.

In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced loan combination), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

With respect to each of the outside serviced mortgage loans, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced loan combination will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced loan combination), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced loan combination and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Loan Combination	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)(2)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
CX – 350 & 450 Water Street	Outside Serviced	0.00600%	0.2500%	0.50%	0.50%
One Memorial Drive	Outside Serviced	0.0100%	0.2500%	0.25%	0.25%
The Veranda	Outside Serviced	0.01125%	0.2500%	1.0%	1.0%
Plaza La Cienega	Outside Serviced	0.00125%	0.2500%	1.0%	1.0%
Audubon Crossings & Commons	Outside Serviced	0.00125%	0.2500%	1.0%	1.0%

(1)	Includes any applicable sub-servicing fee rate.

(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).

The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00083% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced loan combination, if applicable).

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to 0.00025%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.

The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans in the issuing entity and the combined trustee/certificate administrator fee rate of 0.00590% per annum.

Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.

The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders or the Uncertificated VRR Interest owners of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined VRR

    Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the non-vertically retained certificates and the Combined VRR Interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the Combined VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the vertically retained percentage; and (b) the non-vertically retained certificates (other than the Class R certificates) will at all times be the product of such aggregate available funds multiplied by the non-vertically retained percentage.

The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of principal balance certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.

The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b) with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:

First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, up to, and pro rata in accordance with, their respective interest entitlements.

Second: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:

(A)	to principal on the Class A-AB certificates until their certificate balance has been reduced to the Class A-AB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;

(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;

(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;

(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;

(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;

(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and

(G)	to principal on the Class A-AB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.

However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-AB scheduled principal balance.

Third: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.

Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.

Seventh: Non-offered certificates (other than the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class VRR and Class S certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.

A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”

For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.

The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.

On any distribution date, the non-vertically retained available funds will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2,

Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.

On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained regular certificates in ascending order (beginning with certain non-vertically retained regular certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.

**	Other than the Class X-B, Class X-D, Class X-F, Class X-G, Class X-H and Class S certificates.

Principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or the Class S or Class R certificates, although loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.

Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained certificates and/or the allocation of losses to the non-vertically retained certificates.

F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;

●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, the non-vertically retained percentage of prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the non-vertically retained regular certificates and are required to be further allocated between the classes of such non-vertically retained certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

G. Excess Interest	On each distribution date, the non-vertically retained percentage of any “excess interest” resulting from the marginal increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date, to the extent actually collected and applied as interest during a collection period in accordance with the related mortgage loan documents during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions on any other class of certificates, to provide credit support to any class(es) of certificates, to offset any interest shortfalls, or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections on that mortgage loan. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a loan combination, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.

In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.

B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.

The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.

With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside servicing agreement governing the servicing of the related outside serviced loan combination will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.

The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually. If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.

With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced loan combination will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced loan combination may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced loan combination and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 57 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $1,496,650,164. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 28 states. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.

In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan or loan combination by name refer to such mortgage loan or loan combination, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

Fee Simple / Leasehold	Ninety-one (91) mortgaged properties (85.7%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

3 mortgaged properties (8.6%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.

3 mortgaged properties (5.7%) are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.

The Loan Combinations	Twelve (12) mortgage loans (41.5%) are each part of a split loan structure (referred to as a “loan combination”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan and its related companion loan(s) comprising any particular loan combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:

●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related loan combination would constitute a “pari passu loan combination”.

●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a “subordinate companion loan” and the related loan combination would constitute an “AB loan combination”.

●	If a loan combination includes both a pari passu companion loan and a subordinate companion loan, then such loan combination would constitute a “pari passu-AB loan combination” and the discussions in this prospectus regarding both pari passu loan combinations and AB loan combinations will apply to such loan combination.

The identity of, and certain other information regarding, the loan combinations related to this securitization transaction are set forth in the following table:

Loan Combination Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Servicing of Loan Combination(2)	Type of Loan Combination	Controlling Note Included in Issuing Entity (Y/N)
CX – 350 & 450 Water Street	GACC / JPMCB	$148,140,816	9.9%	$665,859,184	$411,000,000	$1,225,000,000	Outside Serviced	Pari Passu-AB	N
Novo Nordisk HQ	GACC	$75,000,000	5.0%	$135,667,000	N/A	$210,667,000	Serviced	Pari Passu	Y
One Memorial Drive	JPMCB	$63,150,000	4.2%	$236,150,000	$114,700,000	$414,000,000	Outside Serviced	Pari Passu-AB	N
La Encantada	GSMC	$55,000,000	3.7%	$47,000,000	N/A	$102,000,000	Serviced	Pari Passu	Y
TLR Portfolio	CREFI	$48,000,000	3.2%	$35,000,000	N/A	$83,000,000	Serviced	Pari Passu	Y
The Eddy	GACC	$43,000,000	2.9%	(3)	$47,000,000(3)	$90,000,000(3)	Serviced	Pari Passu-AB(3)	N(4)
Charcuterie Artisans SLB	CREFI	$40,000,000	2.7%	$23,000,000	N/A	$63,000,000	Serviced	Pari Passu	Y
Nyberg Portfolio	JPMCB	$40,000,000	2.7%	$23,900,000	N/A	$63,900,000	Serviced	Pari Passu	Y
Sara Lee Portfolio	GACC	$40,000,000	2.7%	$23,150,000	N/A	$63,150,000	Serviced	Pari Passu	Y
The Veranda	JPMCB	$30,000,000	2.0%	$70,000,000	N/A	$100,000,000	Outside Serviced	Pari Passu	N
Plaza La Cienega	CREFI	$20,000,000	1.3%	$70,000,000	N/A	$90,000,000	Outside Serviced	Pari Passu	N
Audubon Crossings & Commons	GSMC	$18,888,334	1.3%	$27,835,439	N/A	$46,723,773	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Loan Combinations—General” for further information with respect to each loan combination, the related companion loans and the identity of the holders thereof.

(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.

(3)	With respect to The Eddy loan combination, the related loan documents entitle the borrower to obtain, on or before November 23, 2024, up to two future earnout advances in an aggregate amount of up to $10,000,000 from lenders other than the issuing entity (allocated between senior and subordinate notes in the same proportion as the original balance of such loan combination), upon the satisfaction of certain specified conditions. Future advances in the aggregate amount of up to approximately $4,777,778 will be evidenced by pari passu companion loan notes and future advances in the aggregate amount of up to approximately $5,222,222 will be evidenced by subordinate companion loan notes. The balances in the above table do not take into account such future earnout advances. See “Description of the Mortgage Pool—Additional Indebtedness—Future Advance Loan” in this prospectus.

(4)	Initially promissory notes B-1, B-2, B-3 and B-4 are collectively the controlling notes. However, if an applicable control appraisal period exists or the holders of such notes are a borrower-related party, then promissory note A-1 will become the controlling note with respect to The Eddy loan combination. See “Description of the Mortgage Pool—Additional Indebtedness—Future Advance Loan” in this prospectus.

The identity of, and certain other items of information regarding, the mortgage loans that will be outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.

With respect to any mortgage loan that is part of a loan combination, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.

In the case of any loan combination, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties (any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled

(directly or through a representative) to (i) approve or direct material servicing decisions involving the related loan combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related loan combination with or without cause. In addition, that co-lender agreement will designate whether servicing of the related loan combination is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.

For more information regarding the loan combination(s), see “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.

Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment”.

There are no servicing shift loan combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of loan combination(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,496,650,164
Number of Mortgage Loans	57
Number of Mortgaged Properties	97
Number of Crossed Groups	1
Crossed Groups as a percentage of Initial Pool Balance	1.6%
Range of Cut-off Date Balances	$1,600,000 to $148,140,816
Average Cut-off Date Balance	$26,257,020
Range of Mortgage Rates	2.45500% to 5.88700%
Weighted Average Mortgage Rate	3.40504%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	113 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	59 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	113 months
Range of original amortization terms(3)	360 months to 480 months
Weighted average original amortization term(3)	375 months
Range of remaining amortization terms(3)	356 months to 480 months
Weighted average remaining amortization term(3)	374 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	12.5% to 70.2%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	54.9%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)(6)	10.6% to 68.1%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)(6)	53.4%
Range of UW NCF DSCR(4)(5)(7)(8)	1.37x to 8.95x
Weighted average UW NCF DSCR(4)(5)(7)(8)	2.89x
Range of Debt Yield on Underwritten NOI(4)(5)(8)	7.4% to 36.6%
Weighted average Debt Yield on Underwritten NOI(4)(5)(8)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	66.1%
Interest Only – ARD	14.9%
Interest Only, then Amortizing Balloon	11.4%
Amortizing Balloon	7.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	34.4%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	17.0%
Mortgage Loans with mezzanine debt and subordinate debt	0.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(4)	With respect to mortgage loans that are cross-collateralized and cross-defaulted with one or more other mortgage loans, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those mortgage loans are presented in the aggregate based on all the loans in the cross-collateralized group unless otherwise indicated.

(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to The Eddy mortgage loan (2.9%), the Cut-off Date LTV Ratio, Maturity/ARD Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI do not include future earnout advances of up to $10,000,000 that may be made under the related loan combination, and will be allocated between pari passu companion loan notes and subordinate companion loan notes in the same proportion as the Cut-off Date balance of The Eddy loan combination is allocated between the Eddy mortgage loan and The Eddy subordinate companion loans. Assuming the future earnout advance is fully advanced, and taking into account only the portion of the future earnout advance that pays pro rata with The Eddy mortgage loan, (i) based on the “as stabilized” Appraised Value for The Eddy mortgaged property, the Cut-off Date LTV Ratio of The Eddy mortgage loan is 33.8%, and (ii) the Debt Yield on Underwritten NOI for The Eddy mortgage loan is 13.0%.

(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 55.4% and 53.9%, respectively.

(7)	The UW NCF DSCR for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(8)	With respect to The Eddy mortgage loan (2.9%), which provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus, the UW NCF DSCR of such mortgage loan is calculated based on the aggregate debt service during the 12-month period commencing January 1, 2027.

(9)	The Debt Yield on Underwritten NOI for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and the Debt Yield on Underwritten NCF for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be); provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the mortgage loans accrue interest on an actual/360 basis.

Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:

●	with respect to any mortgage loan that is part of a loan combination, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);

●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;

●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;

●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;

●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;

●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;

●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and

●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.

For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Greenwich Office Park mortgage loan (6.3%), the mortgage loan refinanced a prior securitized mortgage loan in the outstanding amount of approximately $88,322,727 which went into maturity default on November 5, 2021. Upon the origination of the current mortgage loan on November 17, 2021, the borrower repaid such prior loan in full.

●	With respect to the Junction 4121 mortgage loan (1.2%), the mortgage loan refinanced a construction loan in the outstanding amount of approximately $13,835,973, which went into maturity default on October 12, 2021. The current mortgage loan, which was originated on October 29, 2021 repaid such prior loan in full.

See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Six (6) of the mortgaged properties (15.6%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Fifteen (15) of the mortgaged properties (8.9%) were acquired 12 months or less prior to the cut-off date (or, in one case, in July 2019) and have no or limited prior operating history and/or lack historical financial figures and information.

Four (4) of the mortgaged properties (3.0%) are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Realization

Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. An economic interest in the credit risk of the mortgage loans in this transaction is expected to be retained pursuant to risk retention regulations (as codified at 12 CFR Part 43) promulgated under Section 15G (“Regulation RR”), as an “eligible vertical interest” in the form of the Combined VRR Interest. Citi Real Estate Funding Inc. will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through the acquisition by Deutsche Bank AG, New York Branch (as a “majority-owned affiliate” of DBR Investments Co. Limited), of a portion of the Combined VRR Interest. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Citi Real Estate Funding Inc., as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.

None of the sponsors, the depositor, the issuing entity or any other party to this securitization transaction will retain a material net economic interest in this securitization transaction in accordance with any risk retention or due diligence or other requirements of the EU securitization regulation or the UK securitization regulation or to take any other action which may be required by EEA- or UK-regulated investors for the purposes of their compliance with any risk retention or due diligence requirements of the EU securitization regulation or the UK securitization regulation or similar requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could

Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans, the certificates and the Uncertificated VRR Interest may also be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services and KBRA Analytics, LLC;

●	The certificate administrator’s website initially located at https://sf.citidirect.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO mortgage loans) remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (excluding for the purposes of this calculation, the unpaid principal balance of the balance of the CX – 350 & 450 Water Street mortgage loan, but only if the option described above is exercised after the distribution date in December 2031), certain specified persons will have the option to purchase all of the mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates and the Uncertificated VRR Interest.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class S and Class R certificates) and the Uncertificated VRR Interest for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A, Class X-B and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates and the owners of the Uncertificated VRR Interest voluntarily participate in the exchange.

See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions

    of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder or any Uncertificated VRR Interest owner in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.

With respect to each of (i) the CX – 350 & 450 Water Street mortgage loan, which is comprised of promissory notes contributed to this securitization by German American Capital Corporation and JPMorgan Chase Bank National Association, and (ii) the Greenwich Office Park mortgage loan, which is comprised of promissory notes contributed to this securitization by German American Capital Corporation and Citi Real Estate Funding Inc., each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage loans (or a defaulted pari passu loan combination) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu loan combination’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu loan combination or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders, the Uncertificated VRR Interest owners and any related affected companion loan holder(s) (as a collective whole as if such certificateholders, such Uncertificated VRR Interest owners and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a loan combination that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).

If any mortgage loan that is part of a serviced loan combination becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s) (and, in the case of any serviced loan combination with a subordinate companion loan (if so provided in the related co-lender agreement), any related subordinate companion loan(s)), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced loan combination may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced loan combination during such time as such loan combination constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced loan combination with a subordinate companion loan, the related subordinate companion loan(s)) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a loan combination that constitutes a defaulted loan under the related outside servicing agreement.

Pursuant to the co-lender agreement with respect to any AB loan combination or pari-passu AB loan combination (except for any such loan combination as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Loan Combinations”.

In the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.

See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Loan Combinations”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement (or under a related REMIC declaration as described below) are set forth below:

●	The “Lower-Tier REMIC”, which will hold the mortgage loans and certain other assets of the issuing entity (excluding any post-anticipated repayment date excess interest) and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.

●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates and a REMIC regular interest that corresponds to the Combined VRR Interest excluding the right to receive excess interest (the “VRR REMIC regular interest”) as classes of regular interests in the upper-tier REMIC.

The portion of the issuing entity consisting of (i) collections of post-anticipated repayment date “excess interest” accrued on any mortgage loan with an anticipated repayment date and the related distribution account, beneficial ownership of which is represented by the Class S certificates and the Combined VRR Interest, and (ii) the VRR REMIC regular interest and distributions thereon, beneficial ownership of which is represented by the Combined VRR Interest, will be treated as a grantor trust for federal income tax purposes, as further described under “Material Federal Income Tax Consequences”.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.

It is anticipated, for federal income tax purposes, that the Class X-A certificates will be issued with original issue discount, and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C certificates will be issued at a premium.

See “Material Federal Income Tax Consequences”.

Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.

Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.

The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●

Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.

●

Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment.  Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.

●

Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self storage) may present additional risks.

●

Loan Concentration: Certain of the mortgage loans or groups of cross-collateralized mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans or groups may have a disproportionate impact on the performance of the certificates.

●

Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.

●

Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

●

Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents.

Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●

Significant Tenants:  Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.

●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.

●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.

●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.

●

Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.

●

Directing Holder and Companion Holders:  Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●

Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.

●

Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.

●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.

●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, resulting in a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020, which declaration was continued in effect beyond March 1, 2021 by the president of the United States. A significant number of countries and the majority of state governments in the United States also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. Although vaccines have been approved and more are in development, there can be no assurance as to the availability of vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have been loosening restrictions with the increased availability of vaccines, there can be no assurance as to when states will permit full resumption of economic activity, whether or when people will feel comfortable in fully resuming economic activity, that containment or other measures will be successful in limiting the spread of the virus (particularly in light of the loosening of stay-at-home orders and social distancing guidelines) or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments, including the federal government and state governments in the United States.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, as well as the global economy. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act), the effectiveness of such measures cannot be predicted. The United States economy has contracted as a result, and it is unclear when full economic expansion will be attained.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.

Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which have resulted in lengthier COVID-19 countermeasures than in other less-impacted regions.  However, as the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●

hospitality properties and casino properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;

●

retail properties, due to store closures, either government-mandated or voluntary, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;

●

self storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self storage tenant leases;

●

multifamily properties and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●

office properties, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations; and

●

properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in New York,  Oregon and Los Angeles County, among other jurisdictions, imposes temporary moratorium on foreclosures and other lender remedies. Any such measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate certain of the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the offered certificates after the closing date.

Commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, commercial and residential tenants at certain of the mortgaged properties have either sought, or are expected to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserve or that such reserves will be sufficient to pay all required insurance premiums.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions.  When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Certain Calculations and Definitions”, Annex A, Annex B and Annex C), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that any advances of payments made in respect of such mortgage loans would not be recoverable or the master servicer may determine that it is unable to make such advances given the severity of delinquencies (in this transaction or other transactions in which it has similar advancing obligations), which would result in shortfalls and likely losses on the offered certificates.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. See “Description of the Mortgage Pool—COVID-19 Considerations”.  We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments rather than for the specific purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the offered certificates.

In addition, servicers have reported an increase in borrower requests for relief as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties, which is described under “Description of the Mortgage Pool—COVID-19 Considerations”, as of the dates set forth in that section. We cannot assure you that such information is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future.  Such actions may lead to shortfalls and losses on the offered certificates.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts have closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may not be processed in such offices and courts until such offices and courts reopen and may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain representations and warranties with respect to the mortgage loans as set forth on Annex E-1A, Annex E-2A and Annex E-3A to this prospectus; however, absent a material breach of any such representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse.

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;

●	the market value of the applicable real property at or prior to maturity; and

●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and

●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties.

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	the characteristics of the neighborhood where the property is located;

●	the degree to which the subject property competes with other properties in the area;

●	the proximity and attractiveness of competing properties;

●	the existence and construction of competing properties;

●	the adequacy of the property’s management and maintenance;

●	tenant mix and concentration;

●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;

●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;

●	demographic factors;

●	customer confidence, tastes and preferences;

●	retroactive changes in building codes and other applicable laws;

●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and

●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;

●	an increase in the capital expenditures needed to maintain the property or make improvements;

●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;

●	an increase in vacancy rates;

●	a decline in rental rates as leases are renewed or replaced;

●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and

●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;

●	the creditworthiness of tenants;

●	the rental rates at which leases are renewed or replaced;

●	the percentage of total property expenses in relation to revenue;

●	the ratio of fixed operating expenses to those that vary with revenues; and

●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants.

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;

●	to fund repairs, replacements and capital improvements at the property; and

●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;

●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;

●	an increase in tenant payment defaults or any other inability to collect rental payments;

●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;

●	an increase in the capital expenditures needed to maintain the property or to make improvements;

●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and

●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure.  Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral.

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;

●	the creditworthiness of the tenants; and

●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance.

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●

the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus

●

the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

The Success of an Income-Producing Property Depends on Reletting Vacant Spaces.

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not.

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;

●	the availability of refinancing sources;

●	changes in governmental regulations, licensing or fiscal policy;

●	changes in zoning or tax laws; and

●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value.

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;

●	operating the property and providing building services;

●	managing operating expenses; and

●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,

●	reduce operating and repair costs, and

●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive.

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property.

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;

●	location;

●	type of business or services and amenities offered; and

●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;

●	has lower operating costs;

●	offers a more favorable location; or

●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information.  Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and

●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to

●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,

●	cover operating expenses, and

●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,

●	hotels and motels,

●	recreational vehicle parks, and

●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,

●	retail stores,

●	office buildings, and

●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property.  Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;

●	increases in interest rates and real estate tax rates; and

●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and

●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans.  For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;

●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;

●	the income capitalization method, which takes into account the property’s projected net cash flow; or

●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;

●	the replacement cost of a property may have little to do with its current market value; and

●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●

space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●

leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan.  Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the Charcuterie Artisans SLB mortgaged property (2.7%) and the Sara Lee Portfolio mortgaged properties (2.7%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property.  The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance.  To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure.  Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let.  Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful.  Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses.  We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;

●

the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;

●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;

●	the location of the property with respect to the central business district or population centers;

●	demographic trends within the metropolitan area to move away from or towards the central business district;

●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;

●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;

●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;

●	the quality and philosophy of building management;

●	access to mass transportation;

●	accessibility from surrounding highways/streets;

●	changes in zoning laws; and

●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses.  Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

Certain of the mortgaged properties contain life science laboratory and office buildings, leased to a tenant engaged in the life science industry. Properties with life science tenants have unique risk factors that may affect their performance, revenues and/or value. Life science tenants are subject to a number of risks unique to the life science industry, including (but not limited to): (i) high levels of regulation; (ii) failures in the safety and efficacy of their products; (iii) significant funding requirements for product research and development; and (iv) changes in technology, patent expiration, and intellectual property protection. Risks associated with life science laboratory buildings may affect the business, financial condition and results of operations of the related mortgaged property and such risks may adversely affect a life science tenant’s ability to make payments under its lease, and consequently, may materially adversely affect a borrower’s ability to make payments on the related mortgage loan.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;

●	the building’s age, condition and design, including floor sizes and layout;

●	access to public transportation and availability of parking; and

●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;

●	tax incentives; and

●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—

1.	availability of labor services,

2.	proximity to supply sources and customers, and

3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;

●	building design of the property, the desirability of which in a particular instance may depend on—

1.	ceiling heights,

2.	column spacing,

3.	number and depth of loading bays,

4.	divisibility,

5.	floor loading capacities,

6.	truck turning radius,

7.	overall functionality, and

8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and

●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,

●	factory outlet centers,

●	malls,

●	automotive sales and service centers,

●	consumer oriented businesses,

●	department stores,

●	grocery stores,

●	convenience stores,

●	specialty shops,

●	gas stations,

●	movie theaters,

●	fitness centers,

●	bowling alleys,

●	salons, and

●	dry cleaners.

A number of factors may affect the value and operation of a retail property.  Some of these factors include:

●	the strength, stability, number and quality of the tenants;

●	tenants’ sales;

●	tenant mix;

●	whether the property is in a desirable location;

●	the physical condition and amenities of the building in relation to competing buildings;

●

whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and

●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants.  Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,

●	grant a potential tenant a free rent or reduced rent period,

●	improve the condition of the property generally, or

●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;

●	perceptions regarding the safety, convenience and attractiveness of the property;

●	perceptions regarding the safety of the surrounding area;

●	demographics of the surrounding area;

●	the strength and stability of the local, regional and national economies;

●	traffic patterns and access to major thoroughfares;

●	the visibility of the property;

●	availability of parking;

●	the particular mixture of the goods and services offered at the property;

●	customer tastes, preferences and spending patterns; and

●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues.  Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants.  Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;

●	termination of an anchor tenant’s lease;

●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;

●

the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or

●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;

●	discount shopping centers and clubs;

●	catalogue retailers;

●	home shopping networks and programs;

●	internet web sites and electronic media shopping; and

●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;

●	the types of services or amenities offered at the property;

●	the location of the property;

●	distance from employment centers and shopping areas;

●	the characteristics of the surrounding neighborhood, which may change over time;

●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;

●	the ability of management to provide adequate maintenance and insurance;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●

the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;

●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;

●	the ability of management to respond to competition;

●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;

●

in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;

●

adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;

●	local factory or other large employer closings;

●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;

●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;

●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;

●	whether the property is subject to any age restrictions on tenants;

●	the extent to which increases in operating costs may be passed through to tenants; and

●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

●	require written leases;

●	require good cause for eviction;

●	require disclosure of fees;

●	prohibit unreasonable rules;

●	prohibit retaliatory evictions;

●	prohibit restrictions on a resident’s choice of unit vendors;

●	limit the bases on which a landlord may increase rent; or

●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

●	building design,

●	location and visibility,

●	tenant privacy,

●	efficient access to the property,

●	proximity to potential users, including apartment complexes or commercial users,

●	services provided at the property, such as security,

●	age and appearance of the improvements, and

●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The home owner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;

●	the ability of management to provide adequate maintenance and insurance;

●	the number of comparable competing properties in the local market;

●	the age, appearance, condition and reputation of the property;

●	whether the property is subject to any age restrictions on tenants;

●	the quality of management; and

●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,

●	cooperatively-owned apartment buildings,

●	condominium complexes, and

●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks.  These ordinances may limit rent increases to—

●	fixed percentages,

●	percentages of increases in the consumer price index,

●	increases set or approved by a governmental agency, or

●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;

●	medical offices;

●	skilled nursing facilities;

●	nursing homes;

●	congregate care facilities; and

●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;

●	retroactive rate adjustments;

●	administrative rulings;

●	policy interpretations;

●	delays by fiscal intermediaries; and

●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law.  They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;

●	facility inspections;

●	rate setting;

●	disruptions in payments;

●	reimbursement policies;

●	audits, which may result in recoupment of payments made or withholding of payments due;

●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;

●

patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and

●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals.  The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues.  Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions.  The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;

●	perceptions by prospective customers of safety, convenience, services and attractiveness;

●	the cost, quality and availability of food and beverage products;

●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;

●	changes in demographics, consumer habits and traffic patterns;

●	the ability to provide or contract for capable management; and

●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,

●	product,

●	price,

●	value,

●	quality,

●	service,

●	convenience,

●	location, and

●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,

●	more favorable locations,

●	more effective marketing,

●	more efficient operations, or

●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.  adversely affect the nature of the business, or

2.  require renovation, refurbishment, expansion or other expenditures;

●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and

●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Cooperatively-Owned Apartment Buildings

Some multifamily properties are owned or leased by cooperative corporations. In general, each shareholder in the corporation is entitled to occupy a particular apartment unit under a long-term proprietary lease or occupancy agreement.

A tenant/shareholder of a cooperative corporation must make a monthly maintenance payment to the corporation. The monthly maintenance payment represents a tenant/shareholder’s pro rata share of the corporation’s—

●    mortgage loan payments,

●    real property taxes,

●    maintenance expenses, and

●    other capital and ordinary expenses of the property.

These monthly maintenance payments are in addition to any payments of principal and interest the tenant/shareholder must make on any loans of the tenant/shareholder secured by its shares in the corporation.

A cooperative corporation is directly responsible for building maintenance and payment of real estate taxes and hazard and liability insurance premiums. A cooperative corporation’s ability to meet debt service obligations on a mortgage loan secured by, and to pay all other operating expenses of, the cooperatively owned property depends primarily upon the receipt of—

●    maintenance payments from the tenant/shareholders, and

●    any rental income from units or commercial space that the cooperative corporation might control.

A cooperative corporation may have to impose special assessments on the tenant/shareholders in order to pay unanticipated expenditures. Accordingly, a cooperative corporation is highly dependent on the financial well-being of its tenant/shareholders. A cooperative corporation’s ability to pay the amount of any balloon payment due at the maturity of a mortgage loan secured by the cooperatively owned property depends primarily on its ability to refinance the property. Additional factors likely to affect the economic performance of a cooperative corporation include—

●    the failure of the corporation to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make debt service payments on a mortgage loan secured by cooperatively owned property; and

●    the possibility that, upon foreclosure, if the cooperatively owned property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the ensuing rental property as a whole.

In a typical cooperative conversion plan, the owner of a rental apartment building contracts to sell the building to a newly formed cooperative corporation.  Shares are allocated to each apartment unit by the owner or sponsor. The current tenants have a specified period to subscribe at prices discounted from the prices to be offered to the public after that period. As part of the consideration for the sale, the owner or sponsor receives all the unsold shares of the cooperative corporation. In general the sponsor controls the corporation’s board of directors and management for a limited period of time.  If the sponsor of the cooperative corporation holds the shares allocated to a large number of apartment units, the lender on a mortgage loan secured by a cooperatively owned property may be adversely affected by a decline in the creditworthiness of that sponsor.

Many cooperative conversion plans are non-eviction plans. Under a non-eviction plan, a tenant at the time of conversion who chooses not to purchase shares is entitled to reside in its apartment unit as a subtenant from the owner of the shares allocated to that unit. Any applicable rent control or rent stabilization laws would continue to be applicable to the subtenancy. In addition, the subtenant may be entitled to renew its lease for an indefinite number of years with continued protection from rent increases above those permitted by any applicable rent control and rent stabilization laws. The owner/shareholder is responsible for the maintenance payments to the cooperative corporation without regard to whether it receives rent from the subtenant or whether the rent payments are lower than maintenance payments on the unit. Newly-formed cooperative corporations typically have the greatest concentration of non-tenant/ shareholders.

Churches and Other Religious Facilities

Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are often located in special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;

●	competition from other schools or cultural and educational institutions;

●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and

●

reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools.  Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest.  However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer.  Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and

●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors.  Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses.  The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans.  Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans.  Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, industrial, retail, mixed use and multifamily. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in Massachusetts, New York, New Jersey, California, Connecticut and Texas. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●

if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●

a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●

mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;

●

that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;

●	that the results of the environmental testing were accurately evaluated in all cases;

●

that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or

●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or

●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup.  In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint.  Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or

●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and

●

to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the landowner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation.  In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property.  Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the office and retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions.  Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the Uncertificated VRR Interest owners.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Eighteen (18) of the mortgaged properties (18.5%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 18.0%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on December 3, 2021. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Sponsor representation and warranty no. (16) (Insurance) on Annex E-1A to this prospectus, Sponsor representation and warranty no. (16) (Insurance) on Annex E-2A to this prospectus and Sponsor representation and warranty no. (18) (Insurance) on Annex E-3A to this prospectus and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,

●	riot, strike and civil commotion,

●	terrorism,

●	nuclear, biological or chemical materials,

●	revolution,

●	governmental actions,

●	floods and other water-related causes,

●	earth movement, including earthquakes, landslides and mudflows,

●	wet or dry rot,

●	mold,

●	vermin, and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	a title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. Further, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” above, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” and “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans” and “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related loan combinations, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or loan combination, if applicable) or at or around the time of the acquisition of the mortgage loan (or loan combination, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or loan combination) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or loan combination) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or loan combination) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or loan combination, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents. These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and

●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;

●	reduce monthly payments due under a mortgage loan;

●	change the rate of interest due on a mortgage loan; or

●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;

●	negligence resulting in a personal injury; or

●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;

●

the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or loan combination, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or loan combination, if applicable);

●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●

if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●

the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●

the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.

If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or

●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,

●	the exercise of those remedies would be inequitable or unjust, or

●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Risks of Anticipated Repayment Date Loans

Two (2) mortgage loans, secured by the CX -350 & 450 Water Street mortgaged property (9.9%) and the Novo Nordisk HQ mortgaged property (5.0%), respectively, each provide that, if after a certain date (referred to as an anticipated repayment date) the related borrower has not prepaid such mortgage loan in full, any principal outstanding after the related anticipated repayment date will accrue interest at an increased interest rate rather than the original mortgage loan interest rate for such mortgage loan. Generally, on each payment date from and after the anticipated repayment date for such mortgage loan up to and including the related maturity date, cash flow in excess of that required for debt service on such mortgage loan and any related companion loans (calculated based on the original mortgage loan interest rate), the funding of reserves, other amounts then due and payable under the related loan documents (other than “excess interest” described below), debt service due on any related mezzanine loan, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related mortgaged property or portfolio of mortgaged properties will be applied toward the payment of principal (without payment of a yield maintenance charge or other prepayment premium) of such mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the related borrower to repay such mortgage loan in full on its anticipated repayment date, a substantial payment would be required and such borrower has no obligation to do so. While interest at the original mortgage loan interest rate continues to accrue and be payable on a current basis on such mortgage loan after its related anticipated repayment date, payment of the additional interest that accrues by reason of the marginal increase in the interest rate on such mortgage loan after the anticipated repayment date (any such additional interest, “excess interest”) will generally (except for any portion thereof paid currently pursuant to the related loan documents) be deferred (or capitalized and deferred) until (and such deferred excess interest or such capitalized excess interest that has been deferred will itself accrue interest, if and to the extent permitted under applicable law and the related loan documents, and will generally be required to be paid only after) the outstanding principal balance of such mortgage loan has been paid in full, at which time the excess interest (or capitalized excess interest) that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the Combined VRR Interest, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or loan combination) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or loan combination) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Relating to Future Advances Under The Eddy Loan Combination

With respect to The Eddy loan combination (2.9%), the related loan documents entitle the borrower to obtain, on or before November 23, 2024, up to two future earnout advances in an aggregate amount of up to $10,000,000 from lenders other than the issuing entity, in each case subject to the borrower’s satisfaction of specified conditions that include a required minimum debt service coverage ratio, minimum debt yield and maximum loan-to-value ratio. If the borrower obtains the future earnout advance(s), the advance(s) would result in additional indebtedness secured by the related mortgaged property and there is no assurance that the debt service coverage ratio, debt yield or loan-to-value ratio were satisfied as a condition to the future earnout advance(s) will be maintained after the future earnout advance(s) are made. In this regard, each future earnout advance will be allocated pro rata (according to their respective maximum principal amounts) to (i) two senior earnout advance notes in an aggregate principal amount of up to approximately $4,777,778, which will be pari passu in right of payment with The Eddy mortgage loan (and will evidence pari passu companion loans), and (ii) two subordinate earnout advance notes in an aggregate principal amount of up to approximately $5,222,222, which will be pari passu in right of payment with the funded The Eddy subordinate companion loans (and will evidence additional subordinate companion loans). In addition, the additional indebtedness resulting from each future earnout advance, if any, will bear interest at a rate per annum, determined at the time of the advance, that may result in a blended interest rate on The Eddy mortgage loan and The Eddy pari passu companion loans (which are created by such future earnout advance) that may be higher than the interest rate on The Eddy mortgage loan, or a blended interest rate on The Eddy loan combination (including the companion loans resulting from the future advance) that may be higher than the blended interest rate on the currently-outstanding portion of The Eddy loan combination. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below.

In addition, if a future earnout advance lender fails to fund a future earnout advance when required under the related loan documents, there is a risk that the related borrower may default, or that the borrower may claim a right of offset against its obligations under The Eddy mortgage loan notwithstanding the borrower’s acknowledgment of the funding obligations as solely those of the future earnout advance lenders severally (and not those of any other lender). Under the related Co-Lender Agreement, a defaulting future earnout advance lender is required to indemnify the Trust for a loss suffered due to such future earnout advance lender’s failure to fund its pro rata portion (based on the maximum principal amount of such lender’s future earnout advance note) of a required future earnout advance to which the related borrower may become entitled and, under the Pooling and Servicing Agreement, the master servicer or the special servicer will be required to enforce the issuing entity’s rights under The Eddy co-lender agreement, as holder of The Eddy mortgage loan, to obtain reimbursement of such losses, claims, damages, costs or expenses from the related earnout advance lender, as and to the extent set forth in the pooling and servicing agreement. However, we cannot assure you that any such servicer will be successful in recovering any such losses, claims, damages, costs or expenses from a defaulting future earnout advance lender. In addition, we cannot assure you that the future earnout advance lenders will perform their future funding obligations (or related indemnification obligations) or that a failure of one or more future advance lenders to fund their portions of any required future earnout advance will not result in interruptions in payments, or in shortfalls or losses, on The Eddy mortgage loan.

The obligations to make future earnout advances under The Eddy loan combination are currently held by American General Life Insurance Company and The Variable Annuity Life Insurance Company, which also hold the funded subordinate companion loans in such loan combination; however, the related co-lender agreement permits the obligations to be transferred as described under “Description of the Mortgage Pool—The Loan Combinations—The Eddy Pari Passu-AB Loan Combination—Earnout Advances” herein.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Citi Real Estate Funding Inc., one of the sponsors, an originator, the retaining sponsor, an initial risk retention consultation party and an expected holder of Class VRR certificates, (ii) Citibank, N.A., the certificate administrator and custodian, and (iii) Citigroup Global Markets Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related loan combination. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Loan Combinations” for more information regarding the rights of any companion loan holder.

In addition, Citi Real Estate Funding Inc., as the retaining sponsor, and Deutsche Bank AG, New York Branch (as a “majority-owned affiliate” (as defined in Regulation RR) of DBR Investments Co. Limited, an originator), are each expected to hold a portion of the Combined VRR Interest as described in “Credit Risk Retention”; and Citi Real Estate Funding Inc. and Deutsche Bank AG, New York Branch are expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the parties by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or any party that can appoint a risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent a risk retention consultation party or a holder of a portion of the Combined VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a portion of the Combined VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a portion of the Combined VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), any risk retention consultation party or any holder of a portion of the Combined VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of such risk retention consultation party or such holder of a Combined VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that any of Citi Real Estate Funding Inc. or Deutsche Bank AG, New York Branch (in each case as the parties with the right to appoint a risk retention consultation party) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or loan combination or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or loan combination becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. In connection therewith, each of Citi Real Estate Funding Inc. (as the retaining sponsor, an expected holder of Class VRR certificates and an expected initial risk retention consultation party), and Deutsche Bank AG, New York Branch (as an expected holder of Class VRR certificates and an expected initial risk retention consultation party) is an Underwriter Entity that is expected to hold certificates as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a certificate (whether in connection with market-making activity or otherwise) or in its capacity as an owner of a portion of the Uncertificated VRR Interest will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced loan combination is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced loan combination, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or

●	as it relates to servicing and administration of any outside serviced loan combination under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced loan combination;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, an Uncertificated VRR Interest owner, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee and their respective affiliates are acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of a control termination event, (iv) has no consultation rights in connection with a serviced outside controlled loan combination unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced loan combinations, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders and the Uncertificated VRR Interest owners (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that RREF IV Debt AIV, LP (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will not have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced loan combination, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced loan combination. See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take actions with respect to the related serviced mortgage loan or serviced loan combination that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Loan Combinations”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Loan Combinations”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

However, if any mortgage loan becomes an “excluded controlling class mortgage loan” (i.e., a mortgage loan or loan combination with respect to which the controlling class representative or any controlling class certificateholder is a borrower party), the controlling class representative or any controlling class certificateholder that is a borrower party (each, as applicable, an “excluded controlling class holder”) will not be entitled to have access to any related “excluded information”, including any asset status reports, final asset status reports or any summaries related thereto (and any other information identified in the pooling and servicing agreement), with respect to such excluded controlling class mortgage loan. Although the pooling and servicing agreement will require (i) each excluded controlling class holder to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any related excluded information and (ii) the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder to certify and agree that they will not share any such excluded information with any excluded controlling class holder, we cannot assure you that any such excluded controlling class holder will not access, obtain, review and/or use, or the controlling class representative or any controlling class certificateholder that is not an excluded controlling class holder will not share with such excluded controlling class holder, such related excluded information in a manner that adversely impacts your offered certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class G and Class H certificates (the “B-Piece Buyer”) was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the Class G or Class H certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that RREF IV Debt AIV, LP (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced loan combinations as to which the controlling class representative is entitled to act as directing holder. The controlling class representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Loan Combination

With respect to each loan combination, the applicable directing holder, or an outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such loan combination and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such loan combination (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Loan Combinations” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered

Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. While we have been advised by the underwriters that one or more of them, or one or more of their affiliates, currently intend to make a market in the offered certificates, none of the underwriters has any obligation to do so, any market-making may be discontinued at any time, and we cannot assure you that an active secondary market for the offered certificates will develop. Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,

●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and

●	the characteristics and quality of the mortgage loans in the trust.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a loan combination with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related loan combination (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis; provided that with respect to the CX – 350 & 450 Water Street loan combination such amounts are generally applied sequentially in all cases. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See the discussions regarding mortgage loans that are part of AB loan combinations under “Description of the Mortgage Pool—The Loan Combinations”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of non-vertically retained principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of non-vertically retained principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or

●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or

●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or

●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of mortgage credit;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The

Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

In addition, with respect to the Class A-AB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-AB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-AB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and/or Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders and the Uncertificated VRR Interest owners, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders and the Uncertificated VRR Interest owners may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) after the occurrence and during the continuance of a consultation termination event, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced loan combination will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced loan combination as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced loan combination, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced loan combination. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, loan combination under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, loan combination serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, loan combination(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or any owner of the Uncertificated VRR Interest or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or any Uncertificated VRR Interest owner or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Loan Combination Could Adversely Affect Your Investment

With respect to each outside serviced loan combination, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.

●	With respect to any outside serviced loan combination, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced loan combination that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of offered certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.

Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced loan combination as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced loan combination (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;

●	limits modifications of payment terms of the subject underlying mortgage loan; and/or

●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or loan combination that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Citi Real Estate Funding Inc. in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to each of (i) the CX – 350 & 450 Water Street mortgage loan (9.9%), which is comprised of promissory notes contributed to this securitization transaction by German American Capital Corporation and JPMorgan Chase Bank, National Association and (ii) the Greenwich Office Park mortgage loan (6.3%), which is comprised of promissory notes contributed to this securitization transaction by German American Capital Corporation and Citi Real Estate Funding Inc., each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to any such mortgage loan, only one mortgage loan seller, and not the other, will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Realization on a Mortgage Loan That Is Part of a Serviced Loan Combination May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced loan combination were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted loan combination (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced loan combination. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu loan combination, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced loan combination, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled loan combination, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such loan combination by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such loan combination). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled loan combination will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled loan combination.

In connection with the servicing of a serviced pari passu loan combination, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu loan combination, and such recommended servicing actions could adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB loan combination, pursuant to the terms of the pooling and servicing agreement, if such serviced AB loan combination becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Loan Combinations”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced loan combination, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;

●	may act solely in its own interests, without regard to your interests;

●	does not have any duties to any other person, including the holders of any class of offered certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the Uncertificated VRR Interest owners and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily, a grantor trust that modifies a mortgage loan jeopardizes its tax status as a grantor trust, and a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC, and possibly a grantor trust, may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC or a grantor trust by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

The IRS has also issued Revenue Procedure 2020-26 easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC or grantor trust by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower, between March 27, 2020 and December 31, 2020, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. The IRS subsequently issued Revenue Procedure 2021-12 which extends the December 31, 2020 expiration date for the safe harbors under Revenue Procedure 2020-26 until September 30, 2021. Under these revenue procedures, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), (c) do not result in a deemed reissuance of related REMIC regular interests and (d) do not manifest a power to vary the investment of an investment trust under Treasury Regulations Section 301.7701-4(c). The time period covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) has lapsed and it is unclear whether the IRS will further extend the application of Revenue Procedure 2020-26 or issue new guidance for forbearances granted after September 30, 2021. Accordingly, the master servicer or the special servicer may grant certain forbearances (and engage in related modifications) with respect to a Mortgage Loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the Mortgage Loan, and likewise on one or more classes of offered certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC or grantor trust restrictions as well as any potential changes to the tax rules governing REMICs or grantor trusts.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your offered certificates;

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and

●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.

●	EU legislation comprising Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and related regulatory technical standards and implementing technical standards imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.

●	UK legislation comprising Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (as amended, the “UK Securitization Regulation”) and certain related technical standards imposes certain requirements (the “UK Due Diligence Requirements”) with respect to “institutional investors” (as defined in the UK Securitization Regulation), being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b)

occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) alternative investment fund managers as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in Section 236A of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; and (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of EUWA; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”. Certain temporary transitional arrangements are in effect, pursuant to directions made by the relevant UK regulators, with regard to the UK Due Diligence Requirements. Under such arrangements, until March 31, 2022, subject to applicable conditions and in certain respects, a UK Institutional Investor may be permitted to comply with a provision of the EU Securitization Regulation to which it would have been subject before the UK Securitization Regulation came into effect, in place of a corresponding provision of the UK Securitization Regulation.

●	In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations”; (b) the EU Due Diligence Requirements and the UK Due Diligence Requirements are referred to together as the “SR Due Diligence Requirements”; (c) EU Institutional Investors and UK Institutional Investors are referred to together as “SR Institutional Investors”; and (d) a reference to the “applicable” Securitization Regulation or SR Due Diligence Requirements means, in relation to any SR Institutional Investor, as the case may be, the Securitization Regulation or the SR Due Diligence Requirements to which such SR Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.

●	In the case of a securitization in respect of which (as in the case of this securitization transaction) each of the originator, the original lender, the sponsor and the securitization special purpose entity (as each such term is defined in the applicable Securitization Regulation) is established in a third country, an SR Institutional Investor is permitted by the applicable SR Due Diligence Requirements to invest in such securitization only if (amongst other things): (i) in each case, it has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest in the relevant securitization which, in any event, shall not be less than 5%, determined in accordance with Article 6 of the applicable Securitization Regulation, and discloses the risk retention to investors; (ii) in the case of an EU Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation, in accordance with the frequency and modalities provided for in such Article 7; (iii) in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and (iv) in each case, it has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

●	Failure to comply with the applicable SR Due Diligence Requirements may result in various penalties including, in the case of an SR Institutional Investor subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant SR Institutional Investor.

●	Certain aspects of the SR Due Diligence Requirements and what is or will be required to demonstrate compliance to regulators remain unclear. Prospective investors should make themselves aware of the SR Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the Certificates.

●	Prospective investors should be aware that none of the depositor, the underwriters, the originators, the sponsors, the issuing entity or their respective affiliates will retain a material net economic interest in this securitization transaction, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such party will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any SR Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the SR Due Diligence Requirements.

●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be subject to any SR Due Diligence Requirements. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.

●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.

●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”

●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for this securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any subservicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;

●	you may have only limited access to information regarding your offered certificates;

●	you may suffer delays in the receipt of payments on your offered certificates; and

●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates and the Uncertificated VRR Interest will be Benchmark 2021-B31 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 57 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $1,496,650,164 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in December 2021 (or, in the case of any Mortgage Loan that has its first due date subsequent to December 2021, the date that would have been its due date in December 2021 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Twelve (12) Mortgage Loans (collectively 41.5%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Loan Combination”). A Loan Combination consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity. If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Loan Combination may be referred to in this prospectus as a “Pari Passu Loan Combination”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Loan Combination may be referred to in this prospectus as an “AB Loan Combination”. If a Loan Combination includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Loan Combination may be referred to in this prospectus as a “Pari Passu-AB Loan Combination” and the discussions in this prospectus regarding both Pari Passu Loan Combinations and AB Loan Combinations will be applicable to such Loan Combination. The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Loan Combination are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Loan Combinations” below for more information regarding the identity of, and certain other information regarding, the Loan Combinations, as well as rights of the holders of the Companion Loans and the servicing and administration of the Loan Combinations that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc. (“CREFI”)	28 (the “CREFI Mortgage Loans”)(1)	$587,531,014	39.3%
German American Capital Corporation (“GACC”)	12 (the “GACC Mortgage Loans”)(1)(2)	294,255,000	19.7
JPMorgan Chase Bank, National Association (“JPMCB”)	9 (the “JPMCB Mortgage Loans”)(2)	262,300,000	17.5
GACC / JPMCB	1(3)	148,140,816	9.9
Goldman Sachs Mortgage Company (“GSMC”)	6 (the “GSMC Mortgage Loans”)	110,423,334	7.4
GACC / CREFI	1(4)	94,000,000	6.3
Total	57	$1,496,650,164	100.0%

(1)	Except as otherwise indicated, references to: (i) “CREFI Mortgage Loan(s)” also include the CREFI Greenwich Office Park Note (as defined below); and (ii) “GACC Mortgage Loan(s)” also include the GACC Greenwich Office Park Note (as defined below).

(2)	Except as otherwise indicated, references to: (i) “GACC Mortgage Loan(s)” also include the GACC CX – 350 & 450 Water Street Notes (as defined below); and (ii) “JPMCB Mortgage Loan(s)” also include the JPMCB CX – 350 & 450 Water Street Note (as defined below).

(3)	The CX – 350 & 450 Water Street Mortgage Loan (9.9%) is part of a loan combination as to which separate notes are being sold by GACC and JPMCB. The CX – 350 & 450 Water Street loan combination was co-originated by DBR Investments Co. Limited, JPMCB, Bank of America, National Association and 3650 Cal Bridge Lending, LLC. The CX – 350 & 450 Water Street Mortgage Loan is evidenced by four (4) promissory notes: (i) notes A-1-2, A-1-4 and A-1-9, with an aggregate Cut-off Date Balance of $124,161,224, as to which GACC is acting as mortgage loan seller (the “GACC CX – 350 & 450 Water Street Notes”) and (ii) note A-3-3, with a Cut-off Date Balance of $23,979,592, as to which JPMCB is acting as mortgage loan seller (the “JPMCB CX – 350 & 450 Water Street Note”).

(4)	The Greenwich Office Park mortgage loan (6.3%) is comprised of separate notes that are being sold by GACC and CREFI. The Greenwich Office Park Mortgage Loan was co-originated by DBR Investments Co. Limited and CREFI, and the Greenwich Office Park Mortgage Loan is evidenced by two (2) promissory notes: (i) note A-1 with a Cut-off Date Balance of $56,400,000, as to which GACC is acting as mortgage loan seller (the “GACC Greenwich Office Park Note”); and (ii) note A-2 with a Cut-off Date Balance of $37,600,000, as to which CREFI is acting as mortgage loan seller (the “CREFI Greenwich Office Park Note”).

The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Citi Real Estate Funding Inc.(1).	Citi Real Estate Funding Inc.	28	$578,531,014	39.3%
DBR Investments Co. Limited(2)	German American Capital Corporation(3)	12	294,255,000	19.7
JPMorgan Chase Bank, National Association	JPMorgan Chase Bank, National Association	9	262,300,000	17.5
DBR Investments Co. Limited / JPMorgan Chase Bank, National Association(4)	German American Capital Corporation/ JPMorgan Chase Bank, National Association(4)	1	148,140,816	9.9
Goldman Sachs Bank USA	Goldman Sachs Mortgage Company(5)	6	110,423,334	7.4
DBR Investments Co. Limited / Citi Real Estate Funding Inc.(6)	German American Capital Corporation / Citi Real Estate Funding Inc(6).	1	94,000,000	6.3
	Total	57	$1,496,650,164	100.0%

(1)	The TLR Portfolio Mortgage Loan (3.2%) is part of a Loan Combination that was co-originated by CREFI and LMF Commercial LLC.

(2)	The Eddy Mortgage Loan (2.9%) is part of a Loan Combination that was originated by DBR Investments Co. Limited, American General Life Insurance Company and The Variable Annuity Life Insurance Company.

(3)	GACC has acquired or will acquire the Mortgage Loans or portions thereof that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the Closing Date.

(4)	The CX – 350 & 450 Water Street mortgage loan (9.9%) is part of a loan combination as to which separate notes are being sold by JPMCB and GACC. The CX – 350 & 450 Water Street loan combination was co-originated by DBR Investments Co. Limited, JPMCB, Bank of America, National Association and 3650 Cal Bridge Lending, LLC. The CX – 350 & 450 Water Street mortgage loan is evidenced by four (4) promissory notes: (i) notes A-1-2, A-1-4 and A-1-9, with an aggregate outstanding principal balance of $124,161,224 as of the cut-off date, as to which GACC is acting as mortgage loan seller and (ii) notes A-3-3, with an aggregate outstanding principal balance of $23,979,592 as of the cut-off date, as to which JPMCB is acting as mortgage loan seller.

(5)	Goldman Sachs Mortgage Company has acquired or will acquire the Mortgage Loans or portions thereof that were originated or co-originated by Goldman Sachs Bank USA on or prior to the Closing Date.

(6)	The Greenwich Office Park mortgage loan (6.3%) is comprised of separate notes that are being sold by GACC and CREFI. The Greenwich Office Park mortgage loan was co-originated by DBR Investments Co. Limited and CREFI, and the Greenwich Office Park mortgage loan is evidenced by two (2) promissory note(s): (i) note A-1 with a Cut-off Date Balance of $56,400,000, as to which GACC is acting as mortgage loan seller; and (ii) note A-2 with a Cut-off Date Balance of $37,600,000, as to which CREFI is acting as mortgage loan seller.

Citi Real Estate Funding Inc., Goldman Sachs Bank USA, DBR Investments Co. Limited and JPMCB are referred to in this prospectus as originators.

Citigroup Commercial Mortgage Securities Inc. (the “Depositor”) will acquire the Mortgage Loans from each of CREFI, GSMC, GACC and JPMCB (collectively, the “Sponsors”) on or about December 22, 2021 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Loan Combination, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Greenwich Office Park Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Loan Combination may be identified in this prospectus by name (for example, the Greenwich Office Park Mortgage Loan or the Loan Combination); when that occurs, we are referring to the Mortgage Loan or Loan Combination, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a Greenwich Office Park Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, Greenwich Office Park) is combined with any Loan Combination-related defined term (for example, Greenwich Office Park Companion Loan

Holder), reference is being made to such combined term (for example, “Greenwich Office Park Companion Loan Holder”) as it relates to that particular Split Mortgage Loan or the related Loan Combination as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related Mortgaged Properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Loan Combination secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Loan Combination principal balance. Information presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2021 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to December 2021, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of December 2021); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period. Additionally, with respect to The Eddy Mortgage Loan (2.9%), which provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus, the Annual Debt Service is calculated based on the aggregate debt service during the 12-month period commencing January 1, 2027.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than six (6) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to the CX – 350 & 450 Water Street Mortgage Loan (9.9%), the Appraised Value of the Mortgaged Property represents the “Prospective Market Value Upon Completion & Stabilization” of $1,954,000,000 as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56 million for the 350 Water Street building and approximately $80 million for the 450 Water Street building are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Mortgaged Property. The “as-is” appraised value as of September 8, 2021 is $1,778,000,000.

●	With respect to the TLR Portfolio Mortgage Loan (3.2%), the aggregate Appraised Value of the Mortgaged Properties is the “As-Portfolio” value of $127,000,000 as of October 13, 2021 which assumes that all of the TLR Portfolio Mortgaged Properties would be sold together as a portfolio. The aggregate “as-is” appraised value October 13, 2021 was $123,500,000.

●	With respect to The Eddy Mortgage Loan (2.9%), the Appraised Value of the Mortgaged Property represents the “As Stabilized” value of $141,300,000, which assumes the stabilized operation of the Mortgaged Property (including expiration of $1,194,105 of rent concessions) as of October 1, 2022. The “as is” appraised value as of October 13, 2021 is $140,100,000.

●	With respect to the Hyde Park Gardens Cooperative Mortgage Loan (2.2%), the “as is” appraised value of the Mortgaged Property of $169,000,000 includes the “extraordinary” assumption that the units could achieve rents commensurate with comparable non-rent stabilized buildings should the cooperative corporation be de-converted.

●	With respect to the 223 Quaker Road Mortgage Loan (1.2%), the Appraised Value of the Mortgaged Property represents the “As Stabilized” value of $27,500,000 as of March 1, 2022 and which assumes the subject property achieves stabilization. The “as-is” appraised value of the Mortgaged Property as of September 13, 2021 is $26,700,000.

●	With respect to the 8900 South Congress Avenue Mortgage Loan (0.7%), the Appraised Value of the Mortgaged Property represents the “Prospective Market Value Upon Stabilization” of $16,000,000 as of April 15, 2022, which includes rents under two leases that commence in February and April 2022. The “as is” appraised value as of October 15, 2021 is $15,600,000.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Loan Combination), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;

●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Cut-off Date Balance of the applicable Crossed Group, divided by the aggregate Appraised Values of the related Mortgaged Properties; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

With respect to The Eddy Mortgage Loan, the calculation of the Cut-Off Date LTV Ratio does not take into account any future earnout advances. See “Description of the Mortgage Pool—Additional Indebtedness—Future Advance Loan” and footnote (4) to the chart entitled “Loan Combination Summary” under “Description of the Mortgage Pool—The Loan Combinations—General” for further information on certain statistics related to The Eddy Mortgage Loan and the Eddy Loan Combination and the funding of the future earnout advances.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
CX – 350 & 450 Water Street	9.9%	41.7%	$1,954,000,000	45.8%	$1,778,000,000
TLR Portfolio	3.2%	65.4%	$127,000,000	67.2%	$123,500,000
The Eddy	2.9%	30.4%	$141,300,000	30.7%	$140,100,000
233 Quaker Road	1.2%	65.0%	$27,500,000	66.9%	$26,700,000
8900 South Congress Avenue	0.7%	65.6%	$16,000,000	67.3%	$15,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group.

With respect to The Eddy Mortgage Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not take into account any future earnout advances.

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and

●	with respect to any Crossed Group, such term means the aggregate Underwritten Net Operating Income produced by the related Mortgaged Properties, divided by the aggregate Cut-off Date Balance of the applicable Crossed Group.

With respect to The Eddy Mortgage Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not take into account any future earnout advances. See “Description of the Mortgage Pool—Additional Indebtedness—Future Advance Loan” and footnote (4) to the chart entitled “Loan Combination Summary” under “Description of the Mortgage Pool—The Loan Combinations—General” for further information on certain statistics related to The Eddy Mortgage Loan and the Eddy Loan Combination and the funding of the future earnout advances.

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise; and

●	with respect to any Crossed Group, such term means the ratio of the aggregate Underwritten Net Cash Flow produced by the related Mortgaged Properties, to the aggregate Annual Debt Service of the applicable Crossed Group.

With respect to The Eddy Mortgage Loan (2.9%), which provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus, the Annual Debt Service is calculated based on the aggregate debt service on the Mortgage Loan during the 12-month period commencing January 1, 2027. In addition, with respect to The Eddy Mortgage Loan, the calculation of DSCR does not take into account any future earnout advances. See “Description of the Mortgage Pool—Additional Indebtedness—Future Advance Loan” for certain DSCR requirements related to future advances on the Eddy Loan Combination.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);

●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated;

●	with respect to any Crossed Group, such term means the ratio, expressed as a percentage, of the aggregate Balloon Balance of the applicable Crossed Group divided by the aggregate Appraised Value of the related Mortgaged Properties; and

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:

Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
CX – 350 & 450 Water Street	9.9%	41.7%	$1,954,000,000	45.8%	$1,778,000,000
TLR Portfolio	3.2%	65.4%	$127,000,000	67.2%	$123,500,000
The Eddy	2.9%	27.1%	$141,300,000	27.3%	$140,100,000
233 Quaker Road	1.2%	65.0%	$27,500,000	66.9%	$26,700,000
8900 South Congress Avenue	0.7%	51.8%	$16,000,000	53.1%	$15,600,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

With respect to The Eddy Mortgage Loan, the calculation of the Maturity Date/ARD LTV Ratio does not take into account any future earnout advances. See “Description of the Mortgage Pool—Additional Indebtedness—Future Advance Loan” and footnote (4) to the chart entitled “Loan Combination Summary” under “Description of the Mortgage Pool—The Loan Combinations—General” for further information on certain statistics related to The Eddy Mortgage Loan and the Eddy Loan Combination and the funding of the future earnout advances.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units, or Pads / or Beds, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, industrial, retail, self-storage and mixed use (to the extent the related Mortgaged Property includes office, retail, industrial or self storage space), properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Loan Combination, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units” or “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property operated as a student housing property, the number of apartments, or (c) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$1,496,650,164
Number of Mortgage Loans	57
Number of Mortgaged Properties	97
Number of Crossed Groups	1
Crossed Groups as a percentage of Initial Pool Balance	1.6%
Range of Cut-off Date Balances	$1,600,000 to $148,140,816
Average Cut-off Date Balance	$26,257,020
Range of Mortgage Rates	2.45500% to 5.88700%
Weighted Average Mortgage Rate	3.40504%
Range of original terms to Maturity Date/ARD(2)	60 months to 120 months
Weighted average original term to Maturity Date/ARD(2)	113 months
Range of Cut-off Date remaining terms to Maturity Date/ARD(2)	59 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD(2)	113 months
Range of original amortization terms(3)	360 months to 480 months
Weighted average original amortization term(3)	375 months
Range of remaining amortization terms(3)	356 months to 480 months
Weighted average remaining amortization term(3)	374 months
Range of Cut-off Date LTV Ratios(4)(5)(6)	12.5% to 70.2%
Weighted average Cut-off Date LTV Ratio(4)(5)(6)	54.9%
Range of Maturity Date/ARD LTV Ratios(2)(4)(5)(6)	10.6% to 68.1%
Weighted average Maturity Date/ARD LTV Ratio(2)(4)(5)(6)	53.4%
Range of UW NCF DSCR(4)(5)(7)(8)	1.37x to 8.95x
Weighted average UW NCF DSCR(4)(5)(7)(8)	2.89x
Range of Debt Yield on Underwritten NOI(4)(5)(8)	7.4% to 36.6%
Weighted average Debt Yield on Underwritten NOI(4)(5)(8)	11.2%
Percentage of Initial Pool Balance consisting of:
Interest Only	66.1%
Interest Only – ARD	14.9%
Interest Only, then Amortizing Balloon	11.4%
Amortizing Balloon	7.6%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	34.4%
Mortgage Loans with mezzanine debt	0.0%
Mortgage Loans with subordinate debt	17.0%
Mortgage Loans with mezzanine debt and subordinate debt	0.0%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the related anticipated repayment date.

(3)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.

(4)	With respect to mortgage loans that are cross-collateralized and cross-defaulted with one or more other mortgage loans, the Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI of those mortgage loans are presented in the aggregate based on all the loans in the cross-collateralized group unless otherwise indicated.

(5)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a loan combination, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future. With respect to The Eddy mortgage loan (2.9%), the Cut-off Date LTV Ratio, Maturity/ARD Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI do not include future earnout advances of up to $10,000,000 that may be made under the related loan combination, and will be allocated between pari passu companion loan notes and subordinate companion loan notes in the same proportion as the Cut-off Date balance of The Eddy loan combination is allocated between The Eddy mortgage loan and The Eddy subordinate companion loans. Assuming the future earnout advance is fully advanced, and taking into account only the portion of the future earnout advance that pays pro rata with The Eddy mortgage loan, (i) based on the “as stabilized” Appraised Value for The Eddy mortgaged property, the Cut-off Date LTV Ratio of The Eddy mortgage loan is 33.8%, and (ii) the Debt Yield on Underwritten NOI for The Eddy mortgage loan is 13.0%.

(6)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 55.4% and 53.9%, respectively.

(7)	The UW NCF DSCR for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the annual debt service that would be in effect for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(8)	With respect to The Eddy mortgage loan (2.9%), which provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus, the UW NCF DSCR of such mortgage loan is calculated based on the aggregate debt service during the 12-month period commencing January 1, 2027.

(9)	The Debt Yield on Underwritten NOI for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be), and the Debt Yield on Underwritten NCF for each mortgage loan or group of cross-collateralized mortgage loans (as the case may be) is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan or group of cross-collateralized mortgage loans (as the case may be); provided, that with respect to any mortgage loan or group of cross-collateralized mortgage loans (as the case may be) with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan or group of cross-collateralized mortgage loans (as the case may be) may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Loan Combination(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes forty-five (45) Mortgage Loans (81.0%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, five (5) Mortgage Loans (11.4%) that pay interest-only for a portion of their respective terms and seven (7) Mortgage Loans (7.6%) that pay principal and interest for their entire terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	18	$448,968,916	30.0%
Suburban	14	328,618,916	22.0
CBD	2	93,550,000	6.3
Medical	2	26,800,000	1.8
Mixed Use	10	$278,955,171	18.6%
Office/Lab	1	148,140,816	9.9
Office/Retail	6	119,001,102	8.0
Multifamily/Retail	2	6,694,152	0.4
Retail/Multifamily	1	5,119,101	0.3
Multifamily	23	$277,465,001	18.5%
Garden	12	122,710,022	8.2
Mid Rise	6	77,762,290	5.2
Cooperative	2	67,592,688	4.5
Student Housing	2	7,000,000	0.5
Low Rise	1	2,400,000	0.2
Retail	17	$257,041,077	17.2%
Anchored	12	235,168,282	15.7
Single Tenant	4	17,772,795	1.2
Unanchored	1	4,100,000	0.3
Industrial	19	$194,660,000	13.0%
Warehouse/Distribution	10	91,930,000	6.1
Flex	3	51,600,000	3.4
Cold Storage	2	21,485,604	1.4
Manufacturing	3	21,264,396	1.4
Warehouse	1	8,380,000	0.6
Manufactured Housing	1	$18,500,000	1.2%
Other	2	$14,400,000	1.0%
Leased Fee	1	12,000,000	0.8
Child Care Facility	1	2,400,000	0.2
Self Storage	7	$6,660,000	0.4%
Total	97	$1,496,650,164	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.

With respect to all the property types listed above, the borrowers with respect to the Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers with respect to the Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” and “—COVID-19 Considerations” below.

Office Properties

Eighteen (18) office properties (30.0%) secure, in whole or in part, fifteen (15) (35.4%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—

Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the One Memorial Drive Mortgage Loan (4.2%), the Mortgaged Property contains a café that is leased to an affiliate of the borrower, which affiliate is or intends to be a taxable real estate investment trust subsidiary under Section 856(l) of the Internal Revenue Code of 1986 (a “TRS”). Furthermore, the Mortgage Loan documents permit further TRS transactions, provided, among other conditions set forth in the Mortgage Loan documents, (a) the TRS entity executes a joinder to the Mortgage Loan documents (other than the promissory note) agreeing to be bound by all of the terms of the Mortgage Loan documents and (b) the terms and conditions under the TRS lease are subordinate to the Mortgage Loan documents.

With respect to the 435 North Roxbury Mortgage Loan (1.6%), the third largest tenant, which leases 6.1% of net rentable area and represents 6.0% of gross potential rent, accumulated a delinquent balance of approximately $354,000 while the Mortgaged Property was managed by a previous property manager. A new property manager was retained in May 2020, and a repayment agreement was signed in August 2020, pursuant to which the tenant repaid $100,000, and was required in addition to make a monthly payment of $4,000 (totaling $188,000) through July 2024. The remaining balance of approximately $66,000 will be waived provided that there is no event of default under the repayment agreement.

With respect to the Intuitive Surgical Sunnyvale Mortgage Loan (1.4%), the sole tenant at the related Mortgaged Property, Intuitive Surgical, has received approval from the Sunnyvale Planning Commission on a 1.21 million square foot office campus development in Sunnyvale, California, where the Mortgaged Property is located. The sole tenant’s lease expires in May 2027, prior to the 2031 maturity date of the Mortgage Loan.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property. For example, with respect to the Greenwich Office Park Mortgage Loan (6.3%), the related borrower sponsor (or affiliates thereof) currently owns another office property within a five-mile radius which competes with the related Mortgaged Property.

Industrial Properties

Nineteen (19) industrial properties (13.0%) secure, in whole or in part, nine (9) (8.7%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties” and “—Data Centers”.

Retail Properties

Seventeen (17) retail properties (17.2%) secure, in whole or in part, fifteen (15) (19.3%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

With respect to the Southlake Center Mortgage Loan (1.3%), there is approximately $1,324,413 of base rent and additional rent relating to the Mortgaged Property that is over 60 days past due. In addition, 16.3% of net rentable area and 20.8% of gross potential rent is represented by tenants that have short term leases or are month-to-month tenants, and 29.0% of net rentable area and 19.4% of gross potential rent is represented by a call center tenant. The Mortgaged Property twice secured other securitized mortgage loans that previously went into default, most recently an approximately $47 million loan that went into maturity default in 2019 (the “2019 Loan”). The borrower under the 2019 Loan sold the Mortgaged Property to the borrower under the current Mortgage Loan (the “Current Southlake Borrower”) for $45,300,000, and the lender under the 2019 Loan agreed to provide a $37,000,000 acquisition loan to the Current Southlake Borrower. In January 2020, the Current Southlake Borrower was informed that its then lender was marketing its acquisition loan, and the Current Southlake Borrower obtained the right to repurchase such acquisition loan (i.e. effect a discounted payoff of its loan) for a price of $30,000,000, which it later negotiated to $22,000,000 in March 2020, after the onset of the COVID-19 pandemic. The current Mortgage Loan has an original principal balance of $19,975,000.

With respect to the 8900 South Congress Avenue Mortgage Loan (0.7%), the largest tenant, Gold’s Gym, which leases 68.1% of the net rentable square footage at the Mortgaged Property went through a bankruptcy proceeding in 2020, during the COVID-19 pandemic.

Self Storage Properties

Seven (7) self storage properties (0.4%) secure one (1) (0.4%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Multifamily Properties

Twenty-three (23) multifamily properties (18.5%) secure, in whole or in part, fourteen (14) (19.6%) of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

With respect to The Eddy Mortgage Loan (2.9%), the Mortgaged Property is newly constructed. According to the appraisal, the borrower offered substantial concessions to tenants during the lease up period. The appraisal states that based on information provided by the borrower, there is approximately $1,194,105 worth of remaining concessions that remain from the initial lease up of the Mortgaged Property. The appraised value, underwritten net operating income and underwritten net cash flow for the Mortgaged Property, and related loan-to-value ratios, debt service coverage ratios and debt yields set forth in this prospectus, exclude such concessions and assume all tenants are paying full rent. At origination, an interest reserve in the amount of $1,966,090 was deposited with the lender. The interest reserve amount is required to be disbursed to the borrower from time to time in an amount such that the amount remaining in such interest reserve after such disbursement, when added to the annualized trailing one month’s net operating income (calculated as set forth in the loan documents) would be sufficient to achieve a debt service coverage ratio of 1.00x (assuming a 25-year amortization schedule, including during any interest only period) on the related Loan Combination.

With respect to the JMT Chicago Multi Portfolio Mortgage Loan (2.8%), 11 of the 47 units at the Washington Mortgaged Property are required to be leased to low income tenants.

With respect to the Hyde Park Gardens Cooperative Mortgage Loan (2.2%), 88 of the 746 units are rent regulated.

With respect to the Junction 4121 Mortgage Loan (1.2%), five of the 41 multifamily units comprising the related Mortgaged Property are designated as affordable rent restricted units for extremely low income households pursuant to an affordable housing agreement (the “LAHCID Agreement”) with the Los Angeles Housing and Community Investment Department (the “LAHCID”) and the City of Los Angeles. Pursuant to the LAHCID Agreement, which expires in 2073, the maximum monthly rent to be paid by an eligible household per rent restricted unit may not exceed 30% of the net County of Los Angeles median income, as established by the LAHCID from time to time.

With respect to The Colony Cooperative Mortgage Loan (2.3%) and the Hyde Park Gardens Cooperative Mortgage Loan (2.2%), the related borrowers are cooperative housing corporations. Residential cooperatives are generally organized and operated as not-for-profit entities that set maintenance fees to cover current expenses and plan for future capital needs.

With respect to the Maize & Blue 2 Pack Mortgage Loan (0.5%), the related Mortgaged Properties are primarily leased to undergraduate and graduate students as student housing.

Mixed Use Properties.

Ten (10) mixed use properties (18.6%) secure, in whole or in part, seven (7) (21.0%) of the Mortgage Loans.

With respect to the 40 Gansevoort Mortgage Loan (3.0%), the related borrower sponsor (or affiliates thereof) owns competing properties within a five mile radius of the Mortgaged Property.

With respect to the Greystone Lofts Mortgage Loan (1.2%), approximately 3.1% of the net rentable square footage is comprised of temporary or month-to-month tenants. Additionally, the related borrower sponsor (or affiliates thereof) owns competing properties within a five mile radius of the Mortgaged Property.

Each of the mixed use properties has one or more office, retail and/or multifamily components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—General—Retail Properties” and “—General—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Land (Leased Fee) Properties

One (1) Mortgage Loan (0.8%) is secured by the fee interest, but not the improvements (subject to the provisions of the related ground lease) in one (1) Mortgaged Property. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

Manufactured Housing Community Properties

One (1) manufactured housing community property (1.2%) secures, in whole or in part, one (1) (1.2%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

With respect to the Westward Ho Mortgage Loan (1.2%), more than 75% of the pad sites are leased out to tenants on a month-to-month (or shorter) basis.

Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Restaurant(1)	4	3.5%
Theater(2)	1	2.0%
Grocery(3)	2	4.9%
Entertainment Venue(4)	2	2.9%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(5)	8	25.9%
Gym, fitness center, spa, salon, pool or health club(6)	2	2.7%
School, educational facility and/or beauty and cosmetology school(7)	1	1.0%
Bank branch(8)	1	0.7%

(1)	Includes the following Mortgaged Properties: 8900 South Congress Avenue, Memphis Industrial Portfolio – 4219 Air Trans Road, In-Rel 4 Portfolio – 50 Penn Place and 87-10 Northern Boulevard.

(2)	Includes the following Mortgaged Properties: The Veranda.

(3)	Includes the following Mortgaged Properties: La Encantada and Junction 4121.

(4)	Includes the following Mortgaged Properties: The Veranda and Franklin Square.

(5)	Includes the following Mortgaged Properties: CX – 350 & 450 Water Street – 350 Water Street, Novo Nordisk HQ, Greenwich Office Park, 435 N Roxbury, 8900 South Congress, Junction 4121, Fresenius Medical Center Melbourne and 87-10 Northern Boulevard.

(6)	Includes the following Mortgaged Properties: The Veranda and 8900 South Congress Avenue.

(7)	Includes the following Mortgaged Properties: 87-10 Northern Boulevard.

(8)	Includes the following Mortgaged Properties: 8900 South Congress Avenue.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Audubon Crossings & Commons Mortgaged Property (1.3%), a tenant operates an automobile repair shop on site.

With respect to the Lake Drive Plaza Mortgage Loan (0.9%) and the Shoppes of Mason Mortgage Loan (0.5%) the related Mortgaged Property has a gas station on site.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$148,140,816	9.9%
Five (5) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$438,790,816	29.3%
Ten (10) Largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan)	$688,890,816	46.0%
Largest Related-Borrower Concentration(1)	$218,140,816	14.6%
Next Largest Related-Borrower Concentration(1)	$24,626,711	1.6%

(1)       Excludes single-borrower Mortgage Loans and Crossed Groups that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 2.9% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Memphis Industrial Portfolio	$58,500,000	3.9%
Hall Office Portfolio	58,000,000	3.9
TLR Portfolio	48,000,000	3.2
In-Rel 4 Portfolio	43,500,000	2.9
JMT Chicago Multi Portfolio	42,500,000	2.8
Nyberg Portfolio	40,000,000	2.7
Sara Lee Portfolio	40,000,000	2.7
Harbor Bay Portfolio	16,246,711	1.1
Bakhash NYC Portfolio	21,000,000	1.4
SLJ Portfolio	18,000,000	1.2
SLF Portfolio	18,000,000	1.2
Maize & Blue 2 Pack	7,000,000	0.5
259 Reynolds & 678 Scotland	7,000,000	0.5
CityLine Storage Express Portfolio	6,660,000	0.4
Grand Total	$424,406,711	28.4%

Four (4) groups of Mortgage Loans (9.1%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other (and, in the case of Group 2, one (1) Crossed Group comprises such related borrower sponsor group). No such group of Mortgage Loans represents more than approximately 4.7% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1
CX – 350 & 450 Water Street	$148,140,816	9.9%
Nyberg Portfolio	40,000,000	2.7
The Veranda	30,000,000	2.0
Total for Group 1:	$218,140,816	14.6%

Group 2(1)
Harbor Bay Portfolio	$16,246,711	1.1%
Fresenius Industrial	8,380,000	0.6
Total for Group 2:	$24,626,711	1.6%

Group 3
Lake Drive Plaza	$13,265,000	0.9%
Shoppes of Mason	7,800,000	0.5
Total for Group 3:	$21,065,000	1.4%

Group 4
Junction 4121	$17,600,000	1.2%
1048 Manzanita	2,400,000	0.2
Total for Group 4:	$20,000,000	1.3%

(1)	The Mortgage Loans constitute a Crossed Group.

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus. Mortgage Loans that are cross-collateralized and cross-defaulted with each other are identified under “Crossed Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
Massachusetts	4	$221,219,658	14.8%
New York	14	189,117,688	12.6
New Jersey	8	185,638,334	12.4
California	9	150,050,000	10.0
Connecticut	2	96,800,000	6.5
Texas	4	75,770,000	5.1
Total	41	$918,595,679	61.4%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Tennessee, Oregon and Utah, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.

●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Massachusetts, New York, New Jersey, California, Connecticut, Texas, Florida and Rhode Island, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.

●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.

●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Eighteen (18) Mortgaged Properties (18.5%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 18.0%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Six (6) of the Mortgaged Properties (15.6%), namely, the CX – 350 & 450 Water Street Mortgaged Property, The Eddy Mortgaged Property, the 223 Quaker Road Mortgaged Property, the 8900 South Congress Avenue Mortgaged Property, the FedEx Topeka Mortgaged Property and the 233 Jackson Street Mortgaged Property were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Fifteen (15) of the Mortgaged Properties (8.9%), namely, the Charcuterie Artisans SLB Mortgaged Property, the Sara Lee Portfolio – 2314 Sybrandt Road Mortgaged Property, the Sara Lee Portfolio – 110 Sara Lee Road Mortgaged Property, the Sara Lee Portfolio – 1528 South Hayford Road Mortgaged Property, the Sara Lee Portfolio – 105 Ashland Avenue Mortgaged Property, the SLF Portfolio – Chattanooga Mortgaged Property, the SLF Portfolio – Bristol Mortgaged Property, the SLF Portfolio – West Jordan Mortgaged Property, the SLF Portfolio – Torrance Mortgaged Property, the SLF Portfolio – Wheaton Mortgaged Property, the Belcan HQ Mortgaged Property, the Fresenius Medical Center Melbourne Mortgaged Property, 7670 Woodway Mortgaged Property, Brookside Industrial Park Mortgaged Property and the CVS Newnan Mortgaged Property, were acquired 12 months or less prior to the Cut-off Date (or, in one case, in July 2019) and have no or limited prior operating history and/or lack historical financial figures and information.

Five (5) of the Mortgaged Properties (4.1%), namely, the Intuitive Surgical Sunnyvale Mortgaged Property, the Harbor Bay Portfolio - PGA Tour Superstore, the Harbor Bay Portfolio - Denver West Office, the Fresenius Industrial and the Belcan HQ Mortgaged Properties, are subject to a triple-net lease with the related tenants and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common or Diversified Ownership

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the La Encantada Mortgage Loan (3.7%), 87-10 Northern Boulevard Mortgage Loan (1.0%), and 7670 Woodway Mortgage Loan (0.5%), the related borrowers, in the case of the Hall Office Portfolio Mortgage Loan (3.9%), two of the three related borrowers, and in the case of the SLF Portfolio Mortgage Loan (1.2%), five of the nine related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

With respect to the Belcan HQ Mortgage Loan (1.1%), during the period from the loan origination date through and including the date that is 24 months from the loan origination date (but not beyond such date), the trustee of the borrower may, provided no event of default has occurred and is continuing, transfer up to 98% of the beneficial interests in the borrower to up to 100 “accredited investors” (as defined in Rule 501 of Regulation D of the Securities Act of 1933), upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, the following: (a) prior to the first such transfer, the borrower delivers to the lender a copy of its private placement memorandum and SEC Form D Filing relating to the offering, solicitation or sale of beneficial interests; (b) there is no change of control of the borrower in connection with any such transfer; and no beneficial owner, or any of its affiliates, owns more than a 20% beneficial ownership interest in the borrower; (c) if any such transfer causes the transferee (together with its affiliates) to acquire, or to increase, its direct interest in the borrower to an amount which equals or exceeds 15% of the beneficial interests, the prior written consent of the lender is required, not to be unreasonably withheld so long as, among other conditions, there is no change of control of the borrower in connection with such transfer.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to the Belcan HQ Mortgage Loan (1.1%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Shari’ah Compliant Loans

The 8900 South Congress Avenue Mortgage Loan (0.7%) was structured as a Shari’ah compliant loan.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah. Although there are many requirements under Shari’ah that affect lending, the rule most affecting the standard loan structure is that Shari’ah prohibit transactions involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan, which option to purchase is subordinate to the related Mortgage Loan). See “—Affiliated Leases and Master Leases” for further description of the master lease for the 8900 South Congress Avenue Mortgage Loan.

Condominium Interests and Other Shared Interests

Two (2) Mortgage Loans (4.0%), namely, The Eddy Mortgage Loan (2.9%) and the Harbor Bay Mortgage Loan (1.1%) are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

●	With respect to The Eddy Mortgage Loan (2.9%), the Mortgaged Property constitutes one unit in a two unit condominium, as to which each unit is comprised of a separate multifamily building. The buildings are separated but share a parking garage, outdoor pool, cafe, walkways including a waterfront esplanade, and other improvements. Each unit owner has the right to appoint one board member, and accordingly the borrower does not control the condominium.

●	With respect to the Harbor Bay Portfolio Mortgage Loan (1.1%), the PGA Tour Superstore Mortgaged Property is subject to condominium regime. The PGA Tour Superstore Mortgaged Property represents a 10.7% interest in the condominium. The condominium is governed by a board composed of 9 trustees. The related borrower may appoint one trustee. The related borrower does not have the power to control the related condominium.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, with respect to the Greenwich Office Park Mortgage Loan (6.3%), the borrower has the right to convert the entire Mortgaged Property to an air rights condominium form of ownership in connection with partial release of unimproved non-income producing vacant land and parking lots at the Mortgaged Property (the “Condominium Conversion”), provided the conditions in the Mortgage Loan documents are met, including, among others: (i) no event of default exists; (ii) following the Condominium Conversion, the condominium, the condominium documents, the units, the common area and the Mortgaged Property have been approved by the lender and will comply with all legal requirements upon filing with and approval by all applicable governmental authorities; (iii) the value and the cash flow of the Mortgaged Property will not be reduced or otherwise negatively impacted by the Condominium Conversion and the Condominium Conversion will have no adverse effect on the borrower, the Mortgaged Property, or the borrower’s ability to pay the debt service on the related Loan Combination; and (iv) compliance with REMIC requirements.

Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

Three (3) Mortgaged Properties, namely 40 Gansevoort (3.0%), Nyberg Portfolio - Nyberg Rivers (1.4%) and Nyberg Portfolio - Nyberg Woods (1.3%), are subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

One (1) Mortgaged Property, namely Greenwich Office Park (6.3%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property.

In general, except as described above or as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Greenwich Office Park Mortgage Loan (6.3%), one of the seven buildings at the Mortgaged Property is located on a ground leased parcel, which comprises 0.95 acres of the entire 19.01 acres of land included in the Mortgaged Property. The ground lease expires in September 2076, and provides for annual rent of approximately $34,385, which will increase in September 2023 to approximately $39,543, which will remain the annual rent through September 2032. The ground lease provides that annual rent following the lease year that ends in September 2032 through the remaining term of the ground lease will be determined by agreement between the ground lessor and ground lessee, and that such agreement must incorporate commercially reasonable escalators to become effective at commercially reasonable intervals. The ground lease provides that the purpose of such provision is to provide the opportunity to adjust the annual rent to reflect a reasonable commercial rental for commercial real estate in Greenwich, Connecticut at the time of such adjustment. If the parties are unable to reach agreement on the annual rent for the remainder of the term by September 2032, the rent is required to be determined by binding arbitration, and during the period of arbitration will be $3,500 a month, to be adjusted once the rent is determined by the arbitration.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (34) (Ground Leases) on Annex E-2A to this prospectus and Sponsor representations and warranties no. (36) (Ground Leases) on Annex E-3A to this prospectus and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated with the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans--Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

For additional information regarding the status of the Mortgage Loans, see “—COVID-19 Considerations”.

COVID-19 Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that the information in the following table is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates. The information in this chart is as of the date indicated and is based on information provided by the related borrowers. See “Significant Loan Summaries” in Annex B for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans.

With respect to the Franklin Square Mortgage Loan (0.9%), the largest tenant, Ashley Furniture Home Store, which represents approximately 25.8% of net rentable area and 18.3% of gross potential rent, negotiated a reduced rent of $8.00 per square foot beginning in October 2020 in exchange for its early exercise of a five-year lease extension in October 2020.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than ten months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;

●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;

●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;

●	for which an environmental insurance policy will have been obtained from a third party insurer;

●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;

●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;

●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;

●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or

●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.

It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to the CX – 350 & 450 Water Street Mortgage Loan (9.9%), the related ESA identified a REC at each of the two buildings comprising the Mortgaged Property in connection with residual subsurface impacts from historical releases of chemicals including volatile organic compounds, hydrocarbons and heavy metals. Remediation is ongoing and is being performed by the related borrowers pursuant to two Release Abatement Measure (“RAM”) plans (building and exterior, respectively) under the oversight of the Massachusetts Department of Environmental Protection (“MADEP”), to cap residual impacts with planned features such as landscape and sidewalks. Once complete, the related borrower’s environmental contractor will prepare and file Permanent Solutions and Conditions which will include Activity and Use Limitations (“AULs”) that limit certain uses of the Mortgaged Property and require the maintenance of the caps to prevent significant risk to human health and the environment. Once closure reports are filed, the AULs will be included or referenced in the Mortgaged Property’s records and related documents, including deeds, mortgages or other instruments of transfer and are expected to be considered a controlled REC. The Mortgage Loan documents require the related borrowers to comply with the AULs and implement all aspects of any RAM plans described in the environmental reports or other remediation plan, and to obtain a no-further action determination and regulatory closure (or their precise equivalent) from the MADEP within the earliest commercially reasonable timeframe. An environmental insurance policy was put in place for each parcel at the origination of the Mortgage Loan. As part of the remedial actions to address the RECs at the Mortgaged Properties and to comply with regulatory requirements, each of the two buildings comprising the Mortgaged Properties will be subject to a certain Notice of Activity and Use Limitations.

With respect to the One Memorial Drive Mortgage Loan (4.2%), the related ESA identified a controlled REC with respect to previously elevated levels of chlorinated volatile organic compounds (“CVOCs”) detected in the groundwater underneath the Mortgaged Property. According to the ESA, the Mortgaged Property was occupied by a company that conducted office, manufacturing and electronic equipment testing operations until 1984, when the Mortgaged Property was cleared for construction. During the subsequent investigations in 2014, the CVOCs were confirmed to be still present in the groundwater outside the building foundation, and remediation activities were undertaken between 2014 and 2019. On March 14, 2019, a Notice of Activity and Use Limitation (“AUL”) was issued. The AUL allows activities and uses of the Mortgaged Property for commercial, industrial and residential uses, provided that such uses do not involve, among other things, (a) handling or excavating soils greater than six inches below grade surface, (b) constructing habitable structures outside of the existing perimeter foundation wall, or (c) creating below-grade openings in the existing building perimeter foundation wall. Furthermore, under the AUL, (i) soil excavation may not exceed 20 cubic yards or greater than six inches below grade and (ii) activities involving groundwater or the creation of new openings in the existing foundation wall may not be conducted, in each case, without the oversight of a licensed site professional. The ESA concluded that the foregoing conditions, with the implementation of the AUL, represents a controlled REC (“CREC”), and recommended no further action other than the continued compliance to the AUL.

With respect to The Eddy Mortgage Loan (2.9%), the related ESA identified a REC relating to the prior operation of a chemical manufacturing company at the Mortgaged Property. Remediation efforts have been ongoing at the Mortgaged Property since 2012. A deed notice is in place at the Mortgaged Property for soils contaminated with historical fill. The deed notice requires biennial reporting to the New Jersey Department of Environmental Protection (“NJDEP”). Groundwater investigation is currently on-going at the Mortgaged Property. Groundwater has been horizontally and vertically delineated. According to the ESA, there is no direct or inhalation risk of the site, however based upon the current regulatory status, this open case is considered a REC. However, the ESA stated that because the activity at the Mortgaged Property is ongoing under the oversight of a licensed site remediation professional (LSRP), no additional action or investigation was recommended at the time of the ESA, other than continuing to pursue closure with the NJDEP. According to the ESA, the LSRP expects to submit a remedial action report and seek a response action outcome (“RAO) from the NJDEP. The ESA estimated the cost of obtaining an RAO to be $25,000. Such cost was not reserved for.

In addition, with respect to The Eddy Mortgage Loan (2.9%), the related ESA identified a CREC relating to the previous operation of the Mortgaged Property by Conrail. Previous remedial investigations conducted at the Mortgaged Property identified historical fill contaminated soils. In order to address the onsite soil contamination, an institutional control in the form of a deed notice was established for the Mortgaged Property in January 2021 and subsequently a “response action outcome” (RAO) was issued for the site on February 11, 2021. The deed notice covers the entire Mortgaged Property. The ESA concluded that based upon the presence of an institutional control, this is considered a CREC, and no additional action or investigation was recommended other than continued compliance with the existing engineering/institutional controls.

With respect to the Sara Lee Portfolio Mortgage Loan (2.7%), in the case of the 2314 Sybrandt Road Mortgaged Property, located in Traverse City, Michigan (1.3%), the related ESA for the Mortgaged Property identified a CREC due to sampling results from a prior 2018 limited subsurface investigation and historical sampling conducted at the Mortgaged Property having shown that iron, chromium, arsenic, and lead are present in site soil above Part 201 Generic Residential Cleanup Criteria (“GRCC”) of the Michigan Natural Resources and Environmental Protection Act (“NREPA”). In site groundwater, iron and chloride are present at concentrations above Part 201 GRCC. The presence of contaminants at levels above Part 201 GRCC in soil and groundwater at the site appear to be related to a combination of known previous site uses (e.g., use of non-native fill material, wastewater lagoons) and naturally elevated concentrations. Because contaminants are present at the site above GRCC, the site meets the definition of a “facility”, as defined under the NREPA Part 201. The environmental consultant performed a Baseline Environmental Assessment (“BEA”) dated as of July 21 2021 and prepared a Due Care Plan (“DCP”) dated July 26, 2021 in accordance with NREPA. The BEA provides the borrower with documentation that sampling and analysis performed on the Mortgaged Property confirmed the Mortgaged Property parcels is a “Facility”. The Due Care Plan is designed to provide the borrower with documentation of existing conditions at the Mortgaged Property, an evaluation of potential exposure pathways, and a plan to support the continued documentation of compliance. Despite the documented impacts to soils and groundwater at the Mortgaged Property, the ESA concluded that no further investigation of the Mortgaged Property appeared to be warranted at the time of the ESA. The borrower and environmental indemnitors represented in the environmental indemnity agreement that (i) the BEA (as hereinafter defined) has been submitted to, and accepted by, the Michigan Department of Environment, Great Lakes and Energy; and (ii) the DCP has been implemented in accordance with applicable environmental laws, and covenanted to comply, and cause the sole tenant to comply, with the DCP. There can be no assurance that either the borrower or the tenant will comply with the DCP.

With respect to the Plaza La Cienega Mortgage Loan (1.3%), the related ESA for the Mortgaged Property identifies RECs associated with historic onsite operations that included a creamery, which involved the use of a spray paint booth and several USTs, prior to 1969; an automotive service center from 1970-2000; and a drycleaner from the early 1970s-1991; as well as a REC associated with the removal of impacted soils from the Mortgaged Property in 2000/2001. While documentation reviewed by the ESA consultant identified the creamery’s USTs as having been removed from the Mortgaged Property in 1969, no further information associated with their removal was available for review. The ESA consultant also noted the absence of documentation associated with: (a) the decommissioning of the automotive center; (b) with conditions surrounding the dry cleaning operations, which had been reported as “pick up, drop off” only but could not be confirmed; and (c) with the soil removal in 2000/2001. Given the lack of documentation associated with the identified RECs, the ESA consultant recommended a limited subsurface investigation to determine whether the RECs may have resulted in any environmental impacts to the Mortgaged Property. In lieu of conducting such investigation, an environmental insurance policy was put in place at the origination of the Mortgage Loan with the lender and its successors and/or assigns as the named insured and the related borrower as an additional named insured.

With respect to the SLF Portfolio Mortgage Loan (1.2%), the related ESA for the Bristol Mortgaged Property identifies as a REC for the Mortgaged Property its operation as a metal finishing facility since at least 1969, which has resulted in impacts to the Mortgaged Property that are still undergoing monitoring. In association with these metal finishing operations, unlined sludge lagoons were historically operated on the central portion of the Mortgaged Property until the 1980s. The lagoons were investigated, remediated, and capped, and received a “Remedy Construction Complete” determination from the governing agency on December 31, 2000. This determination, specifically related to the lagoons, involves activity and use limitation for the Mortgaged Property, including a prohibition on residential use, a prohibition on the disturbance of soils in certain areas, and the containment of certain soils under a building or other permanent structure. Since lagoon closure, several other areas of concern at the Mortgaged Property have been investigated and monitored. While no additional remediation appears to have been required in relation to these other areas of concern, the Mortgaged Property is still undergoing groundwater monitoring as part of a 30-year groundwater monitoring program that began in 1992 and is scheduled for completion in 2022. Results of the most recent groundwater sampling indicated groundwater is within regulatory standards. The next sampling event is scheduled for December 2021, with subsequent events in June and December 2022. The ESA consultant recommended maintaining the cap on the former lagoons and maintaining all other land use restriction requirements, as well as completing all regulatory requirements related to the remediation and monitoring of the former lagoons. At origination of the Mortgage Loan, the borrower was required to deposit $70,000 into an environmental reserve to address the borrower’s remedial obligations associated with the Mortgaged Property.

With respect to the Greystone Lofts Mortgage Loan (1.2%), according to the related ESA, petroleum and oil were identified in the soil and groundwater located at the Mortgaged Property in an environmental site assessment performed in 2003. A RAWP was submitted in 2005 and remedial activities took place at the Mortgaged Property from 2006 to 2010. Subsequently, the Mortgaged Property was encapsulated and was assigned an Environmental Land Use Restriction (the “ELUR”). Based on the remediation activities that took place from 2006 to 2010 as well as the institutional controls present at the Mortgaged Property, the ESA concluded that the contamination from former manufacturing operations is indicative of a controlled REC. Accordingly, the ESA recommended no further action other than continued monitoring and assessment of impacts to groundwater and adherence to the ELUR. The Mortgaged Property is subject to a certain Environmental Land Use Restriction (the “ELUR”) assigned by the Rhode Island Department of Environmental Management (“RIDEM”) in 2016 as the result of an environmental assessment that revealed contaminated soil and groundwater. The ELUR provides a number of restrictions with respect to the Mortgaged Property, including, without limitation, the following: (a) no residential use of the Mortgaged Property is permitted that is contrary to RIDEM approvals and restrictions contained in the ELUR; (b) no groundwater at the Mortgaged Property may be used as potable water; (c) humans engaged in activities at the Mortgaged Property may not be exposed to soils containing hazardous materials and/or petroleum in concentrations exceeding the applicable RIDEM approved direct exposure criteria set forth in the RIDEM’s Rules and Regulations for the Investigation and Remediation of Hazardous Material Releases (the “Remediation Regulations”); and (d) no subsurface structures may be constructed on the Mortgaged Property over the groundwater containing hazardous materials and/or petroleum in concentrations exceeding the applicable Department approved groundwater objectives set forth in the Remediation Regulations.

With respect to the Springfield Plaza Mortgage Loan (0.4%), the related ESA identifies as a REC for the Mortgaged Property onsite groundwater and soil impacts associated with a gas station historically located on the northeastern portion of the Mortgaged Property from at least 1970 to 1996 as well as with an adjoining, offsite gas station. The Mortgaged Property was entered into the State Cleanup Fund with the borrower identified as the responsible party. According to the ESA, the Mortgaged Property is currently undergoing semi-annual groundwater monitoring to further evaluate variations in water quality and risk to sensitive receptors, as well undergoing the monitoring of vapor points and well headspace to determine if a vapor plume is migrating towards the onsite Rite Aid Pharmacy. Costs associated with addressing the environmental impacts to the Mortgaged Property have reportedly been covered by the State Cleanup Fund. The ESA consultant noted that while gasoline-related impacts remain onsite, currently it does not appear that such impacts present an unacceptable risk to human or ecological receptors. The ESA consultant recommended continued compliance with the regulatory agency requirements for semi-annual groundwater and vapor point monitoring until regulatory closure is obtained.

With respect to the Brookside Industrial Park Mortgage Loan (0.5%), the related ESA identified a REC at the Mortgaged Property in connection with soil impacts from historical releases of arsenic and lead. According to the

ESA, the Mortgaged Property was occupied by a glass plant as early as 1915 and has been developed as an industrial park since at least 1930. Groundwater sampling and analyses completed in 2020 did not find arsenic or lead present in a dissolved phase in groundwater, but site soil impacted with such metals due to widespread backfill material from the former glass plant was confirmed. The environmental consultant noted that according to the 2020 investigation, the backfill is buried and does not pose a threat to human health or the environment. However, soil and sediment sampling completed in May 2019 confirmed that a stormwater outlet leading from a portion of the Mortgaged Property has shallow soil impacted with arsenic and lead above the Indiana Department of Environmental Management’s (“IDEM”) migration-to-groundwater screening levels and a high potential exists for future soil erosion and migration to a nearby creek. The environmental consultant reviewed a July 2021 proposal for environmental closure of the Mortgaged Property which included enrollment in the IDEM’s voluntary remediation program (“VRP”). The environmental consultant (i) recommended continued investigation/remediation under the VRP to address impacts to both soil and groundwater on the Mortgaged Property and (ii) concluded that impacts to human health are not a significant concern due to the constituents of concern (metals) and the fact that the Mortgaged Property does not utilize groundwater for a potable water source.

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the CityLine Storage Express Portfolio Mortgage Loan (0.4%), two of the three carveout guarantors, Lawrence Charles Kaplan and George Thacker, are defendants in an intercompany lawsuit filed by a former partner that alleges that Mr. Kaplan was taking excessive compensation and misusing company trade secrets to his personal advantage. The lawsuit is not related to either Mortgaged Property. The lawsuit was filed against Mr. Kaplan in December 2018 and was later amended to include Mr. Thacker in July 2019. The potential liability is not known. In addition, a lawsuit was filed against Mr. Kaplan on January 18, 2021 by an employee alleging, among other things, breach of contract and unjust enrichment, and seeks damages in excess of $3,000,000.

●	With respect to the Audubon Crossings & Commons Mortgage Loan (1.3%), the Mortgaged Property is subject to a use restriction agreement (the “Acme Restriction Agreement”) entered into between Acme Markets, the second largest tenant at the Mortgaged Property, and one of the borrowers in 2004. Pursuant to the Acme Restriction Agreement, the aggregate sales area for food products and related items of Walmart, the largest tenant at the Mortgaged Property, may not exceed 7,000 square feet (the “Walmart Use Restrictions”). Pursuant to a separate letter agreement entered into between Walmart and Acme Markets in 2004, Walmart agreed to the Walmart Use Restrictions. In February 2021, Acme Markets delivered to the borrower a notice of prospective violation of the Acme Restriction Agreement (the “Walmart Violation Notice”) alleging that Walmart appeared to be adding at least 1,600 square feet of space for grocery sales in excess of the Walmart Use Restrictions. In March 2021, Walmart responded to the Walmart Violation Notice and stated that it was not in violation of the Walmart Use Restrictions. Pursuant to the estoppel agreement delivered by Acme Markets in connection with the origination of the Mortgage Loan, Acme Markets has stated that it is seeking to independently verify Walmart’s response. In the event of a violation of the Acme Restriction Agreement, Acme Markets is permitted to reduce all payments of annual rent by 50% under its related lease for so long as such violation exists.

●	With respect to the 40 Gansevoort Mortgage Loan (3.0%), there is a pending contract claim brought in July 2020 by the board of managers of a condominium association against, among other parties, one of the two non-recourse carveout guarantors of the Mortgage Loan, Abram Shnay. The claimant alleges that the defending parties breached several aspects of the plans and agreements related to the construction of a condominium building located in New York, and demands $10,000,000 in damages. According to the borrower, Abram Shnay and Charles Blaichman, the other non-recourse carveout guarantor, were served with a summons with notice in June 2020 before the six-year statute of limitations ran. The parties have been negotiating a settlement based upon the results of a property inspection report, with several items remaining to be repaired, and the construction manager has agreed to make such repairs. No complaint has been served to date.

●	With respect to the Intuitive Surgical Sunnyvale Mortgage Loan (1.4%), the related non-recourse carveout guarantor and his related company were sued for an unspecified amount of damages by an entity to which they made a mortgage loan, alleging that the guarantor and his company defrauded the plaintiff by advising them to structure a purchase contract for the related property in a manner that would negatively affect their ability to refinance and also defrauded them by selling the loan and keeping a junior interest in the loan without informing them, which the plaintiff claimed also made the loan more difficult to refinance. According to information provided by the borrower’s counsel, such suit was recently dismissed; however, the plaintiff was given leave to amend.

●	With respect to the Home Depot Nanuet Mortgage Loan (0.8%), the non-recourse carveout guarantor, Abraham Israel, is a defendant in a pending litigation filed in December 2020 by PenFed Credit Union alleging default on a $1,300,000 loan made to the defendants. The plaintiff alleges, among other things, that that the defendants failed to make the balloon payment at the maturity in April 2019 and is seeking to recover $1,163,432.51, allegedly representing the outstanding principal and interest.

●	With respect to the Brookside Industrial Park Mortgage Loan (0.5%), one of the two co-managers of the related borrower, Robert A. Kantor (who also has an indirect ownership interest in the related borrower), is defending a legal malpractice action arising out of a litigation brought by a property manager against the two limited liability company owners of a commercial property in New Jersey, in which the property manager claimed that it had not been paid certain fees due and owing to it under its property management agreement with the two owner defendants. Mr. Kantor is a former investor in one of the owner entities and his son is the principal of the property manager. After the property manager filed suit, the owner entities filed a counterclaim and a third party claim against Mr. Kantor, alleging that he was legal counsel to the owners and engaged in legal malpractice by (a) providing allegedly bad advice to the owners and (b) favoring the interests of the property manager and its principal. Mr. Kantor has responded that the claims against him are frivolous, and he intends to seek sanctions and legal fees. Mr. Kantor has also sought contribution from the actual attorneys involved in the underlying transaction in the event that any malpractice can be established. The matter is ongoing and currently in the discovery phase.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

With respect to the La Encantada Mortgage Loan (3.7%), G.S. Jaggi, one of the related borrower sponsors, was an executive officer and director of First Magnus Financial Corporation (“First Magnus”), a residential mortgage lender, between 1996 and 2007. In 2007, First Magnus filed for Chapter 11 bankruptcy. Following the bankruptcy filing, both Mr. Jaggi and First Magnus were named parties to a number of cease and desist orders by various states enjoining such parties from violating state law, rescinding applicable licenses and imposing related penalties for alleged violations of state law. Allegations under certain orders included, among other things, (i) failure to distribute funds for loans that were closed or approved for closing, (ii) failure to deliver funds following the closing of loans within the required timeframe, (iii) taking loan applications with knowledge that the loans could not be funded, (iv) closing offices without proper notification and (v) failure to maintain required net worth. In 2015, the bankruptcy action was dismissed and no regulatory actions remain outstanding.

With respect to the 466 Broome Street Mortgage Loan (1.5%), Behrooz Hedvat holds a non-controlling 17.35% limited membership interest in the related borrower. In 2008, Behrooz Hedvat was convicted of a felony for failing to report a client’s bank fraud. He paid restitution of $1.2 million and was sentenced to one year probation with a $100 fine.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion. Certain risks related to redevelopment, expansion and renovation are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the CX – 350 & 450 Water Street Mortgaged Property (9.9%), there is ongoing construction at each of the two buildings comprising the Mortgaged Properties, where base building work in connection with the 450 Water Street building is expected to be completed in the fourth quarter of 2021 and where base building work in connection with the 350 Water Street building is expected to be completed in the second quarter of 2022. Total remaining estimated renovation and development costs, including hard costs, soft costs, and tenant improvement allowance and leasing commissions for the single tenant at the Mortgaged Property are approximately $60,664,866 for 350 Water Street and $78,048,105 for 450 Water Street. There can be no assurance that the expected renovations will be completed as expected or at all.

With respect to the Novo Nordisk HQ Mortgaged Property (5.0%), the sole tenant at the Mortgaged Property, Novo Nordisk, Inc. (“Novo Nordisk”) currently leases approximately 77.0% of the net rentable square footage at the Mortgaged Property; however, it has an option to lease the remaining net rentable square footage in whole or part exercisable during the term of the related lease, which expires April 30, 2031. At origination, approximately $14,146,846 was reserved for tenant improvement and leasing commission expenses that may be incurred in connection with the exercise of such expansion option. In addition, when the related borrower purchased the Mortgaged Property in 2016, the property seller funded an escrow for the benefit of the borrower for certain tenant improvement and leasing commission obligations due to the sole tenant. At origination, the lender took an assignment of such escrow in lieu of requiring a reserve for such obligations under the Mortgage Loan documents. Such arrangement may provide less security and fewer rights to the lender than a direct reserve fund under the Mortgage Loan documents.

With respect to the Charcuterie Artisans SLB Mortgaged Property (2.7%), the sole tenant, Charcuterie Artisans, is permitted to undertake certain expansion work under its lease which is anticipated to cost approximately $8,912,440. There can be no assurance that the expected renovations will be completed as expected or at all.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Assessment of Property Value and Condition

With respect to the 435 North Roxbury Mortgage Loan (1.6%), the Mortgaged Property is located in an Alquist-Priolo Zone. California law prohibits the siting of structures in an Alquist-Priolo Zone across traces of active faults that constitute a potential hazard to structures from surface faulting and requires that, if a casualty were to occur at the Mortgaged Property, the property owner may be obligated to hire a state licensed geologist to review the site, there may be restrictions on and possibly a prohibition on the redevelopment or reconstruction on the Mortgaged Property, and any reconstruction may be subject to current state and local building codes as well as discretionary approvals by the City of Beverly Hills. The seismic expected loss of the Mortgaged Property is 18.0%.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. One or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to the Greenwich Office Park Mortgage Loan (6.3%), the Mortgage Loan refinanced a prior securitized mortgage loan in the outstanding amount of approximately $88,322,727 which went into maturity default on November 5, 2021. Upon the origination of the current Mortgage Loan on November 17, 2021, the borrower repaid such prior loan in full.

●	With respect to the Junction 4121 Mortgage Loan (1.2%), the Mortgage Loan refinanced a construction loan in the outstanding amount of approximately $13,835,973 which went into maturity default on October 12, 2021. The current Mortgage Loan, which was originated on October 29, 2021, repaid such prior loan in full.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID-19 Considerations”.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, criminal or civil legal proceedings, pending investigations, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example, among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the Greenwich Office Park Mortgage Loan (6.3%), John Fareri (“Fareri”), the owner of the borrower, and the non-recourse carveout guarantor of such Mortgage Loan, caused two companies in which he had controlling interests, The Gateway Development Group, Inc. (“Gateway Development”) and Gateway Kensington, LLC (“Gateway Kensington”) to file for voluntary bankruptcy in May 2021. Gateway Kensington is the owner of a 53-unit Bronxville, New York residential condominium (the “Kensington Project”). Gateway Development was the construction manager and developer of the Kensington Project. Fareri owns 99% of Gateway Kensington (his wife owns the other 1%) and owns 51% of Gateway Development. The remaining 49% of Gateway Development is owned by James Carnicelli (“Carnicelli”). Gateway Development was the construction manager of the Kensington Project. As a result of a partnership dispute between Fareri and Carnicelli about how much Gateway Kensington owed Gateway Development in connection with the Kensington Project, an arbitration proceeding was initiated between Gateway Kensington and Gateway Development. The arbitration proceeding focused on two construction management contracts in each case between Gateway Development and Gateway Kensington. Carnicelli sought the enforcement of one of those contracts, the enforcement of which would result in Gateway Kensington owing Gateway Development a higher fee amount in connection with the Kensington Project. Fareri claimed that the other contract should be enforced and consequently Gateway Kensington owed Gateway Development a lower fee amount in connection with the Kensington Project. The arbitrators agreed with Carnicelli, concluding that the contract providing for the higher fee amount was a binding contract on Gateway Kensington and awarded $14,333,446.38 to Gateway Development. Following this award, Fareri filed the voluntary bankruptcy proceedings on behalf of Gateway Kensington and Gateway Development. According to Fareri, the filings were made to avoid the filing of a judgment lien against the Kensington Project that could have disrupted the sale of the residential condominium units and the payment by Gateway Kensington of its obligations under the mortgage loan encumbering the Kensington Project.

●	With respect to the In-Rel 4 Portfolio Mortgage Loan (2.9%), in 2011, the borrower sponsors and non-recourse carveout guarantors, Charles Stein and Dennis Udwin, owned a shopping center in Alabama that was ultimately repurchased by the borrower in a discounted payoff. Mr. Stein and Mr. Udwin also own an asset known as Clark Tower located in Memphis which served as the collateral for a mortgage loan originated in 2007. The loan went into special servicing in 2013 after experiencing significant vacancies and was ultimately split into an A note and a B note 2015. The loan was subject to a modification agreement that required the sponsor to invest $5.7 million of additional equity to renovate the mortgaged property.

●	With respect to the JMT Chicago Multi Portfolio Mortgage Loan (2.8%), the borrower sponsors and nonrecourse carveout guarantors, Joseph and Thomas Junkovic, voluntarily filed for Chapter 11 bankruptcy in 2010, which bankruptcy was discharged in October 2012.

●	With respect to the Charcuterie Artisans SLB Mortgage Loan (2.7%), an affiliate of the borrower sponsor and non-recourse carveout guarantor originated a mortgage loan in 2017 secured in part by the headquarters of Art Van Furniture which went to special servicing in 2020 and ultimately was resolved through a discounted payoff. An affiliate of the borrower sponsor and non-recourse carveout guarantor originated a mortgage loan in 2015 secured by three industrial properties in Wisconsin, Nebraska and Idaho which was sent to special servicing following a default for missed payments after which the loan was repaid in full (inclusive of the prepayment penalty and liquidation expenses).

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, industrial, retail, other (child care facility) and mixed use Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Twenty-six (26) (34.4%) of the Mortgaged Properties, securing, in whole or in part, eighteen (18) Mortgage Loans (41.5%), are each leased to a single tenant.

●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 9.9% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, self storage and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, self storage and mixed use and leased fee Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
Memphis Industrial Portfolio - 5000 East Raines Road	1.9%	Thyssenkrupp Supply Chain Services NA, Inc.	51.5%	12/31/2021	12/6/2031
Memphis Industrial Portfolio - 3638-3684 Contract Road	0.2%	Building Plastics, Inc	75.0%	12/31/2024	12/6/2031
Memphis Industrial Portfolio - 3615 Lamar Avenue	0.4%	Hood Container Corporation	100.0%	12/31/2031	12/6/2031
Hall Office Portfolio - Freeport 9	1.8%	WageWorks, Inc.	100.0%	4/30/2030	12/6/2031
In-Rel 4 Portfolio - 800 Concourse	0.2%	Sinclair Television Stations, LLC	57.5%	9/30/2027	11/6/2026
SLF Portfolio - Albertville	0.1%	Oldcastle Building Envelope	100.0%	1/31/2026	11/6/2031
SLF Portfolio - Bristol	0.2%	Boomer Holdings, LLC	100.0%	6/30/2030	11/6/2031
SLF Portfolio - Wheaton	0.2%	SEG Inc.	100.0%	12/31/2031	11/6/2031
SLF Portfolio - West Jordan	0.2%	Mountainland Supply, LLC	100.0%	12/31/2026	11/6/2031
SLJ Portfolio - 2706 Route 22	0.2%	Petco	100.0%	1/31/2029	12/6/2031
SLJ Portfolio - 300 US Highway 202	0.3%	Guitar Center	60.2%	10/31/2027	12/6/2031
SLJ Portfolio - 162-24 Jamaica Ave	0.8%	Department of Probation	62.2%	5/31/2025	12/6/2031
223 Quaker Road	1.2%	ThyssenKrupp Supply Chain Services NA, Inc.	51.3%	10/15/2026	12/6/2031
Harbor Bay Portfolio – Denver West Office	0.5%	U.S. Forest Service	89.4%	3/31/2027	11/6/2031
901 Corporate	0.9%	Lereta, LLC	100.0%	12/31/2029	11/6/2031
Fresenius Medical Center Melbourne	0.2%	Fresenius Kidney Care	100.0%	12/31/2031	11/6/2031
Intuitive Surgical Sunnyvale	1.4%	Intuitive Surgical, Inc.	100.0%	4/30/2027	12/6/2031
40 Gansevoort	3.0%	Theory	100.0%	10/31/2031	12/1/2031
Shoppes of Mason	0.5%	Kroger	70.3%	10/31/2032	11/6/2031

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.

●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
One Memorial Drive	4.2%	96.8%	2028	10/5/2031

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.

●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.

●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,

(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,

(iii)	if the borrower fails to provide a designated number of parking spaces,

(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,

(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,

(vi)	if a tenant’s use is not permitted by zoning or applicable law,

(vii)	if the tenant is unable to exercise an expansion right,

(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,

(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,

(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,

(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

(xiii)	if the borrower defaults on any other obligations under the lease, or

(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to the CX – 350 & 450 Water Street Mortgage Loan (9.9%), the sole tenant, Aventis Inc., may terminate its leases (which have a commencement date of July 1, 2021, as to the 350 Water Street building and an anticipated commencement date of not earlier than the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work, as to the 450 Water Street building) following the 14th lease year, subject to payment of a termination fee equal to the sum of 12 months of rent.

●	With respect to the Memphis Industrial Portfolio Mortgage Loan (3.9%), the largest tenant at the 5000 East Raines Road Mortgaged Property, Thyssenkrupp Supply Chain Services NA, Inc., representing approximately 51.5% of the net rentable square footage, has the right to terminate its lease any time after March 1, 2022 upon 30 days’ prior notice to the related landlord. The third largest tenant at the 5000 East Raines Road Mortgaged Property, Neovia Logistics Services, LLC, representing approximately 17.8% of the net rentable square footage, has the one time right to terminate its lease on May 31, 2023 upon notice to the related landlord given no later than February 28, 2023. The largest tenant at the 4219 Air Trans Road Mortgaged Property, Thyssenkrupp Supply Chain Services NA, Inc., representing approximately 46.2% of the net rentable square footage, has the right to terminate its lease any time 90 days’ prior notice to the related landlord. The second largest tenant at the 4219 Air Trans Road Mortgaged Property, Blues City Brewery, representing approximately 30.8% of the net rentable square footage, is a month-to-month tenant and has the right to terminate its lease upon 30 days’ prior notice to the related landlord. The largest tenant at the 4502 Maass Road Mortgaged Property, Nebraska Defense Research Corporation, representing approximately 25.7% of the net rentable square footage, has the right to terminate its lease at any time March 31, 2026 upon 6 months’ prior notice to the related landlord and payment of a termination fee. The third largest tenant at the 4502 Maass Road Mortgaged Property, Saint Francis Community Services in Nebraska, Inc., representing approximately 14.1% of the net rentable square footage, has the right to terminate its lease at any time upon 90 days’ prior notice and payment of a termination fee.

●	With respect to the In-Rel 4 Portfolio Mortgage Loan (2.9%), the fourth largest tenant at the Concourse 100 Mortgaged Property, Lumend Surgical Dermatology, LLC, representing approximately 5.1% of the net rentable square footage, has the right to terminate its lease effective as of September 30, 2022 upon 12 months prior notice to the related landlord. The fifth largest tenant at the Concourse 100 Mortgaged Property, Five Points Healthcare of Alabama, LLC, representing approximately 4.8% of the net rentable square footage, has the right to terminate its lease effective as of October 25, 2025 upon 180 days prior notice to the related landlord. The largest tenant at the Beacon Ridge Tower Mortgaged Property, PRA Holding, LLC/Portfolio Recovery, representing approximately 22.1% of the net rentable square footage, has the right to terminate its lease at any time upon 9 months prior notice to the related landlord.

●	With respect to the 223 Quaker Road Mortgage Loan (1.2%), the largest tenant at the Mortgaged Property, ThyssenKrupp Supply Chain Services NA, Inc., representing approximately 51.3% of the net rentable square footage, has the one time right to terminate its lease effective December 31, 2025 with notice delivered to the related landlord no later than August 31, 2025. The second largest tenant at the Mortgaged Property, LG Deals LLC, representing approximately 30.8% of the net rentable square footage, has the one time right to terminate its lease effective as of September 15, 2024 upon 180 days prior notice to the related landlord.

Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the La Encantada Mortgage Loan (3.7%), the fourth largest tenant at the Mortgaged Property, West Elm, representing approximately 4.5% of the net rentable square footage, has the right to terminate its lease if it does not achieve gross sales totaling at least $3,000,000 during its fifth lease year (February 2025 through January 2026) (the “Sales Measuring Period”) with notice to the landlord no later than 180 days after the end of the Sales Measuring Period.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Nyberg Portfolio Mortgage Loan (2.7%), (a) the fifth largest tenant at the Nyberg Rivers Mortgaged Property, Home Goods (approximately 7.3% of the net rentable area), (b) the largest tenant at the Nyberg Woods Mortgaged Property, Best Buy (approximately 21.2% of the net rentable area), (c) the second largest tenant at the Nyberg Woods Mortgaged Property, PetSmart (approximately 13.1% of the net rentable area), (d) the third largest tenant at the Nyberg Woods Mortgaged Property, Old Navy (approximately 8.0% of the net rentable area), (e) the fifth largest tenant at the Nyberg Woods Mortgaged Property, Ulta Cosmetics (approximately 4.7% of the net rentable area), may each pay reduced rent or terminate its respective lease if a specified percentage of the Mortgaged Property is unoccupied or certain tenants go dark.

●	With respect to the La Encantada Mortgage Loan (3.7%), the third largest tenant at the Mortgaged Property, Pottery Barn (approximately 5.3% of the net rentable area), may pay reduced rent if, for a period of 180 continuous days, less than 75% of the floor area of the Mortgaged Property (excluding the Pottery Barn premises) is open. Pottery Barn may terminate its lease if such period continues for 360 days.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance or (ii) cases where any Mortgaged Property is leased to a tenant that leases more than 50% of the net rentable square footage of the Mortgaged Property who has the option to go dark:

●	With respect to the Memphis Industrial Portfolio Mortgage Loan (3.9%), the largest tenant at the 4219 Air Trans Road Mortgaged Property, Thyssenkrupp Supply Chain Services NA, Inc., representing approximately 46.2% of the net rentable square footage, has the right to cease business operations provided that such tenant will continue to be responsible for paying rent under its lease.

●	With respect to the SLF Portfolio Mortgage Loan (1.2%), the sole tenant at the West Jordan Mortgaged Property, Mountainland Supply, LLC, is not obligated to continuously occupy or operate a business at the Mortgaged Property provided that such tenant will be responsible for paying the rent and other sums due and for performing its other obligations under its lease.

●	With respect to the SLJ Portfolio Mortgage Loan (1.2%), the sole tenant at the 2706 Route 22 Mortgaged Property, Petco, has the right to cease business operations at the Mortgaged Property. The related landlord may terminate such sole tenant’s lease in the event Petco continues to cease business operations for a period in excess of 90 consecutive days.

●	With respect to the Home Depot Nanuet Mortgage Loan (0.8%), Home Depot, is permitted to cease operations for no longer than six continuous months, provided that Home Depot will remain responsible for paying the rent and other sums due and for performing its other obligations under the related ground lease (“Home Depot Nanuet Ground Lease”). If Home Depot ceases operations for a period longer than six continuous months, then the borrower may terminate the Home Depot Nanuet Ground Lease in accordance with the Mortgage Loan documents and the Home Depot Nanuet Ground Lease.

There may be other tenant leases, other than those disclosed above, that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
Memphis Industrial Portfolio - 4502 Maass Road	0.4%	Department of Administrative Services	17.2%	21.0%
SLJ Portfolio - 162-24 Jamaica Ave	0.8%	Department of Probation(1)	62.2%	50.4%
Harbor Bay Portfolio – Denver West Office	0.5%	U.S. Forest Service	89.4%	100.0%
Franklin Square	0.9%	Armed Forces Career Center(2)	3.2%	5.0%

(1)	Department of Probation may terminate its lease in whole at any time by providing at least 180 days’ written notice.

(2)	The Armed Forces Career Center may terminate its lease in whole at any time by providing at least 30 days’ written notice.

Other Tenant Termination Issues

With respect to the One Memorial Drive Mortgage Loan (4.2%), the largest tenant at the Mortgaged Property, InterSystems Corporation (58.5% of the net rentable square footage), has the right to expand its leased space to any space in the building that the borrower anticipates will be available for delivery to InterSystems Corporation after July 1, 2024 and prior to June 30, 2025 (the “Potential Expansion Premises”). If the borrower does not have any Potential Expansion Premises, then InterSystems Corporation will have the right to terminate its lease in whole or in part upon notice within six months of receipt of the borrower’s notice that no Potential Expansion Premises are available and upon the payment of a termination fee. The termination date will be at least 18 months after the date of InterSystems Corporation’s termination notice and will occur during the period beginning July 1, 2025 and ending December 31, 2025. It is anticipated that Potential Expansion Premises will not be available given the expiration dates of existing leases.

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is sublet:

●	With respect to the Solutionreach Mortgage Loan (2.0%), the sole tenant at the Mortgaged Property, Solutionreach, subleases approximately 71.0% of the net rentable square footage to five subtenants. Each sublease expires prior to the expiration date of the prime lease, which is in April 2027.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to the CX – 350 & 450 Water Street Mortgage Loan (9.9%), base building work has not yet been completed at each of the two buildings (350 Water Street building and 450 Water Street building) comprising the Mortgaged Property, and Aventis Inc.’s (the sole tenant’s) rent commencement for 450 Water Street is tied to substantial completion, with such rent commencement to occur on the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work. As of the date of this prospectus, the rent commencement date has not yet occurred. Aventis Inc. is not yet in occupancy of either the 350 Water Street building or the 450 Water Street building pending the buildout of its space. We cannot assure you the tenant will take occupancy or begin paying rent as expected or at all.

●	With respect to the Memphis Industrial Portfolio Mortgage Loan (3.9%), the lease for the sole tenant at the 3615 Lamar Avenue Mortgaged Property, Hood Container Corporation, will commence at the later of January 1, 2022 or the date on which substantial completion of the shell building work occurs.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis. For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties:

●	With respect to the Memphis Industrial Portfolio Mortgage Loan (3.9%), the second largest tenant at the 4219 Air Trans Road Mortgaged Property, Blues City Brewery, representing approximately 30.8% of the net rentable square footage, is a month-to-month tenant and has the right to terminate its lease upon 30 days’ prior notice to the related landlord.

●	With respect to the Bakhash NYC Portfolio Mortgage Loan (1.4%), the second largest tenant at the 210 W 35th St Mortgaged Property, Chun Yan Fa, representing approximately 21.4% of the net rentable square footage, is a month-to-month tenant.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 50% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the Memphis Industrial Portfolio Mortgage Loan (3.9%), the third largest tenant at the 4502 Maass Road Mortgaged Property, Saint Francis Community Services in Nebraska, Inc., representing approximately 14.1% of the net rentable square footage at the Mortgaged Property, is a charitable institution.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the Greenwich Office Park Mortgage Loan (6.3%), one of the seven buildings at the Mortgaged Property is located on a ground leased parcel. The ground lessor has a right of first offer to purchase the leasehold interest in such parcel from the ground lessee (the borrower). Such right will not apply to a foreclosure or a deed-in-lieu thereof by the lender, but will apply to subsequent transfers.

●	With respect to the 40 Gansevoort Mortgage Loan (3.0%), the borrower, as ground tenant under the related ground lease (“40 Gansevoort Ground Lease”), has a right of first refusal to purchase the Mortgaged Property that is triggered in the event the ground lessor (“40 Gansevoort Ground Lessor”) desires to sell the Mortgaged Property to a party not affiliated with the 40 Gansevoort Ground Lessor. If the 40 Gansevoort Ground Lessor desires to sell the premises to a non-affiliated party, provided no event of default exists under the 40 Gansevoort Ground Lease, the 40 Gansevoort Ground Lessor is required to provide written notice to the borrower setting forth the 40 Gansevoort Ground Lessor’s desire to sell the Mortgaged Property and the sales price. The borrower may purchase the Mortgaged Property at the price and on the same terms and conditions by written notice within 20 days of the borrower’s receipt of the 40 Gansevoort Lessor’s written notice. Pursuant to the 40 Gansevoort Mortgage Loan documents, the borrower, guarantor, any affiliate of borrower and any affiliate of guarantor are not permitted to acquire the 40 Gansevoort Ground Lessor’s interest in the 40 Gansevoort Ground Lease without lender’s prior written consent. In addition, the sole tenant at the Mortgaged Property, Theory, has a right of first offer to purchase the borrower’s leasehold interest in the Mortgaged Property that is triggered in the event the borrower receives an offer to acquire the borrower’s leasehold interest in the Mortgaged Property by a third party. Theory’s right of first offer is not transferable and only applies so long as Theory is the tenant. Pursuant to the subordination, non-disturbance and attornment agreement entered into at loan origination between the lender, Theory, and the borrower, Theory’s right of first offer is not exercisable in connection with any exercise of remedies pursuant to the Mortgage Loan, including a transfer of the Mortgaged Property (or any portion thereof) to the lender (including its successors, assigns, designees and/or nominees) pursuant to a foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Sara Lee Portfolio Mortgage Loan (2.7%), the sole tenant, Sara Lee, has a right of first offer to purchase each of the Mortgaged Properties. Sara Lee’s right of first offer does not apply to a mortgage of the Mortgaged Properties, a sale pursuant to a private power of sale or judicial foreclosure, a deed in lieu or another transfer to a lender or its designee or any subsequent sale by a lender to a third party, but would apply to transfers thereafter.

In addition, with respect to the SLF Portfolio Mortgage Loan (1.2%), the 435 N. Roxbury Mortgage Loan (1.6%), the 223 Quaker Road Mortgage Loan (1.2%), the Fedex Topeka Mortgage Loan (0.7%), the 8900 South Congress Avenue Mortgage Loan (0.7%) and the Shoppes of Mason Mortgage Loan (0.5%), certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Properties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to the Greystone Lofts Mortgage Loan (1.2%), the Mortgaged Property has a master lease in effect pursuant to which the one of the borrowers of the Mortgage Loan, Greystone Mills Proprietor, LLC, as the master landlord, leases the Mortgaged Property to an affiliate, Greystone Mills Master Tenant, LLC, the other borrower of the Mortgage Loan and the master tenant under the master lease. The borrowers entered into the master lease in connection with a prior financing that has been fully repaid. Both the master landlord and master tenant are single purpose entities and have mortgaged their respective fee interest and interests in the master lease. Accordingly, the lender may completely terminate the master lease structure upon a foreclosure and take title to the fee interest.

●	With respect to the 8900 South Congress Avenue Mortgage Loan (0.7%), the related Mortgaged Property is subject to a master lease in connection with a Shari’ah compliant structure. Rent under the master lease is equal to the debt service under the Mortgage Loan. Rent was underwritten based on the underlying leases, which is higher than the rent under the master lease. Pursuant to the loan documents, all underlying rents at the Mortgaged Property are required to be deposited into a lockbox account. The master tenant is not a party to the lockbox agreement, but has acknowledged in the master lease that all underlying rents received by it will be deposited into the lockbox account.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Other Tenant Issues

With respect to the 40 Gansevoort Mortgage Loan (3.0%), during the period commencing on January 1, 2022 and continuing through and including December 31, 2027, the monthly rental obligations of the sole tenant at the Mortgaged Property will be reduced by $8,333.33, for a total rent abatement of $600,000.

Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Insurance Considerations

In the case of 65 Mortgaged Properties, which secure, in whole or in part, 34 Mortgage Loans (66.5%), the related borrowers maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the Novo Nordisk HQ Mortgage Loan (5.0%), the related borrower may rely on the insurance provided by the sole tenant at the Mortgaged Property, Novo Nordisk, so long as such insurance satisfies the insurance requirements of the loan documents. In addition, the borrower may rely on self-insurance by such sole tenant to the extent that the tenant or any lease guarantor of the tenant maintains a rating of “A-” or better by S&P.

●	With respect to The Eddy Mortgage Loan (2.9%), the borrower may rely on insurance maintained by the related condominium; however, if such insurance does not satisfy the requirements of the loan agreement, the borrower is required to obtain insurance such that the requirements of the loan agreement are satisfied.

●	With respect to the Sara Lee Portfolio Mortgage Loan (2.7%), the related borrower may rely on the insurance provided by the sole tenant at each of the respective Mortgaged Properties, Sara Lee, for the insurance required under the related Mortgage Loan documents, so long as such insurance satisfies the insurance requirements of the loan documents.

●	With respect to the Audubon Crossings & Commons Mortgage Loan (1.3%), the related borrower may rely on the insurance (or self-insurance, in the case of Walmart) provided by the largest tenant, Walmart, and the second largest tenant, Acme Markets, for a portion of the insurance required under the related Mortgage Loan documents, so long as (i) the related tenant lease, as appropriate, is in full force and effect without any amendments to the provisions thereof which relate to insurance or casualty unless otherwise approved by the lender in its sole discretion, (ii) Walmart, Acme Markets or any guarantor thereunder remains fully liable for the obligations and liabilities under the applicable lease, (iii) the related tenant maintains insurance policies, which, in the case of Walmart, may be through a program of self-insurance to the extent Walmart satisfies the conditions precedent set forth the Walmart lease in order to self-insure, on the leased premises covered by its lease meeting the requirements set forth therein, (iv) the borrower provides to the lender, no less frequently than annually, evidence satisfactory to the lender that the applicable tenant maintains in full force and effect the insurance described in clause (iii) immediately above, and (v) no default exists under the applicable lease beyond any applicable notice and cure periods (collectively, conditions (i) through (v) are the "Tenant Insurance Conditions"). To the extent the Tenant Insurance Conditions are not satisfied as it pertains to Walmart or Acme Markets, or to the extent the lender has been informed that any of the Tenant Insurance Conditions will result in an adverse impact to, a downgrade of or withdrawal of any rating then or to be assigned to any outstanding certificates issued or to be issued in conjunction with a securitization of which the Mortgage Loan is a part or otherwise adversely impacts the securitization of the Mortgage Loan, then the borrower must obtain, at its sole cost and expense, either (x) “primary” insurance coverage in the event that the Walmart coverage or the Acme Markets coverage does not provide applicable insurance covered required in the Mortgage Loan documents or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in each case as will be necessary to bring the insurance for the Mortgaged Property into full compliance with all of the terms and conditions under the Mortgage Loan documents.

●	With respect to the 40 Gansevoort Mortgage Loan (3.0%), the related borrower is not required to maintain the coverages required in the Mortgage loan documents on the Mortgaged Property, except with respect to the business interruption/loss of rents insurance specified in the 40 Gansevoort Mortgage Loan documents, for so long as (i) the related sublease (“40 Gansevoort Sublease”) is in full force and effect on the date hereof, (ii) no default beyond any applicable notice and cure period has occurred and is continuing under the 40 Gansevoort Sublease and (iii) the subtenant (“40 Gansevoort Subtenant”) maintains the insurance required pursuant to the requirements under the Mortgage Loan documents. To the extent clause (iii) above is not satisfied, then the borrower must obtain, at its sole cost and expense, either (x) “primary” insurance coverage in the event that the 40 Gansevoort Subtenant does not provide applicable insurance covered required in the Mortgage Loan documents or (y) “excess and contingent” insurance coverage, over and above any other valid and collectible coverage then in existence, in each case as will be necessary to bring the insurance for the Mortgaged Property into full compliance with all of the terms and conditions under the Mortgage Loan documents.

●	With respect to the Belcan HQ Mortgage Loan (1.1%), to the extent that the property insurance requirements under the lease of the largest tenant at the Mortgaged Property, Belcan, LLC (approximately 94.2% of the net rentable square footage), complies with the property insurance requirements under the Mortgage Loan documents, Belcan, LLC may provide the property insurance coverage for the Mortgaged Property.

●	With respect to the FedEx Topeka Mortgage Loan (0.7%), the related borrower may rely on the insurance provided by the sole tenant, FedEx, in accordance with its lease, for portions of the insurance required under the related Mortgage Loan documents, so long as certain conditions under the loan documents are satisfied, including that there has been no material reduction in the credit rating of the tenant (or its lease guarantor), and that FedEx is required under the terms of its lease to rebuild and/or repair the Mortgaged Property. The insurance requirements under the FedEx lease are not the same as the insurance requirements that would otherwise apply under the loan documents; for example, the lease does not require the insurance company to be rated. However, the loan documents require that if the insurance maintained by FedEx as of the origination date is modified to decrease the amount or type of coverage, the borrower must obtain insurance as is necessary to bring the insurance coverage for the Mortgaged Property into compliance with the loan documents.

●	With respect to the CVS Newnan Mortgage Loan (0.1%), the Mortgage Loan documents permit the sole tenant, CVS, provided such tenant’s lease is in effect, to maintain the property insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the lease, (ii) CVS remains fully liable for the obligations and liabilities under the related lease and maintains a rating from S&P of at least “BBB-”, and (iii) CVS maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under its lease.

In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Sponsor representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-1A to this prospectus, representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A and representations and warranties no. (26) (Local Law Compliance) and no. (27) (Licenses and Permits) on Annex E-3A to this prospectus and any related exceptions on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A, respectively, to this prospectus).

In addition, certain Mortgaged Properties are subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1B, Annex E-2B or Annex E-3B to this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to each of the CX – 350 & 450 Water Street Mortgage Loan (9.9%), the Novo Nordisk HQ Mortgage Loan (5.0%), the One Memorial Drive Mortgage Loan (4.2%), the Nyberg Portfolio Mortgage Loan (2.7%), The Colony Cooperative Mortgage Loan (2.3%), the Hyde Park Gardens Cooperative Mortgage Loan (2.2%) and The Veranda Mortgage Loan (2.0%), there are no separate non-recourse carveout guarantors, and the related borrower is the only indemnitor under the related environmental indemnity agreement.

●	With respect to the Sara Lee Portfolio Mortgage Loan (2.7%), there are three non-recourse carveout guarantors, and their obligations under the related non-recourse carveout guaranty and environmental indemnity agreement are several, in accordance with their percentage ownership interests in the related borrower, and not joint. In addition, the guarantors’ aggregate liability under the environmental indemnity is capped at the outstanding principal balance of the related Loan Combination plus the lender’s costs and expenses of enforcement. In addition, with respect to the Sara Lee Portfolio Mortgage Loan, each of the non-recourse carveout guarantors is a closed-end fund which terminates in 2031, the same year as the maturity date of the Mortgage Loan, subject to extension rights. A closed-end fund is generally required to liquidate its assets prior to its expiration date. In such event, the closed-end fund guarantor would no longer have any assets to support its guaranty. A complete or substantial liquidation of a closed-end fund guarantor’s assets would likely violate any net worth and/or liquidity covenants set forth in the related guaranty. A closed-end fund guarantor may have the ability to avoid such effect by selling the related Mortgaged Property or, by extending its term. However, we cannot assure you that any such guarantor would have the ability to, or would, avoid liquidating its assets upon its stated expiration date.

●	With respect to The Colony Cooperative Mortgage Loan (2.3%), no individual or entity (other than the related borrower) has any recourse obligations with respect to The Colony Cooperative Mortgage Loan, including pursuant to a guaranty or environmental indemnity. The related borrower, 1530 Owners Corp., is a cooperative housing corporation organized under the laws of the State of New Jersey. No individual owns greater than or equal to 10% of the direct or indirect equity interests in the borrower.

●	With respect to certain of the Mortgage Loans, the related environmental indemnities provide that if an environmental insurance policy meeting certain specified requirements is in place, the lender must allow the environmental indemnitors a specified period, ranging up to 360 days, to make a claim under such policy, prior to proceeding against such indemnitors under the environmental indemnity.

●	With respect to the Hyde Park Gardens Cooperative Mortgage Loan (2.2%), no individual or entity (other than the related borrower) has any recourse obligations with respect to the Hyde Park Gardens Cooperative Mortgage Loan. The related borrower, Hyde Park Owners Corp., a cooperative housing corporation organized under the laws of the State of New York, is 86.23% owned by various shareholders with no individual owning greater than or equal to 10% of the direct or indirect equity interests in the borrower. The Realty Enterprise LLC, a New York limited liability company, owns the remaining 13.77% of outstanding equity interests in the borrower.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to The Eddy Mortgage Loan (2.9%), the Mortgaged Property is subject to an approximately 30-year payment in lieu of taxes (“PILOT”) arrangement that commenced in 2021 pursuant to which the borrower is required to pay an annual service charge, subject to annual escalations of 3.15% plus a 2.0% administrative fee. Commencing in the 11th year of the PILOT the borrower is required to pay the greater of the annual service charge payment or a specified percentage of conventional taxes, which is 20% in years 11-15, 40% in years 16-20, 60% in years 21-25 and 80% in years 26-30. The related appraisal estimates the annual service charge plus administrative fee to be $1,239,456 in the first year of the PILOT, increasing each year so that it is $1,638,530 in the tenth year of the PILOT and $3,046,765 in the 30th year of the PILOT. The appraisal further estimates the tax savings from the PILOT to be $331,599 in the first year of the PILOT (for which the estimated unabated tax is $1,571,055), increasing each year so that it is $411,341 in the tenth year of the PILOT (for which the estimated unabated tax is $2,049,870), and $655,529 in the 30th year of the PILOT (for which the estimated unabated tax is $3,702,293)The Mortgage Loan was underwritten based on the abated taxes in the first year of the PILOT.

With respect to the 87-10 Northern Boulevard Mortgage Loan (1.0%), the related Mortgaged Property is subject to a 15 – 5 year tax abatement under New York City’s Industrial Commercial Abatement Program (ICAP) tax abatement which commenced in the 2018/2019 tax year and runs through the 2032/2033 tax year. The abatement amount is 100% for the first 10 years, with the abatement percentage declining by 20% every year thereafter. Taxes were underwritten to the estimated 10-year average tax expense.

With respect to the Bakhash NYC Portfolio (1.4%), the 60 Pearl St Mortgaged Property is designated Class 2A under the taxing jurisdiction of the City of New York. Due to the subject’s Class 2A classification, the subject’s tax liability cannot increase more than 8% in a given year or 30% total over a five-year period. The 459 Park Ave S Mortgaged Property and the 147 W 111th St Mortgaged Property are designated Class 2B under the taxing jurisdiction of the City of New York. Due to the Class 2B classification, the subjects’ tax liability cannot increase more than 8% in a given year or 30% total over a five-year period. Taxes were underwritten at the actual 2020/21 tax expense.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus, Sponsor representations and warranties no. (19) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and Sponsor representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-3A to this prospectus and any related exceptions on Annexes E-1B, E-2B and E-3B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A, E-2A and E-3A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.

Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	7	11.5%
5	0	3	8.9
6	0	47	79.6
Total		57	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Forty-five (45) of the Mortgage Loans (81.0%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining 12 Mortgage Loans (19.0%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those 12 Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Seven (7) of these 12 Mortgage Loans (11.4%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining five of these 12 Mortgage Loans (7.6%) provide for monthly payments of interest-only for a period of 12 months to 60 months following either (a) the related origination date and then provide for amortizing debt service payments for the remainder of their loan term or (b) following an initial period of amortizing debt service payments that occurred immediately after the related origination date. Included in such five Mortgage Loans is The Eddy Mortgage Loan (2.9%), which provides for amortizing debt service payments based on the non-standard amortization schedule set forth on Annex G to this prospectus.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

Two (2) Mortgage Loans, namely, the CX – 350 & 450 Water Street Mortgage Loan (9.9%) and the Novo Nordisk HQ Mortgage Loan (5.0%), are ARD Loans.

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an ”Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Loan Combination documents, all escrows and all other amounts then due and payable under the related Loan Combination documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest and the owners of the Uncertificated VRR Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;

●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;

●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or

●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	45	66.7%
L,YMx%, D or YMx%, O	4	18.8
L,YMx%,O	5	9.4
L,D or YMx%,O	1	2.7
YMx%,O	1	2.0
L, D, D or YMx%,O	1	0.5
Total	57	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;

●	“D” means the Mortgage Loan provides for a defeasance period;

●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;

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“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;

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“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;

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“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;

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“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and

●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lock-out period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 117 months;

●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 0 months; and

●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 79 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	17	22.5%
4	24	41.3
5	6	10.6
6	4	10.6
7	5	13.0
11	1	2.0
Total	57	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●

will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●

if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of Fifty-one (51) of the Mortgage Loans (88.6%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Loan Combination, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Loan Combination, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Loan Combination, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Loan Combination, if applicable), or under the defeased portion of the Mortgage Loan (or Loan Combination, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Loan Combination, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Loan Combination, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Loan Combination, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Defeasance

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With respect to the TLR Portfolio Mortgage Loan (3.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the earlier to occur of (1) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and (2) November 9, 2024, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 110% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 1.80x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable. For purposes of clause (iv) and (v), debt service coverage ratio and debt yield will be calculated based on financials for the trailing 12 months with respect to the portion of the Mortgage Loan that has not been released as of the date of consummation of the partial defeasance event.

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With respect to the In-Rel 4 Portfolio Mortgage Loan (2.9%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 2.05x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 70.2% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 11.2%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

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With respect to the Bakhash NYC Portfolio Mortgage Loan (1.4%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) 2.15x, and (b) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 65.0% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 7.9%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

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With respect to the SLJ Portfolio Mortgage Loan (1.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of any one or more of the 2706 Route 22 Mortgaged Property or the 300 US Highway 202 Mortgaged Property, in each case, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 90% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 57.9% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 10.97%, and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

Property Releases; Partial Defeasance and Partial Prepayments

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With respect to the CX – 350 & 450 Water Street Mortgage Loan (9.9%), the related borrowers may, on any business day on or after December 6, 2023 (in the case of a prepayment) or after the defeasance lockout period (in the case of a defeasance) and before the related Anticipated Repayment Date, obtain the release of either of the two buildings comprising the Mortgaged Property in connection with a bona fide third-party sale of such parcel provided no event of default exists immediately before or after such sale and the borrowers provide at least 20 days’ notice to the lender, upon satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation: (a) if the borrowers have not previously exercised a right to defease the Mortgage Loan, the prepayment of an amount equal to 110% of the allocated loan amount for the 350 Water Street building or 105% of the allocated loan amount for the 450 Water Street building (as applicable, the “CX Release Amount”), along with a prepayment fee plus all accrued and unpaid interest, or (b) if the borrowers have not previously exercised a right to prepay the Mortgage Loan, (i) deliver defeasance collateral equal to the applicable CX Release Amount for such parcel, along with all accrued and unpaid interest and (ii) deliver to the lender an additional insolvency opinion and, at the lender’s request, a rating agency confirmation; provided that any amounts paid to the lender with respect to clauses (a) and (b) will be applied in the order of priority set forth in the Mortgage Loan documents; (c) if the borrowers seek to release the 350 Water Street Mortgaged Property, the borrowers have achieved substantial completion of the base building work at 450 Water Street; (d) after the release, the debt service coverage ratio for the remaining Mortgaged Property is no less than the greater of (i) the debt service coverage ratio immediately preceding such release and (ii) 1.90x; (e) the borrowers pay all out-of-pocket costs and expenses incurred by the lender (including reasonable attorneys’ fees) in connection with the release (and if applicable, partial defeasance) and (f) satisfaction of REMIC related requirements.

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With respect to the Maize & Blue 2 Pack Mortgage Loan (0.5%), at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of an individual Mortgaged Property, provided that, among other conditions, (a) the defeasance collateral is in an amount equal to the greater than 115% of the allocated loan amount for the individual Mortgaged Property; (b) the borrower delivers a REMIC opinion; (c) the borrower delivers a rating agency confirmation, if required by the lender; (d) after the release, the related loan-to-value ratio does not exceed the lesser of (i) 58.6% and (ii) the loan-to-value ratio immediately preceding such release; (d) after the release, the related debt service coverage ratio with respect to the remaining Mortgaged Property is equal to or greater than the greater of (i) the product of 2.86 multiplied by a fraction of which (x) the numerator is the sum of the release amounts of all Mortgaged Properties subject to the lien of the Mortgage Loan (including the individual Mortgaged Property to be released), and (y) the denominator is the sum of the then-current outstanding principal amount of the Mortgage Loan, and (ii) the debt service coverage ratio immediately preceding such release; (e) the borrower must convey the individual Mortgaged Property being released, concurrently with the release, to a person other than borrower or an affiliate of borrower; and (f) satisfaction of customary REMIC requirements.

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With respect to the CityLine Storage Express Portfolio Mortgage Loan (0.4%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower the borrower may either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greatest of (a) 1.72x, (b) the debt service coverage ratio of all of the Mortgaged Properties as of the date of origination of the CityLine Storage Express Portfolio Mortgage Loan or (c) the debt service coverage ratio with respect to the remaining Mortgaged Property immediately prior to the consummation of the applicable partial release or partial defeasance, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 62.0% and (b) the loan to value ratio of all of the Mortgaged Properties as of origination of the CityLine Storage Express Portfolio Mortgage Loan or (iii) the loan to value ratio with respect to the remaining Mortgaged Property immediately prior to the consummation of the applicable partial release or partial defeasance, as applicable.

Property Releases; Free Releases

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Certain of the Mortgage Loans, including the Greenwich Office Park Mortgage Loan (6.3%), the La Encantada Mortgage Loan (3.7%) and the In-Rel 4 Portfolio Mortgage Loan (2.9%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.

Additions to the Mortgaged Property

The following Mortgage Loans provide for the addition of real property for, or the construction of improvements on, the related Mortgaged Property:

●

With respect to the Sara Lee Portfolio Mortgage Loan (2.7%), the borrower is party to a Right of First Refusal Agreement (the “Sara Lee ROFR Agreement”) with Sara Lee, the sole tenant, pursuant to which the borrower has a right of first refusal to purchase certain real property located in Southridge, Massachusetts (the “Southridge Expansion Parcel”). Under the terms of the ROFR Agreement, if Sara Lee offers the Southbridge Expansion Parcel to a specified offeree which has a prior right of first refusal, and such offeree rejects the offer, Sara Lee must offer the Southbridge Expansion Parcel to the borrower on the same terms and conditions, subject to a minimum floor purchase price of $238,000. The Sara Lee ROFR Agreement provides that if the borrower accepts such offer, upon acquisition of the Southbridge Expansion Parcel, the borrower will amend its master lease with Sara Lee to add the Southbridge Expansion Parcel and increase the base rent under such master lease by an amount equal to the agreed purchase price multiplied by a fraction, of which the numerator is the then current base rent under the master lease and the denominator is the original purchase price at which the borrower purchased the remainder of the Mortgaged Properties. The related Mortgage Loan documents permit the borrower to acquire the Southridge Expansion Parcel, provided that certain conditions are satisfied, including among others (i) the existing mortgage on the Mortgaged Property must be spread or an additional mortgage must be delivered, which provides that the Southridge Expansion Parcel will secure the related Loan Combination, (ii) the loan documents must be amended as reasonably required by the lender, (iii) the borrower must provide industry standard due diligence materials, including title, survey, leases, and acceptable environmental and property condition reports for the Southridge Expansion Parcel, (iv) the borrower must provide insurance policies with respect to the Southridge Expansion Parcel that satisfy the requirements of the loan documents, (v) the borrower must provide tenant estoppels from all tenants occupying the Southridge Expansion Parcel, (vi) the borrower must deliver an officer’s certificate certifying (A) the amount of the purchase price of the Southridge Expansion Parcel, and (B) that such price and all other costs of the acquisition have been satisfied in full from the borrower’s funds derived from (x) a capital infusion to the borrower from one or more of its direct or indirect equity owners made in accordance with the applicable terms and conditions of the loan documents and of borrower’s organizational documents and/or (y) another source reasonably acceptable to the lender, and (vii) such acquisition must be permitted under REMIC requirements and if lender deems it reasonably necessary the borrower must deliver a REMIC opinion with respect to the acquisition.

●

In addition, with respect to the Sara Lee Portfolio Mortgage Loan (2.7%), in lieu of exercising its rights under the Sara Lee ROFR Agreement and acquiring the Southridge Expansion Parcel, the borrower may assign its rights under the Sara Lee ROFR Agreement to an affiliate, provided that certain conditions are satisfied, including no event of default exists under the Sara Lee Portfolio Loan Combination, the lender has reasonably approved the contract of assignment and related documents, and the ratio of the unpaid principal balance of the related Loan Combination to the value of the related Mortgaged Properties (to be determined by the lender in its reasonable discretion based on a commercially reasonable valuation method permitted to a REMIC trust) is not more than 125%.

Escrows

Thirty-nine (39) Mortgage Loans (61.3%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Forty (40) Mortgage Loans (63.4%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-five (25) Mortgage Loans (32.9%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-five (25) Mortgage Loans (62.5%) secured by office, industrial, retail, self storage (with commercial tenants), mixed use and multifamily (with commercial tenants) properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each Rating Agency;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●

the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the Uncertificated VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	32	$1,044,395,809	69.8%
Springing	19	$306,504,355	20.5%
Soft	5	$128,150,000	8.6%
Soft (Residential) / Hard (Commercial)	1	$17,600,000	1.2%
Total:	57	$1,496,650,164	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower;

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests; and

●	The Eddy Loan Combination provides for a future earnout advance which will be secured by the related Mortgaged Property, as described under “—Future Advance Loan.”

Existing Additional Secured Debt

As described under “—The Loan Combinations” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Future Advance Loan

With respect to The Eddy Loan Combination (2.9%), the related loan combination includes an up to $10,000,000 Future Earnout Advance (the “Future Earnout Advance”) to be secured by the related Mortgaged Property and to be advanced pursuant to the borrower’s request at any time during the period ending on the third anniversary of the loan origination date, in whole or in up to two installments, of which the first installment may not be less than $6,000,000, provided that, among other conditions, (i) no event of default is continuing, (ii) after giving effect to the Future Earnout Advance, (x) the debt service coverage ratio for the related Mortgaged Property (based on annualized net operating income for the immediately preceding six-month period and assuming a 30-year amortization schedule) is at least 1.25x, (y) the debt yield is at least 7.25% and (z) the loan-to-value ratio (based on an appraisal dated within 30 days of the Future Earnout Advance) does not exceed 65%, (iii) borrower and guarantor execute such documents and deliver such legal opinions as the lender reasonably requests in connection with the Future Earnout Advance and (iv) the lender shall continue to have a first-lien security interest in the Mortgaged Property. Any Future Earnout Advances are required to be funded by the holders of certain notes in the Loan Combination which will represent the Future Earnout Advances (the “Future Earnout Advance Lenders”), which as of the origination date of The Eddy Loan Combination are American General Life Insurance Company and The Variable Annuity Life Insurance Company, which co-originated The Eddy Loan Combination and own Subordinate Companion Loans therein. Such entities are permitted to transfer the obligation to make the Future Earnout Advances (together with the related notes), as described under “Description of the Mortgage Pool—The Loan Combinations—The Eddy Pari Passu-AB Loan Combination—Earnout Advances” herein.

The interest rate of each Future Earnout Advance on The Eddy Loan Combination will be a per annum rate determined by the Future Earnout Advance Lenders on the date of such Future Earnout Advance equal to the greater of (a) the highest rate of interest that can be obtained on the Future Earnout Advance such that the blended interest rate of The Eddy Loan Combination after taking into account the making of the Future Earnout Advance(s) thereunder equals 2.89% and (b) the Future Earnout Advance Lenders’ then current spread for multifamily loans plus the semiannual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan Combination, for the week prior to the date of the Future Earnout Advance, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates, conclusively determined by the lender on the date of the Future Earnout Advance. In each case, the rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary. The interest rate on The Eddy Subordinate Companion Loan is 3.28797872340425% per annum and the weighted average interest rate of The Eddy Loan Combination as of the Cut-off Date is 2.89% per annum.

Each Future Earnout Advance will be allocated pro rata to senior Future Earnout Advance notes in a principal amount of up to approximately $4,777,778, which will be payable pro rata with The Eddy Mortgage Loan and will evidence Eddy Pari Passu Companion Loans, and to subordinate Future Earnout Advance notes in a principal amount of up to approximately $5,222,222, which will be payable pro rata with The Eddy Subordinate Companion Loan and will evidence additional Subordinate Companion Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—’Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Sara Lee Portfolio(1)	$40,000,000	60.6%	1.47x	8.3%	Y
Westward Ho	$18,500,000	63.3%	1.27x	7.12%	Y
Junction 4121	$17,600,000	40.3%	2.05x	N/A	Y
560 Village Boulevard	$7,550,000	54.3%	3.13x	10.47%	Y
1048 Manzanita	$2,400,000	27.6%	1.95x	N/A	Y

(1)	The amount of the permitted future mezzanine loan may not exceed $10,000,000.

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Permitted Unsecured Debt and Other Debt

With respect to the Novo Nordisk HQ Mortgage Loan (5.0%), in connection with the sale of the Mortgaged Property to the related borrower, such borrower’s sole member (the “Novo Sole Member”) entered into an earnout agreement (the “Novo Earnout Agreement”) with the prior owner of the Mortgaged Property (the “Novo Seller”) whereby the Novo Sole Member agreed to pay all or a pro rata portion of a specified amount (having an outstanding amount as of the origination date of approximately $13,000,000) to the Novo Seller if the tenant at the Mortgaged Property ever exercised all or a portion of its expansion option for 167,815 additional square feet at the Mortgaged Property pursuant to its lease (the “Novo Earnout Obligation”). The Novo Earnout Obligation is secured by a pledge of the Novo Sole Member’s 100% ownership interest in the borrower pursuant to a pledge agreement (the “Novo Earnout Pledge Agreement”). At origination, (i) the related lender funded a reserve (the “Seller Credit Reserve”) equal to the Novo Earnout Obligation, which amount is required to be released to the Novo Seller, provided no event of default is continuing under the loan documents, as and when such amounts are due and payable under the Novo Earnout Agreement and (ii) the related lender entered into a recognition agreement with the Novo Seller whereby such lender agreed (w) to send all notices under the loan documents to the Novo Seller, (x) to allow the Novo Seller to foreclose on the pledge and take over the borrower so long as a preapproved control party will own/control such borrower after foreclosure and so long as the permitted transfer provisions of the loan agreement and recognition agreement are satisfied, (y) to allow the Novo Seller to purchase the senior loan upon notice to the Novo Seller that an event of default under the loan is continuing (for payment of the full outstanding amount of the debt, including all default interest, fees and expenses) and (z) to accept payment of the monthly interest payment or any other payment obligation by the Novo Seller (as and when such payment is due and payable by the borrower) but no more than two times during the term of the Mortgage Loan.

With respect to the One Memorial Drive Mortgage Loan (4.2%), the Mortgage Loan documents permit upper-tier financing by holders of indirect equity in the borrower secured by such indirect equity in the borrower (the “Permitted Pledge”), provided, among other restrictions, (a) such Permitted Pledge is secured by assets other than the Mortgaged Property (other than any indirect interest in cash flow from the Mortgaged Property) or any direct equity in the borrower, (b) such Permitted Pledge will not result in a change of control in the borrower, and (c) at all times following such Permitted Pledge, at least one of the borrower sponsors owns at least a 25% legal and beneficial interest in, and controls, the borrower.

With respect to the Greystone Lofts Mortgage Loan (1.2%), the borrowers are subject to an unsecured indebtedness in the outstanding amount of $6,000,000 to Greystone Mills Artiste, LLC (the “Subordinate Obligation Holder”), an affiliate of the borrowers, pursuant to a certain Development Services Agreement dated August 21, 2007, and other documents related thereto (collectively, the “Subordinate Documents”). Pursuant to the Subordination and Standstill Agreement between the Subordinate Obligation Holder and the borrower, the Subordinate Obligation Holder has fully subordinated the Subordinate Documents and the obligations thereunder to the Mortgage Loan.

With respect to the Brookside Industrial Park Mortgage Loan (0.5%), the related Mortgage Loan documents permit upper-tier financing by holders of indirect equity in the borrower by such indirect equity in the borrower, provided, among other restrictions (a) such preferred equity is limited to a distribution preference over common equity and accrues interest at a stated rate, but does not contain any remedy for non-payment and (b) payment of such preferred equity will cease during the continuance of an event of default under the Mortgage Loan documents.

With respect to The Colony Cooperative Mortgage Loan (2.3%), the borrower, 1530 Owners Corp., is a cooperative housing corporation organized under the laws of the State of New Jersey. No individual owns greater than or equal to 10% of the direct or indirect equity interests in the borrower. The individual tenant shareholders of the related borrower are permitted to obtain loans secured by a pledge of such shareholder’s proprietary lease and the shares of stock appurtenant thereto and by financing statements against such shareholder’s proprietary lease and shares of stock. The related borrower is further permitted to obtain a line of credit financing in the maximum amount of $2,000,000 that is not secured by placement of a lien on the Mortgaged Property or any interests in the related borrower.

With respect to Hyde Park Gardens Cooperative Mortgage Loan (2.2%), the borrower, Hyde Park Owners Corp., a cooperative housing corporation organized under the laws of the State of New York, is 86.23% owned by various shareholders with no individual owning greater than or equal to 10% of the direct or indirect equity interests in the borrower. The Realty Enterprise LLC, a New York limited liability company, owns the remaining 13.77% of outstanding equity interests in the borrower. The individual tenant shareholders of the related borrower are permitted to obtain loans secured by a pledge of such shareholder’s proprietary lease and the shares of stock appurtenant thereto and by financing statements against such shareholder’s proprietary lease and shares of stock.

With respect to the 8900 South Congress Mortgage Loan (0.7%), an investor made an unsecured $2,000,000 loan to an entity which indirectly owns approximately 49.995% of the borrower’s 99.9999% limited partner, as to which the investor entered into a subordination and standstill agreement with the lender.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Loan Combinations

General

Each of the Split Mortgage Loans is part of a Loan Combination comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Loan Combination Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Loan Combination Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)(5)	Loan Combination Underwritten NCF DSCR(3)(5)	Mortgage Loan Debt Yield on Underwritten NOI(2)(5)	Loan Combination Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
CX – 350 & 450 Water Street	GACC, JPMCB	$148,140,816	9.9%	$665,859,184	$411,000,000	$1,225,000,000	41.7%	62.7%	3.50x	2.32x	9.9%	6.6%	N
Novo Nordisk HQ	GACC	$75,000,000	5.0%	$135,667,000	N/A	$210,667,000	63.8%	63.8%	3.16x	3.16x	9.2%	9.2%	Y
One Memorial Drive	JPMCB	$63,150,000	4.2%	$236,150,000	$114,700,000	$414,000,000	36.1%	50.0%	3.63x	2.63x	10.2%	7.4%	N
La Encantada	GSMC	$55,000,000	3.7%	$47,000,000	N/A	$102,000,000	58.7%	58.7%	2.70x	2.70x	9.3%	9.3%	Y
TLR Portfolio	CREFI	$48,000,000	3.2%	$35,000,000	N/A	$83,000,000	65.4%	65.4%	1.78x	1.78x	7.4%	7.4%	Y
The Eddy	GACC	$43,000,000	2.9%	(4)	$47,000,000(4)	$90,000,000(4)	30.4%(4)	63.7%(4)	3.13x(4)	1.37x(4)	14.4%(4)	6.9%(4)	N(6)
Charcuterie Artisans SLB	CREFI	$40,000,000	2.7%	$23,000,000	N/A	$63,000,000	57.7%	57.7%	2.35x	2.35x	9.2%	9.2%	Y
Nyberg Portfolio	JPMCB	$40,000,000	2.7%	$23,900,000	N/A	$63,900,000	60.0%	60.0%	3.14x	3.14x	12.5%	12.5%	Y
Sara Lee Portfolio	GACC	$40,000,000	2.7%	$23,150,000	N/A	$63,150,000	60.6%	60.6%	2.06x	2.06x	8.9%	8.9%	Y
The Veranda	JPMCB	$30,000,000	2.0%	$70,000,000	N/A	$100,000,000	50.7%	50.7%	3.41x	3.41x	10.6%	10.6%	N
Plaza La Cienega	CREFI	$20,000,000	1.3%	$70,000,000	N/A	$90,000,000	54.9%	54.9%	2.37x	2.37x	8.9%	8.9%	N
Audubon Crossings & Commons	GSMC	$18,888,334	1.3%	$27,835,439	N/A	$46,723,773	68.2%	68.2%	1.42x	1.42x	8.6%	8.6%	N

(1)

With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.

(3)

Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan. The Loan Combination Cut-off Date LTV Ratio (and the Loan Combination Maturity Date/ARD LTV Ratio) for the CX – 350 & 450 Water Street Loan Combination based on the “as is” appraised value, taking into account the subordinate companion loan, is 68.9%. The Loan Combination Cut-off Date LTV Ratio for The Eddy Loan Combination, based on the “as is” appraised value, taking into account the subordinate companion loan but excluding any future earnout advances is 64.2% and the Loan Combination Maturity Date/ARD LTV Ratio, calculated on the same basis, is 57.1%.

(4)

With respect to The Eddy Mortgage Loan (2.9%) and The Eddy Loan Combination, the Aggregate Pari Passu Companion Loan Cut-off Date Balance, Aggregate Subordinate Companion Loan Cut-off Date Balance, Loan Combination Cut-off Date Balance, Mortgage Loan Cut-off Date LTV Ratio, Loan Combination Cut-off Date LTV Ratio, Mortgage Loan Underwritten NCF DSCR, Loan Combination Underwritten NCF DSCR, Mortgage Loan Debt Yield on Underwritten NOI and Loan Combination Debt Yield on Underwritten NOI are presented without regard to the future earnout advance(s), in the aggregate amount of up to $10,000,000 (allocated between senior and subordinate notes in the same proportion as the original balance of the loan combination), that the borrower may become entitled to receive on or before November 23, 2024 from the future earnout advance lenders under the terms of the loan combination. Assuming the future earnout advances were instead fully funded as of the Cut-off Date, (i) the aggregate Pari Passu Companion Loan Cut-off Date Balance would be approximately $4,777,778; (ii) the Aggregate Subordinate Companion Loan Cut-off Date Balance would be approximately $52,222,222; (iii) the Loan Combination Cut-off Date Balance would be $100,000,000; (iv) the Mortgage Loan Cut-off Date LTV Ratio of and Loan Combination Cut-off Date LTV Ratio, based on the “as is” appraised value, would be 34.1% and 71.4%, respectively, and, based on the “as stabilized” appraised value, would be 33.8% and 70.8%, respectively; and (v) the Mortgage Loan Debt Yield on Underwritten NOI and Loan Combination Debt Yield on Underwritten NOI would be 13.0% and 6.2%, respectively. See “—Additional Indebtedness—Future Advance Loan” above.

(5)

With respect to The Eddy Mortgage Loan (2.9%) and The Eddy Loan Combination, which provide for amortizing principal payments based on the non-standard amortization schedule set forth on Annex G to this prospectus, the Mortgage Loan Underwritten NCF DSCR and Loan Combination Underwritten NCF DSCR is calculated based on the aggregate debt service for such Mortgage Loan and Loan Combination, respectively, during the 12-month period commencing January 1, 2027.

(6)

Initially promissory Note B-1, Note B-2, Note B-3 and Note B-4 are collectively the Controlling Notes with respect to The Eddy Loan Combination. However, if an applicable Eddy Control Appraisal Period exists or the holders of such notes are a borrower-related party, then promissory Note A-1 will become the Controlling Note with respect to The Eddy Loan Combination.

With respect to each Loan Combination, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.

the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Loan Combination (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Loan Combination with or without cause, and

II.

the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Loan Combination, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Loan Combination, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Loan Combination will be a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Loan Combination, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Loan Combination Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Loan Combination	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Companion Note(2)	Aggregate Cut-off Date Balance
CX- 350 & 450 Water Street	Outside Serviced	Note A-1-1	Control-Shift(4)		CAMB 2021-CX2	$169,255,102.10
		Note A-1-2	Non-Control	—	Benchmark 2021-B31	$70,000,000.00
		Note A-1-3	Non-Control	—	Benchmark 2021-B30	$64,000,000.00
		Note A-1-4	Non-Control	—	Benchmark 2021-B31	$50,000,000.00
		Note A-1-5	Non-Control	DBRI	Not Identified	$46,000,000.00
		Note A-1-6	Non-Control	DBRI	Not Identified	$35,000,000.00
		Note A-1-7	Non-Control	—	3650R 2021-PF1	$25,000,000.00
		Note A-1-8	Non-Control	DBRI	Not Identified	$20,000,000.00
		Note A-1-9	Non-Control	—	Benchmark 2021-B31	$4,161,224.43
		Note A-2-1	Control-Shift(4)	—	CAMB 2021-CX2	$58,163,265.27
		Note A-2-2	Non-Control	BANA	Not Identified	$50,000,000.00
		Note A-2-3	Non-Control	—	BANK 2021-BNK38	$30,000,000.00
		Note A-2-4	Non-Control	—	BANK 2021-BNK38	$25,000,000.00
		Note A-2-5	Non-Control	BANA	Not Identified	$2,959,183.71
		Note A-3-1	Control-Shift(4)	—	CAMB 2021-CX2	$29,081,632.63
		Note A-3-2	Non-Control	—	Benchmark 2021-B30	$30,000,000.00
		Note A-3-3	Non-Control	—	Benchmark 2021-B31	$23,979,591.86
		Note A-4-1	Control-Shift(4)	—	CAMB 2021-CX2	$28,500,000.00
		Note A-4-2	Non-Control	—	3650R 2021-PF1	$30,000,000.00
		Note A-4-3	Non-Control	—	3650R 2021-PF1	$22,900,000.00
		Note B-1	Control(4)	—	CAMB 2021-CX2	$244,083,673.47
		Note B-2	Control(4)	—	CAMB 2021-CX2	$83,877,551.02
		Note B-3	Control(4)	—	CAMB 2021-CX2	$41,938,775.51
		Note B-4	Control(4)	—	CAMB 2021-CX2	$41,100,000.00

Novo Nordisk HQ	Serviced	Note A-1	Control	—	Benchmark 2021-B31	$75,000,000
		Note A-2	Non-Control	DBRI	Not Identified	$47,500,000
		Note A-3	Non-Control	DBRI	Not Identified	$25,000,000
		Note A-4	Non-Control	DBRI	Not Identified	$63,167,000

One Memorial Drive	Outside Serviced	Note A-1	Control(4)	—	JPMCC 2021-1MEM	$141,150,000
		Note A-2	Non-Control	—	Benchmark 2021-B30	$35,000,000
		Note A-3	Non-Control	—	Benchmark 2021-B30	$30,000,000
		Note A-4	Non-Control	—	Benchmark 2021-B30	$30,000,000
		Note A-5	Non-Control	—	Benchmark 2021-B31	$35,000,000
		Note A-6	Non-Control	—	Benchmark 2021-B31	$28,150,000
		Note B	Control(4)	—	JPMCC 2021-1MEM	$114,700,000

La Encantada	Serviced	Note A-1	Control	—	Benchmark 2021-B31	$55,000,000
		Note A-2	Non-Control	—	GSMS 2021-GSA3	$27,000,000
		Note A-3	Non-Control	—	Benchmark 2021-B30	$20,000,000

TLR Portfolio	Serviced	Note A-1	Control	—	Benchmark 2021-B31	$48,000,000
		Note A-2	Non-Control	—	WFCM 2021-C61	$35,000,000

The Eddy(5)	Serviced	Note A-1	Control-Shift(4)	—	Benchmark 2021-B31	$43,000,000
		Note B-1	Control(4)	American General Life Insurance Company	Not Applicable	$46,530,000
		Note B-2	Control(4)	The Variable Annuity Life Insurance Company	Not Applicable	$470,000

Charcuterie Artisans SLB	Serviced	Note A-1	Control	—	Benchmark 2021-B31	$40,000,000
		Note A-2	Non-Control	CREFI	Not identified	$23,000,000

Nyberg Portfolio	Serviced	Note A-1	Control		Benchmark 2021-B31	$40,000,000
		Note A-2	Non-Control	JPMCB	Not identified	$23,900,000

Sara Lee Portfolio	Serviced	Note A-1	Control		Benchmark 2021-B31	$40,000,000
		Note A-2	Non-Control	DBRI	Not Identified	$23,150,000

The Veranda	Outside Serviced	Note A-1	Control	—	Benchmark 2021-B30	$70,000,000
		Note A-2	Non-Control	—	Benchmark 2021-B31	$30,000,000

Plaza La Cienega	Outside Serviced	Note A-1	Control	—	3650R 2021-PF1	$50,000,000
		Note A-2	Non-Control	—	Benchmark 2021-B30	$20,000,000
		Note A-3	Non-Control	—	Benchmark 2021-B31	$20,000,000

Audubon Crossings & Commons	Outside Serviced	Note A-1	Control	—	Benchmark 2021-B30	$27,835,439
		Note A-2	Non-Control	—	Benchmark 2021-B31	$18,888,334

(1)	Unless otherwise specified, with respect to each Loan Combination, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.

(2)	Unless otherwise specified, with respect to each Loan Combination, each related unsecuritized Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction (or, in the case of The Eddy Controlling Notes, means that the Mortgage Loan Seller for the related Mortgage Loan has received no notice from the holder of the subject Controlling Note of a transfer or intended transfer of the subject Controlling Note to a securitization vehicle). In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.

(3)	Entity names have been abbreviated for presentation.

(4)	The subject Loan Combination is an AB Loan Combination or a Pari Passu-AB Loan Combination, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note or a group of related subordinate notes collectively. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject Loan Combination (each identified in the chart above as a “Control Shift Note”), which more senior note will thereupon become the Controlling Note. See “Description of the Mortgage Pool—The Loan Combinations—The CX 350 & 450 Water Street Pari Passu AB Loan Combination”, “—the One Memorial Drive Loan Combination” and”—The Eddy Pari Passu-AB Loan Combination” in this prospectus for more information regarding the manner in which control shifts under each such Loan Combination.

(5)	The subject Loan Combination provides for future earnout advances from lenders other than the issuing entity. See “Description of the Mortgage Pool—Additional Indebtedness—Future Advance Loan” and “Description of the Mortgage Pool—The Loan Combinations—The Eddy Pari Passu-AB Loan Combination—Earnout Advances” in this prospectus.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Loan Combination, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Loan Combination, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Loan Combination and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Loan Combination will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Loan Combinations” section.

Set forth below are certain terms and provisions of each Loan Combination and the related Co-Lender Agreement. Certain of the Loan Combinations are Outside Serviced Loan Combinations. For more information regarding the servicing of each of the Loan Combinations that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Loan Combinations

Each Serviced Pari Passu Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Loan Combinations unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Loan Combination will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Loan Combination) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Loan Combination will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Loan Combination). With respect to each Servicing Shift Loan Combination, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Loan Combination, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Loan Combinations other than Serviced Outside Controlled Loan Combinations

With respect to any Serviced Pari Passu Loan Combination (other than a Servicing Shift Loan Combination), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Loan Combinations

With respect to any Servicing Shift Loan Combination prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Servicing Shift Loan Combination, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Loan Combination, one or more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Loan Combination or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Loan Combination within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Loan Combination that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Loan Combination, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Loan Combination are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Loan Combination, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Loan Combination without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

The Outside Serviced Pari Passu Loan Combinations

Each Outside Serviced Pari Passu Loan Combination will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Loan Combination in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Loan Combination. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Loan Combination, the discussion under this “—The Outside Serviced Pari Passu Loan Combinations” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Loan Combination provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.

●	All payments, proceeds and other recoveries on the Outside Serviced Loan Combination will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Loan Combination on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Loan Combination is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Loan Combination is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Loan Combination that are not otherwise paid out of collections on such Loan Combination may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights

With respect to each Outside Serviced Loan Combination, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Loan Combination, (ii) to consent to certain servicing decisions in respect of such Loan Combination and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Loan Combination with or without cause; provided, that with respect to each Outside Serviced Loan Combination (including any Servicing Shift Loan Combination on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Loan Combination, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Loan Combination, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Loan Combination (including each Servicing Shift Loan Combination after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”), will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Loan Combination, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Loan Combination or any proposed action to be taken in respect of a major decision under the related

Outside Servicing Agreement with respect to such Outside Serviced Loan Combination (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Loan Combination, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Loan Combination or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Loan Combination are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Loan Combination, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Loan Combination (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Loan Combination becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Loan Combination without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing

Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

CX – 350 & 450 Water Street Pari-Passu A-B Loan Combination

General

The CX – 350 & 450 Water Street Mortgage Loan (9.9%) is part of a split loan structure comprised of twenty (20) senior promissory notes and four (4) subordinate promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties, with an aggregate initial principal balance of $1,225,000,000. Four such senior promissory notes designated A-1-2, A-1-4, A-1-9 and A-3-3 with an aggregate initial principal balance of approximately $148,140,816 (the “CX – 350 & 450 Water Street Mortgage Loan”), will be deposited into this securitization. The CX – 350 & 450 Water Street Whole Loan (as defined below) is evidenced by (i) the CX – 350 & 450 Water Street Mortgage Loan, (ii) sixteen (16) senior promissory notes designated as Notes A-1-1, A-1-3, A-1-5, A-1-6, A-1-7, A-1-8, A-2-1, A-2-2, A-2-3, A-2-4, A-2-5, A-3-1, A-3-2, A-4-1, A-4-2 and A-4-3 (the “CX – 350 & 450 Water Street Pari Passu Companion Loans”), which have an aggregate initial principal balance of approximately $665,859,184; and (iii) four (4) subordinate promissory notes designated as Notes B-1, B-2, B-3 and B-4 (the “CX – 350 & 450 Water Street Subordinate Companion Loans” and, together with the Notes A-1-1, A-2-1, A-3-1 and A-4-1, the “CX – 350 & 450 Water Street Standalone Companion Loans”), with an initial principal balance of $411,000,000.

The CX – 350 & 450 Water Street Mortgage Loan, the CX – 350 & 450 Water Street Pari Passu Companion Loans and the CX – 350 & 450 Water Street Subordinate Companion Loans are referred to herein, collectively, as the “CX – 350 & 450 Water Street Whole Loan”, and the CX – 350 & 450 Water Street Pari Passu Companion Loans and the CX – 350 & 450 Water Street Subordinate Companion Loans are referred to herein as the “CX – 350 & 450 Water Street Companion Loans”. The CX – 350 & 450 Water Street Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the CX – 350 & 450 Water Street Mortgage Loan. The CX – 350 & 450 Water Street Subordinate Companion Loans are generally subordinate in right of payment with respect to the CX – 350 & 450 Water Street Mortgage Loan and CX – 350 & 450 Water Street Pari Passu Companion Loans.

Only the CX – 350 & 450 Water Street Mortgage Loan is included in the issuing entity. The CX – 350 & 450 Water Street Standalone Companion Loans were contributed to a securitization trust governed by the CAMB 2021-CX2 TSA (the “CAMB 2021-CX2 Securitization").

The rights of the holders of the promissory notes evidencing the CX – 350 & 450 Water Street Whole Loan (the “CX – 350 & 450 Water Street Noteholders”) are subject to a Co-Lender Agreement (the “CX – 350 & 450 Water Street Co-Lender Agreement”). The following summaries describe certain provisions of the CX – 350 & 450 Water Street Co-Lender Agreement.

Servicing

The CX – 350 & 450 Water Street Whole Loan (including the CX – 350 & 450 Water Street Mortgage Loan) and any related REO Property will be serviced and administered pursuant to the terms of the Trust and Servicing Agreement governing the CAMB 2021-CX2 securitization (the “CAMB 2021-CX2 TSA”) by KeyBank National Association as master servicer (in such capacity, the “CX – 350 & 450 Water Street Servicer”), and, if necessary, Situs Holdings, LLC, as special servicer (in such capacity, the “CX – 350 & 450 Water Street Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the CX – 350 & 450 Water Street Co-Lender Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the CX – 350 & 450 Water Street Mortgage Loan (but not on the CX – 350 & 450 Water Street Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the CX – 350 & 450 Water Street Mortgage Loan.

Property protection advances in respect of the CX – 350 & 450 Water Street Whole Loan will be made by the CX – 350 & 450 Water Street Servicer or the trustee under the CAMB 2021-CX2 TSA (the “CX – 350 & 450 Water Street Trustee”), as applicable, unless a determination of nonrecoverability is made under the CAMB 2021-CX2 TSA, as described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Application of Payments Prior to a CX – 350 & 450 Water Street Triggering Event of Default

Generally, as long as no (i) event of default with respect to an obligation of the CX – 350 & 450 Water Street Whole Loan borrowers to pay money due under the CX – 350 & 450 Water Street Whole Loan or (ii) non-monetary event of default (other than an imminent event of default) as a result of which the CX – 350 & 450 Water Street Whole Loan becomes a specially serviced mortgage loan under the CAMB 2021-CX2 TSA (a “CX – 350 & 450 Water Street Triggering Event of Default”) has occurred and is continuing, all amounts available for payment on the CX – 350 & 450 Water Street Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related mortgage loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Properties or released to the borrowers in accordance with the Servicing Standard or the related mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the CX – 350 & 450 Water Street Co-Lender Agreement, as follows:

(i)       first, (A) first, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee and, if applicable, the master servicer) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee from general collections of the issuing entity) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee and, if applicable, the master servicer), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee), on a pro rata and pari passu basis (based on their respective outstanding principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the CX – 350 & 450 Water Street Standalone Companion Loans), to the holders of the CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)       second, to the holders of the CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer, CX – 350 & 450 Water Street Special Servicer or the CX – 350 & 450 Water Street Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of such CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer, CX – 350 & 450 Water Street Special Servicer or the CX – 350 & 450 Water Street Trustee, as applicable), with respect to the CX – 350 & 450 Water Street Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA;

(iii)       third, initially, to the holders of the CX – 350 & 450 Water Street Whole Loan (or the CX – 350 & 450 Water Street Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrowers), and, then, to the holders of the CX – 350 & 450 Water Street Whole Loan (or the CX – 350 & 450 Water Street Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the CX – 350 & 450 Water Street Whole Loan under the CAMB 2021-CX2 TSA;

(iv)       fourth, pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan;

(v)       fifth, pari passu, in respect of principal, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, all payments and prepayments of amounts allocable to the reduction of the principal balance of the CX – 350 & 450 Water Street Mortgage Loan and CX – 350 & 450 Water Street Pari Passu Companion Loans (including amounts allocable as principal on the CX – 350 & 450 Water Street Mortgage Loan and CX – 350 & 450 Water Street Pari Passu Companion Loans after the Anticipated Repayment Date and any portion of casualty or condemnation proceeds received and allocable as principal on the CX – 350 & 450 Water Street Mortgage Loan and CX – 350 & 450 Water Street Pari Passu Companion Loans), until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(vi)       sixth, if the proceeds of any foreclosure sale or any liquidation of the CX – 350 & 450 Water Street Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing priorities first through fifth, pari passu to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such CX – 350 & 450 Water Street Pari Passu Companion Loan and the CX – 350 & 450 Water Street Mortgage Loan;

(vii)       seventh, to the holders, if any, of the CX – 350 & 450 Water Street Subordinate Companion Loans whose CX – 350 & 450 Water Street Subordinate Companion Loans are not included in the CAMB 2021-CX2 Securitization (or the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Special Servicer or CX – 350 & 450 Water Street Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of the CX – 350 & 450 Water Street Subordinate Companion Loans (or the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Special Servicer or CX – 350 & 450 Water Street Trustee (if any), as applicable), with respect to the CX – 350 & 450 Water Street Whole Loan pursuant to the CAMB 2021-CX2 TSA and the CX – 350 & 450 Water Street Co-Lender Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA or the CX – 350 & 450 Water Street Co-Lender Agreement, and any cure payment made by such holders of the CX – 350 & 450 Water Street Subordinate Companion Loans pursuant to the CX – 350 & 450 Water Street Co-Lender Agreement;

(viii)       eighth, pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest due to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(ix)       ninth, pari passu, in respect of principal, to the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans all payments and prepayments of principal allocable to the reduction of the principal balance of the CX – 350 & 450 Water Street Subordinate Companion Loans (including amounts allocable as principal on the CX – 350 & 450 Water Street Subordinate Companion Loans after the Anticipated Repayment Date and any portion of casualty or condemnation proceeds received and allocable as principal on the CX – 350 & 450 Water Street Subordinate Companion Loans) until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis (based on their respective outstanding note principal balances);

(x)       tenth, if the proceeds of any foreclosure sale or any liquidation of the CX – 350 & 450 Water Street Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, compounded monthly from the date the related realized loss was so allocated to such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of the realized losses previously allocated to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(xi)       eleventh, any interest accrued at the default rate on the outstanding principal balance of the CX – 350 & 450 Water Street Whole Loan to the extent such default interest amount is (i) actually paid by the related borrowers, (ii) in excess of interest accrued on the outstanding principal balance at the CX – 350 & 450 Water Street Whole Loan interest rate and (iii) not required to be paid to the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Trustee or the CX – 350 & 450 Water Street Special Servicer, the applicable master servicer or the trustee under the PSA, pari passu, to the CX – 350 & 450 Water Street Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority eleventh;

(xii)       twelfth, pro rata and pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrowers and allocable to any prepayment of the CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450 Water Street Mortgage Loan, pro rata based on the prepayment premium entitlement of such CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450 Water Street Mortgage Loan, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450 Water Street Mortgage Loan according to the respective amounts due to them under this clause;

(xiii)       thirteenth, pro rata and pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrowers and allocable to any prepayment of the related CX – 350 & 450 Water Street Subordinate Companion Loan pro rata based on the prepayment premium entitlement of such CX – 350 & 450 Water Street Subordinate Companion Loan, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans according to the respective amounts due to them under this clause;

(xiv)       fourteenth, pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, up to an amount equal to the unpaid interest at the Revised Rate accrued on the related outstanding note principal balance, on a pro rata basis according to the amount of accrued and unpaid interest at the Revised Rate due to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan;

(xv)       fifteenth, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, up to an amount equal to the unpaid interest at the Revised Rate accrued on the related outstanding note principal balance of the related CX – 350 & 450 Water Street Subordinate Companion Loan with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest at the Revised Rate due to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(xvi)       sixteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Trustee or the CX –

350 & 450 Water Street Special Servicer under the CAMB 2021-CX2 TSA or the applicable master servicer or the trustee under the PSA, or, in each case, as required to be paid to them in accordance with the CX – 350 & 450 Water Street Co-Lender Agreement), to each CX – 350 & 450 Water Street Noteholder, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrowers; and

(xvii)       seventeenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through sixteenth above, to the holders of the CX – 350 & 450 Water Street Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

Application of Payments after a CX – 350 & 450 Water Street Triggering Event of Default

Generally, for so long as a CX – 350 & 450 Water Street Triggering Event of Default has occurred and is continuing, all amounts available for payment on the CX – 350 & 450 Water Street Whole Loan (excluding (i) all amounts for required reserves or escrows required by the related loan documents to be held as reserves or escrows and (ii) proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Properties or released to the borrowers in accordance with the Servicing Standard or the mortgage loan documents), will be allocated, subject to any deduction, reimbursement, recovery or other payment required or permitted under the CX – 350 & 450 Water Street Co-Lender Agreement, as follows:

(i)       first, (A) first, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee and, if applicable, the master servicer) up to the amount of any nonrecoverable property protection advances (or in the case of the master servicer, if applicable, its pro rata share of any nonrecoverable property protection advances previously reimbursed to the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee from general collections of the issuing entity, as applicable) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee and, if applicable, the master servicer), on a pro rata and pari passu basis (based on their respective outstanding principal balances), up to the amount of any nonrecoverable principal and interest advances, as applicable, that remain unreimbursed (together with interest thereon at the applicable advance rate), (C) third, to the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee) on a pro rata and pari passu basis (based on their respective outstanding note principal balances) up to the amount of any nonrecoverable principal and interest advances that remain unreimbursed (together with interest thereon at the applicable advance rate), and (D) fourth, on a pro rata and pari passu basis (based on the total outstanding note principal balances of the CX – 350 & 450 Water Street Standalone Companion Loans), to the holders of the CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer or the CX – 350 & 450 Water Street Trustee) up to the amount of any nonrecoverable administrative advances that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)       second, to the holders of the CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer, CX – 350 & 450 Water Street Special Servicer or the CX – 350 & 450 Water Street Trustee), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such CX – 350 & 450 Water Street Standalone Companion Loans (or the CX – 350 & 450 Water Street Servicer, CX – 350 & 450 Water Street Special Servicer or the CX – 350 & 450 Water Street Trustee, as applicable), with respect to the CX – 350 & 450 Water Street Whole Loan, including, without limitation, unreimbursed property protection advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property protection advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA;

(iii)       third, initially, to the holders of the CX – 350 & 450 Water Street Whole Loan (or the CX – 350 & 450 Water Street Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the related borrowers), and, then, to the holders of the CX – 350 & 450 Water Street Whole Loan (or the CX – 350 & 450 Water Street Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the CX – 350 & 450 Water Street Whole Loan under the CAMB 2021-CX2 TSA;

(iv)       fourth, pari passu to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, on a pro rata basis according to the amount of accrued and unpaid interest due to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan;

(v)       fifth, pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, up to an amount equal to the accrued and unpaid interest on the related outstanding note principal balance at the related interest rate, net of the servicing fee rate, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest due to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(vi)       sixth, pari passu, in respect of principal, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable allocated between holders on a pro rata basis (based on their respective outstanding note principal balances);

(vii)       seventh, if the proceeds of any foreclosure sale or any liquidation of the CX – 350 & 450 Water Street Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing priorities first through sixth, pari passu to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, plus interest thereon at the related interest rate, net of the servicing fee rate, on a pro rata basis based on the amount of realized losses previously allocated to each such CX – 350 & 450 Water Street Pari Passu Companion Loan and the CX – 350 & 450 Water Street Mortgage Loan;

(viii)       eighth, to the holders, if any, of the CX – 350 & 450 Water Street Subordinate Companion Loans whose CX – 350 & 450 Water Street Subordinate Companion Loans are not included in the CAMB 2021-CX2 Securitization (or the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Special Servicer or CX – 350 & 450 Water Street Trustee (if any), as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable), up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by such holders of the CX – 350 & 450 Water Street Subordinate Companion Loans (or the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Special Servicer or CX – 350 & 450 Water Street Trustee (if any), as applicable), with respect to the CX – 350 & 450 Water Street Whole Loan pursuant to the CAMB 2021-CX2 TSA and the CX – 350 & 450 Water Street Co-Lender Agreement, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the CAMB 2021-CX2 TSA or the CX – 350 & 450 Water Street Co-Lender Agreement, and any cure payment made by such holders of the CX – 350 & 450 Water Street Subordinate Companion Loans pursuant to the CX – 350 & 450 Water Street Co-Lender Agreement;

(ix)       ninth, pari passu, in respect of principal, to the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans, all remaining funds until the related outstanding note principal balances have been reduced to zero, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis (based on their respective outstanding note principal balances);

(x)       tenth, if the proceeds of any foreclosure sale or any liquidation of the CX – 350 & 450 Water Street Whole Loan or the related Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing priorities first through ninth, pari passu, to each holder of the CX – 350 & 450 Water Street

Subordinate Companion Loans, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, plus interest thereon at the related interest rate, net of the servicing fee rate, compounded monthly from the date the related realized loss was so allocated to such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of realized losses previously allocated to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loan;

(xi)       eleventh, pro rata and pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, any prepayment premium, to the extent actually paid by the related borrowers and allocable to any prepayment of the CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450 Water Street Mortgage Loan, pro rata based on the prepayment premium entitlement of such CX – 350 & 450 Water Street Pari Passu Companion Loans and CX – 350 & 450 Water Street Mortgage Loan, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the CX – 350 & 450 Water Street Mortgage Loan according to the respective amounts due to them under this clause;

(xii)       twelfth, pro rata and pari passu, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, any prepayment premium, to the extent actually paid by the related borrowers and allocable to the prepayment of the related CX – 350 & 450 Water Street Subordinate Companion Loan pro rata based on the prepayment premium entitlement of such CX – 350 & 450 Water Street Subordinate Companion Loan, with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans according to the respective amounts due to them under this clause;

(xiii)       thirteenth, pari passu, to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and to the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan, up to an amount equal to the unpaid interest at the Revised Rate accrued on the related outstanding note principal balance, on a pro rata basis according to the amount of accrued and unpaid interest at the Revised Rate due to the holders of the CX – 350 & 450 Water Street Pari Passu Companion Loans and the issuing entity, as holder of the CX – 350 & 450 Water Street Mortgage Loan;

(xiv)       fourteenth, to each holder of the CX – 350 & 450 Water Street Subordinate Companion Loans, up to an amount equal to the unpaid interest at the Revised Rate accrued on the related outstanding note principal balance of the CX – 350 & 450 Water Street Subordinate Companion Loans with the aggregate amount so payable to be allocated between the holders of the CX – 350 & 450 Water Street Subordinate Companion Loans on a pro rata basis according to the amount of accrued and unpaid interest at the Revised Rate due to each such holder of the CX – 350 & 450 Water Street Subordinate Companion Loans;

(xv)       fifteenth, any interest accrued at the default rate on the outstanding principal balance of the CX – 350 & 450 Water Street Whole Loan to the extent such default interest amount is (i) actually paid by the related borrowers, (ii) in excess of interest accrued on the outstanding principal balance at the CX – 350 & 450 Water Street Whole Loan interest rate and (iii) not required to be paid to the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Trustee or the CX – 350 & 450 Water Street Special Servicer or the applicable master servicer or the trustee under the PSA, pari passu, to the CX – 350 & 450 Water Street Noteholders in an amount calculated on the related outstanding note principal balance at the excess of (x) the related default rate over (y) the related note interest rate, with the aggregate amount so payable to be allocated between the holders on a pro rata basis according the respective amounts due to them under this priority fifteenth;

(xvi)       sixteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the CX – 350 & 450 Water Street Servicer, the CX – 350 & 450 Water Street Trustee or the CX – 350 & 450 Water Street Special Servicer under the CAMB 2021-CX2 TSA or the applicable master servicer or the trustee under the PSA, or, in each case, as required to be paid to them in accordance with the CX – 350 & 450 Water Street Co-Lender Agreement), to the CX – 350 & 450 Water Street Noteholders, its percentage interest of any assumption fees and penalty charges, in each case to the extent actually paid by the borrowers; and

(xvii)       seventeenth, any excess amount not otherwise applied pursuant to the foregoing priorities first through sixteenth above, to the holders of the CX – 350 & 450 Water Street Whole Loan on a pro rata and pari passu in accordance with their respective initial percentage interests.

For the purpose of these “—Application of Payments Prior to a CX – 350 & 450 Water Street Triggering Event of Default” and “Application of Payments after a CX – 350 & 450 Water Street Triggering Event of Default” sections, with respect to CX – 350 & 450 Water Street Mortgage Loan, the CX – 350 & 450 Water Street Pari Passu Companion Loans and the CX – 350 & 450 Water Street Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the CX – 350 & 450 Water Street Whole Loan.

Consultation and Control

The controlling noteholder under the CX – 350 & 450 Water Street Co-Lender Agreement will be the securitization trust created pursuant to the terms of the CAMB 2021-CX2 TSA. Pursuant to the terms of the CAMB 2021-CX2 TSA, the related controlling class representative, the “CX – 350 & 450 Water Street Directing Certificateholder”, will have consent and/or consultation rights with respect to the CX – 350 & 450 Water Street Whole Loan similar, but not necessarily identical, to those held by the Directing Certificateholder under the terms of the PSA. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. There is currently no CX – 350 & 450 Water Street Directing Certificateholder under the terms of the CAMB 2021-CX2 TSA.

The CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) will be required to provide copies to the issuing entity, as non-controlling note holder, of any notice, information and report that is required to be provided to the CX – 350 & 450 Water Street Directing Certificateholder pursuant to the CAMB 2021-CX2 TSA with respect to any major decision within the same time frame such notice, information and report is required to be provided to the CX – 350 & 450 Water Street Directing Certificateholder, and the CX – 350 & 450 Water Street Special Servicer will be required to consult with each non-controlling noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any such non-controlling noteholder requests consultation with respect to any such major decision, and consider alternative actions recommended by such non-controlling noteholder; provided that after the expiration of a period of ten (10) business days from the delivery to any non-controlling noteholder by the CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) of written notice of a proposed action, together with copies of the notice, information and reports, the CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) will no longer be obligated to consult with such non-controlling noteholder, whether or not such non-controlling noteholder has responded within such ten (10) business day period; provided, that the CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) may take any major decision before the expiration of the aforementioned ten (10) Business Day period if the CX – 350 & 450 Water Street Directing Certificateholder (or the CX – 350 & 450 Water Street Servicer or CX – 350 & 450 Water Street Special Servicer on its behalf) determines that immediate action with respect thereto is necessary to protect the Mortgaged Properties or the interests of the Noteholders (as a collective whole).

Sale of Defaulted CX – 350 & 450 Water Street Whole Loan

Pursuant to the terms of the CX – 350 & 450 Water Street Co-Lender Agreement, if the CX – 350 & 450 Water Street Whole Loan becomes a defaulted mortgage loan, and if the CX – 350 & 450 Water Street Special Servicer determines to sell the CX – 350 & 450 Water Street Mortgage Loan and the CX – 350 & 450 Water Street Companion Loans in accordance with the CX – 350 & 450 Water Street TSA, then the CX – 350 & 450 Water Street Special Servicer will have the right and the obligation to sell the CX – 350 & 450 Water Street Mortgage Loan and the CX – 350 & 450 Water Street Companion Loans as notes evidencing one whole loan in accordance with the terms of the CAMB 2021-CX2 TSA. In connection with any such sale, the CX – 350 & 450 Water Street Special Servicer will be required to follow the procedures set forth in the CAMB 2021-CX2 TSA.

Special Servicer Appointment Rights

Pursuant to the CX – 350 & 450 Water Street Co-Lender Agreement and the CAMB 2021-CX2 TSA, the CX – 350 & 450 Water Street Directing Certificateholder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the CX – 350 & 450 Water Street Special Servicer then acting with respect to the CX – 350 & 450 Water Street Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the issuing entity.

The Eddy Pari Passu-AB Loan Combination

General

The Eddy Mortgage Loan (2.9%) is part of a split loan structure (“The Eddy Loan Combination”) comprised of the following promissory notes (collectively, “The Eddy Notes”): (i) a promissory note designated Note A-1 in the original principal amount of $43,000,000, which promissory note evidences The Eddy Mortgage Loan; (ii) a presently-unfunded promissory note designated Note A-2 in the original principal amount of $0 and the maximum principal amount of $4,730,000; (iii) a promissory note designated Note A-3 in the original principal amount of $0 and the maximum principal amount of $47,778; (iv) a promissory note designated Note B-1 in the original principal amount of $46,530,000; (v) a promissory note designated Note B-2 in the original principal amount of $470,000; (vi) a presently-unfunded promissory note designated Note B-3 in the original principal amount of $0 and the maximum principal amount of $5,170,000; and (vii) a presently-unfunded promissory note designated Note B-4 in the original principal amount of $0 and the maximum principal amount of $52,222. The holders of The Eddy Notes designated Note A-2, Note A-3, Note B-3 and Note B-4, which holders as of the date of this prospectus are American General Life Insurance Company (“AGLIC”) and The Variable Annuity Life Insurance Company (“VALIC”). AGLIC and VALIC (respectively), granted to the borrower under The Eddy Loan Combination the right to obtain, on or before November 23, 2024, a maximum of two advances (each an “The Eddy Future Earnout Advance ”) in an aggregate amount not to exceed $10,000,000, subject to the satisfaction of the conditions of the mortgage loan documents for The Eddy Loan Combination. See “Description of the Mortgage Pool—Additional Indebtedness—Future Advance Loan”. As of the date of this prospectus, no Eddy Future Earnout Advance has been made.

As used in this prospectus:

●	The Eddy Notes designated Note A-2, Note A-3, Note B-3 and Note B-4 are collectively referred to as “The Eddy Future Earnout Advance Notes” and the holders thereof are referred to as “The Eddy Future Earnout Advance Noteholders”;

●	The Eddy Note designated Note A-1 (which evidences The Eddy Mortgage Loan) and The Eddy Notes designated Note A-2 and Note A-3 are collectively referred to as “The Eddy Senior Notes” and the holders thereof (including the issuing entity as the holder of The Eddy Mortgage Loan) are collectively referred to as “The Eddy Senior Noteholders”;

●	The Eddy Senior Notes designated Note A-2 and Note A-3 are collectively referred to as “The Eddy Pari Passu Companion Notes” (and also constitute Serviced Pari Passu Companion Loans) and the holders thereof are referred to as “The Eddy Pari Passu Companion Noteholders” (and also constitute Serviced Pari Passu Companion Loan Holders);

●	The Eddy Notes designated Note B-1, Note B-2, Note B-3 and Note B-4 are collectively referred to as “The Eddy Junior Notes” (and also constitute Serviced Subordinate Companion Loans) and the holders thereof are referred to as the “The Eddy Junior Noteholders” (and also constitute Serviced Subordinate Companion Loan Holders); and

●	The Eddy Pari Passu Companion Notes and The Eddy Junior Notes are collectively referred to as the “The Eddy Companion Notes ” (and also constitute Serviced Companion Loans) and the holders thereof are referred to as the “The Eddy Companion Noteholders” (and also constitute Serviced Companion Loan Holders).

The rights of the holders of the promissory notes evidencing The Eddy Loan Combination (“The Eddy Noteholders”) are subject to a Co-Lender Agreement (“The Eddy Co-Lender Agreement”). The following summaries describe certain provisions of The Eddy Co-Lender Agreement.

Servicing

The Eddy Loan Combination and any related REO Property will be serviced and administered under the Pooling and Servicing Agreement. In servicing The Eddy Loan Combination, the Master Servicer and the Special Servicer are required to service The Eddy Loan Combination in accordance with the Servicing Standard, taking into account the interests of each of The Eddy Noteholders as a collective whole (it being understood that the interest of The Eddy Junior Noteholders is subordinate to the interest of The Eddy Senior Noteholders, subject to the terms and conditions of The Eddy Co-Lender Agreement, including the rights of The Eddy Controlling Noteholder).

Custody of the Mortgage File

The originals of the mortgage loan documents for The Eddy Loan Combination (other than the original promissory notes for The Eddy Companion Notes) will be held by the Custodian under the Pooling and Servicing Agreement.

Application of Payments

The Eddy Co-Lender Agreement sets forth the respective rights of the holder of The Eddy Mortgage Loan and The Eddy Companion Noteholders with respect to distributions of funds received in respect of The Eddy Loan Combination, and provides, in general, that, The Eddy Junior Notes and the rights of The Eddy Junior Noteholders to receive payments of interest, principal and other amounts with respect to The Eddy Junior Notes are at all times junior, subject and subordinate to The Eddy Senior Notes and the right of The Eddy Senior Noteholders to receive payments of interest, principal and other amounts with respect to The Eddy Senior Notes as set forth in The Eddy Co-Lender Agreement.

If no Eddy Sequential Pay Event (as defined below) has occurred and is continuing, all amounts tendered by the borrower under The Eddy Loan Combination or otherwise available for payment on or with respect to or in connection with The Eddy Loan Combination or The Eddy Mortgaged Property or amounts realized as proceeds thereof, whether received in the form of monthly payments, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing The Eddy Loan Combination, insurance proceeds or condemnation proceeds (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the Mortgaged Property or released to the borrower under The Eddy Loan Combination in accordance with the terms of the mortgage loan documents for The Eddy Loan Combination, to the extent permitted by the REMIC provisions) and any other amounts paid by the borrower under The Eddy Loan Combination under the mortgage loan documents for The Eddy Loan Combination, but excluding (x) all amounts for required reserves or escrows required by the mortgage loan documents for The Eddy Loan Combination (to the extent, in accordance with the terms of the mortgage loan documents for The Eddy Loan Combination) to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to the Master Servicer or Special Servicer under the Pooling and Servicing Agreement and (y) all amounts that are then due, payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator or the Trustee (excluding trustee fees, certificate administrator fees and operating advisor fees incurred by an Eddy Senior Noteholder, which shall be payable by such Eddy Senior Noteholder out of distributions in respect of its related Eddy Senior Note) with respect to The Eddy Loan Combination pursuant to the Pooling and Servicing Agreement are required to be distributed by the Master Servicer in the following order of priority without duplication:

(i)    first, to each Eddy Senior Noteholder, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on its applicable Note Principal Balance at the applicable note interest rate, net of the appliable primary servicing fee, if any;

(ii)    second, to each Eddy Senior Noteholder on a pro rata and pari passu basis in an amount equal to the applicable Senior Note Percentage Interest of principal payments received, if any, with respect to such monthly loan payment date with respect to The Eddy Loan Combination, until the Senior Note Principal Balance has been reduced to zero; provided, that with respect to any insurance proceeds or condemnation proceeds allocated as principal on The Eddy Loan Combination and payable to The Eddy Noteholders collectively, 100% of such insurance proceeds and condemnation proceeds shall be distributed on a pro rata and pari passu basis to The Eddy Senior Noteholders until their principal balances have been reduced to zero;

(iii)    third, to each Eddy Senior Noteholder on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such Eddy Senior Noteholder including any “recovered costs” (which generally consist of servicing advances and expenses incurred in enforcing the mortgage loan documents for The Eddy Loan Combination that had been previously paid or reimbursed to any servicer from sources other than collections on or in respect of The Eddy Loan Combination or The Eddy Mortgaged Property) not previously reimbursed to such Eddy Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to The Eddy Loan Combination pursuant to The Eddy Co-Lender Agreement or the Pooling and Servicing Agreement;

(iv)    fourth, to each Eddy Senior Noteholder on a pro rata and pari passu basis in an amount equal to the product of (i) the applicable Senior Note Percentage Interest, (ii) the Senior Note Relative Spread, and (iii) any prepayment premium to the extent paid by the borrower under The Eddy Loan Combination;

(v)    fifth, if the proceeds of any foreclosure sale or any liquidation of The Eddy Loan Combination or The Eddy Mortgaged Property exceed the amounts required to be applied in accordance with the provisions described in the foregoing clauses (i)-(iv) and, as a result of a workout of The Eddy Loan Combination, the Note Principal Balance of an Eddy Senior Note has been reduced, such excess amount shall be paid to each Eddy Senior Noteholder, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of its applicable Note Principal Balance as a result of such workout, plus interest on such amount at the applicable note interest rate;

(vi)    sixth, to the extent an Eddy Junior Noteholder has made any payments or advances to cure defaults (see “—Cure Rights” below), to reimburse The Eddy Junior Noteholders for all such cure payments; and to The Eddy Junior Noteholder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by The Eddy Junior Noteholders in connection with any cure of a non-monetary default (see “—Cure Rights” below), to the extent reimbursable by, but not previously reimbursed by, the borrower under The Eddy Loan Combination;

(vii)    seventh, to each Eddy Junior Noteholder, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on its Junior Note Principal Balance at the applicable note interest rate, net of the appliable primary servicing fee, if any;

(viii)    eighth, to each Eddy Junior Noteholder, on a pro rata and pari passu basis, in an amount equal to its applicable Junior Note Percentage Interest of principal payments received, if any, with respect to such monthly loan payment date with respect to The Eddy Loan Combination, until the Junior Note Principal Balance has been reduced to zero; provided, that with respect to any insurance proceeds or condemnation proceeds allocated as principal on The Eddy Loan Combination and available to the Noteholders collectively, the portion of such insurance proceeds and condemnation proceeds remaining after distribution to the Senior Notes pursuant to the provision described in clause (ii) above shall be distributed on a pro rata and pari passu basis to The Eddy Junior Noteholders until their principal balances have been reduced to zero;

(ix)    ninth, to each Eddy Junior Noteholder, on a pro rata and pari passu basis, in an amount equal to the product of (i) the applicable Junior Note Percentage Interest, (ii) the Junior Note Relative Spread and (iii) any prepayment premium to the extent paid by the borrower under The Eddy Loan Combination;

(x)    tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the provisions described in the foregoing clauses (i)-(ix) and, as a result of a workout of The Eddy Loan Combination the principal balance of the Junior Note has been reduced, such excess amount shall be paid to each Eddy Junior Noteholder, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of its applicable Junior Note Principal Balance as a result of such workout, plus interest on such amount at the applicable note interest rate;

(xi)    eleventh, to the extent assumption or transfer fees actually paid by the borrower under The Eddy Loan Combination are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Eddy Additional Servicing Expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to The Eddy Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower under The Eddy Loan Combination, shall be paid pro rata to each Eddy Senior Noteholder and each Eddy Junior Noteholder in accordance with its applicable Senior Note Percentage Interest and its applicable Junior Note Percentage Interest, respectively; and

(xii)    twelfth, if any excess amount is available to be distributed in respect of The Eddy Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount shall be paid pro rata to each Eddy Senior Noteholder and each Eddy Junior Noteholder in accordance with its applicable Senior Note Percentage Interests and its applicable Junior Note Percentage Interest, respectively.

If an Eddy Sequential Pay Event occurs and is continuing, all amounts tendered by the borrower under The Eddy Loan Combination or otherwise available for payment on or with respect to or in connection with The Eddy Loan Combination or The Eddy Mortgaged Property or amounts realized as proceeds thereof (including without limitation amounts received by the Servicer pursuant to the Pooling and Servicing Agreement as reimbursements on account of recoveries in respect of Advances), whether received in the form of monthly payments, any proceeds from the sale or distribution of any related REO Property, the balloon payment, liquidation proceeds, proceeds under any guaranty, letter of credit or other collateral or instrument securing The Eddy Loan Combination, insurance proceeds or condemnation proceeds (other than proceeds, awards or settlements that are required to be applied to the restoration or repair of the Mortgaged Property or released to the borrower under The Eddy Loan Combination in accordance with the terms of the mortgage loan documents for The Eddy Loan Combination, to the extent permitted by the REMIC provisions) and any other amounts paid by borrower under The Eddy Loan Combination under the mortgage loan documents for The Eddy Loan Combination, but excluding (x) all amounts for required reserves or escrows required by the mortgage loan documents for The Eddy Loan Combination to continue to be held as reserves or escrows or received as reimbursements on account of recoveries in respect of Advances then due and payable or reimbursable to any servicer under a securitization servicing agreement and (y) all amounts that are then due, payable or reimbursable to the Master Servicer, Special Servicer, Operating Advisor, Certificate Administrator or Trustee (excluding trustee fees, certificate administrator fees and operating advisor fees incurred by an Eddy Senior Noteholder, which shall be payable by such Eddy Senior Noteholder out of distributions in respect of its related Eddy Senior Note) with respect to The Eddy Loan Combination pursuant to the Pooling and Servicing Agreement are required to be distributed by the Master Servicer in the following order of priority without duplication:

(i)    first, to each Eddy Senior Noteholder, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on its applicable Senior Note Principal Balance at the applicable note interest rate, net of the appliable primary servicing fee rate, if any;

(ii)    second, to each Eddy Senior Noteholder in an amount equal to all amounts collected on The Eddy Loan Combination, on a pro rata and pari passu basis, based on its applicable Senior Note Principal Balance, until the Senior Note Principal Balance for each such Eddy Senior Note has been reduced to zero;

(iii)   third, to each Eddy Senior Noteholder on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such Eddy Senior Noteholder including any “received costs” not previously reimbursed to such Eddy Senior Noteholder (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to The Eddy Loan Combination pursuant to The Eddy Co-Lender Agreement or the Pooling and Servicing Agreement;

(iv)   fourth, to each Eddy Senior Noteholder on a pro rata and pari passu basis in an amount equal to the product of (i) the applicable Senior Note Percentage Interest, (ii) the Senior Note Relative Spread, and (iii) any prepayment premium to the extent paid by the borrower under The Eddy Loan Combination;

(v)   fifth, if the proceeds of any foreclosure sale or any liquidation of The Eddy Loan Combination or the Mortgaged Property exceed the amounts required to be applied in accordance with the provisions described in the foregoing clauses (i)-(iv) and, as a result of a workout of The Eddy Loan Combination, the

Note Principal Balance has been reduced, such excess amount shall be paid to The Eddy Senior Noteholders, on a pro rata and pari passu basis, in an amount up to the reduction, if any, of its applicable Note Principal Balance as a result of such workout, plus interest on such amount at the related note interest rate;

(vi)    sixth, to the extent a Eddy Junior Noteholder has made any payments or advances to cure defaults (see “—Cure Rights” below), to reimburse The Eddy Junior Noteholder for all such cure payments; and to The Eddy Junior Noteholder in the amount of any other unreimbursed reasonable out-of-pocket costs and expenses paid by The Eddy Junior Noteholder in connection with any cure of a non-monetary default (see “—Cure Rights” below), to the extent reimbursable by, but not previously reimbursed by, the borrower under The Eddy Loan Combination;

(vii)    seventh, to each Eddy Junior Noteholder, on a pro rata and pari passu basis, in an amount equal to the accrued and unpaid interest on its applicable Junior Note Principal Balance at the applicable note interest rate, net of the appliable primary servicing fee rate, if any;

(viii)    eighth, to each Eddy Junior Noteholder on a pro rata and pari passu basis, in an amount equal to all amounts allocated as principal on The Eddy Loan Combination (including, for the avoidance of doubt, any Insurance Proceeds or Condemnation Proceeds allocated as principal on The Eddy Loan Combination), until its applicable Junior Note Principal Balance has been reduced to zero;

(ix)    ninth, to each Eddy Junior Noteholder on a pro rata and pari passu basis in an amount equal to the product of (i) the applicable Junior Note Percentage Interest, (ii) the Junior Note Relative Spread and (iii) any prepayment premium to the extent paid by the borrower under The Eddy Loan Combination;

(x)    tenth, if the proceeds of any foreclosure sale or any liquidation of a Mortgage Loan or Mortgaged Property exceed the amounts required to be applied in accordance with the provisions described in the foregoing clauses (i)-(ix) and, as a result of a workout of The Eddy Loan Combination, the Junior Note Principal Balance has been reduced, such excess amount shall be paid to The Eddy Junior Noteholders on a pro rata and pari passu basis in an amount up to the reduction, if any, of the Junior Note Principal Balance as a result of such workout, plus interest on such amount at the applicable note interest rate;

(xi)    eleventh, to the extent assumption or transfer fees actually paid by the borrower under The Eddy Loan Combination are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any Eddy Additional Servicing Expenses or to compensate the Master Servicer or the Special Servicer (in each case provided that such reimbursements or payments relate to The Eddy Loan Combination), any such assumption or transfer fees, to the extent actually paid by the borrower under The Eddy Loan Combination, shall be paid, pro rata, to each Eddy Senior Noteholder and each Eddy Junior Noteholder in accordance with its applicable Senior Note Percentage Interests and its applicable Junior Note Percentage Interest, respectively; and

(xii)    twelfth, if any excess amount is available to be distributed in respect of The Eddy Loan Combination, and not otherwise applied in accordance with the foregoing clauses (i)-(xi), any remaining amount shall be paid, pro rata, to each Eddy Senior Noteholder and each Eddy Junior Noteholder in accordance with its applicable Senior Note Percentage Interests and its applicable Junior Note Percentage Interest, respectively.

In addition, compensating interest payments with respect to The Eddy Senior Notes must be allocated among The Eddy Senior Notes, pro rata, in accordance with their respective principal amounts and any compensating interest payment in respect of an Eddy Pari Passu Companion Note must be remitted to the related Eddy Pari Passu Companion Noteholder.

An “The Eddy Sequential Pay Event” will exist if any “event of default” within the meaning of the mortgage loan documents for The Eddy Loan Combination with respect to an obligation to pay money due under The Eddy Loan Combination, any other “event of default” within the meaning of the mortgage loan documents for The Eddy Loan Combination for which The Eddy Loan Combination is actually accelerated or any other “event of default” within the meaning of the mortgage loan documents for The Eddy Loan Combination which causes The Eddy Loan

Combination to become specially serviced, or any bankruptcy or insolvency event that constitutes such an “event of default”; provided, however, that unless the Master Servicer or Special Servicer, as applicable, under the Pooling and Servicing Agreement has notice or knowledge of such event at least 10 business days prior to the applicable distribution date, the distributions described above will be made sequentially beginning on the subsequent distribution date; provided, further, that the requirement of notice or knowledge will not apply in the case of distribution of the final proceeds of a liquidation or final disposition of The Eddy Loan Combination. An Eddy Sequential Pay Event will no longer exist to the extent it has been cured (including, without limitation, pursuant to any cure payment made by The Eddy Junior Noteholders in accordance with the provisions described under “—Cure Rights” below) and shall not be deemed to exist to the extent (x) The Eddy Junior Noteholders are exercising their cure rights under the provisions described under “—Cure Rights” below) or (y) that the default that led to the occurrence of such Eddy Sequential Pay Event has been otherwise cured.

“The Eddy Additional Servicing Expenses” means (a) all servicing advances, fees and/or expenses related to The Eddy Loan Combination incurred by and reimbursable to any Servicer, Trustee, Operating Advisor, certificate administrator, custodian or fiscal agent pursuant to the Pooling and Servicing Agreement, and (b) all interest accrued on debt service advances or Servicing Advances related to The Eddy Loan Combination made by (x) any servicer or trustee in accordance with the terms of the Pooling and Servicing Agreement or (y) any servicer or trustee for an Eddy Pari Passu Companion Note in accordance with the terms of any securitization servicing agreement for the related securitization of such Eddy Pari Passu Companion Note.

“Junior Note Percentage Interest” means, with respect to an Eddy Junior Noteholder, a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the related Eddy Junior Note less any payments of principal thereon received by the applicable Eddy Junior Noteholder or reductions in such amount pursuant to the provisions described above in this “—Application of Payments” section or under the section titled “—Workout” below and the denominator of which is the sum of the principal balances of all of The Eddy Notes calculated in a similar manner.

“Junior Note Principal Balance” means, with respect to each Eddy Junior Note at any time of determination, the initial principal balance of such Eddy Junior Note, plus the applicable portion of any Eddy Future Earnout Advance actually funded by the related Eddy Junior Noteholder that is an Eddy Future Earnout Advance Noteholder, less any payments of principal thereon received by the applicable Eddy Junior Noteholder or reductions in such amount pursuant to the provisions described above in this “—Application of Payments” section or under the section titled “—Workout” below.

“Junior Note Relative Spread” means the ratio of The Eddy Junior Note interest rate to the weighted average of the note interest rates of The Eddy Senior Notes and The Eddy Junior Notes.

“Senior Note Percentage Interest” means, with respect to an Eddy Senior Noteholder, a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the related Eddy Senior Note less any payments of principal thereon received by the applicable Eddy Junior Noteholder or reductions in such amount pursuant to the provisions described above in this “—Application of Payments” section or under the section titled “—Workout” below and the denominator of which is the sum of the principal balances of all of The Eddy Notes calculated in a similar manner.

“Senior Note Principal Balance” means, with respect to each Eddy Senior Note at any time of determination, the initial principal balance of such Eddy Senior Note, plus the applicable portion of any Eddy Future Earnout Advance actually funded by the related Senior Noteholder that is an Eddy Future Earnout Advance Noteholder, less any payments of principal thereon received by the applicable Eddy Senior Noteholder or reductions in such amount pursuant to the provisions described above in this “—Application of Payments” section or under the section titled “—Workout” below,

“Senior Note Relative Spread” means the ratio of The Eddy Senior Note interest rate to the weighted average of the note interest rates of The Eddy Senior Notes and The Eddy Junior Notes.

Future Earnout Advances

The Eddy Co-Lender Agreement includes the provisions described below in connection with Eddy Future Earnout Advances:

●	The determination of whether the borrower under The Eddy Loan Combination is entitled to receive any Eddy Future Earnout Advance will rest solely with The Eddy Future Earnout Advance Noteholders, which shall be responsible for conducting any and all due diligence, loan documentation and pre-funding requirements in connection therewith. Notwithstanding the foregoing, no Eddy Future Earnout Advance Noteholder or servicer therefor may waive a condition to The Eddy Future Earnout Advance without the written consent of the initial Note A-1 Holder (before the issuance of the Certificates) or, after the issuance of the Certificates, the Master Servicer.

●	Each Eddy Future Earnout Advance Noteholder is solely responsible to make its pro rata share of any Eddy Future Earnout Advance required to be made under the mortgage loan documents for The Eddy Loan Combination and agrees to advance to the borrower under The Eddy Loan Combination such Eddy Noteholder’s pro rata portion (on the basis of the maximum principal amounts of The Eddy Future Advance Notes) of The Eddy Future Earnout Advance required to be made under the mortgage loan documents for The Eddy Loan Combination upon the satisfaction by such borrower of the conditions thereto.

●	Each Eddy Future Earnout Advance Noteholder is required to indemnify, severally and not jointly, and hold harmless the holder of The Eddy Mortgage Loan, the holder of The Eddy Note designated Note B-1, the holder of The Eddy Note designated Note B-2, the Master Servicer, the Special Servicer and the Trustee, against any and all losses, claims, damages, costs, expenses (including the fees and disbursements of outside counsel retained by any such person) and liabilities in connection with, arising out of, or as a result of such Eddy Future Earnout Advance Noteholder’s acts or omissions with respect to any obligations to make the Earnout Advance, including without limitation, (i) any claims made by the borrower under The Eddy Loan Combination or its affiliates or (ii) any failure of payment by the borrower under The Eddy Loan Combination, in each case that results from a failure to make any additional advance as required under the mortgage loan documents for The Eddy Loan Combination, except, as to such indemnified party, to the extent that it is finally judicially determined that any losses, claims, damages, costs, expenses or liabilities resulted primarily from the bad faith or willful misconduct of such indemnified party. In addition, each such indemnified party may deduct and offset any amount to be indemnified under The Eddy Co-Lender Agreement from and against any amount that is otherwise due to the indemnifying party under The Eddy Co-Lender Agreement or the Pooling and Servicing Agreement.

●	No action or conduct of any agent or “shadow” servicer or CBRECM as non-cashiering subservicer appointed as described herein (see “—Specified Servicing Matters” below) will limit any obligation or liability of any Eddy Future Earnout Advance Noteholders to make their pro rata shares of any Earnout Advance required to be made under the mortgage loan documents for The Eddy Loan Combination or any liability of any Eddy Future Earnout Advance Noteholder under the indemnification provisions described in the preceding bullet.

●	For so long as the Earnout Advance obligation has not been fully discharged and this securitization is outstanding, The Eddy Future Earnout Advance Notes may only be transferred to (i) an entity that (A) is an initial Eddy Noteholder (or an affiliate of or under common control with an initial Eddy Noteholder), or a large institutional lender or investment fund that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements is a and (B) has a long-term unsecured debt rating of at least “AA” or the equivalent from each Rating Agency then rating any Certificates and a short-term unsecured debt rating of “P-1” or better by Moody’s, (ii) a transferee that is a person as to which the Issuing Entity as the holder of The Eddy Mortgage Loan has received confirmation in writing from each Rating Agency that such transfer will not result in a qualification, downgrade or withdrawal of its then current ratings of the Certificates and as to which the holder of any Eddy Pari Passu Companion Note included in a securitization has received confirmation in writing from each applicable rating agency for the related Serviced Companion Loan Securities that such transfer will not result in a qualification, downgrade or withdrawal of its then current ratings of the certificates issued in such securitization), which confirmation will not be predicated upon any action by the borrower under The Eddy Loan Combination, or (iii) any life insurance company that is an initial Eddy Noteholder or affiliate thereof with assets in excess of $600,000,000.

Consultation and Control

Prior to the Master Servicer or the Special Servicer, as applicable, taking any consent, modification, amendment or waiver under or taking any other action in respect of The Eddy Loan Combination or the mortgage loan documents for The Eddy Loan Combination (whether or not an event has occurred and is continuing that results in The Eddy Loan Combination constituting a specially serviced loan) that would constitute an Eddy Major Decision, the Master Servicer or Special Servicer, as applicable, must provide The Eddy Controlling Noteholder (as defined below), or its Eddy Junior Operating Advisor, with at least ten 10 business day (or, in the case of a determination of an Acceptable Insurance Default, 20 days) prior notice requesting consent to the requested Major Decision. The Master Servicer or the Special Servicer may not take any action with respect to such Eddy Major Decision (or making a determination not to take action with respect to such Major Decision), unless and until it receives the written consent of The Eddy Controlling Noteholder (or its Eddy Junior Operating Advisor) before implementing a decision with respect to such Eddy Major Decision. If the Master Servicer or the Special Servicer has not receives a response from The Eddy Controlling Noteholder (or its Eddy Junior Operating Advisor) with respect to such Major Decision within 10 business days after delivery of the notice of a Major Decision, the Master Servicer or the Special Servicer must deliver an additional copy of such notice of a Major Decision and if The Eddy Controlling Noteholder (or its Eddy Junior Operating Advisor) fails to respond with respect to any such proposed action within 5 business days after receipt of such second notice, The Eddy Controlling Noteholder (or its Eddy Junior Operating Advisor), as applicable, will have no further consent rights solely with respect to the specific action set forth in such notice (but such failure to reply shall not affect the rights of The Eddy Controlling Noteholder to consent to any future actions).

Notwithstanding the foregoing, or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Master Servicer or the Special Servicer, as applicable, may take actions with respect to The Eddy Mortgaged Property before obtaining the consent of The Eddy Controlling Noteholder (or its representative) if the Master Servicer or the Special Servicer, as applicable, reasonably determines in accordance with the Servicing Standard that failure to take such actions prior to such consent would materially and adversely affect the interest of The Eddy Noteholders as a collective whole, and the Master Servicer or the Special Servicer, as applicable, has made a reasonable effort to contact The Eddy Controlling Noteholder. This provision will not, however, relieve the Master Servicer or the Special Servicer, as applicable, of its duties to comply with the Servicing Standard.

Notwithstanding the foregoing, the Master Servicer or the Special Servicer, as applicable, may not follow any advice or consultation provided by The Eddy Controlling Noteholder (or its Eddy Junior Operating Advisor) that would require or cause the Master Servicer or the Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause the Master Servicer or the Special Servicer, as applicable, to violate The Eddy Co-Lender Agreement or the Pooling and Servicing Agreement, require or cause the Master Servicer or the Special Servicer, as applicable, to violate the provisions of The Eddy Loan Combination, or materially expand the scope of the Master Servicer’s or the Special Servicer’s responsibilities under The Eddy Co-Lender Agreement or the Pooling and Servicing Agreement.

The Special Servicer will be required to provide copies to each Eddy Noteholder that is not The Eddy Controlling Noteholder of any notice, information and report that is required to be provided to The Eddy Controlling Noteholder pursuant to the Pooling and Servicing Agreement with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report with respect to The Eddy Loan Combination within the same time frame such notice, information and report is required to be provided to The Eddy Controlling Noteholder (for this purpose, without regard to whether such items are actually required to be provided to The Eddy Controlling Noteholder under the Pooling and Servicing Agreement due to the occurrence of a Control Termination Event or a Consultation Termination Event), and at any time the Issuing Entity as the holder of The Eddy Mortgage Loan is The Eddy Controlling Noteholder, the Special Servicer will be required to consult with each Eddy Pari Passu Companion Noteholder on a strictly non-binding basis, to the extent having received such notices, information and reports, any Eddy Pari Passu Companion Noteholder requests consultation with respect to any such Eddy Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report, and consider alternative actions recommended by such Eddy Pari Passu Companion Noteholder; provided that after the expiration of a period of 10 business days from the delivery to each Eddy Pari Passu Companion Noteholder by the Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Special Servicer will no longer be obligated to consult with such Eddy Pari Passu Companion Noteholders, whether or not such Eddy Pari Passu Companion Noteholders have responded within such 10 business day period.

In general, The Eddy Controlling Noteholder will be entitled to exercise the rights of the Directing Holder with respect to The Eddy Loan Combination. See “Pooling and Servicing Agreement—The Directing Holder”.

Pursuant to The Eddy Co-Lender Agreement, the controlling holder (“The Eddy Controlling Noteholder”) with respect to The Eddy Loan Combination, as of any date of determination, will be (i) The Eddy Junior Noteholders unless an Eddy Control Appraisal Period has occurred and is continuing but, in each case, subject to the ability of The Eddy Junior Noteholders to effectuate an Eddy Threshold Event Cure as described under “—Cure Rights” below or (ii) if an Eddy Subordinate Control Appraisal Period has occurred and is continuing (in each case, subject to the ability of The Eddy Junior Noteholders to effectuate an Eddy Threshold Event Cure as described under “—Cure Rights” below), the Issuing Entity as the holder of The Eddy Mortgage Loan provided that:

(1)       if The Eddy Junior Noteholders would be The Eddy Controlling Noteholder but (x) any direct interest (or indirect controlling interest) in The Eddy Junior Notes is held by a borrower party or a borrower party affiliate and such a borrower party or borrower party affiliate would be entitled to exercise the rights of The Eddy Controlling Noteholder or (y) such a borrower party or borrower party affiliate would otherwise be entitled to exercise the rights of The Eddy Controlling Noteholder, then an Eddy Control Appraisal Period will be deemed to have occurred; and

(2)       at any time when The Eddy Mortgage Loan is The Eddy Controlling Noteholder, references to the “Eddy Controlling Noteholder” will mean the holders of the majority of the Controlling Class (or such lesser amount as permitted under the terms of the Pooling and Servicing Agreement) or such other class(es) otherwise assigned the rights to exercise the rights of the “Eddy Controlling Noteholder” thereunder, as and to the extent provided in the Pooling and Servicing Agreement.

An “The Eddy Control Appraisal Period” will exist with respect to The Eddy Loan Combination if and for so long as: (a) (1) the initial aggregate of the principal balance of The Eddy Junior Notes (plus the principal amount of any Eddy Future Earnout Advances funded by The Eddy Future Earnout Advance Noteholders who are Eddy Junior Noteholders) minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, one or more of The Eddy Junior Notes after the date of creation of The Eddy Junior Notes, (y) any Appraisal Reduction Amount for The Eddy Loan Combination that is allocated to one or more of The Eddy Junior Notes and (z) any losses realized with respect to The Eddy Mortgaged Property or The Eddy Loan Combination that are allocated to one or more of The Eddy Junior Notes, is less than (b) 25% of the remainder of the (i) initial aggregate of the principal balances of The Eddy Junior Notes (plus the principal amount of any Eddy Future Earnout Advances funded by The Eddy Future Earnout Advance Noteholders who are Eddy Junior Noteholder) less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holders of one or more of The Eddy Junior Notes on their Eddy Junior Notes after the date of creation of The Eddy Junior Notes. See “Pooling and Servicing Agreement—Appraisal Reduction Amounts” in this prospectus.

The Eddy Junior Noteholders will be entitled to avoid an Eddy Control Appraisal Period caused by application of an Appraisal Reduction Amount under The Eddy Co-Lender Agreement if, within 45 days of a third party appraisal that indicates an Eddy Control Appraisal Period has occurred, the requirements described in this paragraph are satisfied by The Eddy Controlling Noteholder (i) The Eddy Junior Noteholders shall have delivered Eddy Threshold Event Collateral as a supplement to the appraised value of The Eddy Mortgaged Property, in the amount specified in clause (ii) below, to the Master Servicer, together with documentation acceptable to the Master Servicer in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the Master Servicer on behalf of The Eddy Senior Noteholders in such collateral (a) cash collateral for the benefit of the Master Servicer or (b) an unconditional and irrevocable standby letter of credit with The Eddy Senior Noteholders as the beneficiaries, issued by a bank or other financial institutions the long term unsecured debt obligations of which are rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s, in each case ignoring any of the foregoing ratings requirements with respect to any rating agency that is not one of the Rating Agencies (either (a) or (b), “The Eddy Threshold Event Collateral”), and (ii) The Eddy Threshold Event Collateral is in an amount which, when added to the appraised value of the Mortgaged Property as determined pursuant to the Pooling and Servicing Agreement, would cause the applicable Eddy Control Appraisal Period not to occur (the satisfaction of such requirements, an “The Eddy Threshold Event Cure”). If a letter of credit is furnished as Eddy Threshold Event Collateral, the applicable Eddy Controlling Noteholder is required to renew the letter of credit not later than 30 days prior to expiration thereof or to replace the letter of credit with a substitute letter of credit or other Eddy Threshold Event

Collateral with an expiration date that is greater than 45 days from the date of substitution; provided, however, that, if a letter of credit is not renewed prior to 30 days prior to the expiration date of such letter of credit, the letter of credit must provide that the Master Servicer may (and at the direction of the applicable Eddy Controlling Noteholder, must) draw upon the letter of credit and hold the proceeds thereof as Eddy Threshold Event Collateral. If a letter of credit is furnished as Eddy Threshold Event Collateral, the applicable Eddy Controlling Noteholder must replace the letter of credit with other Eddy Threshold Event Collateral within 30 days if the credit ratings of the issuing entity are downgraded below the required ratings; provided, however, that, if such Eddy Threshold Event Collateral is not so replaced, the Master Servicer must draw upon such letter of credit and hold the proceeds thereof as Eddy Threshold Event Collateral. The Eddy Threshold Event Cure will continue until (i) the appraised value of The Eddy Mortgaged Property plus the value of The Eddy Threshold Event Collateral would not be sufficient to prevent an Eddy Control Appraisal Period from occurring or (ii) the occurrence of a “final recovery determination” with respect to The Eddy Loan Combination. If the appraised value of The Eddy Mortgaged Property, upon any redetermination thereof, is sufficient to avoid the occurrence of an Eddy Control Appraisal Period without taking into consideration any, or some portion of, Eddy Threshold Event Collateral previously delivered by The Eddy Controlling Noteholder, any or such portion of The Eddy Threshold Event Collateral held by the Master Servicer must promptly be returned to such Eddy Controlling Noteholder (at its sole expense). Upon a “final recovery determination” with respect to The Eddy Loan Combination, such Eddy Threshold Event Collateral shall be available to reimburse each Eddy Noteholder for any realized loss pursuant to the provisions described under “—Application of Payments” above with respect to The Eddy Loan Combination after application of the net proceeds of liquidation, not in excess of the Senior Note Principal Balance and the Junior Note Principal Balance, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other Eddy Additional Servicing Expenses reimbursable under The Eddy Co-Lender Agreement and under the Pooling and Servicing Agreement.

An “The Eddy Major Decision” means any of the following, provided that, upon the occurrence and during the continuance of an Eddy Control Appraisal Period, “Eddy Major Decision” will have the meaning given to the term “Major Decision” in the Pooling and Servicing Agreement:

(i)    any proposed or actual foreclosure upon or comparable conversion (which shall include acquisitions of any REO Property) of the ownership of the property or properties securing The Eddy Loan Combination if it comes into and continues in default;

(ii)    any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the mortgage loan documents for The Eddy Loan Combination or any extension of the maturity date of The Eddy Loan Combination;

(iii)    following a default or an event of default with respect to The Eddy Loan Combination Documents, any exercise of remedies, including the acceleration of The Eddy Loan Combination or initiation of any proceedings, judicial or otherwise, under the mortgage loan documents for The Eddy Loan Combination;

(iv)    any sale of The Eddy Loan Combination (when it is a Defaulted Loan) or REO Property for less than the applicable purchase price (which, for this purpose, is a price (without duplication) generally equal to the sum of: (a) the outstanding principal balance of The Eddy Mortgage Loan and The Eddy Companion Notes as of the date of purchase; (b) all accrued and unpaid interest on The Eddy Mortgage Loan and The Eddy Companion Notes at the related interest rate in effect from time to time to but not including the due date immediately preceding or coinciding with the determination date for the collection period of purchase, but excluding any default interest; (c) all related unreimbursed servicing advances plus accrued and unpaid interest on related debt service advances and servicing advances at the Advance Rate, and all special servicing fees (whether paid or unpaid) and workout fees allocable to The Eddy Mortgage Loan and The Eddy Companion Notes; plus (d) any liquidation fee due pursuant to the Pooling and Servicing Agreement allocable to The Eddy Mortgage Loan and The Eddy Companion Notes); and (e) additional trust fund expenses allocable to The Eddy Mortgage Loan);

(v)    any determination to bring The Eddy Mortgaged Property or REO Property into compliance with applicable environmental laws or to otherwise address any hazardous materials located at a Mortgaged Property or an REO Property;

(vi)    any release of material personal property collateral, any real personal property or any acceptance of substitute or additional collateral for The Eddy Loan Combination or any consent to either of the foregoing, other than if required pursuant to the specific terms of the mortgage loan documents for The Eddy Loan Combination and for which there is no lender discretion;

(vii)    any waiver of or any determination not to enforce a “due-on-sale” or “due-on-encumbrance” clause with respect to The Eddy Loan Combination or any consent to such a waiver or consent to a transfer of The Eddy Mortgaged Property or any direct or indirect interests in the borrower under The Eddy Loan Combination;

(viii)   any incurrence of additional debt by the borrower under The Eddy Loan Combination or any mezzanine financing by any direct or indirect beneficial owner of the borrower under The Eddy Loan Combination (to the extent that the lender has consent rights pursuant to the mortgage loan documents for The Eddy Loan Combination);

(ix)    any modification, waiver or amendment of an intercreditor agreement, co-lender agreement or similar agreement with any mezzanine lender or subordinate debt holder related to The Eddy Loan Combination, or any action to enforce rights (or decision not to enforce rights) with respect thereto, or any material modification, waiver or amendment thereof;

(x)    any amendment, modification or termination of any management agreement (within the meaning of the loan agreement for The Eddy Loan Combination), any property management company changes, including, without limitation, approval of the termination of a manager and appointment of a new property manager or franchise changes (in each case, if the lender is required to consent or approve such changes under the mortgage loan documents for The Eddy Loan Combination);

(xi)    releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the mortgage loan documents for The Eddy Loan Combination and for which there is no lender discretion;

(xii)   any acceptance of an assumption agreement releasing a borrower, guarantor or other obligor from liability under The Eddy Loan Combination other than pursuant to the specific terms of such Mortgage Loan and for which there is no lender discretion;

(xiii)   any determination of an Acceptable Insurance Default;

(xiv)   any determination by the Master Servicer to transfer The Eddy Loan Combination to the Special Servicer under circumstances involving a reasonably foreseeable default or risk of default;

(xv)   any proposed modification or waiver of the types, nature or amount of insurance coverage required to be obtained by the borrower under The Eddy Loan Combination other than pursuant to the specific terms of The Eddy Loan Combination and for which there is no lender discretion;

(xvi)  any filing of a bankruptcy or similar action against the borrower under The Eddy Loan Combination or the guarantor thereunder or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a § 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an § 1111(b)(2) election on behalf of The Eddy Noteholders;

(xvii)  the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the borrower under The Eddy Loan Combination;

(xviii)    approval of any operating budget in respect of The Eddy Loan Combination to the extent the lender’s consent is required under the loan agreement for The Eddy Loan Combination;

(xix)    approval of any designation of the Special Servicer with respect to The Eddy Loan Combination or any replacement special servicer for The Eddy Loan Combination; or

(xx)    any modification, waiver or amendment of any lease, the execution of any new lease other than pursuant to the specific terms of The Eddy Loan Combination and for which there is no lender discretion, or the granting of a subordination and nondisturbance or attornment agreement in connection with any non-residential lease demising 10% or more of the rentable square footage, in each case, at The Eddy Mortgaged Property.

The Eddy Co-Lender Agreement includes express limitations on the liabilities of The Eddy Noteholders as described below:

●	No Eddy Noteholder (including any servicer on an Eddy Noteholder’s behalf) shall have any liability to any other Eddy Noteholder except with respect to losses actually suffered due to the gross negligence, willful misconduct or breach of The Eddy Co-Lender Agreement on the part of such Eddy Noteholder.

●	The Eddy Junior Noteholders acknowledge that, subject to the terms and conditions of The Eddy Co-Lender Agreement and the obligations of the Master Servicer and the Special Servicer to comply with, and except as otherwise required by, the Servicing Standard, the issuing entity as the holder of The Eddy Mortgage Loan (including the Master Servicer and the Special Servicer) may exercise, or omit to exercise, any rights that the holder of The Eddy Mortgage Loan may have under The Eddy Co-Lender Agreement and the Pooling and Servicing Agreement in a manner that may be adverse to the interests of The Eddy Junior Noteholders and that the issuing entity as the holder of The Eddy Mortgage Loan (including the Master Servicer and the Special Servicer) shall have no liability whatsoever to the appliable Eddy Junior Noteholder in connection with the issuing entity’s exercise of rights or any omission by the issuing entity to exercise such rights other than as described above; provided, however, that the Master Servicer or the Special Servicer must act in accordance with the Servicing Standard.

●	Each Eddy Noteholder acknowledges that, subject to the terms and conditions of The Eddy Co-Lender Agreement, any other Eddy Noteholder may exercise, or omit to exercise, any rights that such Eddy Noteholder may have under The Eddy Co-Lender and the Pooling and Servicing Agreement in a manner that may be adverse to the interests of the other Eddy Noteholders and that such Eddy Noteholder shall have no liability whatsoever to any other Eddy Noteholder in connection with the such Eddy Noteholder’s exercise of rights or any omission by such Eddy Noteholder to exercise such rights; provided, however, that such Eddy Noteholder shall not be protected against any liability to any other Eddy Noteholder that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence.

●	Neither The Eddy Junior Operating Advisor nor The Eddy Junior Noteholders will have any liability to the other Eddy Noteholders or any other person for any action taken, or for refraining from the taking of any action pursuant to The Eddy Co-Lender Agreement or the Pooling and Servicing Agreement, or for errors in judgment, absent any loss, liability or expense incurred by reason of its willful misfeasance, bad faith or gross negligence. The Eddy Junior Operating Advisor and The Eddy Junior Noteholders (whether acting in place of The Eddy Junior Operating Advisor when no Eddy Junior Operating Advisor shall have been appointed under The Eddy Co-Lender Agreement or otherwise exercising any right, power or privilege granted to The Eddy Junior Noteholder under The Eddy Co-Lender Agreement) may take or refrain from taking actions that favor the interests of one Noteholder over any other Eddy Noteholder, and that The Eddy Junior Operating Advisor may have special relationships and interests that conflict with the interests of an Eddy Noteholder and, absent willful misfeasance, bad faith or gross negligence on the part of The Eddy Junior Operating Advisor or The Eddy Junior Noteholder, as the case may be, agree to take no action against The Eddy Junior Operating Advisor, The Eddy Junior Noteholder or any of their respective officers, directors, employees, principals or agents as a result of such special relationships or interests, and that neither The Eddy Junior Operating Advisor nor The Eddy Junior Noteholder will be deemed to have been grossly negligent or reckless, or to have acted in bad faith or engaged in willful misfeasance or to have recklessly disregarded any exercise of its rights by reason of its having acted or refrained from acting solely in the interests of any Noteholder.

The provisions described in the preceding 4 bullets do not limit any provision described above under the heading “—Earnout Advances”.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of The Eddy Co-Lender Agreement, if The Eddy Loan Combination becomes a Defaulted Loan, The Eddy Noteholders acknowledge the right and obligation of the Special Servicer to sell each Eddy Companion Loan together with The Eddy Mortgage Loan as notes evidencing one whole loan in accordance with the terms of the Pooling and Servicing Agreement, subject to the satisfactions of additional conditional limitations and requirements set forth in The Eddy Co-Lender Agreement. In connection with any such sale (and subject to discussion under “—Consultation and Control” above), the Special Servicer may, in accordance with the terms and provisions of the Pooling and Servicing Agreement and subject to the Servicing Standard, elect to sell (1) The Eddy Loan Combination, subject to the consent right of The Eddy Controlling Noteholder (or its Eddy Junior Operating Advisor) and to the consent rights of The Eddy Junior Noteholders described below, in which case such sale would include each of The Eddy Mortgage Loan and The Eddy Senior Notes and the Junior Note as determined by the Special Servicer in accordance with the Servicing Standard (in which case, the Special Servicer must provide notice to each holder of an Eddy Loan that is not The Eddy Controlling Noteholder of the planned sale and of such holder’s opportunity to submit an offer on the notes comprising The Eddy Loan Combination together), or (2) The Eddy Senior Notes together (in which case the Special Servicer must provide notice to the master servicer(s) for any Eddy Pari Passu Companion Notes that have been securitized, which master servicers must provide notice to the related holders of The Eddy Pari Passu Companion Notes of the planned sale and of such holder’s opportunity to submit an offer on The Eddy Senior Notes together, and shall require that all offers be submitted to the Trustee in writing). Whether any cash offer constitutes a fair price for the notes must be determined by the Trustee; provided, that no offer from an Interested Person may constitute a fair price unless (i) it is the highest offer received and (ii) at least two bona fide other offers are received from independent third parties. In determining whether any offer received represents a fair price for the notes, the Trustee must be supplied with and rely on the most recent appraisal or updated appraisal conducted in accordance with the Pooling and Servicing Agreement within the preceding nine (9) month period or, in the absence of any such appraisal, on a new appraisal. The Trustee must select the appraiser conducting any such new appraisal. In determining whether any such offer constitutes a fair price for the notes, the Trustee must instruct the appraiser to take into account (in addition to the results of any appraisal or updated appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement), as applicable, among other factors, the period and amount of any delinquency on the affected notes, the occupancy level and physical condition of The Eddy Mortgaged Property and the state of the local economy. The Trustee may conclusively rely on the opinion of an independent appraiser or other independent expert in real estate matters retained by the Trustee at the expense of the holders of The Eddy Loan Combination in connection with making such determination.

Notwithstanding the foregoing:

●	the Special Servicer may not sell The Eddy Notes if they become a “defaulted mortgage loan” without the written consent of The Eddy Pari Passu Companion Noteholders (provided that such consent is not required if the applicable holder is a “borrower party” or a “borrower party affiliate”) unless the Special Servicer has delivered to the applicable holders: (a) at least 15 business days’ prior written notice of any decision to attempt to sell The Eddy Notes; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for The Eddy Loan Combination and any documents in the servicing file reasonably requested by the relevant holder that are material to the price of The Eddy Notes and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to the other offerors and the Controlling Class Representative) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Special Servicer in connection with the proposed sale; and

●	in no event may the Special Servicer elect to sell, market to sell or actually sell an Eddy Junior Note without first having obtained the prior written consent of the holder thereof in such holder’s sole and absolute discretion.

Subject to the terms of the Pooling and Servicing Agreement, each of The Eddy Controlling Noteholder, the Controlling Class Representative, The Eddy Junior Noteholders, The Eddy Pari Passu Companion Noteholders (or any controlling class representative or directing holder on its behalf under the securitization servicing agreement, if any, applicable thereto) must be permitted to bid at any sale of Eddy Loans described above unless such person is a borrower party or a borrower party affiliate.

Workout

If The Eddy Loan Combination becomes the subject of a workout with the borrower under The Eddy Loan Combination such that (i) the unpaid principal balance of The Eddy Loan Combination is decreased, (ii) the interest rate or scheduled amortization payments on The Eddy Loan Combination are reduced, (iii) payments of interest or principal on The Eddy Loan Combination are waived, reduced or deferred or (iv) any other adjustment (other than an increase in the interest rate or increase in scheduled amortization payments) is made to any of the terms of The Eddy Loan Combination, all payments to The Eddy Senior Noteholders pursuant to provisions described under “—Application of Payments” are required to be made as though such workout did not occur, with the payment terms of The Eddy Senior Notes remaining the same as they were initially, the full economic effect of all waivers, reductions or deferrals of amounts due on The Eddy Loan Combination attributable to the workout are to be borne, first, by The Eddy Junior Noteholders (pro rata based on the principal balances of their respective Eddy Notes), and then, by The Eddy Senior Noteholders (pro rata based on the principal balances of their respective Eddy Notes), in that order, in each case up to the amount otherwise due on such Eddy Notes.

Special Servicer Appointment Rights

The Eddy Controlling Noteholder (or if The Eddy Junior Notes constitute The Eddy Controlling Noteholder, The Eddy Junior Operating Advisor), at their or its expense, will have the right, with or without cause, to replace the Special Servicer then acting with respect to The Eddy Loan Combination and appoint a replacement special servicer with respect to The Eddy Loan Combination (without the consent of other holders of The Eddy Loan Combination, including the issuing entity or a servicer or any series 2021-B31 certificateholder on behalf of the issuing entity), upon at least 10 business days’ prior written notice to the Special Servicer. Such a termination will be subject to the satisfaction of certain conditions as described under “Pooling and Servicing Agreement –Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event—General”. The Issuing Entity as the holder of The Eddy Mortgage Loan must reasonably cooperate with The Eddy Controlling Noteholder in order to satisfy the foregoing conditions, including the Rating Agency Confirmation.

Cure Rights

In the event that the borrower under The Eddy Loan Combination fails to make any payment of principal or interest on The Eddy Loan Combination by the end of the applicable grace period, The Eddy Junior Noteholders will have the right, but not the obligation, to cure such monetary event of default within 7 business days following the receipt of notice of such event of default. The Eddy Junior Noteholders will not be required to pay any default interest or late charges in order to effect a cure. So long as a monetary default exists for which a cure payment is made, the monetary default will not be treated as an event of default, including for purposes of the definition of “Eddy Sequential Pay Event”; accelerating The Eddy Loan Combination, modifying, amending or waiving any provisions of the mortgage loan documents for The Eddy Loan Combination or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to The Eddy Mortgaged Property; or treating The Eddy Loan Combination as specially serviced). This limitation will not prevent the Master Servicer or the Special Servicer from collecting default interest or late charges from the borrower under The Eddy Loan Combination.

If a non-monetary event of default occurs and is continuing under the mortgage loan documents for The Eddy Loan Combination, The Eddy Junior Noteholders will have the right, but not the obligation, to cure such non-monetary event of default until the later of (a) the same period of time as the borrower under The Eddy Loan Combination under the mortgage loan documents for The Eddy Loan Combination and (b) at least 30 days from the date of such non-monetary event of default, to cure such non-monetary event of default; provided, however, if the non-monetary event of default is susceptible of cure but cannot reasonably be cured within such period and if curative action was promptly commenced and is being diligently pursued by The Eddy Junior Noteholders, The Eddy Junior Noteholders must be given an additional period of time as is reasonably necessary to enable The Eddy Junior Noteholders in the exercise of due diligence to cure the non-monetary event of default for so long as (i) The

Eddy Junior Noteholders diligently and expeditiously proceed to cure the non-monetary event of default, (ii) The Eddy Junior Noteholders make all cure payments permitted to be made in accordance with the provisions described in the preceding paragraph, (iii) the additional period of time does not exceed 90 days, (iv) the non-monetary event of default is not caused by an insolvency proceeding and an insolvency proceeding does not occur during the cure period and (v) during the cure period, there is no material adverse effect on the borrower under The Eddy Loan Combination or The Eddy Mortgaged Property or the value of The Eddy Loan Combination as a result of such non-monetary event of default or the attempted cure which cannot be cured by The Eddy Junior Noteholders within 5 days of notice of such material adverse effect.

The Eddy Junior Noteholders may not contact the borrower under The Eddy Loan Combination in order to effect any cures described above without the prior written consent of the Master Servicer or the Special Servicer, as applicable, such consent not be unreasonably withheld, conditioned or delayed.

Notwithstanding the foregoing, The Eddy Junior Noteholders’ right to cure a monetary event of default or non-monetary event of default will be limited to a combined total of (i) six cures of monetary events of default over the life of The Eddy Loan Combination, no more than four of which may be consecutive, and (ii) six cures of non-monetary events of default over the life of The Eddy Loan Combination. Additional cure periods will be permitted only with the consent of the Master Servicer or the Special Servicer, as applicable, such consent not be unreasonably withheld, conditioned or delayed.

The cure rights of The Eddy Junior Noteholders described above may be exercised individually or collectively as determined by The Eddy Junior Noteholders, provided however, that exercise of the cure rights by one or more Eddy Junior Noteholders must be within the timeframes described above.

Purchase Option

The Eddy Junior Noteholders (or The Eddy Junior Operating Advisor acting on their behalf) have the right, by written notice to each Eddy Senior Noteholder, delivered at any time an “event of default” under The Eddy Loan Combination, or an event resulting in the transfer of The Eddy Loan Combination to special servicing (but only with respect to a reasonably foreseeable payment default, or significant risk of payment or other default, that is likely to continue unremedied beyond the applicable grace period and not likely to be cured within 60 days ( or, in certain circumstances involving the balloon payment 30 days) or with respect to certain bankruptcy or insolvency events), has occurred and is continuing, to purchase, in immediately available funds, The Eddy Senior Notes in whole but not in part at the applicable purchase price set forth in The Eddy Co-Lender Agreement (“The Eddy Defaulted Senior Loan Purchase Price”).

The Eddy Defaulted Senior Loan Purchase Price as of any date of determination will be equal to (a) the then-outstanding principal balance of The Eddy Senior Notes, (b) accrued and unpaid interest on the principal balance of The Eddy Senior Notes at the applicable note interest rate, from the date as to which interest was last paid in full by the borrower under The Eddy Loan Combination up to and including the end of the interest accrual period relating to the monthly loan payment date next following the date of the purchase, (c) any other amounts due under The Eddy Loan Combination to The Eddy Senior Noteholders, other than prepayment premiums, default interest, late fees, exit fees and any other similar fees (provided that if a borrower party or borrower party affiliate is the direct purchaser or has an indirect controlling interest in the direct purchaser (and such a borrower party or borrower party affiliate will not be deemed to be a direct purchaser by virtue of the fact that such a borrower party or borrower party affiliate holds an indirect non-controlling interest in an Eddy Junior Noteholder), the purchase price will include any prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication to clause (c) any unreimbursed Servicing Advances and any expenses incurred in enforcing the mortgage loan documents for The Eddy Loan Combination (including, without limitation, Servicing Advances payable or reimbursable to the Master Servicer or Special Servicer, and earned and unpaid special servicing fees owing to or by or on behalf of The Eddy Senior Noteholders), (e) without duplication of amounts under clause (c), any accrued and unpaid interest payable on Advances with respect to an Advance made by or on behalf of The Eddy Senior Noteholders, (f) (x) if a borrower party or borrower party affiliate is the direct purchaser or has an indirect controlling interest in the direct purchaser (and such a borrower party or borrower party affiliate will not be deemed to be a direct purchaser by virtue of the fact that a borrower party or borrower party affiliate holds an indirect non-controlling interest in an Eddy Junior Note) or (y) if the purchase occurs after 90 days after such option first becomes exercisable, any liquidation or workout fees payable under the Pooling and Servicing Agreement with respect to The Eddy Loan Combination and (g) if not previously reimbursed, any amounts described in the foregoing clauses

(d) and/or (e) that, at the time of determination, had been previously paid or reimbursed to the Master Servicer or Special Servicer any Servicer from sources other than collections on or in respect of The Eddy Loan Combination or The Eddy Mortgaged Property (including, without limitation, from collections on or in respect of loans other than The Eddy Loan Combination). Notwithstanding the foregoing, if the purchasing Eddy Noteholder is purchasing from a borrower party or borrower party affiliate, the Defaulted Mortgage Loan Purchase Price will not include the amounts described under the foregoing clauses (d) through (f) of this definition. If The Eddy Loan Combination is converted into a REO Property, for purposes of determining the Defaulted Senior Loan Purchase Price, interest will be deemed to continue to accrue on The Eddy Senior Notes at the applicable note interest rates as if The Eddy Loan Combination were not so converted. In no event will The Eddy Defaulted Senior Loan Purchase Price include amounts due or payable to the purchasing Eddy Noteholder under The Eddy Co-Lender Agreement.

The purchase rights of The Eddy Junior Noteholders described above may be exercised individually or collectively as determined by The Eddy Junior Noteholders, provided however, that exercise of the purchase rights by one or more Eddy Junior Noteholders must be within the timeframes described above.

Specified Servicing Matters

The Master Servicer will not earn a primary servicing fee with respect to The Eddy Companion Notes.

The Master Servicer will enter into a non-cashiering subservicing agreement with CBRE Capital Markets of Texas, L.P. (“CBRECM”) pursuant to which the Master Servicer will delegate to or impose on CBRECM the duty to (i) collect from the borrower under The Eddy Loan Combination ongoing financial statements and certain other deliverables required under the loan agreement for The Eddy Loan Combination, (ii) serve as the primary lender contact on a non-cashiering basis for receiving and responding to any communications by the borrower under The Eddy Loan Combination related to any consents or waivers under the terms of the related loan agreement, and manage any such requests for consents or waivers under the terms of the related loan agreement (provided that CBRECM will not have authority under such non-cashiering subservicing agreement to grant any modification, waiver, consent or amendment without the consent of the Master Servicer or Special Servicer, as applicable, under the Pooling and Servicing Agreement), and (iii) administering any Eddy Future Earnout Advances requested by the related borrower pursuant to the loan agreement for The Eddy Loan Combination. The non-cashiering subservicing agreement will not apply to any period when The Eddy Loan Combination is a specially serviced loan unless the Special Servicer consents thereto.

The Eddy Junior Noteholders have the right in their sole discretion at any time and from time to time to appoint an operating advisor to exercise their rights under The Eddy Co-Lender Agreement (“The Eddy Junior Operating Advisor”) and to remove and replace The Eddy Junior Operating Advisor. The initial Eddy Junior Operating Advisor is AIG Asset Management (U.S.), LLC. No person may rely on any action taken by The Eddy Junior Noteholders unless such action is taken through The Eddy Junior Operating Advisor. The Eddy Junior Operating Advisor may be any person (other than a borrower party or a borrower party affiliate) and need not be an affiliate of an Eddy Junior Noteholder. The Eddy Junior Operating Advisor will not owe any fiduciary duty or other duty to any other person (other than The Eddy Junior Noteholders). The Issuing Entity and the Master Servicer and Special Servicer) may rely upon the appointment of the initial Eddy Junior Operating Advisor and will not be required to recognize any person (other than the initial Eddy Junior Operating Advisor) as an Eddy Junior Operating Advisor until The Eddy Junior Noteholder has notified the Issuing Entity (and the Master Servicer and the Special Servicer) of such appointment and, if The Eddy Junior Operating Advisor is not the same person as The Eddy Junior Noteholder, The Eddy Junior Operating Advisor provides the Issuing Entity (and the Master Servicer and Special Servicer) with written confirmation of its acceptance of such appointment and contact information. The Eddy Junior Operating Advisor will have the right to exercise all rights of The Eddy Controlling Noteholder under The Eddy Co-Lender Agreement on behalf of The Eddy Junior Noteholders when The Eddy Junior Noteholders are The Eddy Controlling Noteholder.

Each Eddy Companion Noteholder whose Eddy Note is not the subject of a securitization, at its sole cost and expenses, has the right to appoint a separate “shadow” servicer to “shadow” service solely the rights of such Eddy Noteholder under The Eddy Co-Lender Agreement with respect to such Note held by such Eddy Noteholder. This right is subject to the provision that (A) no such Eddy Companion Noteholder (in the aggregate with its affiliates) will designate more than one such “shadow” servicer at any given time, and (B) the issuing entity (and the Master Servicer and Special Servicer) will not be required to recognize any person as a “shadow” servicer for an Eddy Noteholder until such Eddy Noteholder has notified the Issuing Entity (and the Master Servicer and the Special

Servicer) of such appointment and provides the Issuing Entity (and the Master Servicer and the Special Servicer) with written confirmation of its acceptance of such appointment, together with contact information for the delivery of notices and other correspondence from and after any such designation (and, until two business days after a written notice of revocation of such designation, the Master Servicer or the Special Servicer, as applicable, shall be entitled to rely on the instructions of, notices from and approvals of such “shadow” servicer as being made on behalf of the applicable Eddy Noteholder). In the event of the appointment of a separate “shadow” servicer by an Eddy Noteholder, the Master Servicer or the Special Servicer will be required to deliver the following to the separate “shadow” servicer in lieu of the applicable Noteholder: (1) any notice, reports, documents or other information that would otherwise be required to be delivered under The Eddy Co-Lender Agreement to such Eddy Noteholder, (2) amounts owing to such Eddy Noteholder under the loan agreement for The Eddy Loan Combination that would otherwise be required to be remitted under the Co-Lender to such Eddy Noteholder and (3) access to the Master Servicer’s website to which The Eddy Junior Noteholder is entitled, subject to the procedures set forth in the Pooling and Servicing Agreement. No such separate “shadow” servicer (in that capacity) will have any right under the Co-Lender Agreement to (x) seek compensation reimbursement or indemnification payments from the borrower under The Eddy Loan Combination or from any other Eddy Noteholder, deal directly with the borrower under The Eddy Loan Combination or exercise any power that the appointing Noteholder is not authorized to exercise under The Eddy Co-Lender Agreement in the absence of such appointment, (y) otherwise interfere with the carrying out of the rights and duties of the Master Servicer or the Special Servicer, as applicable, or (z) cause the Master Servicer or the Special Servicer, as applicable, to incur any additional cost or expense that would not otherwise be incurred under The Eddy Co-Lender Agreement by the Master Servicer or the Special Servicer, as applicable, or be entitled to reimbursement of expenses from the holder of The Eddy Mortgage Loan or any servicer thereof.

The One Memorial Drive Pari-Passu A-B Loan Combination

Servicing

The One Memorial Drive Mortgage Loan (4.2%) is part of a split loan structure (the “One Memorial Drive Loan Combination”) comprised of the notes listed in the table entitled “Loan Combination Controlling Notes and Non-Controlling Notes” above under “—General”, including (a) the One Memorial Drive Mortgage Loan, (b) one senior promissory note held by the JPMCC 2021-1MEM trust and three senior promissory notes held by JPMCB (collectively, the “One Memorial Drive Pari Passu Companion Loans”; together with the One Memorial Drive Mortgage Loan, the “One Memorial Drive Senior Loans”), and (c) one subordinate promissory note held by the JPMCC 2021-1MEM trust (the “One Memorial Drive Subordinate Companion Loan”; together with the One Memorial Drive Pari Passu Companion Loan, the “One Memorial Drive Companion Loans”). The holders of such One Memorial Drive Senior Loans are collectively referred to as the “One Memorial Drive Senior Loan Holders” and the holder of such One Memorial Drive Subordinate Companion Loan is referred to as the “One Memorial Drive Subordinate Companion Loan Holder”. Each such promissory note is secured by the same mortgage instrument on the same underlying Mortgaged Property, and such promissory notes have an aggregate initial principal balance of $414,000,000. The holder of the One Memorial Drive Mortgage Loan, the One Memorial Drive Subordinate Companion Loan Holder and the holders of the One Memorial Drive Pari Passu Companion Loans are subject to the terms of a co-lender agreement (the “One Memorial Drive Intercreditor Agreement”).

The One Memorial Drive Loan Combination and any related REO Property will be serviced and administered by Midland Loan Services, a Division of PNC Bank, National Association, the master servicer for the JPMCC 2021-1MEM securitization (the “One Memorial Drive Master Servicer”) and, if necessary, Situs Holdings, LLC, the special servicer for the JPMCC 2021-1MEM securitization (the “One Memorial Drive Special Servicer”), pursuant to the trust and servicing agreement related to the JPMCC 2021-1MEM trust (the “JPMCC 2021-1MEM TSA”), but subject to the terms of the One Memorial Drive Intercreditor Agreement. In servicing the One Memorial Drive Loan Combination, the One Memorial Drive Master Servicer and the One Memorial Drive Special Servicer are required to service the One Memorial Drive Loan Combination in accordance with the servicing standard set forth in the JPMCC 2021-1MEM TSA to take into account the interests of the Certificateholders and the holders of the One Memorial Drive Companion Loans as a collective whole.

Amounts payable to the issuing entity as holder of the One Memorial Drive Mortgage Loan pursuant to the One Memorial Drive Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus and amounts payable to the holders of the One Memorial Drive Pari Passu Companion Loans will be distributed to such holders net of certain fees and expenses on the One Memorial Drive Pari Passu Companion Loans as set forth in the One Memorial Drive Intercreditor Agreement.

Custody of the Mortgage File

Wells Fargo Bank, National Association, is expected to be the custodian of the mortgage file related to the One Memorial Drive Loan Combination (other than any promissory notes not contributed to the JPMCC 2021-1MEM securitization).

Application of Payments

The One Memorial Drive Intercreditor Agreement sets forth the respective rights of the holder of the One Memorial Drive Mortgage Loan and the holders of the One Memorial Drive Companion Loans with respect to distributions of funds received in respect of the One Memorial Drive Loan Combination, and provides, in general, that, the One Memorial Drive Subordinate Companion Loan is, at all times, junior, subject and subordinate to the One Memorial Drive Senior Loans, and the right of the One Memorial Drive Subordinate Companion Loan Holder to receive payments with respect to the One Memorial Drive Loan Combination is, at all times, junior, subject and subordinate to the rights of the One Memorial Drive Senior Loan Holders to receive payments with respect to the One Memorial Drive Loan Combination. All amounts tendered by the related borrowers or otherwise available for payment on the One Memorial Drive Loan Combination (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

(i)       first, to the One Memorial Drive Senior Loan Holders, pro rata and pari passu, in each case in an amount equal to the accrued and unpaid interest on the One Memorial Drive Senior Loans at the applicable note interest rate;

(ii)       second, to the One Memorial Drive Senior Loan Holders, pro rata and pari passu, in an amount equal to the principal payments received, if any, with respect to such Due Date with respect to the One Memorial Drive Loan Combination, until the balance of the One Memorial Drive Senior Loans have been reduced to zero;

(iii)       third, to the One Memorial Drive Senior Loan Holders, pro rata and pari passu, up to the aggregate amount of any unreimbursed losses previously allocated to the One Memorial Drive Senior Loan holders in accordance with the One Memorial Drive Intercreditor Agreement, plus interest thereon at the net note interest rate compounded monthly from the date the related such realized losses were allocated to each One Memorial Drive Senior Loan;

(iv)       fourth, to pay accrued and unpaid interest on the One Memorial Drive Subordinate Companion Loan (other than default interest) to the One Memorial Drive Subordinate Companion Loan Holder in an amount equal to the accrued and unpaid interest on the principal balance of the One Memorial Drive Subordinate Companion Loan at the applicable net note interest rate;

(v)       fifth, to the One Memorial Drive Subordinate Companion Loan Holder in an amount equal to all principal payments received, if any, with respect to such Due Date, until the principal balance of the One Memorial Drive Subordinate Companion Loan has been reduced to zero;

(vi)       sixth, to the One Memorial Drive Subordinate Companion Loan Holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to the One Memorial Drive Subordinate Companion Loan Holder in accordance with the terms of the One Memorial Drive Intercreditor Agreement, plus interest thereon at the net note interest rate for the One Memorial Drive Subordinate Companion Loan compounded monthly from the date the realized losses were allocated to the One Memorial Drive Subordinate Companion Loan Holder;

(vii)       seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the One Memorial Drive Senior Loans, on pro rata and pari passu basis, then the One Memorial Drive Subordinate Companion Loan Holder;

(viii)       eighth, to pay default interest and late payment charges then due and owing under the One Memorial Drive Loan Combination, all of which is required to be applied in accordance with the JPMCC 2021-1MEM TSA; and

(ix)       ninth, if any excess amount is available to be distributed in respect of the One Memorial Drive Loan Combination, and not otherwise applied in accordance with the foregoing clauses (a)-(h), any remaining amount is required to be paid pro rata to each One Memorial Drive Senior Loan holder and the One Memorial Drive Subordinate Companion Loan Holder based on their initial principal balances.

Consultation and Control

Pursuant to the One Memorial Drive Intercreditor Agreement, the directing holder with respect to the One Memorial Drive Loan Combination (the “One Memorial Drive Directing Holder”), as of any date of determination, will be the holder of the One Memorial Drive Senior Loan evidenced by promissory note A-1, which is expected to be the directing certificateholder or controlling class representative (or an equivalent entity) for the JPMCC 2021-1MEM securitization. The One Memorial Drive Directing Holder is not permitted to exercise the rights of the One Memorial Drive Directing Holder if it is an affiliate of the borrowers. The One Memorial Drive Directing Holder will be entitled to exercise certain consent and/or consultation rights as set forth under the One Memorial Drive Intercreditor Agreement, and the implementation of any recommended actions outlined in an asset status report with respect to the One Memorial Drive Loan Combination will require the approval of the One Memorial Drive Directing Holder.

Pursuant to the terms of the One Memorial Drive Intercreditor Agreement, the Issuing Entity, as the holder of the One Memorial Drive Mortgage Loan (or its representative), will (i) have a right to receive copies of all notices, information and reports with respect to major decisions that the One Memorial Drive Master Servicer or the One Memorial Drive Special Servicer, as applicable, is required to provide to the One Memorial Drive Directing Holder pursuant to the JPMCC 2021-1MEM TSA (similar to such notices, information and reports that are required to be provided to the One Memorial Drive Directing Holder under the JPMCC 2021-1MEM TSA without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2021-1MEM TSA) and a summary of any asset status report relating to the One Memorial Drive Loan Combination that the One Memorial Drive Master Servicer or the One Memorial Drive Special Servicer, as applicable, is required to provide to the One Memorial Drive Directing Holder pursuant to the JPMCC 2021-1MEM TSA (without regard to the occurrence of a control termination event or consultation termination event under the JPMCC 2021-1MEM TSA) and (ii) has the right to be consulted on a strictly non-binding basis with respect to any major decisions to be taken with respect to the One Memorial Drive Loan Combination or the implementation of any recommended action outlined in an asset status report relating to the One Memorial Drive Loan Combination. The consultation right of the Issuing Entity will expire 10 business days following the delivery of written notice of a proposed action, together with copies of the notices, information and reports; provided that if the One Memorial Drive Master Servicer (or the One Memorial Drive Special Servicer, as applicable) proposes a new course of action that is materially different from the actions previously proposed, then such consultation period will be deemed to begin anew. Notwithstanding the rights described above, the One Memorial Drive Master Servicer or the One Memorial Drive Special Servicer, as applicable, is permitted to take any major decision or any action set forth in the asset status report before the expiration of the aforementioned consultation period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the One Memorial Drive Loan Combination (as a collective whole). Neither the One Memorial Drive Master Servicer nor the One Memorial Drive Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Issuing Entity (or its representative).

Neither the One Memorial Drive Master Servicer nor the One Memorial Drive Special Servicer may follow any advice, direction or objection by the One Memorial Drive Directing Holder that would (i) require or cause the One Memorial Drive Master Servicer or the One Memorial Drive Special Servicer, as applicable, to violate applicable law (including the REMIC provisions of the Code), the Loan Combination documents, the JPMCC 2021-1MEM TSA, the One Memorial Drive Intercreditor Agreement or the related servicing standard set forth in the One Memorial Drive Intercreditor Agreement or materially expand the scope of responsibilities for any of the One Memorial Drive Master Servicer or the One Memorial Drive Special Servicer.

In addition to the control and consultation rights described above, pursuant to the terms of the One Memorial Drive Intercreditor Agreement, the Issuing Entity, as the holder of the One Memorial Drive Mortgage Loan, will have the right to annual meetings (which may be held telephonically in the discretion of the One Memorial Drive Master Servicer or One Memorial Drive Special Servicer) with the One Memorial Drive Master Servicer or the One Memorial Drive Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the One Memorial Drive Master Servicer or the One Memorial Drive Special Servicer, as applicable, in which servicing issues related to the One Memorial Drive Loan Combination are discussed.

Sale of Defaulted Loan Combination

Pursuant to the terms of the One Memorial Drive Intercreditor Agreement, if the One Memorial Drive Loan Combination becomes a specially serviced loan, and if the Special Servicer determines to sell the One Memorial Drive Mortgage Loan in accordance with the JPMCC 2021-1MEM TSA, the One Memorial Drive Special Servicer will be required to sell the One Memorial Drive Mortgage Loan and each One Memorial Drive Companion Loan together as interests evidencing one loan combination. Notwithstanding the foregoing, the One Memorial Drive Special Servicer will not be permitted to sell the One Memorial Drive Loan Combination without the consent of each non-controlling note holder (including the Issuing Entity as the holder of the One Memorial Drive Mortgage Loan) unless it has delivered to such holder (a) at least 15 business days prior written notice of any decision to attempt to sell the One Memorial Drive Loan Combination, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the One Memorial Drive Special Servicer and a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Holder under the JPMCC 2021-1MEM TSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the One Memorial Drive Master Servicer or One Memorial Drive Special Servicer in connection with the proposed sale.

Special Servicer Appointment Rights

Pursuant to the One Memorial Drive Intercreditor Agreement, the One Memorial Drive Directing Holder (or its representative) will have the right, at any time, with or without cause, to replace the One Memorial Drive Special Servicer then acting with respect to the One Memorial Drive Loan Combination and appoint a replacement special servicer in lieu thereof without the consent of the holders of the One Memorial Drive Mortgage Loan or the other One Memorial Drive Companion Loans (or their representatives) in a manner that is substantially similar to that as described under “Pooling and Servicing Agreement—Termination of the Master Servicer and the Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event” in this prospectus.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Citi Real Estate Funding Inc., German American Capital Corporation, JPMorgan Chase Bank, National Association and Goldman Sachs Mortgage Company are the sponsors of this securitization transaction and, accordingly, are referred to as the “Sponsors”.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Commercial Mortgage Securities Inc. (the Depositor), Citigroup Global Markets Inc. (one of the underwriters) and Citibank, N.A. (the Certificate Administrator). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans.

With respect to the Greenwich Office Park Mortgage Loan (6.3%), which was co-originated by DBRI and CREFI, portions of which are being sold by GACC and CREFI, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related mortgaged properties;

●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;

●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;

●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owners and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2021. CREFI’s Central Index Key is 0001701238. With respect to the period from and including October 1, 2018 to and including September 30, 2021, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain approximately $51,091,698 initial Certificate Balance of the Class VRR Certificates (i.e., the CREFI VRR Interest Portion) as described under “Credit Risk Retention”, and an affiliate of CREFI is expected to purchase the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional Classes of Certificates. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time. CREFI or a “majorityowned affiliate” (as defined in Regulation RR) thereof will be required to retain the CREFI VRR Interest Portion as and to the extent described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, (ii) Deutsche Bank AG, New York Branch (“DBNY”), an initial Risk Retention Consultation Party and the initial holder of the DBRI VRR Interest Portion and (iii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. DBRI will sell its interests in the GACC Mortgage Loans to GACC on or prior to the Closing Date. It is also expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Loan Combination Controlling Notes and Non-Controlling Notes” under “Description of the Mortgage Pool—The Loan Combinations—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Neither GACC nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against GACC for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by GACC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through September 30, 2021 is approximately $91.52 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-1B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBRI during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-1A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-1B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes

General. DBRI is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBRI is referred to as the “DB Originator” in this prospectus. The DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by the DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DB Originator’s acquisition and reunderwriting of a mortgage loan, the DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if the DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the DB Originator either (i) obtains or updates (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the DB

Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the DB Originator. The typical required escrows for mortgage loans originated by the DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the DB Originator with sufficient funds to satisfy all taxes and assessments. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the DB Originator with sufficient funds to pay all insurance premiums. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the DB Originator has structured springing escrows that arise for identified risks, (v) the DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 16, 2021. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2018 to and including September 30, 2021, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization, except that DBNY (a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules) of DBRI) will retain the DBRI VRR Interest Portion as described under “Credit Risk Retention”. GACC and/or its affiliates may acquire or own in the future certain additional Classes of Certificates issued by the Issuing Entity. Any such party will have the right to dispose of any such Certificates (other than the DBRI VRR Interest Portion) at any time. DBNY or an affiliate will be required to retain the DBRI VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans or portions thereof that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an affiliate of GS Bank, an originator, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., GS Bank and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2020, GSMC originated or acquired approximately 3,115 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $140.1 billion.  As of December 31, 2020, GSMC had acted as a sponsor and mortgage loan seller on approximately 234 fixed and floating-rate commercial mortgage-backed securitization transactions.  GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion and $6.823 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Review of GSMC Mortgage Loans

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions of the Code. In addition, for each GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex B—Significant Loan Summaries”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Goldman Originator’s Underwriting Guidelines and Processes—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)

2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex E-2B—Exceptions to Sponsor Representations and Warranties (GSMC)”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However, these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

●	Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A to this prospectus.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property.  Evidence of this compliance may be in the form of one or more of the following:  legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.  In some cases, a mortgaged property may constitute a legal non-conforming use or structure.  In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that:  (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

●	Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

●	Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

●	Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

●	Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A.

Compliance with Rule 15Ga-1 under the Exchange Act

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on November 12, 2021. GSMC’s Central Index Key is 0001541502. With respect to the period from and including October 1, 2018 to and including September 30, 2021, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Regis- tered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn		Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$(t)% of principal balance (u) # (v)	$ (w)	% of principal balance (x)
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
		Jefferies LoanCore LLC	18	527,119,321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0.00	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0	0.00	0	0.00	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

JPMorgan Chase Bank, National Association

General

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2020, of JPMorgan Chase & Co. (“JPMC”), the 2020 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered at the SEC’s website at www.sec.gov, or in the case of the Annual Report, at www.jpmorganchase.com. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, either the SEC’s website or JPMC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and  securitizing commercial mortgage loans in 1995. As of December 31, 2019, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $150 billion. Of that amount, approximately $124.6 billion has been securitized by J.P. Morgan Chase Commercial Mortgage Securities Corp. (“JPMCCMSC”), a subsidiary of JPMCB, as depositor. In its fiscal year ended December 31, 2019, JPMCB originated and securitized approximately $9.0 billion of commercial mortgage loans, of which approximately $4.2 billion were securitized by JPMCCMSC.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, multifamily, hospitality, industrial and self storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

General

Overview. JPMCB, in its capacity as the sponsor of the Mortgage Loans or portions thereof originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

With respect to the CX – 350 & 450 Water Street Loan Combination (9.9%), which was co-originated by DBR Investments Co. Limited, Bank of America, National Association, 3650 Cal Bridge Lending, LLC and JPMCB, portions of which are being sold by GACC and JPMCB, the GACC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex E-3A and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-3B.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions of the Code.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if  JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions to JPMCB’s Disclosed Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective borrower sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the borrower sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the borrower sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Mortgage Loan Information” and Annex A to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may also reflect prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●

Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●

Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

JPMCB has disclosed generally its underwriting guidelines with respect to JPMCB’s Mortgage Loans. However, one or more of JPMCB’s Mortgage Loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s Mortgage Loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, JPMCB may have made exceptions and the underwriting of a particular Mortgage Loan did not comply with all aspects of the disclosed criteria.

JPMCCMSC’s most recently filed Form ABS-15G that includes information related to JPMCB, was filed with the SEC on February 11, 2021. JPMCB’s most recently filed Form ABS-15G for this asset class was filed with the SEC on February 11, 2021. The Central Index Key (or CIK) number for JPMCCMSC is 0001013611 and the CIK number for JPMCB is set forth on the cover of this prospectus. With respect to the period from and including October 1, 2018 to and including September 30, 2021, JPMCB has no activity to report as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither JPMCB nor any of its affiliates will retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. JPMCB or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates and the Uncertificated VRR Interest contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)    the sum of any proceeds received from the sale of the Certificates and the Uncertificated VRR Interest to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)    the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates and the Uncertificated VRR Interest as described in this prospectus.

The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

Citigroup Commercial Mortgage Securities Inc. is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on July 17, 2003 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 388 Greenwich Street, New York, New York 10013. The telephone number is (212) 816-5343.

The Depositor is an indirect, wholly-owned subsidiary of Citigroup Global Markets Holdings Inc., and an affiliate of (i) CREFI, the Retaining Sponsor, an originator, an initial Risk Retention Consultation Party, the holder of the CREFI VRR Interest Portion and the current holder of the Charcuterie Artisans SLB Pari Passu Companion Loan, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, custodian, certificate registrar and paying agent.

Since the Depositor’s incorporation in 2003, it has been engaged in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor generally acquires the commercial and multifamily mortgage loans from CREFI or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates, the Uncertificated VRR Interest and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders or the Uncertificated VRR Interest Owners, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates and the Uncertificated VRR Interest to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and the Uncertificated VRR Interest Owners.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest.

The Issuing Entity

The Issuing Entity, Benchmark 2021-B31 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates and the Uncertificated VRR Interest, making distributions, providing reports to Certificateholders and the Uncertificated VRR Interest Owners, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates and the Uncertificated VRR Interest, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator”, “—Servicers—The Master Servicer and the Special Servicer”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Loan Combination, solely the Issuing Entity’s interest in any REO property acquired with respect to such Loan Combination pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association), will act as trustee (the “Trustee”) pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. The Trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation, and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2021, WTNA served as trustee on over 1,972 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $526 billion, of which approximately 705 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $472 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA. The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Citibank, N.A., a national banking association (“Citibank”), will act as the certificate administrator (in such capacity, the “Certificate Administrator”) and custodian (in such capacity, the “Custodian”) under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 information provider under the Pooling and Servicing Agreement. The Certificate Administrator will also be the REMIC administrator and the 17g-5 Information Provider under the Pooling and Servicing Agreement. The corporate trust office of Citibank responsible for administration of the Issuing Entity is located at 388 Greenwich Street Trading, New York, New York 10013, Attention: Global Transaction Services – Benchmark 2021-B31 and the office for certificate transfer services is located at 480 Washington Boulevard, 30th Floor, Jersey City, New Jersey 07310, Attention: Securities Window.

Citibank is a wholly owned subsidiary of Citigroup Inc., a Delaware corporation. Citibank performs as certificate administrator through the Agency and Trust line of business, which is part of the Global Transaction Services division. Citibank has primary corporate trust offices located in both New York and London. Citibank is a leading provider of corporate trust services offering a full range of agency, fiduciary, tender and exchange, depositary and escrow services. As of the end of the third quarter of 2021, Citibank’s Agency and Trust group managed in excess of $8 trillion in fixed income and equity investments on behalf of approximately 3,000 corporations worldwide. Since 1987, Citibank’s Agency and Trust group has provided trustee services for asset-backed securities containing pool assets consisting of airplane leases, auto loans and leases, boat loans, commercial loans, commodities, credit cards, durable goods, equipment leases, foreign securities, funding agreement-backed note programs, truck loans, utilities, student loans and commercial and residential mortgages. As of the end of the third quarter of 2021, Citibank acted as trustee, certificate administrator and/or paying agent for approximately 219 transactions backed by commercial mortgages with an aggregate principal balance of approximately $230.4 billion. The Depositor, the underwriters, any initial purchasers of Certificates, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor and the Asset Representations Reviewer may maintain banking and other commercial relationships with Citibank and its affiliates.

Under the terms of the Pooling and Servicing Agreement, Citibank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. An analyst will also be responsible for the timely delivery of reports to the administration unit for processing all cash flow items. As Certificate Administrator, Citibank is also responsible for the preparation and filing of all Trust REMIC tax returns and Grantor Trust tax returns on behalf of the Issuing Entity. In the past three years, Citibank has not made material changes to the policies and procedures of its securities administration services for commercial mortgage-backed securities.

There have been no material changes to Citibank’s policies or procedures with respect to its commercial mortgage-backed trustee or securities administration function other than changes required by applicable laws. In the past three years, Citibank has not materially defaulted in its trustee or securities administration obligations under any pooling and servicing agreement or caused an early amortization or other performance triggering event because of the performance by Citibank as trustee or securities administrator with respect to commercial mortgage-backed securities.

Citibank is acting as custodian of the mortgage files pursuant to the Pooling and Servicing Agreement. The custodian is responsible to hold and safeguard the mortgage note(s) and other contents of the mortgage file with respect to each underlying mortgage loan on behalf of the trustee and the certificateholders. Each mortgage file will be maintained in a separate file folder marked with a unique bar code to assure loan level file integrity and to assist in inventory management. Files are segregated by transaction and/or issuer. Citibank, through its affiliates and third-party vendors, has been engaged in the mortgage document custody business for more than ten years. Citibank, through its affiliates and third-party vendors, maintains its commercial document custody facilities in Chicago, Illinois and St. Paul, Minnesota. One such third-party vendor separately engaged by Citibank in its capacity as custodian under the Pooling and Servicing Agreement is U.S. Bank National Association which will hold and safeguard the mortgage notes and other contents of the mortgage files with respect to the underlying mortgage loans.

Neither Citibank nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that Citibank or one of its affiliates may purchase the Class R Certificates on the Closing Date, and except that CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) thereof) will retain the CREFI VRR Interest Portion as described under “Credit Risk Retention”. Citibank or its affiliates may, from time to time after the sale of the Certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the CREFI VRR Interest Portion) at any time.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Citibank.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.

The Master Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”) is expected to be appointed to act as the initial master servicer (in such capacity, the “Master Servicer”) and in such capacity will initially be responsible for the servicing and administration of the Serviced Loans and any Serviced Loan Combinations under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities by Standard & Poor’s Rating Services, Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement or any applicable Outside Servicing Agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

As of September 30, 2021, Midland was master and primary servicing approximately 29,068 commercial and multifamily mortgage loans with a principal balance of approximately $539 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,149 of such loans, with a total principal balance of approximately $289 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus the sum of 0.00125% plus any related subservicing fee rate, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

Midland is also (i) the master servicer of the One Memorial Drive Mortgage Loan, which is serviced under the JPMCC 2021-1MEM Trust and Servicing Agreement, (ii) the master servicer of the Veranda and Audubon Crossings & Commons Mortgage Loans, which are serviced under the Benchmark 2021-B30 Pooling and Servicing Agreement, and (iii) the master servicer of the Plaza La Cienega Mortgage Loan, which is serviced under the 3650R 2021-PF1 Pooling and Servicing Agreement.

Midland is also expected to be the primary servicer of the TLR Portfolio Mortgage Loan, serviced under the pooling and servicing agreement for the WFCM 2021-C61 securitization transaction until the servicing of the Mortgage Loan is transferred to the Pooling and Servicing Agreement on the Closing Date.

As set forth on Annex A, PNC Bank, is the third largest tenant at the Mortgaged Property identified on Annex A as 8900 South Congress Avenue, which secures the 8900 South Congress Avenue Mortgage Loan. As set forth on Annex A, this Mortgaged Property represents approximately 0.7% of the Initial Pool Balance.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2018 to 2020.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
CMBS	$181	$219	$256
Other	$351	$387	$317
Total	$532	$606	$573

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2018 to 2020.

As of September 30, 2021, Midland was named the special servicer in approximately 392 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $160 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 334 assets with an outstanding principal balance of approximately $6.7 billion.

Portfolio Size –Special Servicing	Calendar Year End (Approximate amounts in billions)
	2018	2019	2020
Total	$158	$171	$170

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The report on assessment of compliance with applicable servicing criteria for the twelve-month period ending on December 31, 2020, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable

Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The foregoing information regarding Midland under the heading “—Servicers—The Master Servicer” has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer’s removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer’s rights and obligations with respect to indemnification, and certain limitations on the Master Servicer’s liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), is expected to be appointed to act as the special servicer under the Pooling and Servicing Agreement. In such capacity, the special servicer will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loan) and REO Properties pursuant to the Pooling and Servicing Agreement.

RCA maintains its principal servicing office at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by DBRS Morningstar. RCA is also rated by Kroll Bond Rating Agency, LLC.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”), and Securities and Exchange Commission registered investment adviser. RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of September 30, 2021, RCM was the sponsor of, and certain of its affiliates were investors in, ten private equity fund structures (collectively, the “Funds”) and RCM also advised several other investment vehicles such as co-investments, joint ventures and separately managed accounts, having over $8.0 billion of regulatory assets under management in the aggregate. Of the ten Funds, seven are focused in whole or in part on investments in commercial mortgage-backed securities, with the remaining Funds focused on distressed and value add real estate related investments, mezzanine debt and/or credit investments.

As of September 30, 2021, RCM has underwritten and purchased, primarily for the Funds, over $9.0 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 147 securitizations totaling approximately $155 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions.

Rialto Management Group, LLC, together with its subsidiaries, RCA and RCM (excluding Stone Point), had 258 employees as of September 30, 2021 and is headquartered in Miami with offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, RCA was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of September 30, 2021, RCA and its affiliates were actively special servicing approximately 504 portfolio loans (and REO properties) with an unpaid principal balance of approximately $9.93 billion (see footnote 2 to the chart below). As of September 30, 2021, RCA is also performing special servicing for approximately 138 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 8,670 assets with an unpaid principal balance at securitization of approximately $140.5 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The following table sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO Properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2018	As of 12/31/2019	As of 12/31/2020	As of 9/30/2021

Number of CMBS Pools Named Special Servicer	105	120	129	138

Approximate Aggregate Unpaid Principal Balance(1)	$110.9 billion	$125.0 billion	$133.3 billion	$140.5 billion

Approximate Number of Specially Serviced Loans or REO Properties(2)	136	179	617	504

Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$2.02 billion	$2.55 billion	$11.67 billion	$9.93 billion

(1)

Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.

(2)

Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as the special servicer, RCA will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular underlying mortgage loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction.

No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Pool performance or the performance of the certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject, that are material to the Certificateholders.

RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

RCA, the expected special servicer for this transaction, is an affiliate of: (a) RREF IV Debt AIV, LP, the entity that is expected to purchase the Class X-G, Class X-H, Class G and Class H Certificates and be appointed as the initial Controlling Class Representative, and will receive the Class S Certificates; (b) Rialto Real Estate Fund IVDebt, LP, the entity that is expected to purchase the Class X-F and Class F Certificates; (c) through common control by Stone Point Capital, LLC, Situs Holdings, LLC, the special servicer of each of the One Memorial Drive Mortgage Loan and the CX – 350 & 450 Water Street Mortgage Loan; and (d) through common control by Stone Point Capital, LLC, Prima Capital Advisors, LLC, the current controlling class representative under the Outside Servicing Agreement with respect to the One Memorial Drive Mortgage Loan. RCA or an affiliate assisted RREF IV Debt AIV, LP and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

From time to time, affiliates of RCA may purchase other securities, including certificates in this offering in the secondary market, and may dispose of them at any time. Except as described herein, neither RCA nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, RREF IV Debt AIV, LP, or its affiliates, may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth above under this sub-heading “—The Special Servicer” regarding RCA has been provided by RCA.

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Loan Combinations, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Situs Holdings, LLC (“Situs Holdings”), a Delaware limited liability company, currently serves as the special servicer under the CAMB 2021-CX2 TSA which governs the servicing of the CX – 350 & 450 Water Street Whole Loan and under the JMPCC 2021-1 MEM TSA which governs the servicing of the One Memorial Drive Loan Combination. Situs Holdings’ controlling ownership interest is collectively held by the Trident VI and Trident VII Funds which funds are managed by Stone Point Capital LLC (“Stone Point”), an investment adviser registered with the U.S. Securities and Exchange Commission. The “Trident VI Funds” include Trident VI, LP, Trident VI Parallel Fund, LP, Trident VI DE Parallel Fund, LP, and Trident VI Professionals Fund, LP. The “Trident VII Funds” include Trident VII, LP, Trident VII Parallel Fund, LP, Trident VII DE Parallel Fund, LP, and Trident VII Professionals Fund, LP. Stone Point is a financial services-focused private equity firm that has raised and managed eight private equity funds over 25 years, with aggregate committed capital of more than $25 billion. Stone Point has invested in over 100 companies and targets investments in the global financial services industries, including investments in companies that provide outsourced services to financial institutions, banks and depository institutions, asset management firms, insurance and reinsurance companies, insurance distribution and other insurance-related businesses, specialty lending and other credit opportunities, mortgage services companies and employee benefits and healthcare companies. A minority interest in Situs Holdings is held by Port-aux-Choix Private Investments Inc., a Canadian pension fund managed by The Public Sector Pension Investment Board (“PSP”). PSP is one of Canada’s largest pension investment managers investing in funds for the pension plans of the Public Service, the Canadian Armed Forces, the Royal Canadian Mounted Police and the Reserve Force.

The principal executive office of Situs Holdings is located at 5065 Westheimer, Suite 700E, Houston, Texas 77056 and its telephone number is (713) 328-4400. Situs Holdings maintains its principal special servicing office at 2 Embarcadero Center, 8th Floor, San Francisco, California 94111.

Situs Holdings has a current special servicer rating for “CSS2-” from Fitch Ratings, Inc. (“Fitch”) and is on S&P’s Select Servicer list as a United States Commercial Mortgage Special Servicer ranked “Above Average.” Situs Holdings is approved by Moody’s, Kroll and DBRS as a special servicer for CMBS and SFR transactions. As of September 30, 2021, Situs Holdings is also the named operating advisor for 20 CMBS transactions with an aggregate outstanding principal balance of approximately $16.17 billion.

Situs Holdings and its affiliates (collectively, “Situs”) are involved in the commercial real estate advisory business and engage principally in:

●	Real estate consulting;

●	Primary servicing;

●	CMBS special servicing;

●	Asset management;

●	Commercial real estate valuation; and

●	Due diligence and underwriting.

Since 1985, Situs has provided commercial real estate advisory, due diligence and business solutions to the lending and real estate industries. Situs has major offices located across the U.S. in San Francisco, New York, and Houston as well as offices in London and Frankfurt. Situs provides services to financial institutions, investors and servicers as well as to agencies of the United States government.

The tables below set forth information about Situs’ portfolio of securitized specially serviced loans as of the dates indicated below:

Special Servicing

	As of 12/31/2018	As of 12/31/2019	As of 12/31/2020	As of 09/30/2021
CMBS Pools (excluding Single Family Rental)	22	60	181	247
CMBS Loans (excluding Single Family Rental) by Approximate Number	1,220	1,912	3,099	2,816
Named Specially Serviced Portfolios by Approximate Aggregate Unpaid Principal Balance (1)	$11,988,515,043	$29,654,019,596	$53,482,183,741	$91,921,371,405
Actively Specially Serviced Portfolios by Approximate Number of Loans (2)	12	3	145	27
Actively Specially Serviced Portfolio by Approximate Aggregate Unpaid Principal Balance (2)	$138,318,128	$12,523,226	$2,750,936,174	$967,959,442

CMBS Single Family Rental Pools	3	6	10	10
By Approximate Number	249	512	863	811
Named Specially Serviced Approximate Aggregate Unpaid Principal Balance (1)	$547,140,715	$1,410,421,511	$2,449,610,876	$2,335,192,253
Actively Specially Serviced by Approximate Number of Loans (2)	7	17	36	23
Actively Specially Serviced by Approximate Aggregate Unpaid Principal Balance (2)	$11,115,151	$26,206,600	$88,514,810	$58,374,905

(1)	Includes all loans in Situs’ portfolio for which Situs is the named special servicer, regardless of whether such loans are, as of the specified date, specially-serviced loans.

(2)	Includes only those loans in the portfolio that, as of the specified date, are specially-serviced loans.

As of September 30, 2021, Situs had 120 personnel involved in the asset management and special servicing of commercial real estate assets, of which 18 were dedicated to the special servicing business unit. As of September 30, 2021, Situs specially serviced a portfolio that included approximately 64 loans and REO assets throughout the United States, including non-securitized notes, with a then current face value in excess of $1.12 billion, all of which are commercial or multifamily real estate assets. As of September 30, 2021, Situs had 148 personnel involved in the primary/master servicing of commercial real estate, all of which are commercial or multifamily real estate assets.

Those commercial real estate assets serviced by Situs include mortgage loans secured by the same types of income producing properties as those securing the Mortgage Loans backing the Certificates. Additionally, certain affiliates of Situs may be invested in, directly or indirectly, commercial real estate assets and commercial mortgage assets that include the same types of loans and properties securing the Mortgage Loans. Accordingly, the assets that Situs services, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the mortgage loans for tenants, purchasers, financing and so forth.

Situs has developed policies and procedures for the performance of its servicing and special servicing obligations in compliance with applicable servicing criteria set forth in Item 1122 of Regulation AB, including managing delinquent loans and loans subject to the bankruptcy of the borrower. Situs has recognized that technology can greatly improve its performance as a servicer and special servicer, and Situs’ infrastructure provides improved controls for compliance with pooling and servicing agreements, loan administration and procedures in workout/resolution.

Situs occasionally engages consultants to perform property inspections and provide certain asset management functions. Situs does not have any material primary advancing obligations with respect to the CMBS pools as to which it acts as servicer and/or special servicer and accordingly Situs does not believe that its financial condition will have any adverse effect on the performance of its duties under the Servicing Agreement nor any material impact on the loan performance or the performance of the Certificates.

Situs will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans it is responsible for servicing. On occasion, Situs may have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or otherwise. To the extent that Situs has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard. There are currently no legal proceedings pending; and no legal proceedings known to be contemplated by governmental authorities, against Situs or of which any of its property is the subject, which is material to the holders of the Certificates.

In the commercial mortgage-backed securitizations in which Situs Holdings acts as special servicer, Situs Holdings may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Situs Holding’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Situs Holdings as the special servicer.

Situs Holdings is not an affiliate of the issuing entity, the trustee, the master servicer or the operating advisor, Situs is affiliated with Prima Capital Advisors, LLC, the current controlling class representative under the JMPCC 2021-1 MEM TSA which governs the servicing of the One Memorial Drive Loan Combination through common control by Stone Point. Situs Holdings is also an affiliate of (a) Rialto Capital Advisors, LLC the expected special servicer for this transaction, (b) RREF IV Debt AIV, LP, the entity that Situs has been advised is expected to purchase the Class X-G, Class X-H, Class G and Class H Certificates and be appointed as the initial Controlling Class Representative, and will receive the Class S Certificates; (c) Rialto Real Estate Fund IV-Debt, LP, the entity that Situs has been advised is expected to purchase the Class X-F and Class F Certificates; in each case through common control by Stone Point. An affiliate of Situs Holdings conducted certain diligence reviews and/or prepared certain materials for CREFI and GSMC with respect to certain of their respective Mortgage Loans in connection with this securitization transaction..

Except as described herein, neither Situs nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization (except for the sake of clarity, Situs Holdings’ right to special servicing fees and other compensation under the CAMB 2021-CX2 TSA and the JMPCC 2021-1 MEM TSA. After the Closing Date Situs or its affiliates may purchase other securities, including certificates in this offering in the secondary market, and may dispose of them at any time.

No securitization transaction involving commercial or multi-family mortgage loans in which Situs was acting as servicer and/or special servicer has experienced an event of default as a result of any action or inaction performed by Situs as special servicer. In addition, there has been no previous disclosure of material non-compliance with servicing criteria by Situs with respect to any other securitization transaction involving commercial or multi-family mortgage loans in which Situs was acting as servicer and/or special servicer.

From time to time, Situs and its affiliates are parties to lawsuits and other legal proceedings arising in the ordinary course of business. Situs does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to serve as servicer and/or special servicer.

The foregoing information regarding Situs under this “—Servicers—The Outside Servicers and the Outside Special Servicers” sub-heading has been provided by Situs.

The Operating Advisor and the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor (in such capacity, the “Operating Advisor”), will act as the operating advisor (in such capacity, the “Operating Advisor”) under the Pooling and Servicing Agreement. Pentalpha Surveillance will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform utilizes compliance checking software and has a team of industry operations specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of September 30, 2021, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 242 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $229 billion. As of September 30, 2021, Pentalpha Surveillance was acting as asset representations reviewer for 98 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $93 billion.

Pentalpha Surveillance satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor.” Pentalpha Surveillance: (i) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Pentalpha Surveillance as the sole or material factor in such rating action; (ii) (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (iii) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (iv) is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master servicer, or a special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (v) has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the Special Servicer; and (vi) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Pentalpha Surveillance, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Pentalpha Surveillance has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The

Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) CREFI, a Sponsor, an originator, an initial Risk Retention Consultation Party, the Retaining Sponsor and the expected holder of the CREFI VRR Interest Portion, (ii) Citigroup Global Markets Inc., one of the underwriters, and (iii) Citibank, N.A., the Certificate Administrator, Custodian, certificate registrar and paying agent.

GACC, a Sponsor, is an affiliate of DBRI, an originator, DBNY, an initial Risk Retention Consultation Party and the expected holder (as an MOA of DBRI) of the DBRI VRR Interest Portion, and Deutsche Bank Securities Inc., one of the underwriters.

JPMCB, a Sponsor, an originator, is an affiliate of J.P. Morgan Securities LLC, one of the underwriters.

GSMC, a Sponsor, is an affiliate of GS Bank, an originator and an affiliate of Goldman Sachs & Co. LLC, one of the underwriters.

Midland is also (i) the Outside Servicer of the One Memorial Drive Mortgage Loan, which is serviced under the JPMCC 2021-1MEM Trust and Servicing Agreement, (ii) the Outside Servicer of the Veranda and Audubon Crossings & Commons Mortgage Loans, which are serviced under the Benchmark 2021-B30 Pooling and Servicing Agreement, and (iii) the Outside Servicer of the Plaza La Cienega Mortgage Loan, which is serviced under the 3650R 2021-PF1 Pooling and Servicing Agreement.

Midland is also expected to be the primary servicer of the TLR Portfolio Mortgage Loan (3.2%), serviced under the pooling and servicing agreement for the WFCM 2021-C61 securitization transaction until the servicing of the Mortgage Loan is transferred to the Pooling and Servicing Agreement on the Closing Date.

Prima Capital Advisors, LLC is the current controlling class representative with respect to the One Memorial Drive Mortgage Loan and Situs Holdings, LLC is the Outside Special Servicer of each of the One Memorial Drive Mortgage Loan and the CX – 350 & 450 Water Street Mortgage Loan, and each of Prima Capital Advisors,LLC and Situs Holdings, LLC are an affiliate, in each case through common control by Stone Point Capital, LLC, of (i) Rialto Capital Advisors, LLC, the expected Special Servicer, (ii) RREF IV Debt AIV, LP, the entity that is expected to purchase the Class X-G, Class X-H, Class G and Class H Certificates and be appointed as the initial Controlling Class Representative, and will receive the Class S Certificates; and (iii) Rialto Real Estate Fund IV-Debt, LP, the entity that is expected to purchase the Class X-F and Class F Certificates.

Rialto Capital Advisors, LLC, the expected special servicer for this transaction, is an affiliate of: (a) RREF IV Debt AIV, LP, the entity that (i) is expected to purchase the Class X-G, Class X-H, Class G and Class H Certificates and be appointed as the initial Controlling Class Representative and (ii) may purchase the Class X-G and Class X-H Certificates, and will receive the Class S Certificates; (b) Rialto Real Estate Fund IV-Debt, LP, the entity that is expected to purchase the Class X-F and Class F Certificates; (c) through common control by Stone Point Capital, LLC, Situs Holdings, LLC, the special servicer of each of the One Memorial Drive Mortgage Loan and the CX – 350 & 450 Water Street Mortgage Loan; and (d) through common control by Stone Point Capital, LLC, Prima Capital Advisors, LLC, the current controlling class representative under the Outside Servicing Agreement with respect to the One Memorial Drive Mortgage Loan. RCA or an affiliate assisted RREF IV Debt AIV, LP and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date. As described below under “—Other Arrangement”, an affiliate of Situs Holdings, LLC was engaged to perform certain activities in connection with this securitization transaction.

Wilmington Trust, National Association, the Trustee, is also the Outside Trustee under the Outside Servicing Agreement that governs the servicing of the CX – 350 & 450 Water Street Loan Combination. In its capacity as

Outside Trustee, under such Outside Servicing Agreement, Wilmington Trust, National Association serves, or is expected to serve, as applicable, as mortgagee of record with respect to the subject Loan Combination.

Interim Servicing Arrangements

Set forth below are certain interim servicing arrangements (excluding Outside Servicing Agreements) that are in place as of the date of this prospectus, involving certain of the Mortgage Loans and certain transaction parties.

Pursuant to certain interim servicing agreements between CREFI, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer, Midland acts as interim servicer with respect to twenty-seven (27) of the Mortgage Loans (37.9%) (with an aggregate Cut-off Date Balance of approximately $567,531,014) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between GSMC, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer, on the other hand, Midland acts as interim servicer with respect to five (5) of the Mortgage Loans (6.1%) (with an aggregate Cut-off Date Balance of approximately $91,535,000) to be contributed to this securitization transaction by GSMC.

Pursuant to certain interim servicing agreements between GACC, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer, on the other hand, Midland acts as interim servicer with respect to eight (8) of the Mortgage Loans (10.6%) (with an aggregate Cut-off Date Balance of approximately $159,225,000) to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between JPMCB, a Sponsor and an originator, and/or certain of its affiliates, on the one hand, and Midland, the Master Servicer, on the other hand, Midland acts as interim servicer with respect to seven (7) of the Mortgage Loans (11.3%) (with an aggregate Cut-off Date Balance of approximately $169,150,000) to be contributed to this securitization transaction by JPMCB.

Loan Combinations and Mezzanine Loan Arrangements

CREFI, an originator and a Sponsor, is the current holder of the Charcuterie Artisans SLB Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

GS Bank, an originator and an affiliate of GSMC, is the current holder of the La Encantada Pari Passu Companion Loan, but such Companion Loan is expected to be securitized in one or more future securitizations.

DBRI, an originator and an affiliate of GACC, a Sponsor, is the current holder of one or more of the CX – 350 & 450 Water Street Pari Passu Companion Loans, one or more of the Novo Nordisk HQ Pari Passu Companion Loans, and the Sara Lee Portfolio Pari Passu Companion Loan, but is expected to transfer each such Companion Loan to one or more future commercial mortgage securitization transactions.

JPMCB, an originator and a Sponsor, is the current holder of the Nyberg Portfolio Pari Passu Companion Loan, but is expected to transfer such Companion Loan to one or more future commercial mortgage securitization transactions.

Other Arrangements

Midland Loan Services, a Division of PNC Bank, National Association, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

Each of CREFI and GSMC engaged an affiliate of Situs Holdings, LLC, as an independent contractor to conduct certain diligence reviews and/or prepare certain materials with respect to certain of their respective Mortgage Loans in connection with this securitization transaction.

As set forth on Annex A, PNC Bank is the third largest tenant at the Mortgaged Property identified on Annex A-1 as 8900 South Congress Avenue, which secures the 8900 South Congress Avenue Mortgage Loan. As set forth on Annex A, this Mortgaged Property represents approximately 0.7% of the Initial Pool Balance.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (12 CFR Part 43) (“Regulation RR”) which implements the Credit Risk Retention Rules, as a combination of the following:

●	CREFI, a New York corporation, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);

●	The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, portions of a “single vertical security” (as defined in Regulation RR) that is an “eligible vertical interest” (as defined in Regulation RR) in the Issuing Entity, with an aggregate initial principal balance of approximately $74,832,509 as of the Closing Date consisting of (i) the DBRI VRR Interest Portion retained by Deutsche Bank AG, New York Branch (“DBNY”) (as an MOA of DBRI), as described below and (ii) the Class VRR Certificates acquired by CREFI, as described below (collectively, the “Combined VRR Interest”); the Combined VRR Interest will represent approximately 5.0% of the sum of the initial Certificate Balance of all of the Certificates and the initial principal balance of the Uncertificated VRR Interest as of the Closing Date; and the Combined VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;

●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by DBNY (as an MOA of DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”)), the originator of the GACC Mortgage Loans, which portion of the Combined VRR Interest will be in the form of Class VRR Certificates and have an initial principal balance equal to approximately $23,740,811, representing approximately 31.73% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “DBRI VRR Interest Portion”). DBRI originated Mortgage Loans or portions thereof representing approximately 31.7% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to DBNY’s percentage ownership of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of Regulation RR;

●	DBNY (an MOA of DBRI) will acquire the DBRI VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby DBRI will sell to the Depositor (through its affiliate, GACC) the GACC Mortgage Loans that it originated in exchange for cash consideration and the DBRI VRR Interest Portion; and payment for the DBRI VRR Interest Portion (i) will be in the form of a reduction in the price received by DBRI (through GACC) from the Depositor for the GACC Mortgage Loans originated by DBRI and sold by GACC to the Depositor for inclusion in such securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by DBNY’s acquisition of the DBRI VRR Interest Portion in accordance with Regulation RR; and

●	The Retaining Sponsor is expected to retain (either directly or through its MOA) the portion of the Combined VRR Interest remaining (following the acquisition by DBNY on behalf of DBRI of the DBRI VRR Interest Portion), which remaining portion will be in the form of Class VRR Certificates and have an initial Certificate Balance equal to approximately $51,091,698, representing approximately 68.27% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion” and, together with the DBRI VRR Interest Portion, the “Class VRR Certificates”).

Any owner of an uncertificated interest that constitutes a portion of the Uncertificated VRR Interest is referred to in this prospectus as an “Uncertificated VRR Interest Owner” and the Uncertificated VRR Interest Owners and

the holder(s) of the Class VRR Certificates are referred to in this prospectus, each individually, as a “Combined VRR Interest Owner” and, collectively, as the “Combined VRR Interest Owners”.

As described above, the Retaining Parties will elect to hold their respective portions of the Combined VRR Interest in the form of Class VRR Certificates; therefore no Uncertified VRR Interest will be issued.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor and DBNY are collectively referred to herein as the “Retaining Parties”. The percentage of the aggregate Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date represented by the Combined VRR Interest, will equal at least 5%, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General

The Class VRR Certificates constitute a Class of Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but do not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Certificates, a Class of Non-Vertically Retained Regular Certificates or a Class of Non-Vertically Retained Principal Balance Certificates. The Uncertificated VRR Interest does not constitute a Class of Certificates, or any of the foregoing categories defining certain specified Classes of Certificates. The Class VRR Certificates and the Uncertificated VRR Interest are collectively referred to in this prospectus as the “Combined VRR Interest”. The Combined VRR Interest is not offered hereby.

The “Certificate Balance” of the Class VRR Certificates outstanding at any time represents the maximum amount that the holders of such Certificates are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of the Class VRR Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Class VRR Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Class VRR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the Class VRR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Uncertificated VRR Interest Balance” represents the maximum amount that the holders of the Uncertificated VRR Interest outstanding at any time are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Uncertificated VRR Interest Balance will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Uncertificated VRR Interest on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Uncertificated VRR Interest in reduction of its Uncertificated VRR Interest Balance are recovered subsequent to such Uncertificated VRR Interest being reduced to zero, the Uncertificated VRR Interest Owners may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance, together.

The initial Combined VRR Interest Balance will be approximately $74,832,509, subject to a variance of plus or minus 5.0%.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Principal Balance Certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

The “Percentage Allocation Entitlement” means: (a) with respect to the Combined VRR Interest, the “Vertically Retained Percentage”; and (b) with respect to the Non-Vertically Retained Certificates, the “Non-Vertically Retained Percentage”.

The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date (other than distributions of Excess Interest, prepayment premiums and yield maintenance charges) is referred to as the “Combined VRR Available Funds”, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Loss will be allocated to the Combined VRR Interest; and, in connection therewith, the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest

Balance of the Uncertificated VRR Interest will each be reduced (pro rata based on the relative Certificate Balance and Uncertificated VRR Interest Balance of each such interest on such Distribution Date) without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

A “Realized Loss” means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are referred to as an “Applied Realized Loss Amount”. Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Class VRR Certificates will have the Voting Rights allocable to such Class as a Class of Principal Balance Certificates as described under “Description of the Certificates—Voting Rights” below in this prospectus. The Uncertificated VRR Interest will not have any voting rights.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Class VRR Certificates and the Uncertificated VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in January 2022.

All distributions (other than the final distribution on the Class VRR Certificates or the Uncertificated VRR Interest) are required to be made to the persons in whose names the Class VRR Certificates or the Uncertificated VRR Interest, as applicable, are registered at the close of business on each Record Date. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined VRR Interest Owner. The final distribution on any Class VRR Certificate or Uncertificated VRR Interest is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to the Class VRR Certificates will be allocated pro rata among the outstanding Class VRR Certificates based on their respective Percentage Interests.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance, up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest. If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second and Twenty-Fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third and Twenty-Sixth and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

Prepayment Interest Shortfalls

Prepayment Interest Shortfalls that are not covered by certain Compensating Interest Payments made by the Master Servicer (or any comparable payments made by an Outside Servicer) are required to be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Regular Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Allocation Between Class VRR Certificates and the Uncertificated VRR Interest

The right to payment of holders of the Class VRR Certificates is pro rata and pari passu with the right to payment of holders of the Uncertificated VRR Interest. On each Distribution Date, Combined VRR Available Funds and any Appraisal Reduction Amounts, yield maintenance charges and prepayment premiums, Prepayment Interest Shortfalls, and Excess Interest allocated to the Combined VRR Interest will be allocated to the Class VRR Certificates and the Uncertificated VRR Interest pro rata (based on the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance). In addition, any losses incurred on the Mortgage Loans and/or reimbursements of Applied Realized Loss Amounts allocated to the Combined VRR Interest will be allocated between the Class VRR Certificates, on the one hand, and the Uncertificated VRR Interest, on the other hand, pro rata in accordance with the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Combined VRR Interest the Vertically Retained Percentage of any Excess Interest received with respect to an ARD Loan during the applicable Collection Period or otherwise distributable on such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest will be required to be subject to certain hedging, transfer and financing restrictions. The Class VRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the Class VRR Certificates for so long as the Class VRR Certificates are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement. The Uncertificated VRR Interest will not be evidenced by a certificate.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required; provided, that pursuant to the Pooling and Servicing Agreement, the Uncertificated VRR Interest Owner will not be permitted to transfer the Uncertificated VRR Interest at any time (other than to its MOA).

These restrictions will include an agreement by each Retaining Party not to transfer its respective Class VRR Certificates or Uncertificated VRR Interest, as applicable, except to a “majority-owned affiliate”. In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the Class VRR Certificates or Uncertificated VRR Interest, as applicable, unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance as of the Closing Date, and (iii) two years after the Closing Date. Pursuant to the Pooling and Servicing Agreement, the Uncertificated VRR Interest Owner will not be permitted to transfer the Uncertificated VRR Interest at any time (other than to its MOA).

Risk Retention Consultation Parties

The “Risk Retention Consultation Parties”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be: (i) the party selected by CREFI, and (ii) the party selected by DBNY. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Parties are expected to be CREFI and DBNY.

Each Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, a Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Loan Combination with respect to which such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party is a Borrower Party (as to such Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Loan Combination as to which a Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party). In the event the Master Servicer or the Special Servicer receives no response from a Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Loan Combination or any other Mortgage Loan.

The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder or Uncertificated VRR Interest Owner, as applicable, will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest;

(b)       may act solely in the interests of the holders of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)       may take actions that favor the interests of the holders of one or more Classes including the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)       will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2021-B31 (the “Certificates”) will be issued on or about December 22, 2021 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with the Uncertificated VRR Interest, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Loan Combination, only to the extent of the Issuing Entity’s interest in such Loan Combination), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class”) to be designated, and the Uncertificated VRR Interest will be designated, as set forth in the table under the heading “Certificate Summary.” Further, various groups of those Classes will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G, Class H, Class S, Class R and Class VRR Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates
“Regular Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates (i.e., the Certificates other than the Class R and Class S Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e., the Non-Vertically Retained Principal Balance Certificates and the Class VRR Certificates)
“Residual Certificates”:	The Class R Certificates

Designation	Classes/Interests
“Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class S, Class R and Class VRR Certificates (i.e., the Offered Certificates and the Non-Offered Certificates)
“Non-Vertically Retained Certificates”:	The Certificates (other than the Class VRR Certificates)
“Non-Vertically Retained Regular Certificates”:	The Non-Vertically Retained Certificates (other than the Class R and Class S Certificates)
“Non-Vertically Retained Principal Balance Certificates”:	The Non-Vertically Retained Regular Certificates (other than the Class X Certificates)
“Class VRR Certificates”:	The CREFI VRR Interest Portion and DBRI VRR Interest Portion
“Uncertificated VRR Interest”:	Any portion of the Combined VRR Interest that is issued in uncertificated form
“Combined VRR Interest”:	The Class VRR Certificates and the Uncertificated VRR Interest

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%).

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Principal Balance Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X Certificates will equal the aggregate of the Certificate Balances of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S
Class X-B	Class B and Class C
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G
Class X-H	Class H

Neither the Class S nor the Class R Certificates will have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest, except that the Class S Certificates will be entitled to receive any collections of the Excess Interest that may accrue after the related Anticipated Repayment Date on any ARD Loan.

Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in January 2022. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in January 2022.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class S or Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class S or Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Certificates and the Uncertificated VRR Interest, the Aggregate Available Funds, (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates and the Class R Certificates, the Non-Vertically Retained Available Funds and (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates (including the Class VRR Certificates) and the Uncertificated VRR Interest on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;

(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);

(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the Uncertificated VRR Interest Owners;

(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates and the Uncertificated VRR Interest Owners);

(vi)	Excess Interest on the ARD Loans (which is separately distributed to holders of the Class S Certificates and the Combined VRR Interest Owners);

(vii)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or

(viii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)       all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders or the Uncertificated VRR Interest Owners);

(d)       with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2022, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)       the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.; The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically

Retained Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Loan Combination is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in January 2022, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-AB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-AB Scheduled Principal Balance”),

(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,

(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,

(vi)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and

(vii)	to the holders of the Class A-AB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Fifth, to the holders of the Class H Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G Certificates have been reduced to zero, to the holders of the Class H Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class H Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Non-Vertically Retained Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates and without regard to the Class A-AB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Non-Vertically Retained

Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class D, Class E, Class F, Class G and Class H Certificates for any Distribution Date will be fixed at the initial Pass-Through Rate for the applicable Class set forth in the table under “Certificate Summary” in this prospectus.

The Pass-Through Rate with respect to each class of the Class A-S, Class B and Class C Certificates for any Distribution Date will be a per annum rate equal to the lesser of (a) the initial Pass-Through Rate for such Class set forth in the table under “Certificate Summary” in this prospectus and (b) the WAC Rate for such Distribution Date.

The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-B Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class B and Class C Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class D and Class E Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such Distribution Date. The Pass-Through Rate for the Class X-G Certificates for any Distribution Date will equal the Class X Strip Rate for the Class G Certificates for such Distribution Date. The Pass-Through Rate for the Class X-H Certificates for any Distribution Date will equal the Class X Strip Rate for the Class H Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2022 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; and (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2022, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and

(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)       Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Loan Combination as of any date of determination, the Stated Principal Balance of such Loan Combination will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Loan Combination may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Loan Combination, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Serviced Loan Combination is paid in full, or if any Mortgage Loan or Serviced Loan Combination (or any Mortgaged Property acquired in respect of the Mortgage Loan or Loan Combination) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan and/or Serviced Loan Combination will be zero.

For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Loan Combination, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan will be available for amounts due to the Certificateholders or the Uncertificated VRR Interest Owners or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Loan Combination incurred with respect to such Serviced Loan Combination in accordance with the Pooling and Servicing Agreement.

Excess Interest

On each Distribution Date, the Certificate Administrator is required to distribute to the holders of the Class S Certificates the Non-Vertically Retained Percentage of any Excess Interest received by the Issuing Entity with respect to the ARD Loans during the Collection Period for (or, in the case of an Outside Serviced Mortgage Loan, as part of a distribution to the Issuing Entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other Class of Certificates (except the Class VRR Certificates and the Uncertificated VRR Interest) or to provide credit support for other Classes of Certificates or offset any interest shortfalls or to pay any other amounts to any other party under the Pooling and Servicing Agreement.

Application Priority of Mortgage Loan Collections or Loan Combination Collections

For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Loan Combination, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Loan Combination, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Loan Combination exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Loan Combination in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Loan Combination, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise directly or indirectly reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Loan Combination Collections” or in the related Co-Lender Agreement.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Regular Certificates (excluding holders of the Class X-F, Class X-G, Class X-H, Class F, Class G and Class H Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A and Class A-S Certificates, (ii) the group (the “YM Group BC”) of the Class X-B, Class B and Class C Certificates, and (iii) the group (the “YM Group DE” and, collectively with the YM Group A and the YM Group BC, the “YM Groups”) of the Class X-D, Class D and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group. If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F, Class G and Class H Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-F, Class X-G, Class X-H, Class S or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	November 2026
Class A-2	November 2026
Class A-3	November 2028
Class A-4	November 2031
Class A-5	December 2031
Class A-AB	August 2031
Class X-A	December 2031
Class A-S	December 2031
Class B	December 2031
Class C	December 2031
_____________________________

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in December 2054. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Loan Combination in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Loan Combination (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Loan Combination is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Loan Combinations will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C,

Class D, Class E, Class F, Class G and Class H Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class H Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class H Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to Classes of Non-Vertically Retained Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-AB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates and Class H Certificates, in that order, in each case for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class H Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to each Distribution Date:

(i)	with respect to the Non-Vertically Retained Principal Balance Certificates, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date; and

(ii)	with respect to the Combined VRR Interest, the amount, if any, by which (A) the product of (1) the Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class H Certificates;

second, to the Class G Certificates;

third, to the Class F Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates;

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S or Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

Applicable Realized Losses will be allocated to the Combined VRR Interest as described under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder and each Uncertificated VRR Interest Owner of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate or the Uncertificated VRR Interest, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any) or the Uncertificated VRR Interest Balance, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or an Uncertificated VRR Interest Owner, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder, a Certificate Owner or an Uncertificated VRR Interest Owner reasonably requests, to enable Certificateholders and the Uncertificated VRR Interest Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (https://sf.citidirect.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

(1)	the Distribution Date statement;

(2)	a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)	a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)	a CREFC® advance recovery report;

(5)	a CREFC® total loan report;

(6)	a CREFC® operating statement analysis report;

(7)	a CREFC® comparative financial status report;

(8)	a CREFC® net operating income adjustment worksheet;

(9)	a CREFC® real estate owned status report;

(10)	a CREFC® servicer watch list;

(11)	a CREFC® loan level reserve and letter of credit report;

(12)	a CREFC® property file;

(13)	a CREFC® financial file;

(14)	a CREFC® loan setup file; and

(15)	a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Uncertificated VRR Interest Owners by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;

(ii)	a CREFC® financial file; and

(iii)	a CREFC® loan periodic update file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

(i)       Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2022 a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2022, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor

and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor and the Risk Retention Consultation Party) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Loan Combinations for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), an Uncertificated VRR Interest Owner or the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative or a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, an Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the

Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including any Class VRR Certificate) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including any Class VRR Certificate) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates“ means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Loan Combination. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Loan Combination to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans, the Certificates and the Uncertificated VRR Interest, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services and KBRA Analytics, LLC, pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder or any Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder or Uncertificated VRR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or the Uncertificated VRR Interest Owner may have under the Pooling and Servicing Agreement. Certificateholders and the Uncertificated VRR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

(A)	the following “deal documents”:

●	this prospectus;

●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and

●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;

(B)	the following “SEC EDGAR filings”:

●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:

●	the Distribution Date statements;

●	the CREFC® bond level files;

●	the CREFC® collateral summary files;

●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and

●	the Operating Advisor Annual Report;

(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:

●	the summary of any Final Asset Status Report as provided by the Special Servicer;

●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and

●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;

(E)	the following documents, which will be made available under a tab or heading designated “special notices”:

●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;

●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

●	notice of final payment on the Certificates or the Uncertificated VRR Interest;

●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;

●	any notice of resignation or termination of the Master Servicer or Special Servicer;

●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;

●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;

●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;

●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;

●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;

●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;

●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

●	any notice of the termination of the Issuing Entity;

●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

●	any notice of the occurrence of an Operating Advisor Termination Event;

●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

●	any assessments of compliance delivered to the Certificate Administrator;

●	any Attestation Reports delivered to the Certificate Administrator;

●	any “special notices” requested by a Certificateholder or an Uncertificated VRR Interest Owner to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and

●	Proposed Course of Action Notice;

(F)	the “Investor Q&A Forum”;

(G)	solely to Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and

(H)	the “Risk Retention” tab.

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any

Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate

Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders and the Uncertificated VRR Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder, Certificate Owner and Uncertificated VRR Interest Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at https://sf.citidirect.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 1-888-855-9695.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1)       1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

(2)       in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests.

The Class S and Class R Certificates and the Uncertificated VRR Interest will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

Citibank, N.A.

388 Greenwich Street Trading

New York, New York 10013

Attention: Global Transaction Services – Benchmark 2021-B31

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners. For purposes of the respective Mortgage Loan Purchase Agreements, the CX – 350 & 450 Water Street Mortgage Loan and the Greenwich Office Park Mortgage Loan (each of which is sometimes referred to in this prospectus as a “Joint-Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each such Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the depositor by CREFI, GACC or JPMCB, as applicable. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Loan Combination (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Loan Combination, the “Mortgage File”):

(i)        (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)       the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)       an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)       the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Loan Combination, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)      originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(xii)     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)    an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)     an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)      if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)     in the case of each Loan Combination, an original or a copy of the related Co-Lender Agreement;

(xvii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)   an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)    the original or copy of any related environmental insurance policy;

(xx)     a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)    copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint-Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)    a copy of each of the following documents:

(i)       (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Loan Combination, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)      final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)     the guaranty under such Mortgage Loan (or Serviced Loan Combination, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)       the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)     in the case of a Mortgage Loan that is a part of a Loan Combination, the related Co-Lender Agreement;

(xiii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Loan Combination, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)     any mezzanine loan intercreditor agreement;

(xv)      any related environmental insurance policy;

(xvi)     any related letter of credit and any related assignment thereof; and

(xvii)    any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)     a copy of any engineering reports or property condition reports;

(c)     other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)     for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)       a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)       a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)       unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such

Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan sold by it that we include in the Issuing Entity. Those representations and warranties are generally to the effect set forth on Annex E-1A to this prospectus (in the case of each of CREFI and GACC), Annex E-2A (in the case of GSMC) and Annex E-3A (in the case of JPMCB), subject to the exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;

●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and

●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B, Annex E-2B and Annex E-3B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated VRR Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loan, a Material Breach or a Material Document Defect with respect to such Mortgage Loan. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or

●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—

(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus

(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus

(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans) (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus

(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus

(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus

(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus

(viii)	any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller;

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing or (if permitted) replacing the affected Mortgage Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (subject to the consent of the Controlling Class Representative if and for so long as the Controlling Class Representative is the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint-Seller Mortgage Loan, each of the applicable Sponsors (i.e., GACC and JPMCB with respect to the CX – 350 & 450 Water Street Mortgage Loan, and GACC and CREFI with respect to the Greenwich Office Park Mortgage Loan) will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders or the Uncertificated VRR Interest Owners) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document

Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs or any portion of the Issuing Entity to fail to qualify as a Grantor Trust, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor, defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

The Pooling and Servicing Agreement

General

The Certificates and the Uncertificated VRR Interest will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of December 1, 2021 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Loan Combinations, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Loan Combination” means a Pari Passu Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced AB Loan Combination” means an AB Loan Combination that is serviced under the Pooling and Servicing Agreement.

●	“Serviced Loan Combination” means a Serviced Pari Passu Loan Combination or a Serviced AB Loan Combination, as applicable.

●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Loan Combination (and is therefore serviced under the Pooling and Servicing Agreement).

●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.

●	“Companion Loan Holder” means the holder of a Companion Loan.

●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.

●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.

●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.

●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).

●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.

●	“Serviced Outside Controlled Loan Combination” means a Serviced Loan Combination if and for so long as the “controlling note” with respect to such Serviced Loan Combination is not an asset of the

Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Loan Combination may cease to be such if, by virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Loan Combination, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Loan Combinations” will thereafter cease to apply to the subject Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Loan Combination will be a Serviced Outside Controlled Loan Combination. In addition, as of the Closing Date, The Eddy Loan Combination is a Serviced Outside Controlled Loan Combination.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.

●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Loan Combination. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.

●	“Outside Controlling Note Holder” means, with respect to any Loan Combination that is, and only for so long as such Loan Combination is, a Serviced Outside Controlled Loan Combination, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).

●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.

●	“Outside Serviced Loan Combination” means a Loan Combination that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Loan Combination.

●	“Outside Serviced Pari Passu Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Loan Combination will be an Outside Serviced Pari Passu Loan Combination.

●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Loan Combination or an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.

●	“Outside Serviced Pari Passu-AB Loan Combination” means an Outside Serviced Loan Combination that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.

●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Loan Combination. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Loan Combination will be an Outside Serviced Subordinate Companion Loan.

●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Loan Combination.

●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Loan Combination is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Loan Combination, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Loan Combination (other than a Servicing Shift Loan Combination following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.

●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Loan Combination.

●	“Servicing Shift Loan Combination” means a Loan Combination that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Loan Combination will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.

●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Loan Combination.

●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Loan Combination, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.

●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.

●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Loan Combination or (ii) an Outside Serviced Loan Combination as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Loan Combinations and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Loan Combination, (i) whether such Loan Combination is a Pari Passu Loan Combination, an AB Loan Combination or a Pari Passu-AB Loan Combination, and (ii) whether such Loan Combination is a Serviced Loan Combination, an Outside Serviced Loan Combination or a Servicing Shift Loan Combination.

Type and Servicing Status of Loan Combinations

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Loan Combination Cut-off Date Balance	Type of Loan Combination	Servicing Status of Loan Combination
CX – 350 & 450 Water Street	$148,140,816	9.9%	$665,859,184	$411,000,000	$1,225,000,000	Pari Passu-AB	Outside Serviced
Novo Nordisk HQ	$75,000,000	5.0%	$135,667,000	N/A	$210,667,000	Pari Passu	Serviced
One Memorial Drive	$63,150,000	4.2%	$236,150,000	$114,700,000	$414,000,000	Pari Passu-AB	Outside Serviced
La Encantada	$55,000,000	3.7%	$47,000,000	N/A	$102,000,000	Pari Passu	Serviced
TLR Portfolio	$48,000,000	3.2%	$35,000,000	N/A	$83,000,000	Pari Passu	Serviced
The Eddy	$43,000,000	2.9%	N/A	$47,000,000	$90,000,000	Pari Passu-AB	Serviced
Charcuterie Artisans SLB	$40,000,000	2.7%	$23,000,000	N/A	$63,000,000	Pari Passu	Serviced
Nyberg Portfolio	$40,000,000	2.7%	$23,900,000	N/A	$63,900,000	Pari Passu	Serviced
Sara Lee Portfolio	$40,000,000	2.7%	$23,150,000	N/A	$63,150,000	Pari Passu	Serviced
The Veranda	$30,000,000	2.0%	$70,000,000	N/A	$100,000,000	Pari Passu	Outside Serviced
Plaza La Cienega	$20,000,000	1.3%	$70,000,000	N/A	$90,000,000	Pari Passu	Outside Serviced
Audubon Crossings & Commons	$18,888,334	1.3%	$27,835,439	N/A	$46,723,773	Pari Passu	Outside Serviced

There are no Servicing Shift Loan Combinations related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Loan Combination(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Loan Combinations” for further information with respect to each Loan Combination, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Loan Combinations

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Loan Combination or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Loan Combinations” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates and the Uncertificated VRR Interest evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders and the Uncertificated VRR Interest Owners the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions”.

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Loan Combination in trust for the benefit of all Certificateholders, the Uncertificated VRR Interest Owners and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement.

If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the affected Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan. This substitution or repurchase obligation or the making of a Loss of Value Payment will constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Loan Combination) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Loan Combination) to the Certificateholders and the Uncertificated VRR Interest Owners (as if they were one lender) (or, if a Serviced Loan Combination is involved, with a view to the maximization of recovery on such Serviced Loan Combination to the Certificateholders, the Uncertificated VRR Interest Owners and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or

●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or

●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment, letter of intent or otherwise binding application or other similar binding document for refinancing from an acceptable lender or signed purchase agreement related to the sale of the related Mortgaged Property reasonably acceptable to the Special Servicer, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment, letter of intent or otherwise binding application or similar binding document or the purchase agreement; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and the Uncertificated VRR Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders and the Uncertificated VRR Interest Owners in the subject Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Loan Combination); or

(c)      a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

(d)      the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)      the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)       the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)      the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders and the Uncertificated VRR Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Loan Combination, the interests of the Certificateholders, the Uncertificated VRR Interest Owners or the related Serviced Companion Loan Holder(s) in the Serviced Loan Combination), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

Notwithstanding the foregoing, for purposes of clauses (a) (but solely with respect to delinquent monthly debt service payments), (b), (e) and (g) above, neither (i) a Payment Accommodation with respect to any Serviced Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute a Servicing Transfer Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a Payment Accommodation (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes a Servicing Transfer Event will be made as though the Payment Accommodation never occurred; provided, however, if, pursuant to this sentence, a Servicing Transfer Event is determined to occur prior to the date of such borrower’s failure to comply with the terms of the related Payment Accommodation, then such Servicing Transfer Event will be deemed to occur on the date of such borrower’s failure to comply.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special

Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);

●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;

●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and

●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Loan Combination, it will be considered to exist for the entire Serviced Loan Combination.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Loan Combination). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Loan Combination under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision:

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Loan Combination);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Loan Combination in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Loan Combination documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Loan Combination in connection with a defeasance of such collateral;

(h)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Loan Combination, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(i)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(j)        any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(k)       fundings or disbursements of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves that (i) exceed, in the aggregate, 10% of the initial principal balance of the related Serviced Loan, regardless of whether such funding or disbursement may be characterized as routine or customary in nature, which holdbacks, escrows and reserves are identified on a schedule to the Pooling and Servicing Agreement, or (ii) regardless of the aggregate percentage of the initial principal balance of the related Serviced Loan represented by such holdbacks, escrows or reserves, that are not routine or customary in nature; and

(l)        any determination whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornement agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion or any determination whether to cure a default by borrower under a ground lease.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below or under “Credit Risk Retention—Risk Retention Consultation Parties” above, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owners and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer).

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as

(or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and

●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and solely with respect to the Master Servicer, subject to a floor rate of 2.0%), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Loan Combination and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property (or, in the case of a Servicing Advance on a Serviced Loan Combination, from such collections with respect to such Serviced Loan Combination and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates or the Uncertificated VRR Interest, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Serviced Loan Combination or REO Property, as the case may be, as to which such Advance was made;

●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;

●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and

●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Loan Combination, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan or Serviced Loan Combination, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or Serviced Loan Combination, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (first from principal collections and then from any other collections).

Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (and, with respect to any Serviced Loan Combination, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, the Uncertificated VRR Interest Owners and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and the Uncertificated VRR Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Classes of Certificateholders or the Uncertificated VRR Interest Owners to the detriment of other Classes of Certificateholders or the Uncertificated VRR Interest Owners will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders or the Uncertificated VRR Interest Owners.

Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Loan Combination Custodial Account”) with respect to each Serviced Loan Combination (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Loan Combination in the related Loan Combination Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Loan Combination Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Loan Combination Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans, to the extent on deposit in the Collection Account, the applicable portions of Available Funds for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Uncertificated VRR Interest and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2022) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2022), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. The Excess Interest Distribution Account will be an asset of the Grantor Trust. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest on the Class S Certificates and the Combined VRR Interest will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and, to the extent allocable to the Issuing Entity, on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Loan Combination Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates and the Uncertificated VRR Interest Owners. Each of the Collection Account, any Loan Combination Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Loan Combination Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Loan Combination Custodial Account and certain other servicing accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Loan Combination Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account an amount equal to the sum of (I) the Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);

(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);

(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;

(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);

(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;

(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;

(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;

(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;

(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;

(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and

(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Loan Combination or related REO Property will first be made out of the related Loan Combination Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Loan Combination Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Loan Combination (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Loan Combination, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan.

Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)        to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan or any related REO Property (together with interest on such Advance);

(ii)       (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)       to offset any portion of Realized Losses that are attributable to such Mortgage Loan or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto);

(iv)       following the liquidation of such Mortgage Loan or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)        on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan will be paid monthly from amounts received on such Mortgage Loan. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Mortgage Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts received in respect of any related Serviced Companion Loan

(including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), and will be 0% for Specially Serviced Loans, 0% for any Serviced Loan in respect of a Payment Accommodation processed by the Special Servicer, whether or not it is a Specially Serviced Loan, and 100% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer (with the agreement of the Special Servicer as described under “—Directing Holder—General” below)) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Loan Combination Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Loan Combination, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

Any fees or other charges charged in connection with processing any Payment Accommodation with respect to any Serviced Loan (in the aggregate with each other such Payment Accommodation with respect to such Serviced Loan) may not exceed an amount equal to $45,000 (excluding attorneys’ fees and out-of-pocket third party expenses) (the “Payment Accommodation Fee Cap”) and may only be borne by the borrower, not the Issuing Entity. For the avoidance of doubt, in the event of a borrower default under a Payment Accommodation, the Payment Accommodation Fee Cap would only apply to the initial processing of such Payment Accommodation, and, in such event, the Master Servicer or the Special Servicer, as applicable, would be entitled to all fees that would be payable to it pursuant to the terms of the Pooling and Servicing Agreement with respect to further servicing actions with respect to the related Mortgage Loan.

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Loan Combination, from collections on such Serviced Loan Combination; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Loan Combination, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Loan Combination, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan (or the related Serviced Loan Combination, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the

Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Loan Combination, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Loan Combinations, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or

REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Loan Combination, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation)), will be 100% for Specially Serviced Loans and in respect of a

Payment Accommodation processed by the Special Servicer with respect to any Serviced Mortgage Loan, whether or not it is a Specially Serviced Loan, and will be 0% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer (with the agreement of the Special Servicer as described under “—Directing Holder—General” below) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer; and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

Any fees or other charges charged in connection with processing any Payment Accommodation with respect to any Serviced Loan (in the aggregate with each other such Payment Accommodation with respect to such Serviced Loan) may not exceed the Payment Accommodation Fee Cap and may only be borne by the borrower, not the Issuing Entity. For the avoidance of doubt, in the event of a borrower default under a Payment Accommodation, the Payment Accommodation Fee Cap would only apply to the initial processing of such Payment Accommodation, and, in such event, the Master Servicer or the Special Servicer, as applicable, would be entitled to all fees that would be payable to it pursuant to the terms of the Pooling and Servicing Agreement with respect to further servicing actions with respect to the related Mortgage Loan.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Loan Combinations, if applicable))) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Loan Combination pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Loan Combination under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.00590% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” will be a rate equal to 0.00083% per annum.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major

Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the Uncertificated VRR Interest Owners, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate” is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00025% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to, with respect to each Delinquent Loan, (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of less than $20,000,000, (ii) $20,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of greater than or equal to $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of greater than $40,000,000, plus (iv) $1,000 per property for each Delinquent Loan subject to any Asset Review.

If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates and the Uncertificated VRR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 0% for Specially Serviced Loans, will be 0% for any Serviced Mortgage Loan in respect of a Payment Accommodation processed by the Special Servicer, whether or not it is a Specially Serviced Loan, and 100% for any Serviced Mortgage Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, loan combination custodial account(s) and certain reserve accounts	monthly

Type/Recipient	Amount(1)	Frequency	Source of Funds
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Loan Combination, if applicable) that would be less than $5,000 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Mortgage Loan (or any related Serviced Loan Combination, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Workout Fee(3)(5)(6) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Loan Combination, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Loan Combination, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments

Type/Recipient	Amount(1)	Frequency	Source of Funds
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 100% for Specially Serviced Loans and in respect of a Payment Accommodation processed by the Special Servicer with respect to any Serviced Mortgage Loan, whether or not it is a Specially Serviced Loan, and will be 0% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00590% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00083% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Loan Combination, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00025% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool

Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	With respect to each Delinquent Loan, (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of less than $20,000,000, (ii) $20,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of greater than or equal to $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of greater than $40,000,000, plus (iv) $1,000 per property for each Delinquent Loan subject to any Asset Review.	in connection with each Asset Review with respect to a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Loan Combination, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3)(6) / Master Servicer, Special Servicer and Trustee	at Prime Rate, compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Loan Combination, if applicable), then from general collections on the Mortgage Pool

Type/Recipient	Amount(1)	Frequency	Source of Funds
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate, compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Loan Combination, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(7) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.

(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.

(3)	With respect to any Servicing Shift Loan Combination, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Loan Combination is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Loan Combination will shift to the applicable Outside Servicing Agreement and such Loan Combination will become an Outside Serviced Loan Combination.

(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.

(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage

Loan Fees” below. Also see “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Loan Combinations” above and “—Servicing of the Outside Serviced Mortgage Loans” below.

(7)	May be payable out of collections on a Serviced Loan Combination to the extent allocable thereto.

With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
CX – 350 & 450 Water Street	0.00600%	0.2500%	0.50%	0.50%

One Memorial Drive	0.0100%	0.2500%	0.2500%	0.25%

The Veranda	0.01125%	0.2500%	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination

Plaza La Cienega	0.00125%	0.2500%, subject to a minimum monthly special servicing fee of $5,000 for the related Loan Combination	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination

Audubon Crossings & Commons	0.00125%	0.2500%	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum workout fee of $25,000 in the aggregate for the related Loan Combination	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Loan Combination, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Loan Combination

(1)       Includes any applicable sub-servicing fee rate.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Loan Combination (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Loan Combination;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Loan Combination previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Loan Combination previously paid from the Collection Account or Loan Combination Custodial Account (and such amounts will be retained or deposited in the Collection Account or Loan Combination Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Loan Combination are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Loan Combinations” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Loan Combinations” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Loan Combinations”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or

(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or

(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Loan Combination) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;

●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);

●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;

●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;

●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or

●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, for purposes of the first two bullets of the definition of “Appraisal Reduction Event” above, neither (i) a Payment Accommodation with respect to any Serviced Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a Payment Accommodation (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes an Appraisal Reduction Event will be made as though the Payment Accommodation never occurred; provided, however, if, pursuant to this sentence, an Appraisal Reduction Event is determined to occur prior to the date of such borrower’s failure to comply with the terms of the related Payment Accommodation, then such Appraisal Reduction Event will be deemed to occur on the date of such borrower’s failure to comply.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Loan Combination, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Loan Combination.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates) has been reduced to zero.

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

A “Payment Accommodation” for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) means the entering into any temporary forbearance agreement as a result of the COVID-19 emergency (as reasonably determined by the Master Servicer (if the Master Servicer and Special Servicer agree that the Master Servicer will determine) or the Special Servicer in accordance with the Servicing Standard) relating to payment obligations or operating covenants under the related Mortgage Loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related Mortgage Loan documents, that in each case (i) is entered into prior to the date that is 6 months following the Closing Date, (ii) defers no greater than 3 monthly debt service payments and (iii) requires full repayment of deferred payments, reserves and escrows by the earlier of (a) the date that is 12 months following the date of the Payment Accommodation for such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) and (b) the maturity date for such Serviced Mortgage Loan (or Serviced Loan Combination, if applicable).

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Loan Combination, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal

Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Loan Combination) as of the last day of the related Collection Period over

(b)  the excess of:

(i)  the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Loan Combination) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Loan Combination) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Loan Combination) as of the date of calculation over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Loan Combination) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Loan Combination, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Loan Combination) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Loan Combination) (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Loan Combination will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Loan Combination, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Loan Combination, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Loan Combination.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance will be reduced, which (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-H Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Loan Combination).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB

Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Loan Combination, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

For various purposes under the Pooling and Servicing Agreement, the Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class H Certificates, then to the Class G Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-AB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class H Certificates and then to the Class G Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class or the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class will be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2023; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the

Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator’s website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date each year (commencing in 2022) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, the Uncertificated VRR Interest Owners, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the

Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders or the Uncertificated VRR Interest Owners any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates and the Uncertificated VRR Interest Owners under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or the Uncertificated VRR Interest, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the

Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates or the Uncertificated VRR Interest issued to it or of the proceeds of the sale of such Certificates or the Uncertificated VRR Interest, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders or the Uncertificated VRR Interest Owners, unless those Certificateholders and/or the Uncertificated VRR Interest Owners have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “loan combination custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Loan Combination provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Loan Combination as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Loan Combination Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Loan Combination Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders, the Uncertificated VRR Interest Owners or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        the Master Servicer or the Special Servicer, as applicable, is removed from Standard & Poor’s Ratings Services (“S&P”) Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and is not restored to such status on such list within sixty (60) days;

(g)       Kroll Bond Rating Agency, LLC (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)         the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificates or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Loan Combination and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Loan Combination. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Loan Combination at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master

Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Loan Combination. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Loan Combination.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer with respect to a Serviced Loan Combination only, by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Loan

Combination, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Loan Combination, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, as follows:

(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)           except in the case of a Serviced Outside Controlled Loan Combination, if a Control Termination Event has occurred and is continuing, pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Regular Certificates, evidencing at least 66-2/3% of the Voting Rights allocable to the Regular Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Voting Rights allocable to each Class of such Non-Reduced Certificates; and

(c)           if a Consultation Termination Event has occurred and is continuing at any time, with respect to the Serviced Loans, if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”.

“Certificateholder Quorum” means a quorum that, (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Regular Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all Regular Certificates, on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Principal Balance Certificates evidencing at least 20% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Loan Combination (any such Mortgage Loan or Loan Combination, an

“Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Loan Combination, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Loan Combination, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Loan Combination, as the case may be, earned during such time on and after such Mortgage Loan or Loan Combination, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Loan Combinations that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Loan Combination, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer (other than with respect to any Serviced Outside Controlled Loan Combination) if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Regular Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Loan Combination) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Loan Combination) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Loan Combination) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

After the occurrence and during the continuance of a Consultation Termination Event, with respect to the Serviced Loans, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that, at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Certificates or Uncertificated VRR Interest outstanding other than the Control Eligible Certificates, the Combined VRR Interest, the Class S Certificates and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the Operating Advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “BBB+” by S&P, (B) a rating on its unsecured long term-debt of at least “A-” by Fitch or a rating on its short-term debt of at least “F1” by Fitch and (C) if rated by KBRA, a rating on its unsecured long-term debt of at least “A-” by KBRA; provided, however, that Wilmington Trust, National Association as the initial trustee will be deemed to have met the eligibility requirements in (A) through (C) above for so long as (a) it has a rating on its unsecured long-term debt of at least “BBB” from S&P and a short term debt rating of at least “A-2” from S&P, (b) it has a rating on its unsecured long-term debt of at least “BBB” by Fitch or a rating on its short-term debt of at least “F2” by Fitch and (c) the master servicer has (i) a rating on its unsecured long-term debt of at least “A” by S&P and a rating on its short-term debt of at least “A-1” from S&P and (ii) a rating on its unsecured long-term debt of a least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch (or such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act.

The Certificate Administrator is required to maintain a rating on its unsecured long term debt of at least (A) “BBB+” by S&P (or “BBB” by S&P if the Certificate Administrator’s unsecured short term debt is rated at least “A-2” by S&P), (B) “BBB+” by Fitch and (C) if rated by KBRA, “A-” by KBRA (or in the case of any Rating Agency’s requirement set forth above in this sentence, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Master Servicer will appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the Uncertificated VRR Interest Owners:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Uncertificated VRR Interest Owners;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or any Uncertificated VRR Interest Owner, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated VRR Interest Owner, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated VRR Interest Owner; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or the Uncertificated VRR Interest without the consent of the holder of that Certificate or the Uncertificated VRR Interest Owners, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or of the Uncertificated VRR Interest the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or of the Uncertificated VRR Interest then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and the Uncertificated VRR Interest Owners or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates or the Uncertificated VRR Interest Owners, that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the Uncertificated VRR Interest Owners or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and the Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, the Uncertificated VRR Interest Owners and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the Uncertificated VRR Interest Owners to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates and the Uncertificated VRR Interest Owners. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Loan Combination, prior to the distribution of those Liquidation Proceeds to Certificateholders, the Uncertificated VRR Interest Owners or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Loan Combination, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Loan Combination and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Loan Combination. In addition, amounts otherwise distributable on the Certificates and the Uncertificated VRR Interest will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Loan Combination becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and the Uncertificated VRR Interest Owners and, in the case of a Serviced Loan Combination, any related Serviced Companion Loan Holder(s), constituted a single lender) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Loan Combination and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Loan Combination that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Loan Combination if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Loan Combination; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Loan Combination, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Loan Combination; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Loan Combination unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Loan Combinations” above in this prospectus.

With respect to any Serviced AB Loan Combination that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Loan Combination, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See

“Description of the Mortgage Pool—The Loan Combinations” with respect to the Outside Serviced Loan Combinations.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owners and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a sale of a Serviced Loan Combination (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a Serviced Loan Combination, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of a sale of an REO Property related to a Serviced Loan Combination, the related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated VRR Interest Owners and, in the case of an REO Property related to a Serviced Loan Combination, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Loan Combination, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Loan Combination, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under the Risk Retention Consultation Party discussion under

“Credit Risk Retention”, “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b), clause (c) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Loan Combination may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Loan Combinations”. No modification, waiver or amendment of any Co-

Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Loan Combination, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Loan Combinations” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights) or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan, by the Special Servicer. The Master Servicer will only be obligated to forward any requests received from the Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative except if a Control Termination Event or Consultation Termination Event, as applicable, has occurred and is continuing or if such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan and, following the occurrence and during the continuance of a Control Termination Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(A)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)       any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, any Payment Accommodations, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)       any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)       any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has an outstanding principal balance greater than $10,000,000, or (ii) the successor property manager is affiliated with the borrower;

(H)       any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)         any acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)       any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates; and

(L)       any determination of an Acceptable Insurance Default;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and the Uncertificated VRR Interest Owners (and, with respect to any Serviced Loan Combination, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, such Uncertificated VRR Interest Owners and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Loan Combination, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

Notwithstanding the foregoing, for so long as a related “control appraisal period” is not in effect with respect to The Eddy Loan Combination, “Major Decisions” will mean the matters identified as major decisions pursuant to the related Co-Lender Agreement.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer’s possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1) and (i)(2) in the definition of “Major Decision Reporting Package” in the form of an Asset Status Report.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below and, with respect to the Risk Retention Consultation Parties when they are applicable Consulting Parties, under the circumstances described under “Credit Risk Retention—The VRR Interest—The Risk Retention Consultation Parties”) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Loan Combination and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be:

●	except (i) with respect to an Excluded Mortgage Loan, (ii) with respect to a Serviced Outside Controlled Loan Combination, and (iii) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative; and

●	with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”);

provided, that with respect to any Serviced Loan Combination, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan and/or (3) the related Serviced Loan Combination is a Serviced Outside Controlled Loan Combination; (B) there will be no Directing Holder with respect to an Excluded Mortgage Loan; and (C) with respect to any Serviced Outside Controlled Loan Combination, the Outside Controlling Noteholder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Loan Combination, if none of the Controlling Class Representative or an Outside Controlling Note Holder is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be RREF IV Debt AIV, LP or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) and the Uncertificated VRR Interest Owners will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class G will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding

Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class H Certificates.

The “Control Eligible Certificates” will be any of the Class G and Class H Certificates.

A “Control Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Non-Vertically Retained Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Loan Combination with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Loan Combination or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or loan combination) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Loan Combination that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Loan Combination and (ii) certain servicing decisions and other matters relating to any Outside Serviced Loan Combination, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Loan Combination, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the

Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class G Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class G Certificates until such time as either (x) the Class G Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class G Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class G Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class G Certificates that it transferred. Following any such transfer, and assuming that the Class G Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class G Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and

●	the rights of the holder of more than 50% of the Class G Certificates (by Certificate Balance), if the Class G Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Loan Combinations” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity, the Certificateholders or the Uncertificated VRR Interest Owners for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owners;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates or the Uncertificated VRR Interest Owners (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates or the Uncertificated VRR Interest Owners; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Loan Combination will be, each of:

(i)	except with respect to a Serviced Outside Controlled Loan Combination, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event and (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(ii)	with respect to any Serviced Outside Controlled Loan Combination (which may include a Servicing Shift Loan Combination or a Serviced Loan Combination with a controlling Subordinate Companion Loan held outside the Issuing Entity), (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (b) solely prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(iii)	with respect to any Serviced Loan Combination that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;

(iv)	solely after the occurrence and during the continuance of a Control Termination Event, the Operating Advisor; and

(v)	except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, each Risk Retention Consultation Party.

provided, that with respect to any Serviced Loan Combination, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan and/or (3) with respect to any Serviced Outside Controlled Loan Combination, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Loan Combination, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Control Termination Event has occurred and is continuing, (C) none of the Risk Retention Consultation Parties will be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in the immediately preceding clause (v), and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Loan Combination will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Loan Combination, if none of the Controlling Class Representative, the Operating Advisor, a Risk Retention Consultation Party, or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Loan Combination.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of a Control Termination Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) after the occurrence and during the continuance of a Control Termination Event, upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) after the occurrence and during the continuance of a Consultation Termination Event under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder or any Uncertificated VRR Interest Owner. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), and not any particular Class of those Certificateholders or the Uncertificated VRR Interest Owners (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) prior to the occurrence and continuance of a Control Termination Event and with respect to any Specially Serviced Loan, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) following the occurrence and continuance of a Control Termination Event and with respect to any Serviced Loan, simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if a Control Termination Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if a Control Termination Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if a Control Termination Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if a Control Termination Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when a Control Termination Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owners other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Loan Combination is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Loan Combinations”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of a Control Termination Event).

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will have no specific involvement with respect to collateral substitutions, assignments, workouts, modifications, consents, waivers, insurance policies, borrower substitutions, lease modifications and amendments and other similar actions that the Special Servicer may perform with respect to such Serviced Mortgage Loans under the Pooling and Servicing Agreement.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor after they have been finalized.

Prior to the occurrence and continuance of a Control Termination Event, the Operating Advisor will review such calculations but may not opine on, or otherwise call into question, such Appraisal Reduction Amount, Collateral Deficiency Amount and/or net present value calculations; provided, however, if the Operating Advisor discovers a mathematical error contained in such calculations, then the Operating Advisor will be required to notify the Special Servicer of such error.

After the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Following the occurrence and during the continuance of a Control Termination Event, based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of a Control Termination Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, any Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed a Control Termination Event, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the

17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year. Notwithstanding the foregoing, no Operating Advisor Annual Report will be required from the Operating Advisor with respect to the Special Servicer if during the prior calendar year no asset status report was prepared by the Special Servicer in connection with a Specially Serviced Loan or REO Property or was otherwise in the process of being implemented in connection with a Specially Serviced Loan or REO Property.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, following the occurrence and during the continuance of a Control Termination Event, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans and with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, a Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

Following the occurrence and during the continuance of a Control Termination Event, in each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement.

The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

At any time after the occurrence and during the continuance of a Consultation Termination Event, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s)

in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owners electronically by posting such notice on its internet website, unless the Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owners, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s Investors Service, Inc. (“Moody’s”), Fitch, KBRA, S&P and/or DBRS, Inc. (“DBRS Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Consulting Party or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates, (v) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate

Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless a Control Termination Event exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and the Uncertificated VRR Interest Owners (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders and the Uncertificated VRR Interest Owners (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder (during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and the Uncertificated VRR Interest Owners (and, in the case of any Serviced Loan Combinations, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the

Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Loan Combination, expose any Certificateholder, any Uncertificated VRR Interest Owner or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC or the Grantor Trust to fail to qualify as a grantor trust for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owners by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders and the Uncertificated VRR Interest Owners, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2) business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 21.2% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. Notwithstanding the foregoing, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency, for so long as the related borrower is complying with the terms of such Payment Accommodation.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 110 prior pools of commercial mortgage loans for which CREFI (or its predecessors and/or affiliates) was a sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2008, the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between October 1, 2016 and September 30, 2021 was approximately 25.37%; however, the average of the highest delinquency percentages (based on aggregate outstanding principal balance of delinquent mortgage loans) in each of the 66 reviewed transactions (taking into account all reporting periods between October 1, 2016 and September 30, 2021 for each such transaction) in the identified reporting periods was approximately 5.34%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review

Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset

Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or DBRS Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, or any Risk Retention Consultation Party or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated VRR Interest Owners), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or the Uncertificated VRR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;

●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;

●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or

●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owners electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset

Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of holders of Regular Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the applicable Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class VRR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the Class VRR Certificates) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest

Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer or special servicer, as applicable, is on S&P’s Select Servicer List as a U.S. Commercial Mortgage Master Servicer or U.S. Commercial Mortgage Special Servicer, as applicable, if S&P is the non-responding Rating Agency;

(2)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency; and

(3)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency, as applicable; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders and the Uncertificated VRR Interest Owners of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and the Uncertificated VRR Interest as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates and cancellation of the Uncertificated VRR Interest at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Loan Combinations, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and the Uncertificated VRR Interest, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans as of the Cut-off Date (excluding for the purposes of this calculation, the unpaid principal balance of the CX – 350 & 450 Water Street Mortgage Loan, but only if the option described above is exercised after the Distribution Date in December 2031). The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class S and Class R Certificates) and the Uncertificated VRR Interest for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A, Class X-B and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Loan Combination are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Loan Combination is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Loan Combination; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Loan Combination.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.

●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.

●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.

●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Loan Combination. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Loan Combination or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)); provided that, in the case of the Outside Servicing Agreement for the CX – 350 & 450 Water Street Pari-Passu A-B Loan Combination and the One Memorial Drive Pari-Passu A-B Loan Combination, there are no mortgage loans other than the related Outside Serviced Loan Combination serviced under such Outside Servicing Agreement.

●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Loan Combination will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.

●	With respect to each Outside Serviced Loan Combination, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of a Loan Combination with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Loan Combination.

●	With respect to each Outside Serviced Loan Combination, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Loan Combinations, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, in the case of any Loan Combination with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Loan Combination.

●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Loan Combination that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.

●	With respect to each Outside Serviced Loan Combination, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Loan Combination with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Loan Combination.

●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Loan Combination without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.

●	The Mortgaged Property securing each Outside Serviced Loan Combination will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Loan Combination with a stated principal balance of $2,000,000 or more or (b) at least once every other calendar year with respect to any Outside Serviced Loan Combination with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.

●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.

●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.

●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.

●	With respect to each of the CX – 350 & 450 Water Street Loan Combination and the One Memorial Drive Pari-Passu A-B Loan Combination, (i) there is no asset representations reviewer under the related Outside Servicing Agreement and (ii) there are no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” with respect to the Companion Loan(s) securitized under the related Outside Servicing Agreement.

●	Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Loan Combination, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Loan Combination under “Description of the Mortgage Pool—The Loan Combinations” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Loan Combination is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Loan Combination will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization, the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. There are no Servicing Shift Loan Combinations with respect to the Mortgage Pool. See “Description of the Mortgage Pool—The Loan Combinations”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.

●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Outside Serviced Mortgage Loan is not an Excluded Mortgage Loan) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or such Outside Serviced Mortgage Loan is an Excluded Mortgage Loan), as applicable, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder, the Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).

●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder, an Uncertificated VRR Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing, the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.

●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately 107.9% of the aggregate principal balance of the Offered Certificates, plus accrued interest from December 1, 2021, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates and the Uncertificated VRR Interest not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to applicable Certificateholders and the Uncertificated VRR Interest Owners in reduction of the Certificate Balances of the Principal Balance Certificates and the Uncertificated VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-AB Certificates, the extent to which the Class A-AB Scheduled Principal Balances are achieved and the sensitivity of the Class A-AB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-AB Certificates until the Certificate Balance of the Class A-AB Certificates is reduced to zero. As such, the Class A-AB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and Class A-S Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)        each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)       there are no delinquencies or defaults;

(iii)      scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)       no prepayment premiums or yield maintenance charges are collected;

(v)       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)       no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)      the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)     there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)      distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in January 2022;

(x)       the Certificates will be issued on December 22, 2021;

(xi)      the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

(xii)     the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates;

(xiii)    all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)     with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)      the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvi)     there are no property releases requiring payment of a yield maintenance charge or other prepayment premium;

(xvii)    with respect to each Mortgage Loan that is part of a Loan Combination that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s); and

(xviii)   with respect to The Eddy Mortgage Loan (2.9%), such Mortgage Loan amortizes based on the assumed Mortgage Loan principal schedule attached as Annex G.

The following tables indicate the percentage of the initial Certificate Balance of each Class of Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2022	85%	85%	85%	85%	85%
December 15, 2023	65%	65%	65%	65%	65%
December 15, 2024	45%	45%	45%	45%	45%
December 15, 2025	22%	22%	22%	22%	22%
December 15, 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.68	2.62	2.60	2.59	2.59
First Principal Payment Date	January 2022	January 2022	January 2022	January 2022	January 2022
Last Principal Payment Date	November 2026	May 2026	March 2026	February 2026	January 2026

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2022	100%	100%	100%	100%	100%
December 15, 2023	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.90	4.87	4.83	4.78	4.49
First Principal Payment Date	November 2026	May 2026	March 2026	February 2026	January 2026
Last Principal Payment Date	November 2026	November 2026	November 2026	November 2026	November 2026

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2022	100%	100%	100%	100%	100%
December 15, 2023	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	6.90	6.88	6.87	6.84	6.64
First Principal Payment Date	November 2028	June 2028	June 2028	June 2028	June 2028
Last Principal Payment Date	November 2028	November 2028	November 2028	November 2028	September 2028

Percentages of the Initial Certificate Balance
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2022	100%	100%	100%	100%	100%
December 15, 2023	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	100%	100%	100%	100%	100%
December 15, 2030	100%	100%	100%	100%	100%
December 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.80	9.74	9.67	9.59	9.38
First Principal Payment Date	August 2031	February 2031	February 2031	February 2031	September 2028
Last Principal Payment Date	November 2031	October 2031	October 2031	September 2031	May 2031

Percentages of the Initial Certificate Balance
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2022	100%	100%	100%	100%	100%
December 15, 2023	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	100%	100%	100%	100%	100%
December 15, 2030	100%	100%	100%	100%	100%
December 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.94	9.92	9.90	9.87	9.63
First Principal Payment Date	November 2031	October 2031	October 2031	September 2031	May 2031
Last Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031

Percentages of the Initial Certificate Balance of
the Class A-AB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2022	100%	100%	100%	100%	100%
December 15, 2023	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	99%	99%	99%	99%	99%
December 15, 2027	78%	78%	78%	78%	78%
December 15, 2028	57%	57%	57%	57%	57%
December 15, 2029	36%	36%	36%	36%	37%
December 15, 2030	15%	15%	15%	15%	15%
December 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.36	7.36	7.36	7.36	7.36
First Principal Payment Date	November 2026	November 2026	November 2026	November 2026	November 2026
Last Principal Payment Date	August 2031	August 2031	August 2031	August 2031	August 2031

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2022	100%	100%	100%	100%	100%
December 15, 2023	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	100%	100%	100%	100%	100%
December 15, 2030	100%	100%	100%	100%	100%
December 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.98	9.98	9.98	9.98	9.73
First Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031
Last Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031

Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2022	100%	100%	100%	100%	100%
December 15, 2023	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	100%	100%	100%	100%	100%
December 15, 2030	100%	100%	100%	100%	100%
December 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.98	9.98	9.98	9.98	9.77
First Principal Payment Date	December 2031	December 2031	December 2031	December 2031	September 2031
Last Principal Payment Date	December 2031	December 2031	December 2031	December 2031	October 2031

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
December 15, 2022	100%	100%	100%	100%	100%
December 15, 2023	100%	100%	100%	100%	100%
December 15, 2024	100%	100%	100%	100%	100%
December 15, 2025	100%	100%	100%	100%	100%
December 15, 2026	100%	100%	100%	100%	100%
December 15, 2027	100%	100%	100%	100%	100%
December 15, 2028	100%	100%	100%	100%	100%
December 15, 2029	100%	100%	100%	100%	100%
December 15, 2030	100%	100%	100%	100%	100%
December 15, 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.98	9.98	9.98	9.98	9.81
First Principal Payment Date	December 2031	December 2031	December 2031	December 2031	October 2031
Last Principal Payment Date	December 2031	December 2031	December 2031	December 2031	October 2031

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	3.333%	3.377%	3.389%	3.395%	3.398%
96.00000	2.922%	2.957%	2.967%	2.972%	2.974%
97.00000	2.518%	2.544%	2.551%	2.555%	2.556%
98.00000	2.119%	2.137%	2.141%	2.144%	2.145%
99.00000	1.727%	1.735%	1.738%	1.739%	1.739%
100.00000	1.341%	1.340%	1.340%	1.340%	1.340%
101.00000	0.960%	0.950%	0.948%	0.947%	0.946%
102.00000	0.584%	0.566%	0.561%	0.559%	0.558%
103.00000	0.214%	0.188%	0.180%	0.177%	0.175%
104.00000	-0.150%	-0.186%	-0.195%	-0.200%	-0.202%
105.00000	-0.510%	-0.554%	-0.566%	-0.572%	-0.574%

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000	3.024%	3.027%	3.030%	3.034%	3.060%
99.00000	2.801%	2.802%	2.803%	2.806%	2.818%
100.00000	2.580%	2.580%	2.580%	2.579%	2.578%
101.00000	2.361%	2.360%	2.358%	2.356%	2.341%
102.00000	2.145%	2.143%	2.140%	2.135%	2.107%
103.00000	1.932%	1.928%	1.923%	1.916%	1.875%
104.00000	1.721%	1.716%	1.709%	1.700%	1.647%
105.00000	1.512%	1.506%	1.498%	1.486%	1.420%
106.00000	1.305%	1.299%	1.289%	1.274%	1.196%
107.00000	1.101%	1.093%	1.082%	1.065%	0.975%
108.00000	0.898%	0.890%	0.877%	0.858%	0.756%

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000	3.026%	3.027%	3.028%	3.029%	3.037%
99.00000	2.863%	2.863%	2.864%	2.864%	2.868%
100.00000	2.701%	2.701%	2.701%	2.701%	2.701%
101.00000	2.542%	2.541%	2.541%	2.540%	2.535%
102.00000	2.384%	2.383%	2.382%	2.381%	2.372%
103.00000	2.227%	2.226%	2.225%	2.224%	2.210%
104.00000	2.073%	2.072%	2.070%	2.068%	2.050%
105.00000	1.920%	1.919%	1.917%	1.914%	1.892%
106.00000	1.769%	1.767%	1.765%	1.761%	1.736%
107.00000	1.619%	1.617%	1.615%	1.611%	1.581%
108.00000	1.471%	1.469%	1.466%	1.461%	1.428%

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
96.00000	2.895%	2.898%	2.901%	2.904%	2.914%
97.00000	2.775%	2.776%	2.779%	2.781%	2.788%
98.00000	2.655%	2.657%	2.658%	2.660%	2.664%
99.00000	2.538%	2.538%	2.539%	2.540%	2.542%
100.00000	2.421%	2.421%	2.421%	2.421%	2.421%
101.00000	2.306%	2.306%	2.305%	2.304%	2.301%
102.00000	2.192%	2.191%	2.190%	2.188%	2.183%
103.00000	2.080%	2.078%	2.076%	2.073%	2.066%
104.00000	1.969%	1.966%	1.963%	1.959%	1.950%
105.00000	1.859%	1.855%	1.852%	1.847%	1.836%
106.00000	1.750%	1.746%	1.741%	1.736%	1.722%

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000	2.906%	2.906%	2.907%	2.908%	2.912%
99.00000	2.788%	2.788%	2.789%	2.789%	2.791%
100.00000	2.672%	2.672%	2.672%	2.672%	2.672%
101.00000	2.557%	2.557%	2.556%	2.556%	2.553%
102.00000	2.443%	2.443%	2.442%	2.441%	2.436%
103.00000	2.330%	2.330%	2.329%	2.328%	2.320%
104.00000	2.219%	2.218%	2.217%	2.216%	2.206%
105.00000	2.109%	2.108%	2.107%	2.105%	2.093%
106.00000	2.000%	1.999%	1.998%	1.995%	1.981%
107.00000	1.892%	1.891%	1.890%	1.887%	1.870%
108.00000	1.785%	1.784%	1.783%	1.780%	1.760%

Pre-Tax Yield to Maturity (CBE) for the Class A-AB Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000	2.920%	2.920%	2.920%	2.920%	2.920%
99.00000	2.766%	2.766%	2.766%	2.766%	2.766%
100.00000	2.614%	2.614%	2.614%	2.614%	2.614%
101.00000	2.463%	2.463%	2.463%	2.463%	2.463%
102.00000	2.315%	2.315%	2.315%	2.315%	2.315%
103.00000	2.167%	2.167%	2.167%	2.167%	2.168%
104.00000	2.022%	2.022%	2.022%	2.022%	2.022%
105.00000	1.878%	1.878%	1.878%	1.878%	1.878%
106.00000	1.736%	1.736%	1.736%	1.736%	1.736%
107.00000	1.595%	1.595%	1.595%	1.595%	1.596%
108.00000	1.456%	1.456%	1.456%	1.456%	1.457%

Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
5.00000	8.800%	8.743%	8.677%	8.584%	8.117%
5.25000	7.575%	7.517%	7.449%	7.354%	6.876%
5.50000	6.437%	6.378%	6.309%	6.212%	5.723%
5.75000	5.376%	5.316%	5.246%	5.148%	4.648%
6.00000	4.383%	4.323%	4.252%	4.151%	3.641%
6.25000	3.451%	3.390%	3.318%	3.216%	2.696%
6.50000	2.573%	2.512%	2.439%	2.335%	1.806%
6.75000	1.745%	1.682%	1.608%	1.503%	0.966%
7.00000	0.960%	0.897%	0.822%	0.715%	0.170%
7.25000	0.216%	0.152%	0.076%	-0.032%	-0.586%
7.50000	-0.492%	-0.557%	-0.633%	-0.742%	-1.304%

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
98.00000	3.132%	3.132%	3.132%	3.132%	3.137%
99.00000	3.014%	3.014%	3.014%	3.014%	3.016%
100.00000	2.896%	2.896%	2.896%	2.896%	2.896%
101.00000	2.780%	2.780%	2.780%	2.780%	2.777%
102.00000	2.666%	2.666%	2.666%	2.666%	2.660%
103.00000	2.552%	2.552%	2.552%	2.552%	2.544%
104.00000	2.440%	2.440%	2.440%	2.440%	2.429%
105.00000	2.329%	2.329%	2.329%	2.329%	2.316%
106.00000	2.219%	2.219%	2.219%	2.219%	2.204%
107.00000	2.111%	2.111%	2.111%	2.111%	2.093%
108.00000	2.003%	2.003%	2.003%	2.003%	1.983%

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	3.348%	3.348%	3.348%	3.348%	3.359%
96.00000	3.226%	3.226%	3.226%	3.226%	3.234%
97.00000	3.105%	3.105%	3.105%	3.105%	3.111%
98.00000	2.986%	2.986%	2.986%	2.986%	2.990%
99.00000	2.868%	2.868%	2.868%	2.868%	2.870%
100.00000	2.751%	2.751%	2.751%	2.751%	2.751%
101.00000	2.636%	2.636%	2.636%	2.636%	2.634%
102.00000	2.522%	2.522%	2.522%	2.522%	2.518%
103.00000	2.410%	2.410%	2.410%	2.410%	2.403%
104.00000	2.298%	2.298%	2.298%	2.298%	2.290%
105.00000	2.188%	2.188%	2.188%	2.188%	2.177%

Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

	0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
95.00000	3.812%	3.812%	3.812%	3.812%	3.821%
96.00000	3.687%	3.687%	3.687%	3.687%	3.694%
97.00000	3.564%	3.564%	3.564%	3.564%	3.569%
98.00000	3.441%	3.441%	3.441%	3.441%	3.445%
99.00000	3.321%	3.321%	3.321%	3.321%	3.322%
100.00000	3.202%	3.202%	3.202%	3.202%	3.201%
101.00000	3.084%	3.084%	3.084%	3.084%	3.082%
102.00000	2.967%	2.967%	2.967%	2.967%	2.964%
103.00000	2.852%	2.852%	2.852%	2.852%	2.847%
104.00000	2.738%	2.738%	2.738%	2.738%	2.731%
105.00000	2.625%	2.625%	2.625%	2.625%	2.617%

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, collectively, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (exclusive of any Excess Interest) and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class X-A, Class A-S, Class B, Class C, Class X-B, Class X-D, Class X-F, Class X-G, Class X-H, Class D, Class E, Class F, Class G and Class H Certificates and a regular interest that corresponds to the Combined VRR Interest excluding the right to receive Excess Interest (the “VRR REMIC Regular Interest”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

In addition, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, (i) the portions of the Issuing Entity consisting of (a) collections of Excess Interest (and the related amounts in the Excess Interest Distribution Account) and (b) the VRR REMIC Regular Interest and distributions thereon, will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of subchapter J of the Code, and (ii)(a) the Class S Certificates and the Combined VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(a) above and (b) the Combined VRR Interest will represent undivided beneficial interests in the portion of the Grantor Trust described in clause (i)(b) above.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates and the Uncertificated VRR Interest may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Certificates and the Uncertificated VRR Interest Owners qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB, Class A-S, Class B and Class C Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

The Non-Vertically Retained Percentage of prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Non-Vertically Retained Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge. Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in

Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of the Combined VRR Interest, the related Certificateholder or Uncertificated VRR Interest Owner must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the right to receive Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to tax on “net income from foreclosure property” would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS

Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	ERISA Plans, and

●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and

●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;

●	loans or other extensions of credit; and

●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or

●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Prospective investors should note that the Teachers Retirement System of Texas (“TRST”), which is a governmental plan, as of loan origination, owns an approximately 47.5% indirect equity interest in the borrower under the CX – 350 & 450 Water Street Mortgage Loan (9.9%). Persons who have an ongoing relationship with TRST should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold certificates.

Prospective investors should note that the California State Teachers’ Retirement System (“CalSTRS”), which is a governmental plan, as of loan origination, owns an approximately (i) 47.5% indirect equity interest in the borrower under the CX – 350 & 450 Water Street Mortgage Loan (9.9%), (ii) 99.59% indirect equity interest in each of the borrowers under the Nyberg Portfolio Mortgage Loan (2.7%) and (iii) 99.57% indirect equity interest in the borrower under The Veranda Mortgage Loan (2.0%). Persons who have an ongoing relationship with the CalSTRS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,

2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and

3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or

●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and

●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;

●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;

●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;

●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and

●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and substantially identical prohibited transaction exemptions to Goldman Sachs & Co. LLC, PTE 89-88 (October 17, 1989), J.P. Morgan Securities LLC, PTE 2002-19 (March 28, 2002), and Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996), each as amended by PTE 2013-08 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and

●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;

●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);

●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);

●	fourth, the following must be true—

1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,

2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and

3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and

●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,

2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and

3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;

●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and

●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,

●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and

●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;

●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and

●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,

●	having a specified relationship to this person, or

●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of Prohibited Transaction Class Exemption (or PTCE) 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or

●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and

●	consult with your legal counsel as to—

1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and

2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

Massachusetts. Four (4) of the Mortgaged Properties (14.8%) are located in Massachusetts.

Mortgage loans involving real property in Massachusetts are secured by mortgages and foreclosures are accomplished by one of the following methods: judicial foreclosure action, sale under statutory power of sale, peaceable entry and possession for three years, or bill in equity under statute. Foreclosure by sale under the statutory power of sale accompanied by an entry prior to the sale is the more commonly followed method of foreclosure in Massachusetts. If the mortgagor is not a corporation, limited liability company or limited partnership, the mortgagee will generally first obtain a judgment from the Land Court or Superior Court sitting in the county where the property is located barring the rights of any interested party under the Soldiers’ and Sailors’ Civil Relief Act. Prior to conducting the sale, notice of sale must be published for three successive weeks with the first such publication to take place at least 21 days prior to the date of sale and notice must be delivered by registered mail to the required parties at least 30 days prior to the date of sale. A mortgagor has no right of redemption after a properly conducted foreclosure sale under the power of sale. The Commonwealth of Massachusetts does not have a “one action rule” or “anti-deficiency legislation”; however, a deficiency judgment for a recourse loan cannot be obtained after a foreclosure sale conducted by a power of sale unless certain required steps are taken, including the giving of notice at least 21 days before the sale, the signing of an affidavit within 30 days after the sale, and generally bringing the action within 2 years after the sale. Although very rarely granted, in certain circumstances, the lender may have a receiver appointed. In Massachusetts, contamination on a property may give rise to a “super lien” on the property for costs incurred by the Commonwealth of Massachusetts and such a lien has priority over all existing liens, including those of existing mortgages.

New York. Fourteen (14) of the Mortgaged Properties (12.6%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

New Jersey. Eight (8) of the Mortgaged Properties (12.4%) are located in New Jersey.

In New Jersey, the action is commenced by the filing of a complaint naming as defendants all parties having an interest in the real property or in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage, and when it is desired to foreclose. If a lease predates the mortgage and the lease does not provide it is subordinate to all future mortgages, or the tenant, at the time of the loan, does not enter into a subordination agreement, that lease cannot be foreclosed in the action. Leases that are subordinate to the mortgage, either because they postdate the mortgage, or have been subordinated, can be terminated by the lender by joining the tenant as a defendant in the action unless the lender has entered into a non-disturbance and attornment agreement with the tenant. Each defendant must then be served with a copy of the complaint and given in most cases no less than 35 days to respond. Delays in prosecution of the foreclosure may occasionally result from difficulties in locating necessary parties for service of the complaint. If an answer or other responsive pleading is filed raising defenses to the foreclosure the case will be deemed a contested matter and handled like any other civil action in the county where the property is located. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming, involving depositions, motions and perhaps a trial. After the legal issues involved in the contest are resolved, if the mortgagee prevails, the court refers the matter to the “Office of Foreclosure” located in the Office of Foreclosure in the office of the Superior Court Clerk in Trenton, which administers the foreclosure action if it is uncontested, or after the contest has been resolved in the lender’s favor. The Office of Foreclosure will then, upon application of the lender, process a judgment in favor of the lender containing the amounts due to the lender, and will issue a writ of execution to the sheriff of the county in which the property is located directing the sheriff to arrange for a public auction for the property to raise the amount adjudged to be owed to the lender. This can take time depending upon the workload in the Office of Foreclosure, which also handles a heavy volume of home foreclosures. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 60 days after entry of judgment. However, the actual time is subject to the number of sales being processed and can take as long as six months in some counties. During that time, the sheriff must advertise the sale at least once a week for four weeks. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending upon the local sheriff’s procedures). Notice of the sheriff’s sale must be provided to all the defendants, and to the New Jersey Division of Taxation under New Jersey’s Bulk Sale Act. For ten days after the sale, the borrower can still redeem the property by paying all amounts due.

For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against a borrower or guarantor, when the loan is recourse to the borrower, or a guarantor, the lender must commence a separate action in Law Division of the Superior Court on the Note and/or any guaranty. This action can be commenced at any time and is not required to await completion of the foreclosure. However, that court will usually wait until the foreclosure has been completed to calculate the defendant’s liability, giving credit for the amounts raised at the sheriff’s sale, and in no event less than the fair market value of the property based on evidence presented as to the value of the real property in the Law Division action. The purchaser at such sale acquires the estate or interest in real property covered by the mortgage. Like the general rule, if the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser at foreclosure will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease. New Jersey law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender, and the commission due the sheriff. At the sheriff’s sale, an auction takes place and the lender is entitled to bid against any members of the public in attendance. The lender, however, is not required to put up any money unless and until the bids exceed the amounts due to the lender under the foreclosure judgment.

California. Nine (9) of the Mortgaged Properties (10.0%) are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,

●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,

●	the knowledge of the parties to the mortgage, and

●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and

●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,

●	the trustee to whom the real property is conveyed, and

●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,

●	the law of the state in which the real property is located,

●	various federal laws, and

●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or

●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and

●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and

●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-

consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;

●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;

●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or

●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—

1.	a failure to adequately maintain the mortgaged property, or

2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or

●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and

●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and

●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and

●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and

●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,

●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and

●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;

●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;

●	extend or shorten the term to maturity of the loan;

●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or

●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,

●	accelerated rent,

●	damages, or

●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or

●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus

●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.

The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or

●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and

●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;

●	second, to real estate taxes;

●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and

●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;

●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;

●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;

●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and

●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or

●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;

●	whether those certificates are a suitable investment for any particular investor;

●	the tax attributes of those certificates or of the trust;

●	the yield to maturity or, if they have principal balances, the average life of those certificates;

●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;

●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;

●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;

●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;

●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;

●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or

●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-AB and/or Class A-S Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each Class of Offered Certificates set forth below.

Class	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	J.P. Morgan Securities LLC	Goldman Sachs & Co. LLC	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$8,270,199	$6,281,602	$3,787,349	$1,460,850	$0	$0
Class A-2	$57,661,662	$43,796,728	$26,406,236	$10,185,374	$0	$0
Class A-3	$9,698,688	$7,366,606	$4,441,527	$1,713,179	$0	$0
Class A-4	$89,802,661	$68,209,319	$41,125,250	$15,862,770	$0	$0
Class A-5	$240,452,266	$182,634,734	$110,115,439	$42,473,561	$0	$0
Class A-AB	$9,826,499	$7,463,686	$4,500,059	$1,735,756	$0	$0
Class X-A	$475,099,519	$360,860,291	$217,572,466	$83,921,724	$0	$0
Class A-S	$59,387,544	$45,107,616	$27,196,606	$10,490,234	$0	$0
Class B	$26,724,018	$20,298,142	$12,238,301	$4,720,539	$0	$0
Class C	$25,239,978	$19,170,943	$11,558,682	$4,458,397	$0	$0

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $5,179,162.

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately 107.9% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2021, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the Depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Citigroup Global Markets Inc., one of the underwriters, is an affiliate of (i) the Depositor, (ii) Citibank, N.A. (the Certificate Administrator and Custodian), and (iii) CREFI (the Retaining Sponsor, an originator, and an initial Risk Retention Consultation Party). Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of GSMC (a Sponsor) and Goldman Sachs Bank USA (an originator). J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of JPMCB (a Sponsor and an originator). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor), DBR Investments Co. Limited (an originator) and Deutsche Bank AG, New York Branch (a Retaining Party and an Initial Risk Retention Consultation Party). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests” in this prospectus. CREFI, GS Bank, DBRI and JPMCB (or affiliates thereof) each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Loan Combinations and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Loan Combinations”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) Goldman Sachs & Co. LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) J.P. Morgan Securities LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, and, (iv) Deutsche Bank Securities Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans, (ii) the payment by the Depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC, in its capacity as a Sponsor, of the purchase price for the GSMC Mortgage Loans, (iii) the payment by the Depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a Sponsor, of the purchase price for the JPMCB Mortgage Loans, and (iv) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 388 Greenwich Street, 6th Floor, New York, New York 10013, or by telephone at (212) 816-6000.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-228597) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.

INDEX OF CERTAIN DEFINED TERMS

17g-5 Information Provider	353
1986 Act	486
2015 Budget Act	493
2019 Loan	183
30/360 Basis	333
40 Gansevoort Ground Lease	208
40 Gansevoort Ground Lessor	208
40 Gansevoort Sublease	211
40 Gansevoort Subtenant	211
AB Loan Combination	168
AB Modified Loan	411
Accelerated Mezzanine Loan	438
Acceptable Insurance Default	376
Acme Restriction Agreement	196
Actual/360 Basis	215
Administrative Fee Rate	397
Advance Rate	382
Advances	381
Affirmative Asset Review Vote	451
Aggregate Available Funds	327
Aggregate Principal Distribution Amount	334
AGLIC	247
Allocated Cut-off Date Loan Amount	171
Ancillary Fees	391
Annual Debt Service	171
Anticipated Repayment Date	215
Applied Realized Loss Amount	320
Appraisal Reduction Amount	408
Appraisal Reduction Event	407
Appraised Value	171
Appraised-Out Class	412
Appraiser	410
Approved Exchange	18
Approximate Initial Credit Support	3
ARD	172
ARD Loan	215
Assessment of Compliance	413
Asset Representations Reviewer	312
Asset Representations Reviewer Asset Review Fee	397
Asset Representations Reviewer Ongoing Fee	397
Asset Representations Reviewer Ongoing Fee Rate	397
Asset Representations Reviewer Termination Event	456
Asset Representations Reviewer Upfront Fee	397
Asset Review	453
Asset Review Notice	452
Asset Review Quorum	452
Asset Review Report	454
Asset Review Report Summary	454
Asset Review Standard	453
Asset Review Trigger	450
Asset Review Vote Election	451
Assumed Final Distribution Date	341
Assumption Fees	392
Attestation Report	413
AUL	193
AULs	193
Available Funds	327
Balloon Balance	172
Balloon Mortgage Loans	215
Bankruptcy Code	162
Base Interest Fraction	340
BCBS	165
BEA	194
Borrower Delayed Reimbursements	391
Borrower Party	438
B-Piece Buyer	140
BSCMI	292
CAMB 2021-CX2 Securitization	239
CAMB 2021-CX2 TSA	239
Carnicelli	199
CBE	479
CBRECM	262
CDI 202.01	166
Certificate Administrator	301
Certificate Balance	318
Certificate Owner	348
Certificateholder	348
Certificateholder Quorum	421
Certificateholder Repurchase Request	457
Certificates	325, 326
Certifying Certificateholder	357
CGMRC	267
Citibank	301
Class	325
Class A-AB Scheduled Principal Balance	329
Class VRR Certificates	317, 326
Class X Certificates	325
Class X Strip Rate	333
Clearstream	355
Clearstream Participants	356
Closing Date	170, 325
CMBS	162
Code	484
Co-Lender Agreement	233
Collateral Deficiency Amount	411
Collection Account	385
Collection Period	329
Combined VRR Available Funds	319
Combined VRR Interest	4, 317, 318, 326
Combined VRR Interest Balance	319
Combined VRR Interest Owner	318
Combined VRR Interest Owners	318
COMM Conduit/Fusion	276

COMM FL	276
Communication Request	358
Companion Loan	168
Companion Loan Holder	369
Companion Loan Rating Agency	419
Companion Note	230
Compensating Interest Payment	342
Consent Fees	390
Consultation Election Notice	459
Consultation Requesting Certificateholder	459
Consultation Termination Event	438
Consulting Party	441
Control Eligible Certificates	438
Control Shift Note	233
Control Termination Event	438
Controlling Class	437
Controlling Class Certificateholder	437
Controlling Class Representative	437
Controlling Companion Loan	371
Controlling Note	231
Controlling Note Holder	231
Controlling Pari Passu Companion Loan	371
Controlling Pari Passu Companion Loan Securitization Date	371
Corrected Loan	377
Corresponding Principal Balance Certificates	3, 326
COVID-19	67
CPR	474
CREC	193
Credit Risk Retention	317
Credit Risk Retention Rules	317
CREFC®	345
CREFC® Intellectual Property Royalty License Fee	397
CREFC® Intellectual Property Royalty License Fee Rate	397
CREFC® Reports	345
CREFI	169, 267
CREFI Data File	268
CREFI Greenwich Office Park Note	169
CREFI Mortgage Loans	169
CREFI Securitization Database	268
CREFI VRR Interest Portion	317
Crossed Group	172
Cross-Over Date	332
CRR	163
Cumulative Appraisal Reduction Amount	411
Cure/Contest Period	454
Current Southlake Borrower	183
Custodian	301, 434
Cut-off Date	168
Cut-off Date Balance	168
Cut-off Date DSCR	174
Cut-off Date Loan-to-Value Ratio	173
Cut-off Date LTV Ratio	173
CVOCs	193
CX – 350 & 450 Water Street Co-Lender Agreement	239
CX – 350 & 450 Water Street Companion Loans	239
CX – 350 & 450 Water Street Directing Certificateholder	246
CX – 350 & 450 Water Street Mortgage Loan	239
CX – 350 & 450 Water Street Noteholders	239
CX – 350 & 450 Water Street Pari Passu Companion Loans	239
CX – 350 & 450 Water Street Servicer	239
CX – 350 & 450 Water Street Special Servicer	239
CX – 350 & 450 Water Street Standalone Companion Loans	239
CX – 350 & 450 Water Street Subordinate Companion Loans	239
CX – 350 & 450 Water Street Triggering Event of Default	240
CX – 350 & 450 Water Street Trustee	240
CX – 350 & 450 Water Street Whole Loan	239
CX Release Amount	222
DBNY	275, 317
DBRI	275, 317
DBRI VRR Interest Portion	317
DBRS Morningstar	303, 448
DCP	194
Debt Service Coverage Ratio	174
Debt Yield on Underwritten NCF	173
Debt Yield on Underwritten Net Cash Flow	173
Debt Yield on Underwritten Net Operating Income	174
Debt Yield on Underwritten NOI	174
Defaulted Mortgage Loan	394
Defeasance Deposit	220
Defeasance Loans	219
Defeasance Lock Out Period	219
Defeasance Option	219
Defective Mortgage Loan	367
Definitive Certificate	354
Delegated Directive	16
Delinquent Loan	451
Depositaries	355
Depositor	170, 299
Determination Date	327
Deutsche Bank	275
Diligence File	361
Directing Holder	436
Disclosable Special Servicer Fees	396
Dispute Resolution Consultation	460
Dispute Resolution Cut-off Date	459
Dispute Resolution Requesting Holder	459
Distribution Account	385
Distribution Date	327
Distributor	14
DMARC	276
Document Defect	361

Dodd-Frank Act	165
DOJ	275
DSCR	174
DTC	354
DTC Participants	355
DTC Rules	356
Due Date	215, 329
Due Diligence Questionnaire	269
Due Period	329
EDGAR	531
EEA	15
Eligible Asset Representations Reviewer	455
Eligible Operating Advisor	448
ELUR	195
Enforcing Party	459
Enforcing Servicer	458
Environmental Condition	521
ERISA	496
ESA	192, 279, 296
Escrow/Reserve Mitigating Circumstances	282, 298
EU	163
EU Due Diligence Requirements	163
EU Institutional Investor	163
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Retail Investor	15
EU Securitization Regulation	16, 163
Euroclear	355
Euroclear Operator	357
Euroclear Participants	357
EUWA	13, 163
Excess Interest	126, 215
Excess Interest Distribution Account	385
Excess Liquidation Proceeds Reserve Account	386
Excess Modification Fees	391
Excess Penalty Charges	391
Excess Prepayment Interest Shortfall	342
Exchange Act	266, 282
Excluded Controlling Class Holder	139, 351
Excluded Controlling Class Mortgage Loan	139, 438
Excluded Information	139, 352
Excluded Mortgage Loan	438
Excluded Mortgage Loan Special Servicer	422
Excluded RRCP Mortgage Loan	323
Excluded Special Servicer	135
Excluded Special Servicer Information	352
Excluded Special Servicer Mortgage Loan	422
Exemption Rating Agency	500
Fareri	199
FATCA	494
FDIC	156
FETL	18
FIEL	18
Final Asset Status Report	443
Final Dispute Resolution Election Notice	460
Financial Promotion Order	14
FIRREA	279, 295
First Magnus	197
Fitch	310, 418
Form 8-K	266
FPO Persons	14
FSCMA	18
FSMA	13, 163
Funds	307
Future Earnout Advance	227
Future Earnout Advance Lenders	227
Future Outside Servicing Agreement	371
GACC	169, 275
GACC CX – 350 & 450 Water Street Notes	169
GACC Data Tape	277
GACC Deal Team	277
GACC Greenwich Office Park Note	169
GACC Mortgage Loans	169, 276
Gateway Development	199
Goldman Originator	285
Grantor Trust	484
GRCC	194
GS Bank	283
GSMC	169, 283
GSMC Data Tape	284
GSMC Deal Team	283
GSMC Mortgage Loans	169, 283
Hard Lockbox	174
Home Depot Nanuet Ground Lease	206
HSTP Act	93
IDEM	196
Indirect Participants	355
Initial Pool Balance	168
Initial Rate	215
Initial Requesting Certificateholder	458
In-Place Cash Management	175
Institutional Investor	18
Interest Accrual Amount	334
Interest Accrual Period	334
Interest Distribution Amount	334
Interest Only Mortgage Loans	215
Interest Reserve Account	385
Interest Shortfall	334
Interested Person	432
Interest-Only Certificates	325
Investment Company Act	1
Investor Certification	347
IRS	485
Issuing Entity	168
Japanese Retention Requirement	19
JFSA	19
Joint-Seller Mortgage Loan	359
JPMC	291
JPMCB	169, 291
JPMCB CX – 350 & 450 Water Street Note	169
JPMCB Data Tape	293
JPMCB Deal Team	292
JPMCB Mortgage Loans	169, 292
JPMCB’s Qualification Criteria	294
JPMCC 2021-1MEM TSA	263

JPMCCMSC	292
JRR Rule	19
Junior Note Percentage Interest	252
Junior Note Principal Balance	252
Junior Note Relative Spread	252
KBRA	418
Kensington Project	199
LAHCI	184
LAHCID Agreement	184
Largest Tenant	175
Largest Tenant Lease Expiration	175
Lender Liability Act	521
Lennar	307
Liquidation Fee	393
Liquidation Fee Rate	394
Liquidation Proceeds	394
Loan Combination	168
Loan Combination Custodial Account	385
Loan Per Unit	175
Loss of Value Payment	365
Loss of Value Reserve Fund	386
Lower-Tier Regular Interests	484
Lower-Tier REMIC	484
Lower-Tier REMIC Distribution Account	385
LTV Ratio at Maturity/ARD	175
LUST	192
MADEP	193
MAI	408
Major Decision	434
Major Decision Reporting Package	436
MAS	17
Master Servicer	303
Master Servicer Remittance Date	380
Material Breach	364
Material Defect	364
Material Document Defect	361
Maturity Date/ARD Loan-to-Value Ratio	175
Maturity Date/ARD LTV Ratio	175
Midland	303
MIFID II	15
MOA	318
Modeling Assumptions	474
Modification Fees	391
Monthly Payment	329
Moody’s	448
Mortgage	168
Mortgage File	359
Mortgage Loan Purchase Agreement	359
Mortgage Loan Schedule	373
Mortgage Loan Sellers	169
Mortgage Loans	168
Mortgage Note	168
Mortgage Pool	168
Mortgage Rate	334
Mortgaged Property	168
Most Recent NOI	176
Net Cash Flow	177
Net Mortgage Pass-Through Rate	333
Net Mortgage Rate	334
NFIP	109
NI 33-105	19
NJDEP	194
Non-Controlling Note	231
Non-Controlling Note Holders	231
Non-Offered Certificates	325
Nonrecoverable Advance	382
Non-Reduced Certificates	348
Non-U.S. Tax Person	494
Non-Vertically Retained Available Funds	329
Non-Vertically Retained Certificates	326
Non-Vertically Retained Percentage	319
Non-Vertically Retained Principal Balance Certificates	326
Non-Vertically Retained Regular Certificates	326
Notional Amount	326
Novo Earnout Agreement	229
Novo Earnout Obligation	229
Novo Earnout Pledge Agreement	229
Novo Nordisk	198
Novo Seller	229
Novo Sole Member	229
NREPA	194
NRSRO	347, 504
NRSRO Certification	348
Occupancy	176
Occupancy Date	176
Offered Certificates	325
OID Regulations	487
OLA	157
One Memorial Drive Companion Loans	263
One Memorial Drive Directing Holder	265
One Memorial Drive Intercreditor Agreement	263
One Memorial Drive Loan Combination	263
One Memorial Drive Master Servicer	263
One Memorial Drive Pari Passu Companion Loans	263
One Memorial Drive Senior Loan Holders	263
One Memorial Drive Senior Loans	263
One Memorial Drive Special Servicer	263
One Memorial Drive Subordinate Companion Loan	263
One Memorial Drive Subordinate Companion Loan Holder	263
Operating Advisor	312
Operating Advisor Annual Report	445
Operating Advisor Consulting Fee	396
Operating Advisor Fee	396
Operating Advisor Fee Rate	396
Operating Advisor Standard	443
Operating Advisor Termination Event	447
Original Balance	176
Other Crossed Loans	367
Outside Certificate Administrator	371
Outside Controlling Class Representative	371

Outside Controlling Note Holder	370, 436
Outside Custodian	371
Outside Depositor	371
Outside Operating Advisor	371
Outside Securitization	371
Outside Serviced Companion Loan	370
Outside Serviced Loan Combination	370
Outside Serviced Mortgage Loan	371
Outside Serviced Pari Passu Companion Loan	370
Outside Serviced Pari Passu Loan Combination	370
Outside Serviced Pari Passu-AB Loan Combination	370
Outside Serviced Subordinate Companion Loan	370
Outside Servicer	371
Outside Servicer Fee Rate	403
Outside Servicing Agreement	371
Outside Special Servicer	371
Outside Trustee	371
P&I Advance	380
PACE	125
Pads	178
PAR	280, 296
Pari Passu Companion Loan	168
Pari Passu Indemnified Items	417
Pari Passu Indemnified Parties	417
Pari Passu Loan Combination	168
Pari Passu-AB Loan Combination	168
Participants	355
Party in Interest	496
Pass-Through Rate	333
Payment Accommodation	408
Payment Accommodation Fee Cap	392
PCO	212
PCR	274, 289
Penalty Charges	391
Pentalpha Surveillance	312
Percentage Allocation Entitlement	319
Percentage Interest	327
Permitted Investments	327
Permitted Pledge	229
Permitted Special Servicer/Affiliate Fees	396
PILOT	129, 214
Plan Asset Regulations	497
PML	290
PNC Bank	305
Pooling and Servicing Agreement	369
Pooling and Servicing Agreement Party Repurchase Request	458
Potential Expansion Premises	206
PRC	17
Preliminary Asset Review Report	453
Preliminary Dispute Resolution Election Notice	459
Prepayment Assumption	488
Prepayment Interest Excess	341
Prepayment Interest Shortfall	341
Prepayment Penalty Description	176
Prepayment Provision	176
Prime Rate	382
Principal Balance Certificates	4, 325
Principal Distribution Amount	335
Principal Shortfall	335
Privileged Information	444
Privileged Information Exception	444
Privileged Person	347
Professional Investors	17
Prohibited Prepayment	342
Promotion of Collective Investment Schemes Exemptions Order	14
Property Advances	381
Proposed Course of Action Notice	459
Prospectus	17
PSP	310
PTE	499
Qualified Investor	15
Qualified Mortgage	361
Qualified Substitute Mortgage Loan	366
Qualifying CRE Loan Percentage	318
RAM	193
Rated Final Distribution Date	341
Rating Agencies	527
Rating Agency	527
Rating Agency Confirmation	463
Rating Agency Declination	463
RCA	306
RCM	307
RCRA	522
Realized Loss	320, 343
REC	192
Record Date	327
Registration Statement	531
Regular Certificates	325
Regular Interestholder	487
Regular Interests	484
Regulation AB	414
Regulation RR	317
Related Group	176
Release Date	220
Relevant Persons	14
Remediation Regulations	195
REMIC	484
REMIC LTV Test	161
REMIC Regulations	484
REO Account	386
REO Companion Loan	336
REO Loan	336
REO Mortgage Loan	336
REO Property	325
Repurchase Price	364
Repurchase Request	458
Requesting Certificateholder	459
Requesting Holders	412
Requesting Investor	358

Requesting Party	462
Required Credit Risk Retention Percentage	318
Requirements	526
Residual Certificates	325
Resolution Failure	458
Resolved	459
Restricted Group	500
Restricted Party	444
Retaining Parties	318
Retaining Sponsor	317
Review Materials	452
Revised Rate	215
RIDEM	195
Risk Retention Consultation Parties	323
Rule 15Ga-1	298
Rule 17g-5	348, 427
S&P	418
Sales Measuring Period	205
Sara Lee ROFR Agreement	224
Scheduled Principal Distribution Amount	335
SEC	266, 282
Securities Act	414
Securitization Accounts	325
Securitization Regulations	164
SEL	290
Seller Credit Reserve	229
Senior Certificates	325
Senior Note Percentage Interest	252
Senior Note Principal Balance	252
Senior Note Relative Spread	252
Serviced AB Loan Combination	369
Serviced Companion Loan	369
Serviced Companion Loan Holder	369
Serviced Companion Loan Securities	135, 419
Serviced Loan Combination	369
Serviced Loans	369
Serviced Mortgage Loans	369
Serviced Outside Controlled Companion Loan	370
Serviced Outside Controlled Loan Combination	369
Serviced Outside Controlled Mortgage Loan	370
Serviced Pari Passu Companion Loan	369
Serviced Pari Passu Companion Loan Holder	369
Serviced Pari Passu Loan Combination	369
Serviced Subordinate Companion Loan	369
Serviced Subordinate Companion Loan Holder	369
Servicer Termination Events	417
Servicing Fee	389
Servicing Fee Rate	389
Servicing Function Participant	414
Servicing Shift Companion Loan	371
Servicing Shift Loan Combination	371
Servicing Shift Mortgage Loan	371
Servicing Standard	374
Servicing Transfer Event	375
SFA	17
SFO	17
Similar Law	502
Situs	310
Situs Holdings	310
SMMEA	504
Soft Lockbox	176
Soft Springing Lockbox	177
Southridge Expansion Parcel	224
Special Servicer Decision	378
Special Servicing Fee	392
Special Servicing Fee Rate	392
Specially Serviced Loan	375
Split Mortgage Loan	168
Sponsors	170, 267
Springing Cash Management	177
Springing Lockbox	177
SR Due Diligence Requirements	164
SR Institutional Investors	164
Startup Day	485
Stated Principal Balance	336
Stone Point	307, 310
Structured Product	17
Subordinate Certificates	325
Subordinate Companion Loan	168
Subordinate Documents	229
Subordinate Obligation Holder	229
Sub-Servicing Agreement	380
TCO	212
Tenant Insurance Conditions	210
Termination Purchase Amount	464
Terms and Conditions	357
Tests	453
The Eddy Additional Servicing Expenses	252
The Eddy Co-Lender Agreement	248
The Eddy Companion Noteholders	247
The Eddy Companion Notes	247
The Eddy Control Appraisal Period	255
The Eddy Controlling Noteholder	255
The Eddy Defaulted Senior Loan Purchase Price	261
The Eddy Future Earnout Advance	247
The Eddy Future Earnout Advance Noteholders	247
The Eddy Future Earnout Advance Notes	247
The Eddy Junior Noteholders	247
The Eddy Junior Notes	247
The Eddy Junior Operating Advisor	262
The Eddy Loan Combination	247
The Eddy Major Decision	256
The Eddy Noteholders	248
The Eddy Notes	247
The Eddy Pari Passu Companion Noteholders	247
The Eddy Pari Passu Companion Notes	247
The Eddy Senior Noteholders	247
The Eddy Senior Notes	247

The Eddy Sequential Pay Event	251
The Eddy Threshold Event Collateral	255
The Eddy Threshold Event Cure	255
Third Party Report	171
TIA	166
Title V	525
Trailing 12 NOI	176
Trident VI Funds	310
Trident VII Funds	310
TRIPRA	111
TRS	182
Trust REMICs	484
Trustee	301
Trustee/Certificate Administrator Fee	396
Trustee/Certificate Administrator Fee Rate	396
U.S. Tax Person	494
UK	13, 163
UK Due Diligence Requirements	163
UK Institutional Investor	164
UK MIFIR Product Governance Rules	14
UK PRIIPS Regulation	13
UK Prospectus Regulation	13
UK Qualified Investor	13
UK Retail Investor	13
UK Securitization Regulation	16, 163
Uncertificated VRR Interest	326
Uncertificated VRR Interest Balance	319
Uncertificated VRR Interest Owner	317
Underwriter Entities	133
Underwriter Exemption	499
Underwriting Agreement	529
Underwritten EGI	178
Underwritten Expenses	177
Underwritten NCF	177
Underwritten NCF DSCR	174
Underwritten Net Cash Flow	177
Underwritten Net Operating Income	177
Underwritten NOI	177
Underwritten Revenues	178
Units	178
Unscheduled Principal Distribution Amount	335
Unsolicited Information	452
Updated Appraisal	428
Upper-Tier REMIC	484
Upper-Tier REMIC Distribution Account	385
UST	192
UW NCF DSCR	174
VALIC	247
Vertical Risk Retention Allocation Percentage	321
Vertically Retained Percentage	319
Volcker Rule	165
Voting Rights	354
VRP	196
VRR Interest Distribution Amount	321
VRR Principal Distribution Amount	321
VRR Realized Loss Interest Distribution Amount	321
VRR REMIC Regular Interest	484
WAC Rate	333
Walmart Use Restrictions	196
Walmart Violation Notice	196
Weighted Average Mortgage Rate	178
Withheld Amounts	385
Workout Fee	392
Workout Fee Rate	393
Workout-Delayed Reimbursement Amount	384
WTNA	301
YM Group A	339
YM Group BC	339
YM Group DE	339
YM Groups	339

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ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	100.0%	DBRI, JPMCB, BANA, 3650 Cal Bridge Lending, LLC	GACC, JPMCB	Yes - Group 1	NAP
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	100.0%	DBRI, CREFI	GACC, CREFI	NAP	NAP
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	100.0%	DBRI	GACC	NAP	NAP
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	100.0%	JPMCB	JPMCB	NAP	NAP
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%		CREFI	CREFI	NAP	NAP
5.01	Property		1	5000 East Raines Road	1.9%	47.4%
5.02	Property		1	6125 Shelby Drive	0.7%	16.7%
5.03	Property		1	4219 Air Trans Road	0.5%	12.4%
5.04	Property		1	4502 Maass Road	0.4%	9.8%
5.05	Property		1	3615 Lamar Avenue	0.4%	9.0%
5.06	Property		1	3638-3684 Contract Road	0.2%	4.7%
6	Loan		2	Hall Office Portfolio	3.9%		CREFI	CREFI	NAP	NAP
6.01	Property		1	Building E1	2.0%	52.7%
6.02	Property		1	Freeport 9	1.8%	47.3%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	100.0%	GSBI	GSMC	NAP	NAP
8	Loan	8, 39	3	TLR Portfolio	3.2%		CREFI, LMF	CREFI	NAP	NAP
8.01	Property		1	Bahia Apartments	1.6%	49.9%
8.02	Property		1	Royal Breeze Apartments	1.0%	29.9%
8.03	Property		1	Lenox Place Apartments	0.6%	20.2%
9	Loan	40, 41	1	40 Gansevoort	3.0%	100.0%	JPMCB	JPMCB	NAP	NAP
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%		CREFI	CREFI	NAP	NAP
10.01	Property		1	50 Penn Place	1.3%	44.3%
10.02	Property		1	Beacon Ridge Tower	0.7%	24.8%
10.03	Property		1	100 Concourse	0.7%	23.5%
10.04	Property		1	800 Concourse	0.2%	7.4%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	100.0%	DBRI, American General Life Insurance Company, The Variable Annuity Life Insurance Company	GACC	NAP	NAP
12	Loan		6	JMT Chicago Multi Portfolio	2.8%		CREFI	CREFI	NAP	NAP
12.01	Property		1	Somerset I	1.2%	42.8%
12.02	Property		1	Oak Lawn	0.4%	14.9%
12.03	Property		1	Somerset II	0.4%	13.9%
12.04	Property		1	Kenmore	0.4%	13.2%
12.05	Property		1	Somerset III	0.2%	8.3%
12.06	Property		1	Washington	0.2%	6.9%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	100.0%	CREFI	CREFI	NAP	NAP
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%		JPMCB	JPMCB	Yes - Group 1	NAP
14.01	Property		1	Nyberg Rivers	1.4%	52.4%
14.02	Property		1	Nyberg Woods	1.3%	47.6%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%		DBRI	GACC	NAP	NAP
15.01	Property		1	2314 Sybrandt Road	1.3%	48.8%
15.02	Property		1	110 Sara Lee Road	1.2%	44.1%
15.03	Property		1	1528 South Hayford Road	0.1%	5.0%
15.04	Property		1	105 Ashland Avenue	0.1%	2.1%
16	Loan		1	The Colony Cooperative	2.3%	100.0%	CREFI	CREFI	NAP	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	100.0%	CREFI	CREFI	NAP	NAP
18	Loan	65	1	SolutionReach	2.0%	100.0%	JPMCB	JPMCB	NAP	NAP
19	Loan	8, 66	1	The Veranda	2.0%	100.0%	JPMCB	JPMCB	Yes - Group 1	NAP
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	66.0%	CREFI	CREFI	Yes - Group 2	Group A
20.01	Property		1	PGA Tour Superstore	0.6%	55.8%
20.02	Property		1	Denver West Office	0.5%	44.2%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	34.0%	CREFI	CREFI	Yes - Group 2	Group A
22	Loan	70	1	435 North Roxbury	1.6%	100.0%	DBRI	GACC	NAP	NAP
23	Loan	71	1	466 Broome Street	1.5%	100.0%	CREFI	CREFI	NAP	NAP
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	100.0%	DBRI	GACC	NAP	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%		CREFI	CREFI	NAP	NAP
25.01	Property		1	459 Park Ave S	0.3%	24.4%
25.02	Property		1	147 W 111th St	0.3%	22.1%
25.03	Property		1	210 W 35th St	0.3%	21.7%
25.04	Property		1	60 Pearl St	0.3%	20.4%
25.05	Property		1	442-444 W 50th St	0.2%	11.5%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	100.0%	CREFI	CREFI	NAP	NAP
27	Loan	82	1	Southlake Center	1.3%	100.0%	DBRI	GACC	NAP	NAP
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	100.0%	GSBI	GSMC	NAP	NAP
29	Loan		1	Westward Ho	1.2%	100.0%	DBRI	GACC	NAP	NAP
30	Loan	86, 87	1	Greystone Lofts	1.2%	100.0%	JPMCB	JPMCB	NAP	NAP
31	Loan	88	3	SLJ Portfolio	1.2%		CREFI	CREFI	NAP	NAP
31.01	Property		1	162-24 Jamaica Ave	0.8%	63.3%
31.02	Property		1	300 US Highway 202	0.3%	22.8%
31.03	Property		1	2706 Route 22	0.2%	13.9%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%		CREFI	CREFI	NAP	NAP
32.01	Property		1	Torrance	0.3%	25.6%
32.02	Property		1	West Jordan	0.2%	18.9%
32.03	Property		1	Bristol	0.2%	15.6%
32.04	Property		1	Chattanooga	0.2%	15.3%
32.05	Property		1	Wheaton	0.2%	13.3%
32.06	Property		1	Albertville	0.1%	11.4%
33	Loan	93, 94	1	223 Quaker Road	1.2%	100.0%	CREFI	CREFI	NAP	NAP
34	Loan	95, 96	1	Junction 4121	1.2%	100.0%	DBRI	GACC	Yes - Group 4	NAP
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	100.0%	JPMCB	JPMCB	NAP	NAP
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	100.0%	CREFI	CREFI	NAP	NAP
37	Loan	103	1	Lake Drive Plaza	0.9%	100.0%	GSBI	GSMC	Yes - Group 3	NAP
38	Loan		1	Franklin Square	0.9%	100.0%	DBRI	GACC	NAP	NAP
39	Loan		1	901 Corporate	0.9%	100.0%	CREFI	CREFI	NAP	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%	100.0%	JPMCB	JPMCB	NAP	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	100.0%	DBRI	GACC	NAP	NAP
42	Loan	110	1	FedEx Topeka	0.7%	100.0%	DBRI	GACC	NAP	NAP
43	Loan		1	Fondren Hill Apartments	0.7%	100.0%	CREFI	CREFI	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group
44	Loan	111	1	Brookside Industrial Park	0.5%	100.0%	GSBI	GSMC	NAP	NAP
45	Loan	112	1	Shoppes of Mason	0.5%	100.0%	GSBI	GSMC	Yes - Group 3	NAP
46	Loan		1	560 Village Boulevard	0.5%	100.0%	CREFI	CREFI	NAP	NAP
47	Loan	113, 114	1	7670 Woodway	0.5%	100.0%	GSBI	GSMC	NAP	NAP
48	Loan	115	2	Maize & Blue 2 Pack	0.5%		JPMCB	JPMCB	NAP	NAP
48.01	Property		1	1320 South University Avenue	0.4%	85.7%
48.02	Property		1	511 East Hoover Avenue	0.1%	14.3%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%		CREFI	CREFI	NAP	NAP
49.01	Property		1	678 Scotland	0.2%	50.0%
49.02	Property		1	259 Reynolds	0.2%	50.0%
50	Loan		7	CityLine Storage Express Portfolio	0.4%		CREFI	CREFI	NAP	NAP
50.01	Property		1	Storage Express - Waverly	0.1%	21.6%
50.02	Property		1	Storage Express - Chapel Hill	0.1%	15.5%
50.03	Property		1	Storage Express - Pulaski	0.1%	15.0%
50.04	Property		1	Storage Express - Hohenwald	0.1%	14.3%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	13.6%
50.06	Property		1	Storage Express - Shelbyville	0.1%	13.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	6.8%
51	Loan		1	145 Saw Mill Road	0.4%	100.0%	CREFI	CREFI	NAP	NAP
52	Loan		1	Springfield Plaza	0.4%	100.0%	CREFI	CREFI	NAP	NAP
53	Loan		1	Willow Tree Apartments	0.4%	100.0%	CREFI	CREFI	NAP	NAP
54	Loan		1	233 Jackson Street	0.3%	100.0%	CREFI	CREFI	NAP	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	100.0%	CREFI	CREFI	NAP	NAP
56	Loan	116	1	1048 Manzanita	0.2%	100.0%	DBRI	GACC	Yes - Group 4	NAP
57	Loan	117	1	CVS Newnan	0.1%	100.0%	CREFI	CREFI	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Address	City	County	State	Zip Code	General Property Type

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	350 and 450 Water Street	Cambridge	Middlesex	Massachusetts	02141	Mixed Use
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	1-6 and 9 Greenwich Office Park	Greenwich	Fairfield	Connecticut	06831	Office
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	800 Scudders Mill Road	Plainsboro	Middlesex	New Jersey	08536	Office
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	One Memorial Drive	Cambridge	Middlesex	Massachusetts	02142	Office
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	Various	Various	Various	Various	Various	Various
5.01	Property		1	5000 East Raines Road	1.9%	5000 East Raines Road	Memphis	Shelby	Tennessee	38118	Industrial
5.02	Property		1	6125 Shelby Drive	0.7%	6125 East Shelby Drive	Memphis	Shelby	Tennessee	38141	Industrial
5.03	Property		1	4219 Air Trans Road	0.5%	4219 Air Trans Road	Memphis	Shelby	Tennessee	38118	Industrial
5.04	Property		1	4502 Maass Road	0.4%	4502 Maass Road	Bellevue	Sarpy	Nebraska	68133	Office
5.05	Property		1	3615 Lamar Avenue	0.4%	3615 Lamar Avenue	Memphis	Shelby	Tennessee	38118	Industrial
5.06	Property		1	3638-3684 Contract Road	0.2%	3638-3684 Contract Drive	Memphis	Shelby	Tennessee	38118	Industrial
6	Loan		2	Hall Office Portfolio	3.9%	Various	Various	Various	Texas	Various	Office
6.01	Property		1	Building E1	2.0%	3010 Gaylord Parkway	Frisco	Collin	Texas	75034	Office
6.02	Property		1	Freeport 9	1.8%	4609 Regent Boulevard	Irving	Dallas	Texas	75063	Office
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	2905 East Skyline Drive	Tucson	Pima	Arizona	85718	Retail
8	Loan	8, 39	3	TLR Portfolio	3.2%	Various	Various	Various	Florida	Various	Multifamily
8.01	Property		1	Bahia Apartments	1.6%	2902 Sycamore Court	Tampa	Hillsborough	Florida	33613	Multifamily
8.02	Property		1	Royal Breeze Apartments	1.0%	21227 US Highway 19 North	Clearwater	Pinellas	Florida	33765	Multifamily
8.03	Property		1	Lenox Place Apartments	0.6%	11311 North 22nd Street	Tampa	Hillsborough	Florida	33612	Multifamily
9	Loan	40, 41	1	40 Gansevoort	3.0%	40 Gansevoort Street	New York	New York	New York	10014	Mixed Use
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	Various	Various	Various	Various	Various	Various
10.01	Property		1	50 Penn Place	1.3%	1900 Northwest Expressway	Oklahoma City	Oklahoma	Oklahoma	73118	Mixed Use
10.02	Property		1	Beacon Ridge Tower	0.7%	600 Beacon Parkway West	Birmingham	Jefferson	Alabama	35209	Office
10.03	Property		1	100 Concourse	0.7%	100 Concourse Parkway	Birmingham	Shelby	Alabama	35244	Office
10.04	Property		1	800 Concourse	0.2%	800 Concourse Parkway	Birmingham	Shelby	Alabama	35244	Office
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	555 First Street	Harrison	Hudson	New Jersey	07029	Multifamily
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	Various	Various	Cook	Illinois	Various	Multifamily
12.01	Property		1	Somerset I	1.2%	4127 West 127th Street	Alsip	Cook	Illinois	60803	Multifamily
12.02	Property		1	Oak Lawn	0.4%	10216 South Pulaski Road	Oak Lawn	Cook	Illinois	60453	Multifamily
12.03	Property		1	Somerset II	0.4%	3048 West 119th Street	Merrionette Park	Cook	Illinois	60803	Multifamily
12.04	Property		1	Kenmore	0.4%	6011 North Kenmore Avenue	Chicago	Cook	Illinois	60660	Multifamily
12.05	Property		1	Somerset III	0.2%	3170 West 115th Street	Merrionette Park	Cook	Illinois	60803	Multifamily
12.06	Property		1	Washington	0.2%	12 Washington Boulevard	Oak Park	Cook	Illinois	60302	Multifamily
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	1000 Daniele Drive, 105 Davis Drive and 180 Davis Drive	Town of Burrillville	Providence	Rhode Island	02839, 02859	Industrial
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	Various	Tualatin	Washington	Oregon	97062	Retail
14.01	Property		1	Nyberg Rivers	1.4%	7405-7981 Southwest Nyberg Street	Tualatin	Washington	Oregon	97062	Retail
14.02	Property		1	Nyberg Woods	1.3%	7061 Southwest Nyberg Street	Tualatin	Washington	Oregon	97062	Retail
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	Various	Various	Various	Various	Various	Industrial
15.01	Property		1	2314 Sybrandt Road	1.3%	2314 Sybrandt Road	Traverse City	Grand Traverse	Michigan	49684	Industrial
15.02	Property		1	110 Sara Lee Road	1.2%	110 Sara Lee Road	Tarboro	Edgecombe	North Carolina	27886	Industrial
15.03	Property		1	1528 South Hayford Road	0.1%	1528 South Hayford Road	Airway Heights	Spokane	Washington	99000	Industrial
15.04	Property		1	105 Ashland Avenue	0.1%	105 Ashland Avenue	Southbridge	Worcester	Massachusetts	01550	Industrial
16	Loan		1	The Colony Cooperative	2.3%	1530 Palisade Avenue	Fort Lee	Bergen	New Jersey	07024	Multifamily
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	137-07 Jewel Avenue	Kew Garden Hills	Queens	New York	11367	Multifamily
18	Loan	65	1	SolutionReach	2.0%	2600 North Ashton Boulevard	Lehi	Utah	Utah	84043	Office
19	Loan	8, 66	1	The Veranda	2.0%	2001 Diamond Boulevard	Concord	Contra Costa	California	94520	Retail
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	Various	Various	Various	Various	Various	Various
20.01	Property		1	PGA Tour Superstore	0.6%	450 Grossman Drive	Braintree	Norfolk	Massachusetts	02184	Retail
20.02	Property		1	Denver West Office	0.5%	1617 Cole Boulevard	Lakewood	Jefferson	Colorado	80401	Office
21	Loan	68, 69	1	Fresenius Industrial	0.6%	750 North Lallendorf Road	Oregon	Lucas	Ohio	43616	Industrial
22	Loan	70	1	435 North Roxbury	1.6%	435 North Roxbury Drive	Beverly Hills	Los Angeles	California	90210	Office
23	Loan	71	1	466 Broome Street	1.5%	466 Broome Street	New York	New York	New York	10013	Mixed Use
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	1388 Kifer Road	Sunnyvale	Santa Clara	California	94086	Office
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	Various	New York	New York	New York	Various	Various
25.01	Property		1	459 Park Ave S	0.3%	459 Park Avenue South	New York	New York	New York	10016	Mixed Use
25.02	Property		1	147 W 111th St	0.3%	147 West 111th Street	New York	New York	New York	10026	Multifamily
25.03	Property		1	210 W 35th St	0.3%	210 West 35th Street	New York	New York	New York	10001	Mixed Use
25.04	Property		1	60 Pearl St	0.3%	60 Pearl Street	New York	New York	New York	10004	Mixed Use
25.05	Property		1	442-444 W 50th St	0.2%	444 West 50th Street	New York	New York	New York	10019	Mixed Use
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	1801-1845 La Cienega Boulevard	Los Angeles	Los Angeles	California	90035	Retail
27	Loan	82	1	Southlake Center	1.3%	1000 Southlake Mall	Morrow	Clayton	Georgia	30260	Retail
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	114 & 130 East Black Horse Pike	Audubon	Camden	New Jersey	08106	Retail
29	Loan		1	Westward Ho	1.2%	12044 Royal Road	El Cajon	San Diego	California	92021	Manufactured Housing
30	Loan	86, 87	1	Greystone Lofts	1.2%	180 Waterman Avenue	North Providence	Providence	Rhode Island	02911	Multifamily
31	Loan	88	3	SLJ Portfolio	1.2%	Various	Various	Various	Various	Various	Various
31.01	Property		1	162-24 Jamaica Ave	0.8%	162-24 Jamaica Avenue	Jamaica	Queens	New York	11432	Mixed Use
31.02	Property		1	300 US Highway 202	0.3%	300 US Highway 202	Raritan	Somerset	New Jersey	08869	Retail
31.03	Property		1	2706 Route 22	0.2%	2706 US-22	Union	Union	New Jersey	07083	Retail
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	Various	Various	Various	Various	Various	Various
32.01	Property		1	Torrance	0.3%	21815 Hawthorne Boulevard	Torrance	Los Angeles	California	90503	Retail
32.02	Property		1	West Jordan	0.2%	4370 West New Bingham Highway	West Jordan	Salt Lake	Utah	84088	Industrial
32.03	Property		1	Bristol	0.2%	60 Wooster Court	Bristol	Hartford	Connecticut	06010	Industrial
32.04	Property		1	Chattanooga	0.2%	370 Labeling Way	Chattanooga	Hamilton	Tennessee	37419	Industrial
32.05	Property		1	Wheaton	0.2%	275 West Loop Road	Wheaton	DuPage	Illinois	60189	Other
32.06	Property		1	Albertville	0.1%	12200 52nd Street Northeast	Albertville	Wright	Minnesota	55301	Industrial
33	Loan	93, 94	1	223 Quaker Road	1.2%	223 Quaker Road	Haverstraw	Rockland	New York	10970	Industrial
34	Loan	95, 96	1	Junction 4121	1.2%	4121 Santa Monica Boulevard	Los Angeles	Los Angeles	California	90029	Multifamily
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	10151 Carver Road	Blue Ash	Hamilton	Ohio	45242	Office
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	87-10 Northern Boulevard	Jackson Heights	Queens	New York	11372	Mixed Use
37	Loan	103	1	Lake Drive Plaza	0.9%	915 Hardy Road	Vinton	Roanoke	Virginia	24179	Retail
38	Loan		1	Franklin Square	0.9%	3900 East Franklin Boulevard	Gastonia	Gaston	North Carolina	28056	Retail
39	Loan		1	901 Corporate	0.9%	901 Corporate Center Drive	Pomona	Los Angeles	California	91768	Office
40	Loan	104	1	Home Depot Nanuet	0.8%	43 Hutton Avenue	Nanuet	Rockland	New York	10954	Other
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	8900 South Congress Avenue	Austin	Travis	Texas	78745	Retail
42	Loan	110	1	FedEx Topeka	0.7%	5116 Southwest Wenger Street	Topeka	Shawnee	Kansas	66609	Industrial
43	Loan		1	Fondren Hill Apartments	0.7%	770 Lakeland Drive	Jackson	Hinds	Mississippi	39216	Multifamily

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Address	City	County	State	Zip Code	General Property Type
44	Loan	111	1	Brookside Industrial Park	0.5%	1761-1775 North Sherman Drive, 3875-3956 Culligan Avenue, 3902 East 16th Street, 1710 Jenkins Street and 1725-1740 Wales Avenue	Indianapolis	Marion	Indiana	46218	Industrial
45	Loan	112	1	Shoppes of Mason	0.5%	5283 Kings Mills Road	Mason	Warren	Ohio	45040	Retail
46	Loan		1	560 Village Boulevard	0.5%	560 Village Boulevard	West Palm Beach	Palm Beach	Florida	33409	Office
47	Loan	113, 114	1	7670 Woodway	0.5%	7670 Woodway Drive	Houston	Harris	Texas	77063	Office
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	Various	Ann Arbor	Washtenaw	Michigan	48104	Multifamily
48.01	Property		1	1320 South University Avenue	0.4%	1320 South University Avenue	Ann Arbor	Washtenaw	Michigan	48104	Multifamily
48.02	Property		1	511 East Hoover Avenue	0.1%	511 East Hoover Avenue	Ann Arbor	Washtenaw	Michigan	48104	Multifamily
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	Various	Orange	Essex	New Jersey	07050	Multifamily
49.01	Property		1	678 Scotland	0.2%	674-678 Scotland Road	Orange	Essex	New Jersey	07050	Multifamily
49.02	Property		1	259 Reynolds	0.2%	259 Reynolds Terrace	Orange	Essex	New Jersey	07050	Multifamily
50	Loan		7	CityLine Storage Express Portfolio	0.4%	Various	Various	Various	Tennessee	Various	Self Storage
50.01	Property		1	Storage Express - Waverly	0.1%	4381 US Route 70	Waverly	Humphreys	Tennessee	37185	Self Storage
50.02	Property		1	Storage Express - Chapel Hill	0.1%	5224 Nashville Highway	Chapel Hill	Marshall	Tennessee	37034	Self Storage
50.03	Property		1	Storage Express - Pulaski	0.1%	1210 Mill Street	Pulaski	Giles	Tennessee	38478	Self Storage
50.04	Property		1	Storage Express - Hohenwald	0.1%	123 Joe Avenue	Hohenwald	Lewis	Tennessee	38462	Self Storage
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	1151 North Main Street	Mount Pleasant	Maury	Tennessee	38474	Self Storage
50.06	Property		1	Storage Express - Shelbyville	0.1%	2210 North Main Street	Shelbyville	Bedford	Tennessee	37160	Self Storage
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	359 Mattox Town Road	Lawrenceburg	Lawrence	Tennessee	38464	Self Storage
51	Loan		1	145 Saw Mill Road	0.4%	145 Saw Mill River Road	Yonkers	Westchester	New York	10701	Industrial
52	Loan		1	Springfield Plaza	0.4%	2 Chester Road	Springfield	Windsor	Vermont	05156	Retail
53	Loan		1	Willow Tree Apartments	0.4%	22262-22266 Civic Center Drive	Southfield	Oakland	Michigan	48033	Multifamily
54	Loan		1	233 Jackson Street	0.3%	233 Jackson Street	Brooklyn	Kings	New York	11211	Multifamily
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	1355 Palm Bay Road Northeast	Melbourne	Brevard	Florida	32905	Office
56	Loan	116	1	1048 Manzanita	0.2%	1048 Manzanita Street	Los Angeles	Los Angeles	California	90029	Multifamily
57	Loan	117	1	CVS Newnan	0.1%	239 Temple Avenue	Newnan	Coweta	Georgia	30263	Retail

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	Office/Lab	2021	NAP	915,233	SF	889.39	148,140,816	148,140,816
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	Suburban	1970-1978	2014	343,249	SF	273.85	94,000,000	94,000,000
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	Suburban	1985, 1989, 1994	2013	731,104	SF	288.15	75,000,000	75,000,000
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	CBD	1985	2018	409,422	SF	731.03	63,150,000	63,150,000
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	Various	Various	Various	2,265,636	SF	25.82	58,500,000	58,500,000
5.01	Property		1	5000 East Raines Road	1.9%	Warehouse/Distribution	1968	2000	1,128,164	SF		27,750,000	27,750,000
5.02	Property		1	6125 Shelby Drive	0.7%	Warehouse/Distribution	1981	NAP	466,465	SF		9,775,000	9,775,000
5.03	Property		1	4219 Air Trans Road	0.5%	Warehouse/Distribution	1977	NAP	312,000	SF		7,250,000	7,250,000
5.04	Property		1	4502 Maass Road	0.4%	Suburban	2006	NAP	83,229	SF		5,725,000	5,725,000
5.05	Property		1	3615 Lamar Avenue	0.4%	Warehouse/Distribution	1971	NAP	157,408	SF		5,250,000	5,250,000
5.06	Property		1	3638-3684 Contract Road	0.2%	Warehouse/Distribution	1975	NAP	118,370	SF		2,750,000	2,750,000
6	Loan		2	Hall Office Portfolio	3.9%	Suburban	Various	NAP	298,212	SF	194.49	58,000,000	58,000,000
6.01	Property		1	Building E1	2.0%	Suburban	2007	NAP	144,582	SF		30,540,212	30,540,212
6.02	Property		1	Freeport 9	1.8%	Suburban	2014	NAP	153,630	SF		27,459,788	27,459,788
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	Anchored	2003	2020	245,955	SF	414.71	55,000,000	55,000,000
8	Loan	8, 39	3	TLR Portfolio	3.2%	Garden	Various	2021	688	Units	120,639.53	48,000,000	48,000,000
8.01	Property		1	Bahia Apartments	1.6%	Garden	1972	2021	320	Units		23,959,518	23,959,518
8.02	Property		1	Royal Breeze Apartments	1.0%	Garden	1973	2021	200	Units		14,353,735	14,353,735
8.03	Property		1	Lenox Place Apartments	0.6%	Garden	1970	2021	168	Units		9,686,747	9,686,747
9	Loan	40, 41	1	40 Gansevoort	3.0%	Office/Retail	2006	NAP	62,047	SF	734.93	45,600,000	45,600,000
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	Various	Various	Various	641,784	SF	67.78	43,500,000	43,500,000
10.01	Property		1	50 Penn Place	1.3%	Office/Retail	1974	2019	317,043	SF		19,250,000	19,250,000
10.02	Property		1	Beacon Ridge Tower	0.7%	Suburban	1983	NAP	153,287	SF		10,800,000	10,800,000
10.03	Property		1	100 Concourse	0.7%	Suburban	1989	NAP	125,597	SF		10,225,000	10,225,000
10.04	Property		1	800 Concourse	0.2%	Suburban	1990	NAP	45,857	SF		3,225,000	3,225,000
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	Mid Rise	2021	NAP	310	Units	138,709.68	43,000,000	43,000,000
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	Various	Various	Various	544	Units	78,125.00	42,500,000	42,500,000
12.01	Property		1	Somerset I	1.2%	Garden	1971	1990	240	Units		18,185,738	18,185,738
12.02	Property		1	Oak Lawn	0.4%	Garden	1960	NAP	81	Units		6,328,370	6,328,370
12.03	Property		1	Somerset II	0.4%	Garden	1972	NAP	72	Units		5,928,683	5,928,683
12.04	Property		1	Kenmore	0.4%	Mid Rise	1969	NAP	56	Units		5,595,611	5,595,611
12.05	Property		1	Somerset III	0.2%	Garden	1966	NAP	48	Units		3,530,564	3,530,564
12.06	Property		1	Washington	0.2%	Mid Rise	1928	NAP	47	Units		2,931,034	2,931,034
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	Flex	1976, 1997, 2005	1995, 2011, 2014, 2021	515,006	SF	122.33	40,000,000	40,000,000
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	Anchored	Various	NAP	512,047	SF	124.79	40,000,000	40,000,000
14.01	Property		1	Nyberg Rivers	1.4%	Anchored	2014	NAP	297,987	SF		20,957,746	20,957,746
14.02	Property		1	Nyberg Woods	1.3%	Anchored	2007	NAP	214,060	SF		19,042,254	19,042,254
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	Various	Various	Various	810,779	SF	77.89	40,000,000	40,000,000
15.01	Property		1	2314 Sybrandt Road	1.3%	Cold Storage	1963-1980	2018	325,122	SF		19,500,960	19,500,960
15.02	Property		1	110 Sara Lee Road	1.2%	Manufacturing	1989	1999	405,930	SF		17,658,349	17,658,349
15.03	Property		1	1528 South Hayford Road	0.1%	Cold Storage	2002	NAP	40,827	SF		1,984,645	1,984,645
15.04	Property		1	105 Ashland Avenue	0.1%	Manufacturing	1965, 1976, 1982, 1989	2011	38,900	SF		856,046	856,046
16	Loan		1	The Colony Cooperative	2.3%	Cooperative	1972	2012	484	Units	72,623.97	35,150,000	35,150,000
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	Cooperative	1950	NAP	746	Units	43,488.86	32,503,707	32,442,688
18	Loan	65	1	SolutionReach	2.0%	CBD	2016	NAP	145,646	SF	208.73	30,400,000	30,400,000
19	Loan	8, 66	1	The Veranda	2.0%	Anchored	2017-2018	NAP	365,062	SF	273.93	30,000,000	30,000,000
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	Various	Various	Various	113,755	SF	93.37	16,246,711	16,246,711
20.01	Property		1	PGA Tour Superstore	0.6%	Single Tenant	1997	2019	37,250	SF		9,072,795	9,072,795
20.02	Property		1	Denver West Office	0.5%	Suburban	1978	2017	76,505	SF		7,173,916	7,173,916
21	Loan	68, 69	1	Fresenius Industrial	0.6%	Warehouse	2004	NAP	150,000	SF	93.37	8,380,000	8,380,000
22	Loan	70	1	435 North Roxbury	1.6%	Medical	1958	2020	43,786	SF	529.85	23,200,000	23,200,000
23	Loan	71	1	466 Broome Street	1.5%	Office/Retail	1880	2013	31,800	SF	726.42	23,100,000	23,100,000
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	Suburban	1999	NAP	88,924	SF	236.16	21,000,000	21,000,000
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	Various	Various	NAP	44,480	SF	472.12	21,000,000	21,000,000
25.01	Property		1	459 Park Ave S	0.3%	Retail/Multifamily	1910	NAP	4,950	SF		5,119,101	5,119,101
25.02	Property		1	147 W 111th St	0.3%	Mid Rise	1900	NAP	13,000	SF		4,635,645	4,635,645
25.03	Property		1	210 W 35th St	0.3%	Office/Retail	1920	NAP	6,080	SF		4,551,102	4,551,102
25.04	Property		1	60 Pearl St	0.3%	Multifamily/Retail	1900	NAP	7,700	SF		4,288,139	4,288,139
25.05	Property		1	442-444 W 50th St	0.2%	Multifamily/Retail	1900	NAP	12,750	SF		2,406,012	2,406,012
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	Anchored	1970	2003	305,890	SF	294.22	20,000,000	20,000,000
27	Loan	82	1	Southlake Center	1.3%	Anchored	1976	1999	429,267	SF	46.53	19,975,000	19,975,000
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	Anchored	1961, 1979	2004-2005, 2008	468,417	SF	99.75	19,000,000	18,888,334
29	Loan		1	Westward Ho	1.2%	Manufactured Housing	1962	NAP	131	Pads	141,221.37	18,500,000	18,500,000
30	Loan	86, 87	1	Greystone Lofts	1.2%	Garden	1900	2006	150	Units	121,666.67	18,250,000	18,250,000
31	Loan	88	3	SLJ Portfolio	1.2%	Various	Various	NAP	75,635	SF	237.99	18,000,000	18,000,000
31.01	Property		1	162-24 Jamaica Ave	0.8%	Office/Retail	1930	NAP	41,629	SF		11,400,000	11,400,000
31.02	Property		1	300 US Highway 202	0.3%	Unanchored	1990	NAP	22,206	SF		4,100,000	4,100,000
31.03	Property		1	2706 Route 22	0.2%	Single Tenant	1986	NAP	11,800	SF		2,500,000	2,500,000
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	Various	Various	Various	229,246	SF	78.52	18,000,000	18,000,000
32.01	Property		1	Torrance	0.3%	Single Tenant	2012	NAP	10,609	SF		4,600,000	4,600,000
32.02	Property		1	West Jordan	0.2%	Flex	2016	NAP	18,166	SF		3,400,000	3,400,000
32.03	Property		1	Bristol	0.2%	Warehouse/Distribution	1969	2020	69,494	SF		2,800,000	2,800,000
32.04	Property		1	Chattanooga	0.2%	Manufacturing	1998	NAP	88,727	SF		2,750,000	2,750,000
32.05	Property		1	Wheaton	0.2%	Child Care Facility	1999	NAP	8,500	SF		2,400,000	2,400,000
32.06	Property		1	Albertville	0.1%	Warehouse/Distribution	2015	NAP	33,750	SF		2,050,000	2,050,000
33	Loan	93, 94	1	223 Quaker Road	1.2%	Warehouse/Distribution	1975, 1985	2021	136,259	SF	131.18	17,875,000	17,875,000
34	Loan	95, 96	1	Junction 4121	1.2%	Mid Rise	2020	NAP	41	Units	429,268.29	17,600,000	17,600,000
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	Suburban	2000	2021	135,413	SF	117.42	15,900,000	15,900,000
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	Office/Retail	2016	NAP	53,614	SF	281.64	15,100,000	15,100,000
37	Loan	103	1	Lake Drive Plaza	0.9%	Anchored	1976	1987	163,512	SF	81.13	13,265,000	13,265,000
38	Loan		1	Franklin Square	0.9%	Anchored	2006-2007	NAP	134,239	SF	98.70	13,250,000	13,250,000
39	Loan		1	901 Corporate	0.9%	Suburban	1989	2020	96,365	SF	132.31	12,750,000	12,750,000
40	Loan	104	1	Home Depot Nanuet	0.8%	Leased Fee	NAP	NAP	134,005	SF	89.55	12,000,000	12,000,000
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	Anchored	2020	NAP	47,047	SF	223.18	10,500,000	10,500,000
42	Loan	110	1	FedEx Topeka	0.7%	Warehouse/Distribution	2020	NAP	27,077	SF	363.04	9,830,000	9,830,000
43	Loan		1	Fondren Hill Apartments	0.7%	Garden	1973	2021	96	Units	101,944.45	9,800,000	9,786,667

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)
44	Loan	111	1	Brookside Industrial Park	0.5%	Flex	1938-2002	NAP	304,927	SF	26.89	8,200,000	8,200,000
45	Loan	112	1	Shoppes of Mason	0.5%	Anchored	1996	NAP	80,800	SF	96.53	7,800,000	7,800,000
46	Loan		1	560 Village Boulevard	0.5%	Suburban	1989	2020	62,995	SF	119.85	7,550,000	7,550,000
47	Loan	113, 114	1	7670 Woodway	0.5%	Suburban	1980	2007	70,689	SF	102.84	7,270,000	7,270,000
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	Student Housing	Various	NAP	54	Units	129,629.63	7,000,000	7,000,000
48.01	Property		1	1320 South University Avenue	0.4%	Student Housing	1965	NAP	36	Units		6,000,000	6,000,000
48.02	Property		1	511 East Hoover Avenue	0.1%	Student Housing	1964	NAP	18	Units		1,000,000	1,000,000
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	Garden	Various	2020	61	Units	114,754.10	7,000,000	7,000,000
49.01	Property		1	678 Scotland	0.2%	Garden	1926	2020	32	Units		3,502,752	3,502,752
49.02	Property		1	259 Reynolds	0.2%	Garden	1965	2020	29	Units		3,497,248	3,497,248
50	Loan		7	CityLine Storage Express Portfolio	0.4%	Self Storage	Various	NAP	91,785	SF	72.56	6,660,000	6,660,000
50.01	Property		1	Storage Express - Waverly	0.1%	Self Storage	1996	NAP	26,120	SF		1,438,310	1,438,310
50.02	Property		1	Storage Express - Chapel Hill	0.1%	Self Storage	1994	NAP	13,690	SF		1,031,831	1,031,831
50.03	Property		1	Storage Express - Pulaski	0.1%	Self Storage	1995	NAP	9,675	SF		1,000,563	1,000,563
50.04	Property		1	Storage Express - Hohenwald	0.1%	Self Storage	1995	NAP	12,075	SF		953,662	953,662
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	Self Storage	1995	NAP	13,025	SF		906,761	906,761
50.06	Property		1	Storage Express - Shelbyville	0.1%	Self Storage	1995	NAP	11,600	SF		875,493	875,493
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	Self Storage	1992	NAP	5,600	SF		453,380	453,380
51	Loan		1	145 Saw Mill Road	0.4%	Warehouse/Distribution	1945	NAP	99,335	SF	66.44	6,600,000	6,600,000
52	Loan		1	Springfield Plaza	0.4%	Anchored	1955, 1965, 1975	NAP	163,626	SF	39.66	6,500,000	6,489,948
53	Loan		1	Willow Tree Apartments	0.4%	Garden	1978	NAP	78	Units	73,076.92	5,700,000	5,700,000
54	Loan		1	233 Jackson Street	0.3%	Mid Rise	1910	2021	6	Units	666,666.67	4,000,000	4,000,000
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	Medical	2017	NAP	10,392	SF	346.42	3,600,000	3,600,000
56	Loan	116	1	1048 Manzanita	0.2%	Low Rise	2020	NAP	9	Units	266,666.67	2,400,000	2,400,000
57	Loan	117	1	CVS Newnan	0.1%	Single Tenant	1998	NAP	10,125	SF	158.02	1,600,000	1,600,000

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type
								1		2		2
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	148,140,816	2.79200%	0.01473%	2.77727%	NAP	349,461.44	NAP	4,193,537.28	Interest Only - ARD
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	94,000,000	3.25700%	0.00998%	3.24702%	NAP	258,675.16	NAP	3,104,101.92	Interest Only
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	75,000,000	2.83800%	0.00998%	2.82802%	NAP	179,838.54	NAP	2,158,062.48	Interest Only - ARD
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	63,150,000	2.69250%	0.01873%	2.67377%	NAP	143,660.77	NAP	1,723,929.24	Interest Only
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	58,500,000	3.24000%	0.00998%	3.23002%	NAP	160,143.75	NAP	1,921,725.00	Interest Only
5.01	Property		1	5000 East Raines Road	1.9%	27,750,000
5.02	Property		1	6125 Shelby Drive	0.7%	9,775,000
5.03	Property		1	4219 Air Trans Road	0.5%	7,250,000
5.04	Property		1	4502 Maass Road	0.4%	5,725,000
5.05	Property		1	3615 Lamar Avenue	0.4%	5,250,000
5.06	Property		1	3638-3684 Contract Road	0.2%	2,750,000
6	Loan		2	Hall Office Portfolio	3.9%	45,734,301	3.80000%	0.00998%	3.79002%	270,255.26	NAP	3,243,063.12	NAP	Amortizing Balloon
6.01	Property		1	Building E1	2.0%	24,081,642
6.02	Property		1	Freeport 9	1.8%	21,652,658
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	55,000,000	3.36100%	0.00998%	3.35102%	NAP	156,185.36	NAP	1,874,224.32	Interest Only
8	Loan	8, 39	3	TLR Portfolio	3.2%	48,000,000	3.97000%	0.00998%	3.96002%	NAP	161,005.56	NAP	1,932,066.72	Interest Only
8.01	Property		1	Bahia Apartments	1.6%	23,959,518
8.02	Property		1	Royal Breeze Apartments	1.0%	14,353,735
8.03	Property		1	Lenox Place Apartments	0.6%	9,686,747
9	Loan	40, 41	1	40 Gansevoort	3.0%	45,600,000	3.99000%	0.00998%	3.98002%	NAP	153,725.83	NAP	1,844,709.96	Interest Only
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	39,918,371	3.24000%	0.00998%	3.23002%	189,076.09	119,081.25	2,268,913.08	1,428,975.00	Interest Only, Amortizing Balloon
10.01	Property		1	50 Penn Place	1.3%	17,665,026
10.02	Property		1	Beacon Ridge Tower	0.7%	9,910,768
10.03	Property		1	100 Concourse	0.7%	9,383,111
10.04	Property		1	800 Concourse	0.2%	2,959,465
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	38,244,097	2.45500%	0.00998%	2.44502%	163,095.50	89,192.65	1,957,146.00	1,070,311.80	Interest Only, Amortizing Balloon
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	42,500,000	3.78000%	0.00998%	3.77002%	NAP	135,734.38	NAP	1,628,812.56	Interest Only
12.01	Property		1	Somerset I	1.2%	18,185,738
12.02	Property		1	Oak Lawn	0.4%	6,328,370
12.03	Property		1	Somerset II	0.4%	5,928,683
12.04	Property		1	Kenmore	0.4%	5,595,611
12.05	Property		1	Somerset III	0.2%	3,530,564
12.06	Property		1	Washington	0.2%	2,931,034
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	40,000,000	3.71000%	0.00998%	3.70002%	NAP	125,384.26	NAP	1,504,611.12	Interest Only
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	40,000,000	3.64100%	0.01998%	3.62102%	NAP	123,052.31	NAP	1,476,627.72	Interest Only
14.01	Property		1	Nyberg Rivers	1.4%	20,957,746
14.02	Property		1	Nyberg Woods	1.3%	19,042,254
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	40,000,000	3.85500%	0.00998%	3.84502%	NAP	130,284.72	NAP	1,563,416.64	Interest Only
15.01	Property		1	2314 Sybrandt Road	1.3%	19,500,960
15.02	Property		1	110 Sara Lee Road	1.2%	17,658,349
15.03	Property		1	1528 South Hayford Road	0.1%	1,984,645
15.04	Property		1	105 Ashland Avenue	0.1%	856,046
16	Loan		1	The Colony Cooperative	2.3%	29,602,979	2.62000%	0.00998%	2.61002%	118,257.00	NAP	1,419,084.00	NAP	Amortizing Balloon
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	24,323,229	2.47000%	0.00998%	2.46002%	127,922.53	NAP	1,535,070.36	NAP	Amortizing Balloon
18	Loan	65	1	SolutionReach	2.0%	30,400,000	4.37500%	0.00998%	4.36502%	NAP	112,372.69	NAP	1,348,472.28	Interest Only
19	Loan	8, 66	1	The Veranda	2.0%	30,000,000	2.99000%	0.01998%	2.97002%	NAP	75,788.19	NAP	909,458.28	Interest Only
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	16,246,711	3.94000%	0.00998%	3.93002%	NAP	54,084.25	NAP	649,011.00	Interest Only
20.01	Property		1	PGA Tour Superstore	0.6%	9,072,795
20.02	Property		1	Denver West Office	0.5%	7,173,916
21	Loan	68, 69	1	Fresenius Industrial	0.6%	8,380,000	3.97000%	0.00998%	3.96002%	NAP	28,108.89	NAP	337,306.68	Interest Only
22	Loan	70	1	435 North Roxbury	1.6%	23,200,000	2.90100%	0.00998%	2.89102%	NAP	56,864.97	NAP	682,379.64	Interest Only
23	Loan	71	1	466 Broome Street	1.5%	23,100,000	3.91000%	0.00998%	3.90002%	NAP	76,312.88	NAP	915,754.56	Interest Only
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	21,000,000	2.94800%	0.00998%	2.93802%	NAP	52,306.53	NAP	627,678.36	Interest Only
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	21,000,000	3.67000%	0.00998%	3.66002%	NAP	65,117.01	NAP	781,404.12	Interest Only
25.01	Property		1	459 Park Ave S	0.3%	5,119,101
25.02	Property		1	147 W 111th St	0.3%	4,635,645
25.03	Property		1	210 W 35th St	0.3%	4,551,102
25.04	Property		1	60 Pearl St	0.3%	4,288,139
25.05	Property		1	442-444 W 50th St	0.2%	2,406,012
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	20,000,000	3.49000%	0.00998%	3.48002%	NAP	58,974.54	NAP	707,694.48	Interest Only
27	Loan	82	1	Southlake Center	1.3%	19,975,000	5.88700%	0.00998%	5.87702%	NAP	99,355.05	NAP	1,192,260.60	Interest Only
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	14,938,003	3.72000%	0.00998%	3.71002%	87,668.84	NAP	1,052,026.08	NAP	Amortizing Balloon
29	Loan		1	Westward Ho	1.2%	18,500,000	3.84000%	0.00998%	3.83002%	NAP	60,022.22	NAP	720,266.64	Interest Only
30	Loan	86, 87	1	Greystone Lofts	1.2%	18,250,000	3.96800%	0.03998%	3.92802%	NAP	61,184.81	NAP	734,217.72	Interest Only
31	Loan	88	3	SLJ Portfolio	1.2%	18,000,000	3.32000%	0.00998%	3.31002%	NAP	50,491.67	NAP	605,900.04	Interest Only
31.01	Property		1	162-24 Jamaica Ave	0.8%	11,400,000
31.02	Property		1	300 US Highway 202	0.3%	4,100,000
31.03	Property		1	2706 Route 22	0.2%	2,500,000
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	18,000,000	3.91000%	0.00998%	3.90002%	NAP	59,464.58	NAP	713,574.96	Interest Only
32.01	Property		1	Torrance	0.3%	4,600,000
32.02	Property		1	West Jordan	0.2%	3,400,000
32.03	Property		1	Bristol	0.2%	2,800,000
32.04	Property		1	Chattanooga	0.2%	2,750,000
32.05	Property		1	Wheaton	0.2%	2,400,000
32.06	Property		1	Albertville	0.1%	2,050,000
33	Loan	93, 94	1	223 Quaker Road	1.2%	17,875,000	3.48000%	0.02998%	3.45002%	NAP	52,557.47	NAP	630,689.64	Interest Only
34	Loan	95, 96	1	Junction 4121	1.2%	17,600,000	3.76000%	0.00998%	3.75002%	NAP	55,912.59	NAP	670,951.08	Interest Only
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	15,900,000	3.87100%	0.00998%	3.86102%	NAP	52,003.12	NAP	624,037.44	Interest Only
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	15,100,000	3.98000%	0.00998%	3.97002%	NAP	50,777.25	NAP	609,327.00	Interest Only
37	Loan	103	1	Lake Drive Plaza	0.9%	13,265,000	3.18000%	0.00998%	3.17002%	NAP	35,640.48	NAP	427,685.76	Interest Only
38	Loan		1	Franklin Square	0.9%	11,405,985	3.80800%	0.00998%	3.79802%	61,799.71	42,630.65	741,596.52	511,567.80	Interest Only, Amortizing Balloon
39	Loan		1	901 Corporate	0.9%	12,750,000	3.10000%	0.00998%	3.09002%	NAP	33,394.97	NAP	400,739.64	Interest Only
40	Loan	104	1	Home Depot Nanuet	0.8%	12,000,000	3.99300%	0.00998%	3.98302%	NAP	40,484.58	NAP	485,814.96	Interest Only
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	8,291,369	3.83900%	0.00998%	3.82902%	49,158.93	NAP	589,907.16	NAP	Amortizing Balloon
42	Loan	110	1	FedEx Topeka	0.7%	9,830,000	3.89000%	0.04998%	3.84002%	NAP	32,308.16	NAP	387,697.92	Interest Only
43	Loan		1	Fondren Hill Apartments	0.7%	8,542,339	4.32000%	0.00998%	4.31002%	48,612.56	NAP	583,350.72	NAP	Amortizing Balloon

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type
44	Loan	111	1	Brookside Industrial Park	0.5%	8,200,000	3.30900%	0.00998%	3.29902%	NAP	22,925.55	NAP	275,106.60	Interest Only
45	Loan	112	1	Shoppes of Mason	0.5%	7,800,000	3.85800%	0.00998%	3.84802%	NAP	25,425.29	NAP	305,103.48	Interest Only
46	Loan		1	560 Village Boulevard	0.5%	7,550,000	3.35000%	0.00998%	3.34002%	NAP	21,369.82	NAP	256,437.84	Interest Only
47	Loan	113, 114	1	7670 Woodway	0.5%	5,933,061	3.89600%	0.04998%	3.84602%	34,273.62	23,931.09	411,283.44	287,173.08	Interest Only, Amortizing Balloon
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	7,000,000	3.65000%	0.00998%	3.64002%	NAP	21,587.38	NAP	259,048.56	Interest Only
48.01	Property		1	1320 South University Avenue	0.4%	6,000,000
48.02	Property		1	511 East Hoover Avenue	0.1%	1,000,000
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	7,000,000	3.71000%	0.00998%	3.70002%	NAP	21,942.25	NAP	263,307.00	Interest Only
49.01	Property		1	678 Scotland	0.2%	3,502,752
49.02	Property		1	259 Reynolds	0.2%	3,497,248
50	Loan		7	CityLine Storage Express Portfolio	0.4%	6,660,000	3.51000%	0.00998%	3.50002%	NAP	19,751.06	NAP	237,012.72	Interest Only
50.01	Property		1	Storage Express - Waverly	0.1%	1,438,310
50.02	Property		1	Storage Express - Chapel Hill	0.1%	1,031,831
50.03	Property		1	Storage Express - Pulaski	0.1%	1,000,563
50.04	Property		1	Storage Express - Hohenwald	0.1%	953,662
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	906,761
50.06	Property		1	Storage Express - Shelbyville	0.1%	875,493
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	453,380
51	Loan		1	145 Saw Mill Road	0.4%	5,648,883	3.58000%	0.00998%	3.57002%	29,932.47	19,963.47	359,189.64	239,561.64	Interest Only, Amortizing Balloon
52	Loan		1	Springfield Plaza	0.4%	5,087,204	3.60000%	0.00998%	3.59002%	29,551.95	NAP	354,623.40	NAP	Amortizing Balloon
53	Loan		1	Willow Tree Apartments	0.4%	5,700,000	3.73000%	0.05998%	3.67002%	NAP	17,963.58	NAP	215,562.96	Interest Only
54	Loan		1	233 Jackson Street	0.3%	4,000,000	3.64000%	0.00998%	3.63002%	NAP	12,301.85	NAP	147,622.20	Interest Only
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	3,600,000	3.98000%	0.00998%	3.97002%	NAP	12,105.83	NAP	145,269.96	Interest Only
56	Loan	116	1	1048 Manzanita	0.2%	2,400,000	4.10000%	0.00998%	4.09002%	NAP	8,313.89	NAP	99,766.68	Interest Only
57	Loan	117	1	CVS Newnan	0.1%	1,600,000	4.43000%	0.00998%	4.42002%	NAP	5,988.70	NAP	71,864.40	Interest Only

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	Yes	Actual/360	120	119	120	119	0	0	10/14/2021
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	No	Actual/360	120	120	120	120	0	0	11/17/2021
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	Yes	Actual/360	60	59	60	59	0	0	11/5/2021
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	No	Actual/360	120	118	120	118	0	0	9/15/2021
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	No	Actual/360	120	120	120	120	0	0	11/18/2021
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	No	Actual/360	0	0	120	120	360	360	11/17/2021
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	No	Actual/360	120	118	120	118	0	0	9/17/2021
8	Loan	8, 39	3	TLR Portfolio	3.2%	No	Actual/360	120	120	120	120	0	0	11/9/2021
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	No	Actual/360	120	120	120	120	0	0	11/17/2021
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	No	Actual/360	12	11	60	59	360	360	11/5/2021
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	No	Actual/360	60	60	120	120	360	360	11/23/2021
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	No	Actual/360	120	120	120	120	0	0	11/17/2021
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	No	Actual/360	120	120	120	120	0	0	11/17/2021
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	No	Actual/360	120	120	120	120	0	0	11/19/2021
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	No	Actual/360	120	120	120	120	0	0	11/17/2021
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	No	Actual/360	0	0	120	120	480	480	11/17/2021
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	No	Actual/360	0	0	120	119	360	359	11/5/2021
18	Loan	65	1	SolutionReach	2.0%	No	Actual/360	60	59	60	59	0	0	10/8/2021
19	Loan	8, 66	1	The Veranda	2.0%	No	Actual/360	120	118	120	118	0	0	10/1/2021
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	No	Actual/360	120	119	120	119	0	0	10/15/2021
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	No	Actual/360	120	119	120	119	0	0	10/12/2021
22	Loan	70	1	435 North Roxbury	1.6%	No	Actual/360	120	119	120	119	0	0	10/22/2021
23	Loan	71	1	466 Broome Street	1.5%	No	Actual/360	120	119	120	119	0	0	11/1/2021
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	No	Actual/360	120	120	120	120	0	0	11/17/2021
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	No	Actual/360	120	120	120	120	0	0	11/17/2021
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	No	Actual/360	120	118	120	118	0	0	9/28/2021
27	Loan	82	1	Southlake Center	1.3%	No	Actual/360	120	119	120	119	0	0	10/21/2021
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	No	Actual/360	0	0	120	116	360	356	8/6/2021
29	Loan		1	Westward Ho	1.2%	No	Actual/360	120	120	120	120	0	0	11/19/2021
30	Loan	86, 87	1	Greystone Lofts	1.2%	No	Actual/360	120	120	120	120	0	0	11/17/2021
31	Loan	88	3	SLJ Portfolio	1.2%	No	Actual/360	120	120	120	120	0	0	11/18/2021
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	No	Actual/360	120	119	120	119	0	0	11/1/2021
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	No	Actual/360	120	120	120	120	0	0	11/8/2021
34	Loan	95, 96	1	Junction 4121	1.2%	No	Actual/360	120	119	120	119	0	0	10/29/2021
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	No	Actual/360	84	83	84	83	0	0	10/18/2021
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	No	Actual/360	120	120	120	120	0	0	11/12/2021
37	Loan	103	1	Lake Drive Plaza	0.9%	No	Actual/360	116	116	116	116	0	0	11/9/2021
38	Loan		1	Franklin Square	0.9%	No	Actual/360	36	36	120	120	360	360	11/8/2021
39	Loan		1	901 Corporate	0.9%	No	Actual/360	120	119	120	119	0	0	10/27/2021
40	Loan	104	1	Home Depot Nanuet	0.8%	No	Actual/360	120	120	120	120	0	0	11/19/2021
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	No	Actual/360	0	0	120	120	360	360	11/19/2021
42	Loan	110	1	FedEx Topeka	0.7%	No	Actual/360	120	119	120	119	0	0	10/27/2021
43	Loan		1	Fondren Hill Apartments	0.7%	No	Actual/360	0	0	84	83	360	359	10/29/2021

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date
44	Loan	111	1	Brookside Industrial Park	0.5%	No	Actual/360	120	120	120	120	0	0	11/9/2021
45	Loan	112	1	Shoppes of Mason	0.5%	No	Actual/360	120	119	120	119	0	0	10/27/2021
46	Loan		1	560 Village Boulevard	0.5%	No	Actual/360	120	119	120	119	0	0	10/21/2021
47	Loan	113, 114	1	7670 Woodway	0.5%	No	Actual/360	12	12	120	120	360	360	11/12/2021
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	No	Actual/360	120	120	120	120	0	0	11/16/2021
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	No	Actual/360	120	119	120	119	0	0	10/29/2021
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	No	Actual/360	120	120	120	120	0	0	11/12/2021
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	No	Actual/360	36	36	120	120	360	360	11/9/2021
52	Loan		1	Springfield Plaza	0.4%	No	Actual/360	0	0	120	119	360	359	10/27/2021
53	Loan		1	Willow Tree Apartments	0.4%	No	Actual/360	120	120	120	120	0	0	11/17/2021
54	Loan		1	233 Jackson Street	0.3%	No	Actual/360	120	120	120	120	0	0	11/17/2021
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	No	Actual/360	120	119	120	119	0	0	10/22/2021
56	Loan	116	1	1048 Manzanita	0.2%	No	Actual/360	120	119	120	119	0	0	10/29/2021
57	Loan	117	1	CVS Newnan	0.1%	No	Actual/360	120	119	120	119	0	0	10/26/2021

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	1	6	12/6/2021	NAP	11/6/2031	11/6/2036	0	0
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	1	6	12/6/2021	NAP	11/6/2026	4/6/2031	0	0
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	2	5	11/5/2021	NAP	10/5/2031	NAP	0	0
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	0	6	1/6/2022	1/6/2022	12/6/2031	NAP	0	0
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	2	6	11/6/2021	NAP	10/6/2031	NAP	0	0
8	Loan	8, 39	3	TLR Portfolio	3.2%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	0	1	1/1/2022	NAP	12/1/2031	NAP	0	0
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	1	6	12/6/2021	12/6/2022	11/6/2026	NAP	0	0
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	0	1	1/1/2022	1/1/2027	12/1/2031	NAP	0	0
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	0	5	1/5/2022	NAP	12/5/2031	NAP	0	0
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	0	6	1/6/2022	1/6/2022	12/6/2031	NAP	0	0
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	1	6	12/6/2021	12/6/2021	11/6/2031	NAP	0	0
18	Loan	65	1	SolutionReach	2.0%	1	1	12/1/2021	NAP	11/1/2026	NAP	0	0
19	Loan	8, 66	1	The Veranda	2.0%	2	5	11/5/2021	NAP	10/5/2031	NAP	0	0
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
22	Loan	70	1	435 North Roxbury	1.6%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
23	Loan	71	1	466 Broome Street	1.5%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	2	6	11/6/2021	NAP	10/6/2031	NAP	0	0
27	Loan	82	1	Southlake Center	1.3%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	4	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0
29	Loan		1	Westward Ho	1.2%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
30	Loan	86, 87	1	Greystone Lofts	1.2%	0	1	1/1/2022	NAP	12/1/2031	NAP	0	0
31	Loan	88	3	SLJ Portfolio	1.2%	0	6	1/6/2022	NAP	12/6/2031	NAP	5	0
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
34	Loan	95, 96	1	Junction 4121	1.2%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	1	1	12/1/2021	NAP	11/1/2028	NAP	0	0
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
37	Loan	103	1	Lake Drive Plaza	0.9%	0	6	1/6/2022	NAP	8/6/2031	NAP	0	0
38	Loan		1	Franklin Square	0.9%	0	6	1/6/2022	1/6/2025	12/6/2031	NAP	0	0
39	Loan		1	901 Corporate	0.9%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
40	Loan	104	1	Home Depot Nanuet	0.8%	0	1	1/1/2022	NAP	12/1/2031	NAP	0	0
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	0	6	1/6/2022	1/6/2022	12/6/2031	NAP	0	0
42	Loan	110	1	FedEx Topeka	0.7%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
43	Loan		1	Fondren Hill Apartments	0.7%	1	6	12/6/2021	12/6/2021	11/6/2028	NAP	0	0

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)
44	Loan	111	1	Brookside Industrial Park	0.5%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
45	Loan	112	1	Shoppes of Mason	0.5%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
46	Loan		1	560 Village Boulevard	0.5%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
47	Loan	113, 114	1	7670 Woodway	0.5%	0	6	1/6/2022	1/6/2023	12/6/2031	NAP	0	0
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	0	1	1/1/2022	NAP	12/1/2031	NAP	0	0
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	0	6	1/6/2022	1/6/2025	12/6/2031	NAP	0	0
52	Loan		1	Springfield Plaza	0.4%	1	6	12/6/2021	12/6/2021	11/6/2031	NAP	0	0
53	Loan		1	Willow Tree Apartments	0.4%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
54	Loan		1	233 Jackson Street	0.3%	0	6	1/6/2022	NAP	12/6/2031	NAP	0	0
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
56	Loan	116	1	1048 Manzanita	0.2%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0
57	Loan	117	1	CVS Newnan	0.1%	1	6	12/6/2021	NAP	11/6/2031	NAP	0	0

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)
						3
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	L(24),YM1(1),DorYM1(88),O(7)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	L(24),D(92),O(4)	14,000,542	4,981,607	9,018,934	8/30/2021	T-12	13,352,236	5,018,602	8,333,634
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	L(25),D(30),O(5)	31,298,297	13,037,472	18,260,825	12/31/2020	T-12	30,760,774	13,393,492	17,367,282
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	L(25),YM1(1),DorYM1(88),O(6)	38,682,848	8,088,398	30,594,450	12/31/2020	T-12	37,500,457	8,064,155	29,436,302
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	L(24),D(92),O(4)	7,928,846	2,253,922	5,674,924	8/31/2021	T-12	6,987,764	2,182,485	4,805,280
5.01	Property		1	5000 East Raines Road	1.9%		4,071,037	1,033,340	3,037,697	8/31/2021	T-12	3,398,566	1,041,929	2,356,638
5.02	Property		1	6125 Shelby Drive	0.7%		1,298,039	336,884	961,156	8/31/2021	T-12	1,330,428	280,355	1,050,073
5.03	Property		1	4219 Air Trans Road	0.5%		973,600	281,382	692,218	8/31/2021	T-12	772,871	251,074	521,798
5.04	Property		1	4502 Maass Road	0.4%		753,497	400,065	353,432	8/31/2021	T-12	695,122	413,618	281,504
5.05	Property		1	3615 Lamar Avenue	0.4%		399,101	118,480	280,620	8/31/2021	T-12	382,343	114,062	268,281
5.06	Property		1	3638-3684 Contract Road	0.2%		433,573	83,772	349,801	8/31/2021	T-12	408,434	81,448	326,986
6	Loan		2	Hall Office Portfolio	3.9%	L(24),D(92),O(4)	6,821,105	2,905,393	3,915,712	6/30/2021	T-12	7,384,983	2,885,275	4,499,708
6.01	Property		1	Building E1	2.0%		2,779,874	1,450,029	1,329,845	6/30/2021	T-12	3,266,743	1,435,898	1,830,845
6.02	Property		1	Freeport 9	1.8%		4,041,231	1,455,363	2,585,868	6/30/2021	T-12	4,118,239	1,449,376	2,668,863
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	L(26),D(90),O(4)	11,458,478	2,967,871	8,490,607	7/31/2021	T-12	11,959,905	2,849,069	9,110,836
8	Loan	8, 39	3	TLR Portfolio	3.2%	L(24),D(93),O(3)	9,224,011	3,317,415	5,906,596	9/30/2021	T-12	8,723,530	3,285,759	5,437,771
8.01	Property		1	Bahia Apartments	1.6%		4,363,218	1,371,572	2,991,646	9/30/2021	T-12	4,129,623	1,361,335	2,768,288
8.02	Property		1	Royal Breeze Apartments	1.0%		2,993,075	1,228,463	1,764,612	9/30/2021	T-12	2,846,689	1,199,702	1,646,987
8.03	Property		1	Lenox Place Apartments	0.6%		1,867,718	717,379	1,150,339	9/30/2021	T-12	1,747,218	724,722	1,022,496
9	Loan	40, 41	1	40 Gansevoort	3.0%	L(24),D(90),O(6)	6,417,400	2,819,921	3,597,480	9/30/2021	T-12	6,777,492	3,244,761	3,532,731
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	L(25),D(31),O(4)	8,727,122	3,334,394	5,392,728	8/31/2021	T-12	8,357,948	3,332,056	5,025,892
10.01	Property		1	50 Penn Place	1.3%		3,736,460	1,532,559	2,203,901	8/31/2021	T-12	3,539,816	1,512,656	2,027,160
10.02	Property		1	Beacon Ridge Tower	0.7%		2,376,243	747,773	1,628,470	8/31/2021	T-12	2,361,260	761,527	1,599,733
10.03	Property		1	100 Concourse	0.7%		1,688,001	614,002	1,073,998	8/31/2021	T-12	1,479,742	614,132	865,610
10.04	Property		1	800 Concourse	0.2%		926,418	440,059	486,358	8/31/2021	T-12	977,130	443,741	533,389
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	L(35),YM1(82),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	L(24),D(93),O(3)	5,912,072	2,717,182	3,194,890	9/30/2021	T-12	5,775,632	2,559,275	3,216,357
12.01	Property		1	Somerset I	1.2%		2,724,847	1,237,237	1,487,610	9/30/2021	T-12	2,668,620	1,177,779	1,490,841
12.02	Property		1	Oak Lawn	0.4%		816,848	396,384	420,464	9/30/2021	T-12	819,876	361,079	458,797
12.03	Property		1	Somerset II	0.4%		827,711	357,803	469,908	9/30/2021	T-12	801,863	340,282	461,581
12.04	Property		1	Kenmore	0.4%		624,153	244,831	379,322	9/30/2021	T-12	608,082	244,266	363,816
12.05	Property		1	Somerset III	0.2%		486,019	215,879	270,140	9/30/2021	T-12	460,201	227,375	232,826
12.06	Property		1	Washington	0.2%		432,494	265,047	167,447	9/30/2021	T-12	416,990	208,495	208,495
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	L(24),D(93),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	L(24),DorYM1(92),O(4)	13,213,202	6,167,522	7,045,679	9/30/2021	T-12	13,433,892	6,111,127	7,322,765
14.01	Property		1	Nyberg Rivers	1.4%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.02	Property		1	Nyberg Woods	1.3%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	L(23),YM1(1),DorYM1(90),O(6)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.01	Property		1	2314 Sybrandt Road	1.3%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.02	Property		1	110 Sara Lee Road	1.2%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.03	Property		1	1528 South Hayford Road	0.1%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.04	Property		1	105 Ashland Avenue	0.1%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan		1	The Colony Cooperative	2.3%	L(24),YM1(91),O(5)	12,319,636	10,772,663	1,546,973	7/31/2021	T-12	12,322,875	10,176,347	2,146,528
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	L(25),YM1(91),O(4)	1,137,450	8,723,668	(7,586,218)	9/30/2021	T-12	1,242,110	8,265,798	(7,023,688)
18	Loan	65	1	SolutionReach	2.0%	YM1(49),O(11)	4,042,608	910,977	3,131,631	8/31/2021	T-12	4,030,012	919,726	3,110,286
19	Loan	8, 66	1	The Veranda	2.0%	L(24),YM1(2),DorYM1(90),O(4)	16,420,997	6,536,810	9,884,188	7/31/2021	T-12	14,437,383	6,383,539	8,053,843
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	L(25),D(92),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.01	Property		1	PGA Tour Superstore	0.6%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
20.02	Property		1	Denver West Office	0.5%		1,522,934	761,579	761,355	8/31/2021	T-12	1,545,030	772,034	772,996
21	Loan	68, 69	1	Fresenius Industrial	0.6%	L(25),D(92),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22	Loan	70	1	435 North Roxbury	1.6%	L(25),D(90),O(5)	3,114,017	926,542	2,187,475	6/30/2021	T-12	3,042,557	909,445	2,133,112
23	Loan	71	1	466 Broome Street	1.5%	L(25),D(92),O(3)	1,875,785	782,435	1,093,350	5/31/2021	T-12	1,673,055	923,013	750,042
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	L(24),D(93),O(3)	1,646,215	616,174	1,030,041	6/30/2021	T-12	1,823,216	645,614	1,177,602
25.01	Property		1	459 Park Ave S	0.3%		421,975	75,735	346,240	6/30/2021	T-12	448,378	81,874	366,504
25.02	Property		1	147 W 111th St	0.3%		236,518	73,505	163,012	6/30/2021	T-12	378,778	71,048	307,730
25.03	Property		1	210 W 35th St	0.3%		328,859	142,824	186,035	6/30/2021	T-12	273,605	162,858	110,747
25.04	Property		1	60 Pearl St	0.3%		331,150	133,846	197,305	6/30/2021	T-12	383,097	142,156	240,941
25.05	Property		1	442-444 W 50th St	0.2%		327,713	190,265	137,449	6/30/2021	T-12	339,358	187,678	151,680
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	L(26),D(90),O(4)	9,426,667	2,103,305	7,323,362	6/30/2021	T-12	9,733,855	2,115,805	7,618,050
27	Loan	82	1	Southlake Center	1.3%	L(25),YM1(91),O(4)	12,285,169	3,417,000	8,868,169	9/30/2021	T-12	10,922,228	3,491,408	7,430,820
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	L(28),D(85),O(7)	5,706,395	2,170,499	3,535,895	5/31/2021	T-12	5,850,796	2,144,600	3,706,195
29	Loan		1	Westward Ho	1.2%	L(24),D(93),O(3)	1,856,971	373,354	1,483,616	9/30/2021	T-12	1,774,951	368,914	1,406,037
30	Loan	86, 87	1	Greystone Lofts	1.2%	L(24),D(92),O(4)	2,523,628	965,880	1,557,748	8/31/2021	T-12	2,420,484	1,026,261	1,394,223
31	Loan	88	3	SLJ Portfolio	1.2%	L(24),D(93),O(3)	3,114,019	748,092	2,365,927	7/31/2021	T-12	2,642,739	763,695	1,879,043
31.01	Property		1	162-24 Jamaica Ave	0.8%		2,078,815	607,069	1,471,747	7/31/2021	T-12	1,605,807	565,961	1,039,846
31.02	Property		1	300 US Highway 202	0.3%		689,763	38,207	651,556	7/31/2021	T-12	686,940	108,643	578,297
31.03	Property		1	2706 Route 22	0.2%		345,441	102,816	242,624	7/31/2021	T-12	349,991	89,091	260,900
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	L(25),D(91),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32.01	Property		1	Torrance	0.3%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32.02	Property		1	West Jordan	0.2%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32.03	Property		1	Bristol	0.2%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32.04	Property		1	Chattanooga	0.2%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32.05	Property		1	Wheaton	0.2%		NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
32.06	Property		1	Albertville	0.1%		216,909	7,833	209,076	12/31/2020	T-12	213,704	7,731	205,972
33	Loan	93, 94	1	223 Quaker Road	1.2%	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
34	Loan	95, 96	1	Junction 4121	1.2%	L(25),D(88),O(7)	1,724,356	706,085	1,018,270	9/30/2021	T-12	367,302	470,939	(103,637)
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	L(25),D(56),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	L(24),D(93),O(3)	1,743,435	734,679	1,008,757	8/31/2021	T-12	1,596,475	708,359	888,116
37	Loan	103	1	Lake Drive Plaza	0.9%	L(24),D(88),O(4)	1,441,632	317,311	1,124,321	9/30/2021	T-12	1,573,851	337,080	1,236,770
38	Loan		1	Franklin Square	0.9%	L(24),D(92),O(4)	1,968,286	543,252	1,425,034	8/31/2021	T-12	2,054,889	566,500	1,488,390
39	Loan		1	901 Corporate	0.9%	L(25),D(90),O(5)	2,295,605	498,466	1,797,139	9/30/2021	T-12	2,317,230	546,043	1,771,187
40	Loan	104	1	Home Depot Nanuet	0.8%	L(24),D(93),O(3)	1,118,000	0	1,118,000	12/31/2020	T-12	1,118,000	0	1,118,000
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	L(24),D(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
42	Loan	110	1	FedEx Topeka	0.7%	L(24),YM1(92),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
43	Loan		1	Fondren Hill Apartments	0.7%	L(25),D(53),O(6)	1,172,014	392,400	779,614	9/30/2021	T-12	1,078,250	436,457	641,793

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)
44	Loan	111	1	Brookside Industrial Park	0.5%	L(24),D(92),O(4)	1,147,590	427,295	720,295	7/31/2021	T-12	1,056,571	463,147	593,424
45	Loan	112	1	Shoppes of Mason	0.5%	L(25),D(91),O(4)	1,018,379	405,182	613,197	12/31/2020	T-12	1,027,510	424,938	602,571
46	Loan		1	560 Village Boulevard	0.5%	L(25),D(91),O(4)	1,501,994	577,231	924,763	6/30/2021	T-12	1,558,786	556,260	1,002,526
47	Loan	113, 114	1	7670 Woodway	0.5%	L(24),D(92),O(4)	1,025,913	521,320	504,593	6/30/2021	T-12	977,375	435,117	542,259
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	L(24),D(1),DorYM1(91),O(4)	1,124,047	337,108	786,939	8/31/2021	T-12	1,097,645	325,018	772,627
48.01	Property		1	1320 South University Avenue	0.4%		849,135	239,340	609,795	8/31/2021	T-12	835,544	229,467	606,077
48.02	Property		1	511 East Hoover Avenue	0.1%		274,912	97,767	177,145	8/31/2021	T-12	262,101	95,551	166,550
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	L(25),D(88),O(7)	760,988	313,843	447,146	8/31/2021	T-12	713,100	324,917	388,183
49.01	Property		1	678 Scotland	0.2%		390,827	157,817	233,010	8/31/2021	T-12	374,264	163,259	211,005
49.02	Property		1	259 Reynolds	0.2%		370,162	156,026	214,136	8/31/2021	T-12	338,836	161,658	177,178
50	Loan		7	CityLine Storage Express Portfolio	0.4%	L(24),D(92),O(4)	900,769	282,677	618,092	9/30/2021	T-12	801,801	260,470	541,332
50.01	Property		1	Storage Express - Waverly	0.1%		200,135	62,717	137,418	9/30/2021	T-12	174,742	59,022	115,720
50.02	Property		1	Storage Express - Chapel Hill	0.1%		139,983	41,759	98,224	9/30/2021	T-12	116,680	38,675	78,005
50.03	Property		1	Storage Express - Pulaski	0.1%		128,223	36,205	92,018	9/30/2021	T-12	121,187	29,794	91,392
50.04	Property		1	Storage Express - Hohenwald	0.1%		128,803	37,126	91,677	9/30/2021	T-12	117,347	34,308	83,039
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%		126,622	43,781	82,840	9/30/2021	T-12	110,132	40,178	69,954
50.06	Property		1	Storage Express - Shelbyville	0.1%		114,906	41,913	72,993	9/30/2021	T-12	108,237	39,417	68,820
50.07	Property		1	Storage Express - Lawrenceburg	0.0%		62,097	19,175	42,922	9/30/2021	T-12	53,477	19,076	34,401
51	Loan		1	145 Saw Mill Road	0.4%	L(24),D(91),O(5)	971,330	461,921	509,409	9/30/2021	T-12	850,754	464,523	386,231
52	Loan		1	Springfield Plaza	0.4%	L(25),D(90),O(5)	1,448,895	478,582	970,313	7/31/2021	T-7 Ann	1,055,217	533,730	521,487
53	Loan		1	Willow Tree Apartments	0.4%	L(24),D(93),O(3)	1,048,305	487,271	561,034	9/30/2021	T-12	1,024,972	465,903	559,069
54	Loan		1	233 Jackson Street	0.3%	L(24),D(93),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	L(25),D(92),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
56	Loan	116	1	1048 Manzanita	0.2%	L(25),D(88),O(7)	280,841	126,736	154,105	9/30/2021	T-12	NAV	NAV	NAV
57	Loan	117	1	CVS Newnan	0.1%	L(25),D(92),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	98.5%	92,929,288
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	12/31/2020	T-12	13,346,892	5,353,168	7,993,724	12/31/2019	T-12	82.7%	14,906,114
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	12/31/2019	T-12	29,488,325	12,812,629	16,675,696	12/31/2018	T-12	78.0%	32,650,130
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	12/31/2019	T-12	NAV	NAV	NAV	NAV	NAV	96.0%	39,738,327
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	12/31/2020	T-12	6,293,845	1,971,808	4,322,038	12/31/2019	T-12	94.4%	9,299,001
5.01	Property		1	5000 East Raines Road	1.9%	12/31/2020	T-12	2,508,353	864,222	1,644,131	12/31/2019	T-12	100.0%	4,530,459
5.02	Property		1	6125 Shelby Drive	0.7%	12/31/2020	T-12	1,609,174	255,461	1,353,713	12/31/2019	T-12	100.0%	1,366,347
5.03	Property		1	4219 Air Trans Road	0.5%	12/31/2020	T-12	706,255	208,620	497,635	12/31/2019	T-12	93.1%	1,130,540
5.04	Property		1	4502 Maass Road	0.4%	12/31/2020	T-12	780,842	440,791	340,050	12/31/2019	T-12	73.2%	1,294,061
5.05	Property		1	3615 Lamar Avenue	0.4%	12/31/2020	T-12	286,247	120,353	165,894	12/31/2019	T-12	100.0%	616,330
5.06	Property		1	3638-3684 Contract Road	0.2%	12/31/2020	T-12	402,975	82,360	320,614	12/31/2019	T-12	100.0%	361,264
6	Loan		2	Hall Office Portfolio	3.9%	12/31/2020	T-12	7,444,974	2,924,623	4,520,351	12/31/2019	T-12	92.5%	8,190,936
6.01	Property		1	Building E1	2.0%	12/31/2020	T-12	4,054,188	1,434,082	2,620,107	12/31/2019	T-12	89.4%	4,243,850
6.02	Property		1	Freeport 9	1.8%	12/31/2020	T-12	3,390,785	1,490,542	1,900,244	12/31/2019	T-12	96.1%	3,947,087
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	12/31/2020	T-12	13,226,187	2,900,549	10,325,638	12/31/2019	T-12	89.3%	13,006,834
8	Loan	8, 39	3	TLR Portfolio	3.2%	12/31/2020	T-12	8,228,080	3,297,964	4,930,116	12/31/2019	T-12	94.2%	9,477,000
8.01	Property		1	Bahia Apartments	1.6%	12/31/2020	T-12	3,872,242	1,440,875	2,431,367	12/31/2019	T-12	94.3%	4,475,871
8.02	Property		1	Royal Breeze Apartments	1.0%	12/31/2020	T-12	2,684,478	1,125,731	1,558,748	12/31/2019	T-12	95.1%	3,050,019
8.03	Property		1	Lenox Place Apartments	0.6%	12/31/2020	T-12	1,671,360	731,359	940,001	12/31/2019	T-12	92.6%	1,951,110
9	Loan	40, 41	1	40 Gansevoort	3.0%	12/31/2020	T-12	5,496,488	2,362,599	3,133,889	12/31/2019	T-12	95.0%	6,710,947
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	12/31/2020	T-12	8,468,259	3,439,906	5,028,352	12/31/2019	T-12	80.0%	8,952,960
10.01	Property		1	50 Penn Place	1.3%	12/31/2020	T-12	3,450,308	1,577,847	1,872,460	12/31/2019	T-12	84.6%	4,163,210
10.02	Property		1	Beacon Ridge Tower	0.7%	12/31/2020	T-12	2,353,797	798,247	1,555,551	12/31/2019	T-12	68.4%	1,953,055
10.03	Property		1	100 Concourse	0.7%	12/31/2020	T-12	1,579,455	620,316	959,140	12/31/2019	T-12	76.2%	1,851,992
10.04	Property		1	800 Concourse	0.2%	12/31/2020	T-12	1,084,699	443,497	641,202	12/31/2019	T-12	100.0%	984,703
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	9,542,595
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	12/31/2020	T-12	5,594,812	2,535,301	3,059,511	12/31/2019	T-12	94.6%	6,228,554
12.01	Property		1	Somerset I	1.2%	12/31/2020	T-12	2,617,479	1,140,206	1,477,273	12/31/2019	T-12	97.9%	2,925,127
12.02	Property		1	Oak Lawn	0.4%	12/31/2020	T-12	755,741	350,839	404,902	12/31/2019	T-12	89.8%	838,003
12.03	Property		1	Somerset II	0.4%	12/31/2020	T-12	797,763	362,261	435,502	12/31/2019	T-12	94.4%	854,254
12.04	Property		1	Kenmore	0.4%	12/31/2020	T-12	648,135	253,743	394,392	12/31/2019	T-12	88.0%	634,549
12.05	Property		1	Somerset III	0.2%	12/31/2020	T-12	391,206	226,697	164,509	12/31/2019	T-12	94.0%	505,468
12.06	Property		1	Washington	0.2%	12/31/2020	T-12	384,488	201,555	182,933	12/31/2019	T-12	93.8%	471,154
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	5,984,560
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	12/31/2020	T-12	13,043,100	5,739,758	7,303,342	12/31/2019	T-12	95.0%	14,219,467
14.01	Property		1	Nyberg Rivers	1.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
14.02	Property		1	Nyberg Woods	1.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	5,786,692
15.01	Property		1	2314 Sybrandt Road	1.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.02	Property		1	110 Sara Lee Road	1.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.03	Property		1	1528 South Hayford Road	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
15.04	Property		1	105 Ashland Avenue	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
16	Loan		1	The Colony Cooperative	2.3%	12/31/2020	T-12	12,209,068	10,194,785	2,014,283	12/31/2019	T-12	95.0%	21,140,468
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	12/31/2020	T-12	1,237,480	7,773,005	(6,535,525)	12/31/2019	T-12	97.0%	17,513,046
18	Loan	65	1	SolutionReach	2.0%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	95.0%	3,922,633
19	Loan	8, 66	1	The Veranda	2.0%	12/31/2020	T-12	12,456,631	6,146,158	6,310,473	12/31/2019	T-12	95.0%	17,114,163
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	2,739,303
20.01	Property		1	PGA Tour Superstore	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,130,143
20.02	Property		1	Denver West Office	0.5%	12/31/2020	T-12	1,481,825	888,483	593,342	12/31/2019	T-12	95.0%	1,609,160
21	Loan	68, 69	1	Fresenius Industrial	0.6%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.6%	1,500,278
22	Loan	70	1	435 North Roxbury	1.6%	12/31/2020	T-12	2,900,094	821,484	2,078,610	12/31/2019	T-12	92.5%	3,590,678
23	Loan	71	1	466 Broome Street	1.5%	12/31/2020	T-12	3,392,081	924,765	2,467,316	12/31/2019	T-12	92.0%	2,651,955
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	94.0%	4,309,605
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	12/31/2020	T-12	2,456,425	604,567	1,851,858	12/31/2019	T-12	94.1%	2,411,865
25.01	Property		1	459 Park Ave S	0.3%	12/31/2020	T-12	535,100	74,146	460,954	12/31/2019	T-12	96.8%	510,205
25.02	Property		1	147 W 111th St	0.3%	12/31/2020	T-12	464,346	65,301	399,045	12/31/2019	T-12	90.1%	447,540
25.03	Property		1	210 W 35th St	0.3%	12/31/2020	T-12	540,104	144,412	395,692	12/31/2019	T-12	95.0%	547,227
25.04	Property		1	60 Pearl St	0.3%	12/31/2020	T-12	502,747	139,872	362,875	12/31/2019	T-12	96.7%	518,105
25.05	Property		1	442-444 W 50th St	0.2%	12/31/2020	T-12	414,128	180,836	233,292	12/31/2019	T-12	91.0%	388,789
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	12/31/2020	T-12	8,035,372	2,181,126	5,854,246	12/31/2019	T-12	93.2%	10,276,791
27	Loan	82	1	Southlake Center	1.3%	12/31/2020	T-12	11,636,273	3,851,305	7,784,968	12/31/2019	T-12	85.0%	11,267,054
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	12/31/2020	T-12	6,597,967	2,205,621	4,392,346	12/31/2019	T-12	85.8%	6,119,441
29	Loan		1	Westward Ho	1.2%	12/31/2020	T-12	1,688,610	348,157	1,340,452	12/31/2019	T-12	95.0%	1,959,898
30	Loan	86, 87	1	Greystone Lofts	1.2%	12/31/2020	T-12	2,387,735	1,154,857	1,232,878	12/31/2019	T-12	95.0%	2,566,837
31	Loan	88	3	SLJ Portfolio	1.2%	12/31/2020	T-12	2,857,759	769,103	2,088,656	12/31/2019	T-12	89.4%	2,976,335
31.01	Property		1	162-24 Jamaica Ave	0.8%	12/31/2020	T-12	1,775,845	562,162	1,213,683	12/31/2019	T-12	83.9%	1,842,049
31.02	Property		1	300 US Highway 202	0.3%	12/31/2020	T-12	807,021	108,101	698,919	12/31/2019	T-12	100.0%	734,500
31.03	Property		1	2706 Route 22	0.2%	12/31/2020	T-12	274,893	98,840	176,053	12/31/2019	T-12	100.0%	399,785
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	2,317,140
32.01	Property		1	Torrance	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	420,197
32.02	Property		1	West Jordan	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	330,158
32.03	Property		1	Bristol	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	513,214
32.04	Property		1	Chattanooga	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	445,811
32.05	Property		1	Wheaton	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	276,232
32.06	Property		1	Albertville	0.1%	12/31/2019	T-12	NAV	NAV	NAV	NAV	NAV	95.0%	331,529
33	Loan	93, 94	1	223 Quaker Road	1.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.2%	2,192,474
34	Loan	95, 96	1	Junction 4121	1.2%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	95.0%	2,220,200
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	2,902,996
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	12/31/2020	T-12	1,926,325	815,211	1,111,114	12/31/2019	T-12	95.1%	2,310,989
37	Loan	103	1	Lake Drive Plaza	0.9%	12/31/2020	T-12	1,505,260	293,501	1,211,759	12/31/2019	T-12	92.7%	1,623,544
38	Loan		1	Franklin Square	0.9%	12/31/2020	T-12	2,426,090	593,194	1,832,896	12/31/2019	T-12	82.5%	1,969,450
39	Loan		1	901 Corporate	0.9%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	95.0%	2,344,873
40	Loan	104	1	Home Depot Nanuet	0.8%	12/31/2019	T-12	1,118,000	0	1,118,000	12/31/2018	T-12	95.0%	1,112,026
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,508,360
42	Loan	110	1	FedEx Topeka	0.7%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	844,638
43	Loan		1	Fondren Hill Apartments	0.7%	12/31/2020	T-12	966,373	438,467	527,906	12/31/2019	T-6 Ann	93.6%	1,212,760

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)
44	Loan	111	1	Brookside Industrial Park	0.5%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	89.3%	1,354,089
45	Loan	112	1	Shoppes of Mason	0.5%	12/31/2019	T-12	1,024,010	396,585	627,425	12/31/2018	T-12	96.1%	1,179,532
46	Loan		1	560 Village Boulevard	0.5%	12/31/2020	T-12	1,502,204	525,860	976,344	12/31/2019	T-12	93.9%	1,513,712
47	Loan	113, 114	1	7670 Woodway	0.5%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	91.2%	1,390,696
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	12/31/2020	T-12	1,091,524	329,167	762,357	12/31/2019	T-12	95.0%	1,093,848
48.01	Property		1	1320 South University Avenue	0.4%	12/31/2020	T-12	829,821	243,953	585,868	12/31/2019	T-12	95.0%	825,354
48.02	Property		1	511 East Hoover Avenue	0.1%	12/31/2020	T-12	261,703	85,214	176,489	12/31/2019	T-12	95.0%	268,494
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	96.3%	876,737
49.01	Property		1	678 Scotland	0.2%	12/31/2020	T-12	363,219	210,825	152,394	12/31/2019	T-12	96.8%	441,288
49.02	Property		1	259 Reynolds	0.2%	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	95.7%	435,450
50	Loan		7	CityLine Storage Express Portfolio	0.4%	12/31/2020	T-12	803,873	259,507	544,367	12/31/2019	T-12	84.1%	900,769
50.01	Property		1	Storage Express - Waverly	0.1%	12/31/2020	T-12	176,713	57,834	118,879	12/31/2019	T-12	84.1%	200,135
50.02	Property		1	Storage Express - Chapel Hill	0.1%	12/31/2020	T-12	111,271	38,420	72,851	12/31/2019	T-12	88.0%	139,983
50.03	Property		1	Storage Express - Pulaski	0.1%	12/31/2020	T-12	115,027	29,282	85,744	12/31/2019	T-12	90.5%	128,223
50.04	Property		1	Storage Express - Hohenwald	0.1%	12/31/2020	T-12	109,460	34,607	74,854	12/31/2019	T-12	84.1%	128,803
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	12/31/2020	T-12	123,059	39,847	83,212	12/31/2019	T-12	80.7%	126,622
50.06	Property		1	Storage Express - Shelbyville	0.1%	12/31/2020	T-12	117,236	40,745	76,491	12/31/2019	T-12	78.2%	114,906
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	12/31/2020	T-12	51,108	18,772	32,336	12/31/2019	T-12	82.2%	62,097
51	Loan		1	145 Saw Mill Road	0.4%	12/31/2020	T-12	872,391	468,777	403,615	12/31/2019	T-12	95.0%	1,079,641
52	Loan		1	Springfield Plaza	0.4%	12/31/2020	T-12	1,107,852	428,408	679,444	6/30/2019	T-12	85.8%	1,284,848
53	Loan		1	Willow Tree Apartments	0.4%	12/31/2020	T-12	1,013,406	473,989	539,417	12/31/2019	T-12	95.0%	1,040,406
54	Loan		1	233 Jackson Street	0.3%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	338,580
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	397,768
56	Loan	116	1	1048 Manzanita	0.2%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	364,226
57	Loan	117	1	CVS Newnan	0.1%	NAV	NAV	NAV	NAV	NAV	NAV	NAV	97.0%	145,106

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
											4	4
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	12,225,756	80,703,532	137,285	0	80,566,247	3.50	3.50	9.9%	9.9%
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	5,106,790	9,799,323	-214,188	514,874	9,498,638	3.16	3.06	10.4%	10.1%
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	13,331,718	19,318,412	146,221	0	19,172,191	3.19	3.16	9.2%	9.1%
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	9,140,405	30,597,922	81,884	818,844	29,697,194	3.74	3.63	10.2%	9.9%
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	2,682,691	6,616,310	511,949	311,996	5,792,365	3.44	3.01	11.3%	9.9%
5.01	Property		1	5000 East Raines Road	1.9%	1,259,317	3,271,142	224,835	49,651	2,996,657
5.02	Property		1	6125 Shelby Drive	0.7%	427,543	938,804	100,478	16,122	822,204
5.03	Property		1	4219 Air Trans Road	0.5%	269,701	860,839	97,448	15,583	747,809
5.04	Property		1	4502 Maass Road	0.4%	499,116	794,944	15,496	221,368	558,080
5.05	Property		1	3615 Lamar Avenue	0.4%	128,366	487,965	43,292	4,789	439,884
5.06	Property		1	3638-3684 Contract Road	0.2%	98,649	262,615	30,400	4,484	227,731
6	Loan		2	Hall Office Portfolio	3.9%	2,865,252	5,325,684	59,642	298,190	4,967,852	1.64	1.53	9.2%	8.6%
6.01	Property		1	Building E1	2.0%	1,425,486	2,818,364	28,916	144,482	2,644,965
6.02	Property		1	Freeport 9	1.8%	1,439,766	2,507,320	30,726	153,707	2,322,887
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	3,560,488	9,446,346	49,191	0	9,397,155	2.72	2.70	9.3%	9.2%
8	Loan	8, 39	3	TLR Portfolio	3.2%	3,353,170	6,123,830	172,000	0	5,951,830	1.83	1.78	7.4%	7.2%
8.01	Property		1	Bahia Apartments	1.6%	1,392,998	3,082,873	80,000	0	3,002,873
8.02	Property		1	Royal Breeze Apartments	1.0%	1,231,594	1,818,425	50,000	0	1,768,425
8.03	Property		1	Lenox Place Apartments	0.6%	728,578	1,222,532	42,000	0	1,180,532
9	Loan	40, 41	1	40 Gansevoort	3.0%	3,103,369	3,607,578	11,945	62,047	3,533,587	1.96	1.92	7.9%	7.7%
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	3,372,474	5,580,486	160,446	537,379	4,882,661	2.46	2.15	12.8%	11.2%
10.01	Property		1	50 Penn Place	1.3%	1,553,433	2,609,777	79,261	274,567	2,255,950
10.02	Property		1	Beacon Ridge Tower	0.7%	740,619	1,212,436	38,322	104,232	1,069,882
10.03	Property		1	100 Concourse	0.7%	625,428	1,226,564	31,399	105,271	1,089,894
10.04	Property		1	800 Concourse	0.2%	452,994	531,709	11,464	53,309	466,936
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	3,331,279	6,211,316	77,500	0	6,133,816	3.17	3.13	14.4%	14.3%
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	2,724,182	3,504,373	145,152	0	3,359,220	2.15	2.06	8.2%	7.9%
12.01	Property		1	Somerset I	1.2%	1,226,941	1,698,186	57,002	0	1,641,183
12.02	Property		1	Oak Lawn	0.4%	387,965	450,038	26,212	0	423,827
12.03	Property		1	Somerset II	0.4%	371,326	482,928	23,202	0	459,726
12.04	Property		1	Kenmore	0.4%	256,700	377,850	11,884	0	365,966
12.05	Property		1	Somerset III	0.2%	229,846	275,622	15,617	0	260,005
12.06	Property		1	Washington	0.2%	251,404	219,750	11,236	0	208,514
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	179,537	5,805,023	52,324	191,226	5,561,473	2.45	2.35	9.2%	8.8%
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	6,214,615	8,004,852	76,807	512,047	7,415,998	3.39	3.14	12.5%	11.6%
14.01	Property		1	Nyberg Rivers	1.4%	NAV	NAV	NAV	NAV	NAV
14.02	Property		1	Nyberg Woods	1.3%	NAV	NAV	NAV	NAV	NAV
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	173,601	5,613,092	121,617	405,390	5,086,085	2.27	2.06	8.9%	8.1%
15.01	Property		1	2314 Sybrandt Road	1.3%	NAV	NAV	NAV	NAV	NAV
15.02	Property		1	110 Sara Lee Road	1.2%	NAV	NAV	NAV	NAV	NAV
15.03	Property		1	1528 South Hayford Road	0.1%	NAV	NAV	NAV	NAV	NAV
15.04	Property		1	105 Ashland Avenue	0.1%	NAV	NAV	NAV	NAV	NAV
16	Loan		1	The Colony Cooperative	2.3%	8,288,187	12,852,281	137,895	11,640	12,702,745	9.06	8.95	36.6%	36.1%
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	9,150,155	8,362,891	186,500	0	8,176,391	5.45	5.33	25.8%	25.2%
18	Loan	65	1	SolutionReach	2.0%	878,869	3,043,763	29,129	145,646	2,868,988	2.26	2.13	10.0%	9.4%
19	Loan	8, 66	1	The Veranda	2.0%	6,553,680	10,560,483	54,759	182,531	10,323,193	3.48	3.41	10.6%	10.3%
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	1,291,095	1,448,208	20,889	111,792	1,315,528	2.23	2.06	8.9%	8.3%
20.01	Property		1	PGA Tour Superstore	0.6%	364,624	765,519	5,588	25,289	734,642
20.02	Property		1	Denver West Office	0.5%	926,471	682,689	15,301	86,502	580,886
21	Loan	68, 69	1	Fresenius Industrial	0.6%	748,592	751,687	17,338	18,174	716,176	2.23	2.06	8.9%	8.3%
22	Loan	70	1	435 North Roxbury	1.6%	1,074,290	2,516,388	8,757	87,572	2,420,059	3.69	3.55	10.8%	10.4%
23	Loan	71	1	466 Broome Street	1.5%	852,572	1,799,383	27,348	85,605	1,686,430	1.96	1.84	7.8%	7.3%
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	1,445,277	2,864,328	28,456	246,515	2,589,358	4.56	4.13	13.6%	12.3%
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	698,191	1,713,674	15,443	37,817	1,660,413	2.19	2.12	8.2%	7.9%
25.01	Property		1	459 Park Ave S	0.3%	101,060	409,145	3,510	9,560	396,075
25.02	Property		1	147 W 111th St	0.3%	89,124	358,416	2,915	0	355,501
25.03	Property		1	210 W 35th St	0.3%	146,586	400,641	1,337	16,417	382,887
25.04	Property		1	60 Pearl St	0.3%	163,832	354,273	2,121	10,071	342,081
25.05	Property		1	442-444 W 50th St	0.2%	197,589	191,200	5,560	1,770	183,870
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	2,265,279	8,011,513	61,178	398,772	7,551,563	2.52	2.37	8.9%	8.4%
27	Loan	82	1	Southlake Center	1.3%	4,384,866	6,882,188	184,585	451,033	6,246,570	5.77	5.24	34.5%	31.3%
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	2,092,357	4,027,085	98,368	226,894	3,701,823	1.55	1.42	8.6%	7.9%
29	Loan		1	Westward Ho	1.2%	585,984	1,373,914	6,550	0	1,367,364	1.91	1.90	7.4%	7.4%
30	Loan	86, 87	1	Greystone Lofts	1.2%	1,016,421	1,550,415	37,500	0	1,512,915	2.11	2.06	8.5%	8.3%
31	Loan	88	3	SLJ Portfolio	1.2%	880,092	2,096,243	27,553	94,544	1,974,146	3.46	3.26	11.6%	11.0%
31.01	Property		1	162-24 Jamaica Ave	0.8%	631,251	1,210,798	18,198	52,036	1,140,564
31.02	Property		1	300 US Highway 202	0.3%	135,838	598,662	2,911	27,758	567,993
31.03	Property		1	2706 Route 22	0.2%	113,002	286,783	6,444	14,750	265,589
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	676,826	1,640,314	22,925	65,901	1,551,488	2.30	2.17	9.1%	8.6%
32.01	Property		1	Torrance	0.3%	115,555	304,642	1,061	12,917	290,663
32.02	Property		1	West Jordan	0.2%	51,340	278,818	1,817	8,000	269,001
32.03	Property		1	Bristol	0.2%	176,085	337,129	6,949	11,651	318,529
32.04	Property		1	Chattanooga	0.2%	157,274	288,536	8,873	9,970	269,694
32.05	Property		1	Wheaton	0.2%	51,335	224,897	850	8,968	215,080
32.06	Property		1	Albertville	0.1%	125,237	206,292	3,375	14,396	188,521
33	Loan	93, 94	1	223 Quaker Road	1.2%	573,439	1,619,036	13,626	76,287	1,529,123	2.57	2.42	9.1%	8.6%
34	Loan	95, 96	1	Junction 4121	1.2%	733,756	1,486,444	8,543	7,978	1,469,923	2.22	2.19	8.4%	8.4%
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	1,256,598	1,646,398	27,083	116,120	1,503,196	2.64	2.41	10.4%	9.5%
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	994,024	1,316,965	9,223	49,131	1,258,611	2.16	2.07	8.7%	8.3%
37	Loan	103	1	Lake Drive Plaza	0.9%	322,398	1,301,146	24,095	38,188	1,238,863	3.04	2.90	9.8%	9.3%
38	Loan		1	Franklin Square	0.9%	599,386	1,370,065	-43,152	93,967	1,319,250	1.85	1.78	10.3%	10.0%
39	Loan		1	901 Corporate	0.9%	538,842	1,806,031	19,273	111,655	1,675,103	4.51	4.18	14.2%	13.1%
40	Loan	104	1	Home Depot Nanuet	0.8%	0	1,112,026	0	46,902	1,065,124	2.29	2.19	9.3%	8.9%
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	552,869	955,491	7,057	58,809	889,625	1.62	1.51	9.1%	8.5%
42	Loan	110	1	FedEx Topeka	0.7%	25,339	819,299	2,708	0	816,591	2.11	2.11	8.3%	8.3%
43	Loan		1	Fondren Hill Apartments	0.7%	389,729	823,031	24,000	0	799,031	1.41	1.37	8.4%	8.2%

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)
44	Loan	111	1	Brookside Industrial Park	0.5%	467,474	886,616	70,133	91,985	724,497	3.22	2.63	10.8%	8.8%
45	Loan	112	1	Shoppes of Mason	0.5%	457,142	722,389	16,160	23,068	683,161	2.37	2.24	9.3%	8.8%
46	Loan		1	560 Village Boulevard	0.5%	625,755	887,957	12,599	84,801	790,557	3.46	3.08	11.8%	10.5%
47	Loan	113, 114	1	7670 Woodway	0.5%	541,725	848,971	14,138	49,439	785,395	2.06	1.91	11.7%	10.8%
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	337,378	756,470	16,200	0	740,270	2.92	2.86	10.8%	10.6%
48.01	Property		1	1320 South University Avenue	0.4%	238,868	586,487	10,800	0	575,687
48.02	Property		1	511 East Hoover Avenue	0.1%	98,510	169,983	5,400	0	164,583
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	332,154	544,583	18,889	0	525,694	2.07	2.00	7.8%	7.5%
49.01	Property		1	678 Scotland	0.2%	167,561	273,727	11,552	0	262,175
49.02	Property		1	259 Reynolds	0.2%	164,593	270,857	7,337	0	263,520
50	Loan		7	CityLine Storage Express Portfolio	0.4%	270,362	630,407	10,705	0	619,702	2.66	2.61	9.5%	9.3%
50.01	Property		1	Storage Express - Waverly	0.1%	63,893	136,242	2,617	0	133,625
50.02	Property		1	Storage Express - Chapel Hill	0.1%	39,115	100,868	1,369	0	99,499
50.03	Property		1	Storage Express - Pulaski	0.1%	33,884	94,338	1,064	0	93,274
50.04	Property		1	Storage Express - Hohenwald	0.1%	34,236	94,567	2,115	0	92,452
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	39,427	87,195	1,824	0	85,371
50.06	Property		1	Storage Express - Shelbyville	0.1%	42,886	72,020	1,160	0	70,860
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	16,920	45,177	557	0	44,620
51	Loan		1	145 Saw Mill Road	0.4%	500,410	579,231	18,318	0	560,914	1.61	1.56	8.8%	8.5%
52	Loan		1	Springfield Plaza	0.4%	522,612	762,236	70,638	68,319	623,278	2.15	1.76	11.7%	9.6%
53	Loan		1	Willow Tree Apartments	0.4%	495,988	544,418	27,300	0	517,118	2.53	2.40	9.6%	9.1%
54	Loan		1	233 Jackson Street	0.3%	37,809	300,771	1,500	0	299,271	2.04	2.03	7.5%	7.5%
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	30,391	367,376	1,559	5,750	360,067	2.53	2.48	10.2%	10.0%
56	Loan	116	1	1048 Manzanita	0.2%	73,794	290,432	1,800	0	288,632	2.91	2.89	12.1%	12.0%
57	Loan	117	1	CVS Newnan	0.1%	4,353	140,753	1,519	0	139,234	1.96	1.94	8.8%	8.7%

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date
											5
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	1,954,000,000	Prospective Market Value Upon Completion & Stabilization	4/1/2023	41.7%	41.7%	100.0%	10/14/2021
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	146,500,000	As Is	8/10/2021	64.2%	64.2%	82.8%	11/16/2021
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	330,000,000	As Is	9/21/2021	63.8%	63.8%	77.0%	12/6/2021
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	828,000,000	As Is	8/31/2021	36.1%	36.1%	98.5%	9/1/2021
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	100,700,000	As Is	Various	58.1%	58.1%	98.1%
5.01	Property		1	5000 East Raines Road	1.9%	44,900,000	As Is	10/19/2021			100.0%	10/1/2021
5.02	Property		1	6125 Shelby Drive	0.7%	18,400,000	As Is	10/19/2021			100.0%	10/1/2021
5.03	Property		1	4219 Air Trans Road	0.5%	12,100,000	As Is	10/19/2021			92.3%	10/1/2021
5.04	Property		1	4502 Maass Road	0.4%	11,700,000	As Is	10/18/2021			76.3%	11/18/2021
5.05	Property		1	3615 Lamar Avenue	0.4%	8,800,000	As Is	10/19/2021			100.0%	12/6/2021
5.06	Property		1	3638-3684 Contract Road	0.2%	4,800,000	As Is	10/19/2021			100.0%	10/1/2021
6	Loan		2	Hall Office Portfolio	3.9%	85,670,000	As Is	Various	67.7%	53.4%	94.9%
6.01	Property		1	Building E1	2.0%	45,110,000	As Is	10/22/2021			89.4%	9/28/2021
6.02	Property		1	Freeport 9	1.8%	40,560,000	As Is	9/15/2021			100.0%	12/6/2021
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	173,700,000	As Is	6/5/2021	58.7%	58.7%	89.7%	9/1/2021
8	Loan	8, 39	3	TLR Portfolio	3.2%	127,000,000	As Portfolio	10/13/2021	65.4%	65.4%	97.5%
8.01	Property		1	Bahia Apartments	1.6%	61,500,000	As Is	10/13/2021			96.3%	10/8/2021
8.02	Property		1	Royal Breeze Apartments	1.0%	37,200,000	As Is	10/13/2021			99.5%	10/8/2021
8.03	Property		1	Lenox Place Apartments	0.6%	24,800,000	As Is	10/13/2021			97.6%	10/8/2021
9	Loan	40, 41	1	40 Gansevoort	3.0%	67,000,000	As Is	10/1/2021	68.1%	68.1%	100.0%	12/1/2021
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	62,000,000	As Is	Various	70.2%	64.4%	78.9%
10.01	Property		1	50 Penn Place	1.3%	27,400,000	As Is	10/1/2021			84.4%	10/1/2021
10.02	Property		1	Beacon Ridge Tower	0.7%	15,400,000	As Is	9/24/2021			64.4%	10/1/2021
10.03	Property		1	100 Concourse	0.7%	14,600,000	As Is	9/24/2021			75.2%	10/1/2021
10.04	Property		1	800 Concourse	0.2%	4,600,000	As Is	9/24/2021			100.0%	10/1/2021
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	141,300,000	As Stabilized	10/1/2022	30.4%	27.1%	97.7%	11/5/2021
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	63,800,000	As Is	10/14/2021	66.6%	66.6%	94.5%
12.01	Property		1	Somerset I	1.2%	27,300,000	As Is	10/14/2021			97.9%	10/27/2021
12.02	Property		1	Oak Lawn	0.4%	9,500,000	As Is	10/14/2021			90.1%	10/27/2021
12.03	Property		1	Somerset II	0.4%	8,900,000	As Is	10/14/2021			94.4%	10/27/2021
12.04	Property		1	Kenmore	0.4%	8,400,000	As Is	10/14/2021			87.5%	10/27/2021
12.05	Property		1	Somerset III	0.2%	5,300,000	As Is	10/14/2021			93.8%	10/27/2021
12.06	Property		1	Washington	0.2%	4,400,000	As Is	10/14/2021			93.6%	10/27/2021
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	109,100,000	As Is	9/23/2021	57.7%	57.7%	100.0%	12/6/2021
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	106,500,000	As Is	8/9/2021	60.0%	60.0%	96.2%
14.01	Property		1	Nyberg Rivers	1.4%	55,800,000	As Is	8/9/2021			98.8%	10/14/2021
14.02	Property		1	Nyberg Woods	1.3%	50,700,000	As Is	8/9/2021			92.5%	10/14/2021
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	104,200,000	As Is	Various	60.6%	60.6%	100.0%
15.01	Property		1	2314 Sybrandt Road	1.3%	50,800,000	As Is	9/13/2021			100.0%	12/6/2021
15.02	Property		1	110 Sara Lee Road	1.2%	46,000,000	As Is	9/7/2021			100.0%	12/6/2021
15.03	Property		1	1528 South Hayford Road	0.1%	5,170,000	As Is	9/3/2021			100.0%	12/6/2021
15.04	Property		1	105 Ashland Avenue	0.1%	2,230,000	As Is	9/13/2021			100.0%	12/6/2021
16	Loan		1	The Colony Cooperative	2.3%	280,400,000	As Is	10/15/2021	12.5%	10.6%	100.0%	7/1/2021
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	169,000,000	As Is	9/28/2021	19.2%	14.4%	99.2%	11/1/2021
18	Loan	65	1	SolutionReach	2.0%	45,600,000	As Is	9/13/2021	66.7%	66.7%	100.0%	12/1/2021
19	Loan	8, 66	1	The Veranda	2.0%	197,100,000	As Is	8/19/2021	50.7%	50.7%	95.5%	10/1/2021
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	28,400,000	As Is	Various	58.2%	58.2%	92.9%
20.01	Property		1	PGA Tour Superstore	0.6%	16,100,000	As Is	9/29/2021			100.0%	12/6/2021
20.02	Property		1	Denver West Office	0.5%	12,300,000	As Is	9/22/2021			89.4%	9/1/2021
21	Loan	68, 69	1	Fresenius Industrial	0.6%	13,950,000	As Is	8/18/2021	58.2%	58.2%	100.0%	12/6/2021
22	Loan	70	1	435 North Roxbury	1.6%	55,400,000	As Is	5/27/2021	41.9%	41.9%	92.5%	10/15/2021
23	Loan	71	1	466 Broome Street	1.5%	42,000,000	As Is	10/7/2021	55.0%	55.0%	84.3%	11/1/2021
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	56,000,000	As Is	9/15/2021	37.5%	37.5%	100.0%	12/6/2021
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	33,000,000	As Is	8/24/2021	63.6%	63.6%	95.2%
25.01	Property		1	459 Park Ave S	0.3%	7,800,000	As Is	8/24/2021			100.0%	9/23/2021
25.02	Property		1	147 W 111th St	0.3%	8,900,000	As Is	8/24/2021			90.0%	9/23/2021
25.03	Property		1	210 W 35th St	0.3%	5,500,000	As Is	8/24/2021			100.0%	8/26/2021
25.04	Property		1	60 Pearl St	0.3%	6,200,000	As Is	8/24/2021			100.0%	9/23/2021
25.05	Property		1	442-444 W 50th St	0.2%	4,600,000	As Is	8/24/2021			93.3%	9/23/2021
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	164,000,000	As Is	6/16/2021	54.9%	54.9%	93.7%	3/31/2021
27	Loan	82	1	Southlake Center	1.3%	43,500,000	As Is	5/11/2021	45.9%	45.9%	92.6%	11/9/2021
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	68,550,000	As Is	7/12/2021	68.2%	53.9%	87.6%	7/1/2021
29	Loan		1	Westward Ho	1.2%	29,100,000	As Is	9/24/2021	63.6%	63.6%	100.0%	10/15/2021
30	Loan	86, 87	1	Greystone Lofts	1.2%	28,100,000	As Is	7/23/2021	64.9%	64.9%	98.7%	10/31/2021
31	Loan	88	3	SLJ Portfolio	1.2%	31,100,000	As Is	Various	57.9%	57.9%	91.5%
31.01	Property		1	162-24 Jamaica Ave	0.8%	19,600,000	As Is	7/8/2021			84.6%	4/1/2021
31.02	Property		1	300 US Highway 202	0.3%	7,200,000	As Is	7/19/2021			100.0%	4/1/2021
31.03	Property		1	2706 Route 22	0.2%	4,300,000	As Is	7/19/2021			100.0%	12/6/2021
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	29,000,000	As Is	Various	62.1%	62.1%	100.0%
32.01	Property		1	Torrance	0.3%	6,500,000	As Is	6/16/2021			100.0%	12/6/2021
32.02	Property		1	West Jordan	0.2%	4,750,000	As Is	7/1/2021			100.0%	12/6/2021
32.03	Property		1	Bristol	0.2%	5,650,000	As Is	9/14/2021			100.0%	12/6/2021
32.04	Property		1	Chattanooga	0.2%	5,000,000	As Is	9/10/2021			100.0%	12/6/2021
32.05	Property		1	Wheaton	0.2%	3,400,000	As Is	9/7/2021			100.0%	12/6/2021
32.06	Property		1	Albertville	0.1%	3,700,000	As Is	10/6/2021			100.0%	12/6/2021
33	Loan	93, 94	1	223 Quaker Road	1.2%	27,500,000	As Stabilized	3/1/2022	65.0%	65.0%	99.3%	10/6/2021
34	Loan	95, 96	1	Junction 4121	1.2%	43,700,000	As Is	7/29/2021	40.3%	40.3%	100.0%	10/20/2021
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	26,500,000	As Is	9/10/2021	60.0%	60.0%	100.0%	12/1/2021
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	26,300,000	As Is	8/12/2021	57.4%	57.4%	100.0%	9/1/2021
37	Loan	103	1	Lake Drive Plaza	0.9%	20,600,000	As Is	8/9/2021	64.4%	64.4%	94.7%	9/1/2021
38	Loan		1	Franklin Square	0.9%	19,700,000	As Is	9/24/2021	67.3%	57.9%	81.2%	10/25/2021
39	Loan		1	901 Corporate	0.9%	28,050,000	As Is	9/10/2021	45.5%	45.5%	100.0%	12/6/2021
40	Loan	104	1	Home Depot Nanuet	0.8%	19,450,000	As Is	10/22/2021	61.7%	61.7%	NAP	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	16,000,000	Prospective Market Value Upon Stabilization	4/15/2022	65.6%	51.8%	100.0%	11/9/2021
42	Loan	110	1	FedEx Topeka	0.7%	16,400,000	As Is	9/16/2021	59.9%	59.9%	100.0%	12/6/2021
43	Loan		1	Fondren Hill Apartments	0.7%	15,300,000	As Is	8/27/2021	64.0%	55.8%	93.8%	10/7/2021

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date
44	Loan	111	1	Brookside Industrial Park	0.5%	15,400,000	As Is	9/10/2021	53.2%	53.2%	88.8%	10/13/2021
45	Loan	112	1	Shoppes of Mason	0.5%	12,350,000	As Is	10/27/2021	63.2%	63.2%	100.0%	9/1/2021
46	Loan		1	560 Village Boulevard	0.5%	13,900,000	As Is	9/9/2021	54.3%	54.3%	94.0%	8/12/2021
47	Loan	113, 114	1	7670 Woodway	0.5%	10,400,000	As Is	9/21/2021	69.9%	57.0%	91.1%	9/1/2021
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	11,950,000	As Is	10/7/2021	58.6%	58.6%	100.0%
48.01	Property		1	1320 South University Avenue	0.4%	9,750,000	As Is	10/7/2021			100.0%	10/1/2021
48.02	Property		1	511 East Hoover Avenue	0.1%	2,200,000	As Is	10/7/2021			100.0%	10/1/2021
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	10,600,000	As Is	9/21/2021	66.0%	66.0%	96.7%
49.01	Property		1	678 Scotland	0.2%	5,300,000	As Is	9/21/2021			96.9%	9/10/2021
49.02	Property		1	259 Reynolds	0.2%	5,300,000	As Is	9/21/2021			96.6%	9/10/2021
50	Loan		7	CityLine Storage Express Portfolio	0.4%	10,650,000	As Is	10/13/2021	62.5%	62.5%	98.6%
50.01	Property		1	Storage Express - Waverly	0.1%	2,300,000	As Is	10/13/2021			99.6%	9/30/2021
50.02	Property		1	Storage Express - Chapel Hill	0.1%	1,650,000	As Is	10/13/2021			98.9%	9/30/2021
50.03	Property		1	Storage Express - Pulaski	0.1%	1,600,000	As Is	10/13/2021			100.0%	9/30/2021
50.04	Property		1	Storage Express - Hohenwald	0.1%	1,525,000	As Is	10/13/2021			99.2%	9/30/2021
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	1,450,000	As Is	10/13/2021			96.9%	9/30/2021
50.06	Property		1	Storage Express - Shelbyville	0.1%	1,400,000	As Is	10/13/2021			95.9%	9/30/2021
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	725,000	As Is	10/13/2021			99.1%	9/30/2021
51	Loan		1	145 Saw Mill Road	0.4%	11,100,000	As Is	10/4/2021	59.5%	50.9%	97.6%	8/5/2021
52	Loan		1	Springfield Plaza	0.4%	11,725,000	As Is	8/27/2021	55.4%	43.4%	85.6%	10/1/2021
53	Loan		1	Willow Tree Apartments	0.4%	8,900,000	As Is	9/29/2021	64.0%	64.0%	100.0%	8/31/2021
54	Loan		1	233 Jackson Street	0.3%	6,200,000	As Is	10/5/2021	64.5%	64.5%	100.0%	10/14/2021
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	6,750,000	As Is	7/29/2021	53.3%	53.3%	100.0%	12/6/2021
56	Loan	116	1	1048 Manzanita	0.2%	8,700,000	As Is	7/15/2021	27.6%	27.6%	100.0%	10/20/2021
57	Loan	117	1	CVS Newnan	0.1%	3,150,000	As Is	9/22/2021	50.8%	50.8%	100.0%	12/6/2021

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
										6
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	Yes	Aventis Inc.	915,233	100.0%	11/30/2036	NAP
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	No	Orthopedic and Neurological	38,479	11.2%	10/31/2029	Starwood Capital Operations LLC
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	Yes	Novo Nordisk	563,289	77.0%	4/30/2031	NAP
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	No	InterSystems Corporation	239,417	58.5%	3/31/2028	Microsoft Corporation
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%
5.01	Property		1	5000 East Raines Road	1.9%	No	Thyssenkrupp Supply Chain Services NA, Inc.	581,345	51.5%	12/31/2021	Premier Packaging, Inc.
5.02	Property		1	6125 Shelby Drive	0.7%	No	Supply Chain Solutions LLC	180,407	38.7%	12/31/2023	CNA Freight, LLC
5.03	Property		1	4219 Air Trans Road	0.5%	No	Thyssenkrupp Supply Chain Services NA, Inc.	144,000	46.2%	11/30/2022	Blues City Brewery
5.04	Property		1	4502 Maass Road	0.4%	No	Nebraska Defense Research Corporation	21,373	25.7%	3/31/2027	Department of Administrative Services
5.05	Property		1	3615 Lamar Avenue	0.4%	Yes	Hood Container Corporation	157,408	100.0%	12/31/2031	NAP
5.06	Property		1	3638-3684 Contract Road	0.2%	No	Building Plastics, Inc	88,802	75.0%	12/31/2024	ASSA ABLOY Accessories and Door Controls Group, Inc.
6	Loan		2	Hall Office Portfolio	3.9%
6.01	Property		1	Building E1	2.0%	No	Transplace Texas	39,151	27.1%	11/30/2028	Corepoint Health, LLC
6.02	Property		1	Freeport 9	1.8%	Yes	WageWorks, Inc.	153,630	100.0%	4/30/2030	NAP
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	No	AJ’s Fine Foods	28,692	11.7%	1/31/2024	Crate & Barrel
8	Loan	8, 39	3	TLR Portfolio	3.2%
8.01	Property		1	Bahia Apartments	1.6%	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Royal Breeze Apartments	1.0%	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	Lenox Place Apartments	0.6%	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	40, 41	1	40 Gansevoort	3.0%	Yes	Theory	62,047	100.0%	10/31/2031	NAP
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%
10.01	Property		1	50 Penn Place	1.3%	No	Community Strategies, Inc.	39,696	12.5%	7/31/2028	iHeartMedia + Entertainment, Inc.
10.02	Property		1	Beacon Ridge Tower	0.7%	No	PRA Holding, LLC/Portfolio Recovery	33,900	22.1%	3/31/2026	Clear Channel Broadcasting, Inc./iHeartMedia
10.03	Property		1	100 Concourse	0.7%	No	Highland Treatment Center, LLC	14,954	11.9%	3/31/2028	Aerotek, Inc.
10.04	Property		1	800 Concourse	0.2%	No	Sinclair Television Stations, LLC	26,357	57.5%	9/30/2027	Employers Mutual Casualty Company/ EMC Insurance
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan		6	JMT Chicago Multi Portfolio	2.8%
12.01	Property		1	Somerset I	1.2%	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Oak Lawn	0.4%	NAP	NAP	NAP	NAP	NAP	NAP
12.03	Property		1	Somerset II	0.4%	NAP	NAP	NAP	NAP	NAP	NAP
12.04	Property		1	Kenmore	0.4%	NAP	NAP	NAP	NAP	NAP	NAP
12.05	Property		1	Somerset III	0.2%	NAP	NAP	NAP	NAP	NAP	NAP
12.06	Property		1	Washington	0.2%	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	Yes	Charcuterie Artisans	515,006	100.0%	10/31/2046	NAP
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%
14.01	Property		1	Nyberg Rivers	1.4%	No	Cabela’s	110,093	36.9%	1/31/2035	LA Fitness
14.02	Property		1	Nyberg Woods	1.3%	No	Best Buy	45,394	21.2%	1/31/2023	PetSmart
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%
15.01	Property		1	2314 Sybrandt Road	1.3%	Yes	Sara Lee	325,122	100.0%	7/16/2041	NAP
15.02	Property		1	110 Sara Lee Road	1.2%	Yes	Sara Lee	405,930	100.0%	7/16/2041	NAP
15.03	Property		1	1528 South Hayford Road	0.1%	Yes	Sara Lee	40,827	100.0%	7/16/2041	NAP
15.04	Property		1	105 Ashland Avenue	0.1%	Yes	Sara Lee	38,900	100.0%	7/16/2041	NAP
16	Loan		1	The Colony Cooperative	2.3%	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	65	1	SolutionReach	2.0%	Yes	Solutionreach	145,646	100.0%	4/30/2027	NAP
19	Loan	8, 66	1	The Veranda	2.0%	No	Dave & Buster’s	47,014	12.9%	9/30/2034	Veranda Cinema
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%
20.01	Property		1	PGA Tour Superstore	0.6%	Yes	Golf & Tennis Pro Shop, Inc.	37,250	100.0%	1/31/2034	NAP
20.02	Property		1	Denver West Office	0.5%	No	U.S. Forest Service	68,378	89.4%	3/31/2027	NAP
21	Loan	68, 69	1	Fresenius Industrial	0.6%	Yes	Fresenius USA Manufacturing	150,000	100.0%	12/31/2032	NAP
22	Loan	70	1	435 North Roxbury	1.6%	No	M. Goodman, MD, Inc. Et Al.	4,745	10.8%	12/31/2022	G&J Gross, Inc.
23	Loan	71	1	466 Broome Street	1.5%	No	Cutters, Inc.	5,500	17.3%	9/30/2024	Boffi New York LLC
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	Yes	Intuitive Surgical, Inc.	88,924	100.0%	4/30/2027	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%
25.01	Property		1	459 Park Ave S	0.3%	No	Lenwich	1,500	30.3%	11/30/2029	NAP
25.02	Property		1	147 W 111th St	0.3%	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	210 W 35th St	0.3%	No	PB 210 LLC	3,480	57.2%	10/31/2029	Chun Yan Fa
25.04	Property		1	60 Pearl St	0.3%	No	Vidhan Foods	1,540	20.0%	2/28/2028	Zheng Jinshan
25.05	Property		1	442-444 W 50th St	0.2%	No	Tufamerica Inc	850	6.7%	5/31/2025	NAP
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	No	LA Fitness	65,000	21.2%	1/31/2037	Target
27	Loan	82	1	Southlake Center	1.3%	No	Chime Solutions	124,448	29.0%	6/30/2029	F21 Red
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	No	Walmart	150,111	32.0%	1/31/2027	Acme Markets
29	Loan		1	Westward Ho	1.2%	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	86, 87	1	Greystone Lofts	1.2%	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	88	3	SLJ Portfolio	1.2%
31.01	Property		1	162-24 Jamaica Ave	0.8%	No	Department of Probation	25,879	62.2%	5/31/2025	The Childrens Place
31.02	Property		1	300 US Highway 202	0.3%	No	Guitar Center	13,364	60.2%	10/31/2027	Vitamin Shoppe
31.03	Property		1	2706 Route 22	0.2%	Yes	Petco	11,800	100.0%	1/31/2029	NAP
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%
32.01	Property		1	Torrance	0.3%	Yes	JPN Mart, Inc.	10,609	100.0%	3/18/2036	NAP
32.02	Property		1	West Jordan	0.2%	Yes	Mountainland Supply, LLC	18,166	100.0%	12/31/2026	NAP
32.03	Property		1	Bristol	0.2%	Yes	Boomer Holdings, LLC	69,494	100.0%	6/30/2030	NAP
32.04	Property		1	Chattanooga	0.2%	Yes	Metalworking Solutions, LLC	88,727	100.0%	8/31/2036	NAP
32.05	Property		1	Wheaton	0.2%	Yes	SEG Inc.	8,500	100.0%	12/31/2031	NAP
32.06	Property		1	Albertville	0.1%	Yes	Oldcastle BuildingEnvelope	33,750	100.0%	1/31/2026	NAP
33	Loan	93, 94	1	223 Quaker Road	1.2%	No	ThyssenKrupp Supply Chain Services NA, Inc.	69,863	51.3%	10/15/2026	LG Deals LLC
34	Loan	95, 96	1	Junction 4121	1.2%	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	Yes	Belcan, LLC	127,608	94.2%	4/30/2034	L.M. Kohn & Company
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	No	3306 Parking Corp	15,000	28.0%	10/31/2031	Children of America
37	Loan	103	1	Lake Drive Plaza	0.9%	No	Kroger	82,780	50.6%	8/1/2034	Tractor Supply Company
38	Loan		1	Franklin Square	0.9%	No	Ashley Furniture Home Store	34,682	25.8%	12/31/2025	Altitude Trampoline Park
39	Loan		1	901 Corporate	0.9%	Yes	Lereta, LLC	96,365	100.0%	12/31/2029	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	No	Gold’s Gym	32,061	68.1%	1/31/2035	Schlotzky’s
42	Loan	110	1	FedEx Topeka	0.7%	Yes	Federal Express Freight	27,077	100.0%	9/30/2035	NAP
43	Loan		1	Fondren Hill Apartments	0.7%	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant
44	Loan	111	1	Brookside Industrial Park	0.5%	No	Purposeful Design, LLC	27,657	9.1%	12/31/2022	Indianapolis Public Schools
45	Loan	112	1	Shoppes of Mason	0.5%	No	Kroger	56,800	70.3%	10/31/2032	Old Bag of Nails Pub
46	Loan		1	560 Village Boulevard	0.5%	No	J.M.B. Sales, LLC d/b/a: USHEALTH Advisors	12,895	20.5%	5/31/2022	E-Suites LLC
47	Loan	113, 114	1	7670 Woodway	0.5%	No	Medistar Corp.	13,710	19.4%	2/28/2026	Infochip USA, LLC
48	Loan	115	2	Maize & Blue 2 Pack	0.5%
48.01	Property		1	1320 South University Avenue	0.4%	NAP	NAP	NAP	NAP	NAP	NAP
48.02	Property		1	511 East Hoover Avenue	0.1%	NAP	NAP	NAP	NAP	NAP	NAP
49	Loan		2	259 Reynolds & 678 Scotland	0.5%
49.01	Property		1	678 Scotland	0.2%	NAP	NAP	NAP	NAP	NAP	NAP
49.02	Property		1	259 Reynolds	0.2%	NAP	NAP	NAP	NAP	NAP	NAP
50	Loan		7	CityLine Storage Express Portfolio	0.4%
50.01	Property		1	Storage Express - Waverly	0.1%	NAP	NAP	NAP	NAP	NAP	NAP
50.02	Property		1	Storage Express - Chapel Hill	0.1%	NAP	NAP	NAP	NAP	NAP	NAP
50.03	Property		1	Storage Express - Pulaski	0.1%	NAP	NAP	NAP	NAP	NAP	NAP
50.04	Property		1	Storage Express - Hohenwald	0.1%	NAP	NAP	NAP	NAP	NAP	NAP
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	NAP	NAP	NAP	NAP	NAP	NAP
50.06	Property		1	Storage Express - Shelbyville	0.1%	NAP	NAP	NAP	NAP	NAP	NAP
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	NAP	NAP	NAP	NAP	NAP	NAP
51	Loan		1	145 Saw Mill Road	0.4%	No	Smooth Sportswear, LLC	12,586	12.7%	12/31/2023	Charles Lubin Company, Inc.
52	Loan		1	Springfield Plaza	0.4%	No	Shaw’s Supermarkets Inc.	43,606	26.6%	2/28/2029	Ollie’s Bargain Outlet
53	Loan		1	Willow Tree Apartments	0.4%	NAP	NAP	NAP	NAP	NAP	NAP
54	Loan		1	233 Jackson Street	0.3%	NAP	NAP	NAP	NAP	NAP	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	Yes	Fresenius Kidney Care	10,392	100.0%	12/31/2031	NAP
56	Loan	116	1	1048 Manzanita	0.2%	NAP	NAP	NAP	NAP	NAP	NAP
57	Loan	117	1	CVS Newnan	0.1%	Yes	CVS	10,125	100.0%	7/31/2036	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
								6				6
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	24,027	7.0%	2/28/2023	Platinum Equity Advisors	15,747	4.6%	11/30/2029
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	156,849	38.3%	6/30/2028	NAP	NAP	NAP	NAP
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%
5.01	Property		1	5000 East Raines Road	1.9%	346,147	30.7%	1/31/2023	Neovia Logistics Services, LLC	200,672	17.8%	5/31/2024
5.02	Property		1	6125 Shelby Drive	0.7%	143,893	30.8%	1/31/2024	WAR Logistics, Inc.	142,165	30.5%	6/30/2022
5.03	Property		1	4219 Air Trans Road	0.5%	96,000	30.8%	MTM	Foxridge, LLC	48,000	15.4%	12/31/2023
5.04	Property		1	4502 Maass Road	0.4%	14,280	17.2%	4/30/2038	Saint Francis Community Services in Nebraska, Inc.	11,740	14.1%	6/30/2024
5.05	Property		1	3615 Lamar Avenue	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	3638-3684 Contract Road	0.2%	17,544	14.8%	5/31/2022	Kenyatta Hardin	12,024	10.2%	2/28/2022
6	Loan		2	Hall Office Portfolio	3.9%
6.01	Property		1	Building E1	2.0%	23,209	16.1%	1/31/2027	Garver LLC	19,625	13.6%	11/30/2023
6.02	Property		1	Freeport 9	1.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	22,560	9.2%	1/31/2024	Pottery Barn	12,916	5.3%	1/31/2026
8	Loan	8, 39	3	TLR Portfolio	3.2%
8.01	Property		1	Bahia Apartments	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Royal Breeze Apartments	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	Lenox Place Apartments	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	40, 41	1	40 Gansevoort	3.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%
10.01	Property		1	50 Penn Place	1.3%	22,095	7.0%	8/31/2025	Relx Inc.	12,315	3.9%	1/31/2022
10.02	Property		1	Beacon Ridge Tower	0.7%	17,081	11.1%	3/31/2025	MuniServices, LLC	16,964	11.1%	12/31/2023
10.03	Property		1	100 Concourse	0.7%	11,977	9.5%	12/31/2022	Simpson, McMahan, Glick & Burford, PLLC	7,697	6.1%	12/31/2027
10.04	Property		1	800 Concourse	0.2%	16,930	36.9%	11/30/2022	Sinclair Television Group, Inc.	2,570	5.6%	7/31/2026
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan		6	JMT Chicago Multi Portfolio	2.8%
12.01	Property		1	Somerset I	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Oak Lawn	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.03	Property		1	Somerset II	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.04	Property		1	Kenmore	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.05	Property		1	Somerset III	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.06	Property		1	Washington	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%
14.01	Property		1	Nyberg Rivers	1.4%	45,000	15.1%	2/28/2025	New Seasons Market	33,575	11.3%	10/31/2039
14.02	Property		1	Nyberg Woods	1.3%	28,046	13.1%	1/31/2028	Old Navy	17,029	8.0%	9/30/2022
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%
15.01	Property		1	2314 Sybrandt Road	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.02	Property		1	110 Sara Lee Road	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.03	Property		1	1528 South Hayford Road	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.04	Property		1	105 Ashland Avenue	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	The Colony Cooperative	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	65	1	SolutionReach	2.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	8, 66	1	The Veranda	2.0%	40,683	11.1%	12/31/2037	LA Fitness	34,183	9.4%	2/28/2033
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%
20.01	Property		1	PGA Tour Superstore	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Denver West Office	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	68, 69	1	Fresenius Industrial	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	70	1	435 North Roxbury	1.6%	3,597	8.2%	5/31/2028	Michael Obeng, MD, PA, INC	2,689	6.1%	8/31/2026
23	Loan	71	1	466 Broome Street	1.5%	5,500	17.3%	3/31/2026	M&C Saatchi Sports & Entertainment	5,500	17.3%	1/31/2031
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%
25.01	Property		1	459 Park Ave S	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	147 W 111th St	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	210 W 35th St	0.3%	1,300	21.4%	MTM	AZ Invest LLC	1,300	21.4%	12/31/2021
25.04	Property		1	60 Pearl St	0.3%	1,540	20.0%	6/30/2026	NAP	NAP	NAP	NAP
25.05	Property		1	442-444 W 50th St	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	61,965	20.3%	1/31/2036	Ross Dress For Less	27,003	8.8%	1/31/2030
27	Loan	82	1	Southlake Center	1.3%	23,138	5.4%	1/31/2028	H & M	21,326	5.0%	5/31/2027
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	66,169	14.1%	3/31/2025	Ross Dress For Less	25,014	5.3%	1/31/2028
29	Loan		1	Westward Ho	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	86, 87	1	Greystone Lofts	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	88	3	SLJ Portfolio	1.2%
31.01	Property		1	162-24 Jamaica Ave	0.8%	4,400	10.6%	2/29/2024	NY Therapeutic Communities Inc.	4,100	9.8%	MTM
31.02	Property		1	300 US Highway 202	0.3%	4,766	21.5%	6/30/2025	FedEx	4,076	18.4%	6/30/2029
31.03	Property		1	2706 Route 22	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%
32.01	Property		1	Torrance	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	West Jordan	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Bristol	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.04	Property		1	Chattanooga	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.05	Property		1	Wheaton	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.06	Property		1	Albertville	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	93, 94	1	223 Quaker Road	1.2%	42,026	30.8%	11/30/2031	ConEd Company of NY, Inc.	23,370	17.2%	3/14/2027
34	Loan	95, 96	1	Junction 4121	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	7,805	5.8%	5/31/2023	NAP	NAP	NAP	NAP
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	12,500	23.3%	9/30/2036	Denny’s	4,400	8.2%	4/30/2031
37	Loan	103	1	Lake Drive Plaza	0.9%	26,872	16.4%	8/1/2031	Goodwill	18,000	11.0%	10/31/2024
38	Loan		1	Franklin Square	0.9%	30,000	22.3%	7/31/2029	Cycle Gear	4,525	3.4%	1/31/2025
39	Loan		1	901 Corporate	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	2,499	5.3%	7/31/2031	PNC Bank	2,486	5.3%	8/31/2031
42	Loan	110	1	FedEx Topeka	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Fondren Hill Apartments	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date
44	Loan	111	1	Brookside Industrial Park	0.5%	27,289	8.9%	3/31/2024	A.H. Furnico, Inc.	25,950	8.5%	8/31/2023
45	Loan	112	1	Shoppes of Mason	0.5%	6,000	7.4%	11/30/2037	USA Nails	2,800	3.5%	3/31/2031
46	Loan		1	560 Village Boulevard	0.5%	9,000	14.3%	10/31/2025	Viamar Health Institutes of the Palm Beaches, LLC	8,071	12.8%	2/28/2023
47	Loan	113, 114	1	7670 Woodway	0.5%	5,076	7.2%	9/30/2022	Academic Independence, LLC	4,867	6.9%	10/31/2026
48	Loan	115	2	Maize & Blue 2 Pack	0.5%
48.01	Property		1	1320 South University Avenue	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48.02	Property		1	511 East Hoover Avenue	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49	Loan		2	259 Reynolds & 678 Scotland	0.5%
49.01	Property		1	678 Scotland	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49.02	Property		1	259 Reynolds	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50	Loan		7	CityLine Storage Express Portfolio	0.4%
50.01	Property		1	Storage Express - Waverly	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.02	Property		1	Storage Express - Chapel Hill	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.03	Property		1	Storage Express - Pulaski	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.04	Property		1	Storage Express - Hohenwald	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.06	Property		1	Storage Express - Shelbyville	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51	Loan		1	145 Saw Mill Road	0.4%	12,507	12.6%	12/31/2022	SBZ Events, Inc.	10,208	10.3%	5/31/2024
52	Loan		1	Springfield Plaza	0.4%	28,919	17.7%	6/30/2031	Youngs Furniture & Appliances	14,160	8.7%	9/30/2022
53	Loan		1	Willow Tree Apartments	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
54	Loan		1	233 Jackson Street	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
56	Loan	116	1	1048 Manzanita	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP
57	Loan	117	1	CVS Newnan	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant
									6
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	NAP	NAP	NAP	NAP	NAP
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	MarbleGate	15,494	4.5%	11/14/2030	Stark Office Stes Of Greenwich
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	NAP	NAP	NAP	NAP	NAP
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	NAP	NAP	NAP	NAP	NAP
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%
5.01	Property		1	5000 East Raines Road	1.9%	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	6125 Shelby Drive	0.7%	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	4219 Air Trans Road	0.5%	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	4502 Maass Road	0.4%	Reagan, Melton, and Delaney, LLP	6,526	7.8%	10/31/2025	Alfred Benesch & Company
5.05	Property		1	3615 Lamar Avenue	0.4%	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	3638-3684 Contract Road	0.2%	NAP	NAP	NAP	NAP	NAP
6	Loan		2	Hall Office Portfolio	3.9%
6.01	Property		1	Building E1	2.0%	Haskell	14,237	9.8%	12/31/2023	Reliance Jio Infocomm USA
6.02	Property		1	Freeport 9	1.8%	NAP	NAP	NAP	NAP	NAP
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	West Elm	11,029	4.5%	1/31/2031	Anthropologie
8	Loan	8, 39	3	TLR Portfolio	3.2%
8.01	Property		1	Bahia Apartments	1.6%	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Royal Breeze Apartments	1.0%	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	Lenox Place Apartments	0.6%	NAP	NAP	NAP	NAP	NAP
9	Loan	40, 41	1	40 Gansevoort	3.0%	NAP	NAP	NAP	NAP	NAP
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%
10.01	Property		1	50 Penn Place	1.3%	Belle Isle Restaurant & Brewing Company Limited Partnership	12,080	3.8%	9/30/2023	Regent Bank
10.02	Property		1	Beacon Ridge Tower	0.7%	Executive Office Services	16,964	11.1%	2/28/2026	In-Rel Properties, LLC
10.03	Property		1	100 Concourse	0.7%	Lumend Surgical Dermatology, LLC	6,345	5.1%	9/30/2023	Five Points Healthcare of Alabama, LLC
10.04	Property		1	800 Concourse	0.2%	NAP	NAP	NAP	NAP	NAP
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	NAP	NAP	NAP	NAP	NAP
12	Loan		6	JMT Chicago Multi Portfolio	2.8%
12.01	Property		1	Somerset I	1.2%	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Oak Lawn	0.4%	NAP	NAP	NAP	NAP	NAP
12.03	Property		1	Somerset II	0.4%	NAP	NAP	NAP	NAP	NAP
12.04	Property		1	Kenmore	0.4%	NAP	NAP	NAP	NAP	NAP
12.05	Property		1	Somerset III	0.2%	NAP	NAP	NAP	NAP	NAP
12.06	Property		1	Washington	0.2%	NAP	NAP	NAP	NAP	NAP
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	NAP	NAP	NAP	NAP	NAP
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%
14.01	Property		1	Nyberg Rivers	1.4%	Michaels Store	24,184	8.1%	3/31/2024	Home Goods
14.02	Property		1	Nyberg Woods	1.3%	Xgolf	10,495	4.9%	12/31/2031	Ulta Cosmetics
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%
15.01	Property		1	2314 Sybrandt Road	1.3%	NAP	NAP	NAP	NAP	NAP
15.02	Property		1	110 Sara Lee Road	1.2%	NAP	NAP	NAP	NAP	NAP
15.03	Property		1	1528 South Hayford Road	0.1%	NAP	NAP	NAP	NAP	NAP
15.04	Property		1	105 Ashland Avenue	0.1%	NAP	NAP	NAP	NAP	NAP
16	Loan		1	The Colony Cooperative	2.3%	NAP	NAP	NAP	NAP	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP	NAP	NAP	NAP	NAP
18	Loan	65	1	SolutionReach	2.0%	NAP	NAP	NAP	NAP	NAP
19	Loan	8, 66	1	The Veranda	2.0%	365 By Whole Foods Market	30,000	8.2%	12/31/2037	T.J. Maxx
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%
20.01	Property		1	PGA Tour Superstore	0.6%	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Denver West Office	0.5%	NAP	NAP	NAP	NAP	NAP
21	Loan	68, 69	1	Fresenius Industrial	0.6%	NAP	NAP	NAP	NAP	NAP
22	Loan	70	1	435 North Roxbury	1.6%	Talus Medical Management, LLC.	2,215	5.1%	11/30/2029	Brian E Dubow, MD
23	Loan	71	1	466 Broome Street	1.5%	Kinhouse Solo, LLC	5,500	17.3%	4/30/2031	Golden Goose NY LLC
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	NAP	NAP	NAP	NAP	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%
25.01	Property		1	459 Park Ave S	0.3%	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	147 W 111th St	0.3%	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	210 W 35th St	0.3%	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	60 Pearl St	0.3%	NAP	NAP	NAP	NAP	NAP
25.05	Property		1	442-444 W 50th St	0.2%	NAP	NAP	NAP	NAP	NAP
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	Smart & Final Stores LLC	24,000	7.8%	10/31/2036	CVS
27	Loan	82	1	Southlake Center	1.3%	Finish Line	11,371	2.6%	1/31/2026	Rack Room Shoes
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	Pep Boys	22,354	4.8%	12/31/2024	Marshalls
29	Loan		1	Westward Ho	1.2%	NAP	NAP	NAP	NAP	NAP
30	Loan	86, 87	1	Greystone Lofts	1.2%	NAP	NAP	NAP	NAP	NAP
31	Loan	88	3	SLJ Portfolio	1.2%
31.01	Property		1	162-24 Jamaica Ave	0.8%	California Fashion Inc.	850	2.0%	MTM	NAP
31.02	Property		1	300 US Highway 202	0.3%	NAP	NAP	NAP	NAP	NAP
31.03	Property		1	2706 Route 22	0.2%	NAP	NAP	NAP	NAP	NAP
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%
32.01	Property		1	Torrance	0.3%	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	West Jordan	0.2%	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Bristol	0.2%	NAP	NAP	NAP	NAP	NAP
32.04	Property		1	Chattanooga	0.2%	NAP	NAP	NAP	NAP	NAP
32.05	Property		1	Wheaton	0.2%	NAP	NAP	NAP	NAP	NAP
32.06	Property		1	Albertville	0.1%	NAP	NAP	NAP	NAP	NAP
33	Loan	93, 94	1	223 Quaker Road	1.2%	NAP	NAP	NAP	NAP	NAP
34	Loan	95, 96	1	Junction 4121	1.2%	NAP	NAP	NAP	NAP	NAP
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	NAP	NAP	NAP	NAP	NAP
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	Tiger Shulman	4,000	7.5%	8/31/2030	Dr Nikolai (internal medicine)
37	Loan	103	1	Lake Drive Plaza	0.9%	Dollar Tree	12,000	7.3%	7/31/2030	China Wall
38	Loan		1	Franklin Square	0.9%	Armed Forces Career Center	4,260	3.2%	4/4/2026	Gaston County Farm Bureau
39	Loan		1	901 Corporate	0.9%	NAP	NAP	NAP	NAP	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%	NAP	NAP	NAP	NAP	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	ATI Physical Therapy	2,008	4.3%	7/31/2028	Jet’s Pizza
42	Loan	110	1	FedEx Topeka	0.7%	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Fondren Hill Apartments	0.7%	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant
44	Loan	111	1	Brookside Industrial Park	0.5%	ClosetPro, LLC d/b/a California Closets	24,968	8.2%	2/28/2029	Agile Engineering & Manufacturing, LLC
45	Loan	112	1	Shoppes of Mason	0.5%	Mercy Health	2,800	3.5%	11/30/2026	Avis Budget Car Rental
46	Loan		1	560 Village Boulevard	0.5%	Recovering Life Services LLC dba GateHouse Treatment Holdings, LLC	6,321	10.0%	5/14/2023	Prodigy Health Group, LLC
47	Loan	113, 114	1	7670 Woodway	0.5%	I.S. Engineering	4,679	6.6%	3/31/2027	Snell, Levin & Co., LLP
48	Loan	115	2	Maize & Blue 2 Pack	0.5%
48.01	Property		1	1320 South University Avenue	0.4%	NAP	NAP	NAP	NAP	NAP
48.02	Property		1	511 East Hoover Avenue	0.1%	NAP	NAP	NAP	NAP	NAP
49	Loan		2	259 Reynolds & 678 Scotland	0.5%
49.01	Property		1	678 Scotland	0.2%	NAP	NAP	NAP	NAP	NAP
49.02	Property		1	259 Reynolds	0.2%	NAP	NAP	NAP	NAP	NAP
50	Loan		7	CityLine Storage Express Portfolio	0.4%
50.01	Property		1	Storage Express - Waverly	0.1%	NAP	NAP	NAP	NAP	NAP
50.02	Property		1	Storage Express - Chapel Hill	0.1%	NAP	NAP	NAP	NAP	NAP
50.03	Property		1	Storage Express - Pulaski	0.1%	NAP	NAP	NAP	NAP	NAP
50.04	Property		1	Storage Express - Hohenwald	0.1%	NAP	NAP	NAP	NAP	NAP
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	NAP	NAP	NAP	NAP	NAP
50.06	Property		1	Storage Express - Shelbyville	0.1%	NAP	NAP	NAP	NAP	NAP
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	NAP	NAP	NAP	NAP	NAP
51	Loan		1	145 Saw Mill Road	0.4%	Let’s Make A Deal of New York, LLC	8,273	8.3%	4/30/2023	Car Tattoos Decals & Sportswear Ltd.
52	Loan		1	Springfield Plaza	0.4%	Maxi Drug Rite Aid	12,228	7.5%	5/31/2030	Advance Stores Company
53	Loan		1	Willow Tree Apartments	0.4%	NAP	NAP	NAP	NAP	NAP
54	Loan		1	233 Jackson Street	0.3%	NAP	NAP	NAP	NAP	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	NAP	NAP	NAP	NAP	NAP
56	Loan	116	1	1048 Manzanita	0.2%	NAP	NAP	NAP	NAP	NAP
57	Loan	117	1	CVS Newnan	0.1%	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone
								6
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	NAP	NAP	NAP	9/23/2021	NAP	10/12/2021	NAP	NAP	No
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	14,752	4.3%	9/30/2024	10/6/2021	NAP	10/6/2021	NAP	NAP	No
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	NAP	NAP	NAP	9/20/2021	NAP	9/20/2021	NAP	NAP	No
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	NAP	NAP	NAP	7/23/2021	NAP	9/17/2021	NAP	NAP	No
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%
5.01	Property		1	5000 East Raines Road	1.9%	NAP	NAP	NAP	10/27/2021	NAP	10/26/2021	10/28/2021	15%	No
5.02	Property		1	6125 Shelby Drive	0.7%	NAP	NAP	NAP	10/27/2021	NAP	10/26/2021	10/28/2021	14%	No
5.03	Property		1	4219 Air Trans Road	0.5%	NAP	NAP	NAP	10/27/2021	NAP	10/26/2021	10/28/2021	15%	No
5.04	Property		1	4502 Maass Road	0.4%	4,831	5.8%	5/31/2025	10/27/2021	NAP	10/26/2021	NAP	NAP	No
5.05	Property		1	3615 Lamar Avenue	0.4%	NAP	NAP	NAP	10/27/2021	NAP	10/26/2021	10/28/2021	15%	No
5.06	Property		1	3638-3684 Contract Road	0.2%	NAP	NAP	NAP	10/27/2021	NAP	10/26/2021	10/28/2021	15%	No
6	Loan		2	Hall Office Portfolio	3.9%
6.01	Property		1	Building E1	2.0%	13,258	9.2%	11/30/2027	9/21/2021	NAP	9/21/2021	NAP	NAP	No
6.02	Property		1	Freeport 9	1.8%	NAP	NAP	NAP	9/21/2021	NAP	9/21/2021	NAP	NAP	No
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	10,430	4.2%	1/31/2031	6/4/2021	NAP	7/13/2021	NAP	NAP	No
8	Loan	8, 39	3	TLR Portfolio	3.2%
8.01	Property		1	Bahia Apartments	1.6%	NAP	NAP	NAP	10/25/2021	NAP	10/28/2021	NAP	NAP	No
8.02	Property		1	Royal Breeze Apartments	1.0%	NAP	NAP	NAP	10/21/2021	NAP	10/27/2021	NAP	NAP	No
8.03	Property		1	Lenox Place Apartments	0.6%	NAP	NAP	NAP	10/25/2021	NAP	10/27/2021	NAP	NAP	No
9	Loan	40, 41	1	40 Gansevoort	3.0%	NAP	NAP	NAP	10/6/2021	NAP	10/6/2021	NAP	NAP	No
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%
10.01	Property		1	50 Penn Place	1.3%	8,452	2.7%	12/31/2028	10/6/2021	NAP	10/7/2021	NAP	NAP	No
10.02	Property		1	Beacon Ridge Tower	0.7%	4,886	3.2%	1/31/2025	10/6/2021	NAP	10/6/2021	NAP	NAP	No
10.03	Property		1	100 Concourse	0.7%	6,077	4.8%	11/30/2027	10/6/2021	NAP	10/5/2021	NAP	NAP	No
10.04	Property		1	800 Concourse	0.2%	NAP	NAP	NAP	10/6/2021	NAP	10/5/2021	NAP	NAP	No
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	NAP	NAP	NAP	10/18/2021	NAP	10/18/2021	NAP	NAP	Yes - AE
12	Loan		6	JMT Chicago Multi Portfolio	2.8%
12.01	Property		1	Somerset I	1.2%	NAP	NAP	NAP	10/20/2021	NAP	10/19/2021	NAP	NAP	Yes - AE
12.02	Property		1	Oak Lawn	0.4%	NAP	NAP	NAP	10/20/2021	NAP	10/19/2021	NAP	NAP	No
12.03	Property		1	Somerset II	0.4%	NAP	NAP	NAP	10/20/2021	NAP	10/19/2021	NAP	NAP	No
12.04	Property		1	Kenmore	0.4%	NAP	NAP	NAP	10/20/2021	NAP	10/19/2021	NAP	NAP	No
12.05	Property		1	Somerset III	0.2%	NAP	NAP	NAP	10/20/2021	NAP	10/19/2021	NAP	NAP	No
12.06	Property		1	Washington	0.2%	NAP	NAP	NAP	10/28/2021	NAP	10/25/2021	NAP	NAP	No
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	NAP	NAP	NAP	8/27/2021	NAP	8/26/2021	NAP	NAP	No
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%
14.01	Property		1	Nyberg Rivers	1.4%	21,750	7.3%	10/31/2024	8/26/2021	NAP	8/26/2021	8/26/2021	6%	Yes - A, AE
14.02	Property		1	Nyberg Woods	1.3%	10,151	4.7%	10/31/2022	8/26/2021	NAP	8/26/2021	8/26/2021	6%	Yes - A, AE
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%
15.01	Property		1	2314 Sybrandt Road	1.3%	NAP	NAP	NAP	9/16/2021	NAP	9/16/2021	NAP	NAP	No
15.02	Property		1	110 Sara Lee Road	1.2%	NAP	NAP	NAP	9/16/2021	NAP	9/16/2021	NAP	NAP	No
15.03	Property		1	1528 South Hayford Road	0.1%	NAP	NAP	NAP	9/16/2021	NAP	9/16/2021	NAP	NAP	No
15.04	Property		1	105 Ashland Avenue	0.1%	NAP	NAP	NAP	9/16/2021	NAP	9/16/2021	NAP	NAP	No
16	Loan		1	The Colony Cooperative	2.3%	NAP	NAP	NAP	10/27/2021	NAP	10/27/2021	NAP	NAP	No
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP	NAP	NAP	10/12/2021	NAP	10/1/2021	NAP	NAP	No
18	Loan	65	1	SolutionReach	2.0%	NAP	NAP	NAP	4/20/2021	NAP	4/20/2021	6/15/2021	5%	No
19	Loan	8, 66	1	The Veranda	2.0%	23,089	6.3%	10/31/2027	8/19/2021	NAP	8/17/2021	8/18/2021	13%	No
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%
20.01	Property		1	PGA Tour Superstore	0.6%	NAP	NAP	NAP	9/1/2021	NAP	9/1/2021	NAP	NAP	No
20.02	Property		1	Denver West Office	0.5%	NAP	NAP	NAP	9/16/2021	NAP	9/16/2021	NAP	NAP	No
21	Loan	68, 69	1	Fresenius Industrial	0.6%	NAP	NAP	NAP	8/31/2021	NAP	8/27/2021	NAP	NAP	No
22	Loan	70	1	435 North Roxbury	1.6%	2,022	4.6%	11/30/2023	8/18/2021	NAP	8/18/2021	8/18/2021	18%	No
23	Loan	71	1	466 Broome Street	1.5%	3,100	9.7%	12/31/2034	6/24/2021	NAP	6/24/2021	NAP	NAP	No
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	NAP	NAP	NAP	9/17/2021	NAP	9/17/2021	9/17/2021	12%	No
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%
25.01	Property		1	459 Park Ave S	0.3%	NAP	NAP	NAP	8/27/2021	NAP	8/27/2021	NAP	NAP	No
25.02	Property		1	147 W 111th St	0.3%	NAP	NAP	NAP	8/27/2021	NAP	8/27/2021	NAP	NAP	No
25.03	Property		1	210 W 35th St	0.3%	NAP	NAP	NAP	8/27/2021	NAP	8/27/2021	NAP	NAP	No
25.04	Property		1	60 Pearl St	0.3%	NAP	NAP	NAP	8/27/2021	NAP	8/27/2021	NAP	NAP	Yes - AE
25.05	Property		1	442-444 W 50th St	0.2%	NAP	NAP	NAP	8/27/2021	NAP	8/27/2021	NAP	NAP	No
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	14,200	4.6%	11/30/2061	6/24/2021	NAP	6/24/2021	6/24/2021	12%	No
27	Loan	82	1	Southlake Center	1.3%	9,715	2.3%	10/31/2027	2/12/2021	NAP	2/12/2021	NAP	NAP	No
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	21,000	4.5%	9/30/2027	7/7/2021	NAP	7/22/2021	NAP	NAP	No
29	Loan		1	Westward Ho	1.2%	NAP	NAP	NAP	10/1/2021	NAP	10/1/2021	9/30/2021	6%	No
30	Loan	86, 87	1	Greystone Lofts	1.2%	NAP	NAP	NAP	7/23/2021	NAP	7/26/2021	NAP	NAP	Yes - AE
31	Loan	88	3	SLJ Portfolio	1.2%
31.01	Property		1	162-24 Jamaica Ave	0.8%	NAP	NAP	NAP	7/27/2021	NAP	7/27/2021	NAP	NAP	No
31.02	Property		1	300 US Highway 202	0.3%	NAP	NAP	NAP	7/27/2021	NAP	7/27/2021	NAP	NAP	No
31.03	Property		1	2706 Route 22	0.2%	NAP	NAP	NAP	7/27/2021	NAP	7/27/2021	NAP	NAP	No
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%
32.01	Property		1	Torrance	0.3%	NAP	NAP	NAP	7/2/2021	NAP	7/2/2021	7/2/2021	9%	No
32.02	Property		1	West Jordan	0.2%	NAP	NAP	NAP	7/2/2021	NAP	7/2/2021	7/2/2021	6%	No
32.03	Property		1	Bristol	0.2%	NAP	NAP	NAP	9/15/2021	NAP	9/16/2021	NAP	NAP	No
32.04	Property		1	Chattanooga	0.2%	NAP	NAP	NAP	9/15/2021	NAP	9/15/2021	NAP	NAP	No
32.05	Property		1	Wheaton	0.2%	NAP	NAP	NAP	9/15/2021	NAP	9/15/2021	NAP	NAP	No
32.06	Property		1	Albertville	0.1%	NAP	NAP	NAP	9/29/2021	NAP	9/30/2021	NAP	NAP	No
33	Loan	93, 94	1	223 Quaker Road	1.2%	NAP	NAP	NAP	11/15/2021	NAP	10/8/2021	NAP	NAP	No
34	Loan	95, 96	1	Junction 4121	1.2%	NAP	NAP	NAP	8/17/2021	NAP	8/17/2021	8/17/2021	8%	No
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	NAP	NAP	NAP	7/12/2021	NAP	10/7/2021	NAP	NAP	No
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	3,500	6.5%	7/31/2031	8/23/2021	NAP	8/20/2021	NAP	NAP	No
37	Loan	103	1	Lake Drive Plaza	0.9%	2,940	1.8%	1/31/2026	9/17/2021	NAP	9/17/2021	NAP	NAP	No
38	Loan		1	Franklin Square	0.9%	4,235	3.2%	11/30/2023	10/13/2021	NAP	10/13/2021	NAP	NAP	No
39	Loan		1	901 Corporate	0.9%	NAP	NAP	NAP	9/17/2021	NAP	9/17/2021	10/19/2021	15%	No
40	Loan	104	1	Home Depot Nanuet	0.8%	NAP	NAP	NAP	10/21/2021	NAP	10/21/2021	NAP	NAP	No
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	1,517	3.2%	1/31/2026	10/27/2021	NAP	10/27/2021	NAP	NAP	No
42	Loan	110	1	FedEx Topeka	0.7%	NAP	NAP	NAP	10/15/2021	NAP	10/13/2021	NAP	NAP	No
43	Loan		1	Fondren Hill Apartments	0.7%	NAP	NAP	NAP	9/13/2021	NAP	9/9/2021	NAP	NAP	No

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone
44	Loan	111	1	Brookside Industrial Park	0.5%	24,130	7.9%	7/31/2023	9/29/2021	NAP	9/29/2021	NAP	NAP	No
45	Loan	112	1	Shoppes of Mason	0.5%	2,000	2.5%	9/30/2023	9/22/2021	NAP	9/22/2021	NAP	NAP	No
46	Loan		1	560 Village Boulevard	0.5%	3,000	4.8%	3/31/2022	9/15/2021	NAP	9/14/2021	NAP	NAP	No
47	Loan	113, 114	1	7670 Woodway	0.5%	3,451	4.9%	10/31/2026	9/21/2021	NAP	9/17/2021	NAP	NAP	No
48	Loan	115	2	Maize & Blue 2 Pack	0.5%
48.01	Property		1	1320 South University Avenue	0.4%	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP	NAP	No
48.02	Property		1	511 East Hoover Avenue	0.1%	NAP	NAP	NAP	10/8/2021	NAP	10/8/2021	NAP	NAP	No
49	Loan		2	259 Reynolds & 678 Scotland	0.5%
49.01	Property		1	678 Scotland	0.2%	NAP	NAP	NAP	9/29/2021	NAP	9/28/2021	NAP	NAP	No
49.02	Property		1	259 Reynolds	0.2%	NAP	NAP	NAP	9/30/2021	NAP	9/29/2021	NAP	NAP	No
50	Loan		7	CityLine Storage Express Portfolio	0.4%
50.01	Property		1	Storage Express - Waverly	0.1%	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP	NAP	No
50.02	Property		1	Storage Express - Chapel Hill	0.1%	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP	NAP	No
50.03	Property		1	Storage Express - Pulaski	0.1%	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP	NAP	No
50.04	Property		1	Storage Express - Hohenwald	0.1%	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP	NAP	No
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP	NAP	No
50.06	Property		1	Storage Express - Shelbyville	0.1%	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP	NAP	No
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP	NAP	No
51	Loan		1	145 Saw Mill Road	0.4%	6,927	7.0%	6/30/2026	10/8/2021	NAP	10/8/2021	NAP	NAP	Yes - AE
52	Loan		1	Springfield Plaza	0.4%	7,800	4.8%	5/31/2025	8/26/2021	NAP	8/25/2021	NAP	NAP	No
53	Loan		1	Willow Tree Apartments	0.4%	NAP	NAP	NAP	10/20/2021	NAP	10/20/2021	NAP	NAP	No
54	Loan		1	233 Jackson Street	0.3%	NAP	NAP	NAP	11/12/2021	NAP	11/12/2021	NAP	NAP	No
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	NAP	NAP	NAP	8/8/2021	NAP	8/6/2021	NAP	NAP	No
56	Loan	116	1	1048 Manzanita	0.2%	NAP	NAP	NAP	8/17/2021	NAP	8/17/2021	8/17/2021	8%	No
57	Loan	117	1	CVS Newnan	0.1%	NAP	NAP	NAP	9/23/2021	NAP	9/23/2021	NAP	NAP	No

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	Fee	NAP	NAP	NAP	NAP	0	Springing
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	Fee / Leasehold	9/8/2076	None	34,385	Yes	537,919	89,653
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	Fee	NAP	NAP	NAP	NAP	525,310	525,310
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	Fee	NAP	NAP	NAP	NAP	0	Springing
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%						524,435	58,271
5.01	Property		1	5000 East Raines Road	1.9%	Fee	NAP	NAP	NAP	NAP
5.02	Property		1	6125 Shelby Drive	0.7%	Fee	NAP	NAP	NAP	NAP
5.03	Property		1	4219 Air Trans Road	0.5%	Fee	NAP	NAP	NAP	NAP
5.04	Property		1	4502 Maass Road	0.4%	Fee	NAP	NAP	NAP	NAP
5.05	Property		1	3615 Lamar Avenue	0.4%	Fee	NAP	NAP	NAP	NAP
5.06	Property		1	3638-3684 Contract Road	0.2%	Fee	NAP	NAP	NAP	NAP
6	Loan		2	Hall Office Portfolio	3.9%						101,645	101,645
6.01	Property		1	Building E1	2.0%	Fee	NAP	NAP	NAP	NAP
6.02	Property		1	Freeport 9	1.8%	Fee	NAP	NAP	NAP	NAP
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	Fee	NAP	NAP	NAP	NAP	469,915	68,011
8	Loan	8, 39	3	TLR Portfolio	3.2%						77,287	77,287
8.01	Property		1	Bahia Apartments	1.6%	Fee	NAP	NAP	NAP	NAP
8.02	Property		1	Royal Breeze Apartments	1.0%	Fee	NAP	NAP	NAP	NAP
8.03	Property		1	Lenox Place Apartments	0.6%	Fee	NAP	NAP	NAP	NAP
9	Loan	40, 41	1	40 Gansevoort	3.0%	Leasehold	7/31/2069	None	1,700,320	Yes	0	Springing
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%						102,003	51,001
10.01	Property		1	50 Penn Place	1.3%	Fee	NAP	NAP	NAP	NAP
10.02	Property		1	Beacon Ridge Tower	0.7%	Fee	NAP	NAP	NAP	NAP
10.03	Property		1	100 Concourse	0.7%	Fee	NAP	NAP	NAP	NAP
10.04	Property		1	800 Concourse	0.2%	Fee	NAP	NAP	NAP	NAP
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	Fee	NAP	NAP	NAP	NAP	130,293	65,147
12	Loan		6	JMT Chicago Multi Portfolio	2.8%						540,070	90,012
12.01	Property		1	Somerset I	1.2%	Fee	NAP	NAP	NAP	NAP
12.02	Property		1	Oak Lawn	0.4%	Fee	NAP	NAP	NAP	NAP
12.03	Property		1	Somerset II	0.4%	Fee	NAP	NAP	NAP	NAP
12.04	Property		1	Kenmore	0.4%	Fee	NAP	NAP	NAP	NAP
12.05	Property		1	Somerset III	0.2%	Fee	NAP	NAP	NAP	NAP
12.06	Property		1	Washington	0.2%	Fee	NAP	NAP	NAP	NAP
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	Fee	NAP	NAP	NAP	NAP	0	Springing
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%						0	Springing
14.01	Property		1	Nyberg Rivers	1.4%	Leasehold	7/31/2087 and 7/1/2089	None	1,837,000	Yes
14.02	Property		1	Nyberg Woods	1.3%	Leasehold	5/23/2081	None	1,016,400	Yes
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%						0	Springing
15.01	Property		1	2314 Sybrandt Road	1.3%	Fee	NAP	NAP	NAP	NAP
15.02	Property		1	110 Sara Lee Road	1.2%	Fee	NAP	NAP	NAP	NAP
15.03	Property		1	1528 South Hayford Road	0.1%	Fee	NAP	NAP	NAP	NAP
15.04	Property		1	105 Ashland Avenue	0.1%	Fee	NAP	NAP	NAP	NAP
16	Loan		1	The Colony Cooperative	2.3%	Fee	NAP	NAP	NAP	NAP	0	Springing
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	Fee	NAP	NAP	NAP	NAP	0	Springing
18	Loan	65	1	SolutionReach	2.0%	Fee	NAP	NAP	NAP	NAP	20,921	20,921
19	Loan	8, 66	1	The Veranda	2.0%	Fee	NAP	NAP	NAP	NAP	0	Springing
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%						139,645	23,274
20.01	Property		1	PGA Tour Superstore	0.6%	Fee	NAP	NAP	NAP	NAP
20.02	Property		1	Denver West Office	0.5%	Fee	NAP	NAP	NAP	NAP
21	Loan	68, 69	1	Fresenius Industrial	0.6%	Fee	NAP	NAP	NAP	NAP	0	Springing
22	Loan	70	1	435 North Roxbury	1.6%	Fee	NAP	NAP	NAP	NAP	17,817	8,908
23	Loan	71	1	466 Broome Street	1.5%	Fee	NAP	NAP	NAP	NAP	329,652	54,942
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	Fee	NAP	NAP	NAP	NAP	167,478	34,709
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%						35,396	35,396
25.01	Property		1	459 Park Ave S	0.3%	Fee	NAP	NAP	NAP	NAP
25.02	Property		1	147 W 111th St	0.3%	Fee	NAP	NAP	NAP	NAP
25.03	Property		1	210 W 35th St	0.3%	Fee	NAP	NAP	NAP	NAP
25.04	Property		1	60 Pearl St	0.3%	Fee	NAP	NAP	NAP	NAP
25.05	Property		1	442-444 W 50th St	0.2%	Fee	NAP	NAP	NAP	NAP
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	Fee / Leasehold	3/31/2041	1, 29-year extension option	12	No	469,292	52,144
27	Loan	82	1	Southlake Center	1.3%	Fee	NAP	NAP	NAP	NAP	70,329	70,329
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	Fee	NAP	NAP	NAP	NAP	75,408	37,703
29	Loan		1	Westward Ho	1.2%	Fee	NAP	NAP	NAP	NAP	34,993	6,999
30	Loan	86, 87	1	Greystone Lofts	1.2%	Fee	NAP	NAP	NAP	NAP	132,596	34,773
31	Loan	88	3	SLJ Portfolio	1.2%						50,385	50,385
31.01	Property		1	162-24 Jamaica Ave	0.8%	Fee	NAP	NAP	NAP	NAP
31.02	Property		1	300 US Highway 202	0.3%	Fee	NAP	NAP	NAP	NAP
31.03	Property		1	2706 Route 22	0.2%	Fee	NAP	NAP	NAP	NAP
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%						0	Springing
32.01	Property		1	Torrance	0.3%	Fee	NAP	NAP	NAP	NAP
32.02	Property		1	West Jordan	0.2%	Fee	NAP	NAP	NAP	NAP
32.03	Property		1	Bristol	0.2%	Fee	NAP	NAP	NAP	NAP
32.04	Property		1	Chattanooga	0.2%	Fee	NAP	NAP	NAP	NAP
32.05	Property		1	Wheaton	0.2%	Fee	NAP	NAP	NAP	NAP
32.06	Property		1	Albertville	0.1%	Fee	NAP	NAP	NAP	NAP
33	Loan	93, 94	1	223 Quaker Road	1.2%	Fee	NAP	NAP	NAP	NAP	246,354	30,794
34	Loan	95, 96	1	Junction 4121	1.2%	Fee	NAP	NAP	NAP	NAP	0	Springing
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	Fee	NAP	NAP	NAP	NAP	236,140	39,357
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	Fee / Leasehold	7/31/2070	None	380,000	Yes	17,443	17,443
37	Loan	103	1	Lake Drive Plaza	0.9%	Fee	NAP	NAP	NAP	NAP	0	10,954
38	Loan		1	Franklin Square	0.9%	Fee	NAP	NAP	NAP	NAP	18,396	18,396
39	Loan		1	901 Corporate	0.9%	Fee	NAP	NAP	NAP	NAP	40,676	20,338
40	Loan	104	1	Home Depot Nanuet	0.8%	Fee	NAP	NAP	NAP	NAP	0	Springing
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	Fee	NAP	NAP	NAP	NAP	0	18,162
42	Loan	110	1	FedEx Topeka	0.7%	Fee	NAP	NAP	NAP	NAP	0	Springing
43	Loan		1	Fondren Hill Apartments	0.7%	Fee	NAP	NAP	NAP	NAP	74,916	6,243

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)
44	Loan	111	1	Brookside Industrial Park	0.5%	Fee	NAP	NAP	NAP	NAP	11,830	11,830
45	Loan	112	1	Shoppes of Mason	0.5%	Fee	NAP	NAP	NAP	NAP	73,129	14,626
46	Loan		1	560 Village Boulevard	0.5%	Fee	NAP	NAP	NAP	NAP	202,670	21,088
47	Loan	113, 114	1	7670 Woodway	0.5%	Fee	NAP	NAP	NAP	NAP	0	13,511
48	Loan	115	2	Maize & Blue 2 Pack	0.5%						21,736	8,070
48.01	Property		1	1320 South University Avenue	0.4%	Fee	NAP	NAP	NAP	NAP
48.02	Property		1	511 East Hoover Avenue	0.1%	Fee	NAP	NAP	NAP	NAP
49	Loan		2	259 Reynolds & 678 Scotland	0.5%						13,886	13,886
49.01	Property		1	678 Scotland	0.2%	Fee	NAP	NAP	NAP	NAP
49.02	Property		1	259 Reynolds	0.2%	Fee	NAP	NAP	NAP	NAP
50	Loan		7	CityLine Storage Express Portfolio	0.4%						0	2,788
50.01	Property		1	Storage Express - Waverly	0.1%	Fee	NAP	NAP	NAP	NAP
50.02	Property		1	Storage Express - Chapel Hill	0.1%	Fee	NAP	NAP	NAP	NAP
50.03	Property		1	Storage Express - Pulaski	0.1%	Fee	NAP	NAP	NAP	NAP
50.04	Property		1	Storage Express - Hohenwald	0.1%	Fee	NAP	NAP	NAP	NAP
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	Fee	NAP	NAP	NAP	NAP
50.06	Property		1	Storage Express - Shelbyville	0.1%	Fee	NAP	NAP	NAP	NAP
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	Fee	NAP	NAP	NAP	NAP
51	Loan		1	145 Saw Mill Road	0.4%	Fee	NAP	NAP	NAP	NAP	6,180	6,180
52	Loan		1	Springfield Plaza	0.4%	Fee	NAP	NAP	NAP	NAP	19,909	19,909
53	Loan		1	Willow Tree Apartments	0.4%	Fee	NAP	NAP	NAP	NAP	30,075	10,025
54	Loan		1	233 Jackson Street	0.3%	Fee	NAP	NAP	NAP	NAP	1,158	386
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	Fee	NAP	NAP	NAP	NAP	0	Springing
56	Loan	116	1	1048 Manzanita	0.2%	Fee	NAP	NAP	NAP	NAP	0	Springing
57	Loan	117	1	CVS Newnan	0.1%	Fee	NAP	NAP	NAP	NAP	0	Springing

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	0	Springing	0	0	0	52,062,079	Springing	0
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	0	Springing	0	7,151	171,624	3,000,000	Springing	2,000,000
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	90,983	22,746	0	1,218	0	0	0	0
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	0	Springing	0	Springing	204,710	0	Springing	1,228,257
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	0	Springing	0	42,662	1,535,847	2,000,000	Springing	500,000
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	0	Springing	112,000	4,970	178,926	0	24,848	1,490,885
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	18,270	18,270	0	4,099	0	4,750,000	Springing	2,000,000
8	Loan	8, 39	3	TLR Portfolio	3.2%	282,923	28,292	0	14,333	0	0	0	0
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	0	Springing	1,034	1,034	0	0	Springing	0
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	0	Springing	0	13,371	320,892	1,165,642	37,437	898,798
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	0	Springing	0	0	0	0	0	0
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	32,012	89	0	12,096	0	0	0	0
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	0	Springing	0	Springing	0	0	Springing	0
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	0	Springing	0	0	0	0	Springing	1,536,012
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	0	Springing	0	Springing	0	0	Springing	0
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	0	Springing	0	Springing	0	0	0	0
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	0	Springing	0	Springing	0	0	0	0
18	Loan	65	1	SolutionReach	2.0%	0	Springing	1,821	1,821	0	12,137	12,137	0
19	Loan	8, 66	1	The Veranda	2.0%	0	Springing	0	0	0	0	Springing	1,096,677
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	0	Springing	0	1,275	0	0	7,209	0
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	0	Springing	0	Springing	0	0	Springing	0
22	Loan	70	1	435 North Roxbury	1.6%	31,935	7,984	0	Springing	0	264,985	Springing	0
23	Loan	71	1	466 Broome Street	1.5%	0	Springing	0	2,279	0	0	6,250	300,000
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	18,892	1,574	0	Springing	0	0	Springing	0
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	32,755	5,459	0	1,287	0	0	959	0
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	0	Springing	0	8,412	0	0	Springing	305,229
27	Loan	82	1	Southlake Center	1.3%	0	Springing	0	15,382	0	475,000	35,417	1,000,000
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	0	Springing	0	5,855	210,000	0	31,228	1,112,000
29	Loan		1	Westward Ho	1.2%	6,274	1,046	0	546	0	0	0	0
30	Loan	86, 87	1	Greystone Lofts	1.2%	0	Springing	4,085	4,088	112,500	0	0	0
31	Loan	88	3	SLJ Portfolio	1.2%	26,109	5,222	0	2,296	0	0	7,879	283,631
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	10,823	5,412	0	Springing	0	0	Springing	0
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	29,187	5,837	0	1,135	50,000	0	5,678	350,000
34	Loan	95, 96	1	Junction 4121	1.2%	0	Springing	0	712	0	0	665	0
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	3,164	3,164	27,083	Springing	0	0	Springing	0
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	30,874	4,411	0	769	0	75,000	7,819	0
37	Loan	103	1	Lake Drive Plaza	0.9%	0	2,518	0	2,044	0	0	5,450	196,214
38	Loan		1	Franklin Square	0.9%	0	Springing	0	2,237	0	700,000	7,831	800,000
39	Loan		1	901 Corporate	0.9%	7,494	2,498	0	0	0	0	Springing	0
40	Loan	104	1	Home Depot Nanuet	0.8%	8,560	8,560	0	Springing	0	3,908	3,908	0
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	10,867	Springing	0	588	0	257,123	4,901	0
42	Loan	110	1	FedEx Topeka	0.7%	3,511	1,756	0	226	0	0	Springing	0
43	Loan		1	Fondren Hill Apartments	0.7%	24,192	3,024	236,888	2,000	0	0	0	0

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)
44	Loan	111	1	Brookside Industrial Park	0.5%	0	Springing	0	5,844	0	45,000	6,353	300,000
45	Loan	112	1	Shoppes of Mason	0.5%	3,291	1,646	0	1,347	0	0	2,693	96,960
46	Loan		1	560 Village Boulevard	0.5%	11,949	5,975	0	1,050	37,797	200,000	3,937	225,000
47	Loan	113, 114	1	7670 Woodway	0.5%	2,662	887	0	1,178	0	150,000	8,333	400,000
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	0	Springing	0	Springing	0	0	0	0
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	0	0	0	1,427	0	0	0	0
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	0	Springing	0	892	0	0	0	0
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	0	Springing	65,000	776	18,635	350,000	Springing	250,000
52	Loan		1	Springfield Plaza	0.4%	0	Springing	0	5,887	0	0	7,500	350,000
53	Loan		1	Willow Tree Apartments	0.4%	27,073	3,008	188,030	2,275	0	0	0	0
54	Loan		1	233 Jackson Street	0.3%	2,041	680	0	125	0	0	0	0
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	6,460	1,615	0	Springing	0	0	0	0
56	Loan	116	1	1048 Manzanita	0.2%	0	Springing	0	150	0	0	0	0
57	Loan	117	1	CVS Newnan	0.1%	0	Springing	0	Springing	0	0	0	0

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	0	0	0	0	97,383,122	0
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	0	0	0	0	938,901	Springing
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	0	0	0	0	27,146,846	0
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	0	0	0	0	0	0
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	0	0	0	153,368	3,650,505	0
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	0	0	0	0	278,162	0
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	0	0	0	625,845	729,544	0
8	Loan	8, 39	3	TLR Portfolio	3.2%	0	0	0	0	2,500,000	0
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	0	0	0	0	241,693	Springing
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	0	0	0	140,128	0	0
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	0	0	0	0	1,966,090	0
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	500,000	0	0	444,348	0	0
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	0	0	0	0	0	0
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	0	0	0	0	1,508,233	Springing
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	0	0	0	0	0	0
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	0	0	0	0	0	0
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	0	0	0	0	0	0
18	Loan	65	1	SolutionReach	2.0%	0	0	0	0	0	0
19	Loan	8, 66	1	The Veranda	2.0%	0	0	0	0	979,702	0
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	0	0	0	78,000	5,729	0
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	0	0	0	13,000	0	0
22	Loan	70	1	435 North Roxbury	1.6%	0	0	0	0	187,362	0
23	Loan	71	1	466 Broome Street	1.5%	0	0	0	10,000	493,511	0
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	0	0	0	0	0	0
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	0	0	0	40,419	12,500	0
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	0	0	0	0	364,582	0
27	Loan	82	1	Southlake Center	1.3%	0	0	0	29,250	0	0
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	0	0	0	0	1,550,426	20,833
29	Loan		1	Westward Ho	1.2%	0	0	0	12,750	0	0
30	Loan	86, 87	1	Greystone Lofts	1.2%	0	0	0	47,788	0	0
31	Loan	88	3	SLJ Portfolio	1.2%	0	0	0	172,731	0	0
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	0	0	0	114,569	0	Springing
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	0	0	0	0	566,667	0
34	Loan	95, 96	1	Junction 4121	1.2%	0	0	0	0	0	0
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	0	0	0	5,625	198,750	0
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	0	0	0	1,094	0	69,666
37	Loan	103	1	Lake Drive Plaza	0.9%	0	0	0	0	0	0
38	Loan		1	Franklin Square	0.9%	0	0	0	24,949	0	0
39	Loan		1	901 Corporate	0.9%	0	0	0	0	0	0
40	Loan	104	1	Home Depot Nanuet	0.8%	0	0	0	0	0	0
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	0	0	0	0	65,507	0
42	Loan	110	1	FedEx Topeka	0.7%	0	0	0	0	0	0
43	Loan		1	Fondren Hill Apartments	0.7%	0	0	0	71,969	0	0

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
44	Loan	111	1	Brookside Industrial Park	0.5%	0	0	0	75,240	274,680	0
45	Loan	112	1	Shoppes of Mason	0.5%	0	0	0	17,325	33,600	0
46	Loan		1	560 Village Boulevard	0.5%	0	0	0	0	53,857	0
47	Loan	113, 114	1	7670 Woodway	0.5%	0	0	0	66,536	29,144	0
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	0	0	0	0	0	0
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	0	0	0	31,838	0	0
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	0	0	0	58,950	0	0
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	0	0	0	16,125	0	0
52	Loan		1	Springfield Plaza	0.4%	0	0	0	0	0	0
53	Loan		1	Willow Tree Apartments	0.4%	0	0	0	39,313	0	0
54	Loan		1	233 Jackson Street	0.3%	0	0	0	0	0	0
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	0	0	0	0	0	0
56	Loan	116	1	1048 Manzanita	0.2%	0	0	0	0	0	0
57	Loan	117	1	CVS Newnan	0.1%	0	0	0	0	0	0

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Description

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	Base Building Work Reserve (Upfront: 86,650,891), Aventis Rent Reserve (Upfront: 10,732,230.67)
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	Free Rent Reserve (Upfront: $185,151.23), Outstanding TI/LC (Upfront: $753,750.08), Ground Rent Reserve (Monthly: Springing)
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	Expansion Reserve (Upfront: $14,146,846.45), Seller Credit Reserve (Upfront: $13,000,000)
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	NAP
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	Near Term Rollover Reserve (Upfront: $2,034,708), Unfunded Obligations Reserve (Upfront: $1,104,585), Gap Rent Reserve (Upfront: $288,611.60), Roof Work Reserve (Upfront: $222,600)
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	Free Rent Reserve
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	Unfunded Obligations Reserve
8	Loan	8, 39	3	TLR Portfolio	3.2%	Holdback Reserve
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	Ground Lease Reserve (Upfront: $141,693; Monthly: Springing), Rent Concession Reserve (Upfront: $100,000)
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	NAP
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	Interest Reserve
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	NAP
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	NAP
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	Outstanding TI Reserve (Upfront: $1,508,233), Ground Lease Reserve (Monthly: Springing)
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	NAP
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP
18	Loan	65	1	SolutionReach	2.0%	NAP
19	Loan	8, 66	1	The Veranda	2.0%	Outstanding TI Reserve
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	Deferred Rent Reserve
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	NAP
22	Loan	70	1	435 North Roxbury	1.6%	Free Rent Reserve
23	Loan	71	1	466 Broome Street	1.5%	Free Rent Reserve
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	Certificate of Occupancy Reserve
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	Unfunded Obligations Reserve (Upfront: $333,450), Gap Rent Reserve (Upfront: $31,132)
27	Loan	82	1	Southlake Center	1.3%	NAP
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	Unfunded Obligations Reserve (Upfront: $1,046,674.18), Rollover Reserve (Upfront: $500,000; Monthly: $20,833.33; Cap: $1,000,000), Ground Rent Reserve (Upfront: $3,751.67; Monthly: Springing)
29	Loan		1	Westward Ho	1.2%	NAP
30	Loan	86, 87	1	Greystone Lofts	1.2%	NAP
31	Loan	88	3	SLJ Portfolio	1.2%	NAP
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	Metal Finishing Technologies Reserve (Monthly: Springing; Cap: $532,475), OldCastle Building Envelope Reserve (Monthly: Springing; Cap: $344,821)
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	Gap Rent Reserve
34	Loan	95, 96	1	Junction 4121	1.2%	NAP
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	Outstanding Capital Expenditure Reserve
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	Ground Rent Reserve
37	Loan	103	1	Lake Drive Plaza	0.9%	NAP
38	Loan		1	Franklin Square	0.9%	NAP
39	Loan		1	901 Corporate	0.9%	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	Rent Reserve
42	Loan	110	1	FedEx Topeka	0.7%	NAP
43	Loan		1	Fondren Hill Apartments	0.7%	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Description
44	Loan	111	1	Brookside Industrial Park	0.5%	Unfunded Obligations Reserve
45	Loan	112	1	Shoppes of Mason	0.5%	Unfunded Obligations Reserve
46	Loan		1	560 Village Boulevard	0.5%	Unfunded Obligations Reserve (Upfront: $40,000), Free Rent Reserve (Upfront: $13,856.98)
47	Loan	113, 114	1	7670 Woodway	0.5%	Unfunded Obligations Reserve
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	NAP
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	NAP
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	NAP
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	NAP
52	Loan		1	Springfield Plaza	0.4%	NAP
53	Loan		1	Willow Tree Apartments	0.4%	NAP
54	Loan		1	233 Jackson Street	0.3%	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	NAP
56	Loan	116	1	1048 Manzanita	0.2%	NAP
57	Loan	117	1	CVS Newnan	0.1%	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	0	0	NAP	Hard	Springing	Yes	No	No	NAP
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	0	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	0	0	NAP	Hard	In Place	Yes	No	Yes	Yes
8	Loan	8, 39	3	TLR Portfolio	3.2%	0	0	NAP	Springing	Springing	Yes	No	Yes	Yes
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	0	0	NAP	Hard	Springing	No	Yes	No	NAP
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	0	0	NAP	Soft	Springing	Yes	No	No	NAP
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	0	0	NAP	Soft	Springing	Yes	No	No	NAP
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	0	0	NAP	Hard	In Place	Yes	Yes	Yes	Yes
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	0	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	0	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	0	0	NAP	Springing	Springing	No	No	No	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	0	0	NAP	Springing	Springing	No	No	No	NAP
18	Loan	65	1	SolutionReach	2.0%	0	0	NAP	Hard	Springing	No	Yes	No	NAP
19	Loan	8, 66	1	The Veranda	2.0%	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
22	Loan	70	1	435 North Roxbury	1.6%	0	0	NAP	Hard	Springing	Yes	No	No	NAP
23	Loan	71	1	466 Broome Street	1.5%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	0	0	NAP	Soft	Springing	Yes	No	No	NAP
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	0	0	NAP	Hard	Springing	Yes	No	Yes	No
27	Loan	82	1	Southlake Center	1.3%	0	0	NAP	Hard	Springing	Yes	No	No	NAP
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	1,000,000	0	NAP	Hard	Springing	Yes	Yes	Yes	No
29	Loan		1	Westward Ho	1.2%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
30	Loan	86, 87	1	Greystone Lofts	1.2%	0	0	NAP	Soft	Springing	Yes	No	No	NAP
31	Loan	88	3	SLJ Portfolio	1.2%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	877,296	0	NAP	Springing	Springing	Yes	Yes	No	NAP
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
34	Loan	95, 96	1	Junction 4121	1.2%	0	0	NAP	Hard (Commercial) / Soft (Residential)	Springing	Yes	Yes	No	NAP
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
37	Loan	103	1	Lake Drive Plaza	0.9%	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
38	Loan		1	Franklin Square	0.9%	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
39	Loan		1	901 Corporate	0.9%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	0	0	NAP	Hard	In Place	Yes	Yes	No	NAP
42	Loan	110	1	FedEx Topeka	0.7%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
43	Loan		1	Fondren Hill Apartments	0.7%	0	0	NAP	Springing	Springing	Yes	No	No	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)
44	Loan	111	1	Brookside Industrial Park	0.5%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
45	Loan	112	1	Shoppes of Mason	0.5%	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
46	Loan		1	560 Village Boulevard	0.5%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
47	Loan	113, 114	1	7670 Woodway	0.5%	0	0	NAP	Hard	Springing	Yes	No	No	NAP
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
52	Loan		1	Springfield Plaza	0.4%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
53	Loan		1	Willow Tree Apartments	0.4%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
54	Loan		1	233 Jackson Street	0.3%	0	0	NAP	Springing	Springing	Yes	No	No	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
56	Loan	116	1	1048 Manzanita	0.2%	0	0	NAP	Soft	Springing	Yes	No	No	NAP
57	Loan	117	1	CVS Newnan	0.1%	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	148,140,816	665,859,184	1,570,749.49	1,920,210.93	411,000,000	2.79200%	1,225,000,000	2,889,752.32
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	75,000,000	135,667,000	325,308.74	505,147.28	NAP	NAP	210,667,000	505,147.28
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	63,150,000	236,150,000	537,220.75	680,881.52	114,700,000	2.69250%	414,000,000	941,814.06
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	55,000,000	47,000,000	133,467.49	289,652.85	NAP	NAP	102,000,000	289,652.85
8	Loan	8, 39	3	TLR Portfolio	3.2%	48,000,000	35,000,000	117,399.88	278,405.44	NAP	NAP	83,000,000	278,405.44
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	NAP	NAP	NAP	NAP	47,000,000	3.28797872340425%	90,000,000	374,125.22
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	40,000,000	23,000,000	72,095.95	197,480.21	NAP	NAP	63,000,000	197,480.21
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	40,000,000	23,900,000	73,523.76	196,576.07	NAP	NAP	63,900,000	196,576.07
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	40,000,000	23,150,000	75,402.29	205,687.01	NAP	NAP	63,150,000	205,687.01
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	65	1	SolutionReach	2.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	8, 66	1	The Veranda	2.0%	30,000,000	70,000,000	176,839.12	252,627.31	NAP	NAP	100,000,000	252,627.31
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	70	1	435 North Roxbury	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	71	1	466 Broome Street	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	20,000,000	70,000,000	206,410.88	265,385.42	NAP	NAP	90,000,000	265,385.42
27	Loan	82	1	Southlake Center	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	18,888,334	27,835,439	129,196.18	216,865.02	NAP	NAP	46,723,773	216,865.02
29	Loan		1	Westward Ho	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	86, 87	1	Greystone Lofts	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	88	3	SLJ Portfolio	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	95, 96	1	Junction 4121	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	103	1	Lake Drive Plaza	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Franklin Square	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	901 Corporate	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	Loan	110	1	FedEx Topeka	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Fondren Hill Apartments	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)
44	Loan	111	1	Brookside Industrial Park	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan	112	1	Shoppes of Mason	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan		1	560 Village Boulevard	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	113, 114	1	7670 Woodway	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
52	Loan		1	Springfield Plaza	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53	Loan		1	Willow Tree Apartments	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
54	Loan		1	233 Jackson Street	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
56	Loan	116	1	1048 Manzanita	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
57	Loan	117	1	CVS Newnan	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
							4							4
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	62.7%	2.32	6.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	63.8%	3.16	9.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	50.0%	2.63	7.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	58.7%	2.70	9.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
8	Loan	8, 39	3	TLR Portfolio	3.2%	65.4%	1.78	7.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	63.7%	1.37	6.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	57.7%	2.35	9.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	60.0%	3.14	12.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	60.6%	2.06	8.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
18	Loan	65	1	SolutionReach	2.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
19	Loan	8, 66	1	The Veranda	2.0%	50.7%	3.41	10.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
22	Loan	70	1	435 North Roxbury	1.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
23	Loan	71	1	466 Broome Street	1.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	54.9%	2.37	8.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
27	Loan	82	1	Southlake Center	1.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	68.2%	1.42	8.6%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
29	Loan		1	Westward Ho	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
30	Loan	86, 87	1	Greystone Lofts	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31	Loan	88	3	SLJ Portfolio	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
34	Loan	95, 96	1	Junction 4121	1.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
37	Loan	103	1	Lake Drive Plaza	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
38	Loan		1	Franklin Square	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
39	Loan		1	901 Corporate	0.9%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
40	Loan	104	1	Home Depot Nanuet	0.8%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
42	Loan	110	1	FedEx Topeka	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
43	Loan		1	Fondren Hill Apartments	0.7%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)
44	Loan	111	1	Brookside Industrial Park	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
45	Loan	112	1	Shoppes of Mason	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
46	Loan		1	560 Village Boulevard	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
47	Loan	113, 114	1	7670 Woodway	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
52	Loan		1	Springfield Plaza	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
53	Loan		1	Willow Tree Apartments	0.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
54	Loan		1	233 Jackson Street	0.3%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No
56	Loan	116	1	1048 Manzanita	0.2%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	Yes
57	Loan	117	1	CVS Newnan	0.1%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	No

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Future Debt Permitted Type

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	NAP
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	NAP
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	NAP
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	NAP
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	NAP
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	NAP
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	NAP
8	Loan	8, 39	3	TLR Portfolio	3.2%	NAP
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	NAP
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	NAP
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	Earnout Advance (Min Amount of $6,000,000; Max Amount of $10,000,000; Max Combined LTV of 65.0%; Min Combined DSCR of 1.25x; Min Combined Debt Yield of 7.25%; Fee equal to 0.25% of Requested Earnout Advance)
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	NAP
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	NAP
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	NAP
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	Mezzanine (Max Amount of $10,000,000; Max Combined LTV of 60.6%; Min Combined DSCR of 1.47x; Min Combined DY of 8.3%; Intercreditor Agreement is required)
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP
18	Loan	65	1	SolutionReach	2.0%	NAP
19	Loan	8, 66	1	The Veranda	2.0%	NAP
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	NAP
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	NAP
22	Loan	70	1	435 North Roxbury	1.6%	NAP
23	Loan	71	1	466 Broome Street	1.5%	NAP
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	NAP
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	NAP
27	Loan	82	1	Southlake Center	1.3%	NAP
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	NAP
29	Loan		1	Westward Ho	1.2%	Mezzanine (Max Combined LTV of 63.6%; Min Combined DSCR of 1.27x; Min Combined DY of 7.12%; Intercreditor Agreement is required)
30	Loan	86, 87	1	Greystone Lofts	1.2%	NAP
31	Loan	88	3	SLJ Portfolio	1.2%	NAP
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	NAP
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	NAP
34	Loan	95, 96	1	Junction 4121	1.2%	Mezzanine (Max Combined LTV of 40.3%; Min Combined DSCR of 2.05x; Intercreditor Agreement is required)
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	NAP
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	NAP
37	Loan	103	1	Lake Drive Plaza	0.9%	NAP
38	Loan		1	Franklin Square	0.9%	NAP
39	Loan		1	901 Corporate	0.9%	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	NAP
42	Loan	110	1	FedEx Topeka	0.7%	NAP
43	Loan		1	Fondren Hill Apartments	0.7%	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Future Debt Permitted Type
44	Loan	111	1	Brookside Industrial Park	0.5%	Preferred Equity
45	Loan	112	1	Shoppes of Mason	0.5%	NAP
46	Loan		1	560 Village Boulevard	0.5%	Mezzanine (Max Combined LTV of 54.3%; Min Combined DSCR of 3.13x; Min Combined Debt Yield of 10.47%; Intercreditor Agreement is required)
47	Loan	113, 114	1	7670 Woodway	0.5%	NAP
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	NAP
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	NAP
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	NAP
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	NAP
52	Loan		1	Springfield Plaza	0.4%	NAP
53	Loan		1	Willow Tree Apartments	0.4%	NAP
54	Loan		1	233 Jackson Street	0.3%	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	NAP
56	Loan	116	1	1048 Manzanita	0.2%	Mezzanine (Max Combined LTV of 27.6%; Min Combined DSCR of 1.95x; Intercreditor Agreement is required)
57	Loan	117	1	CVS Newnan	0.1%	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sponsor

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	DivcoWest; California State Teachers’ Retirement System; Teacher Retirement System of Texas
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	John J. Fareri
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	Hana Alternative Asset Management Co., Ltd.
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	MetLife, Inc. or Metropolitan Life Insurance Company and Norges Bank
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	Olymbec USA LLC
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	Hall RE Holdco II, LLC
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	Town West Realty, Inc., Iridius Capital LLC and HSL Properties, Inc.
8	Loan	8, 39	3	TLR Portfolio	3.2%	Rudy Nassri and Vincent Chiara
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	SK Development and CB Developers
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	Charles Stein, Dennis Udwin, The Charles Stein Trust, The Dennis Udwin Trust, The Charles Stein 2015 Family Trust I and The Dennis Udwin 2015 Family Trust
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	Ironstate Holdings LLC, Richard A. Miller, Edward Kohler and Michael E. Richman
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	Joseph Junkovic and Thomas Junkovic
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	LCN North American Fund III, L.P.
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	California State Teachers Retirement System; CenterCal, LLC
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	AG Net Lease IV Corp., AG Net Lease IV(Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%	1530 Owners Corp.
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	Hyde Park Owners Group Corp.
18	Loan	65	1	SolutionReach	2.0%	Arden Group and Vesta Realty Partners
19	Loan	8, 66	1	The Veranda	2.0%	California State Teachers Retirement System; CenterCal, LLC
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	Steven D. Ross
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%	Steven D. Ross
22	Loan	70	1	435 North Roxbury	1.6%	Reese L. Milner II and Richard Gottlieb
23	Loan	71	1	466 Broome Street	1.5%	Albert Malekan
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	Lin Jia
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	Shlomo Bakhash, Jonathan Bakhash and Elizabeth Bakhash
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	Harbor Trading USA and Rubin Pachulski Properties 36, LLC
27	Loan	82	1	Southlake Center	1.3%	Yakov “Jack” Friedler and James Khezrie
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	Steven B. Wolfson and Milton S. Schneider
29	Loan		1	Westward Ho	1.2%	Michael Gordon Windle
30	Loan	86, 87	1	Greystone Lofts	1.2%	Urban Smart Growth
31	Loan	88	3	SLJ Portfolio	1.2%	Lawrence L. Jemal
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	Stuart L. Fuss and Fuss Family Trust dated May 22, 2002
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%	Jacob Hager and Naftali Hager
34	Loan	95, 96	1	Junction 4121	1.2%	Richard Scott Ressler, Avraham Shemesh and Shaul Kuba
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	BDP Holdings
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	Meir Babaev and Heskel Elias
37	Loan	103	1	Lake Drive Plaza	0.9%	Benjamin Michael Margiotta and Priority Properties LLC
38	Loan		1	Franklin Square	0.9%	William Elliott and Thomas Messier
39	Loan		1	901 Corporate	0.9%	Robert Korda
40	Loan	104	1	Home Depot Nanuet	0.8%	Abraham Israel
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	Sachin Wadhwa and Mahmood Abbas
42	Loan	110	1	FedEx Topeka	0.7%	John R. Brodersen
43	Loan		1	Fondren Hill Apartments	0.7%	Robert M. Dominy

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sponsor
44	Loan	111	1	Brookside Industrial Park	0.5%	Francis Greenburger
45	Loan	112	1	Shoppes of Mason	0.5%	Benjamin Michael Margiotta and Priority Properties LLC
46	Loan		1	560 Village Boulevard	0.5%	Arturo Alvarez Demalde
47	Loan	113, 114	1	7670 Woodway	0.5%	Harry N. Shani and Feroze P. Bhandara
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	Prime Student Housing, Inc.
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	Dean Serratelli
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%	George Thacker, Lawerence Charles Kaplan and Richard Schontz
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%	George Huang
52	Loan		1	Springfield Plaza	0.4%	Mike M. Nassimi
53	Loan		1	Willow Tree Apartments	0.4%	David Cohen
54	Loan		1	233 Jackson Street	0.3%	Mendel Fleischman
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	Constance Cincotta
56	Loan	116	1	1048 Manzanita	0.2%	Richard Scott Ressler, Avraham Shemesh and Shaul Kuba
57	Loan	117	1	CVS Newnan	0.1%	Alison Weinsweig

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
										9
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	NAP	No	No	Refinance	No	814,000,000
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	John J. Fareri	No	No	Refinance	No	94,000,000
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	NAP	No	No	Refinance	No	210,667,000
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	NAP	No	No	Acquisition	No	299,300,000
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	Olymbec USA LLC	No	No	Recapitalization		58,500,000
5.01	Property		1	5000 East Raines Road	1.9%					No
5.02	Property		1	6125 Shelby Drive	0.7%					No
5.03	Property		1	4219 Air Trans Road	0.5%					No
5.04	Property		1	4502 Maass Road	0.4%					No
5.05	Property		1	3615 Lamar Avenue	0.4%					No
5.06	Property		1	3638-3684 Contract Road	0.2%					No
6	Loan		2	Hall Office Portfolio	3.9%	Hall RE Holdco II, LLC	No	Yes	Refinance		58,000,000
6.01	Property		1	Building E1	2.0%					No
6.02	Property		1	Freeport 9	1.8%					No
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	Town West Realty, Inc., Iridius Capital LLC and HSL Properties, Inc.	No	Yes	Acquisition	No	102,000,000
8	Loan	8, 39	3	TLR Portfolio	3.2%	Rudy Nassri and Vincent Chiara	No	No	Refinance		83,000,000
8.01	Property		1	Bahia Apartments	1.6%					No
8.02	Property		1	Royal Breeze Apartments	1.0%					No
8.03	Property		1	Lenox Place Apartments	0.6%					No
9	Loan	40, 41	1	40 Gansevoort	3.0%	Charles Blaichman and Abram Shnay	No	No	Refinance	No	45,600,000
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	Charles Stein and Dennis Udwin	No	No	Refinance		43,500,000
10.01	Property		1	50 Penn Place	1.3%					No
10.02	Property		1	Beacon Ridge Tower	0.7%					No
10.03	Property		1	100 Concourse	0.7%					No
10.04	Property		1	800 Concourse	0.2%					No
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	Ironstate Holdings LLC, Richard A. Miller, Edward Kohler and Michael E. Richman	No	No	Refinance	No	43,000,000
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	Joseph Junkovic and Thomas Junkovic	No	No	Refinance		42,500,000
12.01	Property		1	Somerset I	1.2%					No
12.02	Property		1	Oak Lawn	0.4%					No
12.03	Property		1	Somerset II	0.4%					No
12.04	Property		1	Kenmore	0.4%					No
12.05	Property		1	Somerset III	0.2%					No
12.06	Property		1	Washington	0.2%					No
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	LCN North American Fund III REIT	No	No	Acquisition	No	63,000,000
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	NAP	No	No	Recapitalization		63,900,000
14.01	Property		1	Nyberg Rivers	1.4%					No
14.02	Property		1	Nyberg Woods	1.3%					No
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	AG Net Lease IV Corp., AG Net Lease IV(Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.	No	No	Acquisition		63,150,000
15.01	Property		1	2314 Sybrandt Road	1.3%					No
15.02	Property		1	110 Sara Lee Road	1.2%					No
15.03	Property		1	1528 South Hayford Road	0.1%					No
15.04	Property		1	105 Ashland Avenue	0.1%					No
16	Loan		1	The Colony Cooperative	2.3%	NAP	No	No	Refinance	No
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP	No	No	Refinance	No
18	Loan	65	1	SolutionReach	2.0%	Arden Real Estate Partners III, L.P.	No	No	Acquisition	No
19	Loan	8, 66	1	The Veranda	2.0%	NAP	No	No	Refinance	No
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	Steven D. Ross	No	No	Acquisition
20.01	Property		1	PGA Tour Superstore	0.6%					No
20.02	Property		1	Denver West Office	0.5%					No
21	Loan	68, 69	1	Fresenius Industrial	0.6%	Steven D. Ross	No	No	Recapitalization	No
22	Loan	70	1	435 North Roxbury	1.6%	Reese L. Milner II and Daniel M. Gottlieb Trust	No	No	Refinance	No
23	Loan	71	1	466 Broome Street	1.5%	Albert Malekan	No	No	Refinance	No
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	Lin Jia	No	No	Refinance	No
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	Shlomo Bakhash, Jonathan Bakhash and Elizabeth Bakhash	No	No	Refinance
25.01	Property		1	459 Park Ave S	0.3%					No
25.02	Property		1	147 W 111th St	0.3%					Yes
25.03	Property		1	210 W 35th St	0.3%					No
25.04	Property		1	60 Pearl St	0.3%					No
25.05	Property		1	442-444 W 50th St	0.2%					No
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	Harbor Trading USA and Rubin Pachulski Properties 36, LLC	No	No	Refinance	No
27	Loan	82	1	Southlake Center	1.3%	Yakov “Jack” Friedler and James Khezrie	No	No	Refinance	No
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	Steven B. Wolfson and Milton S. Schneider	No	No	Refinance	No
29	Loan		1	Westward Ho	1.2%	Michael Gordon Windle	No	No	Refinance	No
30	Loan	86, 87	1	Greystone Lofts	1.2%	Lance Robbins	No	No	Refinance	No
31	Loan	88	3	SLJ Portfolio	1.2%	Lawrence L. Jemal	No	No	Refinance
31.01	Property		1	162-24 Jamaica Ave	0.8%					Yes
31.02	Property		1	300 US Highway 202	0.3%					No
31.03	Property		1	2706 Route 22	0.2%					No
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	Stuart L. Fuss and Fuss Family Trust dated May 22, 2002	No	Yes	Recapitalization
32.01	Property		1	Torrance	0.3%					No
32.02	Property		1	West Jordan	0.2%					No
32.03	Property		1	Bristol	0.2%					No
32.04	Property		1	Chattanooga	0.2%					No
32.05	Property		1	Wheaton	0.2%					No
32.06	Property		1	Albertville	0.1%					No
33	Loan	93, 94	1	223 Quaker Road	1.2%	Jacob Hager and Naftali Hager	No	No	Refinance	No
34	Loan	95, 96	1	Junction 4121	1.2%	SKR Holdings, LLC	No	No	Refinance	No
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	David Placek	Yes	No	Acquisition	No
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	Meir Babaev and Heskel Elias	No	Yes	Refinance	No
37	Loan	103	1	Lake Drive Plaza	0.9%	Benjamin Michael Margiotta and Priority Properties LLC	No	No	Acquisition	No
38	Loan		1	Franklin Square	0.9%	Medalist Diversified REIT, Inc.	No	No	Refinance	No
39	Loan		1	901 Corporate	0.9%	Robert Korda	No	No	Acquisition	No
40	Loan	104	1	Home Depot Nanuet	0.8%	Abraham Israel	No	No	Refinance	No
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	Sachin Wadhwa and Mahmood Abbas	No	No	Acquisition	No
42	Loan	110	1	FedEx Topeka	0.7%	John R. Brodersen	No	No	Acquisition	No
43	Loan		1	Fondren Hill Apartments	0.7%	Robert M. Dominy	No	No	Refinance	Yes

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
44	Loan	111	1	Brookside Industrial Park	0.5%	Francis Greenburger	No	No	Recapitalization	No
45	Loan	112	1	Shoppes of Mason	0.5%	Benjamin Michael Margiotta and Priority Properties LLC	No	No	Acquisition	No
46	Loan		1	560 Village Boulevard	0.5%	Arturo Alvarez Demalde	No	No	Acquisition	No
47	Loan	113, 114	1	7670 Woodway	0.5%	Harry N. Shani and Feroze P. Bhandara	No	Yes	Refinance	No
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	Philip Sotiroff	No	No	Recapitalization
48.01	Property		1	1320 South University Avenue	0.4%					No
48.02	Property		1	511 East Hoover Avenue	0.1%					No
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	Dean Serratelli	No	No	Refinance
49.01	Property		1	678 Scotland	0.2%					No
49.02	Property		1	259 Reynolds	0.2%					Yes
50	Loan		7	CityLine Storage Express Portfolio	0.4%	George Thacker, Lawerence Charles Kaplan and Richard Schontz	No	No	Acquisition
50.01	Property		1	Storage Express - Waverly	0.1%					No
50.02	Property		1	Storage Express - Chapel Hill	0.1%					No
50.03	Property		1	Storage Express - Pulaski	0.1%					No
50.04	Property		1	Storage Express - Hohenwald	0.1%					No
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%					No
50.06	Property		1	Storage Express - Shelbyville	0.1%					Yes
50.07	Property		1	Storage Express - Lawrenceburg	0.0%					No
51	Loan		1	145 Saw Mill Road	0.4%	George Huang	No	No	Acquisition	No
52	Loan		1	Springfield Plaza	0.4%	Mike M. Nassimi	No	No	Refinance	Yes
53	Loan		1	Willow Tree Apartments	0.4%	David Cohen	No	No	Refinance	No
54	Loan		1	233 Jackson Street	0.3%	Mendel Fleischman	No	No	Refinance	No
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	Constance Cincotta	No	No	Acquisition	No
56	Loan	116	1	1048 Manzanita	0.2%	SKR Holdings, LLC	No	No	Refinance	No
57	Loan	117	1	CVS Newnan	0.1%	Alison Weinsweig	No	No	Acquisition	No

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)
						7
1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	0	411,000,000	0	1,225,000,000	617,846,136	0	5,768,900	149,445,201	451,939,763	0
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	9,798,754	0	0	103,798,754	98,440,144	0	881,791	4,476,820	0	0
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	0	0	0	210,667,000	169,240,404	0	1,860,338	27,763,140	11,803,118	0
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	413,796,468	114,700,000	0	827,796,468	0	825,100,000	2,696,468	0	0	0
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	0	0	0	58,500,000	0	0	549,190	6,328,307	51,622,503	0
5.01	Property		1	5000 East Raines Road	1.9%
5.02	Property		1	6125 Shelby Drive	0.7%
5.03	Property		1	4219 Air Trans Road	0.5%
5.04	Property		1	4502 Maass Road	0.4%
5.05	Property		1	3615 Lamar Avenue	0.4%
5.06	Property		1	3638-3684 Contract Road	0.2%
6	Loan		2	Hall Office Portfolio	3.9%	0	0	0	58,000,000	53,395,128	0	1,575,333	491,807	2,537,732	0
6.01	Property		1	Building E1	2.0%
6.02	Property		1	Freeport 9	1.8%
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	70,903,480	0	0	172,903,480	0	165,250,000	1,059,906	6,593,574	0	0
8	Loan	8, 39	3	TLR Portfolio	3.2%	0	0	0	83,000,000	60,461,084	0	2,493,361	2,860,210	17,185,345	0
8.01	Property		1	Bahia Apartments	1.6%
8.02	Property		1	Royal Breeze Apartments	1.0%
8.03	Property		1	Lenox Place Apartments	0.6%
9	Loan	40, 41	1	40 Gansevoort	3.0%	0	0	0	45,600,000	44,578,215	0	708,241	242,727	70,817	0
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	165,000	0	0	43,665,000	40,760,574	0	1,496,654	1,407,773	0	0
10.01	Property		1	50 Penn Place	1.3%
10.02	Property		1	Beacon Ridge Tower	0.7%
10.03	Property		1	100 Concourse	0.7%
10.04	Property		1	800 Concourse	0.2%
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	0	47,000,000	0	90,000,000	81,937,237	0	708,237	2,096,383	5,258,144	0
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	0	0	0	42,500,000	38,686,318	0	1,140,582	1,516,430	1,156,670	0
12.01	Property		1	Somerset I	1.2%
12.02	Property		1	Oak Lawn	0.4%
12.03	Property		1	Somerset II	0.4%
12.04	Property		1	Kenmore	0.4%
12.05	Property		1	Somerset III	0.2%
12.06	Property		1	Washington	0.2%
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	44,569,684	0	0	107,569,684	0	106,500,000	1,069,684	0	0	0
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	0	0	0	63,900,000	0	0	578,189	1,508,233	61,813,579	0
14.01	Property		1	Nyberg Rivers	1.4%
14.02	Property		1	Nyberg Woods	1.3%
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	37,121,243	0	0	100,271,243	0	98,699,150	1,572,093	0	0	0
15.01	Property		1	2314 Sybrandt Road	1.3%
15.02	Property		1	110 Sara Lee Road	1.2%
15.03	Property		1	1528 South Hayford Road	0.1%
15.04	Property		1	105 Ashland Avenue	0.1%
16	Loan		1	The Colony Cooperative	2.3%
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%
18	Loan	65	1	SolutionReach	2.0%
19	Loan	8, 66	1	The Veranda	2.0%
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%
20.01	Property		1	PGA Tour Superstore	0.6%
20.02	Property		1	Denver West Office	0.5%
21	Loan	68, 69	1	Fresenius Industrial	0.6%
22	Loan	70	1	435 North Roxbury	1.6%
23	Loan	71	1	466 Broome Street	1.5%
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%
25.01	Property		1	459 Park Ave S	0.3%
25.02	Property		1	147 W 111th St	0.3%
25.03	Property		1	210 W 35th St	0.3%
25.04	Property		1	60 Pearl St	0.3%
25.05	Property		1	442-444 W 50th St	0.2%
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%
27	Loan	82	1	Southlake Center	1.3%
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%
29	Loan		1	Westward Ho	1.2%
30	Loan	86, 87	1	Greystone Lofts	1.2%
31	Loan	88	3	SLJ Portfolio	1.2%
31.01	Property		1	162-24 Jamaica Ave	0.8%
31.02	Property		1	300 US Highway 202	0.3%
31.03	Property		1	2706 Route 22	0.2%
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%
32.01	Property		1	Torrance	0.3%
32.02	Property		1	West Jordan	0.2%
32.03	Property		1	Bristol	0.2%
32.04	Property		1	Chattanooga	0.2%
32.05	Property		1	Wheaton	0.2%
32.06	Property		1	Albertville	0.1%
33	Loan	93, 94	1	223 Quaker Road	1.2%
34	Loan	95, 96	1	Junction 4121	1.2%
35	Loan	97, 98, 99	1	Belcan HQ	1.1%
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%
37	Loan	103	1	Lake Drive Plaza	0.9%
38	Loan		1	Franklin Square	0.9%
39	Loan		1	901 Corporate	0.9%
40	Loan	104	1	Home Depot Nanuet	0.8%
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%
42	Loan	110	1	FedEx Topeka	0.7%
43	Loan		1	Fondren Hill Apartments	0.7%

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)
44	Loan	111	1	Brookside Industrial Park	0.5%
45	Loan	112	1	Shoppes of Mason	0.5%
46	Loan		1	560 Village Boulevard	0.5%
47	Loan	113, 114	1	7670 Woodway	0.5%
48	Loan	115	2	Maize & Blue 2 Pack	0.5%
48.01	Property		1	1320 South University Avenue	0.4%
48.02	Property		1	511 East Hoover Avenue	0.1%
49	Loan		2	259 Reynolds & 678 Scotland	0.5%
49.01	Property		1	678 Scotland	0.2%
49.02	Property		1	259 Reynolds	0.2%
50	Loan		7	CityLine Storage Express Portfolio	0.4%
50.01	Property		1	Storage Express - Waverly	0.1%
50.02	Property		1	Storage Express - Chapel Hill	0.1%
50.03	Property		1	Storage Express - Pulaski	0.1%
50.04	Property		1	Storage Express - Hohenwald	0.1%
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%
50.06	Property		1	Storage Express - Shelbyville	0.1%
50.07	Property		1	Storage Express - Lawrenceburg	0.0%
51	Loan		1	145 Saw Mill Road	0.4%
52	Loan		1	Springfield Plaza	0.4%
53	Loan		1	Willow Tree Apartments	0.4%
54	Loan		1	233 Jackson Street	0.3%
55	Loan		1	Fresenius Medical Center Melbourne	0.2%
56	Loan	116	1	1048 Manzanita	0.2%
57	Loan	117	1	CVS Newnan	0.1%

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	1,225,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	103,798,754	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	210,667,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	827,796,468	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	58,500,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	5000 East Raines Road	1.9%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	6125 Shelby Drive	0.7%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	4219 Air Trans Road	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	4502 Maass Road	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	3615 Lamar Avenue	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	3638-3684 Contract Road	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan		2	Hall Office Portfolio	3.9%	58,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	Building E1	2.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	Freeport 9	1.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	172,903,480	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	8, 39	3	TLR Portfolio	3.2%	83,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	Bahia Apartments	1.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Royal Breeze Apartments	1.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	Lenox Place Apartments	0.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	40, 41	1	40 Gansevoort	3.0%	45,600,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	43,665,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	50 Penn Place	1.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Beacon Ridge Tower	0.7%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	100 Concourse	0.7%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	800 Concourse	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	90,000,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	42,500,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.01	Property		1	Somerset I	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Oak Lawn	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.03	Property		1	Somerset II	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.04	Property		1	Kenmore	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.05	Property		1	Somerset III	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.06	Property		1	Washington	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	107,569,684	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	63,900,000	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	Nyberg Rivers	1.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Nyberg Woods	1.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	100,271,243	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	2314 Sybrandt Road	1.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.02	Property		1	110 Sara Lee Road	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.03	Property		1	1528 South Hayford Road	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15.04	Property		1	105 Ashland Avenue	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan		1	The Colony Cooperative	2.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	65	1	SolutionReach	2.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	8, 66	1	The Veranda	2.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	PGA Tour Superstore	0.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Denver West Office	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	68, 69	1	Fresenius Industrial	0.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan	70	1	435 North Roxbury	1.6%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	71	1	466 Broome Street	1.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	459 Park Ave S	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	147 W 111th St	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	210 W 35th St	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	60 Pearl St	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.05	Property		1	442-444 W 50th St	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	82	1	Southlake Center	1.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Westward Ho	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	86, 87	1	Greystone Lofts	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan	88	3	SLJ Portfolio	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	162-24 Jamaica Ave	0.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	300 US Highway 202	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.03	Property		1	2706 Route 22	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Torrance	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	West Jordan	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Bristol	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.04	Property		1	Chattanooga	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.05	Property		1	Wheaton	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32.06	Property		1	Albertville	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	93, 94	1	223 Quaker Road	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan	95, 96	1	Junction 4121	1.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	97, 98, 99	1	Belcan HQ	1.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	103	1	Lake Drive Plaza	0.9%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Franklin Square	0.9%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39	Loan		1	901 Corporate	0.9%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	Loan	110	1	FedEx Topeka	0.7%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Fondren Hill Apartments	0.7%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Uses: Total Uses ($)	Franchise Agreement Expiration	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)
44	Loan	111	1	Brookside Industrial Park	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	Loan	112	1	Shoppes of Mason	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	Loan		1	560 Village Boulevard	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	Loan	113, 114	1	7670 Woodway	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48	Loan	115	2	Maize & Blue 2 Pack	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48.01	Property		1	1320 South University Avenue	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48.02	Property		1	511 East Hoover Avenue	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49	Loan		2	259 Reynolds & 678 Scotland	0.5%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49.01	Property		1	678 Scotland	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49.02	Property		1	259 Reynolds	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50	Loan		7	CityLine Storage Express Portfolio	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.01	Property		1	Storage Express - Waverly	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.02	Property		1	Storage Express - Chapel Hill	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.03	Property		1	Storage Express - Pulaski	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.04	Property		1	Storage Express - Hohenwald	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.06	Property		1	Storage Express - Shelbyville	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50.07	Property		1	Storage Express - Lawrenceburg	0.0%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51	Loan		1	145 Saw Mill Road	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
52	Loan		1	Springfield Plaza	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53	Loan		1	Willow Tree Apartments	0.4%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
54	Loan		1	233 Jackson Street	0.3%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
56	Loan	116	1	1048 Manzanita	0.2%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
57	Loan	117	1	CVS Newnan	0.1%		NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19	1	CX - 350 & 450 Water Street	9.9%	NAP	NAP	NAP	NAP	NAP
2	Loan	20, 21, 22, 23	1	Greenwich Office Park	6.3%	NAP	NAP	NAP	NAP	NAP
3	Loan	8, 24, 25, 26	1	Novo Nordisk HQ	5.0%	NAP	NAP	NAP	NAP	NAP
4	Loan	8, 27, 28, 29, 30	1	One Memorial Drive	4.2%	NAP	NAP	NAP	NAP	NAP
5	Loan	31, 32, 33, 34	6	Memphis Industrial Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP
5.01	Property		1	5000 East Raines Road	1.9%	NAP	NAP	NAP	NAP	NAP
5.02	Property		1	6125 Shelby Drive	0.7%	NAP	NAP	NAP	NAP	NAP
5.03	Property		1	4219 Air Trans Road	0.5%	NAP	NAP	NAP	NAP	NAP
5.04	Property		1	4502 Maass Road	0.4%	NAP	NAP	NAP	NAP	NAP
5.05	Property		1	3615 Lamar Avenue	0.4%	NAP	NAP	NAP	NAP	NAP
5.06	Property		1	3638-3684 Contract Road	0.2%	NAP	NAP	NAP	NAP	NAP
6	Loan		2	Hall Office Portfolio	3.9%	NAP	NAP	NAP	NAP	NAP
6.01	Property		1	Building E1	2.0%	NAP	NAP	NAP	NAP	NAP
6.02	Property		1	Freeport 9	1.8%	NAP	NAP	NAP	NAP	NAP
7	Loan	8, 35, 36, 37, 38	1	La Encantada	3.7%	NAP	NAP	NAP	NAP	NAP
8	Loan	8, 39	3	TLR Portfolio	3.2%	NAP	NAP	NAP	NAP	NAP
8.01	Property		1	Bahia Apartments	1.6%	NAP	NAP	NAP	NAP	NAP
8.02	Property		1	Royal Breeze Apartments	1.0%	NAP	NAP	NAP	NAP	NAP
8.03	Property		1	Lenox Place Apartments	0.6%	NAP	NAP	NAP	NAP	NAP
9	Loan	40, 41	1	40 Gansevoort	3.0%	NAP	NAP	NAP	NAP	NAP
10	Loan	42, 43, 44	4	In-Rel 4 Portfolio	2.9%	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	50 Penn Place	1.3%	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Beacon Ridge Tower	0.7%	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	100 Concourse	0.7%	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	800 Concourse	0.2%	NAP	NAP	NAP	NAP	NAP
11	Loan	8, 45, 46, 47, 47, 48, 49, 50, 51, 52	1	The Eddy	2.9%	NAP	NAP	NAP	NAP	NAP
12	Loan		6	JMT Chicago Multi Portfolio	2.8%	NAP	NAP	NAP	NAP	NAP
12.01	Property		1	Somerset I	1.2%	NAP	NAP	NAP	NAP	NAP
12.02	Property		1	Oak Lawn	0.4%	NAP	NAP	NAP	NAP	NAP
12.03	Property		1	Somerset II	0.4%	NAP	NAP	NAP	NAP	NAP
12.04	Property		1	Kenmore	0.4%	NAP	NAP	NAP	NAP	NAP
12.05	Property		1	Somerset III	0.2%	NAP	NAP	NAP	NAP	NAP
12.06	Property		1	Washington	0.2%	NAP	NAP	NAP	NAP	NAP
13	Loan	8, 53, 54	1	Charcuterie Artisans SLB	2.7%	NAP	NAP	NAP	NAP	NAP
14	Loan	8, 55, 56, 57, 58, 59	2	Nyberg Portfolio	2.7%	NAP	NAP	NAP	NAP	NAP
14.01	Property		1	Nyberg Rivers	1.4%	NAP	NAP	NAP	NAP	NAP
14.02	Property		1	Nyberg Woods	1.3%	NAP	NAP	NAP	NAP	NAP
15	Loan	8, 60, 61, 62, 63	4	Sara Lee Portfolio	2.7%	NAP	NAP	NAP	NAP	NAP
15.01	Property		1	2314 Sybrandt Road	1.3%	NAP	NAP	NAP	NAP	NAP
15.02	Property		1	110 Sara Lee Road	1.2%	NAP	NAP	NAP	NAP	NAP
15.03	Property		1	1528 South Hayford Road	0.1%	NAP	NAP	NAP	NAP	NAP
15.04	Property		1	105 Ashland Avenue	0.1%	NAP	NAP	NAP	NAP	NAP
16	Loan		1	The Colony Cooperative	2.3%	NAP	NAP	NAP	NAP	NAP
17	Loan	64	1	Hyde Park Gardens Cooperative	2.2%	NAP	NAP	NAP	NAP	NAP
18	Loan	65	1	SolutionReach	2.0%	NAP	NAP	NAP	NAP	NAP
19	Loan	8, 66	1	The Veranda	2.0%	NAP	NAP	NAP	NAP	NAP
20	Loan	67, 68	2	Harbor Bay Portfolio	1.1%	NAP	NAP	NAP	NAP	NAP
20.01	Property		1	PGA Tour Superstore	0.6%	NAP	NAP	NAP	NAP	NAP
20.02	Property		1	Denver West Office	0.5%	NAP	NAP	NAP	NAP	NAP
21	Loan	68, 69	1	Fresenius Industrial	0.6%	NAP	NAP	NAP	NAP	NAP
22	Loan	70	1	435 North Roxbury	1.6%	NAP	NAP	NAP	NAP	NAP
23	Loan	71	1	466 Broome Street	1.5%	NAP	NAP	NAP	NAP	NAP
24	Loan	72	1	Intuitive Surgical Sunnyvale	1.4%	NAP	NAP	NAP	NAP	NAP
25	Loan	73, 74, 75, 76, 77	5	Bakhash NYC Portfolio	1.4%	NAP	NAP	NAP	NAP	NAP
25.01	Property		1	459 Park Ave S	0.3%	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	147 W 111th St	0.3%	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	210 W 35th St	0.3%	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	60 Pearl St	0.3%	NAP	NAP	NAP	NAP	NAP
25.05	Property		1	442-444 W 50th St	0.2%	NAP	NAP	NAP	NAP	NAP
26	Loan	8, 78, 79, 80, 81	1	Plaza La Cienega	1.3%	NAP	NAP	NAP	NAP	NAP
27	Loan	82	1	Southlake Center	1.3%	NAP	NAP	NAP	NAP	NAP
28	Loan	8, 83, 84, 85	1	Audubon Crossings & Commons	1.3%	NAP	NAP	NAP	NAP	NAP
29	Loan		1	Westward Ho	1.2%	NAP	NAP	NAP	NAP	NAP
30	Loan	86, 87	1	Greystone Lofts	1.2%	NAP	NAP	NAP	NAP	NAP
31	Loan	88	3	SLJ Portfolio	1.2%	NAP	NAP	NAP	NAP	NAP
31.01	Property		1	162-24 Jamaica Ave	0.8%	NAP	NAP	NAP	NAP	NAP
31.02	Property		1	300 US Highway 202	0.3%	NAP	NAP	NAP	NAP	NAP
31.03	Property		1	2706 Route 22	0.2%	NAP	NAP	NAP	NAP	NAP
32	Loan	89, 90, 91, 92	6	SLF Portfolio	1.2%	NAP	NAP	NAP	NAP	NAP
32.01	Property		1	Torrance	0.3%	NAP	NAP	NAP	NAP	NAP
32.02	Property		1	West Jordan	0.2%	NAP	NAP	NAP	NAP	NAP
32.03	Property		1	Bristol	0.2%	NAP	NAP	NAP	NAP	NAP
32.04	Property		1	Chattanooga	0.2%	NAP	NAP	NAP	NAP	NAP
32.05	Property		1	Wheaton	0.2%	NAP	NAP	NAP	NAP	NAP
32.06	Property		1	Albertville	0.1%	NAP	NAP	NAP	NAP	NAP
33	Loan	93, 94	1	223 Quaker Road	1.2%	NAP	NAP	NAP	NAP	NAP
34	Loan	95, 96	1	Junction 4121	1.2%	NAP	NAP	NAP	NAP	NAP
35	Loan	97, 98, 99	1	Belcan HQ	1.1%	NAP	NAP	NAP	NAP	NAP
36	Loan	100, 101, 102	1	87-10 Northern Boulevard	1.0%	NAP	NAP	NAP	NAP	NAP
37	Loan	103	1	Lake Drive Plaza	0.9%	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Franklin Square	0.9%	NAP	NAP	NAP	NAP	NAP
39	Loan		1	901 Corporate	0.9%	NAP	NAP	NAP	NAP	NAP
40	Loan	104	1	Home Depot Nanuet	0.8%	NAP	NAP	NAP	NAP	NAP
41	Loan	105, 106, 107, 108, 109	1	8900 South Congress Avenue	0.7%	NAP	NAP	NAP	NAP	NAP
42	Loan	110	1	FedEx Topeka	0.7%	NAP	NAP	NAP	NAP	NAP
43	Loan		1	Fondren Hill Apartments	0.7%	NAP	NAP	NAP	NAP	NAP

BMARK 2021-B31

Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)
44	Loan	111	1	Brookside Industrial Park	0.5%	NAP	NAP	NAP	NAP	NAP
45	Loan	112	1	Shoppes of Mason	0.5%	NAP	NAP	NAP	NAP	NAP
46	Loan		1	560 Village Boulevard	0.5%	NAP	NAP	NAP	NAP	NAP
47	Loan	113, 114	1	7670 Woodway	0.5%	NAP	NAP	NAP	NAP	NAP
48	Loan	115	2	Maize & Blue 2 Pack	0.5%	NAP	NAP	NAP	NAP	NAP
48.01	Property		1	1320 South University Avenue	0.4%	NAP	NAP	NAP	NAP	NAP
48.02	Property		1	511 East Hoover Avenue	0.1%	NAP	NAP	NAP	NAP	NAP
49	Loan		2	259 Reynolds & 678 Scotland	0.5%	NAP	NAP	NAP	NAP	NAP
49.01	Property		1	678 Scotland	0.2%	NAP	NAP	NAP	NAP	NAP
49.02	Property		1	259 Reynolds	0.2%	NAP	NAP	NAP	NAP	NAP
50	Loan		7	CityLine Storage Express Portfolio	0.4%	NAP	NAP	NAP	NAP	NAP
50.01	Property		1	Storage Express - Waverly	0.1%	NAP	NAP	NAP	NAP	NAP
50.02	Property		1	Storage Express - Chapel Hill	0.1%	NAP	NAP	NAP	NAP	NAP
50.03	Property		1	Storage Express - Pulaski	0.1%	NAP	NAP	NAP	NAP	NAP
50.04	Property		1	Storage Express - Hohenwald	0.1%	NAP	NAP	NAP	NAP	NAP
50.05	Property		1	Storage Express - Mt. Pleasant	0.1%	NAP	NAP	NAP	NAP	NAP
50.06	Property		1	Storage Express - Shelbyville	0.1%	NAP	NAP	NAP	NAP	NAP
50.07	Property		1	Storage Express - Lawrenceburg	0.0%	NAP	NAP	NAP	NAP	NAP
51	Loan		1	145 Saw Mill Road	0.4%	NAP	NAP	NAP	NAP	NAP
52	Loan		1	Springfield Plaza	0.4%	NAP	NAP	NAP	NAP	NAP
53	Loan		1	Willow Tree Apartments	0.4%	NAP	NAP	NAP	NAP	NAP
54	Loan		1	233 Jackson Street	0.3%	NAP	NAP	NAP	NAP	NAP
55	Loan		1	Fresenius Medical Center Melbourne	0.2%	NAP	NAP	NAP	NAP	NAP
56	Loan	116	1	1048 Manzanita	0.2%	NAP	NAP	NAP	NAP	NAP
57	Loan	117	1	CVS Newnan	0.1%	NAP	NAP	NAP	NAP	NAP

Footnotes to Annex A

(1)	The Administrative Fee Rate includes the Servicing Fee Rate, the Operating Advisor Fee Rate, the Trustee/Certificate Administrator Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate applicable to each Mortgage Loan.

(2)	The Monthly Debt Service (P&I)($) and Annual Debt Service (P&I) ($) shown for Mortgage Loans with a partial interest-only period reflects the amount payable after the expiration of the interest-only period.

(3)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(4)	Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) are calculated based on amortizing debt service payments (except for interest-only loans).

(5)	Leased Occupancy (%) reflects tenants that have signed leases, but are not yet in occupancy or may not be paying rent.

(6)	The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the lease.

(7)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field "Sources: Principal’s New Cash Contribution ($)" reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field "Sources: Principal’s New Cash Contribution ($)" reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated.

(8)	The Cut-off Date Balance ($) reflects only the Mortgage Loan included in the Issuing Entity (which may be evidenced by one or more promissory notes); however, such Mortgage Loan is part of a Loan Combination comprised of such Mortgage Loan and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by one or more separate promissory notes. With respect to each such Mortgage Loan that is part of a Loan Combination, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations include any related Pari Passu Companion Loan(s) but exclude any related Subordinate Companion Loan. See “Description of the Mortgage Pool—The Loan Combinations” in the Preliminary Prospectus for additional information regarding the loan combination(s).

(9)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects Mortgaged Properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his or her delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(10)	The mortgage loan is part of a Loan Combination that was co-originated by DBR Investments Co. Limited (“DBRI”), JPMorgan Chase Bank ("JPMCB"), National Association, Bank of America, N.A. and 3650 Cal Bridge Lending, LLC. GACC will be contributing Note A-1-2, Note A-1-4, and Note A-1-9 with an aggregate Cut-off Date Balance of $124,161,224.43 and JPMCB will be contributing Note A-3-3 with a Cut-off Date Balance of $23,979,591.86 to the BMARK 2021-B31 securitization.

(11)	The Mortgaged Property includes (i) the 350 Water Street building (Parcel G), which is a laboratory building consisting of 511,157 SF and (ii) the 450 Water Street building (Parcel H), which is a contemporary office building consisting of 404,076 SF.

(12)	The related ESA identified a REC at each of the two buildings comprising the Mortgaged Property in connection with residual subsurface impacts from historical releases of chemicals including volatile organic compounds, hydrocarbons and heavy metals. Remediation is ongoing, and once completed and filed, the Mortgaged Property will be subject to a certain Notice of Activity and Use Limitations. See “Description of the Mortgage Pool—Use Restrictions” and “—Environmental Considerations” in this Preliminary Prospectus for additional information.

(13)	The CX – 350 & 450 Water Street Loan Combination is structured with an Anticipated Repayment Date (“ARD”) of November 6, 2031 and a final maturity date of November 6, 2036. The initial interest rate for the CX – 350 & 450 Water Street Loan Combination is 2.79200% per annum. After the ARD, the interest rate will increase by 200 basis points over the greater of (x) 2.792000%, and (y) (1) the swap rate defined in the loan agreement in effect on the ARD plus (2) 1.26000%.

(14)	The “Prospective Market Value Upon Completion & Stabilization” appraised value of $1.954 billion as of April 1, 2023 assumes that the outstanding capital expenditure of approximately $56 million for the 350 Water Street building and $80 million for 450 Water Street building are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Property. The appraisal concluded to an “as-is” appraised value of $1.778 billion as of September 8, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 45.8% for the CX – 350 & 450 Water Street senior notes, and a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 68.9% for the CX – 350 & 450 Water Street Loan Combination.

(15)	The CX – 350 & 450 Water Street Loan Combination may be voluntarily prepaid in whole (but not in part) beginning on or after the payment date in December 2023 with a yield maintenance premium if such prepayment occurs prior to the payment date in May 2031. In addition, the CX – 350 & 450 Water Street Loan Combination may be defeased in whole (but not in part) at any time after the earlier to occur of (i) October 14, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized.

(16)	The sole tenant, Aventis Inc., has two leases expiring in June 2036 and November 2036, respectively. The November 2036 expiration date is based on an anticipated rent commencement of November 10, 2021. The actual rent commencement date, anniversary date, and expiration date to be determined as provided in the 450 Water Street lease and amendments, related to the substantial completion of the base building work at the 450 Water Street building.

(17)	The sole tenant, Aventis Inc., has the right to terminate each of its leases, with a termination fee, effective as of the end of the respective 14th lease year. If Aventis Inc. chooses to exercise the early termination right, it must deliver to the landlord between 24 and 36 months prior to the early termination date (a) notice that the early termination right has been exercised and (b) the early termination payment. The early termination payment equals the sum of (i) the 12 monthly installments of base rent that would have been due for the 12-month period immediately following the early termination date in the absence of such termination and (ii) the stipulated operating expenses/tax component per the lease.

(18)	The sole tenant, Aventis Inc. executed two, 15-year leases at the CX – 350 & 450 Water Street Property in late 2018. The rent commencement date of the lease at 350 Water Street was July 1, 2021. The rent commencement date of the lease at 450 Water Street is tied to substantial completion, such that rent commencement will occur on the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work. As of the date of this term sheet, the rent commencement date has not yet occurred. The sole tenant, Aventis Inc. is not yet in occupancy of either

350 Water Street or 450 Water Street, pending the buildout of its space. We cannot assure you that the buildout of the CX – 350 & 450 Water Street Property will be completed as expected or at all, or that Aventis Inc. will take occupancy as expected or at all. At loan origination, the borrowers reserved approximately $10,732,231 into a gap rent reserve for the Aventis Inc. lease related to 450 Water Street. Aventis Inc. has the right to terminate each of its respective leases effective as of the end of the 14th lease year subject to a termination fee equal to 12 months base rent.

(19)	Historical financial information and occupancy is not available because the CX - 350 & 450 Water Street Property is currently under construction. As of October 8, 2021, the base building work for the CX – 350 & 450 Water Street Property is 90% complete.

(20)	The mortgage loan is part of a Loan Combination that was co-originated by DBRI, and Citi Real Estate Funding Inc. (“CREFI”). DBRI will be contributing Note A-1, which has a Cut-off Date Balance of $56,400,000, and CREFI will be contributing Note A-2, which has a Cut-off Date Balance of $37,600,000 to the BMARK 2021-B31 securitization.

(21)	The mortgage loan is secured by both the fee simple and leasehold interest in the mortgaged property. Building 9 is on a 0.95 acre portion of the property which is ground leased under a ground lease which commenced in September 1977 and runs through September 2076, with approximately 55 years remaining. The current rent is approximately $34,385 annually and will increase in 2023 to approximately $39,543, which will remain the annual rent through September 2032. The ground lease provides that annual rent from September 2032 through the remaining term of the ground lease will be determined by agreement between the ground lessor and ground lessee, and that such agreement must incorporate commercially reasonable escalators to become effective at commercially reasonable intervals. If the parties are unable to reach agreement on the annual rent for the remainder of the term by the end of September 2032, the rent is required to be determined by binding arbitration. See “Description of the Mortgage Pool—Leasehold Interests” in the Preliminary Prospectus.

(22)	A monthly TI/LC reserve will be funded if the amount on deposit in the reserve account falls below $1,500,000. In such event, monthly TI/LC reserves will be funded on a monthly basis in the amount of $42,906.13 and capped at $2,000,000 subject to replenishment.

(23)	The borrower may obtain the free release of any unimproved, non-income producing vacant land at the property and the parking lots at the property, which parcel(s) may be released from time-to-time, which parcel(s) are identified in a schedule to the loan documents and the exact size and location of which must be reasonably approved by the lender, provided that certain conditions are satisfied. In order to effect such a release, the borrower may convert the entire property to an air-rights condominium form of ownership, provided that certain conditions are satisfied, including but not limited to lender approval of the condominium documents, the condominium units and the common areas, and compliance with REMIC requirements.

(24)	The Novo Nordisk Loan Combination is structured with an ARD of November 6, 2026 and a final maturity date of April 6, 2031. The initial interest rate for the Novo Nordisk HQ Loan Combination is 2.83800% per annum. From and after the ARD, the per annum interest rate will be equal to the greater of (i) the initial interest rate plus 2.5000% and (ii) the swap rate (as calculated in the Novo Nordisk HQ Loan Combination documents) in effect on the ARD plus 4.19000%

(25)	The Novo Nordisk Loan Combination may be defeased in whole (but not in part) at any time after the earlier to occur of (i) November 5, 2024 or (ii) the second anniversary of the closing date of the securitization that includes the last note of the Novo Nordisk HQ Loan Combination to be securitized. On or after the monthly payment date in July 2026, the Novo Nordisk HQ Loan Combination may be voluntarily prepaid in whole and in part without penalty.

(26)	In connection with the sale of the property to the related borrower, such borrower’s sole member (the “Novo Sole Member”) entered into an earnout agreement (the “Novo Earnout Agreement”) with the prior owner of the property (the “Novo Seller”) whereby the Novo Sole Member agreed to make a payment to the Novo Seller if the tenant at the property ever exercised its expansion option under its lease (the “Novo Earnout Obligation”). The Novo Earnout Obligation is secured by a pledge of the Novo Sole Member’s 100% ownership interest in the borrower pursuant to a pledge agreement (the “Novo Earnout Pledge Agreement”). At origination, (i) the related lender funded a reserve equal to the Novo Earnout Obligation, which amount is required to be released to the Novo Seller, provided no event of default is continuing under the loan documents, as and when such amounts are due and payable under the Novo Earnout Agreement and (ii) the lender entered into a recognition agreement with the Novo Seller pursuant to which the lender agreed, among other things, (i) to allow the Novo Seller to foreclose on the pledge and take control of the borrower so long as a preapproved control party will own/control such borrower after foreclosure and so long as the permitted transfer provisions of the loan agreement and recognition agreement are satisfied and (ii) to allow the Novo Seller to purchase the Novo Nordisk Loan Combination upon notice to the Property Seller that an event of default under the Novo Nordisk Loan Combination is continuing (at a purchase price equal to the full outstanding amount of the debt, including all default interest, fees and expenses).

(27)	The Mortgaged Property is subject to a certain Notice of Activity and Use Limitation related to the presence of chlorinated volatile organic compounds previously detected in the groundwater underneath the Mortgaged Property.

(28)	The One Memorial Drive Loan Combination may be voluntarily prepaid in whole (but not in part) beginning on the business day after the second anniversary of the first monthly payment date with the payment of the yield maintenance premium if such prepayment occurs on or prior to the monthly payment date which is six months prior to the maturity date of the One Memorial Loan Combination. In addition, the One Memorial Drive Loan Combination may be defeased in whole (but not in part) at any time after the earlier to occur of (i) November 5, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized.

(29)	The Largest Tenant, InterSystems Corporation, has the right to expand its leased space to any space in the building that the borrower anticipates will be available for delivery to InterSystems Corporation after July 1, 2024 and prior to June 30, 2025 (the “Potential Expansion Premises”). If the borrower does not have any Potential Expansion Premises, then InterSystems will have the right to terminate its lease in whole or in part provided that any remaining space must consist of at least three full floors that are either not located in a contiguous block, or if located in a contiguous block, are contiguous to each other and located at the top or bottom of such block upon notice within six months of receipt of the borrower’s notice that no Potential Expansion Premises are available and upon the payment of a termination fee. The termination date will be at least 18 months after the date of InterSystems’ termination notice, during which time the One Memorial Drive Loan would be subject to an excess cash sweep (capped at $50 per square foot) and will occur during the period beginning July 1, 2025 and ending December 31, 2025. It is anticipated that Potential Expansion Premises will not be available given the expiration dates of existing leases.

(30)	The Loan Combination documents permit upper-tier financing by holders of indirect equity in the borrower secured by such indirect equity in the borrower (the “Permitted Pledge”), provided, among other restrictions, (a) such Permitted Pledge is secured by assets other than the Mortgaged Property (other than any indirect interest in cash flow from the Mortgaged Property) or any direct equity interest in the borrower, (b) such Permitted Pledge will not result in a change of control in the borrower and (c) at all times following such Permitted Pledge, at least one of the borrower sponsors owns at least a 25% legal and beneficial interest in and controls the borrower.

(31)	The Largest Tenant, Thyssenkrupp Supply Chain Services NA, Inc., leases 570,345 square feet of space that expires on December 31, 2021 and 11,000 square feet of space that expires on July 31, 2023.

(32)	The Largest Tenant, Thyssenkrupp Supply Chain Services NA, Inc., has the right to terminate 515,106 square feet of space any time after March 1, 2022 with 30 days’ notice. The Third Largest Tenant, Neovia Logistics Services, LLC, Inc., has the one time right to terminate its lease on May 31, 2023 upon notice given no later than February 28, 2023.

(33)	The Largest Tenant, Thyssenkrupp Supply Chain Services NA, Inc., has the right to terminate its lease with 90 days’ notice. The Second Largest Tenant, Blues City Brewery, is month to month tenant and has the right to terminate its lease with 30 days’ notice.

(34)	The Largest Tenant, Nebraska Defense Research Corporation, has the right to terminate its lease after March 31, 2026 of the lease term with six months’ notice. The Second Largest Tenant, Department of Administrative Services, has the right to terminate its lease with (i) 180 days’ notice and (ii) payment of an amount equal to the unamortized costs, fees, and expenses for the TI Allowance. The Third Largest Tenant, Saint Francis Community Services in Nebraska, Inc., has the right to terminate its lease after the 12th full month of the lease term with 90 days’ notice.

(35)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the fact that the most recent period reflects months impacted by the COVID-19 pandemic. In addition, the Underwritten Net Operating Income ($) includes rent steps, improved sales and new leases signed.

(36)	The lockout period will be at least 26 payment dates beginning with and including the first payment date in November 2021. Defeasance of the La Encantada Loan Combination in full is permitted on the first payment date following the earlier to occur of (i) September 17, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the expected Benchmark 2021-B31 securitization closing date in December 2021. The actual lockout period may be longer.

(37)	The Fourth Largest Tenant at the La Encantada Mortgaged Property, West Elm, has the right to terminate its lease if it does not achieve gross sales totaling at least $3,000,000 during its fifth lease year (February 2025 through January 2026) (the "Sales Measuring Period") with notice to the landlord no later than 180 days after the end of the Sales Measuring Period.

(38)	On each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than $1,000,000 (excluding lease termination payments), the borrowers are required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to $20,500, unless the TI/LC reserve account is thereafter equal to $2,000,000 (excluding lease termination payments).

(39)	The Mortgage Loan was co-originated by CREFI and LMF Commercial, LLC.

(40)	During the period commencing on January 1, 2022 and continuing through and including December 31, 2027, the monthly rental obligations of the sole tenant at the Mortgaged Property will be reduced by $8,333.33, for a total rent abatement of $600,000. At origination the borrower funded a $100,000 rent concession reserve.

(41)	The borrower is not required to make monthly payments into the Monthly Other Reserve ($) for ground lease reserve. However, (a) if at any time the amounts on deposit in the ground lease reserve account will be less than one month of then current ground rent, within two business days after Lender’s request the borrower will be required to make a true up payment in an amount of such deficiency into the Monthly Other Reserve ($) for ground lease reserve fund; or (b) upon the occurrence of a cash sweep event under the Mortgage Loan documents or if the Ground Lease Reserve Waiver Conditions (as defined below) fails to be satisfied, on each Payment Due Date, the borrower will be required to pay to 1/12 of rents and other charges due under the ground lease that the lender estimates will be payable by the borrower under the ground lease during the next ensuing 12 months. If the Ground Lease Reserve Waiver Conditions are not satisfied and at any time the lender reasonably determines that the ground lease reserve fund is not or will not be sufficient to pay the ground rent by the dates set forth above, the lender will notify the borrower of such determination and the borrower will be required to increase its monthly payments to the lender by the amount that the lender estimates is sufficient to make up the deficiency at least 30 days prior to the due date of the ground rent. “Ground Lease Reserve Waiver Conditions” means: (i) the borrower is timely paying all amounts due under the ground lease and is not otherwise in default thereunder, (ii) the borrower provides evidence of all such payments not less than two business days prior to the date due and (iii) no cash sweep period or event of default under the Mortgage Loan documents exists.

(42)	The TI/LC Caps ($) is exclusive of the Upfront TI/LC Reserve ($) that was deposited on the origination date.

(43)	The Largest Tenant, PRA Holding, LLC/Portfolio Recovery, has the right to terminate its lease with 9 months’ notice.

(44)	The Fourth Largest Tenant, Lumend Surgical Dermatology, LLC, has the right to terminate its lease with (i) 12 months’ notice prior to September 30, 2022 and (ii) payment of termination fee of landlord’s unamortized costs of (a) improvements made pursuant to the lease, (b) real estate commissions paid by landlord in connection with the lease and (iii) free rent or other concessions provided to tenant, with interest at an annual rate of 8%. The Fifth Largest Tenant, Five Points Healthcare of Alabama, LLC, has the right to terminate its lease with (i) 180 days’ notice prior to October 31, 2025 and (ii) payment of termination fee of landlord’s unamortized costs of (a) improvements made pursuant to the lease, (b) real estate commissions paid by landlord in connection with the lease and (iii) free rent or other concessions provided to tenant, with interest at an annual rate of 9%.

(45)	The mortgage loan is part of a Loan Combination that was co-originated by DBRI, American General Life Insurance Company, and The Variable Annuity Life Insurance Company.

(46)	The “As Stabilized” appraised value of $141.3 million as of October 1, 2022 assumes the stabilized operation of the property as of the stabilization date, including the expiration of concessions. The appraisal concluded to an “as-is” appraised value of $140.1 million as of October 13, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 30.7% and 27.3%, respectively.

(47)	The Eddy Loan Combination may be voluntarily prepaid in whole (but not in part) beginning on or after December 1, 2024 with a yield maintenance premium if such prepayment occurs prior to October 1, 2031.

(48)	The property was recently completed and opened for leasing in February 2021. Therefore historical financial information is not available.

(49)	The related Loan Combination is evidenced by two notes with an aggregate outstanding principal balance as of the Cut-off Date of approximately $90.0 million, along with a $10.0 million future advance component not reflected in the original principal balance. The Eddy Mortgage Loan, which has a principal balance of $43.0 million as of the Cut-off Date, will be included in the trust. The Eddy Mortgage Loan is senior to The Eddy Subordinate Companion Loan, which has a principal balance of approximately $47.0 million as of the Cut-off Date and will not be included in the trust. The Eddy Subordinate Companion Loan bears interest at the rate of 3.28797872340425% per annum. The Eddy Loan Combination is also structured with a $10.0 million earnout future advance to be funded in up to two installments by lenders other than the issuing entity (the holders of such notes, the “Future Funding Lenders”) during the first three years of the loan, which are split into: A notes in the maximum principal amount of $4,777,778 and B notes in the maximum principal amount of $5,222,222 (collectively “Future Funding Notes”). Pursuant to the loan documents, only the Future Funding Lenders are obligated to make such future advance. The future advance is conditioned upon (1) no event of default has occurred and is continuing; (2) after giving effect to the future advance, the total debt yield based upon the aggregate outstanding loan amount will be equal to or greater than 7.25% and the debt service coverage ratio based upon the aggregate outstanding loan amount will be greater than or equal to 1.25x (based upon 30-year amortization); (3) after giving effect to the future advance, the loan-to-value ratio for the total outstanding loan amount, based upon an updated “as-is” appraisal obtained by and reasonably satisfactory to the lender will not exceed 65.0%. The interest rate on the future advance will be the greater of (i) the highest rate of interest that can be obtained under the Future Funding Notes such that the blended interest rate of all of the notes evidencing The Eddy Loan Combination after taking into account the making of the future advance(s) thereunder equals 2.89% or (ii) the lender’s then current spread for multifamily loans plus the semiannual yield on the Treasury Constant Maturity Series with maturity equal to the remaining weighted average life of the Loan Combination, for the week prior to the date of the Future Earnout Advance, as reported in Federal Reserve Statistical Release H.15 - Selected Interest Rates, conclusively determined by the lender on the date of the Future Earnout Advance. In each case, the rate will be determined by linear interpolation between the yields reported in Release H.15, if necessary.

(50)	The mortgage loan Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) calculations reflect The Eddy Mortgage Loan, and excludes The Eddy Non-Trust Subordinate Companion Loan and the future advance. The Cut-off Date LTV Ratio (%) of The Eddy Mortgage Loan and The Eddy Loan Combination (i) assuming the future advance is fully advanced and based on the “as is” appraised value are 34.1% and 71.4%, respectively, and (ii) assuming the future advance is fully advanced and based on the “as stabilized” appraised value are 33.8% and 70.8%, respectively. Assuming the future advance is fully advanced, the Underwritten NOI Debt Yield (%) and Whole Loan Underwritten NOI Debt Yield (%) are 13.0% and 6.2%.

(51)	The borrower is party to that certain Financial Agreement for Long Tax Exemption, dated as of July 10, 2019, between the borrower and the Town of Harrison. The tax abatement term is approximately 30 years. The applicable tax law allows the town to accept an annual service charge paid by the borrower in lieu of real estate property taxes. Real estate taxes were underwritten based on the first year’s abated taxes under such agreement. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Preliminary Prospectus.” The Property is also part of a condominium development, which includes an adjacent 242-unit multifamily property known as Dey & Bergen which was also completed in early 2021, pursuant to certain Master Deed for Benjamin Harrison Commercial Condominium, dated as of October 21, 2019. See “Description of the Mortgage Pool—Condominium Interests and Other Shared Interests” in the Preliminary Prospectus.”

(52)	The Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) is calculated based on the aggregate debt service during the 12-month period commencing January 1, 2027 and is calculated based on the outstanding principal balance as of the Cut-off Date of The Eddy mortgage loan, and excludes The Eddy subordinate companion loan and the future earnout advance. The Whole Loan Underwritten NCF DSCR (x) is calculated based on the aggregate debt service during the 12-month period commencing January 1, 2027 and is calculated based on the outstanding principal balance as of the Cut-off Date of The Eddy loan combination, including The Eddy subordinate companion loan and excluding the future earnout advance. See Annex G in this prospectus which provides for amortizing debt service payments based on the non-standard amortization schedule.

(53)	Historical financials are not available as the Mortgaged Property was acquired at origination.

(54)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of January 6, 2022. For the purposes of this preliminary prospectus, the assumed lockout period of 24 months is based on the expected BMARK 2021-B31 securitization closing date in December 2021. The actual lockout period may be longer.

(55)	The Nyberg Portfolio Loan Combination may be voluntarily prepaid in whole (but not in part) beginning on the occurrence of the second anniversary of the first monthly payment date with the payment of the yield maintenance premium if such prepayment occurs prior to the payment date that is three months prior to the maturity date of The Nyberg Portfolio Loan Combination. In addition, Nyberg Portfolio Loan Combination may be defeased in whole (but not in part) at any time after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. Although the Nyberg Portfolio Loan Combination is comprised of two individual properties, the Nyberg Portfolio Loan Combination documents do not permit partial prepayment or partial defeasance because the two individual properties are located directly across from one another and are split by Interstate 5, a major interstate highway.

(56)	Although the Nyberg Portfolio Loan Combination is comprised of two individual properties, the Nyberg Portfolio Loan Combination documents do not permit partial prepayment or partial defeasance because the two individual properties are located directly across from one another and are split by Interstate 5.

(57)	The increase by 10% or more from Most Recent NOI to Underwritten Net Operating Income is primarily attributable to, among other factors, new leasing and expiration of free rent periods for certain tenants.

(58)	The Second Largest Tenant, LA Fitness, was not current on its rent payment obligations for the months of April 2020, May 2020, June 2020, December 2020, January 2021, and February 2021. The tenant has been current on its rent payment since March 2021 and is negotiating with the landlord to finalize a rent payback schedule.

(59)	The Largest Tenant, Best Buy, had its rent payment obligations for April 2020 through May 2020 deferred and is currently repaying all deferred obligations through December 31, 2021.

(60)	The Sara Lee Portfolio Loan Combination may be voluntarily prepaid in whole (but not in part) beginning on or after the payment date in December 2023 with a yield maintenance premium if such prepayment occurs prior to the payment date in July 2031. In addition, the Sara Lee Portfolio Loan Combination may be defeased in whole (but not in part) at any time after the earlier to occur of (i) November 17, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized.

(61)	The sole tenant, Sara Lee, signed a new 20-year lease as part of a sale-leaseback in July 2021, therefore historical financial information is not available.

(62)	Provided no event of default has occurred and is continuing under the lease, the sole tenant, Sara Lee, will have the right, without the landlord’s consent, one or more times during the term to (i) sublease any or all of the property to an affiliate or (ii) sublease up to 25% of the rentable square footage of the properties, collectively as a portfolio (each such sublease, a “Permitted Sublease”), provided that any such Permitted Sublease has a term which does not extend past the term (as the same may have been extended) or earlier termination of the lease and the terms and provisions of the Permitted Sublease will be expressly subject and subordinate in all respects to the terms and provisions of the lease and to and to the mortgage. The tenant will remain liable for its obligations under the lease notwithstanding any sublease.

(63)	The sole tenant pays rent quarterly. On each monthly payment date occurring in January, April, July, and October during the continuance of a trigger period other than a trigger period continuing solely due to a mezzanine trigger period, two-thirds (2/3) of all funds deposited into the deposit account during the immediately preceding interest period will be transferred into the Sara Lee quarterly rent allocation account. On each monthly payment date occurring in February, May, August and/or November, one-half (1/2) of all funds in the Sara Lee quarterly rent allocation account (if any) will be transferred to the deposit account. On each monthly payment date occurring in March, June, September and/or December, all funds in the Sara Lee quarterly rent allocation account (if any) will be transferred to the deposit account. Any funds remaining in the Sara Lee quarterly rent allocation account (if any) after either (i) all trigger periods (other than a trigger period solely due to a mezzanine trigger period) have been cured or (ii) the obligations have been paid in full shall, in each case, be returned to the borrower.

(64)	The “As Is” appraised value of the Mortgaged Property of $169,000,000 includes the “extraordinary” assumption that the units could achieve rents commensurate with comparable non-rent stabilized units should the cooperative corporation be de-converted.

(65)	The sole tenant at the Mortgaged Property, SolutionReach, subleases approximately 68.5% of net rentable square footage to six subtenants. Each sublease expires prior to the expiration date of the prime lease, which is on April 30, 2027. The weighted average sub rent is greater than the prime rent.

(66)	The Largest Tenant, Dave & Buster’s, is currently in a rent deferral period through December 31, 2021 related to the COVID-19 pandemic, during which the tenant is required to pay the lesser of (a) approximately $74,142 per month, plus 10% of gross sales in excess of $500,000 for such month, or (b) the base rent otherwise due for such month under the lease. The tenant is required to repay the deferred portion of the base rent in monthly payments commencing in January 2022 through September 2029, in addition to the monthly base rent payable for such months.

(67)	Historical financials are not available as the Mortgaged Properties were acquired at origination.

(68)	The Harbor Bay Portfolio Mortgage Loan and Fresenius Industrial Mortgage Loan are cross-collateralized and cross-defaulted. The % of Loan Balance, Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan Per Unit ($) are based on the aggregate of both loans.

(69)	Historical financials are not available as the Mortgaged Property was acquired at origination.

(70)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to recent leasing.

(71)	The Mortgaged Property consists of (i) 22,000 square feet of office space, (ii) 9,800 square feet of retail space

(72)	Historical financial information is not available because the Sole tenant, Intuitive Surgical, Inc. executed a NNN lease commencing on February 1, 2019.

(73)	The Mortgaged Property consists of (i) 1,500 square feet of retail space and (ii) nine multifamily units.

(74)	The Mortgaged Property consists of 10 multifamily units.

(75)	The Mortgaged Property consists of (i) 4,780 square feet of retail space and (ii) 1,300 square feet of office space.

(76)	The Mortgaged Property consists of (i) 3,080 square feet of retail space and (ii) three multifamily units.

(77)	The Mortgaged Property consists of (i) 850 square feet of retail space and (ii) 14 multifamily units.

(78)	The Mortgaged Property consists of Rains, LLC’s, one of the two related borrowers, fee interest in the Plaza La Cienega Property, as well as LaCienega-Sawyer Ltd.’s, the second of the two related borrowers, leasehold interest in the Plaza La Cienega Property, which it holds pursuant to a ground lease dated April 1, 1971 between Rains, LLC, as ground lessor, and LaCienega-Sawyer Ltd., as ground lessee. The monthly rent payment under such ground lease is $1.00. The ground lease expires on March 31, 2041 with one 29-year extension option remaining.

(79)	The Fifth Largest Tenant at the Plaza La Cienega Mortgaged Property, CVS, has the option to terminate its lease on November 30, 2021, and every 10 years thereafter, upon 90 days’ notice.

(80)	The Monthly Replacement / FF&E Reserve ($) is (i) approximately $8,412 prior to the date that is 72 months after the origination date and (ii) approximately $1,721 from and after the date that is 72 months after the origination date.

(81)	The lockout period will be at least 26 payment dates beginning with and including the first payment date of November 6, 2021. For the purposes of this preliminary prospectus, the assumed lockout period of 26 months is based on the expected BMARK 2021-B31 securitization closing date in December 2021. The actual lockout period may be longer.

(82)	The monthly TI/LC Reserve ($) increases to $62,500 and the TI/LC Caps ($) increases to $2,000,000 if the debt service coverage ratio falls below 4.00x.

(83)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of base rent and reimbursements from three new signed leases (Octopharma, Affordable Care and Oak Street Health).

(84)	The Public Service Electrical Gas Company leases to the borrower a right of way over a parcel of land for access, ingress/egress, landscaping and the operation of a sanitary line and storm sewer (the “PSE&G Lease”). The PSE&G Lease commenced in December 2005, expires in December 2035 and has two consecutive, five-year renewal options (resulting in an as-extended term that is less than 20 years beyond the stated maturity date of the related Mortgage Loan). The annual ground rent payable under the PSE&G Lease was originally $3,900, with CPI adjustments occurring every five years during the term beginning with the sixth lease year. Current annual ground rent is approximately $22,510.

(85)	On each payment date beginning in September 2021 through August 2023, the borrowers are required to deposit into the rollover reserve account a Monthly Other Reserve ($) amount equal to approximately $20,833.

(86)	The borrowers are subject to an unsecured indebtedness in the outstanding amount of $6,000,000 to Greystone Mills Artiste, LLC (the “Subordinate Obligation Holder”), an affiliate of the borrowers, pursuant to a certain Development Services Agreement dated August 21, 2007, and other documents related thereto (collectively, the “Subordinate Documents”). Pursuant to the Subordination and Standstill Agreement between the Subordinate Obligation Holder and the borrowers, the Subordinate Obligation Holder has fully subordinated the Subordinate Documents and the obligations thereunder to the Mortgage Loan.

(87)	The Mortgaged Property has a master lease in effect pursuant to which one of the borrowers of the Mortgage Loan, Greystone Mills Proprietor, LLC, as the master landlord, leases the Mortgaged Property to an affiliate, Greystone Mills Master Tenant, LLC, the other borrower of the Mortgage Loan and the master tenant under the master lease. The borrowers entered into the master lease in connection with a prior financing that has been fully repaid. Both the master landlord and master tenant are single purpose entities and have mortgaged their respective fee interest and interests in the master lease. Accordingly, the lender may completely terminate the master lease structure upon a foreclosure and take title to the fee interest.

(88)	The Largest Tenant, Department of Probation, representing approximately 62.2% of net rentable area, has a one-time right to terminate its lease upon 180 days’ notice. The Third Largest Tenant, NY Therapeutic Communities Inc., representing approximately 9.8% of net rentable area can terminate its lease if (1) the Department of Probation terminates its lease, (2) the Department of Probation terminates its agreement with the tenant, or (3) New York State discontinues funding necessary for the tenant to continue to operate its facility or withdraws its certificate of approval for the tenant’s facility.

(89)	The borrowers identified on this Annex A as Grace Dawson TN 1, LLC and Grace Dawson TN 2, LLC are tenants in common and the borrowers identified as Grace Dawson MN 1, LLC, Grace Dawson MN 2, LLC and Grace Dawson MN 3, LLC are tenants in common. The remaining borrowers are not tenants in common.

(90)	Historical financials are not available as the Mortgaged Property was acquired at origination.

(91)	Historical financials are not available as the Mortgaged Property was acquired at origination.

(92)	Historical financials are not available as the Mortgaged Property was acquired at origination.

(93)	The Third Largest Tenant at the property, ConEd Company of NY, Inc. has 23,370 square feet of net rentable area expiring on March 14, 2027 and 0 square feet of net rentable area related to two income producing spaces expiring October 31, 2026.

(94)	The Largest Tenant at the property, ThyssenKrupp Supply Chain Services NA, Inc., has the one time right to terminate its lease no later than December 31, 2025. The Second Largest Tenant at the property, LG Deals LLC, has the one time right to terminate its lease effective three years after the rent commencement date.

(95)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to recent leasing and inclusion of two commercial tenants. Additionally, the property was delivered in 2020; prior to February 2021, the asset was in initial lease-up period.

(96)	The property contains a total of 41 units including studio, one-bedroom, and two-bedroom units. The property also comprises 15,955 square feet of retail space, that is anchored by the grocery tenant Erewhon Grocer.

(97)	The Mortgaged Property currently has a second tenant, L.M. Kohn & Company, which occupies approximately 5.8% of the net rentable area and has a lease expiration date of May 31, 2023. If L.M. Kohn & Company does not renew its lease, the Largest Tenant, Belcan, LLC, is obligated to lease the premises currently occupied to L.M. Kohn & Company.

(98)	The borrower is required to make monthly deposits of approximately $2,257 into the Monthly Replacement / FF&E Reserve ($) commencing on December 1, 2022.

(99)	The borrower is required to make monthly deposits into the Monthly TI/LC Reserve ($) in an amount of (a) approximately $11,284 beginning on the first Payment Due Date following October 18, 2023 through and including the first Payment Due Date following October 18, 2026, then (b) $16,926.63 on each Payment Due Date thereafter.

(100)	The Annual Ground Lease Payment ($) as of the Cut-off Date is $380,000. The Annual Ground Lease Payment ($) as of the Cut-off Date is expected to be $418,000 from 2022 to 2026, $459,800 from 2027 to 2031.

(101)	The Monthly Ongoing Other Reserve ($) for Ground Rent will only be deposited on the First Due Date.

(102)	The Mortgaged Property consists of (i) 26,157 square feet of office space, (ii) 15,000 square feet of parking space and (iii) 12,457 of retail space.

(103)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the most recent rent steps and reimbursements from a new signed lease (Tractor Supply Company) alongside a timing mis-match on Kroger’s reimbursements in the trailing 12-month period.

(104)	The Home Depot Nanuet Mortgage Loan is secured by the fee interest, but not the improvements (subject to the provisions of the related ground lease) in the Mortgaged Property. The Mortgaged Property is ground leased to Home Depot on a 20-year term with an expiration date of January 31, 2030. The current annual base rent is $1,118,000. The ground lease is structured with 10% rent escalations every five years, with the next escalation occurring in February 2026.

(105)	There is a master lease in place to accommodate a Shari’ah compliant structure. The master lessee is a newly formed single purpose Delaware limited partnership. The master lessee has the same Delaware limited liability company managing member as the borrower entity. The master lease is fully subordinated to the loan pursuant to its terms and an assignment and subordination agreement.

(106)	The “Prospective Market Value Upon Stabilization” appraised value of $16.0 million as of April 15, 2022 assumes the stabilized operation of the property as of the stabilization date, including rents from two leases that commence in 2022. The appraisal concluded to an “as-is” appraised value of $15.6 million as of October 15, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) of 67.3% and 53.1%, respectively.

(107)	On each monthly payment date commencing with the monthly payment date occurring in January 2024, the borrower is required to deposit the sum of $4,900.73 into the TI/LC Reserve account.

(108)	The Upfront Other Reserve($) of $65,507 consists of (i) $36,144 in connection with the anticipated rent commencement of the ATI Physical Therapy lease and (ii) $29,363 in connection with the anticipated rent commencement of the Nasha Indian Restaurant lease.

(109)	Historical financial information is not available because the 8900 South Congress Avenue Property was recently constructed in 2020.

(110)	The property was constructed in 2020 and triple-net leased to Fedex, therefore historical financial information is not available.

(111)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to new leasing activity such as Indianapolis Public Schools, JBB Enterprises LLC, Kristy’s House of Care, LLC and Technology Install Partners d/b/a Alarm Link Life Safety Systems with additional renewals for ClosetPro, LLC d/b/a California Closets, Vanguard Wines, LLC and Lowe Logistics, LLC.

(112)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the most recent rent steps and reimbursements from two new signed leases (Kumon and Greenwich Pita & Grill).

(113)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to an increase in occupancy from 76% in the trailing 12-month period ending in June 2021 to 91.1% currently as of September 2021.

(114)	On each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than $400,000 (excluding lease termination payments), the borrowers are required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to (a) beginning in January 2022 and continuing through and including December 2022, approximately $8,333, (b) beginning in January 2023 and continuing through and including December 2023, $6,250 and (c) for all payment dates thereafter, approximately $4,167.

(115)	The related appraisal report for each individual Mortgaged Property indicates that the Mortgaged Property has undergone renovations over time since the Year Built.

(116)	The increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to recent leasing and burn-off of concessions since leasing began in April 2020.

(117)	Historical financials are not available as the Mortgaged Property was acquired at origination.

ANNEX B

SIGNIFICANT LOAN SUMMARIES

B-1

LOAN #1: CX – 350 & 450 WATER STREET

350 Water Street

450 Water Street

Photos shown are renderings based upon completion

B-2

LOAN #1: CX – 350 & 450 WATER STREET

CX - 350 and 450 Water Street
350 and 450 Water Street
Cambridge, MA 02141
Cambridge
Boston
Charles River
Somerville Ave
Washington St
McGrath Hwy
Prospect St
Hampshire St
Charlestown
Bunker Hill Community College
Twin City Plaza
John F Donnelly Field
John J Ahern Field
East Cambridge
Cambridgeside Galleria Mall
North Point Park
TD Garden
North End
The Port
Biogen Headquarters
Genzyme Corporation
Akamai Technologies
Cambridge Innovation Center
Kendall Square
Novartis Institutes for BioMedical Research
Lederman Park
Massachusetts Gen Hospital
City Hall
Christopher Columbus Waterfront Park
Faneuil Hall Marketplace
Massachusetts Institute of Technology
The Corner Mall
Boston Common
Public Garden
Back Bay
Boston University
John B. Hynes Veterans Memorial Convention Center
Copley Square
Tufts Med Ctr
Seaport District
Fenway Park
Prudential Center
Copley Place
Christian Science Church Park
Boston Convention Center
Fenway-Kenmore
Columbus Ave
Tremont St
Peters Park
D St
Back Bay Fens
Massachusetts Ave
Emmanuel College
Museum of Fine Arts
Northeastern University
South Boston
Massachusetts College of Art and Design
Boston Medical Center Harrison Campus
Wentworth Institute of Technology
South End
Ramsay Park
Tremont St
99
93
90
9
1A
Billerica
Reading
Carlisle
Burlington
Wakefield
Acton
Bedford
Lynn
Concord
Woburn
Stow
Medford
Revere
Cambridge
Wayland
Waltham
Marlborough
Newton
Boston
Brookline
Natick
Framingham
Needham
Quincy
Dedham
Norwood
Braintree
Medfield
Randolph
Milford
Canton
Sharon
Brockton
MAP © 2021 CARTIFACT
DATA © OSM CONTRIBUTORS

B-3

LOAN #1: CX – 350 & 450 WATER STREET

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller(4)		GACC, JPMCB
Location (City/State)	Cambridge, Massachusetts		Cut-off Date Balance(3)		$148,140,816
Property Type	Mixed Use - Laboratory/Office		Cut-off Date Balance per SF(3)		$889.39
Size (SF)	915,233		Percentage of Initial Pool Balance(3)		9.9%
Total Occupancy as of 10/14/2021	100.0%		Number of Related Mortgage Loans		3
Owned Occupancy as of 10/14/2021	100.0%		Type of Security		Fee
Year Built / Latest Renovation	2021 / NAP		Mortgage Rate(5)		2.79200%
Appraised Value(1)	$1,954,000,000		Original Term to Maturity (Months)(5)		120
Appraisal Date(1)	4/1/2023		Original Amortization Term (Months)		NAP
Borrower Sponsors(2)	DivcoWest; California State Teachers’ Retirement System; Teacher Retirement System of Texas		Original Interest-Only Period (Months)(5)		120
Property Management	Divco West Real Estate Services, Inc.		First Payment Date		12/6/2021
			Anticipated Repayment Date(5)		11/6/2031
			Final Maturity Date(5)		11/6/2036
Underwritten Revenues	$92,929,288
Underwritten Expenses	$12,225,756		Escrows(6)
Underwritten Net Operating Income (NOI)	$80,703,532			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$80,566,247		Taxes	$0	Springing
Cut-off Date LTV Ratio(1)(3)	41.7%		Insurance	$0	Springing
Maturity Date LTV Ratio(1)(3)(5)	41.7%		Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(3)	3.50x / 3.50x		TI / LC	$52,062,079	Springing
Debt Yield Based on Underwritten NOI / NCF(3)	9.9% / 9.9%		Other(7)	$97,383,122	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Notes	$814,000,000	66.4%	Loan Payoff	$617,846,136	50.4%
Junior Notes	411,000,000	33.6	Principal Equity Distribution	451,939,764	36.9
			Upfront Reserves	149,445,201	12.2
			Closing Costs	5,768,900	0.5
Total Sources	$1,225,000,000	100.0%	Total Uses	$1,225,000,000	100.0%

(1)	Based on the “Prospective Market Value Upon Completion & Stabilization” appraised value of $1,954,000,000 as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56,000,000 for 350 Water Street and $80,000,000 for 450 Water Street are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Property (as defined below). The appraisal concluded to an “as-is” appraised value of $1,778,000,000 as of September 8, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 45.8% for the CX - 350 & 450 Water Street Senior Notes (as defined below), and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 68.9% for the CX - 350 & 450 Water Street Loan Combination (as defined below). The appraisal concluded to an aggregate “as dark” appraised value of $1,901,000,000. The “as dark” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 42.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 64.4% for the CX - 350 & 450 Water Street Loan Combination.

(2)	There is no non-recourse carveout guarantor or environmental indemnitor for the CX - 350 & 450 Water Street Loan Combination.

(3)	The CX - 350 & 450 Water Street Mortgage Loan (as defined below) is part of the CX - 350 & 450 Water Street Loan Combination evidenced by 20 senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $814.0 million and four junior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $411,0000,000. LTV Ratios, DSCR, Debt Yield and Cut-off Date Balance per SF set forth above are calculated based on the outstanding balance of the CX 350 & 450 Water Street Senior Notes and exclude the CX 350 & 450 Water Street Junior Notes.

(4)	The CX – 350 & 450 Water Street Loan Combination was co-originated by DBR Investments Co. Limited, JPMorgan Chase Bank, National Association (“JPMCB”), Bank of America, N.A. and 3650 Cal Bridge Lending, LLC. GACC will be contributing Note A-1-2, Note A-1-4 and Note A-1-9 with an aggregate Cut-off Date Balance of approximately $124,161,224 and JPMCB will be contributing Note A-3-3 with a Cut-off Date Balance of approximately $23,979,592 to the Benchmark 2021-B31 securitization.

(5)	The CX - 350 & 450 Water Street Loan Combination is structured with an Anticipated Repayment Date (“ARD”) of November 6, 2031 and a final maturity date of November 6, 2036. The initial interest rate for the CX – 350 & 450 Water Street Loan Combination is 2.79200% per annum. After the ARD, the interest rate will increase by 200 basis points over the greater of (x) 2.792000%, and (y) (1) the swap rate in effect on the ARD plus (2) 1.26000%. The metrics presented above are calculated based on the ARD.

(6)	See “—Escrows” below.

(7)	Other upfront reserve includes a Base Building Work Reserve of approximately $86,650,891 and an Aventis Rent Reserve of approximately $10,732,231.

■	The Mortgage Loan. The mortgage loan (the “CX - 350 & 450 Water Street Mortgage Loan”) is part of a loan combination (the “CX - 350 & 450 Water Street Loan Combination”) comprised of (i) 20 senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $814.0 million (the “CX - 350 & 450 Water Street Senior Notes”), and (ii) four pari passu junior notes with an aggregate outstanding principal balance as of the Cut-off Date of $411,000,000 (the “CX - 350 & 450 Water Street Junior Notes”) as detailed in the “Loan Combination Summary” table below. The CX - 350 & 450 Water Street Mortgage Loan, evidenced by the non-controlling Note A-1-2, Note A-1-4, Note A-1-9 and Note A-3-3, has an aggregate outstanding principal balance as of the Cut-off Date of approximately $148,140,816 and represents approximately 9.9% of the Initial Pool Balance. The CX – 350 & 450 Water Street Loan Combination is secured by the borrowers’ fee interest in two adjacent Class A life sciences laboratory and office buildings located in Cambridge, Massachusetts (the “CX - 350 & 450 Water Street Property”). The borrowers utilized proceeds for the CX - 350 & 450 Water Street Loan Combination to retire existing debt, fund upfront reserves, pay closing costs and return equity to the borrower sponsors.

The CX - 350 & 450 Water Street Loan Combination accrues interest at the rate of 2.79200% per annum through the ARD. After the ARD, through and including November 6, 2036, the following structure will apply: the interest rate will increase (such new rate, the “Adjusted Interest Rate”) by 200 basis points over the greater of (x) 2.79200%, and (y)(1) the swap rate in effect on the ARD plus (2) 1.26000%; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred as described below under “Lockbox / Cash Management.”

B-4

LOAN #1: CX – 350 & 450 WATER STREET

The CX - 350 & 450 Water Street Loan Combination has an initial term to the ARD of 120 months and has a remaining term to the ARD of 119 months as of the Cut-off Date. The CX - 350 & 450 Water Street Loan Combination requires payments of interest only until the ARD in November 2031 or, if not repaid on the ARD, the final maturity date in November 2036. The CX - 350 & 450 Water Street Loan Combination may be voluntarily prepaid in whole (but not in part, except in relation to a collateral release) beginning on or after the payment date in December 2023 with the payment of the yield maintenance premium if such prepayment occurs prior to the payment date in May 2031. In addition, the CX – 350 & 450 Water Street Loan Combination may be defeased in whole (but not in part, except in relation to a collateral release) at any time after the earlier to occur of (i) October 14, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized.

The table below summarizes the promissory notes that comprise the CX - 350 & 450 Water Street Loan Combination. The relationship between the holders of the CX - 350 & 450 Water Street Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Non-Serviced AB Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder(1)	Controlling Piece
A-1-1, A-2-1, A-3-1, A-4-1	$285,000,000	285,000,000	CAMB 2021-CX2	Yes
A-1-3, A-3-2	94,000,000	94,000,000	Benchmark 2021-B30	No
A-1-7, A-4-2, A-4-3	77,900,000	77,900,000	3650R 2021-PF1	No
A-1-2, A-1-4, A-1-9, A-3-3(2)	148,140,816	148,140,816	Benchmark 2021-B31	No
A-1-5, A-1-6, A-1-8	101,000,000	101,000,000	DBRI	No
A-2-2, A-2-5	52,959,184	52,959,184	BANA	No
A-2-3, A-2-4	55,000,000	55,000,000	BANK 2021-BNK38	No
Total Senior Notes	$814,000,000	$814,000,000
B-1, B-2, B-3, B-4	411,000,000	411,000,000	CAMB 2021-CX2	No
Loan Combination	$1,225,000,000	$1,225,000,000

(1)	Notes held by lenders are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

(2)	GACC is contributing Note A-1-2, A-1-4 and A-1-9 with an aggregate outstanding principal balance as of the Cut-off Date of approximately $124,161,224 and JPMCB is contributing Note A-3-3 with an outstanding principal balance as of the Cut-off Date of approximately $23,979,592.

The capital structure for the CX – 350 & 450 Water Street Loan Combination is shown below:

CX – 350 & 450 Water Street Loan Combination Capital Structure

(1)	Based on the net rentable area of 915,233 SF.

(2)	Based on the “Prospective Market Value Upon Completion & Stabilization” appraised value of $1,954,000,000 as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56,000,000 for 350 Water Street and $80,000,000 for 450 Water Street are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Property. The appraisal concluded to an “as-is” appraised value of $1,778,000,000 as of September 8, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 45.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 68.9% for the CX - 350 & 450 Water Street Loan Combination. The appraisal concluded to an aggregate “as dark” appraised value of $1,901,000,000. The “as dark” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 42.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 64.4% for the CX - 350 & 450 Water Street Loan Combination.

(3)	Cumulative UW NOI/NCF Debt Yield and Cumulative UW NOI/NCF DSCR are calculated based on an UW NOI and UW NCF of $80,703,532 and $80,566,247, respectively. See “—Operating History and Underwritten Net Cash Flow” below.

(4)	Based on the “Prospective Market Value” value of $1,954,000,000.

B-5

LOAN #1: CX – 350 & 450 WATER STREET

■	The Mortgaged Property. The CX – 350 & 450 Water Street Property consists of two Class A LEED Gold (targeted), life sciences laboratory and office buildings totaling 915,233 SF located in Cambridge, Massachusetts. The CX – 350 & 450 Water Street Property includes (i) the 350 Water Street building (Parcel G) (“350 Water Street”), which is a laboratory building consisting of 511,157 SF and (i) the 450 Water building (Parcel H) (“450 Water Street”), which is a contemporary office building consisting of 404,076 SF. Designed by Perkins +Will (350 Water Street) and NBBJ (450 Water Street), the CX – 350 & 450 Water Street Property has views of both the Cambridge and Boston skylines. The CX – 350 & 450 Water Street Property has an adjacent open space with playing field, a plaza to host food trucks and nearby access to two MBTA stops (Green and Orange line). The Lechmere MBTA green line is a 5-minute walk away. The CX – 350 & 450 Water Street Property is 100.0% leased to Aventis Inc., which is a wholly-owned subsidiary of Sanofi S.A. (“Sanofi”).

350 Water Street is a 12-story building featuring laboratory space, ground floor retail, a third-floor terrace, three below-grade parking levels with 377 parking spaces (0.74 per 1,000 SF), bike storage with showers, an adjacent open space with playing field and fitness center. 350 Water Street has 15’ - 19’ ceiling heights and eight passenger elevators. 350 Water Street is anticipated to be Wired Score Platinum and LEED Gold certified upon completion.

450 Water Street is a 9-story building featuring office space, ground floor retail, a two-story mezzanine, three above-grade and two below-grade parking levels with 440 parking spaces (1.09 per 1,000 SF) and bike storage. 450 Water Street has 14’ - 16’ ceiling heights and five passenger elevators. 450 Water Street is anticipated to be Wired Score Platinum, WELL Gold and LEED Gold certified upon completion.

The CX – 350 & 450 Water Street Property is currently under construction and expected to be substantially completed for 350 Water Street in the second quarter of 2022 and the fourth quarter of 2021 for 450 Water Street. At loan origination, the borrowers reserved the following with the lender: (i) $86,650,891 for base building work related to hard costs, hard cost contingency, soft costs and soft cost contingency for the CX – 350 & 450 Water Street Property, (ii) approximately $15,483,880 on account of tenant improvement allowance related to 350 Water Street and $28,254,233 of tenant improvement allowances related to 450 Water Street and (iii) approximately $8,323,967 of leasing commissions related to 450 Water Street. Below is a chart which details the borrower sponsors’ development budgets, which do not include land allocations or financing costs. We cannot assure you either 350 Water Street or 450 Water Street will be completed as expected or at all.

Development Budget Summary
	350 Water Street (Parcel G)		450 Water Street (Parcel H)
	Budget	Remaining Cost	Budget	Remaining Cost
Hard Costs	$221,627,140	$35,507,711	$181,926,397	$28,882,890
HC Contingency	915,139	1,065,231	866,487	866,487
Soft Costs	43,854,255	8,357,324	42,547,726	11,379,153
SC Contingency	210,241	250,720	341,375	341,375
TI Allowance	139,789,250	15,483,880	64,916,764(1)	28,254,233
Leasing Commissions	26,886,858	0	21,254,398	8,323,967
Total	$433,282,883	$60,664,866	$311,853,147	$78,048,105

(1)	A portion of the TI Allowance is carried in the Hard Costs.

Sole Tenant. As of October 14, 2021, the CX – 350 & 450 Water Street Property is 100.0% leased to Aventis Inc., a wholly-owned subsidiary of Sanofi S.A. (rated A+/A1/AA by Fitch/Moody’s/S&P), which is the guarantor under the Aventis Inc. leases. Founded in 1973, Sanofi is a multinational pharmaceutical company headquartered in Paris, France. Sanofi engages in the research and development, manufacturing, and marketing of pharmaceutical drugs principally in the prescription market. Sanofi (NYSE:SNY) is publicly traded on the NASDAQ stock exchange and had a market cap of approximately $123.1 billion as of October 16, 2021.

The CX – 350 & 450 Water Street Property is expected to serve as Sanofi’s North American research headquarters, where it is expected to consolidate approximately 3,000 employees from a number of local offices in the Boston area, as well as the Company’s Center of Excellence dedicated to mRNA vaccine research. Additionally, Sanofi is expected to consolidate approximately 400 employees from various sites at the Cambridge Crossing development and in Lyon, France to form a Center of Excellence dedicated to mRNA vaccine research. Sanofi plans to invest more than $476.0 million per year to develop vaccines against infectious diseases.

The CX – 350 & 450 Water Street Property is currently undergoing a buildout with expected completion dates of the second quarter of 2022 for 350 Water Street and the fourth quarter of 2021 for 450 Water Street. We cannot assure you the buildouts will be completed as expected or at all. Sanofi’s tenant buildout contract and base building changes total

B-6

LOAN #1: CX – 350 & 450 WATER STREET

approximately $304.3 million ($595 PSF) for 350 Water Street and approximately $90.9 million ($225 PSF) for 450 Water Street. Sanofi is entitled to receive an approximately $139.8 million ($273 PSF) tenant improvement allowance for 350 Water Street and an approximately $73.7 million ($182 PSF) tenant improvement allowance for 450 Water Street. In total, the approximately $395.2 million ($432 PSF) tenant buildout contract and base building changes do not include any tenant investment for soft costs. Additionally, the approximately $395.2 million ($432 PSF) can be paid from the tenant improvement allowance to the extent available. In addition to the tenant buildout contract and base building changes, Sanofi is expected to invest approximately $181.7 million ($198 PSF) into the CX – 350 & 450 Water Street Property, not including furniture, fixtures and equipment (“FF&E”).

Aventis Inc. executed two, 15-year leases at the CX – 350 & 450 Water Street Property in late 2018. The rent commencement date of the lease at 350 Water Street was July 1, 2021. The rent commencement date of the lease at 450 Water Street is tied to substantial completion, such that rent commencement will occur on the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work. As of the date of this term sheet, the rent commencement date has not yet occurred. The sole tenant, Aventis Inc. is not yet in occupancy of either 350 Water Street or 450 Water Street, pending the buildout of its space. We cannot assure you that the buildout of the CX – 350 & 450 Water Street Property will be completed as expected or at all, or that Aventis Inc. will take occupancy as expected or at all. At loan origination, the borrowers reserved approximately $10,732,231 into a gap rent reserve for the Aventis Inc. lease related to 450 Water Street. Aventis Inc. has the right to terminate each of its respective leases effective as of the end of the 14th lease year subject to a termination fee equal to 12 months base rent.

The blended starting base rent for the Aventis Inc. triple-net leases are $71.53 PSF for 350 Water Street and 450 Water Street. Base rent for the laboratory building, 350 Water Street, is $75.90 PSF and base rent for the office building, 450 Water Street, is $66.00 PSF, with both leases including approximately 2.5% annual rent steps. Sanofi did not receive any free rent as part of its lease. The in-place rent at 350 Water Street is approximately 31.0% below the appraisal’s concluded triple-net market rent of $110.00 PSF for the laboratory space and in-place rent at 450 Water Street is approximately 22.4% below the appraisal’s concluded triple-net market rent of $85.00 PSF for the office space. Sanofi’s guarantees of the leases at 350 Water Street and 450 Water Street have guaranty caps of $207.5 million and $142.5 million, respectively.

COVID-19 Update. As of October 14, 2021, the CX – 350 & 450 Water Street Loan Combination is not subject to any forbearance, modification or debt service relief request. The first payment date for the CX – 350 & 450 Water Street Loan Combination is December 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the tenant at the CX - 350 & 450 Water Street Property:

Largest Tenant Based on Underwritten Base Rent(1)

Tenant Name(2)	Credit Rating (Fitch/MIS/S&P)(3)	Tenant GLA(4)	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration(5)	Renewal / Extension Options
Aventis Inc. (350 Water Street)	A1 / A+ / AA	511,157	55.8%	$38,796,816	59.3%	$75.90	6/30/2036	2, 10-year options
Aventis Inc. (450 Water Street)	A1 / A+ / AA	404,076	44.2	26,669,016	40.7	$66.00	11/30/2036(6)	2, 10-year options
Total Occupied		915,233	100.0%	$65,465,832	100.0%	$71.53
Vacant		0	0.0	0
Total / Wtd. Avg.		915,233	100.0%	$65,465,832

(1)	Based on the underwritten rent roll as of October 14, 2021.

(2)	Aventis Inc. is currently not in occupancy of either 350 Water Street or 450 Water Street, pending the substantial completion of the buildout out of its spaces at the CX- 350 & 450 Water Street Property. The CX – 350 & 450 Water Street Property is currently undergoing a buildout with expected completion dates of the second quarter of 2022 for 350 Water Street and fourth quarter of 2021 for 450 Water Street. The lease at 350 Water Street commenced on July 1, 2021. The commencement of the lease at 450 Water Street is tied to substantial completion, such that rent commencement will occur on the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work. As of the date of this term sheet, the rent commencement date has not yet occurred.

(3)	The credit ratings are those of the direct parent company, Sanofi, which is the guarantor under the leases.

(4)	The Tenant GLA includes up to 10,000 SF of terrace space at 350 Water Street and up to 4,000 SF of terrace space at 450 Water Street.

(5)	Aventis Inc. has the right to terminate each of the leases, with a termination fee, effective as of the end of its 14th lease year. If Aventis Inc. elects to exercise the early termination right, it must deliver to the landlord between 24 and 36 months prior to the early termination date (a) notice that the early termination right has been exercised and (b) the early termination payment. The early termination payment equals the sum of (i) the 12 monthly installments of base rent that would have been due for the 12-month period immediately following the early termination date in the absence of such termination and (ii) the stipulated operating expenses/tax component per the lease.

(6)	Based on an anticipated rent commencement date of November 10, 2021. The actual rent commencement date, anniversary date, and expiration date to be determined as provided in the 450 Water Street lease and amendments, related to the substantial completion of the base building work at 450 Water Street.

B-7

LOAN #1: CX – 350 & 450 WATER STREET

The following table presents certain information relating to the lease rollover schedule at the CX - 350 & 450 Water Street Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0	0
2021	0	0.0	0.0%	0	0.0	$0	0
2022	0	0.0	0.0%	0	0.0	$0	0
2023	0	0.0	0.0%	0	0.0	$0	0
2024	0	0.0	0.0%	0	0.0	$0	0
2025	0	0.0	0.0%	0	0.0	$0	0
2026	0	0.0	0.0%	0	0.0	$0	0
2027	0	0.0	0.0%	0	0.0	$0	0
2028	0	0.0	0.0%	0	0.0	$0	0
2029	0	0.0	0.0%	0	0.0	$0	0
2030	0	0.0	0.0%	0	0.0	$0	0
2031	0	0.0	0.0%	0	0.0	$0	0
2032 & Thereafter	915,233	100.0	100.0%	65,465,832	100.0	$71.53	2
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	915,233	100.0%		$65,465,832	100.0%	$71.53	2

(1)	Based on the underwritten rent roll dated October 14, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the CX - 350 & 450 Water Street Property:

Historical Leased %(1)

2018	2019	2020	As of 10/14/2021(2)
NAP	NAP	NAP	100.0%

(1)	Historical occupancy is not available because the CX - 350 & 450 Water Street Property is currently under construction. As of October 8, 2021, the base building work for the CX – 350 & 450 Water Street Property is 90% complete.

(2)	Based on the underwritten rent roll as of October 14, 2021.

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LOAN #1: CX – 350 & 450 WATER STREET

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the CX - 350 & 450 Water Street Property:

Cash Flow Analysis(1)(2)(3)

	Underwritten	Underwritten PSF
Base Rent(4)	$65,465,832	$71.53
Straight Line Base Rent Average(5)	13,436,165	14.68
Gross Potential Rent	$78,901,997	$86.21
Total Recoveries	11,768,903	12.86
Other Income	3,673,555	4.01
Total Gross Income	$94,344,455	$103.08
Vacancy	(1,415,167)	(1.55)
Effective Gross Income	$92,929,288	$101.54
Total Fixed Expenses	7,998,329	8.74
Total Variable Expenses	4,227,428	4.62
Total Expenses	$12,225,756	$13.36

Net Operating Income	$80,703,532	$88.18
Reserves for Replacements	137,285	0.15
TI/LC	0	0.00
Net Cash Flow	$80,566,247	$88.03

Occupancy(6)	98.5%
NOI Debt Yield(7)	9.9%
NCF DSCR(7)	3.50x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring expenses were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical financial information and occupancy is not available because the CX - 350 & 450 Water Street Property is currently under construction. As of October 8, 2021, the base building work for the CX – 350 & 450 Water Street Property is 90% complete.

(3)	Based on the underwritten rent roll as of October 14, 2021.

(4)	The rent commencement date for the lease at 350 Water Street was in July 2021. The rent commencement date of the lease at 450 Water Street is tied to substantial completion, such that rent commencement will occur on the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work. As of the date of this term sheet, the rent commencement date has not yet occurred. At loan origination, the borrowers reserved approximately $10,732,231 into a gap rent reserve for the Aventis Inc. lease related to 450 Water Street.

(5)	Straight-line average rent credit for Aventis Inc. (Sanofi, investment grade rated parent company) through its lease term, including parking income rent adjusted for increases of 2.0% adjusted for CPI. The straight-line rent averages result in an average triple-net base rent of $90.99 PSF for the 350 Water Street lease and $78.98 PSF for the 450 Water Street lease over the life of the lease.

(6)	Occupancy is based on the economic occupancy.

(7)	The NOI Debt Yield and the NCF DSCR are calculated based on the CX – 350 & 450 Water Street Senior Notes.

■	Appraisal. According to the appraisal, the CX - 350 & 450 Water Street Property has an “Prospective Market Value Upon Completion & Stabilization” appraised value of $1,954,000,000 as of April 1, 2023, which assumes that the outstanding capital expenditure of approximately $56,000,000 for 350 Water Street and $80,000,000 for 450 Water Street are fully funded and reserved by the lender, and that these reserved funds would pass with title to any purchaser of the CX – 350 & 450 Water Street Property. The appraisal concluded to an “as-is” appraised value of $1,778,000,000 as of September 8, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 45.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 68.9% for the CX - 350 & 450 Water Street Loan Combination. The appraisal concluded to an aggregate “as dark” appraised value of $1,901,000,000. The “as dark” appraised value results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 42.8% for the CX - 350 & 450 Water Street Senior Notes, and a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 64.4% for the CX - 350 & 450 Water Street Loan Combination.

Building Name	Appraisal Approach	Appraised Value	Capitalization Rate
350 Water Street	Direct Capitalization Approach	$1,149,000,000	3.65%
350 Water Street	Discounted Cash Flow Approach	$1,150,000,000	4.00%(1)
450 Water Street	Direct Capitalization Approach	$786,000,000	3.65%
450 Water Street	Discounted Cash Flow Approach	$786,000,000	4.00%(1)

(1)	Represents the terminal capitalization rate.

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LOAN #1: CX – 350 & 450 WATER STREET

■	Environmental Matters. According to a Phase I environmental report dated September 23, 2021, a recognized environmental condition was identified at each of the two parcels comprising the CX – 350 & 450 Water Street Property in connection with residual subsurface impacts related to historical releases of chemicals including volatile organic compounds, hydrocarbons and heavy metals. Remediation is ongoing and is being performed by the related borrowers. An environmental insurance policy was put in place for each parcel. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus for more information.

■	Market Overview and Competition. The CX – 350 & 450 Water Street Property is located in the Cambridge market within the Greater Boston area. The city of Cambridge is located in the Boston core-based statistical area directly north of the city of Boston and separated from Boston’s central business district by the Charles River. Cambridge is bordered by Somerville to the north and Watertown to the west. The city is acclaimed for its mix of venture capital, National Institutes of Health funding and state investments. In recent years, Cambridge has become a life sciences and biotechnology hub not only for the northeast, but for the entire United States. Cambridge is home to over 5,000 private business establishments with major companies including Watson Health, Amgen, Facebook and Apple, among others.

The Cambridge market is best known for its innovation and high concentration of research and development operations. Cambridge has one of the highest densities of educated people in the world with 42 colleges, universities and community colleges and is home to Harvard University and the Massachusetts Institute of Technology. There are over 11,000 undergraduate students and over 11,000 graduate students living in Cambridge.

The CX – 350 & 450 Water Street Property is part of a larger approximately 4.5 million SF master-planned mixed-use-transit-oriented development known as Cambridge Crossing, which is an innovation community in East Cambridge, proximate to Kendall Square. Cambridge Crossing is spread across 43 acres and is expected to total over 17 buildings consisting of over 2.1 million SF of science and technology space, approximately 2.4 million SF of residential space, 100,000 SF of retail space and 11 acres of open space. The development of Cambridge Crossing has approximately 2.5 million SF completed or under construction and recent leases to Philips, Sanofi, and Bristol Myers Squibb.

Cambridge Crossing benefits from its various forms of transit, including one MBTA (Green Line) station soon to be on site, and one MBTA (Orange Line) station a short walk away, four Hubway stations, designated bike lanes, an EZ ride and private Cambridge Crossing shuttle, walking paths and acres of green spaces. In addition, Cambridge Crossing is approximately 3.5 miles from the Boston Logan International Airport.

The following table presents the submarket statistics for the laboratory and office space in the Cambridge market:

Laboratory Submarket Statistics(1)
Submarket	Inventory	Overall Vacancy Rate	Direct Vacancy Rate	YTD Construction Completions	YTD Overall Absorptions	Under Construction	Direct Avg. Rent	Direct Avg. Rent (Class A)
Alewife	1,192,000	1.0%	0.0%	0	100,681	3,100,000	$71.00	N/A
East Cambridge	7,397,000	1.3%	0.0%	0	(56,745)	2,304,000	$105.81	$105.81
Mid Cambridge	3,934,000	1.3%	0.0%	0	(41,966)	0	$82.88	$81.07
Total/Wtd. Avg.	12,523,000	1.0%	0.0%	0	1,970	5,404,000	$100.40	$104.14

(1)       Source: Appraisal.

Office Submarket Statistics(1)
Submarket	Inventory	Overall Vacancy Rate	Direct Vacancy Rate	YTD Construction Completions	YTD Overall Absorptions	Under Construction	Direct Avg. Rent	Direct Avg. Rent (Class A)
Alewife	1,652,770	5.6%	3.6%	0	37,442	0	$59.92	$60.22
East Cambridge	8,207,363	7.2%	2.8%	0	196,420	1,235,423	$82.60	$82.29
Mid Cambridge	2,175,363	6.8%	3.7%	0	(40,073)	0	$65.07	$80.56
Total/Wtd. Avg.	12,035,496	6.9%	3.0%	0	193,789	1,235,423	$75.07	$79.92

(1)       Source: Appraisal.

The laboratory lease comparables range in size from 40,000 SF to 260,000 SF with lease terms ranging from 5 to 15 years. The comparables exhibit a range in rents from $88.50 to $105.00 PSF, with an average of $95.20 PSF on a net basis. Free rent concessions ranged from 0 to 12 months, averaging 1.71 months with tenant improvement allowances ranging from $0.00 to $225.00 PSF, an average of $182.14 PSF.

The appraiser concluded to a market rent of $110.00 PSF at 350 Water Street, which is a 44.9% premium to the in-place rent of $75.90 PSF.

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LOAN #1: CX – 350 & 450 WATER STREET

The following table summarizes the comparable laboratory leases in the surrounding market.

Summary of Comparable Laboratory Leases(1)
Property	Location	Year Built	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Rent Steps	TI PSF
350 Water Street(2)	Cambridge, MA	2021(3)	Aventis Inc.	Jul-21	15.0	Net	511,157	$75.90	2.50%	$250.00
Seaport Labs	Boston, MA	2023	Eli Lilly LOI	Jan-23	15.0	Net	165,000	$103.00	3.00%	$210.00
201 Brookline Avenue	Boston, MA	2022	Verve Therapeutics	Jun-22	15.0	Net	105,000	$91.00	3.00%	$225.00
Cambridge Crossing EF	Cambridge, MA	2023	Bristol Myers Squibb	May-22	15.0	Net	40,000	$105.00	2.75%	$225.00
238 Main Street	Cambridge, MA	2021	Beam Therapeutics	Aug-21	12.0	Net	122,620	$96.50	3.00%	$190.00
65 Landsdowne Street	Cambridge, MA	2001	Brigham and Women's	Feb-21	5.0	Net	112,410	$100.00	3.00%	$0.00
Cambridge Crossing EF	Cambridge, MA	2023	Bristol Myers Squibb	Aug-20	15.0	Net	260,000	$88.50	2.50%	$225.00
Cambridge Crossing	Cambridge, MA	2019	Cereval	Feb-20	10.0	Net	59,865	$92.00	3.00%	$200.00
Total/Wtd. Avg.(4)					12.4		123,556	$95.20		$186.20

(1)	Source: Appraisal.

(2)	Based on the rent roll date October 14, 2021.

(3)	350 Water Street is currently under construction with the base building substantial completion date expected in the second quarter of 2022. We cannot assure you the base building construction will be completed as expected or at all.

(4)	The Total/Wtd. Avg. excludes 350 Water Street.

The office lease comparables range in size from 47,304 SF to 581,538 SF and have lease terms ranging from 10 to 15 years. The lease comparables exhibit a range in rents from $64.95 to $100.00 PSF, with an average of $79.16 PSF on a net basis. Free rent concessions ranged from 0 to 8 months, averaging two months with tenant improvement allowances ranging from $0.00 to $161 PSF, an average of $66.00 PSF. The Google lease ($88.50 PSF) and Bluebird Bio lease ($100 PSF) are most comparable to 450 Water Street due to their Cambridge locations but warrant slight downward adjustments as they are in Kendall Square.

The appraiser concluded to a market rent of $85.00 PSF at 450 Water Street, which is a 28.8% premium to the in-place rent of $66.00 PSF.

The following table summarizes the comparable office leases in the surrounding market.

Summary of Comparable Office Leases(1)
Property	Location	Year Built	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Rent Steps	TI PSF
450 Water Street(2)	Cambridge, MA	2021(3)	Aventis Inc.	Nov-21(4)	15.0	Net	404,076	$66.00	2.50%	$175.00
Seaport Labs I	Boston, MA	2023	Foundation Medicine (Shell)	Sep-23	15.0	Net	581,538	$69.50	2.50%	$0.00
1001 Boylston Street	Boston, MA	2022	CarGurus	Jun-23	15.0	Net	225,428	$64.95	$1.30/SF	$161.00
Google HQ	Cambridge, MA	2022	Google	Apr-22	15.0	Net	385,423	$88.50	$1.00/SF	$84.00
222 Berkeley Street	Boston, MA	1991	GW&K Investments	Feb-21	10.0	Net	47,304	$72.00	2.00%	$85.00
Alexandria Center	Cambridge, MA	2017	Bluebird Bio	Jan-21	10.0	Net	267,000	$100.00	3.00%	$0.00
Total/Wtd. Avg.(5)					13.0		301,339	$79.16		$48.24

(1)	Source: Appraisal.

(2)	Based on the rent roll dated October 14, 2021.

(3)	450 Water Street is currently under construction with the base building substantial completion date expected in the fourth quarter of 2021. We cannot assure you that the base building work will be completed as expected or at all.

(4)	The commencement of the lease at 450 Water Street, which is tied to base building substantial completion, such that rent commencement will occur on the later of (i) November 10, 2021 and (ii) the date that is 46 days prior to the substantial completion date for the base building work. As of the date of this term sheet, the rent commencement date has not yet occurred.

(5)	The Total/Wtd. Avg. excludes 450 Water Street.

■	The Borrowers. The borrowers are DW PropCo G, LLC and DW PropCo H, LLC, both Delaware limited liability companies and single purpose entities with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the CX - 350 & 450 Water Street Loan Combination. There is no non-recourse carveout guarantor or environmental indemnitor for the CX – 350 & 540 Water Street Loan Combination. The borrower sponsors are a joint venture between DivcoWest (“Divco”), California State Teachers’ Retirement System (“CalSTRS”), and Teacher Retirement System of Texas (“TRS”).

Founded in 1993, Divco is a multidisciplinary investment firm headquartered in San Francisco, California with over 160 employees across six investment offices. Divco is an experienced developer, owner and operator of real estate throughout the United States, with significant expertise in Boston, having invested in and managed over 22 commercial properties in the area, including offices in the Seaport, Financial District, and East Cambridge submarkets. Most notably, Divco owned and operated One Kendall Square, a life sciences office campus in the Kendall Square submarket. As of June 30, 2021, Divco had over $13.7 billion in assets under management. Since inception, Divco has acquired approximately 55.0 million SF.

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LOAN #1: CX – 350 & 450 WATER STREET

CalSTRS is reported to be the nation’s second largest public pension fund with assets totaling approximately $312.2 billion as of September 30, 2021. Their investment portfolio is broadly diversified into nine asset categories, approximately including 12.8% (approximately $39.8 billion) which is allocated towards real estate investments in institutional Class A commercial assets across the United States. Divco and CalSTRS have an 18-year history of investing together with CalSTRS investing over $1.5 billion into various Divco sponsored investment vehicles.

Established in 1937, TRS provides retirement and related benefits for those employed by the public schools, colleges, and universities supported by the State of Texas. As of August, 31 2020, the agency is serving nearly 1.7 million participants and had assets under management of nearly $187 billion. TRS is the largest public retirement system in Texas in both membership and assets.

■	Escrows. At loan origination, the borrowers deposited approximately (i) $52,062,079 into an existing TI/LC reserve, (ii) $86,650,891 into a base building work reserve and (iii) $10,732,231 into an Aventis rent reserve.

Tax Reserve – During a Trigger Period (as defined below), the borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes.

Insurance Reserve – During a Trigger Period, the borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of estimated insurance premiums, unless an acceptable blanket policy is in effect.

Rollover Reserve – During a Lease Sweep Period (as defined below), all available cash will be swept into the deposit account held by the lender, which will be transferred to the rollover reserve.

■	Lockbox and Cash Management. The CX - 350 & 450 Water Street Loan Combination is structured with a hard lockbox and springing cash management. The borrowers are required to deliver tenant direction letters instructing all tenants to deposit rents into a lender-controlled lockbox account. The borrowers are required to cause all rents to be deposited directly into the lender-controlled lockbox account. All funds received by the borrowers or the manager are required to be deposited in the lockbox account within two business days following receipt. During the continuance of a Trigger Period, funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account. Prior to the ARD, all excess cash is required to be transferred to a lender-controlled account as additional collateral for the CX - 350 & 450 Water Street Loan Combination, subject to certain permitted uses by the borrowers described in the CX – 350 & 450 Water Street Loan Combination documents, and except as described above with respect to a Lease Sweep Period. If the CX - 350 & 450 Water Street Loan Combination is not paid by the ARD, from and after the ARD, the CX - 350 & 450 Water Street Loan Combination will accrue interest at the Adjusted Interest Rate; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate will be deferred.

After the ARD, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses will be required to be applied to the prepayment of the outstanding principal balance of the CX – 350 & 450 Water Street Loan Combination, first to the CX – 350 & 450 Water Street Senior Notes and then to the CX – 350 & 450 Water Street Junior Notes, until the outstanding principal balance has been reduced to zero, then to any excess interest until the excess interest has been reduced to zero and then to any other indebtedness due under the CX – 350 & 450 Water Street Loan Combination until the other indebtedness has been reduced to zero.

A “Trigger Period” will commence upon (i) the ARD, (ii) the occurrence of an event of default under the CX - 350 & 450 Water Street Loan Combination until cured, (iii) on any date from and after December 31, 2022, the debt service coverage ratio is less than 1.75x based on the CX - 350 & 450 Water Street Loan Combination as of two consecutive calendar quarters, and will end upon the earlier to occur of (a) the debt service coverage ratio based on the CX - 350 & 450 Water Street Loan Combination is equal to or greater than 1.75x for two consecutive calendar quarters or (b) the funds on deposit in the cash collateral account are equal to the sum of (x) $25,557,850, to the extent 350 Water Street has not been released and (y) $20,203,800, to the extent 450 Water Street has not been released, and (iv) the commencement of a Lease Sweep Period.

A “Lease Sweep Period” will commence (prior to the ARD), upon (i) the earliest to occur of (a) the date that is 12 months prior to the earliest stated expiration of the Lease Sweep Lease (as defined below), (b) the last date under such Lease Sweep Lease that the tenant has the right to give notice of its exercise of a renewal option, (c) with respect to any Lease Sweep Lease that is a Short Term Qualifying Lease (as defined below), the date that is 12 months prior to the ARD and (d) with respect to any Lease Sweep Lease that is a Short Term Qualifying Lease, the date that the lender reasonably determines that a Lease Sweep Period commences in order for the aggregate amount of available cash that is projected to be deposited into the rollover account for the period commencing on such date through the ARD will

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LOAN #1: CX – 350 & 450 WATER STREET

be equal to the applicable Lease Sweep Deposit Amount (as defined below), (ii) the date of the early termination, early cancellation or early surrender of a Lease Sweep Lease (or any material portion thereof) prior to its then current expiration date or the receipt by the applicable borrower or manager of written notice from the tenant under a Lease Sweep Lease of its intent to effect an early termination, early cancellation or early surrender of such Lease Sweep Lease prior to its then current expiration date; (iii) solely with respect to any Lease Sweep Lease under which neither the tenant thereunder, nor any guarantor of all of the tenant’s obligations thereunder, is an investment grade entity, if such tenant has ceased operating its business (i.e., “goes dark”) in a majority of its leased space at the applicable property and the same has not been subleased, on the origination date or thereafter in accordance with the terms of the CX – 350 & 450 Water Street Loan Combination documents, pursuant to a sublease on the same or substantially similar or better terms as the applicable Lease Sweep Lease (provided that a Lease Sweep Period will not exist if the sole reason the tenant is dark is for certain reasons relating to the COVID-19 pandemic or any other pandemic or epidemic, and the tenant continues paying contractual rent under its lease); (iv) a monetary or material non-monetary default under a Lease Sweep Lease by the tenant; or (v) the occurrence of an insolvency proceeding of a tenant under a Lease Sweep Lease or its parent company or lease guarantor.

A Lease Sweep Period will end upon, (A) in the case of clauses (i)(a), (i)(b), (i)(c), and/or (i)(d) above, the entirety of the Lease Sweep Lease space (or applicable portion thereof) is leased pursuant to one or more qualified leases and in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account, (B) in the case of clause (i)(a) above, the date on which the tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option or otherwise extends its Lease Sweep Lease in accordance with the terms of the CX – 350 & 450 Water Street Loan Combination documents with respect to all of its Lease Sweep Lease space, and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account, (C) in the case of clause (ii) above, if the tenant under the applicable Lease Sweep Lease rescinds in writing the exercise of its notice exercising its early termination, cancellation or surrender right or option, (D) in the case of clause (iii) above, the circumstances giving rise to a Lease Sweep Period under clause (iii) no longer exist; (E) in the case of clause (iv) above, the date on which the subject default has been cured; (F) in the case of clause (v) above, either (x) the applicable insolvency proceeding has terminated or (y) the applicable Lease Sweep Lease has been assumed or assumed and assigned to a third party in a manner reasonably satisfactory to the lender; (G) in the case of clauses (i), (ii), (iii), (iv) and/or (v) above, the properties have achieved a debt yield of not less than 6.0% and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the rollover account; or (H) in the case of clauses (i), (ii), (iii), (iv) and/or (v) above, the date on which funds in the rollover account collected with respect to the Lease Sweep Lease space in question is equal to the Lease Sweep Deposit Amount applicable to such Lease Sweep Lease space.

A “Lease Sweep Lease” means (i) the Aventis Inc. lease at 350 Water Street, (ii) the Aventis Inc. lease at 450 Water Street or (iii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates covers the majority of the Lease Sweep Lease space.

A “Lease Sweep Deposit Amount” means an amount equal to the total rentable SF of the applicable Lease Sweep Lease space that is the subject of a Lease Sweep Period multiplied by $50.00.

A “Short Term Qualifying Lease” means any qualified lease that has an initial term which does not extend at least two years beyond the ARD.

■	Property Management. The CX - 350 & 450 Water Street Property is managed by Divco West Real Estate Services, Inc., an affiliate of one of the borrower sponsors.

■	Current Mezzanine or Subordinate Indebtedness. The CX - 350 & 450 Water Street Junior Notes have an aggregate outstanding principal balance as of the Cut-off Date of $411,000,000 and accrue interest at an initial fixed rate of 2.79200% per annum, followed by a rate increase after the ARD. For additional information, see “Description of the Mortgage Pool—The Loan Combinations—The Non-Serviced AB Loan Combinations—CX - 350 & 450 Water Street Loan Combination” in the Prospectus.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The CX - 350 & 450 Water Street Loan Combination documents allow, on any business day after December 6, 2023, any borrower to obtain the release of its respective property in connection with a bona fide third-party sale upon the following conditions: (i) the borrowers must partially prepay (with the prepayment fee) or partially defease the CX – 350 & 450 Water Street Loan Combination in an amount equal to, (a) with respect to the release of 350 Water Street, 110% of the allocated loan amount and (b) with respect to the release of 450 Water Street,

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LOAN #1: CX – 350 & 450 WATER STREET

105% of the allocated loan amount so long as after giving effect to such release, (ii) the debt service coverage ratio is equal to or greater than the greater of the debt service coverage ratio on the CX – 350 & 450 Water Street Loan Combination preceding such release and 1.90x and (iii) certain REMIC related conditions are satisfied. The allocated loan amount for the 350 Water Street property is $720,300,000 and the allocated loan amount for the 450 Water Street property is $504,700,000.

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the CX - 350 & 450 Water Street Property plus 24 months of rental loss and/or business interruption coverage. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender must accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. If TRIPRA is no longer in effect, the borrowers are required to purchase the foregoing terrorism insurance coverage to the extent it is available; however, it is not required to pay terrorism insurance premiums in excess of two times the amount of the insurance premium payable in respect of the CX – 350 & 450 Water Street Property and business interruption/rental loss insurance required under the CX – 350 & 450 Water Street Loan Combination documents (without giving effect to the cost of terrorism and earthquake components of such insurance) at the time that terrorism coverage is excluded from the applicable insurance policy. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #2: GREENWICH OFFICE PARK

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LOAN #2: GREENWICH OFFICE PARK

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LOAN #2: GREENWICH OFFICE PARK

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Sellers		GACC, CREFI
Location (City/State)	Greenwich, Connecticut	Cut-off Date Balance		$94,000,000
Property Type	Office	Cut-off Date Balance per SF		$273.85
Size (SF)	343,249	Percentage of Initial Pool Balance		6.3%
Total Occupancy as of 11/16/2021	82.8%	Number of Related Mortgage Loans		None
Owned Occupancy as of 11/16/2021	82.8%	Type of Security		Fee/Leasehold
Year Built / Latest Renovation	1970-1978 / 2014	Mortgage Rate		3.25700%
Appraised Value	$146,500,000	Original Term to Maturity (Months)		120
Appraisal Date	8/10/2021	Original Amortization Term (Months)		NAP
Borrower Sponsor	John J. Fareri	Original Interest Only Period (Months)		120
Property Management	Greenwich Premier Services Inc.	First Payment Date		1/6/2022
		Maturity Date		12/6/2031

Underwritten Revenues	$14,906,114
Underwritten Expenses	$5,106,790	Escrows(1)
Underwritten Net Operating Income (NOI)	$9,799,323		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,498,638	Taxes	$537,919	$89,653
Cut-off Date LTV Ratio	64.2%	Insurance	$0	Springing
Maturity Date LTV Ratio	64.2%	Replacement Reserve	$0	$7,151
DSCR Based on Underwritten NOI / NCF	3.16x / 3.06x	TI/LC(2)	$3,000,000	Springing
Debt Yield Based on Underwritten NOI / NCF	10.4% / 10.1%	Other(3)	$938,901	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$94,000,000	90.6%	Existing Loan Payoff(4)	$98,440,144	94.8%
Principal’s New Cash Contribution	9,798,754	9.4	Upfront Reserves	4,476,820	4.3
			Closing Costs	881,791	0.8
Total Sources	$103,798,754	100.0%	Total Uses	$103,798,754	100.0%
(1)	See “—Escrows” below.

(2)	Monthly payments do not commence until the amount of funds in the account falls below $1,500,000.

(3)	Other upfront reserve includes an outstanding TI/LC reserve of approximately $753,750 and a free rent reserve of approximately $185,151. Additionally, there is a springing monthly ground rent reserve.

(4)	The prior loan matured on November 5, 2021, prior to the November 17, 2021 origination date, and accordingly was in maturity default at the time of origination of the Greenwich Office Park Loan (as defined below). The prior loan was repaid in full on the origination date of the Greenwich Office Park Loan.

■	The Mortgage Loan. The Greenwich Office Park mortgage loan (the “Greenwich Office Park Loan”) is a fixed rate loan secured by a first mortgage encumbering the borrower’s fee and leasehold interest in an office park located in Greenwich, Connecticut (the “Greenwich Office Park Property”). The Greenwich Office Park Loan is evidenced by two promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $94,000,000, representing approximately 6.3% of the Initial Pool Balance.

The Greenwich Office Park Loan was co-originated by DBR Investments Co. Limited (“DBRI”) and Citi Real Estate Funding Inc. (“CREFI”) on November 17, 2021. DBRI will be contributing Note A-1, which has a Cut-off Date Balance of $56,400,000, and CREFI will be contributing Note A-2, which has a Cut-off Date Balance of $37,600,000. The Greenwich Office Park Loan has a 10-year interest only term and accrues interest at a fixed rate of 3.25700% per annum. The Greenwich Office Park Loan proceeds were used to refinance the existing debt on the Greenwich Office Park Property, fund upfront reserves and pay origination costs.

The Greenwich Office Park Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The scheduled maturity date of the Greenwich Office Park Loan is the due date in December 2031. Voluntary prepayment of the Greenwich Office Park Loan in whole (but not in part) is permitted on or after the due date occurring in September 2031 without payment of any prepayment premium. Defeasance of the Greenwich Office Park Loan in whole (but not in part) is permitted at any time after the second anniversary of the closing date of the Benchmark 2021-B31 securitization.

■	The Mortgaged Property. The Greenwich Office Park Property improvements were constructed between 1970 and 1978, renovated in 2014, and consist of five, three-story buildings, and two, four-story buildings comprising 343,249 SF that are situated on a 19.01-acre site. In total, approximately $16.7 million of capital expenditures were invested into the Greenwich Office Park Property since 2010, which includes some investment from the previous ownership. The borrower sponsor acquired the Greenwich Office Park Property in 2016 for $120.0 million ($350 PSF) and has since invested in capital expenditures, tenant improvements and general property maintenance for a total cost basis of approximately $132.1 million ($385 PSF).

As of November 16, 2021, the Greenwich Office Park Property is 82.8% leased to 46 tenants representing a mix of companies including medical, finance, and legal tenants. The largest tenant, Orthopedic and Neurological (11.2% of NRA; 15.2% UW Base Rent), has been a tenant since 2012. The borrower sponsor has leased approximately 54,000 SF at the Greenwich Office Park Property since 2020 and through the COVID-19 pandemic.

B-18

LOAN #2: GREENWICH OFFICE PARK

Amenities include a fitness center with personal trainers, a full-service café with catering services, a door-to-train shuttle service, complimentary partially covered parking, specialty services such as shoe repair and a notary, storage space and a tenant conference room. The Greenwich Office Park Property’s grounds are well maintained and include abundant outside seating as well as two freshwater ponds.

The office park in which the Greenwich Office Park Property is located also includes an additional 78,000 SF building, Building 8, and related land, which is not collateral for the Greenwich Office Park Loan. The building is currently vacant, and expected to be renovated by the borrower sponsor.

■	COVID-19 Update. As of November 1, 2021, the Greenwich Office Park Loan is not subject to any forbearance, modification or debt service relief request. The first payment date for the Greenwich Office Park Loan is January 6, 2022. Additionally, only one tenant at the Greenwich Office Park Property sought out rent deferment due to COVID-19. The tenant, Evolvere Health (1,885 SF, 0.55% of NRA, LXP: 9/30/2022), was allowed to defer $22,000 in rent, which represented a 50% rent reduction from September 2020 through February 2021), in exchange for forfeiting its security deposit in the same amount at lease expiration. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the tenants at the Greenwich Office Park Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Orthopedic and Neurological	NR/NR/NR	38,479	11.2%	$2,073,394	15.2%	$53.88	10/31/2029	2, 5-year options
Starwood Capital Operations LLC	NR/NR/NR	24,027	7.0	1,069,569	7.9	$44.52	2/28/2023	1, 5-year option
Platinum Equity Advisors	NR/NR/NR	15,747	4.6	850,338	6.3	$54.00	11/30/2029	1, 5-year option
Stark Office Suites Of Greenwich	NR/NR/NR	14,752	4.3	774,480	5.7	$52.50	9/30/2024	1, 5-year option
MarbleGate	NR/NR/NR	15,494	4.5	759,206	5.6	$49.00	11/14/2030	1, 5-year option
Performance Equity Management(3)	NR/NR/NR	12,988	3.8	519,520	3.8	$40.00	3/31/2027	1, 5-year option
Winklevoss Consultants	NR/NR/NR	10,664	3.1	479,880	3.5	$45.00	7/31/2024	1, 5-year option
Vertafore/RiskMatch LLC	NR/NR/NR	7,703	2.2	400,556	2.9	$52.00	6/30/2023	1, 5-year option
Northcoast Asset Manager	NR/NR/NR	7,331	2.1	384,878	2.8	$52.50	6/30/2026	1, 5-year option
Good Hill Partners LP	NR/NR/NR	6,755	2.0	364,770	2.7	$54.00	10/31/2026	1, 5-year option
Ten Largest Tenants		153,940	44.8%	$7,676,591	56.4%	$49.87
Remaining Occupied Tenants(4)		130,413	38.0	5,925,784	43.6	$45.44
Total Occupied		284,353	82.8%	$13,602,374	100.0%	$47.84
Vacant		58,896	17.2	0
Total / Wtd. Avg.		343,249	100.0%	$13,602,374

(1)	Based on the rent roll dated November 16, 2021.

(2)	In some instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Performance Equity Management has a one time right to terminate its lease effective March 31, 2023, by written notice given no earlier than December 1, 2021 and no later than March 31, 2022, upon payment of an early termination fee.

(4)	Includes amenity spaces that have no expiration date.

The following table presents certain information relating to the lease rollover schedule at the Greenwich Office Park Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	2,390	0.7	0.7%	124,280	0.9	$52.00	1
2022	17,374	5.1	5.8%	840,452	6.2	$48.37	8
2023	76,703	22.3	28.1%	3,653,414	26.9	$47.63	12
2024	39,531	11.5	39.6%	1,931,556	14.2	$48.86	5
2025	5,761	1.7	41.3%	282,289	2.1	$49.00	1
2026	27,581	8.0	49.3%	1,418,484	10.4	$51.43	6
2027	16,453	4.8	54.1%	692,770	5.1	$42.11	2
2028	2,208	0.6	54.8%	108,192	0.8	$49.00	1
2029	60,658	17.7	72.4%	3,199,832	23.5	$52.75	4
2030	15,494	4.5	77.0%	759,206	5.6	$49.00	1
2031	10,762	3.1	80.1%	591,900	4.4	$55.00	2
2032 & Thereafter(3)	9,438	2.7	82.8%	0	0.0	$0.00	3
Vacant	58,896	17.2	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	343,249	100.0%		$13,602,374	100.0%	$47.84	46

(1)	Based on the underwritten rent roll dated November 16, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	Includes amenity spaces that have no expiration date.

B-19

LOAN #2: GREENWICH OFFICE PARK

The following table presents certain information relating to historical leasing at the Greenwich Office Park Property:

Historical Leased %(1)

2018	2019	2020	As of 11/16/2021(2)
77.5%	81.5%	82.2%	82.8%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated November 16, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the Greenwich Office Park Property:

Cash Flow Analysis(1)

	2019	2020	TTM 8/30/2021	Underwritten(2)	Underwritten $ per SF
Base Rent(3)	13,346,892	13,352,236	$13,066,935	$13,954,241	$40.65
Vacant Income	0	0	0	3,107,973	9.05
Reimbursements	0	0	922,152	951,873	2.77
Vacancy & Credit Loss(4)	0	0	0	(3,107,973)	(9.05)
Other Income	0	0	11,455	0	0.00
Effective Gross Income	13,346,892	13,352,236	$14,000,542	$14,906,114	$43.43

Real Estate Taxes	977,672	1,049,439	1,044,239	1,065,124	3.10
Insurance	107,981	121,991	114,981	126,330	0.37
Management	389,577	388,866	414,225	447,183	1.30
Ground Rent	34,385	31,520	34,385	34,385	0.10
Other Operating Expenses	3,843,553	3,426,786	3,373,777	3,433,768	10.00
Total Operating Expenses	$5,353,168	$5,018,602	$4,981,607	$5,106,790	$14.88

Net Operating Income	$7,993,724	$8,333,634	$9,018,934	$9,799,323	$28.55
Extraordinary CapEx(5)	0	0	0	(300,000)	(0.87)
TI/LC	0	0	0	514,874	1.50
Replacement Reserves	0	0	0	85,812	0.25
Net Cash Flow	$7,993,724	$8,333,634	$9,018,934	$9,498,638	$27.67

Occupancy	81.5%	82.2%	82.8%(2)	82.7%
NOI Debt Yield	8.5%	8.9%	9.6%	10.4%
NCF DSCR	2.58x	2.68x	2.91x	3.06x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on in-place rent roll dated November 16, 2021.

(3)	Underwritten Base Rent is inclusive of $351,867 of rent steps taken through November 2022.

(4)	Represents an underwritten economic vacancy of 17.3%.

(5)	Extraordinary CapEx represents 10% Credit taken for upfront general TI/LC reserve of $3.0 million.

■	Appraisal. According to the appraisal, the Greenwich Office Park Property has an “as-is” appraised value of $146,500,000 as of August 10, 2021.

Appraisal Approach	Appraised Value	Capitalization Rate
Direct Capitalization Approach	$146,700,000	7.25%
Discounted Cash Flow Approach	$146,300,000	7.75%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report dated October 6, 2021, there are no recognized environmental conditions at the Greenwich Office Park Property.

■	Market Overview and Competition. The Greenwich Office Park Property is located at 1-6 and 9 Greenwich Office Park, Greenwich within Fairfield County, Connecticut. Greenwich is a regional hub for Fairfield County. The town’s economy is based on the healthcare/social assistance, manufacturing, finance/insurance, and wholesale/retail trade industries. According to a third party report, there has been interest in the Greenwich office market with five office properties acquired in the last 12 months.

B-20

LOAN #2: GREENWICH OFFICE PARK

As of October 2021, the Greenwich office submarket had a total inventory of 6,759,826 SF according to a third party market report. Over the past 12 months, 15,000 SF were removed from the submarket. Since the beginning of 2019, approximately 15,000 SF have been removed from the total supply. As of October 2021, zero SF were under construction.

As of the third quarter of 2021, net absorption in the Greenwich office submarket was negative 2,480 SF, as compared to 47,092 SF as of year-end 2020 and 91,848 SF as of year-end 2019. The office vacancy rate in the Greenwich submarket has ranged from 7.9% to 12.8% since 2015 and was 8.7% as of October 2021.

As of October 2021, the average rental rate for office space was $48.99 PSF in the Greenwich office submarket, representing an increase of 2.5% over year-end 2020. The following table summarizes the comparable office leases in the surrounding market.

	Summary of Comparable Office Leases(1)
Property/Address	Location	Year Built / Renovated	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF
Greenwich Office Park(2)	Greenwich, CT	1970-1978/2014	Eagle Health Investments LP	1/2022	5	MG(3)	3,465	$50.00
67 Holy Hill Lane	Greenwich, CT	1982/NAP	Not Disclosed	6/2021	3	MG	400	$52.50
125 Greenwich Avenue	Greenwich, CT	1917/NAP	Watchonista	7/2021	3	MG	700	$49.00
411 West Putnam Avenue	Greenwich, CT	1973/1996	Not Disclosed	2/2021	5	MG	10,061	$54.00
73 Arch Street	Greenwich, CT	1980/NAP	DCF Capital	10/2020	5	MG	2,700	$57.00
71 Arch Street	Greenwich, CT	1978/NAP	Not Disclosed	7/2020	3	MG	1,000	$55.00
200 Railroad Avenue	Greenwich, CT	1975/1996	Private Equity Firm	12/2019	3	MG	2,150	$55.00
Total/Wtd. Avg.(4)					4.5			$54.42

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated November 16, 2021.

(3)	This lease is modified gross, not all leases at the Greenwich Office Park Property are modified gross.

(4)	Total/Wtd.Avg. does not include the subject property.

■	The Borrower. The borrower is New Greenwich Park LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Greenwich Office Park Loan.

The borrower sponsor and non-recourse carveout guarantor for the Greenwich Office Park Loan is John J. Fareri. Mr. Fareri is CEO of Fareri Associates, LP based in Greenwich, Connecticut, and is a developer, owner, and manager of commercial, industrial, and residential real estate in Westchester County and the Lower Hudson Valley in New York and Fairfield County, Connecticut. To date, Mr. Fareri and his affiliated companies have developed, repositioned and/or currently own approximately 5 million SF of real estate. His developments and investments include retail locations, mixed-use properties, office buildings, industrial properties, medical buildings, townhouse developments, residential-rental projects, and single-family homes.

■	Escrows. At loan origination, the borrower deposited approximately (i) $537,919 into a tax reserve, (ii) $3,000,000 into a future TI/LC reserve, (iii) $753,750 into an outstanding TI/LC reserve and (iv) $185,151 into a free rent reserve. In addition, with respect to one new tenant and two prospective tenants, in lieu of the borrower funding the outstanding TI/LC reserve, the non-recourse carveout guarantor is guaranteeing the payment of the related tenant improvements and leasing commissions.

Tax Reserve – On each due date, the borrower is required to fund 1/12 of the taxes (initially approximately $89,653), that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve – On each due date, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be required for the renewal of the insurance coverage. These deposits will be waived as long as an acceptable blanket policy is in effect, which was the case as of the origination date.

Capital Expenditure Reserve – On each due date, the borrower is required to fund a capital expenditure reserve in the amount of approximately $7,151; provided that the borrower’s obligation to make such deposits will cease at any time that the balance in the capital expenditure reserve equals 24 times the required monthly deposit therein.

TI/LC Reserve — On and after the first due date that the balance of the future TI/LC reserve is below $1,500,000 the borrower is required to fund such reserve in the monthly amount of approximately $42,906, provided that if at any time following the commencement of such monthly deposits the amount in such reserve equals or exceeds $2,000,000 (not including any remaining portion of the initial $753,750 deposit made to the upfront outstanding TI/LC reserve), the borrower’s obligation to make such monthly deposits will be suspended until the balance in such reserve falls below $2,000,000.

B-21

LOAN #2: GREENWICH OFFICE PARK

Ground Rent Reserve – On each due date during a Trigger Period (as defined below), the borrower is required to fund an amount equal to the ground rent for the month following the month of such due date into a ground rent reserve.

■	Lockbox and Cash Management. The Greenwich Office Park Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. The Greenwich Office Park Loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within two business days of receipt. During the continuance of a Trigger Period, funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account and applied on each payment date (i) to make deposits into the tax and insurance and ground rent reserves, (ii) to pay debt service on the Greenwich Office Park Loan, (iii) to make deposits into the capital expenditure and TI/LC reserve, (iv) to pay (I) the lesser of lender-approved budgeted operating expenses and actual operating expenses, minus (II) the amount by which lender-approved budgeted operating expenses exceeded actual operating expenses in prior months, to the extent not previously deducted pursuant to this clause (II), and (v) to pay lender-approved extraordinary expenses, if any, with any excess cash after such application required to be deposited into a lender-controlled account to be held as additional collateral for the Greenwich Office Park Loan during such Trigger Period.

A “Trigger Period” will commence upon (i) the occurrence of an event of default under the Greenwich Office Park Loan (ii) a Low DSCR Period (as defined below) and (iii) if a property manager is an affiliate of the borrower or guarantor and such property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding and will end, if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender or (B) with respect to a Trigger Period continuing due to clause (ii), the Low DSCR Period has ended pursuant to the terms in the loan agreement or (C) with respect to clause (iii), if the property manager is replaced with an unaffiliated qualified manager approved by the lender under a replacement management agreement approved by the lender.

A “Low DSCR Period” will commence if the debt service coverage ratio (“DSCR”) is less than 2.25x based on the Greenwich Office Park Loan documents as of the last day of any calendar quarter, however if any tenant is subject to a Tenant Adjustment Event (as defined below), then the underwritten net cash flow as of the most recent calendar quarter may be immediately adjusted downward by the lender and to the extent said adjustment results in a debt service coverage ratio that is below 2.25x, a Low DSCR Period will immediately commence, and will end upon the Greenwich Office Park Property achieving a DSCR of at least 2.30x for two consecutive calendar quarters.

A “Tenant Adjustment Event” will mean the exclusion of (X) amounts representing non-recurring items and (Y) amounts received from (1) tenants not currently in occupancy and paying full, unabated rent, (2) tenants affiliated with the borrower or non-recourse guarantor (other than the Greenwich Premier Services Inc. lease), (3) tenants in default or in bankruptcy, (4) tenants under month-to-month leases, (5) tenants under leases where the term is set to expire in the next two succeeding calendar quarters or (6) tenants under leases where the tenant thereunder has a renewal option and has failed to exercise such renewal option within the time period set forth in the lease or has given notice of intent to vacate.

■	Property Management. The Greenwich Office Park Property is managed by Greenwich Premier Services Inc., an affiliate of the borrower. Such property manager is also a tenant at the Greenwich Office Park Property.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The borrower may obtain the free release of any unimproved, non-income producing vacant land at the Greenwich Office Park Property and the parking lots at the Greenwich Office Park Property, which parcel(s) may be released from time-to-time, which parcel(s) are identified in a schedule to the loan documents and the exact size and location of which must be reasonably approved by the lender, provided that certain conditions are satisfied, including compliance with zoning and other legal requirements, separate tax parcels and zoning lots (or one or more condominium units subject to a condominium have been created pursuant to a condominium conversion of the Greenwich Office Park Property (see below)), provision of reasonable evidence that the value of the Greenwich Office Park Property will not be materially less following the release, delivery of an anti-poaching restrictive covenant of which the lender must be a third party beneficiary, and compliance with REMIC related conditions (including prepayment of the Greenwich Office Park Loan to the extent required to comply with REMIC requirements, together with, if prior to the open period, a prepayment fee equal to the greater of a yield maintenance premium and 5.00% of the amount prepaid).

B-22

LOAN #2: GREENWICH OFFICE PARK

In order to effect such a release, the borrower may convert the entire Greenwich Office Park Property to an air-rights condominium form of ownership, provided that certain conditions are satisfied, including but not limited to lender approval of the condominium documents, the condominium units and the common areas, and compliance with REMIC requirements.

■	Ground Lease. The Greenwich Office Park Property is comprised of 19.01 acres, of which 0.95 acres, on which Building 9 is located, are ground leased by the borrower under a ground lease from PIC Associates, which commenced in September 1977 and expires September 2076, with approximately 55 years remaining. The current rent is approximately $34,385 annually and will increase in 2023 to approximately $39,543, which will remain the annual rent through September 2032. The ground lease provides that annual rent from September 2032 through the remaining term of the ground lease will be determined by agreement between the ground lessor and ground lessee, and that such agreement must incorporate commercially reasonable escalators to become effective at commercially reasonable intervals. The ground lease provides that the purpose of such provision is to provide the opportunity to adjust the annual rent to reflect a reasonable commercial rental for commercial real estate in Greenwich, Connecticut at the time of such adjustment. If the parties are unable to reach agreement on the annual rent for the remainder of the term by the end of September 2032, the rent is required to be determined by binding arbitration, and during the period of arbitration will be $3,500 a month, to be adjusted once the rent is determined by the arbitration. The ground lease is a net lease, with all insurance, taxes, utilities, and other property expenses required to be paid by the ground lessee. The ground lease provides that the ground lessor has a right of first offer to purchase the ground lessee's leasehold interest. Pursuant to a ground lessor estoppel, the ground lessor has agreed such right will not apply to a foreclosure or a deed-in-lieu thereof by the lender.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Greenwich Office Park Property plus 24 months of rental loss and/or business interruption coverage, provided that such coverage is available. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender must accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

B-23

LOAN #3: NOVO NORDISK HQ

B-24

LOAN #3: NOVO NORDISK HQ

B-25

LOAN #3: NOVO NORDISK HQ

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City / State)	Plainsboro, New Jersey	Cut-off Date Balance(3)	$75,000,000
Property Type	Office	Cut-off Date Balance per SF(3)	$288.15
Size (SF)	731,104	Percentage of Initial Pool Balance	5.0%
Total Occupancy as of 12/6/2021	77.0%	Number of Related Mortgage Loans	None
Owned Occupancy as of 12/6/2021	77.0%	Type of Security	Fee
Year Built / Latest Renovation	1985, 1989, 1994 / 2013	Mortgage Rate(4)	2.83800%
Appraised Value(1)	$330,000,000	Original Term to Maturity (Months)(4)	60
Appraisal Date(1)	9/21/2021	Original Amortization Term (Months)	NAP
Borrower Sponsor(2)	Hana Alternative Asset Management Co., Ltd.	Original Interest Only Period (Months)(4)	60
Property Management	Ivy Realty Services, LLC	First Payment Date	12/6/2021
Anticipated Repayment Date(4)	11/6/2026
Final Maturity Date(4)	4/6/2031
Underwritten Revenues	$32,650,130
Underwritten Expenses	$13,331,718	Escrows(5)
Underwritten Net Operating Income (NOI)	$19,318,412	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$19,172,191	Taxes	$525,310	$525,310
Cut-off Date LTV Ratio(1)(3)	63.8%	Insurance	$90,983	$22,746
Maturity Date LTV Ratio(1)(3)(4)	63.8%	Replacement Reserve	$0	$1,218
DSCR Based on Underwritten NOI / NCF(3)	3.19x / 3.16x	TI / LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	9.2% / 9.1%	Other(6)	$27,146,846	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$210,667,000	100.0%	Loan Payoff	$169,240,404	80.3%
Upfront Reserves	27,763,140	13.2
Return of Equity	11,803,118	5.6
Closing Costs	1,860,338	0.9
Total Sources	$210,667,000	100.0%	Total Uses	$210,667,000	100.0%

(1)	The appraisal concluded to a “go dark” appraised value of $205,000,000, which results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 102.8%.

(2)	There is no non-recourse carveout guarantor or separate environmental indemnitor for the Novo Nordisk HQ Mortgage Loan (as defined below).

(3)	The Novo Nordisk HQ Mortgage Loan is part of the Novo Nordisk HQ Loan Combination (as defined below) evidenced by four pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $210,667,000. LTV Ratios, DSCR, Debt Yield and Cut-off Date Balance per SF set forth above are calculated based on the outstanding balance of the Novo Nordisk HQ Loan Combination.

(4)	The Novo Nordisk HQ Loan Combination is structured with an Anticipated Repayment Date (“ARD”) of November 6, 2026 and a final maturity date of April 6, 2031. The initial interest rate for the Novo Nordisk HQ Loan Combination is 2.83800% per annum. From and after the ARD, the per annum interest rate will equal to the greater of (i) the initial interest rate plus 2.5000% and (ii) the swap rate in effect on the ARD plus 4.19000%. The metrics presented above are calculated based on the ARD.

(5)	See “—Escrows” below.

(6)	Other upfront reserve includes an expansion reserve of approximately $14,146,846 and a seller credit reserve of $13,000,000.

■	The Mortgage Loan. The mortgage loan (the “Novo Nordisk HQ Mortgage Loan”) is part of a Loan Combination (the “Novo Nordisk HQ Loan Combination”) with an aggregate outstanding principal balance as of the Cut-off Date of $210,667,000, which is secured by the borrower’s fee interest in a Class A office building located in Plainsboro, New Jersey (the “Novo Nordisk HQ Property”). The Novo Nordisk HQ Mortgage Loan will be evidenced by the controlling Note A-1 with an outstanding principal balance as of the Cut-off Date of $75,000,000, representing approximately 5.0% of the Initial Pool Balance. The Novo Nordisk HQ Loan Combination is comprised of four pari passu notes with an aggregate principal balance as of the Cut-off Date of $210,667,000 as detailed in the “Loan Combination Summary” table below. The Novo Nordisk HQ Loan Combination was originated by DBR Investments Co. Limited (“DBRI”) on November 5, 2021.

The Novo Nordisk HQ Loan Combination has a five-year interest-only term through the ARD of November 6, 2026 and a final maturity date of April 6, 2031. The initial interest rate for the Novo Nordisk HQ Loan Combination is 2.83800% per annum (the “Initial Interest Rate”). From and after the ARD, the per annum interest rate will be equal to the greater of (i) the Initial Interest Rate plus 2.5000% and (ii) the swap rate (as calculated in the Novo Nordisk HQ Loan Combination documents) in effect on the ARD plus 4.19000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate will be deferred as described below under “Lockbox / Cash Management.”

The Novo Nordisk HQ Loan Combination has an initial term to the ARD of 60 months and has a remaining term to the ARD of 59 months as of the Cut-off Date. The Novo Nordisk HQ Loan Combination requires payments of interest only until the ARD in November 2026 or, if not repaid on the ARD, the final maturity date in April 2031. Defeasance of the Novo Nordisk HQ Loan Combination is permitted under the Novo Nordisk HQ Loan Combination documents at any time after the earlier of (i) November 5, 2024 or (ii) the second anniversary of the closing date of the securitization that includes the last note of the Novo Nordisk HQ Loan Combination to be securitized. On or after the monthly payment date in July 2026, the Novo Nordisk HQ Loan Combination may be voluntarily prepaid in whole and in part without penalty.

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The table below summarizes the promissory notes that comprise the Novo Nordisk HQ Loan Combination. The relationship between the holders of the Novo Nordisk HQ Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	Benchmark 2021-B31	Yes
A-2, A-3, A-4	$135,667,000	$135,667,000	DBRI(1)	No
Loan Combination	$210,667,000	$210,667,000

(1)	Expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time.

■	The Mortgaged Property. The Novo Nordisk HQ Property is a Class A office property totaling 731,104 SF across nine interconnected buildings on a 58.63-acre site located in Plainsboro, New Jersey. The Novo Nordisk HQ Property was originally built in 1985 and in 2013 underwent a full redevelopment and modernization. The Novo Nordisk HQ Property is LEED Silver-certified and features modern technology, energy-efficient systems and design upgrades such as a new façade, 10-foot glass exterior walls and a two-story, 30-foot lobby with floor-to-ceiling glass. The campus amenities include a 267-seat full-service cafeteria, a fully-equipped fitness center, presidential suite and executive board room, a 4,000 SF rooftop terrace with kitchen and patio seating, concierge services, meeting spaces and 2,214 parking spaces (2.9 spaces per 1,000 SF), including a single-story parking garage.

As of December 6, 2021, the Novo Nordisk HQ Property is 77.0% leased to its sole tenant, Novo Nordisk, Inc. (“Novo Nordisk” or the “Tenant”), the United States affiliate of the global healthcare company, Novo Nordisk A/S (NYSE: NVO; rated A1/AA- by Moody’s/S&P), which is the guarantor under the Novo Nordisk lease. Novo Nordisk occupies 563,289 SF or 100% of the SF of the space which it is obligated to lease under the terms of its lease. Novo Nordisk has the option to lease the remaining 167,815 SF at the Novo Nordisk HQ Property, which is located along the easterly side of the complex and is in “shell” condition. Novo Nordisk can exercise its right to expand into this space anytime during its lease term and as such, this expansion space cannot be marketed to another tenant without modifying the current Novo Nordisk lease. At loan origination, the borrower deposited approximately $14,146,846 into an expansion reserve and $13,000,000 into a seller credit reserve. See “—Escrows” below.

Novo Nordisk has maintained its North American headquarters at the Novo Nordisk HQ Property since taking occupancy in 2013, originally as part of an approximately $215.0 million renovate-to-suit project. Novo Nordisk has recently completed an approximately $32.0 million capital expenditure program at the Novo Nordisk HQ Property, which included IT infrastructure improvements, a new teleconference center, office furniture upgrades, locker room improvements and mechanical and lighting upgrades.

Founded in 1923, Novo Nordisk A/S is a global healthcare company, headquartered in Copenhagen, Denmark with more than 45,000 employees in 80 offices around the world. As of the trailing 12-month period ending in the third quarter of 2021, Novo Nordisk A/S reported a total revenue of approximately $134.6 billion and a net income of approximately $46.2 billion. Novo Nordisk, the United States subsidiary and Tenant, is a developer and manufacturer of biological medicines specializing in diabetes care and other serious chronic conditions such as hemophilia, obesity and growth disorders. Novo Nordisk is headquartered at the Novo Nordisk HQ Property and has other locations in seven states and nearly 6,000 employees with approximately 4.0 million people in the United States using its medicines.

Novo Nordisk occupies the Novo Nordisk HQ Property under a lease that expires in April 2031, with no termination options and one, ten-year renewal option. Novo Nordisk has a base rent of $32.81 per SF on a triple net basis with 2.00% annual rent steps.

As of September 2021, employees were slowly moving back to the office with reportedly around 400 employees at the Novo Nordisk HQ Property. The Novo Nordisk HQ Property typically has a full-time workforce of approximately 1,700 employees.

■	COVID-19 Update. As of November 5, 2021, the Novo Nordisk HQ Loan Combination is not subject to any forbearance, modification or debt service relief request. The first payment date for the Novo Nordisk HQ Mortgage Loan Combination is December 6, 2021. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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The following table presents certain information relating to the sole tenant at the Novo Nordisk HQ Property:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Novo Nordisk	NR / A1 / AA-	563,289	77.0%	$18,481,512	100.0%	$32.81	4/30/2031	1, 10-year option
Total Occupied		563,289	77.0%	$18,481,512	100.0%	$32.81
Vacant		167,815	23.0	0
Total / Wtd. Avg.		731,104	100.0%	$18,481,512

(1)	Based on the underwritten rent roll as of December 6, 2021.

(2)	The credit ratings are those of the direct parent company, Novo Nordisk A/S, which is the guarantor under the lease.

The following table presents certain information relating to the lease rollover schedule at the Novo Nordisk HQ Property, based on initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Tenants
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031	563,289	77.0	77.0%	18,481,512	100.0	$32.81	1
2032 & Thereafter	0	0.0	77.0%	0	0.0	$0.00	0
Vacant	167,815	23.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	731,104	100.0%		$18,481,512	100.0%	$32.81	1

(1)	Based on the underwritten rent roll as of December 6, 2021.

The following table presents certain information relating to historical leasing at the Novo Nordisk HQ Property:

Historical Leased %(1)

2018	2019	2020	As of 12/6/2021(2)
77.0%	77.0%	77.0%	77.0%

(1)	As provided by the borrowers and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll as of December 6, 2021.

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■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Novo Nordisk HQ Property:

Cash Flow Analysis(1)(2)

	2018	2019	2020	Underwritten	Underwritten $ per SF
Base Rent	$17,302,360	$17,649,722	$18,002,716	$18,481,512	$25.28
Rent Steps(3)	0	0	0	371,771	0.51
IG Rent Step Credit(4)	0	0	0	465,129	0.64
Value of Vacant Space	0	0	0	9,458,516	12.94
Gross Potential Rent	$17,302,360	$17,649,722	$18,002,716	$28,776,928	$39.36
Tenant Recoveries	12,185,965	13,111,052	13,295,581	13,331,718	18.24
Total Gross Income	$29,488,325	$30,760,774	$31,298,297	$42,108,646	$57.60
Vacancy	0	0	0	(9,458,516)	(12.94)
Effective Gross Income	$29,488,325	$30,760,774	$31,298,297	$32,650,130	$44.66
Total Fixed Expenses	5,987,351	6,090,604	6,261,061	6,515,840	8.91
Total Variable Expenses	6,825,278	7,302,888	6,776,411	6,815,878	9.32
Total Expenses	$12,812,629	$13,393,492	$13,037,472	$13,331,718	$18.24

Net Operating Income	$16,675,696	$17,367,282	$18,260,825	$19,318,412	$26.42
Replacements Reserves	0	0	0	146,221	0.20
TI / LC	0	0	0	0	0.00
Net Cash Flow	$16,675,696	$17,367,282	$18,260,825	$19,172,191	$26.22

Occupancy(5)	77.0%	77.0%	77.0%	78.0%
NOI Debt Yield(6)	7.9%	8.2%	8.7%	9.2%
NCF DSCR(6)	2.75x	2.87x	3.01x	3.16x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring expenses were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll as of December 6, 2021.

(3)	Based on contractual rent steps through October 1, 2022.

(4)	Based on the straight-line rent steps through the final maturity date of the Novo Nordisk HQ Loan Combination.

(5)	Underwritten occupancy is based on the economic occupancy.

(6)	The NOI Debt Yield and the NCF DSCR are calculated based on the Novo Nordisk HQ Loan Combination.

■	Appraisal. According to the appraisal, the Novo Nordisk HQ Property has an “As-Is” appraised value of $330,000,000 as of September 21, 2021. In addition, the appraisal concluded to an “as dark” appraised value of $205,000,000 as of September 21, 2021.

Appraisal Approach	Appraised Value	Capitalization Rate
Direct Capitalization Approach	$330,000,000	5.00%
Discounted Cash Flow Approach	$330,000,000	5.50%(1)

(1)	Represents the terminal capitalization rate.

■	Environmental Matters. According to a Phase I environmental report dated September 20, 2021, there are no recognized environmental conditions at the Novo Nordisk HQ Property. However, historical recognized environmental conditions relating to on-site underground storage tanks were identified and the environmental report recommended the continued upkeep and maintenance of the tank monitoring systems associated with such on-site underground storage tanks.

■	Market Overview and Competition. The Novo Nordisk HQ Property is located in Plainsboro Township in Middlesex County, New Jersey, a suburban community that offers convenient highway access, proximity to major universities, an educated labor pool, area amenities and a diverse housing base. The Novo Nordisk HQ Property is within the Princeton Forrestal Center Office and Research Complex, which is Princeton University’s corporate office and research complex. The Princeton Forestal Center is in the Princeton business and pharmaceutical corridor as the municipality of Princeton is adjacent to Plainsboro Township. The Princeton Forrestal Center is home to a corporate presence which includes companies such as Bristol-Meyers Squibb, Bank of America Merrill Lynch, Johnson & Johnson, Dow Jones, and BlackRock. Novo Nordisk directly benefits from its relationships with numerous businesses, hospitals, and medical centers, which purchase, use, sell, or collaborate with Novo Nordisk on the development of the pharmaceutical and medicinal products that Novo Nordisk produces and are located within direct proximity to the Novo Nordisk HQ Property. Such institutions include the University Medical Center of Princeton at Plainsboro, a recently completed 231 single patient room facility located approximately 2 miles from the Novo Nordisk HQ Property, which includes a hospital, an education center, a skilled nursing facility, and a park and has been a strong demand driver for medical office space at

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Princeton Forrestal Village. The Novo Nordisk HQ Property location also offers Novo Nordisk and other employers’ direct access to an educational base of newly graduated talent from universities, such as Princeton University, Rutgers University, TCNJ, and Rider University. The Novo Nordisk HQ Property is equidistant from New York and Philadelphia, allowing Novo Nordisk and other surrounding companies the ability to draw residents from both metropolitan areas, as well as diverse and educated labor pools from Eastern Pennsylvania and Northern and Central New Jersey. The transit-oriented campus is less than one mile from Route 1, less than four miles from the Princeton Junction mass transit center and convenient to Interstates 95 and 295.

According to the appraisal, the Novo Nordisk HQ Property is located in the Brunswick West office submarket in Northern New Jersey. Over the past ten years the Brunswick West office submarket inventory slightly increased by 2.4% and had positive absorption of 2.4%. Over the same period, there was a 5.9% decrease in the vacancy rate and a 14.6% increase in the average asking rent. As of the second quarter of 2021, the Brunwick West submarket had a total office inventory of approximately 10.0 million SF with a vacancy rate of 21.5%. The average asking rent was $27.14 per SF.

The following table summarizes the comparable office leases in the surrounding market.

Summary of Comparable Office Leases(1)
Property/Address	Location	Year Built / Renovated	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Rent Steps	Free Rent (mos.)
Novo Nordisk HQ(2)	Plainsboro, NJ	1985, 1989, 1994 / 2013	Novo Nordisk	7/2011	18	NNN	563,289	$32.81	2.0%	0
777 Scudders Mill Road	Plainsboro, NJ	1992/NAP	Croda, Inc.	6/2020	12	NNN	225,000	$31.00	3.0%	6
200 Connell Drive	Berkeley Heights, NJ	1987/NAP	Hikma Pharmaceuticals	12/2019	10	MG	44,267	$34.50	2.0%	0
445 South Street Ste. 300	Morristown, NJ	1984/2007	Travelers Insurance	2/2018	10	NNN	80,642	$25.50	2.0%	0
1 University Square Ste. 1, 3, 4	Princeton, NJ	2006/NAP	Blackrock Financial	10/2018	10	NNN	209,809	$41.62	2.0%	0
9 Roszel Road Ste. 1, 2, 3	West Windsor, NJ	1999/NAP	Bristol-Myers Squibb	3/2021	10	MG	118,110	$35.00	2.0%	0
440 Route 22 E, Ste 101	Bridgewater, NJ	1990/2019	PF Compass	1/2021	10	MG	199,279	$27.00	2.0%	0
Total/Wtd. Avg.					10.4			$32.84

(1)	Source; Appraisal

(2)	Based on the rent roll as of December 6, 2021.

(3)	Total/Wtd. Avg. does not include the Novo Nordisk HQ Property.

■	The Borrower. The borrower is Princeton HD Owner LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Novo Nordisk HQ Loan Combination. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Novo Nordisk HQ Loan Combination. The borrower sponsor is Hana Alternative Asset Management Co., Ltd. (“Hana”). The Novo Nordisk HQ Property is indirectly owned by a joint venture between Mirae Asset Securities (27.78%), Hana Financial Investment (22.98%), Hyundai Motor Securities (19.15%), Heung Kuk Fire & Marine Insurance (19.03%) and Seoul Guaranty Insurance (10.05%). The borrower sponsor is ultimately controlled by Hana.

Hana, a subsidiary of Hana Financial Group, was founded in 2006 as the first asset management company to specialize in commercial real estate in Korea. As of November 2021, Hana had approximately $8.0 billion USD of assets under management of which 67.1% are investments in real estate.

■	Escrows. At loan origination, the borrower deposited (i) approximately $525,310 into a tax reserve, (ii) approximately $90,983 into an insurance reserve, (iii) approximately $14,146,846 into an expansion reserve for approved leasing expenses in connection with work related to Novo Nordisk electing its expansion option and (iv) $13,000,000 into a seller credit reserve in connection with an agreement (the “Earnout Agreement”) between the prior owner of the Novo Nordisk HQ Property (the “Property Seller”) and the sole member of the borrower (the “Sole Member”), pursuant to which the Sole Member has agreed to pay all or a pro rata portion of such amount to the Property Seller if Novo Nordisk exercises all or a portion of its expansion option for 167,815 additional SF pursuant to its lease (and together with the expansion reserve, the “Expansion Funds”). The Sole Member has pledged its equity interest in the borrower to the Property Seller to secure such obligation as described under “Current Mezzanine and Subordinate Indebtedness”).

The seller credit reserve will be held by the lender, provided no event of default is continuing and the ARD has not yet occurred, until either (i) the expansion option is exercised, and the obligation is due to the Property Seller, in which case the lender is required to the release to the Property Seller the amount due under the Earnout Agreement, or (ii) if the expansion option has not been exercised on or prior to the earlier of August 11, 2024 and the date of any transfer and assumption of the Novo Nordisk HQ Property, at which time, so long as no Trigger Period (as defined below) is

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continuing and the lender receives reasonably satisfactory evidence that certain conditions relating to the termination of the pledge to the Property Seller are satisfied, the lender is required to release the reserve to the borrower.

Tax Reserve – On each payment date, the borrower is required to deposit into a tax reserve 1/12 of the taxes (initially, approximately $525,310), that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve – On each payment date, the borrower is required to deposit into an insurance reserve 1/12 of the insurance premiums (initially, approximately $22,746), that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Capital Expenditure Reserve – On each payment date, the borrower is required to fund a capital expenditure reserve in the amount of approximately $1,218.

Lease Sweep Reserve – On each payment date during a Trigger Period due to a Lease Sweep Period (as defined below), the borrower is required to deposit excess cash flow into a lease sweep reserve.

■	Lockbox and Cash Management. The Novo Nordisk HQ Loan Combination is structured with a hard lockbox and springing cash management. The borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. All funds received by the borrower or the property manager are required to be deposited in the lockbox account within one business day following receipt. During the continuance of a Trigger Period, funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account and applied on each payment date (i) to make deposits into the tax and insurance reserves, (ii) to pay debt service on the Novo Nordisk HQ Loan Combination, (iii) to make deposits into the capital expenditure reserve, (iv) to pay (I) the lesser of lender-approved budgeted operating expenses and actual operating expenses, minus (II) the amount by which lender-approved budgeted operating expenses exceeded actual operating expenses in prior months, to the extent not previously deducted pursuant to this clause (II), and (v) to pay lender-approved extraordinary expenses, if any. Prior to the ARD, so long as no event of default exists, all excess cash after such application (“Excess Cash”) is required to be transferred (i) during a Lease Sweep Period, to the lease sweep reserve, and (ii) if any other Trigger Period exists, provided no Lease Sweep Period exists, to a lender-controlled account to be held as additional collateral for the Novo Nordisk HQ Loan Combination during such Trigger Period. If the Novo Nordisk HQ Loan Combination is not paid by the ARD, from and after the ARD, the Novo Nordisk HQ Loan Combination will accrue interest at the Adjusted Interest Rate; however, interest accrued at the excess of the Adjusted Interest Rate over the initial interest rate (“Excess Interest”) will be deferred.

On or after the ARD, Excess Cash will be required to be applied to the prepayment of the outstanding principal balance of the Novo Nordisk HQ Loan Combination, until the outstanding principal balance has been reduced to zero, then to any Excess Interest until the Excess Interest has been reduced to zero and then to any other indebtedness due under the Novo Nordisk HQ Loan Combination until the other indebtedness has been reduced to zero.

A “Trigger Period” will commence upon (i) the ARD, (ii) the occurrence of an event of default under the Novo Nordisk HQ Loan Combination and end upon acceptance of a cure of such event of default by the lender, (iii) a Low DSCR Period (as defined below) and end upon the expiration of such Low DSCR Period, and (iv) the commencement of a Lease Sweep Period (as defined below) and end upon the expiration of such Lease Sweep Period.

A “Low DSCR Period” will commence if the debt service coverage ratio (“DSCR”) is less than 2.00x based on the Novo Nordisk HQ Loan Combination as of the last day of any calendar quarter, however if any Lease Sweep Tenant (as defined below) is subject to a Tenant Adjustment Event (as defined below), then the underwritten net cash flow as of the most recent calendar quarter may be immediately adjusted downward by the lender and to the extent said adjustment results in a debt service coverage ratio that is below 2.00x, a Low DSCR Period will immediately commence, and will end upon the earliest to occur of (x) the Novo Nordisk HQ Property achieving a DSCR of at least 2.00x for two consecutive calendar quarters, (y) the borrower delivers to the lender funds for deposit into the cash collateral account in an amount equal to the amount which, if applied to repay the then outstanding principal balance, would cause the DSCR to be at least 2.00x, which funds will be held and disbursed in accordance with the Novo Nordisk HQ Loan Combination documents or (iii) the borrower delivers a letter of credit in such amount.

A “Lease Sweep Period” will commence (prior to the ARD), upon any of the following: (a) the earlier to occur of (1) with respect to any Lease Sweep Lease (as defined below), 27 months prior to the earliest stated expiration date and (2) upon the date required under a Lease Sweep Lease by which the tenant is required to give notice of its exercise of a renewal option (in each case, if such earlier date is prior to the ARD); (b) the date that a Lease Sweep Lease is

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surrendered, cancelled or terminated or notice is received by the borrower or property manager prior to the stated expiration date of the Lease Sweep Lease of the tenant’s intention to do so; (c) to the extent the tenant under a Lease Sweep Lease is not an investment grade tenant and discontinues its business (i.e., “goes dark”) at its Lease Sweep Lease space or give notice that it intends to discontinue its business (other than in connection with a sublease); provided, that, a tenant under a Lease Sweep Lease will not be deemed to be “dark” if its discontinuation of operations in its applicable space is in connection with any of the following: (x) in order to comply with governmental restrictions which restrict the use or occupancy of the Novo Nordisk HQ Property in connection with the COVID-19 pandemic or any other pandemic or epidemic (a “SIP Order”), and such tenant resumes operations in the entire Lease Sweep Lease space within 90 days after such SIP Order is lifted or (y) such discontinuation occurs in connection with such tenant’s commercially reasonable safety protocols relating to the COVID-19 pandemic; (d) upon a monetary or material nonmonetary default, in each case under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period; and (e) the occurrence of a Lease Sweep tenant party insolvency proceeding.

A Lease Sweep Period will end upon, (A) in the case of clauses (a), (b) and (c) above, the entirety of the Lease Sweep Lease space is leased pursuant to one or more qualified leases and, in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved Lease Sweep Lease space leasing expenses, free rent periods, and/or rent abatement periods and any shortfalls in required payments under the Novo Nordisk HQ Loan Combination or operating expenses as a result of any anticipated down time prior to the commencement of payments under such qualified leases; (B) in the case of clause (a) above, the date on which the subject tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option with respect to all of its Lease Sweep Lease space, and in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve (during the continuance of the subject Lease Sweep Period) to cover all anticipated approved Lease Sweep Lease space leasing expenses, free rent periods and/or rent abatement periods in connection with such renewal or extension; (C) in the case of clause (d) above, the date on which the subject default has been cured, and no other default under such Lease Sweep Lease occurs for a period of six consecutive months following such cure; (D) in the case of clause (e) above, (x) the applicable Lease Sweep tenant party insolvency proceeding has terminated; (E) in the case of clauses (a), (b), (c), (d) and (e) above, the date on which the Lease Sweep Lease funds in the Lease Sweep reserve collected with respect to the Lease Sweep Lease in question (including any lease termination payments with respect to such Lease Sweep Lease deposited into the Lease Sweep Reserve) is equal to the Lease Sweep Deposit Amount (as defined below) applicable to such Lease Sweep Lease space, unless the applicable Lease Sweep Lease space has been leased pursuant to one or more leases which, in the aggregate, (x) require the borrower to incur expenses, including the payment of brokerage commissions, completion of tenant improvements or payment of tenant allowances, and/or (y) provide for free rent periods and/or rent abatement periods with respect to rent amounts, which, in the lender’s determination, exceed the Lease Sweep Deposit Amount applicable to such Lease Sweep Lease space (in which case the Lease Sweep Period in question shall continue until the borrower satisfies clause (A) above).

A “Lease Sweep Tenant” means any tenant under a Lease Sweep Lease.

A “Lease Sweep Lease” means the (i) the Novo Nordisk lease or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable Lease Sweep Lease space.

A “Lease Sweep Deposit Amount” means an amount equal to the total rentable SF of the applicable Lease Sweep Lease multiplied by $75.00.

A “Tenant Adjustment Event” will occur when a tenant is (1) not currently in occupancy and paying full rent, (2) affiliated with the borrower, (3) in default or bankruptcy (unless the lease is affirmed or assumed without modification by final non-appealable order of the bankruptcy court), (4) under a month-to-month lease, (5) under a lease where the term is set to expire in the next two succeeding calendar quarters, or (6) has failed to exercise a renewal option within the time period set forth in its lease or has given notice of intent to vacate prior to the stated expiration date of its lease.

■	Property Management. The Novo Nordisk HQ Property is managed by Ivy Realty Services, LLC.

■	Current Mezzanine or Subordinate Indebtedness. At origination the Sole Member of the borrower pledged its 100% equity interest in the borrower to the Property Seller to secure the Sole Member’s obligations under the Earnout Agreement, as described above under “-Escrows.” The lender entered into a recognition agreement with the Property Seller pursuant to which the lender agreed, among other things, (i) to allow the Property Seller to foreclose on the

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LOAN #3: NOVO NORDISK HQ

pledge and take control of the borrower so long as a preapproved control party will own/control such borrower after foreclosure and so long as the permitted transfer provisions of the Novo Nordisk HQ Loan Combination documents and recognition agreement are satisfied and (ii) to allow the Property Seller to purchase the Novo Nordisk HQ Loan Combination upon notice to the Property Seller that an event of default under the Novo Nordisk HQ Loan Combination is continuing (at a purchase price equal to the full outstanding amount of the debt, including all default interest, fees and expenses).

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the Novo Nordisk HQ Property plus 24 months of rental loss and/or business interruption coverage. For so long as TRIPRA is in effect and continues to cover both foreign and domestic acts, the lender must accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. If TRIPRA is no longer in effect, the borrower is not required to pay terrorism insurance premiums in excess of two times the amount of the insurance premium payable in respect of the property and business interruption/rental loss insurance required under the Novo Nordisk HQ Loan Combination documents (without giving effect to the cost of terrorism and earthquake components of such insurance) at the time that terrorism coverage is excluded from the applicable insurance policy. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

B-33

LOAN #4: ONE MEMORIAL DRIVE

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LOAN #4: ONE MEMORIAL DRIVE

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LOAN #4: ONE MEMORIAL DRIVE

B-36

LOAN #4: ONE MEMORIAL DRIVE

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	JPMCB
Location (City / State)	Cambridge, Massachusetts	Cut-off Date Balance(3)	$63,150,000
Property Type	Office	Cut-off Date Balance per SF(3)	$731.03
Size (SF)	409,422	Percentage of Initial Pool Balance	4.2%
Total Occupancy as of 9/1/2021	98.5%	Number of Related Mortgage Loans	None
Owned Occupancy as of 9/1/2021	98.5%	Type of Security	Fee
Year Built / Latest Renovation	1985 / 2018	Mortgage Rate	2.69250%
Appraised Value	$828,000,000	Original Term to Maturity (Months)	120
Appraisal Date	8/31/2021	Original Amortization Term (Months)	NAP
Borrower Sponsor(1)	Metropolitan Life Insurance Company and Norges Bank	Original Interest-Only Period (Months)	120
Property Management	MIM Property Management, LLC	First Payment Date	11/5/2021
Maturity Date	10/5/2031
Underwritten Revenues	$39,738,327
Underwritten Expenses	$9,140,405	Escrows(4)
Underwritten Net Operating Income (NOI)(2)	$30,597,922	Upfront	Monthly
Underwritten Net Cash Flow (NCF)(2)	$29,697,194	Taxes	$0	Springing
Cut-off Date LTV Ratio(3)	36.1%	Insurance	$0	Springing
Maturity Date LTV Ratio(3)	36.1%	Replacement Reserves	$0	Springing
DSCR Based on Underwritten NOI / NCF(3)	3.74x / 3.63x	TI / LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(3)	10.2% / 9.9%	Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Senior Loan	$299,300,000	36.2%	Purchase Price	$825,100,000	99.7%
Subordinate Loan	114,700,000	13.9	Closing Costs	2,696,468	0.3
Borrower Sponsor Equity	413,796,468	50.0
Total Sources	$827,796,468	100.0%	Total Uses	$827,796,468	100.0%

(1)	There is no separate non-recourse carveout guarantor or environmental indemnitor for the One Memorial Drive Loan Combination (as defined below).
(2)	Underwritten NOI and Underwritten NCF are inclusive of (i) $394,903 attributable to contractual rent steps through November 1, 2022 and (ii) $624,113 attributable to straight line rent credit for investment grade tenants.
(3)	Calculated based on the aggregate outstanding balance of the six senior pari passu promissory notes. The One Memorial Drive Mortgage Loan (as defined below) is part of the One Memorial Drive Loan Combination comprised of six senior pari passu promissory notes with an aggregate original principal balance and outstanding principal balance as of the Cut-off Date of $299,300,000 and one subordinate loan with an original principal balance and outstanding principal balance as of the Cut-off Date of $114,700,000. See “Loan Combination Summary” chart herein.
(4)	See “Escrows” herein.

■	The Mortgage Loan. The mortgage loan (the “One Memorial Drive Mortgage Loan”) is part of a loan combination (the “One Memorial Drive Loan Combination”) comprised of six pari passu senior notes with an aggregate outstanding principal balance as of the Cut-off Date of $299,300,000 (collectively, the “One Memorial Drive Senior Loan”) and one subordinate note, with an outstanding principal balance as of the Cut-off Date of $114,700,000 (the “One Memorial Drive Subordinate Loan”). The One Memorial Drive Loan Combination is secured by a first mortgage encumbering the borrower’s fee interest in a Class A office building located in Cambridge, Massachusetts (the “One Memorial Drive Property”). The One Memorial Drive Mortgage Loan (evidenced by non-controlling Notes A-5 and A-6) having an outstanding principal balance as of the Cut-off Date of $63,150,000, is being contributed to the Benchmark 2021-B31 transaction. The remaining notes that comprise the One Memorial Drive Senior Loan and the One Memorial Drive Subordinate Loan have been contributed to one or more securitization trusts.

The One Memorial Drive Loan Combination has a term of 120 months, with 118 months remaining as of the Cut-off Date. The One Memorial Drive Loan Combination requires interest-only payments during its entire term and accrues interest at a rate of 2.69250% per annum. On or after November 6, 2023, the borrower may voluntarily prepay the One Memorial Drive Loan Combination in full (but not in part), provided that such prepayment is subject to a yield maintenance charge based upon the greater of a yield maintenance premium or 1.0% of the principal amount prepaid. Beginning on May 5, 2031, and any business day thereafter, the borrower may prepay the One Memorial Loan Combination without any associated yield maintenance premium or penalty. Defeasance of the One Memorial Drive Loan Combination in whole (but not in part) is permitted after two years from the closing date of the Benchmark 2021-B31 securitization transaction.

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LOAN #4: ONE MEMORIAL DRIVE

The table below summarizes the promissory notes that comprise the One Memorial Drive Loan Combination. The relationship between the holders of the One Memorial Drive Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Non-Serviced AB Loan Combinations—One Memorial Drive Loan Combination” in the Prospectus.

Loan Combination Summary(1)
Note	Original Balance	Cut-off Date Balance	Note Holder(s)	Controlling Piece
A-1	$141,150,000	$141,150,000	JPMCC 2021-1MEM	Yes
A-2	35,000,000	35,000,000	Benchmark 2021-B30	No
A-3	30,000,000	30,000,000	Benchmark 2021-B30	No
A-4	30,000,000	30,000,000	Benchmark 2021-B30	No
A-5	35,000,000	35,000,000	Benchmark 2021-B31	No
A-6	28,150,000	28,150,000	Benchmark 2021-B31	No
Senior Loan	$299,300,000	$299,300,000
Subordinate Loan	$114,700,000	$114,700,000	JPMCC 2021-1MEM	Yes
Loan Combination	$414,000,000	$414,000,000

(1)	The related notes are currently held by the Note Holder identified in the table above or may otherwise be transferred at any time.

■	The Mortgaged Property. The One Memorial Drive Property is a 17-story, Class A, LEED Silver office building at the entrance to Kendall Square at the corner of Memorial Drive and Main Street overlooking the Charles River in Cambridge, Massachusetts. The One Memorial Drive Property is situated on approximately 1.7 acres of land directly adjacent to the Massachusetts Institute of Technology (“MIT”) campus. The One Memorial Drive Property, designed by Huggens & DiMella, was built in 1985 and underwent an approximately $49.0 million capital improvement program completed in 2018, including a full elevator modernization with smart destination dispatch technology, HVAC upgrades, roof replacement and the conversion of a portion of the parking garage into a fully-functioning office suite. The One Memorial Drive Property is located on top of a five-story parking garage with approximately 296 spaces. The One Memorial Drive Property includes several amenities including a fitness center, full-service café, on-site Blue Bike station, EV chargers and bike storage.

As of September 1, 2021, the One Memorial Drive Property was 98.5% leased. The two largest tenants are InterSystems Corporation (“InterSystems”) (58.5% of net rentable area) and Microsoft Corporation (“Microsoft”) (38.3% of net rentable area; rated Aaa/AAA/AAA by Moody’s/S&P/Fitch). InterSystems is a provider of database management, rapid application development and integration and healthcare information systems. InterSystems is headquartered at the One Memorial Drive Property and has occupied its space since 1987. InterSystems has four, five-year extension options at fair market rent. Microsoft has occupied its space since 2007 and houses critical functions for artificial intelligence development at the One Memorial Drive Property. Microsoft has one, ten-year extension option at fair market rent. In aggregate, the in-place office leases have average underwritten rents of approximately $75.75 per SF, approximately 15.8% below the appraiser’s concluded triple-net market rent of $90.00 per SF.

InterSystems has the right to expand its leased space to any space at the One Memorial Drive Property that (i) is comprised of one, two or three full floors; and (ii) that the borrower anticipates will be available for delivery to InterSystems after July 1, 2024 and prior to June 30, 2025 (the “Potential Expansion Premises”), provided that InterSystems is leasing at least 214,225 rentable square feet. Fixed rent will be set at the fair rental value as determined by the borrower, and if InterSystems does not agree to such rent, as determined pursuant to an appraisal procedure. The current rent under InterSystem's lease is 15.8% below the appraiser's concluded market rent. If no Potential Expansion Premises are available, the borrower is required to notify InterSystems of such fact by December 31, 2023, and InterSystems will have the right to terminate its lease in whole or in part upon notice within six months following its receipt of the borrower’s notice that no Potential Expansion Premises are available. The termination date is required to be at least 18 months after the date of InterSystems’ termination notice, during which time the One Memorial Drive Loan would be subject to an excess cash sweep (capped at $50 per SF), and is required to occur during the period beginning July 1, 2025 and ending December 31, 2025. If InterSystems terminates its lease as described in this paragraph, it will be required to pay a termination fee with respect to its premises equal to the unamortized portion of the borrower’s transaction costs in accordance with the lease (or in the event of a partial termination, the terminated premises’ pro rata share of such costs). It is anticipated that Potential Expansion Premises will not be available given the expiration dates of existing leases.

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LOAN #4: ONE MEMORIAL DRIVE

■	COVID-19 Update. As of September 25, 2021, the One Memorial Drive Property is fully open and operational and the One Memorial Drive Loan Combination is not subject to any COVID-19 modification or forbearance request. The One Memorial Drive Loan Combination underwent a note split in a prior securitization, resulting in a modification post origination. No tenant has missed rent payments or requested a deferral of rent and there are currently no COVID-19 related lease modifications in effect. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The following table presents certain information relating to the tenants at the One Memorial Drive Property:

Largest Tenants Based on Underwritten Base Rent (1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration(3)	Renewal / Extension Options(3)
InterSystems	NR / NR / NR	239,417	58.5%	$18,833,534	62.7%	$78.66	3/31/2028	4, 5-year options
Microsoft	AAA / Aaa / AAA	156,849	38.3%	11,182,248	37.2	$71.29	6/30/2028	1, 10-year option
Management Office		737	0.2%	39,061	0.1	$53.00
Amenity/Storage Space		6323	1.5%	0	0.0	$0
Total Occupied		403,326	98.5%	$30,054,843	100.0%	$74.52
Vacant		6,096	1.5%
Total		409,422	100.0%

(1)	Based on the underwritten rent roll dated as of September 1, 2021.
(2)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.
(3)	InterSystems has the right to expand its leased space to any Potential Expansion Premises as described above. If the borrower does not have any Potential Expansion Premises, then InterSystems will have the right to terminate its lease in whole or in part upon notice within six months of receipt of the borrower’s notice that no Potential Expansion Premises are available and upon the payment of a termination fee. The termination date is required to be at least 18 months after the date of InterSystems’ termination notice and to occur during the period beginning July 1, 2025 and ending December 31, 2025.

The following table presents certain information relating to the lease rollover schedule at the One Memorial Drive Property, based on the initial lease expiration date:

Lease Expiration Schedule (1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA(3)	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0%	0.0%	0	0.0%	$0	0
2022	0	0.0%	0.0%	0	0.0%	$0	0
2023	0	0.0%	0.0%	0	0.0%	$0	0
2024	0	0.0%	0.0%	0	0.0%	$0	0
2025	0	0.0%	0.0%	0	0.0%	$0	0
2026	0	0.0%	0.0%	0	0.0%	$0	0
2027	0	0.0%	0.0%	0	0.0%	$0	0
2028	396,266	96.8%	96.8%	30,015,782	99.9%	$75.75	2
2029	0	0.0%	96.8%	0	0.0%	$0	0
2030	0	0.0%	96.8%	0	0.0%	$0	0
2031	0	0.0%	96.8%	0	0.0%	$0	0
2032 & Thereafter	7,060	1.7%	98.5%	39,061	0.1%	$5.53	1
Vacant	6,096	1.5%	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	409,422	100.00%		$30,054,843	100.00%	$74.52	3

(1)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the lease) that are not considered in the above Lease Rollover Schedule.
(2)	Based on the underwritten rent roll dated as of September 1, 2021.
(3)	Calculated based on the approximate square footage occupied by each tenant.

The following table presents certain information relating to historical leasing at the One Memorial Drive Property:

Historical Leased %(1)

2018	2019	2020	As of 9/1/2021(2)
98.5%	98.5%	98.5%	98.5%

(1)	As of December 31, unless specified otherwise.
(2)	Based on the underwritten rent roll dated as of September 1, 2021.

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LOAN #4: ONE MEMORIAL DRIVE

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the One Memorial Drive Property:

Cash Flow Analysis

	2019	2020	Underwritten(1)	U/W PSF
Base Rent	$28,103,717	$29,361,756	$29,659,703	$72.44
Contractual Rent Steps(2)	0	0	394,903	0.96
Straight Line IG Rent	0	0	624,113	1.52
Gross Potential Rent	$28,103,717	$29,361,756	$30,678,719	$74.93
CAM	7,847,572	8,074,460	9,062,581	22.14
Utilities	48,000	48,000	48,000	0.12
Vacancy & Credit Loss	0	0	(1,591,572)	(3.89)
Parking	1,424,215	1,143,249	1,500,000	3.66
Telecom	76,953	55,383	40,599	0.10
Effective Gross Income	$37,500,457	$38,682,848	$39,738,327	$97.06
Total Operating Expenses	8,064,155	8,088,398	9,140,405	22.33
Net Operating Income	$29,436,302	$30,594,450	$30,597,922	$74.73
TI / LC	0	0	818,844	2.00
Replacement Reserves	0	0	81,884	0.20
Net Cash Flow	$29,436,302	$30,594,450	$29,697,194	$72.53

Occupancy	98.5%	98.5%	96.0%
NOI Debt Yield(4)	9.8%	10.2%	10.2%
NCF DSCR(4)	3.60x	3.74x	3.63x

(1)	Based on the underwritten rent roll dated as of September 1, 2021.
(2)	Contractual Rent Steps underwritten through November 1, 2022 (12 months out from securitization).
(3)	Calculated based on the One Memorial Senior Loan.
(4)	Underwritten Occupancy is based on economic occupancy.

■	Appraisal. The appraisal concluded an “as is” appraised value of $828,000,000, and the loan-to-value ratios based on such appraised value are 36.1% and 50.0% for the One Memorial Drive Senior Loan and the One Memorial Drive Loan Combination, respectively.

■	Environmental Matters. According to a Phase I environmental report dated July 23, 2021, there was no evidence of any recognized environmental conditions at the One Memorial Drive Property. However, the Phase I report identified a controlled recognized environmental condition with respect to elevated levels of chlorinated volatile organic compounds detected in the groundwater underneath the One Memorial Drive Property. The Phase I environmental report did not recommend any further action other than continued compliance with the requirements under the existing Notice of Activity and Use Limitation. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus for additional information.

■	Market Overview and Competition. The One Memorial Drive Property is located in Cambridge, Middlesex County, Massachusetts. The Boston-Cambridge market is the largest life sciences area in the United States and has historically received the largest amount of funding in the nation from the National Institutes of Health. According to the appraisal, more than 50% of Massachusetts residents live within a 35-mile radius of Boston and the Boston region comprises the tenth largest metropolitan statistical area, as of 2019, with a population of over 4.9 million people. The Boston area includes various universities, including Harvard University, MIT, Boston University, Tufts University and Boston College. There are more than 40 colleges located in the greater Boston area alone. The Boston area also has many hospitals and research institutes such as Massachusetts General Hospital, Dana Farber Institute, Beth Israel Deaconess Medical Center, New England Baptist Hospital, Brigham and Women’s Hospital and Children’s Hospital Boston. According to an industry research report, Massachusetts has 79,972 biopharma jobs with an average salary of approximately $169,271 and over 46,000 biotech research and development jobs as of 2019. According to the appraisal, the Boston office market has an average vacancy rate of 9.9%, as of the second quarter of 2021.

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LOAN #4: ONE MEMORIAL DRIVE

The One Memorial Drive Property is located in the East Cambridge neighborhood bound by Main Street and Memorial Drive in the East Cambridge / Kendall Square submarket of the Boston office market. The East Cambridge/Kendall Square submarket is anchored by the Kendall / MIT MBTA Red Line subway station and the approximately 168-acre MIT campus. According to the appraisal, as of the second quarter of 2021, the East Cambridge/Kendall Square submarket has average asking rents of $88.65 per SF and a vacancy rate of 3.5%. The pharmaceutical industry is the primary industry in the Cambridge area, with 18 of the 20 largest pharmaceutical companies located in the market. The East Cambridge/Kendall Square submarket comprises nearly 17.7 million SF of office and laboratory space located near a number of apartments, shopping destinations and dining amenities.

■	The Borrower. The borrower, OMD Owner, LLC, is a Delaware limited liability company structured to be a special purpose entity with two independent directors in its organizational structure. The borrower is indirectly owned by a joint venture between Metropolitan Life Insurance Company, and its affiliates (“MetLife”), and Norges Bank, which are the borrower sponsors, and indirectly controlled by MetLife Investment Management, LLC (“MIM”), the investment advisor to the borrower sponsors. There is no separate non-recourse carveout guarantor or environmental indemnitor for the One Memorial Drive Loan Combination, and the special purpose entity borrower is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the related One Memorial Drive Loan Combination documents, including the environmental indemnity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the One Memorial Drive Loan Combination.

The borrower sponsors’ partnership was established in 2013 with a focus on strategic, long-term investing in office assets located in major market central business districts throughout the United States. Investments are owned in 52.5% / 47.5% joint ventures between MetLife and Norges Bank, respectively. MIM serves as investment advisor and asset manager for the properties owned through this partnership. As of June 30, 2021, the borrower sponsors have invested in six Class A office buildings located in Boston, San Francisco and Washington, DC, with an aggregate gross asset value of approximately $3.7 billion. As of March 31, 2021, MIM's real estate platform managed a portfolio of $106.0 billion invested in real estate products including commercial mortgages and equities. MIM has over 200 real estate professionals located in seven regional offices in key United States cities in addition to international operations in London, Mexico City, Santiago and Tokyo. Norges Bank Investment Management (“NBIM”) is the asset management division of Norges Bank, the Norwegian central bank. As manager of the Government Pension Fund Global, its mission is to safeguard and build financial wealth for future generations in Norway. The fund is invested globally in equity, fixed income, real estate and renewable energy infrastructure. NBIM had investments worth 11,673 billion kroner, or $1,350 billion as of March 31, 2021. The fund owns direct real estate investments worth approximately $32.0 billion, totaling nearly 800 assets across 13 countries. In the United States, the fund owns direct real estate investments across 22.0 million SF of office and retail properties in New York City, Boston, Washington D.C. and San Francisco.

■	Escrows. At loan origination, the borrower was not required to deposit any upfront reserves.

Tax and Insurance Reserve - Commencing at origination of the One Memorial Drive Loan Combination and continuing on a monthly basis, an escrow for taxes, insurance, and other assessments, in an amount equal to 1/12 of the amount that the lender estimates will be necessary to pay taxes and insurance premiums over the then succeeding 12-month period, will be required to be deposited with the lender, provided, however, that (a) the requirement for the borrower to make deposits for the payment of taxes and other assessments will be waived so long as (i) no Cash Sweep Event (as defined below) exists and (ii) the borrower has provided the lender with satisfactory evidence (as reasonably determined by the lender) that taxes and other assessments have been paid prior to the date such taxes and other assessments are due and payable, which evidence will be provided to the lender prior to the date that such taxes and other assessments are due; and (b) the requirement for the borrower to make deposits for the payment of insurance premiums will be waived so long as (i) no event of default has occurred and is continuing and (ii) the borrower has provided the lender with satisfactory evidence (as reasonably determined by the lender) that the One Memorial Drive Property is insured in accordance with the One Memorial Drive Loan Combination documents pursuant to a blanket insurance policy covering the One Memorial Drive Property and other property(ies) owned by affiliates of the borrower that is reasonably acceptable to the lender.

■	Lockbox and Cash Management. The One Memorial Drive Loan Combination is structured with an in place hard lockbox and springing cash management. All funds in the lockbox accounts will be swept to an account designated by the borrower, unless a Cash Sweep Event is continuing, in which case such funds are required to be swept on each business day into a cash management account controlled by the lender, at which point, following payment of taxes and insurance, debt service, required reserves and operating expenses, all funds are required to be deposited (i) if a Tenant Trigger Event (as defined below) exists, into a lease sweep reserve, and (ii) if no Tenant Trigger Event exists, and any other Cash Sweep Event exists, into the excess cash flow reserve, to be held by the lender as additional security for

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LOAN #4: ONE MEMORIAL DRIVE

the One Memorial Drive Loan Combination and disbursed in accordance with the terms of the One Memorial Drive Loan Combination documents.

A “Cash Sweep Event” means the occurrence of (a) an event of default under the One Memorial Drive Loan Combination documents (b) the bankruptcy or insolvency of the borrower, (c) the debt yield for the One Memorial Drive Loan Combination falling below 5.5% for the immediately preceding trailing three month period annualized for two consecutive quarters or (d) a Tenant Trigger Event

A Cash Sweep Event may be cured as follows: (i) with respect to clause (a) above, the lender’s acceptance of a cure or a waiver of such event of default in the lender’s sole discretion; (ii) with respect to clause (c) above, the achievement of a debt yield of at least 5.5% based on the net operating income for two consecutive calendar quarters in accordance with the One Memorial Drive Loan Combination documents or (iii) with respect to clause (d) above, the achievement of a Tenant Trigger Event Cure (as defined below); provided that in no event will the borrower have the right to cure a Cash Sweep Event caused by a bankruptcy event of the borrower.

A “Tenant Trigger Event” means, with respect to any of the InterSystems lease, the Microsoft lease, or any other lease that covers more than 30% of the total rentable area at the One Memorial Drive Property (each such lease, a “Lease Sweep Lease”), the earliest to occur of any of the following: (a) a monetary default or a material non-monetary default by the tenant under such Lease Sweep Lease has occurred and is continuing beyond any applicable notice and cure periods, (b) the receipt by the borrower or the property manager of notice from any tenant under a Lease Sweep Lease exercising its right to terminate its Lease Sweep Lease or contract any material portion of the leased premises demised under its Lease Sweep Lease prior to its then current expiration date or of its intent to cancel or terminate its Lease Sweep Lease or surrender any material portion of the leased premises demised under its Lease Sweep Lease prior to its then current expiration date, (c) the bankruptcy of a tenant under a Lease Sweep Lease or (d) the later of (i) the date that is 18 months prior to the expiration of such Lease Sweep Lease and (ii) the date on which the tenant under such Lease Sweep Lease must give notice of its intent to renew or extend such Lease Sweep Lease in accordance with the terms of such lease, unless prior to such date the tenant under such Lease Sweep Lease has exercised its right to renew or extend such Lease Sweep Lease in accordance with the terms of such lease; provided, however, the failure of any tenant to renew or extend its Lease Sweep Lease by the date set forth in clause (d)(ii) above solely as a result of the occurrence of a casualty or condemnation affecting the leased premises under such Lease Sweep Lease or a material portion of the common areas of the One Memorial Drive Property will not constitute a Tenant Trigger Event.

A “Tenant Trigger Event Cure” means, among other requirements, (i) more than 70% of the total rentable space at the One Memorial Drive Property is subject to leases that each satisfy the occupancy conditions required under the One Memorial Drive Loan Combination documents and the borrower has (A) caused each tenant under a lease to deliver an estoppel certificate to the lender, or (B) provided other evidence of the occurrence of such Tenant Trigger Event Cure that is reasonably acceptable to the lender; (ii) the achievement of a debt yield of at least 6.5% based on net operating income for two consecutive calendar quarters in accordance with the One Memorial Drive Loan Combination documents; or (iii) the aggregate amount of lease sweep reserve funds as described in the One Memorial Drive Loan Combination documents is not less than the amount equal to the product of the total rentable square feet of the applicable Lease Sweep Lease that resulted in the occurrence of the Tenant Trigger Event multiplied by $50 (the “Lease Sweep Reserve Cap”) or the lender has received a letter of credit with a face amount that, together with the aggregate amount of the lease sweep reserve funds, is equal to the Lease Sweep Reserve Cap in accordance with the One Memorial Drive Loan Combination documents.

■	Property Management. The One Memorial Drive Property is currently managed by MIM Property Management, LLC, a Delaware limited liability company and an affiliate of the borrower, and sub-managed by Oxford I Asset Management USA Inc., a Delaware corporation.

■	Current Mezzanine or Secured Subordinate Indebtedness. The One Memorial Drive Property also secures the One Memorial Drive Subordinate Loan, which has a Cut-off Date principal balance of $114,700,000. The One Memorial Drive Subordinate Loan accrues interest at a rate of 2.69250% per annum.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the One Memorial Drive Property. If TRIPRA or a subsequent statute is no longer in effect, then the borrower’s requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the comprehensive all-risk coverage required on a stand-alone basis.

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Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	6	Loan Seller	CREFI
Location (City/State) (1)	Various	Cut-off Date Balance	$58,500,000
Property Type (1)	Various	Cut-off Date Balance per SF	$25.82
Size (SF)	2,265,636	Percentage of Initial Pool Balance	3.9%
Total Occupancy as of Various(2)	98.1%	Number of Related Mortgage Loans	None
Owned Occupancy as of Various(2)	98.1%	Type of Security	Fee
Year Built / Latest Renovation(1)	Various / Various	Mortgage Rate	3.24000%
Appraised Value(1)	$100,700,000	Original Term to Maturity (Months)	120
Appraisal Date	Various	Original Amortization Term (Months)	NAP
Borrower Sponsor	Olymbec USA LLC	Original Interest Only Period (Months)	120
Property Management(3)	Various	First Payment Date	1/6/2022
Maturity Date	12/6/2031

Underwritten Revenues	$9,299,001
Underwritten Expenses	$2,682,691	Escrows (4)
Underwritten Net Operating Income (NOI)	$6,616,310	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,792,365	Taxes	$524,435	$58,271
Cut-off Date LTV Ratio	58.1%	Insurance	$0	Springing
Maturity Date LTV Ratio	58.1%	Replacement Reserve(5)	$0	$42,662
DSCR Based on Underwritten NOI / NCF	3.44x / 3.01x	TI/LC(6)	$2,000,000	Springing
Debt Yield Based on Underwritten NOI / NCF	11.3% / 9.9%	Other(7)	$3,803,872	$0

Sources and Uses
Sources	$	%	Uses	$	%
Mortgage Loan	$58,500,000	100.0%	Return of Equity(8)	$51,622,503	88.2%
			Upfront Reserves	6,328,307	10.8
			Closing Costs	549,190	0.9
Total Sources	$58,500,000	100.0%	Total Uses	$58,500,000	100.0%

(1)	See the “Portfolio Summary” chart below for the City, State, Property Type, Year Built / Latest Renovation and Appraised Values of the individual Memphis Industrial Portfolio Properties (as defined below).
(2)	Based on the rent rolls dated October 1, 2021, November 18, 2021 and December 6, 2021.
(3)	The five industrial properties included within the Memphis Industrial Portfolio are self-managed by the borrower sponsor. The single office property is managed by CBRE Inc.
(4)	See “—Escrows” below.
(5)	Monthly deposits into the replacement reserve account are not required to the extent the balance in the replacement reserve account is more than approximately $1,535,847.
(6)	Monthly deposits into the TI/LC reserve are not required until the balance on deposit in the TI/LC reserve account are less than $500,000. When the balance in the TI/LC reserve account falls below $500,000, monthly deposits of approximately $18,880 are required to be made into the TI/LC reserve.
(7)	Other upfront reserve is comprised of a near term rollover reserve ($2,034,708), unfunded obligations reserve ($1,104,585), gap rent reserve (approximately $288,612), immediate repairs reserve (approximately $153,368) and roof work reserve ($222,600).
(8)	The Memphis Industrial Portfolio Properties were unencumbered prior to this financing, as each property was purchased by the borrower sponsor in separate all-cash transactions from 2012 through 2017.

■	The Mortgage Loan. The Memphis Industrial Portfolio mortgage loan (the “Memphis Industrial Portfolio Mortgage Loan”) is secured by the borrower’s fee interest in a portfolio of five industrial properties and one office property comprised of 2,265,636 SF located in Tennessee and Nebraska (the “Memphis Industrial Portfolio Properties”). The Memphis Industrial Portfolio Mortgage Loan was originated by Citi Real Estate Funding Inc. on November 18, 2021, has an outstanding principal balance as of the Cut-off Date of $58,500,000 and represents 3.9% of the Initial Pool Balance. The proceeds of the Memphis Industrial Portfolio Mortgage Loan were used to recapitalize the Memphis Industrial Portfolio Properties, pay closing costs, fund upfront reserves and return equity to the borrower sponsor. The Memphis Industrial Portfolio Mortgage Loan accrues interest at a fixed rate of 3.24000% per annum.

The Memphis Industrial Portfolio Mortgage Loan has an initial term of 120 months and a remaining term of 120 months as of the Cut-off Date. The Memphis Industrial Portfolio Mortgage Loan requires interest only payments on each due date through the scheduled maturity date in December 2031. Voluntary prepayment of the Memphis Industrial Portfolio Mortgage Loan is prohibited prior to the due date in September 2031. Provided that no event of default under the Memphis Industrial Portfolio Mortgage Loan is continuing, the borrower has the option to defease the entire Memphis Industrial Portfolio Mortgage Loan in whole (but not in part) at any time after the second anniversary of the securitization closing date.

■	The Mortgaged Properties. The Memphis Industrial Portfolio Properties consist of five industrial properties located in Memphis, Tennessee and one suburban office property located in Bellevue, Nebraska, totaling 2,265,636 SF of net rentable area in aggregate.

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Portfolio Summary

Property Name	City	State	Property Type	Property Sub-Type	Year Built	Year Renovated	SF(1)	Clear Height	Appraised Value	Occupancy(1)	% of Allocated Loan Amount	% of UW NOI(1)
5000 East Raines Road	Memphis	TN	Industrial	Warehouse/Distribution	1968	2000	1,128,164	18’	$44,900,000	100.0%	47.4%	49.4%
6125 Shelby Drive	Memphis	TN	Industrial	Warehouse/Distribution	1981	NAP	466,465	23’	18,400,000	100.0%	16.7	14.2
4219 Air Trans Road	Memphis	TN	Industrial	Warehouse/Distribution	1977	NAP	312,000	22’	12,100,000	92.3%	12.4	13.0
4502 Maass Road	Bellevue	NE	Office	Suburban	2006	NAP	83,229	NAP	11,700,000	76.3%	9.8	12.0
3615 Lamar Avenue	Memphis	TN	Industrial	Warehouse/Distribution	1971	NAP	157,408	16’-32’	8,800,000	100.0%	9.0	7.4
3638-3684 Contract Road	Memphis	TN	Industrial	Warehouse/Distribution	1975	NAP	118,370	18’	4,800,000	100.0%	4.7	4.0
Total / Wtd. Avg.							2,265,636		$100,700,000	98.1%	100.0%	100.0%

(1)	Based on the underwritten rent rolls dated October 1, 2021, November 18, 2021 and December 6, 2021.

The 5000 East Raines Road property (the “5000 East Raines Road Property”) is a 1,128,164 SF, one-story multi-tenant industrial building located in Memphis, Tennessee. The 5000 East Raines Road Property was originally built in 1968 and most recently renovated in 2000 and is situated on an approximately 62.54-acre site. As of October 1, 2021, the 5000 East Raines Road Property was 100.0% occupied.

The 6125 Shelby Drive property (the “6125 Shelby Drive Property”) is a 466,465 SF, one-story multi-tenant industrial building located in Memphis, Tennessee. The 6152 Shelby Drive Property was built in 1981 and is situated on an approximately 21.47-acre site. As of October 1, 2021, the 6125 Shelby Drive Property was 100.0% occupied.

The 4219 Air Trans Road property (the “4219 Air Trans Road Property”) is a 312,000 SF, one-story multi-tenant industrial building located in Memphis, Tennessee. The 4219 Air Trans Road Property was built in 1977 and is situated on an approximately 12.76-acre site. As of October 1, 2021, the 4219 Air Trans Road Property was 92.3% occupied.

The 3615 Lamar Avenue property (the “3615 Lamar Avenue Property”) is a 157,408 SF, one-story single-tenant industrial building located in Memphis, Tennessee. The 3615 Lamar Avenue Property was built in 1971 and is situated on an approximately 13.41-acre site. As of December 6, 2021, the 3615 Lamar Avenue Property was 100.0% occupied.

The 3638-3684 Contract Road property (the “3638-3684 Contract Road Property”) is a 118,370 SF, one-story multi-tenant industrial building located in Memphis, Tennessee. The 3638-3684 Contract Road Property was built in 1975 and is situated on an approximately 6.18-acre site. As of October 1, 2021, the 3638-3684 Contract Road Property was 100.0% occupied.

The 4502 Maass Road property (the “4502 Maass Road Property”) is an 83,229 SF, two-story multi-tenant office building located in Bellevue, Nebraska. The 4502 Maass Road Property was built in 2006 and is situated on an approximately 6.72-acre site. The largest tenant is Nebraska Defense Research Corporation, and its lease will commence in April 2022. As of November 18, 2021, the 4502 Maass Road Property was 76.3% occupied.

The largest tenant by underwritten base rent is Thyssenkrupp Supply Chain Services NA, Inc. (“Thyssenkrupp”) (725,345 SF; 32.0% of NRA; 30.3% of UW Base Rent). Thyssenkrupp occupies suites 4219 and 4219B at the 4219 Air Trans Road property and suites 110, 116, and 116Flex at the 5000 East Raines Road property. Thyssenkrupp is a subsidiary of Thyssenkrupp AG, an international group of companies comprised primarily of independent industrial and technology businesses. Thyssenkrupp is a provider of warehousing and distribution, asset-based transportation and quality services to the automotive, renewable energy and manufacturing industries. Thyssenkrupp is headquartered in Sterling Heights, Michigan and currently has over 3,000 employees spread across over 40 locations.

The second largest tenant by underwritten base rent is the Premier Packaging, Inc. (“Premier Packaging”) (346,147 SF; 15.3% of NRA; 15.1% of UW Base Rent). Premier Packaging occupies suites 105 and 110A at the 5000 East Raines Road property. Premier Packaging is a manufacturer and distributer of packaging supplies and materials for the E-Commerce, Medical, Manufacturing, Technology, and Food industries. Premier Packaging was founded in 1994 and currently has over 85 locations across the United States, Canada, and Mexico.

The third largest tenant by underwritten base rent is the Neovia Logistics Services, LLC (“Neovia”) (200,672 SF; 8.9% of NRA; 7.6% of UW Base Rent). Neovia occupies suites 114, 114BAL and 115 at the 5000 East Raines Road property. Neovia is a third-party logistics provider, operating in more than 100 facilities in over 20 countries. Neovia was founded in 1987 as Caterpillar Logistics Services to provide logistics support to Caterpillar International and its partner

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companies in the construction, mining, automotive, energy and other industries. In 2012, Caterpillar Logistics Services became a standalone company under the Neovia name.

COVID-19 Update. As of November 6, 2021, the Memphis Industrial Portfolio Properties are open and operational. No tenants received rent abatements due to the COVID-19 pandemic. As of November 6, 2021, the Memphis Industrial Portfolio Mortgage Loan is not subject to any modifications or forbearance requests. The first payment date of the Memphis Industrial Portfolio Mortgage Loan is January 6, 2022.

The following table presents certain information relating to the major tenants at the Memphis Industrial Portfolio Properties:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
Thyssenkrupp(4)	NR / NR / NR	725,345	32.0%	$2,531,508	30.3%	$3.49	Various(5)	Various(5)
Premier Packaging	NR / NR / NR	346,147	15.3	1,263,437	15.1	$3.65	1/31/2023	None
Neovia (6)	NR / NR / NR	200,672	8.9	632,117	7.6	$3.15	5/31/2024	None
Nebraska Defense Research Corporation(7)	NR / NR / NR	21,373	0.9	523,638	6.3	$24.50	3/31/2027	3, 2-year options
Supply Chain Solutions LLC	NR / NR / NR	180,407	8.0	488,903	5.9	$2.71	12/31/2023	None
Hood Container Corporation	NR / NR / NR	157,408	6.9	487,965	5.8	$3.10	12/31/2031	2, 5-year options
Blues City Brewery(8)	NR / NR / NR	96,000	4.2	432,000	5.2	$4.50	MTM	MTM
WAR Logistics, Inc.	NR / NR / NR	142,165	6.3	404,520	4.8	$2.85	6/30/2022	1, 1-year option
CNA Freight, LLC	NR / NR / NR	143,893	6.4	341,026	4.1	$2.37	1/31/2024	2, 3-year options
Department of Administrative Services(9)	AAA / Aaa / AA+	14,280	0.6	271,320	3.3	$19.00	4/30/2038	2, 5-year options
Ten Largest Tenants		2,027,690	89.5%	$7,376,434	88.4%	$3.64
Remaining Tenants		194,250	8.6	970,766	11.6	$5.00
Vacant Space		43,696	1.9	0	0.0	$0.00
Total / Wtd. Avg. All Owned Tenants		2,265,636	100.0%	$8,347,200	100.0%	$3.76

(1)	Based on the underwritten rent rolls dated October 1, 2021, November 18, 2021 and December 6, 2021.
(2)	In certain instances, ratings provided are those of the parent company or government, whether or not the parent company or government guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF is inclusive of contractual rent steps through November 2022 totaling approximately $93,370.
(4)	Thyssenkrupp may terminate its lease for 515,106 SF (504,106 SF expiring December 31, 2021 and 11,000 SF expiring July 31, 2023) at the 5000 East Raines Road Property at any time after March 1, 2022 upon 30 days written notice, its leases for 144,000 SF (96,000 SF and 48,000 SF, each expiring on November 30, 2022) at the 4219 Air Trans Road Property upon 90 days written notice.
(5)	Thyssenkrupp occupies (i) 144,000 SF at the 4219 Air Trans Road Property with a lease expiration date of November 30, 2022, (ii) 570,345 SF at the 5000 East Raines Road Property with a lease expiration of December 31, 2021, and (iii) 11,000 SF at the 5000 East Raines Road Property with a lease expiration of July 31, 2023. Thyssenkrupp has one, one year renewal on its lease of 96,000 SF at the 4219 Air Trans Road Property.
(6)	Neovia shall have a one time right to terminate its lease effective as of May 31, 2023 upon written notice no later than February 28, 2023.
(7)	Nebraska Defense Research Corporation shall have the right to terminate its lease effective March 31, 2026 upon six months written notice and payment of a termination fee equal to the unamortized leasing commission paid and unamortized tenant improvement allowance calculated at a 5% interest factor.
(8)	Blues City Brewery operates at the 4219 Air Trans Property on a month-to-month lease and may renew or terminate its lease upon 30 days written notice to the landlord.
(9)	Department of Administrative Services and the respective lessor shall each have the right to terminate the lease at the upon 180 days written notice provided if the lessee exercises such right, the lessee shall pay an amount equal to the unamortized costs, fee and expenses for the tenant improvements completed.

The following table presents certain information relating to the lease rollover schedule at the Memphis Industrial Portfolio Properties, based on initial lease expiration dates:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM / 2021	666,345	29.4%	29.4%	$2,428,208	29.1%	$3.64	2
2022	315,733	13.9	43.3%	1,018,379	12.2	$3.23	4
2023	585,554	25.8	69.2%	1,901,239	22.8	$3.25	4
2024	449,890	19.9	89.0%	1,514,642	18.1	$3.37	5
2025	11,357	0.5	89.6%	201,809	2.4	$17.77	2
2026	0	0.0	89.6%	0	0.0	$0.00	0
2027	21,373	0.9	90.5%	523,638	6.3	$24.50	1
2028	0	0.0	90.5%	0	0.0	$0.00	0
2029	0	0.0	90.5%	0	0.0	$0.00	0
2030	0	0.0	90.5%	0	0.0	$0.00	0
2031	157,408	6.9	97.4%	487,965	5.8	$3.10	1
2032 & Thereafter	14,280	0.6	98.1%	271,320	3.3	$19.00	1
Vacant	43,696	1.9	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	2,265,636	100.0%		$8,347,200	100.0%	$3.76	20

(1)	Based on the underwritten rent rolls dated October 1, 2021, November 18, 2021 and December 6, 2021.
(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the lease) that are not considered in the above Lease Expiration Schedule.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF is inclusive of contractual rent steps through November 2022 totaling approximately $93,370.
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The following table presents certain information relating to historical leasing at the Memphis Industrial Portfolio Properties:

Historical Leased %(1)

As of Various
98.1%

(1)	Based on the underwritten rent rolls dated October 1, 2021, November 18, 2021 and December 6, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the Memphis Industrial Portfolio Properties:

Cash Flow Analysis(1)

	2019	2020	TTM 8/30/2021	Underwritten(2)	Underwritten PSF
Base Rent	$5,620,714	$6,162,793	$7,060,013	$8,253,829	$3.64
Contractual Rent Steps(3)	0	0	0	93,370	0.04
Potential Income from Vacant Space	0	0	0	556,704	0.25
Total Reimbursement Revenue	673,132	824,971	868,833	951,801	0.42
Vacancy & Credit Loss	0	0	0	(556,704)	(0.25)
Effective Gross Income	$6,293,845	$6,987,764	$7,928,846	$9,299,001	$4.10

Real Estate Taxes	814,798	831,898	831,898	1,150,830	0.51
Insurance	93,228	97,097	107,788	121,484	0.05
Management Fees(4)	188,815	209,633	237,865	278,970	0.12
Total Other Expenses(5)	874,967	1,043,856	1,076,370	1,131,407	0.50
Total Operating Expenses	$1,971,808	$2,182,485	$2,253,922	$2,682,691	$1.18

Net Operating Income	$4,322,038	$4,805,280	$5,674,924	$6,616,310	$2.92
Replacement Reserves	0	0	0	511,949	0.23
TI/LC	0	0	0	311,996	0.14
Net Cash Flow	$4,322,038	$4,805,280	$5,674,924	$5,792,365	$2.56

Occupancy	NAP	NAP	98.1%(2)	94.4%(6)
NOI Debt Yield	7.4%	8.2%	9.7%	11.3%
NCF DSCR	2.25x	2.50x	2.95x	3.01x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	Based on the underwritten rent rolls dated October 1, 2021, November 18, 2021 and December 6, 2021.
(3)	Contractual Rent Steps include rent escalations of approximately $93,370 through November 2022.
(4)	All five industrial properties included within the Memphis Industrial Portfolio Properties are self-managed by the borrower sponsor. The 4502 Maass Road Property is managed by CBRE Inc., which receives a flat rate monthly management fee of $941.38 subject to 3.0% annual increases. However, in the event that the occupancy of the building changes, the parties agree to modify the flat rate using 1.5% of the gross monthly collections and income from the premises, with rental concessions treated as income. The modified flat rate will then be subject to further 3.0% annual increases. The appraiser`s management fee is slightly below 3.0% due to concluding a 2.0% management fee at the 3615 Lamar Avenue Property. The management fee is underwritten to 3.0%.
(5)	Total Other Expenses include repairs and maintenance, utilities and general and administrative expenses.
(6)	Underwritten Occupancy is based on the economic occupancy.

■	Appraisal. According to the appraisal, the Memphis Industrial Portfolio Properties have an aggregate “as-is” appraised value of $100,700,000 as of October 18, 2021 and October 19, 2021. In addition, the appraiser concluded that the Memphis Industrial Portfolio Properties had an aggregate hypothetical “as dark” value of $79,100,000 as of October 18, 2021 and October 19, 2021.

■	Environmental Matters. As of the Phase I environmental reports dated October 27, 2021, there was no evidence of any recognized environmental conditions at the Memphis Industrial Portfolio Properties.

■	Market Overview and Competition. The Memphis Industrial Portfolio Properties are located in Tennessee (96.3% of NRA, 84.5% of UW Base Rent) and Nebraska (3.7% of NRA, 15.5% of UW Base Rent). According to the appraisal dated November 4, 2021, as of the trailing four quarters ended third quarter of 2021, the Memphis market reported total inventory of approximately 288.7 million SF of industrial space with a market vacancy of 5.1% and an average asking rent of $3.54 PSF on a triple-net lease basis. The Memphis market also reported total completions within the same period of approximately 11.3 million SF and a net absorption of approximately 14.0 million SF. The Memphis International Airport, one of the busiest cargo airports in the world due to its proximity to the FedEx global headquarters, has an approximately $20 billion annual economic impact and is the largest economic driver in the state. The Memphis market also has an extensive rail network, served by multiple Class I railroads, and offers access to Interstate-55 and Interstate-40, as well as the fifth-largest inland port in the United States, the Port of Memphis. The wholesale trade, transportation and utilities

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industry is one of the largest employment sectors in the Memphis market. The industry is more concentrated in Memphis than in many other major metropolitan United States and accounts for over 25% of the local employment.

According to the appraisal dated November 4, 2021, as of the trailing four quarters ended third quarter of 2021, the Southeast submarket within the Memphis market reported total inventory of approximately 102.4 million SF of industrial space with a market vacancy of 5.0% and an average asking rent of $3.56 PSF on a triple net lease basis. The Southeast submarket also reported total completions within the same period of approximately 1.4 million SF and a net absorption of approximately 5.1 million SF. Approximately half of the Southeast submarket’s development pipeline is tied to an approximately 1.0 million SF project in the Memphis Airport Logistics Center, which is the largest speculative addition in the Southeast submarket in over ten years.

As of the trailing four quarters ended third quarter of 2021, the Omaha / Council Bluffs office market reported total inventory of approximately 47.2 million SF with a market vacancy of 9.2% and an average asking rent of $22.55 PSF. The Omaha / Council Bluffs market also reported total completions within the same period of 965,125 SF and a net absorption of 229,889 SF. Major employers include Nebraska Medical Center, Offutt Air Force Base and CHI Health. Nebraska Medical Center is a private not-for-profit healthcare company that has two hospitals, 39 specialty clinics in and around Omaha, and operates as an independent clinical partner of the University of Nebraska Medical Center.

According to the appraisal dated November 4, 2021, as of the trailing four quarters ended third quarter of 2021, the Southeast Omaha submarket within the Omaha / Council Bluffs office market reported total inventory of approximately 2.6 million SF with a market vacancy of 13.9% and an average asking rent of $17.88 PSF. The Southeast Omaha submarket also reported total completions within the same period of 9,296 SF and a net absorption of 1,398 SF. The Southeast Omaha submarket is located approximately 20 and 25 minutes via car to the central business district of downtown Omaha and the Omaha Airport, respectively.

Memphis Industrial Portfolio Market Summary(1)

Property Name	Market	Submarket	Submarket Rent Per SF	Submarket Vacancy
5000 East Raines Road	Memphis	Southeast	$3.56	5.0%
6125 Shelby Drive	Memphis	Southeast	$3.56	5.0%
4219 Air Trans Road	Memphis	Southeast	$3.56	5.0%
4502 Maass Road	Omaha/Council Bluffs	Southeast Omaha	$12.43	13.9%
3615 Lamar Avenue	Memphis	Southeast	$3.56	5.0%
3638-3684 Contract Road	Memphis	Southeast	$3.56	5.0%

(1)	Source: Appraisal.

■	The Borrower. The borrower is Olymbec Swoosh LLC, a single purpose Delaware limited liability company. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Memphis Industrial Portfolio Mortgage Loan.

The borrower sponsor and nonrecourse carve-out guarantor is Olymbec USA LLC (“Olymbec”), a Delaware limited liability company. Olymbec is a full-service, vertically integrated real estate investment firm with its United States headquarters located in Memphis, Tennessee. Olymbec is one of the largest private industrial real estate holders in eastern Canada with branch offices located in key markets across Québec and the United States.

■	Escrows. At origination of the Memphis Industrial Portfolio Mortgage Loan, the borrower deposited approximately (i) $524,435 into a tax reserve account, (ii) $2,000,000 into a TI/LC reserve account, (iii) $153,368 into an immediate repairs reserve account, (iv) $2,034,708 into a near term rollover reserve (“Near Term Rollover Reserve”), (v) $1,104,585 into an unfunded obligations reserve, (vi) $288,612 into a gap rent reserve, and (vii) $222,600 into a roof work reserve. With respect to the portion of the Near Term Rollover Reserve established for certain units, such portion may be released to the borrower upon the leasing of the applicable unit for a minimum term of one year. The entirety of the Near Term Rollover Reserve may be released to the borrower if, after November 18, 2022, the debt yield is equal to or greater than 9.9%.

Tax Reserve. On a monthly basis, the borrower is required to deposit 1/12 of an amount which would be sufficient to pay taxes for the next ensuing 12 months (currently estimated to be approximately $58,271).

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Insurance Reserve. On a monthly basis, the borrower is required to deposit 1/12 of the amount which would be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies, unless an acceptable blanket insurance policy is in place. An acceptable blanket policy is currently in place and no monthly insurance reserve deposits are required.

Replacement Reserve. On a monthly basis, the borrower is required to fund a replacement reserve of approximately $42,662; provided, however, monthly deposits into the replacement reserve account are not required to the extent the balance in the replacement reserve account is more than approximately $1,535,847.

TI/LC Reserve. On each due date at any time the balance then on deposit is less than $500,000 and continuing until such time as the balance on deposit is equal to $500,000, the borrower is required to deposit approximately $18,880 into the tenant improvement and leasing commissions reserve account.

■	Lockbox and Cash Management. The Memphis Industrial Portfolio Mortgage Loan is structured with a hard lockbox and springing cash management. At origination of the Memphis Industrial Portfolio Mortgage Loan, the borrower was required to deliver a notice to the tenant directing the tenant to remit all payments under its lease directly to the lockbox account. The borrower is required to cause revenue received by the borrower or the property manager (if any) to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Memphis Industrial Portfolio Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Memphis Industrial Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Memphis Industrial Portfolio Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Memphis Industrial Portfolio Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period commencing upon the occurrence of: (i) an event of default under the Memphis Industrial Portfolio Mortgage Loan documents, (ii) the debt yield falling below 7.50% or (iii) the occurrence of a Specified Tenant Trigger Period (as defined below), and expiring upon (a) with respect to clause (i) above, the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, (x) the date that the debt yield is equal to or greater than 7.75% for two consecutive calendar quarters or (y) the borrower has deposited with lender, and thereafter maintains, an amount, in the form of cash or a letter of credit, equal to the amount by which the outstanding principal balance of the Memphis Industrial Portfolio Mortgage Loan would need to be reduces to result in the debt yield equaling 7.75% (“DY Trigger Cure Condition”; provided, however, any amounts deposited into the excess cash flow account to satisfy the Specified Tenant Trigger Event Cure Condition will count towards satisfaction of the foregoing) and (c) with respect to clause (iii) above, (x) a Specified Tenant Trigger Period ceasing to exist or (y) the satisfaction of the Specified Tenant Trigger Event Cure Condition.

A “Specified Tenant Trigger Period” will commence upon the first to occur of (i) Specified Tenant being in default under the applicable Specified Tenant Lease beyond any applicable notice and cure periods, (ii) during the eighteen (18) months prior to the expiration of the then applicable term of the applicable Specified Tenant Lease, Specified Tenant failing to be in actual, physical possession of the Specified Tenant Space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant Space (or applicable portion thereof), except to the extent any of the foregoing is due to a force majeure event, (iii) Specified Tenant giving notice that it is terminating its Lease for all or any portion of the Specified Tenant Space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of Specified Tenant, and (vi) Specified Tenant failing to extend or renew the applicable Specified Tenant Lease on or prior to the applicable specified tenant extension deadline in accordance with the applicable terms and conditions of the Specified Tenant Lease and the Memphis Industrial Portfolio Mortgage Loan documents for the applicable specified tenant renewal term; and (B) expiring upon the first to occur of Lender’s receipt of evidence reasonably acceptable to Lender (which such evidence shall include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to Lender) of (1) the satisfaction of the applicable Specified Tenant Cure Conditions or (2) Borrower leasing the entire Specified Tenant Space (or applicable portion thereof) for a minimum term of three (3) years, the applicable Tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space

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LOAN #5: MEMPHIS INDUSTRIAL PORTFOLIO

demised under its lease or reasonably expected to be open for business within the following three (3) months, and paying the full amount of the rent due under its lease.

“Specified Tenant Cure Conditions” means each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant Space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant Space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (vi) of the “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the Memphis Industrial Portfolio Mortgage Loan documents, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to final, non-appealable order of a court of competent jurisdiction, and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease.

A “Specified Tenant Trigger Event Cure Condition” means mean a condition that shall be deemed satisfied when borrower has deposited with lender, and for so long as borrower thereafter maintains, in the excess cash flow account, an amount of funds (in the form of cash or a letter of credit) at all times equal to an amount attributable to one year of such Specified Tenant’s then-current annual gross rent. Any amounts deposited into the excess cash flow account to satisfy the DY Trigger Cure Condition will count towards satisfaction of the foregoing. In addition,

A “Specified Tenant” shall mean, as applicable, (i) any tenant which either (A) accounts for twenty-five percent (25%) or more of the total rental income for the applicable individual Memphis Industrial Portfolio Property, or (B) demises twenty-five percent (25%) or more of the applicable individual Memphis Industrial Portfolio Property’s gross leasable area, (ii) any other lessee(s) of the Specified Tenant Space (or any portion thereof) and (iii) any parent company of any such Specified Tenant, and any affiliate providing credit support for, or guarantor of, any such Specified Tenant Lease(s).

A “Specified Tenant Lease” means, collectively and/or individually (as the context requires), each lease at the Memphis Industrial Portfolio Properties with Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

A “Specified Tenant Space” means that a portion of the Memphis Industrial Portfolio Properties demised as of the date hereof to the initial Specified Tenant pursuant to the initial Specified Tenant Lease.

■	Property Management. The five industrial properties included within the Memphis Industrial Portfolio Properties are self-managed. The 4502 Maass Road Property is managed by CBRE Inc.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Memphis Industrial Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable Memphis Industrial Portfolio property for 18 months with a 90-day period of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible no greater than $25,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #6: HALL OFFICE PORTFOLIO

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LOAN #6: HALL OFFICE PORTFOLIO

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LOAN #6: HALL OFFICE PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	2	Loan Seller		CREFI
Location (City/State)(1)	Various / Texas	Cut-off Date Balance		$58,000,000
Property Type(1)	Office	Cut-off Date Balance per SF		$194.49
Size (SF)	298,212	Percentage of Initial Pool Balance		3.9%
Total Occupancy(2)	94.9%	Number of Related Mortgage Loans		None
Owned Occupancy(2)	94.9%	Type of Security		Fee
Year Built / Latest Renovation(1)	Various / NAP	Mortgage Rate		3.80000%
Appraised Value(1)	$85,670,000	Original Term to Maturity (Months)		120
Appraisal Date	Various	Original Amortization Term (Months)		360
Borrower Sponsor	Hall RE Holdco II, LLC	Original Interest Only Period (Months)		0
Property Management	Hall Financial Group, Ltd.	First Payment Date		1/6/2022
		Maturity Date		12/6/2031

Underwritten Revenues	$8,190,936
Underwritten Expenses	$2,865,252	Escrows(3)
Underwritten Net Operating Income (NOI)	$5,325,684		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,967,852	Taxes	$101,645	$101,645
Cut-off Date LTV Ratio	67.7%	Insurance	$0	Springing
Maturity Date LTV Ratio	53.4%	Replacement Reserve(4)	$112,000	$4,970
DSCR Based on Underwritten NOI / NCF	1.64x / 1.53x	TI/LC(5)	$0	$24,848
Debt Yield Based on Underwritten NOI / NCF	9.2% / 8.6%	Other(6)	$278,162	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$58,000,000	100.0%	Loan Payoff	$53,395,128	92.1%
			Return of Equity	2,537,732	4.4
			Closing Costs	1,575,333	2.7
			Upfront Reserves	491,807	0.8
Total Sources	$58,000,000	100.0%	Total Uses	$58,000,000	100.0%

(1)	See the “Portfolio Summary” chart below for the Location, Property Type, Year Built / Latest Renovation and Appraised Values of the individual Hall Office Portfolio Properties (as defined below).

(2)	Based on the underwritten rent rolls dated September 28, 2021 and December 6, 2021.

(3)	See “—Escrows” below.

(4)	Replacement Reserve is subject to a cap equal to approximately $178,926.

(5)	TI/LC is subject to a cap equal to approximately $1,490,885.

(6)	Upfront other reserve consists of a free rent reserve of $278,162.

■	The Mortgage Loan. The Hall Office Portfolio mortgage loan (the “Hall Office Portfolio Mortgage Loan”) is secured by a first mortgage encumbering the borrowers’ fee interests in two office properties totaling 298,212 SF located in Texas (the “Hall Office Portfolio Properties”). The Hall Office Portfolio Mortgage Loan has an original principal balance and an outstanding principal balance as of the Cut-off Date of $58,000,000 and represents approximately 3.9% of the Initial Pool Balance. The Hall Office Portfolio Mortgage Loan was originated by Citi Real Estate Funding Inc. on November 17, 2021. The proceeds of the Hall Office Portfolio Mortgage Loan were used to refinance the Hall Office Portfolio Properties, pay closing costs, fund upfront reserves and return equity to the borrower sponsor. The Hall Office Portfolio Mortgage Loan accrues interest at a fixed rate of 3.80000% per annum.

The Hall Office Portfolio Mortgage Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Hall Office Portfolio Mortgage Loan requires monthly payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule. The scheduled maturity date of the Hall Office Portfolio Mortgage Loan is the due date in December 2031. Voluntary prepayment of the Hall Office Portfolio Mortgage Loan is prohibited prior to the due date in September 2031. Provided that no event of default under the Hall Office Portfolio Mortgage Loan is continuing, the borrower has the option to defease the entire Hall Office Portfolio Mortgage Loan in whole (but not in part) at any time after the second anniversary of the securitization closing date.

■	The Mortgaged Properties. The Hall Office Portfolio Properties consist of one three-story single-tenant office building located in Irving, Texas (the “Freeport 9 Property”) and one three-story multi-tenant office building located in Frisco, Texas (the “Building E1 Property”), totaling 298,212 SF in aggregate. As of December 6, 2021, the Freeport 9 Property was 100.0% occupied by WageWorks, Inc. As of September 28, 2021, the Building E1 Property was 89.4% occupied.

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LOAN #6: HALL OFFICE PORTFOLIO

The following table presents certain information relating to the individual Hall Office Portfolio Properties:

Portfolio Summary

Property Name	City	State	Property Type	Year Built/ Renovated	Net Rentable Area (SF)	Occupancy(1)	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value	UW NOI
Building E1	Frisco	Texas	Office	2007/NAP	144,582	89.4%	$30,540,212	52.7%	$45,110,000	$2,818,364
Freeport 9	Irving	Texas	Office	2014/NAP	153,630	100.0%	27,459,788	47.3	40,560,000	2,507,320
Total / Wtd. Avg.					298,212	94.9%	$58,000,000	100.0%	$85,670,000	$5,325,684

(1)	Based on the underwritten rent rolls dated September 28, 2021 and December 6, 2021.

Built in 2007, the Building E1 Property is a 144,582 SF, Class A-B three-story office mid-rise property located on an approximately 5.34-acre site in Frisco, Texas. The Building E1 Property is located in the southern area of the City of Frisco. Warren Parkway, Dallas North Tollway, Gaylord Parkway and Interstate 35E Express provide access to the Building E1 Property. The Building E1 Property includes 580 surface parking spaces, resulting in a parking ratio of approximately 4.0 spaces per 1,000 SF.

Built in 2014, the Freeport 9 Property is a 153,630 SF, Class A three-story office property located on an approximately 12.28-acre site in Irving, Texas. Regent Boulevard, Freeport Parkway, Lyndon B Johnson Freeway and John W. Carpenter Freeway provide access to the Freeport 9 Property, which also provides access to the Dallas metro area. The Freeport 9 Property includes 1,029 parking spaces, resulting in a parking ratio of approximately 6.7 spaces per 1,000 SF.

The largest tenant based on underwritten base rent, WageWorks, Inc. (“WageWorks”) a subsidiary of Health Equity, Inc. (“HealthEquity”) (Fitch: NR | Moody’s: B1 | S&P: BB-) occupies 153,630 SF (51.5% of the portfolio NRA) and accounts for 43.7% of the Hall Office Portfolio’s underwritten base rent as the sole tenant at the Freeport 9 Property. WageWorks is an on-demand provider of tax-advantaged programs for consumer-directed health, commuter and other employee spending account benefits, or CDBs, in the United States. The company administers and operates a broad array of CDBs, including spending account management programs such as health and dependent care flexible spending accounts, health savings accounts, health reimbursement arrangements, and commuter benefits, such as transit and parking programs. Headquartered in San Mateo, California, WageWorks was acquired by HealthEquity in August 2019.

The second largest tenant based on underwritten base rent, Transplace Texas,(“Transplace”) occupies 39,151 SF (13.1 % of the portfolio NRA) of the Building E1 Property and comprises 19.3% of the portfolio’s underwritten base rent. Transplace, an Uber Freight Company, is a logistics technology and solutions company with around $15 billion of freight under management and 62,000 unique users on its platform. Transplace was acquired from TPG Capital by Uber Freight, a subsidiary of Uber Technologies, Inc. in November 2021. Transplace is headquartered in Frisco, Texas.

The third largest tenant based on underwritten base rent, Garver LLC (“Garver”), occupies 19,625 SF (6.6% of portfolio NRA) of the Building E1 Property and comprises 10.0% of the portfolio’s underwritten base rent. Founded 1919, Garver is an employee-owned multi-disciplinary engineering, planning, architectural, and environmental services firm with nearly 900 employees across the United States. Garver offers a wide range of services focused on aviation, construction, facilities design, federal, survey, transportation, water, and wastewater.

■	COVID-19 Update. As of November 6, 2021, the Hall Office Portfolio Properties are open and operational. No tenants received rent deferrals or abatements due to the COVID-19 pandemic. As of November 6, 2021, the Hall Office Portfolio Mortgage Loan is not subject to any modifications or forbearance requests. The first payment date of the Hall Office Portfolio Mortgage Loan is January 6, 2022.

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LOAN #6: HALL OFFICE PORTFOLIO

The following table presents certain information relating to the tenants at the Hall Office Portfolio Properties:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Property Name	Credit Rating (Fitch / MIS / S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
WageWorks	Freeport 9	NR/B1/BB-	153,630	51.5%	$2,668,367	43.7%	$17.37	4/30/2030	2, 5-year options
Transplace	Building E1	NR/B2/B	39,151	13.1%	1,176,249	19.3	$30.04	11/30/2028	2, 5-year options
Garver	Building E1	NR/NR/NR	19,625	6.6%	613,208	10.0	$31.25	11/30/2023	1, 5-year option
Corepoint Health, LLC	Building E1	NR/NR/NR	23,209	7.8%	557,016	9.1	$24.00	1/31/2027	2, 5-year options
Haskell	Building E1	NR/NR/NR	14,237	4.8%	338,129	5.5	$23.75	12/31/2023	NAP
Reliance Jio Infocomm USA	Building E1	BBB/Baa2/NR	13,258	4.4%	291,676	4.8	$22.00	11/30/2027	1, 5-year option
Rockfish	Building E1	NR/Baa2/NR	9,711	3.3%	230,636	3.8	$23.75	6/30/2024	NAP
B1 Bank	Building E1	NR/NR/NR	6,609	2.2%	155,312	2.5	$23.50	7/31/2027	1, 5-year option
Logistx Capital	Building E1	NR/NR/NR	3,478	1.2%	75,647	1.2	$21.75	12/31/2026	NAP
Largest Tenants			282,908	94.9%	$6,106,239	100.0%	$21.58
Remaining Tenants			0	0.0	0	0.0	0.00
Total Occupied			282,908	94.9%	$6,106,239	100.0%	$21.58
Vacant Space			15,304	5.1%	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants			298,212	100.0%	$6,106,239	100.0%	$21.58

(1)	Based on the underwritten rent rolls dated September 28, 2021 and December 6, 2021.

(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF are inclusive of rent steps.

The following table presents certain information relating to the lease rollover schedule at the Hall Office Portfolio Properties, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	33,862	11.4	11.4%	951,337	15.6	$28.09	2
2024	9,711	3.3	14.6%	230,636	3.8	$23.75	1
2025	0	0.0	14.6%	0	0.0	$0.00	0
2026	3,478	1.2	15.8%	75,647	1.2	$21.75	1
2027	43,076	14.4	30.2%	1,004,004	16.4	$23.31	3
2028	39,151	13.1	43.4%	1,176,249	19.3	$30.04	1
2029	0	0.0	43.4%	0	0.0	$0.00	0
2030	153,630	51.5	94.9%	2,668,367	43.7	$17.37	1
2031	0	0.0	94.9%	0	0.0	$0.00	0
2032 & Thereafter	0	0.0	94.9%	0	0.0	$0.00	0
Vacant	15,304	5.1	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	298,212	100.0%		$6,106,239	100.0%	$21.58	9

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the above Lease Expiration Schedule.

(2)	Based on the underwritten rent rolls dated September 28, 2021 and December 6, 2021.

(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF are inclusive of rent steps.

The following table presents certain information relating to historical leasing at the Hall Office Portfolio Properties:

Historical Leased %(1)

2018	2019	2020	Various(2)
98.5%	98.5%	90.8%	94.9%

(1)	As of December 31 unless specified otherwise.

(2)	Based on the underwritten rent rolls dated September 28, 2021 and December 6, 2021.

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LOAN #6: HALL OFFICE PORTFOLIO

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Hall Office Portfolio Properties:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 6/30/2021	Underwritten(2)	Underwritten $ per SF
Base Rent	$6,189,803	$6,070,063	$6,446,133	$6,258,718	$5,994,728	$20.10
Contractual Rent Steps(3)	0	0	0	0	111,511	0.37
Potential Income from Vacant Space	0	0	0	0	502,880	1.69
Total Reimbursements	1,836,506	1,252,498	1,659,281	1,555,796	2,073,305	6.95
Other Income	181,275	191,095	162,147	151,309	172,258	0.58
Gross Potential Rent	$8,207,584	$7,513,656	$8,267,562	$7,965,824	$8,854,682	$29.69
Vacancy & Credit Loss	(363,040)	(68,682)	(882,579)	(1,144,719)	(663,746)	(2.23)
Effective Gross Income	$7,844,544	$7,444,974	$7,384,983	$6,821,105	$8,190,936	$27.47

Real Estate Taxes	1,262,860	1,212,342	1,260,822	1,292,449	1,161,659	3.90
Insurance	58,135	70,689	91,298	114,664	120,762	0.40
Management Fee	235,336	223,349	221,549	204,633	245,728	0.82
Other Operating Expenses	1,425,208	1,418,243	1,311,605	1,293,647	1,337,103	4.48
Total Expenses	$2,981,540	$2,924,623	$2,885,275	$2,905,393	$2,865,252	$9.61

Net Operating Income	$4,863,004	$4,520,351	$4,499,708	$3,915,712	$5,325,684	$17.86
Replacement Reserves	0	0	0	0	59,642	0.20
TI/LC	0	0	0	0	298,190	1.00
Net Cash Flow	$4,863,004	$4,520,351	$4,499,708	$3,915,712	$4,967,852	$16.66

Occupancy	98.5%	98.5%	90.8%	94.9%(2)	92.5%(4)
NOI Debt Yield	8.4%	7.8%	7.8%	6.8%	9.2%
NCF DSCR	1.50x	1.39x	1.39x	1.21x	1.53x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent rolls dated September 28, 2021 and December 6, 2021.

(3)	Contractual Rent Steps are underwritten out 12-months per the tenant’s leases through November 1, 2022.

(4)	Underwritten Occupancy is based on the economic occupancy.

■	Appraisal. According to the appraisals, the Hall Office Portfolio Properties have an aggregate “as-is” appraised value of $85,670,000 as of September 15, 2021 and October 22, 2021.

■	Environmental Matters. According to the Phase I environmental reports dated as of September 21, 2021, there are no recognized environmental conditions or recommendations for further action at the Hall Office Portfolio Properties.

■	Market Overview and Competition. The Hall Office Portfolio Properties are located in Frisco, Texas and Irving, Texas, within the Dallas-Fort Worth-Arlington, Texas Metropolitan Statistical Area (“Dallas-Fort Worth-Arlington, TX MSA”). The Dallas-Fort Worth-Arlington, TX MSA has some of the nation’s highest employment growth figures over the last several years and is also one of the fastest growing metro populations in the country. Corporate relocations and expansions continue to drive office demand in the Dallas-Fort Worth-Arlington, TX MSA. A highly-skilled labor force, low business costs relative to coastal markets, and a central location within the United States make the Dallas-Fort Worth Arlington, TX MSA attractive.

The Building E1 Property is located in Frisco, Texas and is part of the greater Dallas-Fort Worth-Arlington, TX MSA. Major thoroughfares in the area include Warren Parkway, Dallas North Tollway, Gaylord Parkway and Interstate 35E Express. The Dallas-Fort Worth-Arlington, TX MSA is served by Dallas Fort Worth International Airport, located approximately 20.1 miles southwest of the Building E1 Property. According to the appraisal, the Building E1 Property is located in the Frisco/The Colony submarket. As of the second quarter of 2021, the submarket had an inventory of 13,358,026 SF, a vacancy rate of 10.3% and an average office base rent of $28.14 PSF.

The Freeport 9 Property is located in Irving, Texas, and is part of the greater Dallas-Fort Worth-Arlington, TX MSA. Major thoroughfares in the area include Regent Boulevard, Freeport Parkway, Lyndon B Johnson Freeway and John W. Carpenter Freeway. The Dallas Fort Worth International Airport is located approximately 3.1 miles southwest of the Freeport 9 Property. According to the appraisal, the Freeport 9 Property is located in the DFW Freeport/Coppell submarket. As of the second quarter of 2021, the submarket had an inventory of 16,400,770 SF, a vacancy rate of 22.8% and an average office base rent of $19.58 PSF.

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LOAN #6: HALL OFFICE PORTFOLIO

Building E1 Property - Comparable Leases Summary(1)

Property Address / Location	Year Built	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	UW Base Rent Per SF
3010 Gaylord Parkway Frisco, TX	2007	Various	129,278(2)	Various	Various	Various
6801 Gaylord Parkway Frisco, TX	2000	Premier Health Solutions	5,736	Dec-20	2.3	$29.50
5601 Granite Parkway Plano, TX	2006	Alkami Technology	34,089	Nov-20	8.0	$28.00
7161 Bishop Road Plano, TX	2002	Asset Intertech Inc	6,793	Oct-20	5.0	$30.00
5800 Democracy Drive Plano, TX	1998	Osburn Companies	26,179	May-21	10.0	$19.50

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated September 28, 2021.

Freeport 9 Property - Comparable Leases Summary(1)

Property Address / Location	Year Built	Tenant Name	Tenant Leased Space	Lease Date	Lease Term (years)	UW Base Rent Per SF
4609 Regent Boulevard Irving, TX	2014	WageWorks	153,630(2)	Nov-15 & Aug-16(2)	14.2(2)	$17.37(2)
14460 Varsity Brands Way Farmers Branch, TX	2012	BSN Sports, LLC	135,999	Jul-20	20.0	$18.98
8222 North Belt Line Road Irving, TX	2000	NAV	75,506	Apr-20	15.0	$18.00
6500 Chase Oaks Plano, TX	2018	Ribbon Communications	108,000	Jan-20	10.0	$22.00
5401 North Beach Street Fort Worth, TX	1995	Lockheed Martin	431,579	May-19	6.0	$16.75
14372 Heritage Parkway Fort Worth, TX	2019	Mercedes Benz Financial	200,006	Feb-19	10.3	$18.94

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated December 6, 2021.

Market Analysis(1)
Market	Market Rent Per SF	Market Vacancy
Dallas/Fort Worth	$22.13	17.7%

(1)	Source: Appraisal.

■	The Borrowers. The borrowers are Hall 3010 Gaylord Parkway, LLC, Hall Freeport, LTD., and Hall Freeport II, LLC. Hall 3010 Gaylord Parkway, LLC and Hall Freeport II, LLC are Texas limited liability companies whereas Hall Freeport II, LTD. is a Texas limited partnership, all of which are single purpose entities. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination the Hall Office Portfolio Mortgage Loan.

The borrower sponsor and non-recourse carveout guarantor is Hall RE Holdco II, LLC, an affiliate of the borrower parent entity the Hall Group. The Hall Group is a privately held investment firm founded in 1968 by Craig Hall with active operations in commercial real estate development, ownership and management. The Hall Group also operates a commercial real estate lending business; vineyards and wineries; and focuses on private equity, venture capital and early-stage investments.

■	Escrows. At origination of the Hall Office Portfolio Mortgage Loan, the borrowers deposited approximately $101,645 into a reserve account for real estate taxes, $278,162 into a reserve account for free rent and $112,000 into a reserve account for replacement reserves.

Tax Reserve. The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be $101,645).

Insurance Reserve. The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the Hall Office Portfolio Mortgage Loan documents.

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LOAN #6: HALL OFFICE PORTFOLIO

Replacement Reserve. The borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $4,970 (subject to a cap of approximately $178,926).

TI/LC Reserve. The borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $24,848 (subject to a cap of $1,490,885).

■	Lockbox and Cash Management. The Hall Office Portfolio Mortgage Loan is structured with a hard lockbox and springing cash management. At origination of the Hall Office Portfolio Mortgage Loan, the borrower was required to deliver a notice to the tenant directing the tenant to remit all payments under its lease directly to the lockbox account. The borrower is required to cause revenue received by the borrower or the property manager (if any) to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrower unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Hall Office Portfolio Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Hall Office Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Hall Office Portfolio Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Hall Office Portfolio Mortgage Loan documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period commencing upon the occurrence of: (i) an event of default under the Hall Office Portfolio Mortgage Loan, (ii) the debt service coverage ratio being less than 1.25x or (iii) the occurrence of a Specified Tenant Trigger Period (as defined below), and expiring upon (a) with respect to clause (i) the cure (if applicable) of such event of default, (b) with respect to clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.30x for two consecutive calendar quarters and (c) with respect to clause (iii) above, a Specified Tenant Trigger Period ceasing to exist as set forth below.

“Specified Tenant Trigger Period” shall mean a period (A) commencing upon the first to occur of (i) Specified Tenant (as defined below) being in default under the applicable Specified Tenant Lease (as defined below) beyond all applicable notice and cure periods, (ii) Specified Tenant failing to be in actual, physical possession of the tenant space (or applicable portion thereof), (iii) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant Space (as defined below), (iv) any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of Specified Tenant, and (vi) Specified Tenant failing to extend or renew the applicable Specified Tenant Lease on or prior the applicable Specified Tenant extension deadline in accordance with the applicable terms and conditions of the Specified Tenant Lease and the Hall Office Portfolio Mortgage Loan documents for the applicable Specified Tenant renewal term; and (B) expiring upon the first to occur of Lender’s receipt of evidence reasonably acceptable to Lender (which such evidence shall include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to Lender) of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) Borrower leasing no less than 75% of the Specified Tenant Space in accordance with the applicable terms and conditions of the Hall Office Portfolio Mortgage Loan documents (including that the rent due with respect to any such re-leasing is equal to or greater than the then current market rates (as confirmed by Lender in its sole but reasonable discretion)), the applicable Tenant under such Lease being in actual, physical occupancy of the space demised under its Lease and paying the full amount of the rent due under its Lease.

A “Specified Tenant Cure Conditions” means each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant Space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (vi) of the “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended no less than 75% of the applicable Specified Tenant Lease in accordance with the terms for the applicable Specified Tenant renewal term, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified

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LOAN #6: HALL OFFICE PORTFOLIO

Tenant Lease pursuant to final, non-appealable order of a court of competent jurisdiction and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease.

A “Specified Tenant” means, as applicable, (i) WageWorks, (ii) Transplace, (iii) any other lessee(s) of the Specified Tenant Space (or any portion thereof) and (iv) any parent company of any such Specified Tenant, and any affiliate providing credit support for, or guarantor of, any such Specified Tenant Lease(s).

A “Specified Tenant Lease” means, collectively and/or individually (as the context requires), each lease at the property with Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

A “Specified Tenant Space” means that portion of the property demised to the initial Specified Tenant pursuant to the initial Specified Tenant Lease.

■	Property Management. The Hall Office Portfolio Properties are managed by Hall Financial Group, Ltd.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. Not Permitted.

■	Terrorism Insurance. The borrowers are required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the Hall Office Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable Hall Office Portfolio property for 18 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible no greater than $25,000. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #7: LA ENCANTADA

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LOAN #7: LA ENCANTADA

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LOAN #7: LA ENCANTADA

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller		GSMC
Location (City / State)	Tucson, Arizona	Cut-off Date Principal Balance(2)		$55,000,000
Property Type	Retail	Cut-off Date Principal Balance per SF(1)		$414.71
Size (SF)	245,955	Percentage of Initial Pool Balance		3.7%
Total Occupancy as of 9/1/2021	89.7%	Number of Related Mortgage Loans		None
Owned Occupancy as of 9/1/2021	89.7%	Type of Security		Fee
Year Built / Latest Renovation	2003 / 2020	Mortgage Rate		3.36100%
Appraised Value	$173,700,000	Original Term to Maturity (Months)		120
Appraisal Date	6/5/2021	Original Amortization Term (Months)		NAP
Borrower Sponsors	Town West Realty, Inc., Iridius Capital LLC and HSL Properties, Inc.	Original Interest Only Period (Months) First Payment Date Maturity Date		120 11/6/2021 10/6/2031
Property Management	Town West Realty, Inc.

Underwritten Revenues	$13,006,834
Underwritten Expenses	$3,560,488	Escrows(3)
Underwritten Net Operating Income (NOI)	$9,446,346		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$9,397,155	Taxes	$469,915	$68,011
Cut-off Date LTV Ratio(1)	58.7%	Insurance	$18,270	$18,270
Maturity Date LTV Ratio(1)	58.7%	Replacement Reserves	$0	$4,099
DSCR Based on Underwritten NOI / NCF(1)	2.72x / 2.70x	TI / LC	$4,750,000	Springing
Debt Yield Based on Underwritten NOI / NCF(1)	9.3% / 9.2%	Other(4)	$1,355,389	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$102,000,000	59.0%	Purchase Price	$165,250,000	95.6%
Sponsor Equity	70,903,480	41.0	Upfront Reserves	6,593,574	3.8
			Closing Costs	1,059,906	0.6
Total Sources	$172,903,480	100.0%	Total Uses	$172,903,480	100.0%

(1)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the La Encantada Loan Combination (as defined below).

(2)	The Cut-off Date Balance of $55,000,000 represents the controlling Note A-1 of the $102,000,000 La Encantada Loan Combination, which is also evidenced by two additional pari passu notes, Note A-2 of $27,000,000 and Note A-3 of $20,000,000.

(3)	See “—Escrows” below.

(4)	Other upfront reserves consist of reserves for unfunded obligations ($729,544) and deferred maintenance ($625,845).

■	The Mortgage Loan. The La Encantada mortgage loan (the “La Encantada Mortgage Loan”) is part of a loan combination (the “La Encantada Loan Combination”) secured by the borrowers’ fee interests in a 245,955 SF retail property located in Tucson, Arizona (the “La Encantada Property”). The La Encantada Loan Combination is comprised of three pari passu notes, with an outstanding principal balance as of the Cut-off Date of $102,000,000. The La Encantada Mortgage Loan is evidenced by Note A-1 with an aggregate outstanding principal balance as of the Cut-off Date of $55,000,000 and represents approximately 3.7% of the Initial Pool Balance.

The La Encantada Loan Combination was originated on September 17, 2021 by Goldman Sachs Bank USA and accrues interest at an interest rate of 3.36100% per annum. The La Encantada Loan Combination has an initial term of 120 months, has a remaining term of 118 months and is interest-only for the full term. The scheduled maturity date of the La Encantada Loan Combination is the payment date in October 2031.

Voluntary prepayment of the La Encantada Loan Combination in whole (but not in part) is permitted on or after the payment date occurring on July 6, 2031. Defeasance of the La Encantada Loan Combination in whole (but not in part) is permitted at any time after the earlier of (i) September 17, 2024 and (ii) the second anniversary of the date on which the entire La Encantada Loan Combination has been securitized.

The table below summarizes the promissory notes that comprise the La Encantada Loan Combination. The relationship between the holders of the La Encantada Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$55,000,000	$55,000,000	Benchmark 2021-B31	Yes
A-2	27,000,000	27,000,000	GSBI(1)	No
A-3	20,000,000	20,000,000	Benchmark 2021-B30	No
Total	$102,000,000	$102,000,000

(1)	Held by GSBI and is expected to be contributed to one or more future securitization transactions.

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LOAN #7: LA ENCANTADA

■	The Mortgaged Property. The La Encantada Property is a 245,955 SF anchored retail center located in Tucson, Arizona. Originally constructed in 2003 and renovated in 2020, the La Encantada Property consists of four anchored multi-tenant retail buildings situated on a 29.2-acre site. As of September 1, 2021, the La Encantada Property was 89.7% occupied. Major tenants include AJ’s Fine Foods (28,692 SF leased through January 2024), Crate & Barrel (22,560 SF leased through January 2024) and Pottery Barn (12,916 SF leased through January 2026). The La Encantada Property includes a variety of luxury and specialty retail stores including the Apple Store, Tiffany & Co., Anthropologie, lululemon athletica and Madewell. Restaurants at the La Encantada Property include Firebirds Wood Fired Grill, Blanco Tacos + Tequila, North Italia and RA Sushi Bar Restaurant which are all open and operating at full capacity with both indoor and patio dining available.

AJ's Fine Foods (28,692 SF, 11.7% of net rentable area (“NRA”), 8.1% of underwritten base rent) AJ’s Fine Foods (“AJ’s”) was created in 1985 as a part of the Bashas chain, and has grown to 11 markets in the metro Phoenix area and Tucson. Each AJ’s provides a range of unique food items and gourmet products and services. AJ’s occupies approximately 28,692 square feet on a lease that expires in January 2024, with four 5-year extension options. AJ’s currently pays $21.30 per square foot, with no scheduled rent increases.

Crate & Barrel (22,560 SF, 9.2% of NRA, 5.6% of underwritten base rent) Crate and Barrel Holdings is a member of the Otto Group and employs 7,500 associates across Crate and Barrel and CB2. Founded in 1962, Crate & Barrel is a houseware and furniture brand with 89 stores and eight outlets across the United States and Canada. Founded in 2002, CB2 is Crate & Barrel’s sister company that focuses on modern furniture and home décor. With over 100 stores and franchise partners in nine countries, Crate and Barrel and CB2 are international destinations for contemporary and modern furniture, housewares and decor.

Pottery Barn (12,916 SF, 5.3% of NRA, 3.9% of underwritten base rent) Pottery Barn is an American upscale home furnishing store chain and e-commerce company, with retail stores in the United States, Canada, Mexico and Australia. Pottery Barn is a wholly-owned subsidiary of Williams-Sonoma, Inc. Pottery Barn also operates several specialty stores such as Pottery Barn Kids and Pottery Barn Teen. It has three retail catalogues: the traditional Pottery Barn catalogue; Pottery Barn Bed + Bath, to focus on its bed and bath lines; and one for outdoor furniture. Pottery Barn occupies approximately 12,916 square feet on a lease that expires in January 2026, with no options to extend. Pottery Barn currently pays $22.63 per square foot, with no scheduled rent increases.

The following table presents certain inline sales history at the La Encantada Property:

Inline Sales History(1)

	2018	2019	2020	TTM 7/31/2021
Sales PSF (Inline < 10,000 SF)	$927	$1,031	$612	$660
Occupancy Cost (Inline < 10,000 SF)	6.8%	6.3%	10.0%	9.8%

(1)	Information is as of July 31, 2021, as provided by the borrower sponsor and only includes tenants reporting sales.

COVID-19 Update. As of December 1, 2021, the La Encantada Loan Combination is not subject to any modification or forbearance requests. As of December 1, 2021, the La Encantada Property is open and operating. Rent collections for the La Encantada Property were 92.6% and 92.8% for October and November 2021, respectively. In addition, the November debt service payment was made.

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The following table presents certain information relating to the tenants at the La Encantada Property:

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Moody's/Fitch/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Tenant Sales $ per SF(4)	Occupancy Cost	Renewal / Extension Options
AJ's Fine Foods	NR / NR / NR	28,692	11.7%	$611,140	8.1%	$21.30	1/31/2024	$684	5.8%	4, 5-year options
Crate & Barrel	NR / NR / NR	22,560	9.2	421,178	5.6	18.67	1/31/2024	$233	11.3%	None
Anthropologie	NR / NR / NR	10,430	4.2	327,711	4.3	31.42	1/31/2031	$95	19.0%	None
Pottery Barn	NR / NR / NR	12,916	5.3	292,289	3.9	22.63	1/31/2026	$402	16.6%	None
Firebirds Wood Fired Grill	NR / NR / NR	6,947	2.8	286,842	3.8	41.29	12/31/2023	$533	11.1%	None
West Elm(5)	NR / NR / NR	11,029	4.5	264,696	3.5	24.00	1/31/2031	$241	NAV	None
North Italia	NR / NR / NR	5,500	2.2	253,550	3.4	46.10	12/31/2023	$1,259	8.2%	None
RA Sushi Bar Restaurant	NR / NR / NR	3,892	1.6	231,924	3.1	59.59	12/31/2023	$938	12.0%	None
BBVA Compass Bank	A / A3 / A-	3,500	1.4	210,735	2.8	60.21	8/31/2023	$0	NAP	4, 5-year options
Athleta	NR / NR / NR	3,847	1.6	208,200	2.8	54.12	3/31/2028	$628	10.6%	None
Largest Tenants		109,313	44.4%	$3,108,264	41.1%	$28.43
Remaining Owned Tenants		111,424	45.3	4,446,868	58.9	39.91
Vacant Spaces (Owned Space)		25,218	10.3	0	0.0	0.00
Totals / Wtd. Avg. Tenants		245,955	100.0%	$7,555,132	100.0%	$34.23

(1)	Based on the underwritten rent roll dated as of September 1, 2021.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF only include the base rent from the underwritten rent roll dated as of September 1, 2021 and are not inclusive of contractual rent steps through October 31, 2022.
(4)	Sales are based on TTM ending July 2021.
(5)	West Elm has a one-time right to terminate its lease if West Elm does not achieve gross sales totaling at least $3,000,000 during its fifth lease year (February 2025 through January 2026) (the "Sales Measuring Period") with prior notice no later than 180 days after the end of the Sales Measuring Period.

The following table presents certain information relating to the lease rollover schedule for the La Encantada Property based on the initial lease expiration dates:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(2)	% of Total UW Base Rent(2)	UW Base Rent $ per SF(2)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	19,199	7.8	7.8%	789,335	10.4	$41.11	7
2023	39,884	16.2	24.0%	1,753,748	23.2	$43.97	15
2024	74,038	30.1	54.1%	1,872,970	24.8	$25.30	10
2025	5,679	2.3	56.4%	352,039	4.7	$61.99	2
2026	37,856	15.4	71.8%	1,187,655	15.7	$31.37	9
2027	2,558	1.0	72.9%	172,742	2.3	$67.53	1
2028	6,385	2.6	75.5%	345,429	4.6	$54.10	3
2029	8,627	3.5	79.0%	250,631	3.3	$29.05	3
2030	0	0.0	79.0%	0	0.0	$0.00	0
2031	26,511	10.8	89.7%	830,584	11.0	$31.33	5
2032 & Thereafter	0	0.0	89.7%	0	0.0	$0.00	0
Vacant	25,218	10.3	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	245,955	100.0%		$7,555,132	100.0%	$34.23	55

(1)	Based on the underwritten rent roll dated as of September 1, 2021.

(2)	UW Base Rent, % of Total UW Base Rent and UW Base Rent $ per SF only include the base rent from the underwritten rent roll dated as of September 1, 2021 and are not inclusive of contractual rent steps through October 31, 2022.

The following table presents certain information relating to historical occupancy for the La Encantada Property:

Historical Leased %(1)

2018	2019	2020	TTM 7/31/2021	As of 9/1/2021(2)
97.3%	93.5%	92.3%	90.0%	89.7%

(1)	As of December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated as of September 1, 2021.

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LOAN #7: LA ENCANTADA

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the La Encantada Property:

Cash Flow Analysis(1)

	2018	2019	2020	TTM 7/31/2021	Underwritten(2)	Underwritten $ per SF
Base Rental Revenue(2)	$7,591,045	$7,259,570	$6,718,826	$6,261,731	$7,250,856	$29.48
Credit Tenant Rent Steps(3)	0	0	0	0	21,633	0.09
Vacant Income	0	0	0	0	1,553,346	6.32
Reimbursement Income	4,782,983	4,578,625	4,407,358	4,283,552	4,246,886	17.27
Vacancy & Credit Loss	(73,580)	(87,871)	(367,530)	(348,712)	(1,553,346)	(6.32)
Other Income	928,502	680,443	727,918	470,495	639,611	2.60
Percentage Rent	762,104	795,420	473,333	791,412	847,849	3.45
Effective Gross Revenue	$13,991,054	$13,226,187	$11,959,905	$11,458,478	$13,006,834	$52.88

Real Estate Taxes	808,577	764,175	772,735	784,704	795,469	3.23
Insurance	40,688	39,120	44,376	52,948	219,237	0.89
Management Fee	130,095	126,773	117,975	109,109	390,205	1.59
Other Expenses	1,950,528	1,970,482	1,913,983	2,021,110	2,155,577	8.76
Total Operating Expenses	$2,929,887	$2,900,549	$2,849,069	$2,967,871	$3,560,488	$14.48

Net Operating Income	$11,061,166	$10,325,638	$9,110,836	$8,490,607	$9,446,346	$38.41
Replacement Reserves	0	0	0	0	49,191	0.20
Net Cash Flow	$11,061,166	$10,325,638	$9,110,836	$8,490,607	$9,397,155	$38.21

Occupancy	97.3%	93.5%	92.3%	89.7% (4)	89.3% (4)
NOI Debt Yield(5)	10.8%	10.1%	8.9%	8.3%	9.3%
NCF DSCR(5)	3.18x	2.97x	2.62x	2.44x	2.70x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent roll dated as of September 1, 2021 with rent steps through October 31, 2022. Base Rental Revenue does not include percentage rent attributable to Crate & Barrel and Lucky Brand, who are paying 8% and 12% of sales, respectively.

(3)	Represents contractual rent steps through October 31, 2022.

(4)	TTM 7/31/2021 occupancy is based on current occupancy as of September 1, 2021. Underwritten occupancy is based on the underwritten economic occupancy.

(5)	Based on the aggregate Cut-off balance of the La Encantada Loan Combination.

■	Appraisal. According to the appraisal, the La Encantada Property has an “as-is” appraised value of $173,700,000 as of June 5, 2021.

■	Environmental Matters. According to the Phase I environmental report, dated June 4, 2021, there was no evidence of any recognized environmental conditions at the La Encantada Property.

■	Market Overview and Competition. The La Encantada Property is located within the North Tucson Retail Cluster submarket within the greater Tucson metropolitan statistical area (“Tucson MSA”) market. The La Encantada Property is situated at two major crossroads, Skyline Drive and Campbell Avenue, and the neighborhood is connected to Interstate 10. The La Encantada Property is surrounded by high-income families. The household income within one and three miles of the La Encantada Property is more than double the average income for the Tucson MSA market. The La Encantada Property is six to seven miles away from downtown Tucson and the University of Arizona. There are four major retail developments in close proximity to the La Encantada Property including Paloma Village, Plaza Colonial, Entrada De Oro Shopping Center and Plaza Escondida.

According to the appraisal, as of the first quarter of 2020, the North Tucson Retail Cluster submarket contains approximately 12.4 million SF of retail space with a vacancy rate of 5.0% and average asking rents of $18.92 per SF. The 2020 population and median household income within a one-, three- and five-mile radius of the La Encantada Property was 4,169, 31,672 and 134,872, and $118,872, $84,439 and $52,415, respectively.

The following table presents select comparable recent anchored retail property sales for the La Encantada Property:

Retail Sales Comparables(1)

Property Name	Location	Sale Year	Year Built	Building SF	Sale Price	Sales Price per SF	NOI per SF	Cap Rate
Kennesaw Marketplace	Kennesaw, GA	2018	2017	111,586	$64,300,000	$576	$28.58	4.96%
El Paseo De Saratoga	San Jose, CA	2019	1997	235,356	$146,550,000	$623	$32.69	5.25%
North Decatur Square	Decatur, GA	2019	2018	85,942	$52,600,000	$612	$31.83	5.20%
5th & PCH	Huntington Beach, CA	2019	2008	96,208	$65,000,000	$676	$33.78	5.00%
The Shops at Gainey Village	Scottsdale, AZ	2019	2001	137,840	$69,665,350	$505	$29.21	5.78%
Comparable Property Average		2019	2008	133,386	$79,623,070	$598	$31.22	5.24%

____________________________

(1)	Source: Appraisal.

B-69

LOAN #7: LA ENCANTADA

The following table presents certain information relating to the primary competition for the La Encantada Property:

Competitive Set(1)

Property	Location	Year Built	Total NRA (SF)	% Vacant
7870 W Bell Road Retail Pad	Glendale, AZ	2017	8,433	0.0%
Chipotle/AT&T/CICI Power Road	Mesa, AZ	2017	9,198	0.0%
The Landing Pad 6	Tucson, AZ	2018	9,500	0.0%
The Plant – Shops	Chandler, AZ	2016	76,740	0.0%
Sicilian Butcher – Restaurant	Chandler, AZ	2019	4,592	0.0%
Thirsty Lion Restaurant	Chandler, AZ	2020	7,633	0.0%
Centerpoint on Mill	Tempe, AZ	1997	126,312	6.0%
Plaza Del Oro	Tucson, AZ	1977	112,425	6.0%
EOS Fitness	Tempe, AZ	2020	38,000	100.0%
Walgreens	Tucson, AZ	1997	15,608	0.0%
EOS Fitness	Gilbert, AZ	2020	38,000	100.0%
Low		1977	4,592	0.0%
High		2020	126,312	100.0%
Total / Wtd. Avg.		2011	446,441	20.2%

(1)	Source: Appraisal.

■	The Borrowers. The borrowers are Ft. Lowell View Delaware, LLC, La Encantada Investors, LLC, Iridius La Encantada TIC LLC and HSL La Encantada Investors Delaware LLC, each a Delaware limited liability company, as tenants-in-common. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the La Encantada Loan Combination. The borrower sponsors and non-recourse carveout guarantors under the La Encantada Loan Combination are Town West Realty, Inc., an Arizona corporation, Iridius Capital LLC, an Arizona limited liability company, and HSL Properties, Inc., an Arizona corporation.

Town West Realty, Inc. (“TWR”) is led by Jim Horvath who has more than 40 years of experience in real estate investment, development, and property management. TWR, Inc. and its affiliate companies own, operate, and manage over 2 million square feet of commercial, retail, and office property in Arizona. Mr. Horvath and the Town West Realty team have acquired a multitude of properties in the Tucson market including Oro Valley Market Place, Oracle Crossings, and Plaza Del Oro.

Iridius Capital LLC (“Iridius”) is a commercial real estate investment company that was founded by G.S. Jaggi in 2011 to bring Avilla Homes communities to market. Iridius’ portfolio consists of multifamily, office, retail and hotel properties. Mr. Jaggi has overseen the acquisition and/or development of more than one billion dollars in real estate assets. Prior to Iridius, Mr. Jaggi was the founder and CEO of one of the largest privately held mortgage banks in the United States.

HSL Properties, Inc. (“HSL”), was co-founded in 1975 by Humberto Lopez and Glenn Toyoshima. Over the past 46 years, HSL has acquired, owned, operated and developed properties in Arizona, California, Colorado, Georgia, New Mexico, and Texas, and has formed more than 100 limited partnerships and limited liability companies. HSL is focused on multi-family apartment communities, but has also invested in office and retail buildings, shopping malls, a golf course and hotels. HSL is headquartered in Tucson, Arizona and is well known for its multi-family housing in the Southwestern United States.

■	Escrows. At loan origination, the borrowers deposited approximately (i) $4,750,000 into a reserve for general unfunded tenant improvements and leasing commissions, (ii) $729,544 into a reserve for unfunded obligations, (iii) $625,845 into a deferred maintenance reserve, (iv) $469,915 into a tax reserve and (v) $18,270 into an insurance reserve.

Tax Reserve. On each payment date, the borrowers are required to deposit into a property tax reserve, on a monthly basis, 1/12 of the estimated annual property taxes (initially estimated to be approximately $68,011).

Insurance Reserve. On each payment date, the borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the estimated annual insurance premiums (initially estimated to be approximately $18,270); provided, however, absent a continuing event of default, such insurance reserve payments will be waived so long as the borrowers maintain a blanket policy meeting the requirements of the related La Encantada Loan Combination documents.

Capital Expenditures Reserve. On each payment date, the borrowers are required to fund a capital expenditure reserve, on a monthly basis, in the amount of approximately $4,099.

B-70

LOAN #7: LA ENCANTADA

TI/LC Reserve. On each payment date, at any time the TI/LC account is less than $1,000,000, the borrowers are required to fund a TI/LC reserve, on a monthly basis, in the amount of $20,500. The borrowers’ obligation to make the monthly deposit would be suspended during any point in time the amount contained in the TI/LC account is equal to or greater than $2,000,000.

■	Lockbox and Cash Management. The La Encantada Loan Combination is structured with a hard lockbox and in place cash management. The borrowers were required to deliver direction letters to all tenants of the La Encantada Property directing tenants to directly deposit all rents into a lender-controlled lockbox account. Funds in the lockbox account are required to be swept on each business day into a lender-controlled cash management account and applied in accordance with the La Encantada Loan Combination documents, provided no event of default exists, to the payment of (a) basic carrying costs, (b) any default interest, late payment charges or similar amounts, (c) during the continuance of a La Encantada Trigger Period (as hereinafter defined), deposits into an operating expense account, (d) any required payments into the capital expenditure reserve, (e) any required payments into the tenant improvement and leasing commissions reserve and (f) during the continuance of a La Encantada Trigger Period or an event of default, into an excess cash flow reserve account to be held as additional collateral for the La Encantada Loan Combination.

“La Encantada Trigger Period” means each period when (a) the debt service coverage ratio, determined as of the first day of any fiscal quarter, is less than 1.80x and concludes when the debt service coverage ratio, as of the first day of each two consecutive fiscal quarters thereafter, is equal or greater than 1.80x or (b) the financial reports required under the La Encantada Loan Combination documents are not delivered to the lender when required until the delivery to the lender of such financial reports which must indicate that no La Encantada Trigger Period is continuing.

■	Property Management. The La Encantada Property is managed by Town West Realty, Inc., an affiliate of the borrowers.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Release of Collateral. The La Encantada Property includes two non-income producing outparcel pads (“Pad Sites”) which were not attributed any value in the appraisal. On any date after the expiration of the Lockout Period (as defined below), the borrowers may obtain the release of one or more Pad Sites subject to certain conditions including, (i) no event of default has occurred and is continuing, (ii) the Pad Site is conveyed to a third party, (iii) the release of such Pad Site will not have a material adverse effect on the remaining collateral, (iv) the remaining collateral and Pad Site are bound by any necessary declarations or cross-easement agreements, (v) satisfaction of customary REMIC requirements and (vi) the borrowers pay all reasonable out-of-pocket costs and expenses of the lender incurred in connection with such release. If immediately following a release of any Pad Site, the fair market value of the property securing the La Encantada Loan Combination at the time of such determination as calculated under the La Encantada Loan Combination documents is not at least 80% of the La Encantada Loan Combination’s adjusted issue price within the meaning of the Internal Revenue Code of 1986 (the “Code”), then the borrowers are required to prepay the La Encantada Loan Combination in an amount equal to either (i) an amount necessary to satisfy the foregoing or (ii) a lesser amount, provided that the borrowers deliver an opinion of counsel that such release does not cause any portion of the La Encantada Loan Combination to cease to be a “qualified mortgage” within the meaning of section 860G(a)(3) of the Code.

“Lockout Period” means the period from September 17, 2021 to but excluding the first payment date following the earlier to occur of (i) September 17, 2024 and (ii) the second anniversary of the date on which the entire La Encantada Loan Combination has been securitized.

■	Terrorism Insurance. The borrowers are required to maintain terrorism insurance in an amount equal to the full replacement cost of the La Encantada Property, as well as 24 months of rental loss and/or business interruption coverage, together with a 12-month extended period of indemnity following restoration. If TRIPRA or a subsequent statute is no longer in effect, then the borrowers’ requirement will be capped at insurance premiums equal to two times the amount of the insurance premium payable in respect of the La Encantada Property and business interruption/rental loss insurance required under the related La Encantada Loan Combination documents. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

B-71

LOAN #8: TLR PORTFOLIO

B-72

LOAN #8: TLR PORTFOLIO

B-73

LOAN #8: TLR PORTFOLIO

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	3		Loan Seller(4)		CREFI
Location (City/State) (1)	Various / Florida		Cut-off Date Balance(4)		$48,000,000
Property Type	Multifamily		Cut-off Date Balance per Unit(3)		$120,639.53
Size (Units)	688		Percentage of Initial Pool Balance		3.2%
Total Occupancy as of 10/8/2021	97.5%		Number of Related Mortgage Loans		None
Owned Occupancy as of 10/8/2021	97.5%		Type of Security		Fee
Year Built / Latest Renovation(1)	Various / 2021		Mortgage Rate		3.97000%
Appraised Value(1)(2)	$127,000,000		Original Term to Maturity (Months)		120
Appraisal Date	10/13/2021		Original Amortization Term (Months)		NAP
Borrower Sponsors	Rudy Nassri and Vincent Chiara		Original Interest Only Period (Months)		120
Property Management	TLR Management Inc.		First Payment Date		1/6/2022
			Maturity Date		12/6/2031

Underwritten Revenues	$9,477,000
Underwritten Expenses	$3,353,170		Escrows(5)
Underwritten Net Operating Income (NOI)	$6,123,830			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,951,830		Taxes	$77,287	$77,287
Cut-off Date LTV Ratio(2)(3)	65.4%		Insurance	$282,923	$28,292
Maturity Date LTV Ratio(2)(3)	65.4%		Replacement Reserve	$0	$14,333
DSCR Based on Underwritten NOI / NCF(3)	1.83x / 1.78x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF(3)	7.4% / 7.2%		Other(6)	$2,500,000	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination	$83,000,000	100.0%	Loan Payoff(7)	$60,461,084	72.8%
			Return of Equity	17,185,345	20.7
			Upfront Reserves	2,860,210	3.4
			Closing Costs	2,493,361	3.0
Total Sources	$83,000,000	100.0%	Total Uses	$83,000,000	100.0%

(1)	See the “Portfolio Summary” chart below for the Location, Year Built / Latest Renovation and Appraised Values of the individual TLR Portfolio Properties (as defined below).

(2)	The Appraised Value represents the “as-portfolio” value of $127,000,000, which includes a diversity premium of 3% based on an assumption that all of the TLR Portfolio Properties would be sold together as a portfolio. The aggregate “as-is” appraised value for the TLR Portfolio Properties is $123,500,000. The Cut-off Date LTV Ratio and the Maturity Date LTV Ratio based on “as-is” appraised value are 67.2% and 67.2%, respectively.

(3)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the TLR Portfolio Loan Combination (as defined below).

(4)	The TLR Portfolio Mortgage Loan (as defined below) is part of the TLR Portfolio Loan Combination which is comprised of two pari passu promissory notes with an aggregate original balance of $83,000,000. The TLR Portfolio Loan Combination was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and LMF Commercial, LLC (“LMF”).

(5)	See “—Escrows” section below.

(6)	Upfront Other reserves consists of a $2,500,000 holdback reserve.

(7)	Loan payoff is inclusive of approximately $8.6 million in defeasance costs.

■	The Mortgage Loan. The mortgage loan (the “TLR Portfolio Mortgage Loan”) is part of a loan combination (the “TLR Portfolio Loan Combination”) consisting of two pari passu promissory notes in the aggregate outstanding principal balance of $83,000,000 and is secured by a first mortgage encumbering the borrowers’ fee interest in a three-property multifamily portfolio comprised of 688 units in Tampa and Clearwater, Florida (the “TLR Portfolio Properties”). The TLR Portfolio Mortgage Loan, evidenced by the controlling Note A-1, has an outstanding principal balance as of the Cut-off Date of $48,000,000 and represents 3.2% of the Initial Pool Balance. The TLR Portfolio Loan Combination was co-originated by CREFI and LMF on November 9, 2021. The TLR Portfolio Loan Combination has an interest rate of 3.97000% per annum. The borrowers used the proceeds of the TLR Portfolio Loan Combination to pay off prior debt secured by the TLR Portfolio Properties, return equity to the borrower sponsors, fund upfront reserves, and pay closing costs.

The TLR Portfolio Loan Combination has an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The TLR Portfolio Loan Combination requires payments of interest only for the entire term. The stated maturity date is the due date in December 2031. Voluntary prepayment of the TLR Portfolio Loan Combination is prohibited prior to October 6, 2031. The borrowers have the option to defease the entire $83.0 million TLR Portfolio Loan Combination in whole (or in part as described in “Release of Collateral” herein) at any time after the date that is two years after the closing date of the Benchmark 2021-B31 securitization.

The table below summarizes the promissory notes that comprise the TLR Portfolio Loan Combination. The relationship between the holders of the TLR Portfolio Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$48,000,000	$48,000,000	Benchmark 2021-B31	Yes
A-2	35,000,000	35,000,000	WFCM 2021-C61	No
Loan Combination	$83,000,000	$83,000,000

B-74

LOAN #8: TLR PORTFOLIO

■	The Mortgaged Properties. The TLR Portfolio Properties are comprised of three recently renovated, garden style multifamily properties located in Tampa and Clearwater, Florida. As of October 8, 2021, the TLR Portfolio Properties were 97.5% occupied.

The following table presents certain information relating to the individual TLR Portfolio Properties:

Portfolio Summary(1)
Property Name	City	State	Property Type	Year Built/ Renovated	Total Units	Occupancy	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value	% of UW Base Rent
Bahia Apartments	Tampa	Florida	Multifamily	1972/2021	320	96.3%	$23,959,518	49.9%	$61,500,000	46.9%
Royal Breeze Apartments	Clearwater	Florida	Multifamily	1973/2021	200	99.5%	14,353,735	29.9	37,200,000	32.3
Lenox Place Apartments	Tampa	Florida	Multifamily	1970/2021	168	97.6%	9,686,747	20.2	24,800,000	20.7
Total / Wtd. Avg.					688	97.5%	$48,000,000	100.0%	$123,500,000(2)	100.0%

(1)	Based on the underwritten rent rolls dated October 8, 2021.

(2)	Cut-off Date LTV and Maturity Date LTV are based on the “As-Portfolio” value of $127,000,000, which includes a diversity premium of 3% based on an assumption that all of the TLR Portfolio Properties would be sold together as a portfolio.

The following table presents certain information relating to the unit mix at the TLR Portfolio Properties:

Unit Mix(1)
Property Name	Units	Studio	1 BR / 1 BA	2 BR / 1 BA	2 BR / 2 BA	3 BR / 2 BA	Average Rent per Unit per Month	Average Market Rent per Unit per Month(2)
Bahia Apartments	320	16	80	128	64	32	$1,039	$1,085
Royal Breeze Apartments	200	0	52	0	100	48	$1,155	$1,196
Lenox Place Apartments	168	18	114	0	36	0	$899	$917
Total / Wtd. Avg.	688	34	246	128	200	80	$1,039	$1,076

(1)	Based on the underwritten rent rolls dated October 8, 2021.

(2)	Source: Appraisals.

The Bahia Apartments property (the “Bahia Apartments Property”) is a 320-unit garden multifamily property located in Tampa, Florida. Renovated in 2021, the Bahia Apartments Property consists of 35, two-story residential buildings, a single-story leasing office and a single-story amenity building situated on an 18.27-acre site. Common area amenities at Bahia Apartments Property include a fitness center, lighted tennis courts, picnic and barbecue area, two swimming pools, playground, dog park, on-site Amazon hub and a business center. Unit amenities include dishwashers, ceramic tile, central heat and air and patios or balconies. Since acquisition, the borrower sponsor has invested capital improvements of approximately $6.8 million or $21,194 per unit for interior renovations, common area renovations, painting, roof repairs, pool renovations and amenities renovations. Onsite parking is provided by 579 surface parking spaces, resulting in a parking ratio of approximately 1.8 spaces per unit. As of October 8, 2021, the Bahia Apartments Property was 96.3% leased.

The Royal Breeze Apartments property (the “Royal Breeze Apartments Property”) is a 200-unit garden multifamily property located in Clearwater, Florida. Renovated in 2021, the Royal Breeze Apartments Property consists of 25, two-story residential buildings, a single-story leasing office and a single-story amenity building situated on a 12.70-acre site. Common area amenities at Royal Breeze Apartments Property include a fitness center, barbecue area, two swimming pools, playground, dog park, and a laundry facility. Unit amenities include an appliance package with microwave, laminate countertops, garbage disposal and washer and dryer connections for select two- and three-bedroom units. Since acquisition, the borrower sponsor has invested capital improvements of approximately $2.8 million or $14,000 per unit for interior renovations, common area renovations, painting, roof repairs, pool renovations and amenities renovations. Onsite parking is provided by 377 surface parking spaces, resulting in a parking ratio of approximately 1.9 spaces per unit. As of October 8, 2021, the Royal Breeze Apartments Property was 99.5% leased.

B-75

LOAN #8: TLR PORTFOLIO

The Lenox Place Apartments property (the “Lenox Place Apartments Property”) is a 168-unit garden multifamily property located in Tampa, Florida. Renovated in 2021, the Lenox Place Apartments Property consists of two, three-story residential buildings and a single-story leasing office situated on a 5.24-acre site. Common area amenities at Lenox Place Apartments Property include a gated entry, two swimming pools, playground, and dog walk areas. Unit amenities include an appliance package with microwave, laminate countertops and garbage disposals. Since acquisition, the borrower sponsor has invested capital improvements of approximately $2.8 million or $16,905 per unit for interior renovations, common area renovations, painting, roof repairs, pool renovations and amenities renovations. Onsite parking is provided by 250 surface parking spaces, resulting in a parking ratio of approximately 1.5 spaces per unit. As of October 8, 2021, the Lenox Place Apartments Property was 97.6% leased.

The following table presents certain information relating to historical leasing at the TLR Portfolio Properties:

Historical Leased %(1)

2019	2020	TTM 9/30/2021	As of 10/8/2021(2)
95.1%	97.0%	97.7%	97.5%

(1)	Reflects year end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated October 8, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the TLR Portfolio Properties:

Cash Flow Analysis(1)

	2019	2020	TTM 9/30/2021	Underwritten	Underwritten $ per Unit
Base Rent	$7,664,374	$8,051,013	$8,300,794	$8,831,130	$12,836
Vacancy, Credit Loss & Concessions	(295,201)	(171,382)	(144,129)	(509,130)	(740)
Other Income(2)	858,907	843,899	1,067,345	1,155,000	1,679
Effective Gross Income	$8,228,080	$8,723,530	$9,224,011	$9,477,000	$13,775

Real Estate Taxes	772,408	843,077	885,100	883,279	1,284
Insurance	276,047	337,408	293,354	323,341	470
Management Fee	248,532	261,706	276,720	284,310	413
Other Operating Expenses	2,000,978	1,843,569	1,862,240	1,862,240	2,707
Total Expenses	$3,297,964	$3,285,759	$3,317,415	$3,353,170	$4,874

Net Operating Income	$4,930,116	$5,437,771	$5,906,596	$6,123,830	$8,901
Replacement Reserves	0	0	0	172,000	250
TI/LC	0	0	0	0	0
Net Cash Flow	$4,930,116	$5,437,771	$5,906,596	$5,951,830	$8,651

Occupancy	95.1%	97.0%	97.7%	94.2%(3)
NOI Debt Yield(4)	5.9%	6.6%	7.1%	7.4%
NCF DSCR(4)	1.48x	1.63x	1.77x	1.78x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Other Income is comprised of application fees, laundry income, parking income, storage income, pet fees, late fees, utility reimbursement, miscellaneous income and various other fees.

(3)	Underwritten Occupancy is based on the economic occupancy.

(4)	Calculated based on the aggregate Cut-off Date balance of the TLR Portfolio Loan Combination.

■	COVID-19 Update. As of November 6, 2021, the TLR Portfolio Properties are open and operating. Collections were 99.7% for September 2021. As of November 6, 2021, the TLR Portfolio Loan Combination is not subject to any modification or forbearance request. The first payment date for the TLR Portfolio Loan Combination is January 6, 2022.

B-76

LOAN #8: TLR PORTFOLIO

■	Appraisals. As of the appraisal valuation date of October 13, 2021, the TLR Portfolio Properties had an “as-portfolio” appraised value of $127,000,000, which is inclusive of a 3% diversity premium based on the assumption the TLR Portfolio Properties are sold together as a portfolio. The TLR Portfolio Properties had an aggregate “as-is” appraised value of $123,500,000.

Appraisal Summary
Property	Appraisal Approach	Value	Capitalization Rate
Bahia Apartments	Direct Capitalization	$61,500,000	4.00%
Royal Breeze Apartments	Direct Capitalization	$37,200,000	4.00%
Lenox Place Apartments	Direct Capitalization	$24,800,000	4.00%
Total / Wtd. Avg.		$123,500,000(1)	4.00%

(1)	Cut-off Date LTV and Maturity Date LTV are based on the “as-portfolio” appraised value of $127,000,000, which is inclusive of a 3% diversity premium based on the assumption the TLR Portfolio Properties are sold together as a portfolio.

■	Environmental Matters. According to the Phase I environmental reports dated October 21, 2021 and October 25, 2021, there are no recognized environmental conditions or recommendations for further action at the TLR Portfolio Properties.

■	Market Overview and Competition. The TLR Portfolio Properties are located in Tampa and Clearwater, Florida, within the Tampa-St. Petersburg-Clearwater metropolitan statistical area (“Tampa MSA”). The Tampa MSA is the second most populous metropolitan area in Florida, the second most populous area on the Gulf Coast, the fourth most populous area in the southeast, and the 19th-largest metropolitan statistical area in the United States. Tampa Bay is Florida’s largest open-water estuary, extending over 1,031 square kilometers.

The Tampa Central Business District is approximately 30 minutes east of the Gulf of Mexico, and approximately an hour southwest of the Disney and Universal theme parks. In addition to the nearby beaches, other major attractions include: various professional sports stadiums, Busch Gardens and Adventure Island, Tampa Bay Performing Arts Center, Florida Aquarium, Lowry Park Zoo, International Plaza and Westshore Mall, and the downtown Tampa Channelside retail complex.

According to the appraisals, the Bahia Apartments Property and the Lenox Place Apartments Property are located within the University multifamily submarket. As of the second quarter of 2021, the University multifamily submarket had an inventory of approximately 17,386 units, a vacancy rate of approximately 3.7% and effective rents of $1,123 per unit per month. As of the second quarter of 2021, the University multifamily submarket reported positive absorption of 31 units and no new construction.

According to the appraisal, the Royal Breeze Apartments Property is located within the Clearwater multifamily submarket. As of the second quarter of 2021, the Clearwater multifamily submarket had an inventory of approximately 24,777 units, a vacancy rate of approximately 3.0% and effective rents of $1,426 per unit per month. As of the second quarter of 2021, the Clearwater multifamily submarket reported positive absorption of 217 units and 479 units under construction.

The following table presents certain information relating to the appraisals’ market rent conclusion for the TLR Portfolio Properties:

Unit Market Rent Conclusions(1)
Property	MSA	Studio	1 BR / 1 BA	2 BR / 1 BA	2 BR / 2 BA	3BR / 2 BA
Bahia Apartments	Tampa	$835	$955	$1,085	$1,175	$1,335
Royal Breeze Apartments	Tampa	-	$1,000	-	$1,175 & $1,275	$1,350
Lenox Place Apartments	Tampa	$725	890	-	$1,100	-

___________________________
(1)	Source: Appraisals

B-77

LOAN #8: TLR PORTFOLIO

■	The Borrowers. The borrowers are Park Aberdeen Apartments, LLC, a Florida limited liability company, Royal Breeze Apartments, Inc., a Delaware corporation, and Lenox Apartments, Inc., a Delaware corporation (collectively, the “TLR Portfolio Borrowers”), each a single-purpose entity with one independent director. Legal counsel to the TLR Portfolio Borrowers delivered a non-consolidation opinion in connection with the origination of the TLR Portfolio Loan Combination.

The borrower sponsors and non-recourse carveout guarantors are Rudy Nassri and Vincent Chiara. Rudy Nassri is the founder of the TLR Group. Mr. Nassri has over 25 years of experience in real estate and property management. Vincent Chiara is the president of Groupe Mach, which owns amongst its affiliates more than 24,000,000 SF of real estate including landmark Montreal properties such as the Stock Exchange Tower, CIBC Tower, Sun Life Building, CBC Tower and University Complex.

■	Escrows. At origination of the TLR Multifamily Loan Combination, the TLR Portfolio Borrowers deposited (i) approximately $77,287 into a real estate tax reserve, (ii) approximately $282,923 into an insurance reserve, and (iii) $2,500,000 into a holdback reserve.

Tax Reserve. On each due date, the TLR Portfolio Borrowers are required to deposit into a real estate tax reserve 1/12 of an amount reasonably estimated by the lender to be payable over the next-ensuing 12-month period (initially estimated to be approximately $77,287).

Insurance Reserve. On each due date, the TLR Portfolio Borrowers are required to fund 1/12 of the insurance premiums which would be sufficient to pay the insurance premiums due for the renewal of coverage (initially estimated to be $28,292).

Replacement Reserve. On each due date, the TLR Portfolio Borrowers are required to deposit into a replacement reserve an amount equal to approximately $14,333 for capital expenditures.

Holdback Reserve. At origination, the TLR Portfolio Borrowers deposited $2,500,000 into a holdback reserve account as additional security for the payment of sums past due under the TLR Portfolio Loan Combination notes and as additional security for all of the TLR Portfolio Borrowers’ obligations under the TLR Portfolio Loan Combination documents. On each quarterly monthly payment date from and after the third monthly payment date, at the TLR Portfolio Borrowers’ written request, the lender will calculate the Holdback Debt Yield (as defined below) for purposes of determining whether the Holdback Reserve Funds Release Conditions (as defined below) have been satisfied, and, if so, the lender will disburse the requested amount of holdback reserve funds to the TLR Portfolio Borrowers (or, if a Trigger Period (as defined below) then exists, the lender will disburse the same into the cash management account to be applied pursuant to the TLR Portfolio Loan Combination documents). The TLR Portfolio Borrowers are not entitled to disbursements of the holdback reserve funds more than once in any three month period and in no amount less than $500,000 (unless the total amount of the holdback reserve funds remaining on deposit in the holdback reserve account is less than $500,000). Notwithstanding the above, in the event the TLR Portfolio Borrowers have not qualified for disbursement of all of the holdback reserve funds on or prior to November 9, 2023, then the lender will have the right to, without any notice to the TLR Portfolio Borrowers, in the lenders’ sole discretion, hold the holdback reserve funds thereafter as additional collateral for the TLR Portfolio Loan Combination and as additional security for all of the TLR Portfolio Borrowers’ obligations under the TLR Portfolio Loan Combination documents, and the TLR Portfolio Borrowers will have no further right to obtain a release thereof.

The “Holdback Debt Yield” means, as of any calculation date, a ratio conveyed as a percentage in which, (i) the numerator is the holdback underwrittable cash flow and (ii) the denominator is the then outstanding principal balance of the TLR Portfolio Loan Combination, less the amount of any holdback reserve funds that will remain on deposit, if any, following the disbursement of the applicable amount of holdback reserve funds that have been requested by the TLR Portfolio Borrowers.

The “Holdback Reserve Funds Release Conditions” means, as of the date the lender calculates the Holdback Debt Yield, (i) no event of default has occurred and is continuing and (ii) the lender has received evidence, in form and substance reasonably satisfactory to the lender, that the Holdback Debt Yield equals or exceeds 7.5%.

■	Lockbox and Cash Management. The TLR Portfolio Loan Combination is structured with a springing lockbox and springing cash management. From and after the first occurrence of a Trigger Period (as defined below), the TLR Portfolio Borrowers are required to establish a lender-controlled lockbox account, and are thereafter required to deposit, or cause the property manager to deposit, all revenue received by the borrower or the property manager into such lockbox. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are

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LOAN #8: TLR PORTFOLIO

required to be swept each business day to a lender-controlled cash management account, to be applied and disbursed in accordance with the TLR Portfolio Loan Combination documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the TLR Portfolio Loan Combination documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the TLR Portfolio Loan Combination. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the TLR Portfolio borrowers. Upon an event of default under the TLR Portfolio Loan Combination documents, the lender may apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of the following: (i) the occurrence of an event of default; or (ii) the debt yield falling below 5.75%; and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, and (y) or with regard to any Trigger Period commenced in connection with clause (ii) above, (1) the date the debt yield is equal to or greater than 6.0% for two consecutive calendar quarters, or (2) the satisfaction of the Trigger Period Avoidance Conditions (as defined below).

The “Trigger Period Avoidance Conditions” will occur when (i) the TLR Portfolio Borrowers deposit with the lender an amount that, if applied to the outstanding principal balance of the TLR Portfolio Loan Combination, would cause the debt yield to be equal to or greater than 6.0% (the “Trigger Period Avoidance Deposit Amount”) and (ii) on or prior to each anniversary of the date the deposit describe in clause (i) was made, the TLR Portfolio Borrowers deposit with lender into the same eligible account an amount of funds equal to Trigger Period Avoidance Deposit Amount (it being agreed that upon the expiration of all Trigger Periods then in existence, other than due to the satisfaction of the Trigger Period Avoidance Conditions, all such funds will be promptly disbursed and returned to the TLR Portfolio Borrowers).

■	Property Management. The TLR Portfolio Properties are managed by TLR Management Inc., an affiliate of the borrower sponsors.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Secured Indebtedness. Not Permitted.

■	Release of Collateral. At any time after the earlier to occur of (1) the date that is two years after the closing date of the securitization that includes the last note to be securitized, and (2) November 9, 2024, the TLR Portfolio Borrowers may obtain a release of one or more individual TLR Portfolio Properties from the lien of the mortgage, subject to satisfaction of certain conditions including, but not limited to (i) no event of default has occurred and is continuing, (ii) the amount of the TLR Portfolio Loan Combination defeased will be an amount equal to the greater of (a) 110% of the allocated loan amount for the related TLR Portfolio property being released and (b) 100% of the net sales proceeds applicable to such individual TLR Portfolio property, (iii) the debt service coverage ratio with respect to the remaining TLR Portfolio Properties after the release is not less than the greater of (a) the debt service coverage ratio for all of the TLR Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable and (b) 1.80x, each calculated based on the trailing-6 months financials, (iv) the debt yield with respect to the remaining TLR Portfolio Properties after release is greater than the debt yield for all of the TLR Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable calculated based on the trailing-6 months financials and (v) the lender receives a REMIC opinion.

■	Terrorism Insurance. The TLR Portfolio Loan Combination documents require that the “all-risk” insurance policy maintained by the borrowers provide coverage for terrorism in an amount equal to the full replacement cost of the TLR Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the TLR Portfolio Properties covering a restoration period of up to 15 months, with an extended period of indemnity of up to 6 months. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

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LOAN #9: 40 GANSEVOORT

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LOAN #9: 40 GANSEVOORT

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LOAN #9: 40 GANSEVOORT

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	1		Loan Seller		JPMCB
Location (City / State)	New York, New York		Cut-off Date Balance		$45,600,000
Property Type	Mixed Use		Cut-off Date Balance per SF		$734.93
Size (SF)	62,047		Percentage of Initial Pool Balance		3.0%
Total Occupancy as of 12/1/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 12/1/2021	100.0%		Type of Security		Leasehold
Year Built / Latest Renovation	2006 / NAP		Mortgage Rate		3.99000%
Appraised Value	$67,000,000		Original Term to Maturity (Months)		120
Appraisal Date	10/1/2021		Original Amortization Term (Months)		NAP
Borrower Sponsors	SK Development and CB Developers		Original Interest Only Period (Months)		120
Property Management	CBJ Management LLC		First Payment Date		1/1/2022
			Maturity Date		12/1/2031

Underwritten Revenues	$6,710,947
Underwritten Expenses	$3,103,369		Escrows(2)
Underwritten Net Operating Income (NOI)(1)	$3,607,578			Upfront	Monthly
Underwritten Net Cash Flow (NCF)(1)	$3,533,587		Taxes	$0	Springing
Cut-off Date LTV Ratio	68.1%		Insurance	$0	Springing
Maturity Date LTV Ratio	68.1%		Replacement Reserves	$1,034	$1,034
DSCR Based on Underwritten NOI / NCF	1.96x / 1.92x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF	7.9% / 7.7%		Other(3)	$241,693	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$45,600,000	100.0%	Loan Payoff	$44,578,215	97.8%
			Closing Costs	708,241	1.6
			Reserves	242,727	0.5
			Principal Equity Distribution	70,817	0.2
Total Sources	$45,600,000	100.0%	Total Uses	$45,600,000	100.0%

(1)	Underwritten NOI and Underwritten NCF are inclusive of straight-line rent averaged through the end of the loan term given investment grade tenancy.

(2)	See “-Escrows” herein.

(3)	Other upfront reserves represents (i) $141,693 on account of ground lease reserves and (ii) $100,000 on account of rent concessions reserves. Other Monthly Escrows represents a springing reserve for the ground rent.

■	The Mortgage Loan. The 40 Gansevoort mortgage loan (the “40 Gansevoort Mortgage Loan”) is secured by a first mortgage encumbering the borrowers leasehold interest in a 62,047 SF mixed-use building located in New York, New York (the “40 Gansevoort Property”). The 40 Gansevoort Property is comprised of 9,293 SF of retail space and 52,754 SF of office space. The 40 Gansevoort Mortgage Loan has an aggregate outstanding principal balance as of the Cut-off Date of $45,600,000 and represents approximately 3.0% of the Initial Pool Balance. The 40 Gansevoort Mortgage Loan was originated by JPMorgan Chase Bank, National Association on November 17, 2021. The proceeds of the 40 Gansevoort Mortgage Loan were used to refinance the 40 Gansevoort Property, pay closing costs, fund upfront reserves and return equity to the sponsors.

The 40 Gansevoort Mortgage Loan has an initial and remaining term of 120 months as of the Cut-off Date and accrues interest at a rate of 3.99000% per annum. Voluntary prepayment of the 40 Gansevoort Mortgage Loan is permitted in whole (but not in part) on any business day after June 1, 2031 without a penalty or payment of any prepayment premium. Defeasance of the 40 Gansevoort Mortgage Loan in whole (but not in part) is permitted upon the date that is two years after the closing date of the Benchmark 2021-B31 securitization.

■	COVID-19 Update. As of October 1, 2021, the 40 Gansevoort Property is open and fully operational. As a result of the pandemic, the tenant and borrower sponsor mutually agreed to a $600,000 rent abatement to be applied on a monthly basis beginning in January 2022 and continuing through December 2027. The rent abatement equates to approximately $100,000 per annum. At loan origination the borrower funded a reserve in the amount of $100,000 that represents approximately one year of the aforementioned rent abatement, to be held as additional collateral. The 40 Gansevoort Mortgage Loan is not subject to any modifications or forbearance agreements.

■	The Mortgaged Property. The 40 Gansevoort Property is a five-story, 62,047 SF, Class A, office and boutique retail building at the intersection of 12th Street and Hudson Street in the Meatpacking neighborhood of New York, New York. The 40 Gansevoort Property was built in 2006 and became the first building to be approved by the Landmarks Preservation Commission in the newly-designated Gansevoort Market Historic District. In 2004, New York based fashion brand, Theory LLC (“Theory”), signed its lease for 100.0% of the 40 Gansevoort Property to serve as its corporate headquarters and flagship store. The 40 Gansevoort Property features 9,293 SF of retail space on the first floor and 52,754 square feet of office space on the 2nd through 5th floors.

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LOAN #9: 40 GANSEVOORT

As of December 1, 2021, the 40 Gansevoort Property was 100.0% leased to a single tenant, Theory. Theory (100.0% of net rentable area), is a contemporary fashion brand for the modern consumer and urban professional with pieces such as jackets, dresses, knitwear and slacks. The Theory luxe brand puts an emphasis on comfort with offerings such as pull-on pants, hoodies, soft tops and jumpsuits. Theory was founded in New York City in 1997 and as of August 31, 2021, has 431 stores. Apart from the 40 Gansevoort Property, there are four Theory stores throughout Manhattan. Theory is headquartered, including their executive management team, at the 40 Gansevoort Property and has leased the property since 2004. Theory renewed their lease in 2019 with a lease expiration date in October of 2031. Theory has two, five-year extension options at the greater of 90.0% of fair market rental value and the fixed rent of the immediately preceding year. Annual fixed rent will then increase by 1% each subsequent year of such extended term. The 40 Gansevoort Mortgage Loan is structured with a full excess cash sweep in the event that, among other things, Theory does not renew their lease within 18 months of expiration.

Theory is owned by Fast Retailing Co, LTD (“Fast Retailing”), a multi-national retail holding company that owns and operates brands such as UNIQLO and GU. Fast Retailing is headquartered in Japan and, as of October 15, 2021, is the third-largest manufacturer and retailer of private-label apparel in the world, operating 2,312 stores across 25 countries. Fast Retailing is rated A by Standard and Poor’s.

The following table presents certain information relating to the sole tenant at the 40 Gansevoort Property:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Theory	NR / NR / A	62,047	100.0%	$5,861,146	100.0%	$94.46	10/31/2031	2, 5-year options
Total Occupied		62,047	100.0%	$5,861,146	100.0%	$94.46
Vacant		0	0.0	0	0.0	0.00
Total / Wtd. Avg.		62,047	100.0%	$5,861,146	100.0%	$94.46

(1)	Based on the underwritten rent roll dated as of December 1, 2021, inclusive of straight-line average rent through the end of the loan term.

(2)	Certain credit ratings are those of the parent entity whether or not the parent entity guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the 40 Gansevoort Property, based on the initial lease expiration date:

Lease Expiration Schedule (1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031 & Thereafter	62,047	100.0	100.0%	5,861,146	100.0	$94.46	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	62,047	100.0%		$5,861,146	100.0%	$94.46	1

(1)	Based on the underwritten rent roll dated as of December 1, 2021, inclusive of straight-line average rent through the end of the loan term.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the lease) that are not considered in the above Lease Expiration Schedule.

The following table presents certain information relating to historical leasing at the 40 Gansevoort Property:

Historical Leased %(1)

2019	2020	As of 12/1/2021(2)
100.0%	100.0%	100.0%

(1)	As of December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated as of December 1, 2021.

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LOAN #9: 40 GANSEVOORT

■	Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the Underwritten Net Cash Flow at the 40 Gansevoort Property:

Cash Flow Analysis(1)

	2019	2020	TTM 9/30/2021	Underwritten(2)	Underwritten $ per SF
Base Rent(3)	$4,579,373	$5,672,334	$5,273,884	$5,861,146	$94.46
Vacancy Loss & Credit Loss	0	0	0	(353,208)	(5.69)
Other Income	917,115	1,105,158	1,143,516	1,203,009	19.39
Effective Gross Income	$5,496,488	$6,777,492	$6,417,400	$6,710,947	$108.16

Real Estate Taxes	1,000,232	1,090,251	840,392	1,164,091	18.76
Insurance	10,558	10,397	6,493	18,530	0.30
Management Fee	176,866	233,220	210,780	117,223	1.89
Ground Rent	1,082,687	1,728,349	1,659,051	1,700,320	27.40
Other Expenses	92,256	182,544	103,205	103,205	1.66
Total Operating Expenses	$2,362,599	$3,244,761	$2,819,921	$3,103,369	$50.02

Net Operating Income	$3,133,889	$3,532,731	$3,597,480	$3,607,578	$58.14
TI / LC	0	0	0	62,047	1.00
Replacement Reserves	0	0	0	11,945	0.19
Net Cash Flow	$3,133,889	$3,532,731	$3,597,480	$3,533,587	$56.95

Occupancy(4)	100.0%	100.0%	100.0%	95.0%
NOI Debt Yield	6.9%	7.7%	7.9%	7.9%
NCF DSCR	1.70x	1.92x	1.95x	1.92x

(1)	Historical financials have been adjusted for entity level expenses, including amortization, bank service charges, broker commissions, filling fees, business licenses/permits, depreciation, LLC/PLLC taxes, business improvement district expenses and interest expenses.

(2)	Based on the underwritten rent roll dated as of December 1, 2021.

(3)	Inclusive of straight-line average rent through the end of the loan term.

(4)	Underwritten occupancy is based on the economic occupancy.

■	Appraisal. The appraisal concluded an “as-is” appraised value of $67,000,000 for the 40 Gansevoort Property and the loan-to-value ratio based on such appraised value is 68.1%. The appraisal concluded a “hypothetical market value go dark” appraised value of $46,000,000 for the 40 Gansevoort Property and the loan-to-value ratio based on such appraised value is 99.1%.

■	Environmental Matters. According to a Phase I environmental report dated October 6, 2021, there was no evidence of any recognized environmental conditions at the 40 Gansevoort Property. See “Description of the Mortgage Pool—Environmental Considerations” in the Prospectus for additional information.

■	Market Overview and Competition. The 40 Gansevoort Property is located within Manhattan, New York which is part of the New York Metropolitan area, the largest metropolitan statistical area by population as of 2019. According to the appraisal, New York City has a population of nearly 8.3 million people. According to a third party market report, the median household income within a five mile radius of the property is $102,409, compared to the national median household income of $62,990. The New York office and retail market vacancy rates are 11.8% and 4.1%, respectively, with average rents of $56.59 and $44.40 per SF, respectively.

The 40 Gansevoort Property is located in the Hudson Square submarket. As of the third quarter of 2021, the Hudson Square submarket has an office and retail vacancy rate of 8.4% and 4.1%, respectively, with average rents of $73.37 and $162.21 per SF, respectively. The Hudson Square submarket has strong demand from technology firms such as Google which has committed to a $1,000,000,000 investment in the area. Google plans to double the number of its employees in the city to 14,000 and occupy 1,700,000 SF of existing space at 315 and 345 Hudson Street, as well as a redevelopment site at 550 Washington Street. Two of the closest neighboring retailers include Hermès, located at 46 Gansevoort Street, and Christian Louboutin, located at 59 Horatio Street.

The appraisal identified eight comparable retail properties with base rent per SF ranging from $205.34 to $703.13. The appraisal also identified ten comparable office properties in the surrounding area with base rent per SF ranging from $83.00 to $184.00.

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LOAN #9: 40 GANSEVOORT

Comparable Retail Rents(1)

Property	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent per SF
58 Gansevoort	Bally	April 2021	10.00	Modified Gross	2,950	$288.46
2 Ninth Avenue/1 Little W. 12th Street	Lucid Motors	June 2020	10.00	Modified Gross	3,200	$703.13
33 Ninth Avenue	Tourneau	January 2020	10.00	Modified Gross	3,941	$532.86
50 Gansevoort Avenue	Brunello Cucinelli	October 2019	10.00	Modified Gross	4,383	$205.34
426 West 14th Street	USPS	October 2019	10.00	Modified Gross	1,800	$319.44
64 Gansevoort Street	Frame Denim	August 2019	10.00	Modified Gross	1,700	$427.00
62 Gansevoort Street	Belstaff	July 2019	10.00	Modified Gross	1,700	$447.00
3 Ninth Avenue	Loro Piana	August 2018	5.42	Modified Gross	3,165	$224.96
(1)	Source: Appraisal.

Comparable Office Rents(1)

Property	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (SF)	Base Rent per SF
40 Tenth Avenue	Westcap	August 2021	15.00	Modified Gross	28,495	$184.00
40 Tenth Avenue	Stripes, LLC	August 2021	11.00	Modified Gross	13,921	$155.00
414 West 14th Street	Davis Shapiro Lewit & Grabel	July 2021	6.83	Modified Gross	6,885	$93.00
512 West 22nd Street	Capricorn Investment Group	June 2021	10.50	Modified Gross	11,912	$98.00
40 Tenth Avenue	RTW Investments	March 2021	10.00	Modified Gross	13,815	$130.00
348 West 14th Street	GR Affinity, LLC	February 2021	4.00	Modified Gross	2,970	$83.00
414 West 14th Street	Inscape	November 2020	12.00	Modified Gross	6,525	$100.00
809 Broadway	AllianceBernstein	July 2020	5.00	Modified Gross	2,623	$138.00
60-74 Gansevoort Street	Match.com	June 2020	10.00	Modified Gross	40,000	$118.00
860 Washington Street	Expa, LLC	June 2020	7.25	Modified Gross	4,743	$146.45
(1)	Source: Appraisal.

Market Rent Summary(1)

Suite	Type	Square Feet	Annual Base Rent (psf)	Market Rent (psf)
Floor 1	Retail	9,293	$113.69	$310.00
Floor 2	Office	12,816	$113.69	$100.00
Floor 3	Office	12,782	$113.69	$100.00
Floor 4	Office	12,782	$113.69	$100.00
Floor 5	Office	12,738	$113.69	$120.00
Floor PH	Office	1,636	$113.69	$120.00
Wtd. Avg.		62,047	$113.69	$136.09
(1)	Source: Appraisal

■	The Borrower. The borrower is 40 Gans Lessee LLC, a Delaware limited liability company structured to be a special purpose bankruptcy-remote entity, having one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 40 Gansevoort Mortgage Loan. The borrower is indirectly owned in whole by 40 Gansevoort Development LLC, which is owned, in part by Charles Blaichman of SK Development and Abram Shnay of CB Developers (collectively, the “Borrower Sponsors”), a long-term partnership that has resulted in a portfolio of projects in Manhattan, Brooklyn, Queens and the Hudson Valley. Notable developments include 40 Gansevoort Street, 10 Bond Street and 173-176 Perry Street. The Borrower Sponsors also own 1228 Madison Avenue and The West, located at 547 West 47th Street, which are currently under development. Abram Shnay and Charles Blaichman are the non-recourse carveout guarantors for the 40 Gansevoort Mortgage Loan.

SK Development is a developer, builder and manager of real estate, founded by Abram Shnay, who has over fifty years of related experience. SK Development projects range from ground-up construction to adaptive re-use and the conversion and expansion of existing structures. Projects include mixed-use condominiums, rental apartment buildings, office buildings and lifestyle hotels. SK Development is currently developing projects totaling over $500,000,000. SK Development recently completed 363 Lafayette Street, Corte (21-30 44th Drive - Long Island City) and The Lindley (591 Third Avenue).

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LOAN #9: 40 GANSEVOORT

CB Developers is a New York City-based developer led by Charles Blaichman, who has more than 35 years of experience in the real estate industry. Charles Blaichman has a track record of successful partnerships with other developers, hotel operators, managers and investors. CB Developer’s portfolio includes developmental projects consisting of boutique hotels, residential and commercial condominiums and rental properties.

■	Escrows. At origination of the 40 Gansevoort Mortgage Loan, the borrower deposited $141,693 to fund a ground lease reserve and $100,000 into a rent concession reserve, representing approximately one year of the related rent abatement on the Theory lease, to be released upon the later of the rent abatement period and January 1, 2028. The borrower also funded $1,034 in an upfront replacement reserve.

Tax and Insurance Reserve - On each payment date, the borrower is required to fund 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period, provided, however, that the requirement for the borrower to make monthly deposits of taxes and other assessments will be waived so long as no event of default occurred and is continuing and, among other conditions, (i) Theory occupies one or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the 40 Gansevoort Property, (ii) Theory is required under lease to pay all taxes and other charges directly to the applicable governmental authority, Theory makes timely payments of all taxes and other charges, and the borrower has provided the lender with satisfactory evidence that such timely payments of taxes have been made and (iii) Theory is not included in any bankruptcy action. On each payment date, the borrower is required to fund 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the policies, provided however, the requirement for the borrower to make monthly deposits of insurance premiums will be waived so long as no event of default has occurred and is continuing and, among other conditions, the borrower has provided the lender with satisfactory evidence that the 40 Gansevoort Property is insured in accordance with the 40 Gansevoort Mortgage Loan documents pursuant to an acceptable blanket insurance policy.

Replacement Reserve – On each payment date, the borrower is required to pay to the lender approximately $1,034.

Ground Lease Reserve – During the occurrence of a Cash Sweep Event (as defined below) or if any of the following conditions fail to be met: (i) the borrower is timely paying all amounts due under the ground lease and is not otherwise in default thereunder, (ii) borrower provides evidence of all such payments not less than two business days prior to the date due, and (iii) no event of default exists, then on each payment date, the borrower is required to pay to the lender, 1/12 of the rents and other charges due under the ground lease that the lender estimates will be payable by the borrower as lessee under the ground lease during the next ensuing 12 months.

Rollover Reserve – Commencing 24 months prior to the earliest stated expiration of the Lease Sweep Lease (as defined below), the borrower is required to make monthly of approximately $5,170.

■	Lockbox and Cash Management. The 40 Gansevoort Mortgage Loan is structured with a hard lockbox and springing cash management. All funds in the lockbox accounts will be swept to an account designated by the borrower, unless a Cash Sweep Event (as defined below) is continuing, in which case such funds are required to be swept on each business day into a cash management account controlled by the lender, at which point, following payment of ground rent, taxes and insurance, debt service, bank fees, required reserves and operating expenses, all funds are required to be deposited into the excess cash flow reserve, to be held by the lender as additional security for the 40 Gansevoort Mortgage Loan and disbursed in accordance with the terms of the 40 Gansevoort Mortgage Loan documents.

A “Cash Sweep Event” means the occurrence of (a) an event of default under the 40 Gansevoort Mortgage Loan documents (b) the bankruptcy or insolvency of the borrower, (c) the bankruptcy or insolvency of the manager, or (d) the commencement of a Lease Sweep Period (as defined below).

A “Cash Sweep Event Cure” means (i) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default, (ii) with respect to clause (c) above, if borrower replaces the manager with a qualified manager under a replacement management agreement within 60 days, (iii) with respect to clause (d) above, the Lease Sweep Period has ended or (iv) with respect to clause (b) above, provided the applicable bankruptcy action is involuntary and was not consented to by any borrower party, the applicable bankruptcy action has been dismissed without possibility of appeal; provided, however, that, such Cash Sweep Event Cure set forth in this definition is subject to the following: (A) no event of default has occurred and is continuing under the 40 Gansevoort Mortgage Loan documents, (B) a Cash Sweep Event Cure may occur no more than a total of two times in the aggregate during the term of the 40 Gansevoort Mortgage Loan, but a Cash Sweep Event Cure may occur an unlimited number of times with respect to a Lease Sweep Period and (C) the borrower has paid all of the lender’s related reasonable expenses. Except as set forth in clause (iv) above, in no event may the borrower be entitled to cure a Cash Sweep Event caused by a bankruptcy action of the borrower.

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LOAN #9: 40 GANSEVOORT

A “Lease Sweep Period” means a period commencing on the first monthly payment date following the occurrence of any of the following: (a) with respect to Theory’s lease or any replacement lease (each, a “Lease Sweep Lease”), the earlier to occur of: (i) 18 months prior to the earliest stated expiration (including the stated expiration of any renewal term), and (ii) the date by which the tenant is required to give notice of its exercise of a renewal option thereunder; (b) the receipt by the borrower or the manager of written notice from any tenant under a Lease Sweep Lease exercising its right to terminate its Lease Sweep Lease; (c) the date that a Lease Sweep Lease is surrendered, cancelled or terminated prior to its then current expiration date or the receipt by the borrower or the manager of written notice from any tenant under a Lease Sweep Lease of such intent, (d) the date that any tenant under a Lease Sweep Lease discontinues its business (other than a temporary discontinuance of business (i) for up to 60 days as the result of the performance of standard and customary renovations at the 40 Gansevoort Property or (ii) as a result of a government-mandated shutdown of the 40 Gansevoort Property related to the COVID-19 pandemic or any similar pandemic which may occur after the loan origination date) at the space demised under the applicable Lease Sweep Lease (the “Lease Sweep Space”) at the 40 Gansevoort Property or give notice of such intent, (e) upon a monetary default or material non-monetary default under a Lease Sweep Lease by the tenant thereunder that continues beyond any applicable notice and cure period, (f) the occurrence of a Lease Sweep Tenant Party Insolvency Proceeding (as defined below), or (g) upon a decline in the credit rating of the tenant or any guarantor under a Lease Sweep Lease below “BBB-” or equivalent by any rating agency.

A “Lease Sweep Period Cure” means, (A) in the case of clauses (a), (b), (c), and (d) above, the entirety or the applicable portion of the Lease Sweep Space is leased pursuant to qualified lease(s) and sufficient funds have been reserved to cover all anticipated approved Lease Sweep Space leasing expenses, free rent periods and/or rent abatement periods set forth in all such leases and any shortfalls in required payments under the 40 Gansevoort Mortgage Loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such leases; (B) in the case of clause (a) above, the date on which the subject tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option with respect to all of its Lease Sweep Space, and sufficient funds have been reserved to cover all anticipated Lease Sweep Space leasing expenses, free rent periods and/or rent abatement in connection with such renewal or extension; (C) in the case of clause (b) above, if such termination option is not validly exercised by the tenant under the applicable Lease Sweep Lease by the latest exercise date specified in such Lease Sweep Lease or is otherwise validly and irrevocably waived in writing by the related tenant; (D) in the case of clause (e) above, the date on which the subject default has been cured, and no other monetary or material non-monetary default under such Lease Sweep Lease occurs for a period of six consecutive months following such cure; (E) in the case of clause (f) above, either (1) the applicable Lease Sweep Tenant Party Insolvency Proceeding has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned or (2) the applicable Lease Sweep Lease has been assumed and assigned to a third party; and (F) in the case of clause (g) above, if the credit rating of the tenant or any guarantor under a Lease Sweep Lease has been restored to at least “BBB-” or equivalent by the relevant rating agencies.

A “Lease Sweep Tenant Party Insolvency Proceeding” means, among other actions as fully described in the 40 Gansevoort Mortgage Loan documents, (i) the admission in writing by any tenant under a Lease Sweep Lease or its direct or indirect parent company (a “Lease Sweep Tenant Party”) of its inability to pay its debts generally, the making of a general assignment for the benefit of creditors, or the instituting by any Lease Sweep Tenant Party of any proceedings under the applicable insolvency law or (ii) the instituting of any proceeding against or with respect to any Lease Sweep Tenant Party seeking liquidation of its assets or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of it or the whole or any substantial part of its properties or assets or the taking of any corporate, partnership or limited liability company action in furtherance of any of the foregoing.

■	Property Management. The 40 Gansevoort Property is currently managed by CBJ Management LLC, a New York limited liability company and an affiliate of the borrower.

■	Release of Collateral. Not permitted.

■	Current Mezzanine or Secured Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Indebtedness. Not permitted.

■	Terrorism Insurance. The borrower is required to maintain terrorism insurance in an amount equal to the full replacement cost of the 40 Gansevoort Property.

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LOAN #10: IN-REL 4 PORTFOLIO

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LOAN #10: IN-REL 4 PORTFOLIO

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LOAN #10: IN-REL 4 PORTFOLIO

Mortgaged Property Information		Mortgage Loan Information
Number of Mortgaged Properties	4		Loan Seller	CREFI
Location (City/State)(1)	Various		Cut-off Date Balance	$43,500,000
Property Type(1)	Various		Cut-off Date Balance per SF	$67.78
Size (SF)	641,784		Percentage of Initial Pool Balance	2.9%
Total Occupancy as of 10/1/2021	78.9%		Number of Related Mortgage Loans	None
Owned Occupancy as of 10/1/2021	78.9%		Type of Security	Fee
Year Built / Latest Renovation(1)	Various		Mortgage Rate	3.24000%
Appraised Value(1)	$62,000,000		Original Term to Maturity (Months)	60
Appraisal Date	Various		Original Amortization Term (Months)	360
Borrower Sponsors	Charles Stein, Dennis Udwin, The Charles		Original Interest Only Period (Months)	12
Stein Trust, The Dennis Udwin Trust, The Charles Stein 2015 Family Trust I and The Dennis Udwin 2015 Family Trust			First Payment Date	12/6/2021
			Maturity Date	11/6/2026

Property Management	In-Rel Properties North, LLC

Underwritten Revenues	$8,952,960
Underwritten Expenses	$3,372,474	Escrows(2)
Underwritten Net Operating Income (NOI)	$5,580,486		Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$4,882,661	Taxes	$102,003	$51,001
Cut-off Date LTV Ratio	70.2%	Insurance	$0	Springing
Maturity Date LTV Ratio	64.4%	Replacement Reserve(3)	$0	$13,371
DSCR Based on Underwritten NOI / NCF	2.46x / 2.15x	TI/LC(4)	$1,165,642	$37,437
Debt Yield Based on Underwritten NOI / NCF	12.8% / 11.2%	Deferred Maintenance Reserve	$140,128	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$43,500,000	99.6%	Loan Payoff	$40,760,574	93.3%
Principal New Cash Contribution	165,000	0.4	Closing Costs	1,496,654	3.4
			Upfront Reserves	1,407,773	3.2
Total Sources	$43,665,000	100.0%	Total Uses	$43,665,000	100.0%

(1)	See the “In-Rel 4 Portfolio Summary” chart below for the Location, Property Type, Year Built / Latest Renovation and Appraised Values of the individual In-Rel 4 Portfolio Properties (as defined below).

(2)	See “—Escrows” below.

(3)	The replacement reserve is subject to a cap equal to approximately $320,892.

(4)	The TI/LC reserve is subject to a cap equal to approximately $898,798.

■	The Mortgage Loan. The In-Rel 4 Portfolio mortgage loan (the “In-Rel 4 Portfolio Mortgage Loan”) is secured by a first mortgage encumbering the borrowers’ fee interest in a portfolio of three office properties and one mixed use (office/retail) property located in Oklahoma and Alabama containing an aggregate of 641,784 SF (the “In-Rel 4 Portfolio Properties”). The In-Rel 4 Portfolio Mortgage Loan has an original principal balance and an outstanding principal balance as of the Cut-off Date of $43,500,000 and represents approximately 2.9% of the Initial Pool Balance. The In-Rel 4 Portfolio Mortgage Loan was originated by Citi Real Estate Funding Inc. on November 5, 2021. The proceeds of the In-Rel 4 Portfolio Mortgage Loan were used to refinance the In-Rel 4 Properties, pay closing costs and fund upfront reserves. The In-Rel 4 Portfolio Mortgage Loan accrues interest at a fixed rate of 3.24000% per annum.

The In-Rel 4 Portfolio Mortgage Loan has an initial term of 60 months and a remaining term of 59 months as of the Cut-off Date. The In-Rel 4 Portfolio Mortgage Loan requires interest only payments on each payment date through and including the payment date in November 2022 and thereafter requires monthly payments of interest and principal sufficient to amortize the In-Rel 4 Portfolio Mortgage Loan over a 30-year amortization schedule. The scheduled maturity date of the In-Rel 4 Portfolio Mortgage Loan is the payment date in November 2026. Voluntary prepayment of the In-Rel 4 Portfolio Mortgage Loan is prohibited prior to the payment date in August 2026. Provided that no event of default under the In-Rel 4 Portfolio Mortgage Loan is continuing, defeasance with direct, noncallable obligations of the United States of America is permitted at any time on or after the first due date following the second anniversary of the securitization closing date.

■	The Mortgaged Properties. The In Rel 4 Portfolio Properties consist of three office properties located in Birmingham, Alabama and one mixed use (office/retail) property located in Oklahoma City, Oklahoma.

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LOAN #10: IN-REL 4 PORTFOLIO

The following table presents certain information relating to the individual In-Rel 4 Portfolio Properties:

Portfolio Summary

Property Name	City	State	Property Type	Year Built/ Renovated	Net Rentable Area (SF)	Occupancy(1)	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value	UW NOI(1)
50 Penn Place	Oklahoma City	Oklahoma	Mixed Use	1974/2019	317,043	84.4%	$19,250,000	44.3%	$27,400,000	$2,609,777
Beacon Ridge Tower	Birmingham	Alabama	Office	1983/NAP	153,287	64.4%	10,800,000	24.8	15,400,000	1,212,436
100 Concourse	Birmingham	Alabama	Office	1989/NAP	125,597	75.2%	10,225,000	23.5	14,600,000	1,226,564
800 Concourse	Birmingham	Alabama	Office	1990/NAP	45,857	100.0%	3,225,000	7.4	4,600,000	531,709
Total / Wtd. Avg.					641,784	78.9%	$43,500,000	100.0%	$62,000,000	$5,580,486

(1)	As of underwritten rent rolls dated October 1, 2021.

The 50 Penn Place property (“50 Penn Place”) is a mixed-use, 16-story office/retail building located in Oklahoma City, Oklahoma with a total of 317,043 SF of net rentable area. 50 Penn Place is located on an approximately 10.27-acre site. 50 Penn Place currently has 75 tenants with an average base rent of approximately $14.91 per SF. 50 Penn Place offers 989 parking spaces, resulting in a parking ratio of approximately 3.1 spaces per 1,000 SF of net rentable area. Office space makes up 54.2% of net rentable area, and retail space makes up the remaining 45.8%. Renovated in 2019, 50 Penn Place includes a parking garage, loading dock, and outdoor cafe seating.

The Beacon Ridge Tower property (“Beacon Ridge Tower”) is a suburban office building in Birmingham, Alabama consisting of 153,287 SF. Built in 1983, Beacon Ridge Tower is located on an approximately 11.91-acre site and currently has 10 tenants with an average base rent of approximately $18.09 per SF. Beacon Ridge Tower offers 600 parking spaces, resulting in a parking ratio of approximately 3.9 spaces per 1,000 SF of net rentable area.

The 100 Concourse property (“100 Concourse”) is a suburban office building in Birmingham, Alabama consisting of 125,597 SF. Built in 1989, 100 Concourse is located on an approximately 9.75-acre site and currently has 28 tenants with an average base rent of approximately $18.97 per SF. 100 Concourse offers 474 parking spaces, resulting in a parking ratio of approximately 3.8 spaces per 1,000 SF of net rentable area.

The 800 Concourse property (“800 Concourse”) consists of two suburban office buildings in Birmingham, Alabama consisting of 45,857 SF. Built in 1990, 800 Concourse is located on an approximately 4.71-acre site and currently has three tenants with an average base rent of approximately $18.83 per SF. 800 Concourse offers 183 parking spaces, resulting in a parking ratio of approximately 4.0 spaces per 1,000 SF of net rentable area.

The largest tenant by underwritten base rent is PRA Holding, LLC/Portfolio Recovery (“PRAA”) (33,900 SF; 5.3% of NRA; 7.6% of UW Base Rent). PRAA occupies suites 201 and 700 at Beacon Ridge Tower and is a subsidiary of PRA Group Inc. (NASDAQ: PRAA), an outsourcing receivables management company focused on purchasing, collecting, and managing portfolios of non-performing loans and defaulted consumer receivables. The company purchases non-performing loans and obligations of individuals owed to credit originators on discount. PRAA works with banks and other types of consumer, retail and auto finance companies to attempt collection of unpaid obligations through call center operations, legal recourse and insolvency proceedings. Founded in 1996, PRA Group, Inc. went public in 2002 and is one of the largest acquirers of nonperforming loans with operations in 18 countries. PRAA has the right terminate its lease upon providing at least nine months’ notice to the landlord.

The second largest tenant by underwritten base rent is the Sinclair Television Stations, LLC (“Sinclair”) (26,357 SF; 4.1% of NRA; 5.3% of UW Base Rent). Sinclair occupies suites 130, 140, 200 and 201 at 800 Concourse. Sinclair is a subsidiary of the Sinclair Broadcast Group, Inc. (NASDAQ: SBGI) a diversified media company founded in 1986 and a provider of regional and national sports and news. Sinclair Broadcast Group, Inc. owns and/or operates 21 regional sports network brands and owns, operates and/or provides services to 185 television stations in 86 markets. Additionally, Sinclair Broadcast Group, Inc. also owns multiple national networks and has TV stations affiliated with the major broadcast networks. Sinclair has no early termination provisions under its lease

The third largest tenant by underwritten base rent is the Community Strategies, Inc. (“Community Strategies”) (39,696 SF; 6.2% of NRA; 5.0% of UW Base Rent). Community Strategies occupies suites R300 and R301 at 50 Penn Place. Community Strategies, Inc. is doing business as Epic Charter School, a fully accredited school that combines the convenience of online learning with the support of one-on-one instruction from an Oklahoma certified teacher. Epic Charter School’s activities are reported for federal and Oklahoma tax purposes by Community Strategies under the provisions of Internal Revenue Code Section 501(c)(3) and is generally exempt from income taxes. Community

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LOAN #10: IN-REL 4 PORTFOLIO

Strategies was founded in 2005 and began reporting activity in 2009. Community Strategies has no early termination provisions under its lease.

■	COVID-19 Update. As of November 6, 2021, all of the In-Rel 4 Portfolio Properties are open and operational. According to the borrower sponsors, two tenants representing approximately 1% of total NRA received rent abatements due to the COVID-19 pandemic. As of November 6, 2021, the In-Rel 4 Portfolio Mortgage Loan is not subject to any modifications or forbearance requests. The first payment date of the In-Rel 4 Portfolio Mortgage Loan is December 6, 2021.

Largest Tenants Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	Lease Expiration	Renewal / Extension Options
PRAA(4)	BB+ / Ba2 / NR	33,900	5.3%	$638,865	7.6%	$18.85	3/31/2026	3, 3-year options
Sinclair	NR / Ba2 / B	26,357	4.1	448,063	5.3	$17.00	9/30/2027	2, 5-year options
Community Strategies	NR / NR / NR	39,696	6.2	420,753	5.0	$10.60	7/31/2028	2, 6-year options
iHeartMedia + Entertainment, Inc.	NR / NR / B	22,095	3.4	373,626	4.4	$16.91	8/31/2025	2, 5-year options
Employers Mutual Casualty Company/ EMC Insurance(5)	NR / NR / NR	16,930	2.6	371,929	4.4	$21.97	11/30/2022	None
MuniServices, LLC	BB+ / Ba2 / NR	16,964	2.6	320,442	3.8	$18.89	12/31/2023	None
Clear Channel Broadcasting, Inc./iHeartMedia	NR / NR / B	17,081	2.7	312,558	3.7	$18.30	3/31/2025	2, 5-year options
Highland Treatment Center, LLC	NR / NR / NR	14,954	2.3	309,912	3.7	$20.72	3/31/2028	Various(6)
Executive Office Services	NR / NR / NR	16,964	2.6	302,807	3.6	$17.85	2/28/2026	None
Aerotek, Inc.	NR / NR / NR	11,977	1.9	244,577	2.9	$20.42	12/31/2022	2, 3-year options
Ten Largest Tenants		216,918	33.8%	$3,743,533	44.4%	$17.26
Remaining Tenants		289,604	45.1	4,685,148	55.6	16.18
Vacant Space		135,262	21.1	NAP	NAP	NAP
Total / Wtd. Avg. All Owned Tenants		641,784	100.0%	$8,428,681	100.0%	$16.64

(1)	Based on the underwritten rent roll dated as of October 1, 2021.

(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF are inclusive of contractual rent steps

(4)	PRAA has the right to terminate its lease effective upon at least nine months prior notice to the termination date.

(5)	Employers Mutual Casualty Company/ EMC Insurance may terminate its lease upon an interruption of service continuing for 30 consecutive days effective as of the beginning date of the service interruption.

(6)	Highland Treatment Center, LLC has one, five year renewal option on Suite 296 and five, one year renewal options on Suite 340.

The following table presents certain information relating to the lease rollover schedule at the In-Rel 4 Properties, based on the initial lease expiration date:

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	22,053	3.4%	3.4%	$232,361	2.8%	$10.54	14
2021	0	0.0	3.4%	0	0.0	$0.00	0
2022	86,772	13.5	17.0%	1,566,554	18.6	$18.05	26
2023	94,905	14.8	31.7%	1,629,453	19.3	$17.17	26
2024	51,040	8.0	39.7%	926,888	11.0	$18.16	19
2025	65,021	10.1	49.8%	1,048,387	12.4	$16.12	10
2026	68,267	10.6	60.5%	1,235,475	14.7	$18.10	8
2027	47,035	7.3	67.8%	830,918	9.9	$17.67	5
2028	65,379	10.2	78.0%	894,762	10.6	$13.69	4
2029	0	0.0	78.0%	0	0.0	$0.00	0
2030	3,192	0.5	78.5%	63,884	0.8	$20.01	2
2031	0	0.0	78.5%	0	0.0	$0.00	0
2032 & Thereafter	2,858	0.4	78.9%	0	0.0	$0.00	2
Vacant	135,262	21.1	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	641,784	100.0%		$8,428,681	100.0%	$16.64	116

(1)	Based on the underwritten rent roll dated as of October 1, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	UW Base Rent, % of Total UW Base Rent, and UW Base Rent $ per SF are inclusive of contractual rent steps.

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LOAN #10: IN-REL 4 PORTFOLIO

The following table presents certain information relating to historical leasing at the In-Rel 4 Portfolio Properties:

Historical Leased %(1)(2)

2018	2019	2020	As of 10/01/21(3)
76.1%	75.5%	78.5%	78.9%

(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Occupancy is reflective of the weighted average occupancy of the In-Rel 4 Portfolio Properties.

(3)	Based on the underwritten rent rolls dated October 1, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the In-Rel 4 Portfolio Properties:

Cash Flow Analysis(1)

	2018	2019		2020	TTM 8/31/2021	Underwritten(2)	Underwritten $ per SF
Base Rent	$8,231,679	$7,853,687		$7,834,672	$8,186,545	$8,272,191	$12.89
Contractual Rent Steps(3)	0	0		0	0	156,490	0.24
Potential Income from Vacant Space	0	0		0	0	2,220,070	3.46
Reimbursements	553,252	496,510		437,072	452,232	435,934	0.68
Gross Potential Rent	$8,784,930	$8,350,198		$8,271,743	$8,638,776	$11,084,685	$17.27

Total Other Income	43,840	71,191		39,794	44,965	44,965	0.07
Vacancy & Credit Loss	0	0		0	0	(2,220,070)	(3.46)
Parking	51,660	46,870		46,410	43,380	43,380	0.07
Effective Gross Income	$8,880,430	$8,468,259		$8,357,948	$8,727,122	$8,952,960	$13.95

Real Estate Taxes	685,020	570,512		565,483	586,030	585,526	0.91
Insurance	87,306	92,277		77,689	77,689	99,150	0.15
Management Fee	266,413	254,048		250,738	261,814	268,589	0.42
Other Operating Expenses(4)	2,606,964	2,523,069		2,438,145	2,408,861	2,419,210	3.77
Total Expenses	$3,645,703	$3,439,906		$3,332,056	$3,334,394	$3,372,474	$5.25

Net Operating Income	$5,234,728	$5,028,352		$5,025,892	$5,392,728	$5,580,486	$8.70
Replacement Reserves	0	0		0	0	160,446	0.25
TI/LC	0	0		0	0	537,379	0.84
Net Cash Flow	$5,234,728	$5,028,352		$5,025,892	$5,392,728	$4,882,661	$7.61

Occupancy	76.1%	75.5%		78.5%	78.9%(2)	80.0%(5)
NOI Debt Yield	12.0%	11.6%		11.6%	12.4%	12.8%
NCF DSCR	2.31x	2.22x	x	2.22x	2.38x	2.15x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Based on the underwritten rent rolls dated October 1, 2021.

(3)	Represents rent steps through August 1, 2022 for the Beacon Ridge Tower Property and October 1, 2022 for the remaining In-Rel 4 Portfolio Properties.

(4)	Other operating expenses consists of repairs and maintenance, cleaning, utilities, and general and administrative expenses.

(5)	Underwritten Occupancy is based on the economic occupancy.

■	Appraisal. According to the portfolio appraisals, the In-Rel 4 Portfolio Properties have an aggregate “as is” appraised value of $62,000,000 as of September 24, 2021 and October 1, 2021.

■	Environmental Matters. According to Phase I environmental reports, dated October 6, 2021, there are no recognized environmental conditions or recommendations for further action at any of the In-Rel 4 Portfolio Properties.

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LOAN #10: IN-REL 4 PORTFOLIO

■	Market Overview and Competition. 50 Penn Place is located in Oklahoma City, Oklahoma within the Oklahoma City metropolitan statistical area (“Oklahoma City MSA”). 50 Penn Place borders the North Oklahoma City and Northwest Oklahoma City submarkets. Major connections to the area include Lake Hefner Parkway, the Northwest Expressway and I-44 which is adjacent to 50 Penn Place. As of 2021, the Oklahoma City MSA has a population of 1,421,923 and a median household income of $60,428. As of the trailing four quarters ended Q2 2021, the office market vacancy for the North Oklahoma City and Northwest Oklahoma City submarkets was 6.7% and 14.9%, respectively. As of the trailing four quarters ended Q2 2021, the North Oklahoma City and Northwest Oklahoma City submarkets have an average base rent per SF of $18.64 and $17.02, respectively.

The following table displays five comparable office properties for the 50 Penn Place property.

Summary of Comparable Leases(1)

Property Name	Tenant Name	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (years)	Base Rent Per SF
50 Penn Place	Relx Inc.	12,315(2)	Jul 2002(2)	19.5(2)	$17.00(2)
The Tower	Weaver	3,990	Aug 2021	7.0	$22.00
Oil Center	Oklahoma Housing Finance	10,414	Sep 2021	1.0	$15.50
Union Plaza	Whelan Security	2,120	Sep 2021	6.0	$20.00
Lakeside Shops	The Shower Door Source	5,130	Jul 2021	4.0	$13.00
Landmark Towers	OK Expansion	1,102	Jun 21	3.0	$16.50

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated October 1, 2021.

Beacon Ridge Tower is located in Birmingham, Alabama within the Birmingham-Hoover, Alabama metro statistical area (“Birmingham-Hoover MSA”) and is a part of the Vulcan / Oxmoor submarket. According to the appraisal, the surrounding area is considered to be in its growth stage, with several new developments being constructed within a five-mile radius. Primary access to Beacon Ridge Tower includes Beacon Parkway West, which connects to the major highway Alabama 149. Other connections include U.S. Route 31 and I-65. As of 2021, the Birmingham-Hoover MSA has a population of 1,112,085 and a median household income of $57,658. The office market vacancy for the Vulcan / Oxmoor submarket is 33.1% with an average base rent of $17.19 per SF.

100 Concourse and 800 Concourse are located in Birmingham, Alabama within the Birmingham-Hoover MSA and are a part of the I-65 Corridor / S Shelby County submarket. Primary access to the properties is provided by Concourse Parkway, which connects to Valleydale Road, a major residential and commercial linkage. Other major connections include U.S. Route 31 and I-65. The office market vacancy for the I-65 Corridor / S Shelby County submarket is 7.2% with an average base rent of $15.43 per SF.

The following table displays five comparable office properties for Beacon Ridge Tower, 800 Concourse and 100 Concourse.

Summary of Comparable Leases(1)

Property Name	Tenant Name	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (years)	Base Rent Per SF
Beacon Ridge Tower	Clear Channel Broadcasting, Inc./iHeartMedia	17,081(2)	Apr 2005(2)	20.0(2)	$18.30(2)
800 Concourse	Sinclair Television Stations, LLC	26,357(2)	May 1996(2)	31.3(2)	$17.00(2)
100 Concourse	Highland Treatment Center, LLC	14,954(2)	Jan 2021(2)	7.2(2)	$20.72(2)
500 Office Park	NAV	1,094	Oct 2021	5.0	$20.00
Meadow Brook South 2500	NAV	23,792	Oct 2021	5.0	$18.75
Colonnade Corporate	Eversource	6,987	Apr 2021	5.3	$26.38
361 Summit Blvd.	Gaines, Gault & Hendrix	9,403	Sep 2020	5.1	$23.50
Meadowbrook 100	Weinberg Wheeler Hudgins	7,063	Apr 2020	5.0	$21.50

(1)	Source: Appraisals.

(2)	Based on the underwritten rent rolls dated October 1, 2021.

B-94

LOAN #10: IN-REL 4 PORTFOLIO

■	The Borrowers. The borrowers are Concourse 100, LLC, 800 Building Owner, LLC, Beacon Ridge, LLC and 50 Penn Building Owner, LLC, each a single purpose Delaware limited liability company. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the In-Rel 4 Loan.

The sponsors and non-recourse carveout guarantors are Charles Stein and Dennis Udwin, each an individual. The borrower sponsors also include The Charles Stein Trust, The Dennis Udwin Trust, The Charles Stein 2015 Family Trust I and The Dennis Udwin 2015 Family Trust. Charles Stein is a founding principal of In-Rel Properties and is currently responsibly for the company’s treasury functions, financial and tax planning and sourcing and underwriting of new transactions. Dennis Udwin is a founding principal of In-Rel Properties and oversees In-Rel Properties’ leasing, property management, construction functions, and due diligence on new acquisitions.

■	Escrows. At loan origination, the borrowers deposited (i) approximately $102,003 into a tax reserve, (ii) approximately $1,165,642 into a TI/LC reserve and (iii) approximately $140,128 into a deferred maintenance reserve.

Tax Reserve. On a monthly basis, the borrowers are required to deposit 1/12 of an amount which would be sufficient to pay taxes for the next ensuing 12 months (currently equivalent to approximately $51,001).

Insurance Reserve. On each due date, the borrowers are required to deposit 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage afforded by such policies into an insurance reserve; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintain a blanket policy meeting the requirements of the In-Rel 4 Portfolio Mortgage Loan documents. An acceptable blanket policy is currently in place.

Replacement Reserve. On each due date, the borrowers are required to deposit approximately $13,371 into a replacement reserve, subject to a cap of $320,892.

TI/LC Reserve. On each due date, the borrowers are required to deposit approximately $37,437 into a TI/LC reserve, subject to a cap of $898,798.

■	Lockbox and Cash Management. The In-Rel 4 Portfolio Mortgage Loan is structured with a soft lockbox and springing cash management. The borrowers are required, upon the occurrence of a Trigger Period (as defined below), to deliver a tenant direction letter to the existing tenants at the In-Rel 4 Portfolio Properties, directing them to remit their rent checks directly to the lender-controlled lockbox. Prior to a Trigger Period, The borrowers are required to cause revenue received by the borrowers or any applicable property manager from the In-Rel 4 Portfolio Mortgage Loan Properties to be deposited into such lockbox promptly upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of the borrowers unless a Trigger Period exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the In-Rel 4 Portfolio Mortgage Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the In-Rel 4 Portfolio Mortgage Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the In-Rel 4 Portfolio Mortgage Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the In-Rel 4 Portfolio Mortgage Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest to occur of (i) an event of default, and (ii) and the debt service coverage ratio falling below 1.15x; and (B) expiring upon (1) with respect to clause (A)(i), the cure (if applicable) of such event of default, and (2) with respect to clause (A)(ii), the debt service coverage ratio remains equal to or greater than 1.20x for two consecutive calendar quarters.

■	Property Management. The In-Rel 4 Portfolio Properties are managed by In-Rel Properties North, LLC, an affiliate of the borrower sponsors.

■	Ground Lease. None.

■	Current Mezzanine or Subordinate Indebtedness. None.

■	Permitted Future Mezzanine or Subordinate Secured Indebtedness. Not Permitted.

B-95

LOAN #10: IN-REL 4 PORTFOLIO

■	Release of Collateral. So long as no event of default has occurred and is continuing, and the Release Price (as defined below) is paid, the borrowers may at any time release an outparcel at the 50 Penn Place Property provided (i) borrowers provide a written request no less than 45 days prior to intended release date; (ii) the individual property is legally divided from the remaining property and assigned separate tax identification; (iii) evidence of effective property release, title insurance policy and an updated survey of the remaining property, all under legal compliance are provided to Lender within 20 days and (iv) compliance with applicable REMIC requirements relating to the REMIC 125% LTV test for release which may be satisfied by delivery of any of the following if permitted by REMIC requirements: an existing or updated appraisal, a broker’s price opinion or other written determination of value using a commercially reasonable valuation method, in each case satisfactory to the lender, but will be based solely on the value of real property and will exclude personal property and going-concern value.

“Release Price” shall mean, with respect to any individual property, an amount equal to the greater of (a) 115% of the allocated loan amount with respect to such individual property and (b) the net sales proceeds applicable to such individual property.

Provided that no event of default is continuing, at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized, the borrowers may deliver defeasance collateral and obtain release of one or more individual In-Rel 4 Portfolio Properties, in each case, provided that, among other conditions, (i) the defeasance collateral is in an amount equal to the greater of (a) 115% of the allocated loan amount for the individual In-Rel 4 Portfolio Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrowers delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release after giving effect to the release, the debt service coverage ratio with respect to the remaining In-Rel 4 Portfolio Properties is greater than the greater of (a) 2.05x, and (b) the debt service coverage ratio for all of the In-Rel 4 Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the loan-to-value ratio with respect to the remaining In-Rel 4 Portfolio Properties is no greater than the lesser of (a) 70.2% and (b) the loan-to-value ratio for all of the In-Rel 4 Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (vi) as of the date of notice of the partial release and the consummation of the partial release, after giving effect to the release, the debt yield with respect to the remaining In-Rel 4 Portfolio Properties is greater than the greater of (a) 11.2%, and (b) the debt yield for all of the In-Rel 4 Portfolio Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable.

■	Terrorism Insurance. The borrowers are required to maintain or cause to be maintained an “all-risk” insurance policy that provides coverage for terrorism in an amount equal to the full replacement cost of the In-Rel 4 Portfolio Properties, plus business interruption coverage in an amount equal to 100% of the projected gross income for the applicable In-Rel 4 Portfolio property for 18 months with six months of extended indemnity. The “all-risk” policy containing terrorism insurance is required to contain a deductible no greater than $25,000 unless lender consents to a higher deductible. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties” in the Prospectus.

B-96

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B-97

LOAN #11: THE EDDY

Mortgaged Property Information	Mortgage Loan Information
Number of Mortgaged Properties	1	Loan Seller	GACC
Location (City/State)	Harrison, New Jersey	Cut-off Date Balance(3)	$43,000,000
Property Type	Multifamily	Cut-off Date Balance per Unit(3)	$138,709.68
Size (Units)	310	Percentage of Initial Pool Balance	2.9%
Total Occupancy as of 11/5/2021	97.7%	Number of Related Mortgage Loans	None
Owned Occupancy as of 11/5/2021	97.7%	Type of Security	Fee
Year Built / Latest Renovation	2021 / NAP	Mortgage Rate(3)	2.45500%
Appraised Value(1)	$141,300,000	Original Term to Maturity (Months)	120
Appraisal Date	10/1/2022	Original Amortization Term (Months)	360
Borrower Sponsors	Ironstate Holdings LLC, Richard A. Miller, Edward Kohler and Michael E. Richman	Original Interest Only Period (Months)	60
Property Management	Ironstate Properties LLC	First Payment Date	1/1/2022
Maturity Date	12/1/2031

Underwritten Revenues	$9,542,595
Underwritten Expenses	$3,331,279	Escrows
Underwritten Net Operating Income (NOI)	$6,211,316	Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$6,133,816	Taxes	$130,293	$65,147
Cut-off Date LTV Ratio(1)(3)	30.4%	Insurance	$0	Springing
Maturity Date LTV Ratio(1)(3)	27.1%	Replacement Reserve	$0	$0
DSCR Based on Underwritten NOI / NCF(2)(3)	3.17x / 3.13x	TI/LC	$0	$0
Debt Yield Based on Underwritten NOI/NCF(3)	14.4% / 14.3%	Other(4)	$1,966,090	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$43,000,000	47.8%	Loan Payoff	$81,937,237	91.0%
Subordinate Loan Amount	47,000,000	52.2	Principal Equity Distribution	5,258,144	5.8
Reserves	2,096,383	2.3
Closing Costs	708,237	0.8
Total Sources	$90,000,000	100.0%	Total Uses	$90,000,000	100.0%

(1)	Appraised value is based on the “As Stabilized” appraised value of $141.3 million as of October 1, 2022, which assumes the stabilized operation of the property (including the expiration of rent concessions) as of the stabilization date. The appraisal concluded an “as-is” appraised value of $140.1 million as of October 13, 2021. The “as-is” appraised value results in a Cut-off Date LTV Ratio (%) and Maturity Date LTV Ratio for The Eddy mortgage loan of 30.7% and 27.3%, respectively, and 64.2% and 57.1%, respectively for The Eddy loan combination based on its outstanding principal balance as of the Cut-off Date. The Cut-off Date LTV Ratio of The Eddy loan combination based on the “as is” appraised value and assuming the future earnout advance (as described in footnote (3) below) was fully advanced on the Cut-off Date would be 71.4%

(2)	DSCR Based on Underwritten NOI/NCF is calculated based on the aggregate debt service during the 12-month period commencing January 1, 2027 and is calculated based on the outstanding principal balance as of the Cut-off Date of The Eddy mortgage loan.

(3)	The Eddy mortgage loan is part of the $90,000,0000 The Eddy loan combination evidenced by The Eddy mortgage loan with an outstanding principal balance as of the Cut-off Date of $43,000,000 and The Eddy subordinate companion loan with an outstanding principal balance as of the Cut-off Date of $47,000,000. In addition, The Eddy loan combination documents entitle the borrower to obtain, on or before November 23, 2024, up to two future earnout advances in an aggregate amount of up to $10,000,000 (allocated between senior and subordinate notes in the same proportion as the original balance of the loan combination) from certain lenders other than the issuing entity, subject to the borrower’s satisfaction of specified conditions. The Eddy subordinate companion loan accrues interest at the rate of 3.28797872340425% per annum, and The Eddy future earnout advances, if made, will bear interest at a rate to be determined pursuant to a formula set forth in the loan combination documents. The Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR based on Underwritten NOI/NCF, Debt Yield Based on Underwritten NOI/NCF, Cut-off Date Balance, Cut-off Date Balance Per Unit and Mortgage Rate set forth above reflect only The Eddy mortgage loan, and exclude The Eddy subordinate companion loan and future earnout advance. Including The Eddy subordinate companion loan, the Cut-off Date LTV Ratio (based on the As Stabilized appraised value), Maturity Date LTV Ratio (based on the As Stabilized appraised value), DSCR based on Underwritten NOI/NCF, Debt Yield Based on Underwritten NOI/NCF, Cut-off Date Balance, Cut-off Date Balance per Unit and Mortgage Rate would be 63.7%, 56.6% 1.38x/1.37x, 6.9%/6.8%, $90,000,000, $290,322.58 and 2.89000%. Assuming the future earnout advances were fully funded as of the Cut-off Date, the Cut-off Date LTV Ratio of The Eddy loan combination, based on the As Stabilized appraised value would be 70.8%, the Debt Yield based on NOI/NCF of The Eddy loan combination would be 6.2% and 6.1%, respectively, and the Cut-off Date Balance per Unit would be $322,580.65. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Future Advances Under The Eddy Loan Combination” and “Description of the Mortgage Pool—Future Advance Loan” in the Prospectus.

(4)	Other upfront reserves represents an interest reserve in the amount of $1,966,090.

COVID-19 Update. As of November 1, 2021, The Eddy property is open and operating. The Eddy mortgage loan is not subject to any modification or forbearance requests.

The following table presents certain information relating to the unit mix at The Eddy property:

Multifamily Unit Mix(1)

Unit Type	# of Units	% of Units	Occupied Units	% Occupied	Size (SF)	Rent per Month
Studio	99	31.9%	97	98.0%	444	$1,902
1 Bedroom 1 Bath	145	46.8	143	98.6%	696	$2,307
2 Bedroom 1 Bath	5	1.6	5	100.0%	970	$3,138
2 Bedroom 2 Bath	61	19.7	58	95.1%	1,064	$3,479
Total / Wtd. Avg.	310	100.0%	303	97.7%	693	$2,416

(1)	Based on the underwritten rent roll dated November 5, 2021.

B-98

LOAN #11: THE EDDY

The following table presents certain information relating to historical leasing at The Eddy Properties:

Historical Leased %

2019(1)	2020(1)	11/5/2021(2)
N/A	N/A	97.7%

(1)	Historical Occupancy is not available since The Eddy property was recently completed in 2021.

(2)	Based on the underwritten rent roll dated November 5, 2021.

Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at The Eddy property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per Unit
Base Rent	$9,010,500	$29,066.13
Gross Potential Rent	9,010,500	29,066.13
Vacancy & Credit Loss & Concessions	(450,525)	(1,453.31)
Total Rent	$8,559,975	$27,612.82
Other Income(2)	982,620	3169.74
Effective Gross Income	$9,542,595	$30,782.56

Real Estate Taxes(3)	1,278,497	4,124.18
Insurance	286,254	923.40
Management Fee	286,278	923.48
Other Operating Expenses	1,480,250	4,775.00
Total Operating Expenses	$3,331,279	$10,746.06

Net Operating Income	$6,211,316	$20,036.50
Replacement Reserves	77,500	250.00
Net Cash Flow	$6,133,816	$19,786.50

Occupancy	95.0%(4)
NOI Debt Yield	14.4%
NCF DSCR(5)	3.13x

(1)	The Eddy property was constructed in 2021, and accordingly historical operating information and occupancy is not available.

(2)	Other Income consists of $662,220 of parking income and $320,400 of amenity fees, storage income and other income.

(3)	The Eddy property is party to a payment in lieu of taxes agreement. Real estate taxes were underwritten based on the first year’s abated taxes under such agreement. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” in the Prospectus.

(4)	Underwritten Occupancy is based on the economic occupancy.

(5)	NOI Debt Yield and NCF DSCR are calculated based on the outstanding principal balance as of the Cut-off Date of The Eddy mortgage loan, and excludes The Eddy subordinate companion loan and the future earnout advance. NCF DSCR is calculated based on the aggregate debt service during the 12-month period commencing January 1, 2027.

B-99

LOAN #12: JMT CHICAGO MULTI PORTFOLIO

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties		6	Loan Seller		CREFI
Location (City/State)(1)		Various, Illinois	Cut-off Date Balance		$42,500,000
Property Type(1)		Multifamily	Cut-off Date Balance per Unit		$78,125
Size (Units)		544	Percentage of Initial Pool Balance		2.8%
Total Occupancy as of 10/27/2021		94.5%	Number of Related Mortgage Loans		None
Owned Occupancy as of 10/27/2021		94.5%	Type of Security		Fee Simple
Year Built / Latest Renovation(1)		Various	Mortgage Rate		3.78000%
Appraised Value(1)		$63,800,000	Original Term to Maturity (Months)		120
Appraisal Date		10/14/2021	Original Amortization Term (Months)		NAP
Borrower Sponsors		Joseph Junkovic and Thomas Junkovic	Original Interest Only Period (Months)		120
Property Management		JMT Management Corporation	First Payment Date		1/6/2022
			Maturity Date		12/6/2031

Underwritten Revenues		$6,228,554
Underwritten Expenses		$2,724,182	Escrows
Underwritten Net Operating Income (NOI)	$3,504,373			Upfront	Monthly
Underwritten Net Cash Flow (NCF)		$3,359,220	Taxes	$540,070	$90,012
Cut-off Date LTV Ratio		66.6%	Insurance	$32,012	$89
Maturity Date LTV Ratio		66.6%	Replacement Reserve	$0	$12,096
DSCR Based on Underwritten NOI / NCF	2.15x/ 2.06x		TI/LC	$0	$0
Debt Yield Based on Underwritten NOI / NCF	8.2%/ 7.9%		Other(2)	$944,348	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Amount	$42,500,000	100.0%	Loan Payoff	$38,686,318	91.0%
			Upfront Reserves	1,516,430	3.6
			Return of Equity	1,156,670	2.7
			Closing Costs	1,140,582	2.7
Total Sources	$42,500,000	100.0%	Total Uses	$42,500,000	100.0%

(1)	See the “Portfolio Summary” chart below for the Location, Property Sub-Type, Year Built / Latest Renovation and Appraised Values of the individual JMT Chicago Multi Portfolio Properties (as defined below).

(2)	Other upfront reserve consists of a debt service reserve ($500,000) and deferred maintenance reserve ($444,348).

The following table presents certain information relating to the JMT Chicago Multi Portfolio properties (the “JMT Chicago Multi Portfolio Properties”):

Portfolio Summary

Property Name	City, State	Property Sub-Type	Year Built / Renovated	Units	Occupancy(1)	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value	UW NOI
Somerset I	Alsip, IL	Garden	1971 / 1990	240	97.9%	$18,185,738	42.8%	$27,300,000	$1,698,186
Oak Lawn	Oak Lawn, IL	Garden	1960 / NAP	81	90.1%	6,328,370	14.9	9,500,000	450,038
Somerset II	Merrionette Park, IL	Garden	1972 / NAP	72	94.4%	5,928,683	13.9	8,900,000	482,928
Kenmore	Chicago, IL	Mid Rise	1969 / NAP	56	87.5%	5,595,611	13.2	8,400,000	377,850
Somerset III	Merrionette Park, IL	Garden	1966 / NAP	48	93.8%	3,530,564	8.3	5,300,000	275,622
Washington	Oak Park, IL	Mid Rise	1928 / NAP	47	93.6%	2,931,034	6.9	4,400,000	219,750
Total				544	94.5%	$42,500,000	100.0%	$63,800,000	$3,504,373

(1)	Based on the underwritten rent rolls dated October 27, 2021.

■	COVID-19 Update. As of November 6, 2021, the JMT Chicago Multi Portfolio Properties are open and operating. Collections were 94% for August 2021 and 98% for September 2021. The JMT Chicago Multi Portfolio loan (“JMT Chicago Multi Portfolio Mortgage Loan”) is not subject to any modification or forbearance request. The first payment date for the JMT Chicago Multi Portfolio loan is January 6, 2022.

B-100

LOAN #12: JMT CHICAGO MULTI PORTFOLIO

The following table presents certain information relating to the unit mix at the JMT Chicago Multi Portfolio Properties:

Unit Mix(1)
Property Name	Units	Studio	1 BR	2 BR	Average Rent per Unit per Month	Average Market Rent per Unit per Month(2)
Somerset I	240	0	120	120	$1,015	$1,012
Oak Lawn	81	0	54	27	$944	$958
Somerset II	72	0	24	48	$1,036	$1,036
Kenmore	56	16	40	0	$1,011	$973
Somerset III	48	0	12	36	$932	$915
Washington	47	41	6	0	$870	$868
Total / Wtd. Avg.	544	57	256	231	$987	$982

(1)	Based on the underwritten rent rolls dated October 27, 2021.

(2)	Source: Appraisals.

The following table presents certain information relating to historical leasing at the JMT Chicago Multi Portfolio Properties:

Historical Leased %(1)

2019	2020	As of 10/27/2021(2)
95.1%	95.8%	94.5%

(1)	Reflects average occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent rolls dated October 27, 2021.

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and Underwritten Net Cash Flow at the JMT Chicago Multi Portfolio Properties:

Cash Flow Analysis(1)

	2019	2020	TTM 9/30/2021	Underwritten	Underwritten $ per Unit
Base Rent	$5,435,248	$5,620,424	$5,778,066	$6,090,528	$11,195.82
Potential Income from Vacant Units	0	0	0	349,464	642.40
Vacancy, Credit Loss & Concessions	(2,014)	0	0	(349,464)	(642.40)
Other Income	161,578	155,208	134,006	138,026	253.72
Effective Gross Income	$5,594,812	$5,775,632	$5,912,072	$6,228,554	$11,449.55

Real Estate Taxes	875,566	911,328	1,028,734	1,028,734	1,891.05
Insurance	129,071	102,055	114,086	119,228	219.17
Management Fees	167,844	173,269	177,362	186,857	343.49
Total Other Expenses	1,362,819	1,372,623	1,397,000	1,389,363	2,553.98
Total Operating Expenses	$2,535,301	$2,559,275	$2,717,182	$2,724,182	$5,007.69

Net Operating Income	$3,059,511	$3,216,357	$3,194,890	$3,504,373	$6,441.86
Replacement Reserves	0	0	0	145,152	266.82
Net Cash Flow	$3,059,511	$3,216,357	$3,194,890	$3,359,220	$6,175.04

Occupancy	95.1%	95.8%	96.7%	94.6%(2)
NOI Debt Yield	7.2%	7.6%	7.5%	8.2%
NCF DSCR	1.88x	1.97x	1.96x	2.06x

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring or non-operating items were excluded from the historical presentation and are not considered for the underwritten cash flow. .

(2)	Underwritten occupancy is based on the economic occupancy.

B-101

LOAN #13: Charcuterie Artisans SLB

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties		1	Loan Seller		CREFI
Location (City/State)		Town of Burrillville, Rhode Island	Cut-off Date Balance(3)		$40,000,000
Property Type		Industrial	Cut-off Date Balance per SF(2)		$122.33
Size (SF)		515,006	Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 12/6/2021		100.0%	Number of Related Mortgage Loans		None
Owned Occupancy as of 12/6/2021		100.0%	Type of Security		Fee
Year Built / Latest Renovation		Various(1)	Mortgage Rate		3.71000%
Appraised Value		$109,100,000	Original Term to Maturity (Months)		120
Appraisal Date		9/23/2021	Original Amortization Term (Months)		NAP
Borrower Sponsor		LCN North American Fund III, L.P.	Original Interest Only Period (Months)		120
Property Management		Self-Managed	First Payment Date		1/6/2022
			Maturity Date		12/6/2031

Underwritten Revenues		$5,984,560
Underwritten Expenses		$179,537	Escrows
Underwritten Net Operating Income (NOI)	$5,805,023			Upfront	Monthly
Underwritten Net Cash Flow (NCF)		$5,561,473	Taxes	$0	Springing
Cut-off Date LTV Ratio(2)		57.7%	Insurance	$0	Springing
Maturity Date LTV Ratio(2)		57.7%	Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(2)	2.45x / 2.35x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(2)	9.2% / 8.8%		Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$63,000,000	58.6%	Purchase Price	$106,500,000	99.0%
Principal’s New Cash Contribution	44,569,684	41.4	Closing Costs	1,069,684	1.0
Total Sources	$107,569,684	100.0%	Total Uses	$107,569,684	100.0%

(1)	The 1000 Daniele Drive building was built in 2005 and renovated in 2011, 2014, and 2021. The 105 Davis Drive building was built in 1976 and renovated in 1995 and 2021. The 180 Davis Drive building was built in 1997.

(2)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Charcuterie Artisans SLB loan combination.

(3)	The Charcuterie Artisans SLB mortgage Loan (“Charcuterie Artisans SLB Mortgage Loan”) is part of the Charcuterie Artisans SLB loan combination (“Charcuterie Artisans SLB Loan Combination”) which is comprised of two pari passu promissory notes with an aggregate original balance of $63,000,000.

COVID-19 Update. As of November 6, 2021, the Charcuterie Artisans SLB property (“Charcuterie Artisans SLB Property”) is open and operational. The tenant did not receive rent abatements due to the COVID-19 pandemic. As of November 6, 2021, the Charcuterie Artisans Loan Combination is not subject to any modifications or forbearance requests. The first payment date of the Charcuterie Artisans Loan Combination is January 6, 2022.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	Benchmark 2021-B31	Yes
A-2	23,000,000	23,000,000	CREFI(1)	No
Loan Combination	$63,000,000	$63,000,000

(1)	Expected to be contributed to one or more future securitizations.

The following table presents certain information relating to the sole tenant at the Charcuterie Artisans SLB Property:

Sole Tenant Based on Underwritten Base Rent(1)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(2)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
Charcuterie Artisans	NR/NR/NR	515,006	100.0%	$6,000,000	100.0%	$11.65	10/31/2046	4, 5-year renewal options
Total Occupied		515,006	100.0%	$6,000,000	100.0%	$11.65
Vacant		0	0.0	0	0.0	0.00
Total		515,006	100.0%	$6,000,000	100.0%	$11.65

(1)	Based on the underwritten rent roll dated December 6, 2021.

(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.

B-102

LOAN #13: Charcuterie Artisans SLB

The following table presents certain information relating to the lease rollover schedule at the Charcuterie Artisans SLB Property, based on the initial lease expiration date:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031 & Thereafter	515,006	100.0	100.0%	6,000,000	100.0	$11.65	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	515,006	100.0%		$6,000,000	100.0%	$11.65	1

(1)	Based on the underwritten rent roll dated December 6, 2021.

The following table presents certain information relating to historical leasing at the Charcuterie Artisans SLB Property:

Historical Leased %

As of 12/6/2021(1)
100.0%

(1)	Based on the underwritten rent roll dated December 6, 2021.

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Charcuterie Artisans SLB Property:

Cash Flow Analysis(1)

	Underwritten	Underwritten $ per SF
Base Rent	$6,000,000	$11.65
Contractual Rent Steps(2)	120,000	0.23
Total Reimbursements	179,537	0.35
Other Income	0	0.00
Gross Potential Rent	$6,299,537	$12.23
Vacancy & Credit Loss	(314,977)	(0.61)
Effective Gross Income	$5,984,560	$11.62

Real Estate Taxes	0	0.00
Insurance	0	0.00
Management Fee(3)	179,537	0.35
Other Operating Expenses	0	0.00
Total Expenses	$179,537	$0.35

Net Operating Income	$5,805,023	$11.27
Replacement Reserves	52,324	0.10
TI/LC	191,226	0.37
Net Cash Flow	$5,561,473	$10.80

Occupancy(4)	95.0%
NOI Debt Yield (5)	9.2%
NCF DSCR (5)	2.35x

(1)	Historical financials are unavailable as the Charcuterie Artisans SLB Property a single tenant triple-net property, was acquired at origination.

(2)	Contractual Rent Steps are underwritten out 12-months per the tenant's lease.

(3)	Management Fee has been underwritten to 3.0%. The property is self-managed with no formal management agreement. Given the triple-net nature of the lease, no other expenses were underwritten.

(4)	Underwritten occupancy is based on the economic occupancy.

(5)	Calculated based on the Charcuterie Artisans SLB Loan Combination.

B-103

LOAN #14: NYBERG PORTFOLIO

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties(1)	2		Loan Sellers		JPMCB
Location (City/State)	Tualatin, Oregon		Cut-off Date Balance(4)		$40,000,000
Property Type	Retail		Cut-off Date Balance per SF(4)		$124.79
Size (SF)	512,047		Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 10/14/2021	96.2%		Number of Related Mortgage Loans		3
Owned Occupancy as of 10/14/2021	96.2%		Type of Security		Leasehold
Year Built / Latest Renovation	Various / NAP		Mortgage Rate		3.64100%
Appraised Value	$106,500,000		Original Term to Maturity (Months)		120
Appraisal Date	August 9, 2021		Original Amortization Term (Months)		NAP
Borrower Sponsor(2)	California State Teachers Retirement System;		Original Interest Only Period (Months)		120
	CenterCal, LLC		First Payment Date		1/5/2022
Property Management	CenterCal Properties, LLC		Maturity Date		12/5/2031
Underwritten Revenues	$14,219,467
Underwritten Expenses	$6,214,615		Escrows(5)
Underwritten Net Operating Income (NOI) (3)	$8,004,852			Upfront	Monthly
Underwritten Net Cash Flow (NCF) (3)	$7,415,998		Taxes	$0	Springing
Cut-off Date LTV Ratio(4)	60.0%		Insurance	$0	Springing
Maturity Date LTV Ratio(4)	60.0%		Replacement Reserves	$0	$0
DSCR Based on Underwritten NOI / NCF(4)	3.39x / 3.14x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(4)	12.5% / 11.6%		Other(6)	$1,508,233	Springing

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount(4)	$63,900,000	100.0%	Principal Equity Distribution	$61,813,579	96.7%
			Upfront Reserves	1,508,233	2.4
			Closing Costs	578,189	0.9
Total Sources	$63,900,000	100.0%	Total Uses	$63,900,000	100.0%

(1)	The two Mortgaged Properties are directly adjacent to each other and no releases are permitted.

(2)	There is no separate non-recourse carveout guarantor or environmental indemnitor for the Nyberg Portfolio Loan Combination (as defined below), and the special purpose entity borrower is the sole party responsible for breaches or violations of the non-recourse carve-out provisions in the related Nyberg Portfolio Loan Combination documents, including the environmental indemnity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Nyberg Portfolio Loan Combination.

(3)	Underwritten NOI and Underwritten NCF are inclusive of contractual rent steps through November 2022. Two tenants, Bank of America and Bank of the West, are underwritten to the average rent over their lease terms due to their investment grade status.

(4)	The Nyberg Portfolio mortgage loan (the “Nyberg Portfolio Mortgage Loan”) is part of a loan combination (the “Nyberg Portfolio Loan Combination”) that is evidenced by two pari passu promissory notes in the aggregate original principal amount of $63,900,000. The Cut-off Date Balance per SF, Debt Yield Based on Underwritten NOI/NCF, DSCR Based on Underwritten NOI/NCF, Cut-off Date LTV Ratio and Maturity Date LTV Ratio numbers presented above are based on the Nyberg Portfolio Loan Combination.

(5)	See “Escrows” herein.

(6)	Other Escrows consists of an upfront outstanding TI reserve of $1,508,233 and a springing ground lease reserve.

The table below summarizes the promissory notes that comprise the Nyberg Portfolio Loan Combination. The relationship between the holders of the Nyberg Portfolio Loan Combination is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Loan Combinations—The Serviced Pari Passu Loan Combinations” in the Prospectus.

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	Benchmark 2021-B31	Yes
A-2	$23,900,000	$23,900,000	JPMCB	No
Total	$63,900,000	$63,900,000

The following table presents certain information relating to the Nyberg Portfolio properties (the “Nyberg Portfolio Properties”):

Property Name	City	State	General Property Type	Year Built	Net Rentable Area (SF)	Occupancy	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Appraised Value	% of UW Base Rent
Nyberg Rivers	Tualatin	Oregon	Retail	2014	297,987	98.8%	$20,957,746	52.4%	$55,800,000	53.0%
Nyberg Woods	Tualatin	Oregon	Retail	2007	214,060	92.5%	19,042,254	47.6%	50,700,000	47.0%
Total / Wtd. Avg.					512,047	96.2%	$40,000,000	100.0%	$106,500,000	100.0%

■	COVID-19 Update. As of October 14, 2021, the Nyberg Portfolio Properties are open and fully operational. The Nyberg Portfolio Loan Combination is currently not subject to any modification or forbearance request. However, the second largest tenant at the Nyberg Portfolio Properties by the net rentable area, LA Fitness, was not current on its rent payment obligations for the months of April 2020, May 2020, June 2020, December 2020, January 2021, and February 2021. The tenant has been current on its rent payment since March 2021 and is negotiating with the landlord to finalize a rent payback schedule. The first payment date for the Nyberg Portfolio Loan Combination is January 5, 2022.

B-104

LOAN #14: NYBERG PORTFOLIO

The following tables present certain information relating to the tenants at the Nyberg Portfolio Properties:

Largest Tenants Based on Underwritten Base Rent(1)(2)

Tenant Name	Credit Rating (Fitch/MIS/S&P)(3)	Tenant GLA	% of GLA	UW Base Rent(4)	% of Total UW Base Rent(4)	UW Base Rent $ per SF(4)	Lease Expiration	Renewal / Extension Options
Cabela's	NR/NR/NR	110,093	21.5%	$1,195,004	10.8%	$10.85	1/31/2035	10, 5-year options
LA Fitness	NR/NR/NR	45,000	8.8	1,089,000	9.9	24.20	2/28/2025	4, 5-year options
Best Buy	NR/A3/BBB+	45,394	8.9	1,061,548	9.6	23.39	1/31/2023	4, 5-year options
New Seasons Market	NR/NR/NR	33,575	6.6	664,785	6.0	19.80	10/31/2039	5, 5-year options
PetSmart	NR/NR/NR	28,046	5.5	617,012	5.6	22.00	1/31/2028	1, 5-year option
Old Navy	NR/NR/NR	17,029	3.3	383,153	3.5	22.50	9/30/2022	None
Michaels Store	NR/NR/NR	24,184	4.7	380,414	3.4	15.73	3/31/2024	2, 5-year options
Home Goods	NR/A2/A	21,750	4.2	358,875	3.2	16.50	10/31/2024	4, 5-year options
Ulta Cosmetics	NR/NR/NR	10,151	2.0	276,310	2.5	27.22	10/31/2022	None
Columbia Bank	NR/NR/NR	7,500	1.5	243,340	2.2	32.45	9/30/2027	4, 5-year options
Ten Largest Tenants		342,722	66.9%	$6,269,441	56.7%	$18.29
Remaining Occupied Tenants		149,760	29.2	4,783,316	43.3	31.94
Total Occupied		492,482	96.2%	$11,052,757	100.0%	$22.44
Vacant		19,565	3.8	0
Total / Wtd. Avg.		512,047	100.0%	$11,052,757

(1)	Based on underwritten rent roll dated as of October 14, 2021.

(2)	Certain of the tenants have leases that provide for co-tenancy provisions. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the Prospectus for additional information.

(3)	Certain ratings are those of the parent entity whether or not the parent entity guarantees the lease.

(4)	UW Base Rent, % of Total UW Base Rent and UW Base Rent per SF are inclusive of contractual rent steps through November 2022. Two tenants, Bank of America and Bank of the West, are underwritten to the average rent over their lease terms due to their investment grade status.

Lease Expiration Schedule(1)(2)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent(3)	% of Total UW Base Rent(3)	UW Base Rent $ per SF(3)	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	48,845	9.5	9.5%	1,412,111	12.8	$28.91	11
2023	68,017	13.3	22.8%	1,726,867	15.6	$25.39	7
2024	72,184	14.1	36.9%	1,657,271	15.0	$22.96	11
2025	62,643	12.2	49.2%	1,663,217	15.0	$26.55	7
2026	6,822	1.3	50.5%	239,282	2.2	$35.08	2
2027	24,025	4.7	55.2%	922,372	8.3	$38.39	6
2028	28,046	5.5	60.7%	617,012	5.6	$22.00	1
2029	13,819	2.7	63.4%	249,398	2.3	$18.05	3
2030	4,500	0.9	64.2%	170,500	1.5	$37.89	1
2031	19,913	3.9	68.1%	534,937	4.8	$26.86	4
2032 & Thereafter	143,668	28.1	96.2%	1,859,789	16.8	$12.95	2
Vacant	19,565	3.8	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	512,047	100.0%		$11,052,757	100.0%	$22.44	55

(1)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(2)	Based on the underwritten rent roll dated October 14, 2021.

(3)	UW Base Rent, % of Total UW Base Rent and UW Base Rent per SF are inclusive of contractual rent steps through November 2022. Two tenants, Bank of America and Bank of the West, are underwritten to the average rent over their lease terms due to their investment grade status.

The following table presents certain information relating to historical leasing at the Nyberg Portfolio Properties:

Historical Leased %(1)

2019	2020	As of 10/14/2021(2)
93.4%	91.7%	96.2%

(1)	As provided by the borrowers and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Based on the underwritten rent roll dated October 14, 2021.

B-105

LOAN #14: NYBERG PORTFOLIO

■	Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Nyberg Portfolio Properties:

Cash Flow Analysis

	2019	2020	TTM 9/30/2021	Underwritten(1)	Underwritten $ per SF(1)
Base Rent(2)	$10,279,124	$10,509,885	$10,316,050	$11,052,757	$21.59
Vacant income	0	0	0	519,525	1.01
Expense Reimbursements	2,738,516	2,855,801	2,832,223	3,327,231	6.50
Gross Revenue	$13,017,640	$13,365,687	$13,148,272	$ 14,899,513	$29.10

Vacancy	0	0	0	(744,976)	(1.45)
Other Income	25,460	68,206	64,930	64,930	0.13
(Vacancy & Credit Loss)	0	0	0	0	0.00
Effective Gross Income	$13,043,100	$13,433,892	$13,213,202	$14,219,467	$27.77

Real Estate Taxes	1,375,339	$1,423,642	$1,449,879	1,463,009	2.86
Insurance	72,326	76,488	88,458	92,233	0.18
Ground Rent/Other	2,695,678	2,853,400	2,853,400	2,853,400	5.57
Other Operating Expenses	1,596,414	1,757,597	1,775,785	1,805,973	3.53
Total Operating Expenses	$5,739,758	$6,111,127	$6,167,522	$6,214,615	$12.14

Net Operating Income	$7,303,342	$7,322,765	$7,045,679	$8,004,852	$15.63
Replacement Reserves	0	0	0	76,807	0.15
TI/LC	0	0	0	512,047	1.00
Net Cash Flow	$7,303,342	$7,322,765	$7,045,679	$7,415,998	$14.48

Occupancy(3)	93.4%	91.7%	96.2%	95.0%
NOI Debt Yield	11.4%	11.5%	11.0%	12.5%
NCF DSCR	3.10x	3.10x	2.99x	3.14x

(1)	Based on the underwritten rent roll dated as of October 14, 2021.

(2)	Base Rent is inclusive of contractual rent steps through November 2022. Two tenants, Bank of America and Bank of the West, are underwritten to the average rent over their lease terms due to their investment grade status.

(3)	Occupancy is representative of a weighted average between the Nyberg Rivers property and the Nyberg Woods property. TTM 9/30/2021 Occupancy is as of October 14, 2021 and Underwritten Occupancy is based on economic occupancy.

B-106

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B-107

LOAN #15: SARA LEE PORTFOLIO

Mortgaged Property Information			Mortgage Loan Information
Number of Mortgaged Properties	4		Loan Seller		GACC
Location (City/State)(1)	Various		Cut-off Date Balance(3)		$40,000,000
Property Type	Industrial		Cut-off Date Balance per SF(3)		$77.89
Size (SF)	810,779		Percentage of Initial Pool Balance		2.7%
Total Occupancy as of 12/6/2021	100.0%		Number of Related Mortgage Loans		None
Owned Occupancy as of 12/6/2021	100.0%		Type of Security		Fee
Year Built / Latest Renovation(1)	Various / Various		Mortgage Rate		3.8550%
Appraised Value(1)	$104,200,000		Original Term to Maturity (Months)		120
Appraisal Date	9/3/2021 – 9/13/2021		Original Amortization Term (Months)		NAP
Borrower Sponsors(2)	AG Net Lease IV Corp., AG Net Lease IV(Q) Corp. and AG Net Lease Realty Fund IV Investments (H-1), L.P.		Original Interest Only Period (Months)		120
Property Management	Self-managed		First Payment Date		1/6/2022
			Maturity Date		12/6/2031

Underwritten Revenues	$5,786,692
Underwritten Expenses	$173,601		Escrows
Underwritten Net Operating Income (NOI)	$5,613,092			Upfront	Monthly
Underwritten Net Cash Flow (NCF)	$5,086,085		Taxes	$0	Springing
Cut-off Date LTV Ratio(3)	60.6%		Insurance	$0	Springing
Maturity Date LTV Ratio(3)	60.6%		Replacement Reserve	$0	Springing
DSCR Based on Underwritten NOI / NCF(3)	2.27x / 2.06x		TI/LC	$0	Springing
Debt Yield Based on Underwritten NOI / NCF(3)	8.9% / 8.1%		Other	$0	$0

Sources and Uses
Sources	$	%	Uses	$	%
Loan Combination Amount	$63,150,000	63.0%	Purchase Price(4)	$98,699,150	98.4%
Principal’s New Cash Contribution	37,121,243	37.0	Closing Costs	1,572,093	1.6

Total Sources	$100,271,243	100.0%	Total Uses	$100,271,243	100.0%

(1)	See the “Sara Lee Portfolio Summary” chart below for the Location (City/State), Year Built / Latest Renovation and Appraised Values of the individual Sara Lee Portfolio Properties (as defined below).

(2)	The obligations of the borrower sponsors as non-recourse carveout guarantors are several, in accordance with their percentage ownership interests in the borrower, and are not joint.

(3)	The Sara Lee Portfolio loan is part of the Sara Lee Portfolio loan combination evidenced by two pari passu notes with an aggregate outstanding principal balance as of the cut-off date of $63.15 million. LTV Ratios, DSCR, Debt Yield and Cut-off Date Balance per SF set forth above are calculated based on the outstanding balance of the Sara Lee Portfolio loan combination.

(4)	The Sara Lee Portfolio Properties (as defined below) were purchased by the borrower from the sole tenant in a sale-leaseback transaction on July 16, 2021 in an all cash transaction.

Loan Combination Summary

Loan Combination Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	Benchmark 2021-B31	Yes
A-2	23,150,000	23,150,000	DBRI(1)	No
Total	$63,150,000	$63,150,000

(1)	Expected to be contributed to one or more future securitizations.

The following table presents certain information relating to the individual Sara Lee Portfolio properties (the “Sara Lee Portfolio Properties”):

Sara Lee Portfolio Summary

Property Name	City, State	Year Built/Renovated	Net Rentable Area (SF)	Clear Heights (ft)(1)	Dock High Doors(1)	Occupancy	Allocated Cut-off Date Balance	Appraised Value	% of UW Base Rent(2)
2314 Sybrandt Road	Traverse City, MI	1963-1980/2018	325,122	16 - 30	6	100.0%	$30,787,140	$50,800,000	44.5%
110 Sara Lee Road	Tarboro, NC	1989/1999	405,930	34	8	100.0	27,878,119	46,000,000	47.9%
1528 South Hayford Road	Airway Heights, WA	2002/NAP	40,827	36	7	100.0	3,133,258	5,170,000	5.3%
105 Ashland Avenue	Southbridge, MA	1965, 1976, 1982, 1989/2011	38,900	16	5	100.0	1,351,483	2,230,000	2.2%
Total / Wtd. Avg.					26	100.0%	$63,150,000	$104,200,000	100.0%

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated December 6, 2021.

■	COVID-19 Update. As of November 17, 2021, the Sara Lee Portfolio Properties are open and operational. The Sara Lee Portfolio loan combination is not subject to any modification or forbearance requests. The first payment date of the Sara Lee Portfolio loan combination is January 6, 2022.

B-108

LOAN #15: SARA LEE PORTFOLIO

The following table presents certain information relating to the sole tenant at the Sara Lee Portfolio Properties:

Sole Tenant Based on Underwritten Base Rent(1)

Property Name	Tenant Name(2)	Credit Rating (Fitch/MIS/S&P)(3)	Tenant GLA	% of GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	Lease Expiration	Renewal / Extension Options
110 Sara Lee Road	Sara Lee	NR/NR/NR	405,930	50.1%	2,777,550	47.9%	$6.84	7/16/2041	3, 10-year options
2314 Sybrandt Road	Sara Lee	NR/NR/NR	325,122	40.1	2,583,750	44.5	$7.95	7/16/2041	3, 10-year options
1528 South Hayford Road	Sara Lee	NR/NR/NR	40,827	5.0	310,000	5.3	$7.59	7/16/2041	3, 10-year options
105 Ashland Avenue	Sara Lee	NR/NR/NR	38,900	4.8	130,311	2.2	$3.35	7/16/2041	3, 10-year options
Total Occupied			810,779	100.0%	$5,801,611	100.0%	$7.16
Vacant			0	0.0	0	0.0	0.00
Total(4)			810,779	100.0%	$5,801,611	100.0%	$7.16

(1)	Based on the underwritten rent roll dated December 6, 2021.
(2)	The Sara Lee Portfolio Properties are subject to a master lease between the borrower as landlord and Sara Lee Frozen Bakery, LLC, Fresh Foods Corporation of America and Superior Cake Products, Inc. (collectively “Sara Lee”) as tenant.

(3)	Credit ratings are those of the parent company whether or not the parent guarantees the lease.

The following table presents certain information relating to the lease rollover schedule at the Sara Lee Portfolio Properties, based on the initial lease expiration date of the tenants shown above:

Lease Expiration Schedule(1)

Year Ending December 31	Expiring Owned GLA	% of Owned GLA	Cumulative % of Owned GLA	UW Base Rent	% of Total UW Base Rent	UW Base Rent $ per SF	# of Expiring Leases
MTM	0	0.0%	0.0%	$0	0.0%	$0.00	0
2021	0	0.0	0.0%	0	0.0	$0.00	0
2022	0	0.0	0.0%	0	0.0	$0.00	0
2023	0	0.0	0.0%	0	0.0	$0.00	0
2024	0	0.0	0.0%	0	0.0	$0.00	0
2025	0	0.0	0.0%	0	0.0	$0.00	0
2026	0	0.0	0.0%	0	0.0	$0.00	0
2027	0	0.0	0.0%	0	0.0	$0.00	0
2028	0	0.0	0.0%	0	0.0	$0.00	0
2029	0	0.0	0.0%	0	0.0	$0.00	0
2030	0	0.0	0.0%	0	0.0	$0.00	0
2031 & Thereafter	810,779	100.0	100.0%	5,801,611	100.0	$7.16	1
Vacant	0	0.0	100.0%	NAP	NAP	NAP	NAP
Total / Wtd. Avg.	810,779	100.0%		$5,801,611	100.0%	$7.16	1

(1)	Based on the underwritten rent roll dated December 6, 2021.

The following table presents certain information relating to historical leasing at the Sara Lee Portfolio Properties:

Historical Leased %

2018(1)	2019(1)	2020(1)	As of 12/6/2021(2)
100.0%	100.0%	100.0%	100.0%

(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise. The Sara Lee Portfolio Properties were owned and occupied by the sole tenant until the sale-leaseback transaction with the borrower on July 16, 2021.

(2)	Based on the underwritten rent roll dated December 6, 2021.

B-109

LOAN #15: SARA LEE PORTFOLIO

■	Underwritten Net Cash Flow. The following table presents certain information relating to the Underwritten Net Cash Flow at the Sara Lee Portfolio Properties:

Cash Flow Analysis(1)(2)

	Underwritten	Underwritten $ per SF
Base Rent	$5,801,611	$7.16
Rent Steps	116,032	0.14
Gross Potential Rent	$5,917,643	$7.30

Total Recoveries	173,612	0.21
Vacancy	(304,563)	(0.38)
Effective Gross Income	$5,786,692	$7.14

Management Fee	173,601	0.21
Total Expenses(2)	$173,601	$0.21

Net Operating Income	$5,613,092	$6.92
Replacement Reserves	121,617	0.15
TI/LC	405,390	0.50
Net Cash Flow	$5,086,085	$6.27

Occupancy(3)	95.0%
NOI Debt Yield(4)	8.9%
NCF DSCR(4)	2.06x

(1)	The Sara Lee Portfolio Properties were purchased by the borrower from the sole tenant in a sale-leaseback transaction on July 16, 2021. Accordingly operating history is not available.

(2)	The Sara Lee lease is an absolute triple net lease with Sara Lee responsible for all expenses.

(3)	Underwritten Occupancy is based on the economic occupancy.

(4)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the Sara Lee Portfolio loan combination.

B-110

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution of Loan Purpose(1)

Loan Purpose	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Refinance	34	$1,015,718,453	67.9%	$29,874,072	2.97x	3.352%	112	54.2%	52.1%
Acquisition	17	340,851,711	22.8	$20,050,101	2.64x	3.521%	112	55.3%	54.8%
Recapitalization	6	140,080,000	9.4	$23,346,667	2.85x	3.509%	120	58.9%	58.9%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.

Distribution of Amortization Types(1)

Amortization Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	43	$988,631,711	66.1%	$22,991,435	2.68x	3.593%	117	57.7%	57.7%
Interest Only - ARD	2	223,140,816	14.9	$111,570,408	3.39x	2.807%	99	49.1%	49.1%
Amortizing Balloon (30 Years)	6	136,107,637	9.1	$22,684,606	2.42x	3.503%	116	55.2%	43.7%
Interest Only, Then Amortizing Balloon(2)	5	113,620,000	7.6	$22,724,000	2.43x	3.071%	97	54.2%	48.3%
Amortizing Balloon (40 Years)	1	35,150,000	2.3	$35,150,000	8.95x	2.620%	120	12.5%	10.6%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.

(2) Original partial interest only months range from 12 to 60 months.

Distribution of Cut-off Date Balances(1)

Range of Cut-off Balances ($)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1,600,000 - 9,999,999	17	$109,866,615	7.3%	$6,462,742	2.20x	3.765%	116	59.6%	56.8%
10,000,000 - 19,999,999	16	256,100,045	17.1	$16,006,253	2.52x	3.889%	117	59.0%	56.9%
20,000,000 - 29,999,999	5	108,300,000	7.2	$21,660,000	2.80x	3.383%	119	50.4%	50.4%
30,000,000 - 39,999,999	4	127,992,688	8.6	$31,998,172	5.11x	3.086%	105	36.0%	34.3%
40,000,000 - 49,999,999	8	342,600,000	22.9	$42,825,000	2.31x	3.584%	112	60.0%	58.9%
50,000,000 - 59,999,999	3	171,500,000	11.5	$57,166,667	2.41x	3.468%	119	61.5%	56.7%
60,000,000 - 148,140,816	4	380,290,816	25.4	$95,072,704	3.35x	2.899%	107	50.7%	50.7%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.

	Min	$1,600,000
	Max	$148,140,816
	Average	$26,257,020

Distribution of Underwritten Debt Service Coverage Ratios(1)(2)(3)

Range of Underwritten Debt Service Coverage Ratios (x)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
1.37 - 1.99	13	$267,584,949	17.9%	$20,583,458	1.71x	3.887%	118	65.2%	59.0%
2.00 - 2.49	22	414,681,711	27.7	$18,849,169	2.18x	3.778%	107	61.7%	61.1%
2.50 - 2.99	6	92,525,000	6.2	$15,420,833	2.73x	3.382%	118	58.5%	58.5%
3.00 - 4.99	13	634,290,816	42.4	$48,791,601	3.33x	2.975%	112	50.0%	49.7%
5.00 - 8.95	3	87,567,688	5.9	$29,189,229	6.76x	3.310%	119	22.6%	20.1%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.
(2) Unless otherwise indicated, the Underwritten NCF DSCR for each mortgage loan is generally calculated by dividing the Underwritten NCF for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due.
(3) With respect to one mortgage loan, representing approximately 2.9% of the initial pool balance, which amortizes based on a non-standard amortization schedule, annual debt service for the underwritten debt service coverage ratio was calculated based on the sum of the first 12 principal and interest payments on the mortgage loan following the closing date.

	Min	1.37x
	Max	8.95x
	Weighted Avg.	2.89x

Distribution of Mortgage Interest Rates(1)

Range of Mortgage Interest Rates (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
2.455 - 3.499	20	$819,723,504	54.8%	$40,986,175	3.50x	2.977%	110	49.0%	48.3%
3.500 - 3.999	32	612,764,993	40.9	$19,148,906	2.05x	3.828%	119	62.4%	59.8%
4.000 - 5.887	5	64,161,667	4.3	$12,832,333	3.01x	4.828%	85	58.0%	56.7%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.

	Min	2.455%
	Max	5.887%
	Weighted Avg.	3.405%

Distribution of Cut-off Date LTV Ratios(1)(2)

Range of Cut-off Date LTV Ratios (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(2)(3)	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12.5 - 49.9	11	$418,808,504	28.0%	$38,073,500	4.16x	2.922%	119	35.5%	34.6%
50.0 - 59.9	18	335,196,659	22.4	$18,622,037	2.60x	3.504%	119	56.8%	56.4%
60.0 - 69.9	27	699,145,001	46.7	$25,894,259	2.31x	3.657%	109	64.6%	62.4%
70.0 - 70.2	1	43,500,000	2.9	$43,500,000	2.15x	3.240%	59	70.2%	64.4%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.
(2) Unless otherwise indicated, the Cut-off Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to five mortgage loans, representing approximately 17.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Cut-off Date/ARD Loan-to-Value Ratio was calculated using either (i) the “as stabilized” appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the “prospective market value upon stabilization” which is inclusive of completion of stabilized occupancy and conditions met, (iii) the “prospective market value upon completion & stabilization” which is inclusive of completion or (iv) the “as portfolio” appraised value which is inclusive of a portfolio premium. The weighted average Cut-off Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 55.4%.

	Min	12.5%
	Max	70.2%
	Weighted Avg.	54.9%

Distribution of Maturity Date/ARD LTV Ratios(1)(2)

Range of Maturity Date/ARD LTV Ratios (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
10.6 - 49.9	12	$425,298,452	28.4%	$35,441,538	4.12x	2.932%	119	35.8%	34.7%
50.0 - 54.9	10	164,938,334	11.0	$16,493,833	2.11x	3.565%	119	60.8%	53.0%
55.0 - 59.9	13	281,463,378	18.8	$21,651,029	2.46x	3.607%	118	58.9%	57.8%
60.0 - 68.1	22	624,950,000	41.8	$28,406,818	2.44x	3.594%	104	64.5%	64.1%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.
(2) Unless otherwise indicated, the Maturity Date/ARD Loan-to-Value Ratio is calculated utilizing the “as-is” appraised value. With respect to five mortgage loans, representing approximately 17.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the respective Maturity Date/ARD Loan-to-Value Ratio was calculated using either (i) the “as stabilized” appraised value which is inclusive of stabilized occupancy and conditions met, (ii) the “prospective market value upon stabilization” which is inclusive of completion of stabilized occupancy and conditions met, (iii) the “prospective market value upon completion & stabilization” which is inclusive of completion or (iv) the “as portfolio” appraised value which is inclusive of a portfolio premium. The weighted average Maturity Date/ARD Loan-to-Value Ratio for the mortgage pool without making any of the adjustments described above is 53.9%.

	Min	10.6%
	Max	68.1%
	Weighted Avg.	53.4%

Distribution of Original Terms to Maturity/ARD(1)(2)

Original Term to Maturity/ARD (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
60	3	$148,900,000	9.9%	$49,633,333	2.65x	3.269%	59	66.3%	64.6%
84	2	25,686,667	1.7	$12,843,334	2.01x	4.042%	83	61.5%	58.4%
116	1	13,265,000	0.9	$13,265,000	2.90x	3.180%	116	64.4%	64.4%
120	51	1,308,798,497	87.4	$25,662,716	2.93x	3.410%	119	53.4%	51.9%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.
(2) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	60	months
	Max	120	months
	Weighted Avg.	113	months

Distribution of Remaining Terms to Maturity/ARD(1)(2)
Range of Remaining Terms to Maturity/ARD (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
59	3	$148,900,000	9.9%	$49,633,333	2.65x	3.269%	59	66.3%	64.6%
83	2	25,686,667	1.7	$12,843,334	2.01x	4.042%	83	61.5%	58.4%
116 - 120	52	1,322,063,497	88.3	$25,424,298	2.93x	3.408%	119	53.5%	52.0%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.
(2) Unless otherwise indicated, mortgage loans with anticipated repayment dates are presented as if they were to mature on the anticipated repayment date.

	Min	59	months
	Max	120	months
	Weighted Avg.	113	months

Distribution of Original Amortization Terms(1)(2)

Original Amortization Terms (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	45	$1,211,772,527	81.0%	$26,928,278	2.81x	3.448%	114	56.1%	56.1%
360	11	249,727,637	16.7	$22,702,512	2.42x	3.306%	107	54.7%	45.8%
480	1	35,150,000	2.3	$35,150,000	8.95x	2.620%	120	12.5%	10.6%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.
(2) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	360	months
	Max	480	months
	Weighted Avg.	375	months

Distribution of Remaining Amortization Terms(1)(2)

Range of Remaining Amortization Terms (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Interest Only	45	$1,211,772,527	81.0%	$26,928,278	2.81x	3.448%	114	56.1%	56.1%
356 - 360	11	249,727,637	16.7	$22,702,512	2.42x	3.306%	107	54.7%	45.8%
480	1	$35,150,000	2.3	$35,150,000	8.95x	2.620%	120	12.5%	10.6%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.
(2) All of the mortgage loans will have balloon payments at maturity date or anticipated repayment date.

	Min	356	months
	Max	480	months
	Average	374	months

Mortgage loans with Original Partial Interest Only Periods

Original Partial Interest Only Periods (Mos)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
12	2	$50,770,000	3.4%	$25,385,000	2.12x	3.334%	68	70.2%	63.3%
36	2	$19,850,000	1.3%	$9,925,000	1.71x	3.732%	120	64.7%	55.6%
60	1	$43,000,000	2.9%	$43,000,000	3.13x	2.455%	120	30.4%	27.1%

Distribution of Prepayment Provisions(1)

Prepayment Provision	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
Defeasance	45	$997,561,660	66.7%	$22,168,037	2.44x	3.539%	111	61.2%	59.2%
Yield Maintenance or Defeasance	6	328,290,816	21.9	$54,715,136	3.28x	3.042%	119	46.3%	46.3%
Yield Maintenance	6	170,797,688	11.4	$28,466,281	4.76x	3.318%	109	34.6%	32.4%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.

Distribution of Debt Yields on Underwritten Net Operating Income(1)

Range of Debt Yields on Underwritten Net Operating Income (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.4 - 7.9	6	$146,200,000	9.8%	$24,366,667	1.87x	3.929%	120	64.4%	64.4%
8.0 - 8.9	14	245,781,712	16.4	$17,555,837	2.01x	3.821%	118	60.5%	58.8%
9.0 - 9.9	13	467,940,816	31.3	$35,995,447	2.77x	3.244%	110	56.1%	54.0%
10.0 - 10.9	10	288,700,000	19.3	$28,870,000	3.04x	3.274%	111	54.4%	54.0%
11.0 - 11.9	5	97,809,948	6.5	$19,561,990	2.90x	3.336%	120	58.5%	56.7%
12.0 - 36.6	9	250,217,688	16.7	$27,801,965	4.37x	3.170%	109	40.7%	38.2%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.

	Min	7.4%
	Max	36.6%
	Weighted Avg.	11.2%

Distribution of Debt Yields on Underwritten Net Cash Flow(1)

Range of Debt Yields on Underwritten Net Cash Flow (%)	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio	Weighted Average Mortgage Interest Rate	Weighted Average Remaining Terms to Maturity/ARD (Mos)	Weighted Average Cut-off Date LTV	Weighted Average Maturity/ARD Date LTV
7.2 - 7.9	9	$228,588,334	15.3%	$25,398,704	1.89x	3.860%	120	65.0%	63.9%
8.0 - 8.9	19	$335,768,378	22.4	$17,672,020	2.03x	3.806%	119	60.4%	57.1%
9.0 - 9.9	11	478,205,764	32.0	$43,473,251	3.12x	3.086%	104	52.0%	51.8%
10.0 - 10.9	8	185,870,000	12.4	$23,233,750	3.02x	3.266%	119	58.9%	57.7%
11.0 - 11.9	3	101,500,000	6.8	$33,833,333	2.74x	3.412%	94	64.0%	61.5%
12.0 - 36.1	7	166,717,688	11.1	$23,816,813	5.24x	3.039%	120	28.3%	26.1%
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%	$26,257,020	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.

	Min	7.2%
	Max	36.1%
	Weighted Avg.	10.7%

Distribution of Lockbox Types

Lockbox Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance
Hard	32	$1,044,395,809	69.8%
Springing	19	306,504,355	20.5
Soft	5	128,150,000	8.6
Hard (Commercial) / Soft (Residential)	1	17,600,000	1.2
Total/Avg./Wtd.Avg.	57	$1,496,650,164	100.0%

Distribution of Escrows

Escrow Type	Number of mortgage loans	Cut-off Date Balance	% of Initial Pool Balance
Real Estate Tax	40	$948,756,660	63.4%
Replacement Reserves(1)	39	$917,236,660	61.3%
Insurance	25	$493,126,667	32.9%
TI/LC(2)	25	$741,850,809	62.5%

(1) Includes mortgage loans with FF&E reserves.
(2) Percentage of the portion of the Initial Pool Balance secured by office, retail, industrial, self storage with commercial tenants, multifamily with commercial tenants and mixed use properties.

Distribution of Property Types(1)

Property Type / Detail	Number of Mortgaged Properties	Cut-off Date Balance(2)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(3)	Weighted Average Mortgage Interest Rate(3)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(3)	Weighted Average Cut-off Date LTV(3)	Weighted Average Maturity/ARD Date LTV(3)
Office	18	$448,968,916	30.0%	$24,942,718	2.89x	3.265%	101	57.7%	55.3%
Suburban	14	328,618,916	22.0%	$23,472,780	2.78x	3.291%	100	62.2%	59.0%
CBD	2	93,550,000	6.3%	$46,775,000	3.14x	3.239%	99	46.0%	46.0%
Medical	2	26,800,000	1.8%	$13,400,000	3.41x	3.046%	119	43.4%	43.4%
Mixed Use	10	$278,955,171	18.6%	$27,895,517	2.84x	3.249%	115	51.9%	51.5%
Office/Lab	1	148,140,816	9.9%	$148,140,816	3.50x	2.792%	119	41.7%	41.7%
Office/Retail	6	119,001,102	8.0%	$19,833,517	2.10x	3.775%	110	63.4%	62.5%
Retail/Multifamily	1	5,119,101	0.3%	$5,119,101	2.12x	3.670%	120	63.6%	63.6%
Multifamily/Retail	2	6,694,152	0.4%	$3,347,076	2.12x	3.670%	120	63.6%	63.6%
Multifamily	23	$277,465,001	18.5%	$12,063,696	3.45x	3.330%	118	45.8%	44.2%
Garden	12	122,710,022	8.2%	$10,225,835	1.91x	3.919%	117	65.5%	64.9%
Mid Rise	6	77,762,290	5.2%	$12,960,382	2.68x	3.029%	120	40.3%	38.5%
Cooperative	2	67,592,688	4.5%	$33,796,344	7.21x	2.548%	120	15.7%	12.4%
Student Housing	2	7,000,000	0.5%	$3,500,000	2.86x	3.650%	120	58.6%	58.6%
Low Rise	1	2,400,000	0.2%	$2,400,000	2.89x	4.100%	119	27.6%	27.6%
Retail	17	$257,041,077	17.2%	$15,120,063	2.78x	3.684%	118	58.4%	56.0%
Anchored	12	235,168,282	15.7%	$19,597,357	2.82x	3.675%	118	58.4%	55.8%
Single Tenant	4	17,772,795	1.2%	$4,443,199	2.25x	3.889%	119	58.5%	58.5%
Unanchored	1	4,100,000	0.3%	$4,100,000	3.26x	3.320%	120	57.9%	57.9%
Industrial	19	$194,660,000	13.0%	$10,245,263	2.43x	3.602%	120	59.3%	59.0%
Warehouse/Distribution	10	91,930,000	6.1%	$9,193,000	2.65x	3.416%	120	59.9%	59.3%
Flex	3	51,600,000	3.4%	$17,200,000	2.38x	3.659%	120	57.3%	57.3%
Cold Storage	2	21,485,604	1.4%	$10,742,802	2.06x	3.855%	120	60.6%	60.6%
Manufacturing	3	21,264,396	1.4%	$7,088,132	2.07x	3.862%	120	60.8%	60.8%
Warehouse	1	8,380,000	0.6%	$8,380,000	2.06x	3.970%	119	58.2%	58.2%
Manufactured Housing	1	$18,500,000	1.2%	$18,500,000	1.90x	3.840%	120	63.6%	63.6%
Other	2	$14,400,000	1.0%	$7,200,000	2.19x	3.979%	120	61.8%	61.8%
Leased Fee	1	12,000,000	0.8%	$12,000,000	2.19x	3.993%	120	61.7%	61.7%
Child Care Facility	1	2,400,000	0.2%	$2,400,000	2.17x	3.910%	119	62.1%	62.1%
Self Storage	7	$6,660,000	0.4%	$951,429	2.61x	3.510%	120	62.5%	62.5%
Total/Avg./Wtd. Avg.(4)	97	$1,496,650,164	100.0%	$15,429,383	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.
(2) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(3) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(4) Wtd. Avg Cut-off Date Balance is based on the 97 mortgaged properties in the BMARK 2021-B31 trust.

Geographic Distribution(1)
Property Location	Number of Mortgaged Properties	Cut-off Date Balance(2)	% of Initial Pool Balance	Average Cut-off Date Balance	Weighted Average Debt Service Coverage Ratio(3)	Weighted Average Mortgage Interest Rate(3)	Weighted Average Remaining Terms to Maturity/ARD (Mos)(3)	Weighted Average Cut-off Date LTV(3)	Weighted Average Maturity/ARD Date LTV(3)
Massachusetts	4	221,219,658	14.8%	55,304,914	3.47x	2.815%	119	40.9%	40.9%
New York	14	189,117,688	12.6	13,508,406	2.66x	3.573%	120	55.1%	53.9%
New Jersey	8	185,638,334	12.4	23,204,792	4.03x	2.848%	95	46.7%	44.1%
California	9	150,050,000	10.0	16,672,222	3.08x	3.287%	119	48.0%	48.0%
Connecticut	2	96,800,000	6.5	48,400,000	3.03x	3.276%	120	64.1%	64.1%
Texas	4	75,770,000	5.1	18,942,500	1.56x	3.815%	120	67.6%	53.5%
Tennessee	13	62,185,000	4.2	4,783,462	2.93x	3.299%	120	58.7%	58.7%
Florida	5	59,150,000	4.0	11,830,000	1.99x	3.891%	120	63.2%	63.2%
Rhode Island	2	58,250,000	3.9	29,125,000	2.26x	3.791%	120	60.0%	60.0%
Arizona	1	55,000,000	3.7	55,000,000	2.70x	3.361%	118	58.7%	58.7%
Illinois	7	44,900,000	3.0	6,414,286	2.07x	3.787%	120	66.4%	66.4%
Oregon	2	40,000,000	2.7	20,000,000	3.14x	3.641%	120	60.0%	60.0%
Utah	2	33,800,000	2.3	16,900,000	2.13x	4.328%	65	66.2%	66.2%
Michigan	4	32,200,960	2.2	8,050,240	2.29x	3.788%	120	60.8%	60.8%
Ohio	3	32,080,000	2.1	10,693,333	2.28x	3.894%	101	60.3%	60.3%
North Carolina	2	30,908,349	2.1	15,454,175	1.94x	3.835%	120	63.5%	59.4%
Alabama	3	24,250,000	1.6	8,083,333	2.15x	3.240%	59	70.2%	64.4%
Georgia	2	21,575,000	1.4	10,787,500	5.00x	5.779%	119	46.3%	46.3%
Oklahoma	1	19,250,000	1.3	19,250,000	2.15x	3.240%	59	70.2%	64.4%
Virginia	1	13,265,000	0.9	13,265,000	2.90x	3.180%	116	64.4%	64.4%
Kansas	1	9,830,000	0.7	9,830,000	2.11x	3.890%	119	59.9%	59.9%
Mississippi	1	9,786,667	0.7	9,786,667	1.37x	4.320%	83	64.0%	55.8%
Indiana	1	8,200,000	0.5	8,200,000	2.63x	3.309%	120	53.2%	53.2%
Colorado	1	7,173,916	0.5	7,173,916	2.06x	3.940%	119	58.2%	58.2%
Vermont	1	6,489,948	0.4	6,489,948	1.76x	3.600%	119	55.4%	43.4%
Nebraska	1	5,725,000	0.4	5,725,000	3.01x	3.240%	120	58.1%	58.1%
Minnesota	1	2,050,000	0.1	2,050,000	2.17x	3.910%	119	62.1%	62.1%
Washington	1	1,984,645	0.1	1,984,645	2.06x	3.855%	120	60.6%	60.6%
Total/Avg./Wtd. Avg.(4)	97	1,496,650,164	100.0%	15,429,383	2.89x	3.405%	113	54.9%	53.4%

(1) In the case of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan, the Mortgage Loans are cross-collateralized and cross-defaulted. As such, all calculations herein are based on the aggregate Cut-off Date Balances, Balloon Balances, Underwritten NOI, Underwritten NCF and Annual Debt Service of the Harbor Bay Portfolio Mortgage Loan and the Fresenius Industrial Mortgage Loan.
(2) Calculated based on the mortgaged property’s allocated loan amount for the mortgage loans secured by more than one mortgaged property.
(3) Weighted average based on the mortgaged property’s allocated loan amount for mortgage loans secured by more than one mortgaged property.
(4) Wtd. Avg Cut-off Date Balance is based on the 97 mortgaged properties in the BMARK 2021-B31 trust.

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date: Determination Date:

CONTACT INFORMATION	CONTENTS

	Distribution Summary	2

	Distribution Summary (Factors)	3

	Interest Distribution Detail	4

	Principal Distribution Detail	5

	Reconciliation Detail	6

	Mortgage Loan Detail	7

	NOI Detail	8

	Delinquency Loan Detail	9

	Appraisal Reduction Detail Loan	11

	Modification Detail Specially	13

	Serviced Loan Detail	15

	Unscheduled Principal Detail	17

	Liquidated Loan Detail	19

Deal Contact:

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D-1

Distribution Date: Determination Date:

Distribution Summary

DISTRIBUTION IN DOLLARS

		Prior	Pass-	Accrual				Yield	Prepayment				Current
	Original	Principal	Through	Day Count	Accrual	Interest	Principal	Maintenance	Penalties	Total	Deferred	Realized	Principal
Class	Balance	Balance	Rate	Fraction	Dates	Distributed	Distributed	Distributed	Distributed	Distributed	Interest	Loss	Balance
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	(11)=(7+8+9+10)	(12)	(13)	(14)=(3-8+12-13)

Totals

Notional Classes

Totals

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D-2

Distribution Date: Determination Date:

Distribution Summary (Factors)

PER $1,000 OF ORIGINAL BALANCE
Class	CUSIP	Record Date	Prior Principal Balance (3/2 x 1000)	Interest Distributed (7/2 x 1000)	Principal Distributed (8/2 x 1000)	Yield Maintenance Distributed (9)/(2) x 1000	Prepayment Penalties Distributed (10)/(2) x 1000	Total Distributed (11/2 x 1000)	Deferred Interest (12/2 x 1000)	Realized Loss (13/2 x 1000)	Current Principal Balance (142 x 1000)

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D-3

Distribution Date: Determination Date:

Interest Distribution Detail

DISTRIBUTION IN DOLLARS
	Prior	Pass-	Next Pass-	Accrual	Optimal	Prior	Interest on	Non-Recov.				Current
	Principal	Through	Through	Day Count	Accrued	Unpaid	Prior Unpaid	Interest	Interest	Deferred	Interest	Unpaid
Class	Balance	Rate	Rate	Fraction	Interest	Interest	Interest	Shortfall	Due	Interest	Distributed	Interest
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)=(6)+(7)+(8)-(9)	(11)	(12)	(13)=(10)-(11)-(12)

Totals

Notional Classes

Totals

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D-4

Distribution Date: Determination Date:

Principal Distribution Detail

DISTRIBUTION IN DOLLARS
		Prior	Scheduled	Unscheduled		Current	Current	Current	Cumulative	Original	Current	Original	Current
	Original	Principal	Principal	Principal	Accreted	Realized	Principal	Principal	Realized	Class	Class	Credit	Credit
Class	Balance	Balance	Distribution	Distribution	Principal	Loss	Recoveries	Balance	Loss	(%)	(%)	Support	Support
(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)=(3)-(4)-(5)+(6)-(7)+(8)	(10)	(11)	(12)	(13)	(14)

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D-5

Distribution Date: Determination Date:	Reconciliation Detail

SOURCE OF FUNDS	ALLOCATION OF FUNDS

Interest Funds Available	Scheduled Fees

Total Interest Funds Available:	Total Scheduled Fees:

Principal Funds Available	Additional Fees, Expenses, etc.

Total Additional Fees, Expenses, etc.:

Total Principal Funds Available:	Distribution to Certificateholders

Other Funds Available

Total Distribution to Certificateholders:

Total Other Funds Available:	Total Funds Allocated

Total Funds Available

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D-6

Distribution Date:
Determination Date:

Mortgage Loan Detail
Loan	OMCR	Property Type	City	State	Interest Payment	Principal Payment	Gross Coupon	Maturity Date	Neg Am Flag	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date	Apprasial Reduction Date	Apprasial Reduction Amount	Payment Status of Loan (1)	Workout Strategy (2)	Mod. Code (3)

Totals

Payment Status of Loan (1)		Workout Strategy (2)			Mod. Code (3)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD	1. Maturity Date Extension	7. Capitalization of Taxes
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer	2. Amortization Change	8. Other
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer		3. Principal Write-Off	9. Combination
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure		4. Blank (formerly Combination)
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff		5. Temporary Rate Reduction
		6. DPO	12. Reps and Warranties		6. Capitalization of Interest

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D-7

Distribution Date:
Determination Date:

NOI Detail

Loan Number	OMCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Totals

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D-8

Distribution Date:
Determination Date:

Delinquency Loan Detail

			Actual	Paid	Current P & I	Total P & I	Cumulative	Other Expense	Payment	Workout	Most Recent
Loan		# of Months	Principal	Through	Advances (Net	Advances	Accrued Unpaid	Advance	Status of	Strategy	Special Serv	Foreclosure	Bankruptcy	REO
Number	OMCR	Delinq	Balance	Date	of ASER)	Outstanding	Advance Interest	Outstanding	Loan (1)	(2)	Transfer Date	Date	Date	Date

There is no Delinquency Loan Detail for the current distribution period.

Totals

Payment Status of Loan (1)		Workout Strategy (2)

A. In Grace Period	3. 90+ Days Delinquent	1. Modification	7. REO	13. Other or TBD
B. Late, but less than 30 Days	4. Performing Matured Balloon	2. Foreclosure	8. Resolved	98. Not Provided By Servicer
0. Current	5. Non Performing Matured Balloon	3. Bankruptcy	9. Pending Return to Master Servicer
1. 30-59 Days Delinquent	7. Foreclosure	4. Extension	10. Deed In Lieu of Foreclosure
2. 60-89 Days Delinquent	9. REO	5. Note Sale	11. Full Payoff
		6. DPO	12. Reps and Warranties

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D-9

Distribution Date:
Determination Date:

Historical Delinquency Information

Distribution	Less Than 1 Month		1 Month		2 Month		3+ Month		Bankruptcy		Foreclosure		REO
Date
	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#	End. Sched. Bal.	#
	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0	0.00	0
	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%	0.000%	0.0%

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D-10

Distribution Date:
Determination Date:

Appraisal Reduction Detail

			Appraisal	Appraisal	Most Recent	Cumulative
Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount

There is no Appraisal Reduction activity for the current distribution period.

Totals

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D-11

Distribution Date:
Determination Date:

Historical Appraisal Reduction Detail

Distribution				Appraisal	Appraisal	Most Recent	Cumulative
Date	Loan Number	OMCR	Property Name	Reduction Amount	Reduction Date	ASER Amount	ASER Amount
There is no historical Appraisal Reduction activity.

Totals

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D-12

Distribution Date:
Determination Date:

Loan Modification Detail

			Modification	Modification	Modification
Loan Number	OMCR	Property Name	Date	Code (1)	Description

There is no Loan Modification activity for the current distribution period.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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D-13

Distribution Date:
Determination Date:

Historical Loan Modification Detail

Distribution				Modification	Modification	Modification
Date	Loan	OMCR	Property Name	Date	Code (1)	Description
There is no historical Loan Modification activity.

Totals

Modification Code (1)

1. Maturity Date Extension	7. Capitalization of Taxes
2. Amortization Change	8. Other
3. Principal Write-Off	9. Combination
4. Blank (formerly Combination)
5. Temporary Rate Reduction
6. Capitalization of Interest

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D-14

Distribution Date:
Determination Date:	Specially Serviced Loan Detail

Loan	OMCR	Workout Strategy (1)	Most Recent Inspection Date	Most Recent Specially Serviced Transfer Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Other REO Property Value	Comment from Special Servicer

There is no Specially Serviced Loan activity for the current distribution period.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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D-15

Distribution Date:
Determination Date:	Historical Specially Serviced Loan Detail

Distribution Date	Loan Number	OMCR	Spec. Serviced Transfer Date	Workout Strategy (1)	Spec. Serviced Loan to MS	Scheduled Balance	Actual Balance	Property Type (2)	State	Interest Rate	Note Date	Net Operating Income	Net Operating Income Date	DSC Ratio	DSC Date	Maturity Date	WART

There is no historical Specially Serviced Loan activity.

Totals

Workout Strategy (1)

1. Modification	7. REO	13. Other or TBD
2. Foreclosure	8. Resolved	98. Not Provided By Servicer
3. Bankruptcy	9. Pending Return to Master Servicer
4. Extension	10. Deed In Lieu of Foreclosure
5. Note Sale	11. Full Payoff
6. DPO	12. Reps and Warranties

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D-16

Distribution Date:
Determination Date:	Unscheduled Principal Detail

Loan Number	OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penalties	Yield Maintenance Charges

Totals	There is no unscheduled principal activity for the current distribution period.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

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D-17

Distribution Date:
Determination Date:	Historical Unscheduled Principal Detail

Distribution Date	Loan Number OMCR	Liquidation / Prepayment Date	Liquidation / Prepayment Code	Unscheduled Principal Collections	Unscheduled Principal Adjustments	Other Interest Adjustment	Prepayment Interest Excess (Shortfall)	Prepayment Penality	Yield Maintenance Premium

Totals	There is no historical unscheduled principal activity.

Liquidation / Prepayment Code (1)

1. Partial Liquidation (Curtailment)	7. Not Used
2. Payoff Prior To Maturity	8. Payoff With Penalty
3. Disposition / Liquidation	9. Payoff With Yield Maintenance
4. Repurchase / Substitution	10. Curtailment With Penalty
5. Full Payoff At Maturity	11. Curtailment With Yield
6. DPO	Maintenance

Reports Available at sf.citidirect.com		© Copyright Citigroup

D-18

Distribution Date:
Determination Date:	Liquidated Loan Detail

Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no Liquidated Loan activity for the current distribution period.

Totals

Reports Available at sf.citidirect.com		© Copyright Citigroup

D-19

Distribution Date:
Determination Date:	Historical Liquidated Loan Detail

Distribution Date	Loan Number	OMCR	Final Recovery Determ Date	Most Recent Appraisal Date	Most Recent Appraisal Value	Actual Balance	Gross Proceeds	Gross Proceeds as a % of Act Bal	Liquidation Expenses	Net Liquidation Proceeds	Net Proceeds as a % of Act Bal	Realized Loss	Repurchased by Seller (Y/N)

There is no historical Liquidated Loan activity.

Totals

Reports Available at sf.citidirect.com		© Copyright Citigroup

D-20

ANNEX E-1A

SPONSOR REPRESENTATIONS AND WARRANTIES
(CITI REAL ESTATE FUNDING INC. And german american capital corporation)

Each of CREFI and GACC (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Sponsor, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Loan Combination, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Loan Combination is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)

Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”)).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the

E-1A-1

origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)

Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)

Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)

Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Loan Combination, in the case of a Mortgage Loan that is part of a Loan Combination), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other

E-1A-2

matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)

Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)

Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Loan Combination, subject to the related Assignment of Leases constituting security for the entire Loan Combination), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)

UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)

Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

E-1A-3

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)

Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)

Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)

Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)

Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).

(15)

No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)

Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged

E-1A-4

Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Loan

E-1A-5

Combination, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Loan Combination, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)

Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)

No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)

No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)

REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair

E-1A-6

 market value (i) at the date the Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)

Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)

Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)

Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse

E-1A-7

effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)

Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)

Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)

Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Loan Combination, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property

E-1A-8

that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Loan Combination, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)

Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)

Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E1A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-1B or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related

E-1A-9

Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-1A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)

Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)

Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)

Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)

Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other

E-1A-10

improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)

The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)

The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)

A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

E-1A-11

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l)

Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)

Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)

Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.

(37)

No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)

Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)

Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination

E-1A-12

of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)

(40)

Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.

(41)

Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)

Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.

(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-1A-3.

(44)

Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar

E-1A-13

agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(45)

Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)

Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-1A-14

SCHEDULE E-1A-1 to ANNEX E-1A

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
	None	None

E-1A-15

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
15	—	Sara Lee Portfolio
29	—	Westward Ho
34	—	Junction 4121
56	—	1048 Manzanita
46	560 Village Boulevard

E-1A-16

SCHEDULE E-1A-3 to ANNEX E-1A

CROSSED MORTGAGE LOANS

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
20	Harbor Bay Portfolio	None.
21	Fresenius Industrial

E-1A-17

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ANNEX E-1B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Citi Real Estate Funding Inc.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Greenwich Office Park (Loan No. 2)	Building 9, one of the seven buildings at the Mortgaged Property is located on a ground leased parcel. The ground lessor has a right of first offer to purchase the leasehold interest in such parcel from the ground lessee. Such right will not apply to a foreclosure or a deed-in-lieu thereof by the lender, but will apply to subsequent transfers.
(6) Permitted Liens; Title Insurance	SLF Portfolio (Loan No. 32)	The sole tenant at the West Jordan Mortgaged Property, Mountainland Supply, LLC, has a right of first offer to purchase the Mortgaged Property upon the related borrower’s election to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, such right of first offer will be expressly inapplicable in the event of foreclosure of the related mortgage, conveyance in lieu of foreclosure or any other right asserted under or in respect of the related mortgage or in connection with the immediately succeeding sale of the Mortgage Property following a foreclosure or conveyance in lieu thereof.
(6) Permitted Liens; Title Insurance	223 Quaker Road (Loan No. 33)	The third largest tenant at the Mortgaged Property, ConEd Company of NY, Inc., representing approximately 17.2% of the net rentable area, has a right of first refusal to purchase the Mortgaged Property upon the related borrower’s receipt of an offer to purchase the Mortgaged Property from a third party. Pursuant to a subordination, non-disturbance and attornment agreement, such right of first refusal will be expressly inapplicable in the event of foreclosure of the related mortgage, conveyance in lieu of foreclosure or any other right asserted under or in respect of the related mortgage or in connection with the immediately succeeding sale of the Mortgage Property.
(10) Condition of Property	Harbor Bay Portfolio (Loan No. 20)	The property condition assessment prepared in connection with the origination of the Mortgage Loan for the PGA Tour Superstore Mortgaged Property recommended the immediate replacement of the roof of the PGA Tour Superstore Mortgaged Property, which replacement is estimated to cost approximately $148,000. No escrow was established at origination of the Mortgage Loan in connection with the cost of such replacement

E-1B-1

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(16) Insurance	All CREFI loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(16) Insurance	In-Rel 4 Portfolio (Loan No. 10)	The Mortgagor is permitted to pay the premiums for the insurance policies required under the Mortgage Loan documents, through a premium financing agreement provided that Mortgagor submits to lender proof of payment of each and every installment due under such premium finance agreement, as such installments become due and payable.
(16) Insurance	CVS Newnan (Loan No. 57)	The Mortgage Loan documents permit the sole tenant, CVS, provided such tenant’s lease is in effect, to maintain the property insurance required pursuant to the Mortgage Loan documents through self-insurance, so long as certain conditions are met, including, without limitation, (i) no default beyond any applicable notice and cure period has occurred and is continuing under the lease, (ii) CVS remains fully liable for the obligations and liabilities under the related lease and maintains a rating from S&P of at least “BBB-”, and (iii) CVS maintains, either through a program of self-insurance or otherwise, the insurance required to be maintained by it under its lease.
(17) Access; Utilities; Separate Tax Lots	560 Village Boulevard (Loan No. 46)	The Mortgaged Property has indirect access to a public right of way through that certain Grant of Easements dated December 20,1985 and recorded December 26, 1985 in Book 4744, Page 518 of the Official Records of Palm Beach County, Florida (the “560 Access Easement”). The 560 Access Easement is explicitly stated to be irrevocable, perpetual or to run with the land.
(24) Local Law Compliance (25) Licenses and Permits	466 Broome Street (Loan No. 23)	At origination of the Mortgage Loan, the Mortgaged Property did not have a valid certificate of occupancy. The Mortgage Loan documents require that the borrower diligently and in good faith pursue completion of all of the conditions required under applicable legal requirements including, obtaining the issuance of a revised certificate of occupancy for same, and to deliver to lender a copy of the revised certificate of occupancy upon its issuance.
(24) Local Law Compliance (25) Licenses and Permits	Bakhash NYC Portfolio (Loan No. 25)	The 25 Jay Street Mortgaged Property did not have a valid certificate of occupancy at origination of the Mortgage Loan. The existing certificate of occupancy provides for the original factory use, however, a new certificate of occupancy is required for the current uses (eating and drinking establishment and office). The Mortgage Loan documents require the Mortgagor to diligently pursue completion of all of the conditions required under applicable legal requirements for the issuance of the certificate of occupancy, and deliver to

E-1B-2

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception

lender a copy of the certificate of within 16 months after origination of the Mortgage Loan

The 210 W 35th St Mortgaged Property has a tenant whose use is non-complying. The Mortgage Loan documents require that the Mortgagor comply with any directive from any applicable governmental authority with respect to the use and occupancy of the 210 W 35th St Mortgaged Property.

The 60 Pearl St Mortgaged Property has multiple open municipal violations in connection with work performed without required issuance of a permit by the Landmarks Preservation Commission of the City of New York. Each of the other Mortgaged Properties have various open municipal violations. The related Mortgagor is required to diligently prosecute the cure and removal of each of the violations and deliver evidence reasonably satisfactory to lender that such violations have been removed of record within 6 months of origination of the Mortgage Loan, subject to extension at lender’s option.

(24) Local Law Compliance	SLJ Portfolio (Loan No. 31)	At origination of the Mortgage Loan, the tenant(s) operating in the cellar of 162-24 Jamaica Ave Mortgaged Property did not have the required certificates of occupancy due to an open/expired permit relating to alterations made by the prior owner of the 162-24 Jamaica Ave Mortgaged Property. The Mortgage Loan documents require the Mortgagor to diligently pursue completion of all of the conditions required under applicable legal requirements for the issuance of the certificate of occupancy, together with all other written documentation necessary from the New York City Department of Buildings and any other governmental authority with jurisdiction over the Mortgaged Property that evidence the lawful use and occupancy of the entirety of the Mortgaged Property in accordance with its current use.
(24) Local Law Compliance (25) Licenses and Permits	223 Quaker Road (Loan No. 33)

The Mortgaged Property is illegal nonconforming with respect to parking. The Mortgage Loan documents require the borrower to stripe such additional parking spaces at the Mortgaged Property as are necessary to cause the Mortgaged Property to be in compliance with the zoning code and deliver evidence of the same to the lender within 60 days after origination of the Mortgage Loan, provided, that the lender may extend such deadline for so long as the borrower is diligently pursuing completion of the same.

At origination of the Mortgage Loan, three of the tenants at the Mortgaged Property did not have final certificates of occupancy. The Mortgage Loan documents require that the borrower deliver to the lender, (i) within one 120 days after origination of the Mortgage Loan, to obtain final certificates of occupancy for the spaces leased to ConEd Company of NY, Inc. and ThyssenKrupp Supply Chain Services NA, Inc. and

E-1B-3

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
deliver copies of the same to Lender, and (ii) within 90 days after origination of the Mortgage Loan, to obtain a final certificate of occupancy for the space leased to LG Deals LLC and deliver a copy of the same to Lender; provided, that lender may extend such deadlines for so long as borrower is diligently pursuing completion of the same.
(24) Local Law Compliance	259 Reynolds & 678 Scotland (Loan No. 49)	The zoning reports obtained in connection with the origination of the Mortgage Loan list certain open violations of the applicable building and zoning codes with respect to each of the 678 Scotland and 259 Reynolds Mortgaged Properties. Pursuant to the terms of the 259 Reynolds & 678 Scotland Loan documents, the related Mortgagor is required to diligently pursue to completion the correction, cure and removal of the building and zoning code violations within 3 months of the origination of the Mortgage Loan; provided, however, that the lender can extend such timeline if (A) the lender determines that the Mortgagor is using commercially reasonable and diligent efforts to complete same and (B) there is no material adverse effect as a result of the continued existence of such outstanding code violations.
(24) Local Law Compliance (25) Licenses and Permits	145 Saw Mill Road (Loan No. 51)

Violations were issued by the local municipality for the illegal use of the space occupied by two tenants, Let’s Make a Deal and An Opportunity Sports Performance (the “Gym Tenant”). The Mortgage Loan documents require that the borrower diligently pursue the dismissal of the use violations. The borrower represented that the unlawful use by Let’s Make a Deal has been discontinued as of the origination of the Mortgage Loan. in the event. With respect to the Gym Tenant, the Mortgage Loan documents require that the borrower diligently pursue the issuance of a variance and certificate of occupancy with respect to the Gym Tenant’s use in the event that the lease to the Gym Tenant is extended or a new lease is entered into with the Gym Tenant.

At origination of the Mortgage Loan, the Mortgaged Property did not have all necessary certificates of occupancy. The Mortgage Loan documents require that the borrower diligently and in good faith pursue completion of all of the conditions required under applicable legal requirements necessary in order for each tenant which does not have a valid certificate of occupancy to obtain a new certificate of occupancy to the extent required.

(26) Recourse Obligations	All CREFI loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.

E-1B-4

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	The Colony Cooperative (Loan No. 16)	The related Mortgagor, 1530 Owners Corp., is a cooperative housing corporation organized under the laws of the State of New Jersey. No individual owns greater than or equal to 10% of the direct or indirect equity interests in the Mortgagor. No individual or entity (other than the related Mortgagor) has any recourse obligations with respect to the Mortgage Loan, including pursuant to a guaranty or environmental indemnity.
(26) Recourse Obligations	Hyde Park Gardens Cooperative (Loan No. 17)	The related Mortgagor, Hyde Park Owners Cop., a cooperative housing corporation organized under the laws of the State of New York, is 86.23% owned by various shareholders with no individual owning greater than or equal to 10% of the direct or indirect equity interests in the Mortgagor. The Realty Enterprise LLC, a New York limited liability company, owns the remaining 13.77% of outstanding equity interests in the Mortgagor. No individual or entity (other than the related Mortgagor) has any recourse obligations with respect to the Hyde Park Gardens Cooperative Mortgage Loan, including pursuant to a guaranty or environmental indemnity.
(26) Recourse Obligations	560 Village Boulevard (Loan No. 46)	The Mortgagor is the sole party to the environmental indemnity agreement entered into in connection with the origination of the Mortgage Loan, and as such, is the sole party responsible for any liabilities resulting from a breach of the environmental covenants contained in the related Loan Documents. An environmental pollution liability insurance policy was obtained, with a policy limit of $5,000,000 per incident and $5,000,000 in the aggregate, a $25,000 deductible and a 13-year term. The lender is the first named insured under the policy. We cannot assure you that such environmental insurance will cover or mitigate any of the environmental risks at the Mortgaged Property and, even in the case of a covered risk, the coverage under any such policy may be insufficient.
(27) Mortgage Releases	Greenwich Office Park (Loan No. 2)	The Mortgage Loan provides for a free release of any unimproved non-income producing vacant land at the Mortgaged Property and the parking lots at the Mortgaged Property, which parcel(s) may be released from time-to-time, which parcel(s) are identified in a schedule to the loan documents and the exact size and location of which must be reasonably approved by the lender, provided that certain conditions are satisfied, including that, if the loan-to-value ratio of the remaining Mortgaged Property after the release is greater than 125%, the principal balance of the Mortgage Loan must be paid down by an amount such that the loan-to-value ratio (such value to be determined by the lender in its sole discretion based on a commercially reasonable valuation method permitted to a REMIC trust) is less than 125%. Such release parcels were not excluded from the appraised value

E-1B-5

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
set forth in the appraisal, and therefore it is possible that such release parcels were given a material value in the appraisal.
(29) Acts of Terrorism Exclusion	All CREFI loans	All exceptions to Representation 16 are also exceptions to this Representation 29.
(31) Single Purpose Entity	The Colony Cooperative (Loan No. 16)

The Mortgagor’s organizational documents do not require that the Mortgagor be a Single-Purpose Entity.

No non-consolidation opinion was obtained in connection with the origination of the Mortgage Loan.

(31) Single Purpose Entity	Hyde Park Gardens Cooperative (Loan No. 17)

The Mortgagor’s organizational documents do not require that the Mortgagor be a Single-Purpose Entity.

No non-consolidation opinion was obtained in connection with the origination of the Mortgage Loan.

(34) Ground Leases	Greenwich Office Park (Loan No. 2)	The ground lessor has not agreed that the ground lease may not be amended, modified, cancelled or terminated without the prior written consent of the lender. However, the ground lease provides that neither the lender nor successor tenant shall be bound by an amendment, modification, alteration, termination, cancellation, or surrender of the ground lease without the lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
(39) Organization of Mortgagor	Harbor Bay Portfolio (Loan No. 20) Fresenius Industrial (Loan No. 21)	The related mortgagors are affiliated.
(40) Environmental Conditions	Hyde Park Gardens Cooperative (Loan No. 17)	According to the ESA prepared in connection with origination of the Mortgage Loan, the Mortgaged Property currently operates seven heating oil underground storage tanks (USTs), which were installed at the Mortgaged Property between 2000 and 2003 at or around the same time that five historic heating oil USTs were removed. The ESA consultant was not provided with the most recent tightness test reports for the current USTs, nor was the consultant provided with documentation related to the removal of the historic USTs. The related ESA also identifies several historic UST releases associated with the Mortgaged Property, all of which received closure from the governing authority but for which documentation confirming the extent of any impacts and any remediation was not available at the time of the issuance of the ESA. The ESA consultant determined the lack of tightness test information, the lack of tank closure/removal documentation, and the lack of documentation surrounding the investigation and remediation of historic UST releases to be a significant data gap. Ultimately, the ESA consultant

E-1B-6

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
recommended further review of the Mortgaged Property’s regulatory file to address the data gaps surrounding the historic and current USTs. In the absence of receiving a timely response from the regulatory agency in relation to the recommended regulatory file review, the Mortgage Loan documents require that the borrower, at its sole cost and expense: (1) cause a tank tightness test to be performed by an engineer reasonably acceptable to Lender within one (1) year from the origination of the Mortgage Loan; and (2) if necessary upon receipt of the results of the tank tightness test, promptly cause any required remediation to be performed by an environmental professional reasonably acceptable to the lender, and diligently pursue such remediation to satisfactory completion in compliance with all applicable environmental laws. The Mortgage Loan documents additionally require that, in the absence of a response from the regulatory agency in relation to investigations and remediations conducted in associated with historic UST releases, the borrower, at its sole cost and expense and prior to any building improvements, major repairs or other work in the general vicinity of any UST at the Mortgaged Property, must: (1) engage an environmental professional to establish a Soil Management Plan (SMP) reasonably acceptable to Lender to address any residual impacted materials; (2) diligently pursue the implementation of such SMP to satisfactory completion in compliance with all applicable environmental laws; and (3) send proof of the foregoing to lender in form and substance satisfactory to lender.
(40) Environmental Conditions	Springfield Plaza (Loan No. 52)	The related ESA for the Bristol Mortgaged Property identifies as a REC for the Mortgaged Property its operation as a metal finishing facility since at least 1969, which has resulted in impacts to the Mortgaged Property that are still undergoing monitoring. In association with these metal finishing operations, unlined sludge lagoons were historically operated on the central portion of the Mortgaged Property until the 1980s. The lagoons were investigated, remediated, and capped, and received a “Remedy Construction Complete” determination from the governing agency on December 31, 2000. This determination, specifically related to the lagoons, involves activity and use limitation for the Mortgaged Property, including a prohibition on residential use, a prohibition on the disturbance of soils in certain areas, and the containment of certain soils under a building or other permanent structure. Since lagoon closure, several other areas of concern at the Mortgaged Property have been investigated and monitored. While no additional remediation appears to have been required in relation to these other areas of concern, the Mortgaged Property is still undergoing groundwater monitoring as part of a 30-year groundwater monitoring program that began in 1992 and is scheduled for completion in 2022. Results of the most recent groundwater

E-1B-7

Representation Number on Annex E-1A	Mortgage Loan Name and Number as Identified on Annex A	Description of Exception
sampling indicated groundwater is within regulatory standards. The next sampling event is scheduled for December 2021, with subsequent events in June and December 2022. The ESA consultant recommended maintaining the cap on the former lagoons and maintaining all other land use restriction requirements, as well as completing all regulatory requirements related to the remediation and monitoring of the former lagoons. At origination of the Mortgage Loan, the borrower was required to deposit $70,000 into an environmental reserve to address certain remedial obligations associated with the Mortgaged Property.

E-1B-8

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(German American Capital Corporation)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Greenwich Office Park (Loan No. 2)	Building 9, one of the seven buildings at the Mortgaged Property is located on a ground leased parcel. The ground lessor has a right of first offer to purchase the leasehold interest in such parcel from the ground lessee. Such right will not apply to a foreclosure or a deed-in-lieu thereof by the lender, but will apply to subsequent transfers.
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	Sara Lee Portfolio (Loan No. 15)	With respect to each of the Mortgaged Properties, the sole tenant at each such property, collectively, Sara Lee Frozen Bakery, LLC, Fresh Foods Corporation of America and Superior Cake Products, Inc. (collectively, “Sara Lee”), has a right of first offer to purchase its respective Mortgaged Property. Sara Lee’s right of first offer will not apply to a foreclosure, acceptance of a deed in lieu of foreclosure or a subsequent sale by the lender, but will apply to subsequent transfers thereafter.
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	435 North Roxbury (Loan No. 22)	Welltower Inc., a former property manager of the Mortgaged Property, has a right of first offer and right of first refusal to purchase the related Mortgaged Property. Such right of first offer and right of first refusal were waived in connection with a foreclosure or deed-in-lieu or any subsequent sale of the Mortgaged Property by the lender or its designee, but will apply to subsequent transfers.
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	8900 South Congress Avenue (Loan No. 41)

Gold’s Gym, the largest tenant at the related Mortgaged Property, has a right of first refusal to purchase the Mortgaged Property. Such right will not apply in connection with a foreclosure, a deed-in-lieu, or a subsequent transfer after a foreclosure or deed in lieu, but will apply to subsequent transfers thereafter.

In addition, the Mortgaged Property is subject to a master lease in connection with a Shari’ah compliant structure. An investor in the master tenant under such master lease has the option to purchase an undivided 12.5% interest in the Mortgaged Property for a purchase price of $2,000,000. Pursuant to a subordination and standstill agreement between the investor and the lender, such option may not be exercised if the Mortgage Loan is outstanding, and the lender has the right to require the

E-1B-9

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
option agreement to be terminated upon an event of default under the Mortgage Loan.
(5) Lien; Valid Assignment (6) Permitted Liens; Title Insurance	FedEx Topeka (Loan No.42)	The sole tenant at the Mortgaged Property has a right of first offer to purchase the Mortgaged Property upon the Mortgagor’s receipt of an offer to purchase. Such right will not apply in connection with a judicial or non-judicial foreclosure or deed-in-lieu, but will apply to subsequent transfers.
(7) Junior Liens	Novo Nordisk (Loan No. 3)	In connection with the sale of the Mortgaged Property to the related Mortgagor, such Mortgagor’s sole member (the “Sole Member”) entered into an earnout agreement (the “Novo Earnout Agreement”) with the prior owner of the Mortgaged Property (the “Novo Seller”) whereby the Sole Member agreed to make a payment to the Novo Seller if the tenant at the Mortgaged Property ever exercised all or a portion of its remaining expansion option under its lease (the “Novo Earnout Obligation”). The Novo Earnout Obligation is secured by a pledge of the Sole Member’s 100% ownership interest in the Mortgagor pursuant to a pledge agreement (the “Novo Earnout Pledge Agreement”). At origination, (i) the lender under the Mortgage Loan funded a reserve (the “Seller Credit Reserve”) equal to the Novo Earnout Obligation, which amount is required to be released to the Novo Seller, provided no event of default is continuing under the loan documents, as and when such amounts are due and payable under the Novo Earnout Agreement and (ii) the lender under the Mortgage Loan entered into a recognition agreement with the Novo Seller whereby the lender agreed, among other things, (w) to send all notices under the loan documents to the Novo Seller, (x) to allow the Novo Seller to foreclose on the pledge and take over the Mortgagor so long as a preapproved control party will own/control such Mortgagor after foreclosure and so long as the permitted transfer provisions of the loan agreement and recognition agreement are satisfied, (y) to allow the Novo Seller to purchase the Mortgage Loan upon notice to the Novo Seller that an event of default under the Mortgage Loan is continuing (for payment of the full outstanding amount of the debt, including all default interest, fees and expenses) and (z) to accept payment of the monthly interest payment or any other payment obligation by the Novo Seller (as and when such payment is due and payable by the borrower) but no more than two times during the term of the Mortgage Loan.
(15) No Holdbacks	The Eddy (Loan No. 11)	The Mortgage Loan does not provide for any future advances; however, the related Loan Combination includes future advance notes held outside of the issuing entity, and the related Loan Combination documents provide the Mortgagor the right to obtain up to

E-1B-10

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
$10,000,000 in future advances from the holders of such future advance notes upon satisfaction of certain conditions.
(16) Insurance	Novo Nordisk (Loan No. 3)

The Mortgagor may rely on self-insurance provided by the sole tenant, Novo Nordisk, Inc., in lieu of the insurance policies otherwise required under the Mortgage Loan documents, to the extent that the tenant or any lease guarantor of the tenant maintains a rating of “A-“ or better by S&P.

In addition, pursuant to a subordination, non-disturbance and attornment agreement with Novo Nordisk, Inc., the lender has agreed that in the event of a casualty to the Mortgaged Property, provided certain conditions are satisfied, including no event of default by the tenant that could have been cured by the payment of money, no bankruptcy proceeding of the Mortgagor or the tenant, and neither the landlord nor tenant has exercised a right to terminate the lease, insurance proceeds will be made available for the restoration of the Mortgaged Property, provided that the lender, the Mortgagor and the tenant have agreed upon commercially reasonable disbursement procedures (which the parties have agreed to negotiate in good faith). Accordingly, it is possible that the insurance proceeds will not be held and disbursed by the lender (or a trustee appointed by it).

(17) Access; Utilities; Separate Lots	CX – 350 & 450 Water Street (Loan No. 1)	As there is active construction ongoing at the Mortgaged Property, utilities may not currently be located in the rights-of-way abutting the Mortgaged Property or in an easement for the benefit of the Mortgaged Property or connected so as to serve the Mortgaged Property without passing over other property absent a valid recorded irrevocable easement.
(24) Local Law Compliance	Sara Lee Portfolio (Loan No. 15)	The 105 Ashland Road Mortgaged Property located in Southbridge, Massachusetts is legal nonconforming with respect to use.
(24) Local Law Compliance	435 North Roxbury (Loan No. 22)	The related Mortgaged Property is legal nonconforming with respect to use, parking (with an estimated deficiency of up to approximately 185 parking spaces), as well as building height and density. The zoning code provides that a legal nonconforming medical use located in a building that has been damaged by a disaster to the extent of more than fifty percent of its replacement value, may be reestablished without application of the Medical Use Overlay Zone, provided the reconstructed building complies with applicable zoning standards, including parking requirements, in place at the time a building permit is issued for the replacement building. In no event shall

E-1B-11

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
the amount of floor area occupied by nonconforming medical uses in the replacement building exceed the floor area that would have been permitted in the damaged building. Because the parking for the Mortgaged Property does not comply with current requirements for medical use, the portion of the Mortgaged Property that could be rebuilt for medical use purpose would be substantially reduced. The current zoning code requires 1 parking space per 200 feet of medical office space. The zoning consultant was unable to ascertain the exact number of parking spaces available to the Mortgaged Property but noted that such number could be as low as 34 (including 3 compact spaces), while 219 spaces are required under the current code.
(24) Local Law Compliance	Westward Ho (Loan No. 29	The Mortgaged Property is legal nonconforming with respect to use.
(24) Local Law Compliance	Franklin Square (Loan No. 38)	The related Mortgaged Property is legal nonconforming with respect to use. The applicable rebuild ordinance provides that a nonconforming use may continue unless such use is discontinued for any reason for a period of 730 or more consecutive days, and there are no substantial good faith efforts to re-establish such non-conforming use during such 730-day period.
(25) Licenses and Permits	CX – 350 & 450 Water Street (Loan No. 1)	The two building parcels comprising the Mortgaged Properties are currently undergoing active construction and no certificates of occupancy (temporary or otherwise) will be issued until such construction is complete.
(25) Licenses and Permits	Junction 4121 (Loan No. 34)	Pursuant to an affordable housing agreement (the “Junction 4121 AHA”) entered into between the related Mortgagor, the Los Angeles Housing and Community Investment Department (the “Department”) and the City of Los Angeles, such Mortgagor must provide an annual income certification form to the Department with respect to the five rent restricted units being offered at the Mortgaged Property pursuant to such agreement. Mortgagor represents in the Mortgage Loan documents that: (A) Mortgagor is in full compliance with the Junction 4121 AHA, except for its sole failure to timely provide an annual income certification form to the Department with respect to two of the rent restricted units, and (B) all conditions precedent to cure such noncompliance have been satisfied by the Mortgagor, except for the formal approval of the Department.
(26) Recourse Obligations	CX – 350 & 450 Water Street (Loan No. 1)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or related Loan Combination.

E-1B-12

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	Novo Nordisk (Loan No. 3)	There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the Mortgage Loan or related Loan Combination.
(26) Recourse Obligations	The Eddy (Loan No. 11)	The environmental indemnity agreement provides that if the indemnitor delivers to the lender an Approved Environmental Policy (as defined below) and such policy remains in full force and effect for at least 60 days after indemnified losses are incurred by the lender, then the lender is required to allow the indemnitor to seek payment from any Approved Environmental Policy in order to satisfy any indemnified losses of the lender prior to seeking claims against the indemnitor with respect to such indemnified losses, as more fully provided in the environmental indemnity agreement, including, without limitation, affording Indemnitor a period of 60 days after the date of the initial claim to allow for payment under the Approved Environmental Policy. “Approved Environmental Policy means (a) that certain Enviro Covered Location Insurance Policy (Site Environmental), bearing Policy Number V236CA180101 with an effective date of June 18, 2018 through June 18, 2028 issued by Lloyd’s of London Syndicate 2623/623 (Beazley) naming the lender as an additional insured thereon and containing a mortgagee endorsement in favor of lender; provided, a policy endorsement is provided which corrects the address of the Mortgaged Property or (b) a policy of environmental insurance which covers the Mortgaged Property (x) in form and substance reasonably acceptable to the lender, (y) from a provider having a claims paying ability reasonably acceptable to the lender, which is at least “A“ by S&P and (z) naming the lender as a “named insured”, and containing an additional named insured/mortgagee assignment endorsement acceptable to the lender).
(26) Recourse Obligations	Sara Lee Portfolio (Loan No. 15)	There obligations of the three non-recourse carveout guarantors under the non-recourse carveout guaranty and environmental indemnity are several, in accordance with their percentage ownership interests in the Mortgagor, and are not joint. If any of such guarantors were to fail, or be unable, to perform its obligations under the recourse carveout guaranty, the other guarantors have no obligation to perform the obligations of the defaulting guarantor. If additional parties become guarantors, their liability is required to be similarly limited by percentage interests determined pursuant to an agreement among the lender and the guarantors, provided that the percentage interests are required to add up to 100%. In addition, the obligations of the non-recourse carveout guarantors under the environmental indemnity are capped at the outstanding principal balance of the related Loan Combination plus the

E-1B-13

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

lender’s costs and expenses of enforcing the environmental indemnity agreement.

In addition, for so long as that certain Environmental Real Estate Portfolio Policy No. PEC004131401 (the “Policy”), remains in full force and effect or is replaced with a renewal policy naming lender as an additional insured, reasonably acceptable to the lender, and from an insurer with a rating at least equal to the rating of the Policy insurer, then if the lender makes a claim under the environmental indemnity, the indemnitors have the right within ten business days after receipt of such claim, to send a notice (“Environmental Tender Notice”) requiring the lender to seek coverage for such claim under the Policy, and in such event, the lender is required to exercise commercially reasonable efforts to pursue a claim under the Policy prior to pursuing any non-borrower indemnitor with respect to the environmental claim until the earlier of (a) 360 days has elapsed after the delivery of the Environmental Tender Notice without payment by the insurer of the full amount claimed or full acceptance by the insurance company of defense of the claim in a manner reasonably acceptable to the lender, and (b) the receipt by the indemnitor or lender of written notice from the insurer declining or denying such claim, notifying of conditions to payment which are not reasonably acceptable to the lender or notifying of its intent to pay such claim in an amount less than the full amount, except that in the latter event (and after receipt of such lesser sum), the lender may pursue the indemnitors solely for the difference.

(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(27) Mortgage Releases	CX – 350 & 450 Water Street (Loan No. 1)	Upon satisfying certain conditions, including satisfaction of REMIC related requirements, the Mortgagors may release a Mortgaged Property by prepaying or defeasing an amount equal to (i) 110% of the allocated loan amount for the released 350 Water Street building and (ii) 105% of the allocated loan amount of the released 450 Water Street building.
(27) Mortgage Releases	Greenwich Office Park (Loan No. 2)	The Mortgage Loan provides for a free release of any unimproved non-income producing vacant land at the Mortgaged Property and the parking lots at the Mortgaged Property, which parcel(s) may be released from time-to-time, which parcel(s) are identified in a schedule to the loan documents and the exact size and location of which must be reasonably approved by the lender, provided that certain conditions are satisfied, including that, if the loan-to-value ratio of the remaining Mortgaged Property after

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
the release is greater than 125%, the principal balance of the Mortgage Loan must be paid down by an amount such that the loan-to-value ratio (such value to be determined by the lender in its sole discretion based on a commercially reasonable valuation method permitted to a REMIC trust) is less than 125%. Such release parcels were not excluded from the appraised value set forth in the appraisal, and therefore it is possible that such release parcels were given a material value in the appraisal.
(29) Acts of Terrorism Exclusion	All GACC Mortgage Loans	All exceptions to Representation 16 are also exceptions to this Representation 29.
(30) Due on Sale or Encumbrance	Sara Lee Portfolio (Loan No. 15)	The related loan documents provide that in connection with transfers permitted thereunder, the related Mortgagor will not be obligated to pay lender’s costs and expenses, including Rating Agency fees, relative to such permitted transfer; however, the Mortgagor is required to pay the lender’s costs and expenses, including Rating Agency fees, in connection with a transfer that would result in the non-recourse carveout guarantors (or their affiliates) no longer holding at least 51% of the direct and/or indirect interests in and controlling the Mortgagor.
(32) Defeasance	CX – 350 & 450 Water Street (Loan No. 1)	See exception to Representation and Warranty No. 27 above. The Mortgagors are not required to pay defeasance fees of the servicer in excess of $25,000.
(33) Fixed Interest Rates	The Eddy (Loan No. 11)	The Mortgage Loan is subject to a fixed rate; however, the future advances under the related Loan Combination (certain of which will have the same payment priority as the Mortgage Loan), will have rates determined at the time of the future advance, based on a formula set forth in the Loan Combination documents.
(34) Ground Leases	Greenwich Office Park (Loan No. 2)	(34) (b) The ground lessor has not agreed that the ground lease may not be amended, modified, cancelled or terminated without the prior written consent of the lender. However, the ground lease provides that neither the lender nor successor tenant shall be bound by an amendment, modification, alteration, termination, cancellation, or surrender of the ground lease without the lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.
(37) No Material Default; Payment Record	All GACC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Mortgagor may be in default of one or more of such covenants due to closures

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Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(39) Organization of Mortgagor	Junction 4121 (Loan No. 34) and 1048 Manzanita (Loan No. 56)	The Mortgagors under such Mortgage Loans are Affiliates of each other.
(40) Environmental Conditions	The Eddy (Loan No. 11)	The related Phase I environmental site assessment (the “ESA”) identified a recognized environmental condition relating to the prior operation of a chemical manufacturing company at the Mortgaged Property. According to the ESA, remediation efforts are ongoing at the Mortgaged Property under the oversight of a licensed site remediation professional (“LSRP”) and the LRSP expects to submit a remedial action report and seek a response action outcome (“RAO”) from the New Jersey Department of Environmental Protection. According to the ESA, the estimated cost to achieve RAO is $25,000. Such cost was not reserved for.

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ANNEX E-2A

SPONSOR REPRESENTATIONS AND WARRANTIES
(Goldman Sachs Mortgage Company)

GSMC (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each GSMC Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between GSMC, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the GSMC Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the GSMC Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Loan Combination is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to GSMC), participation or pledge, and GSMC had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Outside Servicing Agreement with respect to a GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. GSMC has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of each GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering any GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)

Loan Document Status. Each related Mortgage Note, Mortgage, assignment of leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by GSMC in connection with the origination of

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any GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)

Mortgage Provisions. The Mortgage Loan documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the related Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)

Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File (a)(1) to the knowledge of GSMC, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, GSMC Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the related GSMC Mortgage Loan.

(5)

Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of assignment of leases to the issuing entity (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and assignment of leases is freely assignable without the consent of the related mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement, leasehold) interest in the related Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex E-2B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to GSMC’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to GSMC’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)

Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions

E-2A-2

set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a cross-collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Loan Combination, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by GSMC thereunder and no claims have been paid thereunder. Neither GSMC, nor to GSMC’s knowledge, any other holder of a GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)

Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1 to this Annex E-2A, GSMC has no knowledge of any mezzanine debt secured directly by interests in the related mortgagor.

(8)

Assignment of Leases and Rents. There exists as part of the related Mortgage File an assignment of leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related assignment of leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related assignment of leases, subject to applicable law, provides that, upon an event of default under each GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)

UCC Filings. If the related Mortgaged Property is operated as a hospitality property, GSMC has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the related GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)

Condition of Property. GSMC or the originator of each GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the related GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

E-2A-3

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To GSMC’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)

Taxes and Assessments.  All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)

Condemnation. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to GSMC’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of any Mortgaged Property that would have a material adverse effect on the value, use or operation of such Mortgaged Property.

(13)

Actions Concerning Mortgage Loan. As of the date of origination and to GSMC’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any mortgagor, guarantor, or mortgagor’s interest in the related Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such mortgagor’s title to such Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the related Mortgage Loan documents or (f) the current principal use of such Mortgaged Property.

(14)

Escrow Deposits. All escrow deposits and payments required to be escrowed with the Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of GSMC or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with the related Mortgagee under the related Mortgage Loan documents are being conveyed by GSMC to the Purchaser or its servicer.

(15)

No Holdbacks. The principal amount of each GSMC Mortgage Loan stated on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the mortgagor or other considerations determined by GSMC to merit such holdback).

(16)

Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such

E-2A-4

endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by GSMC for comparable mortgage loans intended for securitization.

If a Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

Each Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each Mortgaged Property located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the related Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Mortgage Loan documents for each GSMC Mortgage Loan require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or then outstanding principal

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amount of the related GSMC Mortgage Loan (or related Loan Combination), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under each GSMC Mortgage Loan and its successors and assigns as a loss payee under a Mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related GSMC Mortgage Loan obligates the related mortgagor to maintain (or cause to be maintained) all such insurance and, at such mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the mortgagor’s reasonable cost and expense and to charge such mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by GSMC.

(17)

Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of such Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the related GSMC Mortgage Loan requires the mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which such Mortgaged Property is a part until the separate tax lots are created.

(18)

No Encroachments. To GSMC’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)

No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by GSMC.

(20)

REMIC. Each GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air conditioning

E-2A-6

systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Loan Combination) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Loan Combination) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.

(21)

Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of each GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)

Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the issuing entity.

(23)

Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to GSMC’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)

Local Law Compliance. To GSMC’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Loan Combination, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the related Mortgaged Property. The terms of the related Mortgage Loan documents require the mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

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(25)

Licenses and Permits. Each mortgagor covenants in the related Mortgage Loan documents that it will keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the related Mortgaged Property in full force and effect, and to GSMC’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by GSMC for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. Each GSMC Mortgage Loan requires the related mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)

Recourse Obligations. The Mortgage Loan documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the related mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by the related mortgagor; (ii) the related mortgagor or guarantor will have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to such mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in the mortgagor made in violation of the related Mortgage Loan documents; and (b) contains provisions providing for recourse against the mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the mortgagor (but may be affiliated with the mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of such mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the related GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to the Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of intentional material physical waste at the related Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)

Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the related Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the related GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance (as defined in (32) below), (d) releases of out-parcels that are unimproved or other portions of the related Mortgaged Property which will not have a material adverse effect on the underwritten value of such Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Loan Combination) outstanding after the release, the related mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

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With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the mortgagor can be required to pay down the principal balance of the related GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GSMC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GSMC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Loan Combination).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)

Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the related mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one mortgagor are in the form of an annual combined balance sheet of the mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)

Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)

Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with

E-2A-9

the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-2A or the exceptions thereto set forth on Annex E-2B, or (vii) any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan as set forth on Schedule E-2A-1 or future permitted mezzanine debt as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the related mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)

Single-Purpose Entity. Each GSMC Mortgage Loan requires the related mortgagor to be a Single-Purpose Entity for at least as long as the related GSMC Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that such mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the related mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)

Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) such GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the related GSMC Mortgage Loan; (iv) the mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC

E-2A-10

Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)

Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)

Ground Leases. For purposes of this Annex E-2A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of GSMC, its successors and assigns, GSMC represents and warrants that:

(a)

The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)

The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)

The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)

The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)

The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so

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assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)

GSMC has not received any written notice of material default under or notice of termination of such Ground Lease. To GSMC’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to GSMC’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)

The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)

The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)

Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

(k)

In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)

Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)

Servicing. The servicing and collection practices used by GSMC with respect to the GSMC Mortgage Loans have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)

Origination and Underwriting. The origination practices of GSMC (or the related originator if GSMC was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Loan Combination, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-2A.

(37)

No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, and no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To GSMC’s knowledge, there

E-2A-12

is (a) no material default, breach, violation or event of acceleration existing under any GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of any GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by GSMC in this Annex E-2A (including, but not limited to, the prior sentence). No person other than the holder of any GSMC Mortgage Loan may declare any event of default under the related GSMC Mortgage Loan or accelerate any indebtedness under such Mortgage Loan documents.

(38)

Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the GSMC’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)

Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the related mortgagor delivered by such mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Loan Combination, as applicable), the mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GSMC Mortgage Loan has a mortgagor that is an affiliate of another mortgagor under another GSMC Mortgage Loan.

(40)

Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To GSMC’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)

Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing

E-2A-13

Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to GSMC’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.  Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)

Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained on the mortgage loan schedule attached to the related Mortgage Loan Purchase Agreement.

(43)

Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Loan Combination no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex E-2A-3.

(44)

Advance of Funds by the Sponsor. After origination, no advance of funds has been made by GSMC to the related mortgagor other than in accordance with the related Mortgage Loan documents, and, to GSMC’s knowledge, no funds have been received from any person other than the related mortgagor or an affiliate for, or on account of, payments due on the GSMC Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither GSMC nor any affiliate thereof has any obligation to make any capital contribution to any mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)

Compliance with Anti-Money Laundering Laws. GSMC has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loans.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “GSMC’s knowledge” or “GSMC’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of GSMC, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-14

Schedule E-2A-1 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

None.

E-2A-15

Schedule E-2A-2 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT
IS PERMITTED IN THE FUTURE

None.

E-2A-16

Schedule E-2A-3 to Annex E-2A

GOLDMAN SACHS MORTGAGE COMPANY

CROSS-COLLATERALIZED MORTGAGE LOANS

None.

E-2A-17

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(Goldman Sachs Mortgage Company)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(5) Lien; Valid Assignment	Shoppes of Mason (Loan No. 45)	The lease for the largest tenant at the Mortgaged Property, Kroger, grants such tenant a right of first refusal to purchase its leased premises in the event borrower seeks to sell the entire shopping center. A subordination, non-disturbance and attornment agreement was executed at origination, but pursuant to the terms of the Kroger Lease, such right of first refusal will not apply to a conveyance of the leased premises or all or any part of the shopping center to a mortgagee or its designee pursuant to a foreclosure sale or deed in lieu of foreclosure.
(6) Permitted Liens; Title Insurance	Shoppes of Mason (Loan No. 45)	See exception to Representation and Warranty No. 5.
(16) Insurance	Audubon Crossings & Commons (Loan No. 28)	The Mortgage Loan documents permit the mortgagor to rely on the insurance (or, in the case of Walmart, self-insurance) provided by the largest tenant, Walmart, and the third largest tenant, ACME Markets, for a portion the insurance required under the Mortgage Loan documents provided certain conditions set forth in the Mortgage Loan documents are satisfied.
(16) Insurance	Shoppes of Mason (Loan No. 45)	The Mortgage Loan documents allow the mortgagor to maintain insurance coverage with insurers that do not meet the required credit ratings provided that the mortgagor is required to replace such insurers with sufficiently rated carriers at policy renewal or earlier if the insurers experience a downgrade in their current A.M. Best ratings.
(18) No Encroachments	Audubon Crossings & Commons (Loan No. 28)	A portion of the building occupied by the largest tenant, Walmart, encroaches on a gas main easement and a portion of a 29,895 square foot building occupied by certain smaller tenants encroaches on a sanitary easement.
(27) Mortgage Releases	Audubon Crossings & Commons (Loan No. 28)	Loss proceeds in connection with a casualty or condemnation are required to be applied towards restoration of the Mortgaged Property to the extent the mortgagor is obligated to restore the Mortgaged Property under the terms of certain of the leases set forth in the Mortgage Loan documents; provided, however, the Mortgagor will remain obligated to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code.
(29) Acts of Terrorism Exclusion	Audubon Crossings & Commons (Loan No. 28)	See exception to Representation and Warranty No. 16, above.

E-2B-1

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(34) Ground Leases	Audubon Crossings & Commons (Loan No. 28)	The Public Service Electric and Gas Company leases to the Mortgagor a right of way over a parcel of land for access, ingress/egress, landscaping and the operation of a sanitary line and storm sewer. The related lease has an original term that expires in December 2035, with two, five-year extension options (resulting in an as-extended term that is less than twenty years beyond the stated maturity date of the related Mortgage Loan) and does not provide for any of the customary lender protections set forth in this Representation and Warranty No. 34. Access to the retail portion of the Mortgaged Property does not depend on the lease as there are other access points from adjacent public-rights-of-way.
(37) No Material Default; Payment Record	All GSMC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(39) Organization of Mortgagor	Lake Drive Plaza (Loan No. 37) Shoppes of Mason (Loan No. 45)	The mortgagors under each of the related Mortgage Loans are affiliated with each other.

E-2B-2

ANNEX E-3A

SPONSOR REPRESENTATIONS AND WARRANTIES
(JPmorgan chase bank, national association)

JPMCB (referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each JPMCB Mortgage Loan that we (referred to as the “Purchaser” in the representations and warranties below) include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-3B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between JPMCB, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the JPMCB Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the JPMCB Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the Pooling and Servicing Agreement and/or the Mortgage Loan Purchase Agreement.

(2)	Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Loan Combination, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Loan Combination is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Loan Combination) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(3)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other

E-3A-1

similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)	Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)	Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the trust against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a) (1) to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither borrower nor guarantor has been released from its obligations under the JPMCB Mortgage Loan.

(7)	Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable

E-3A-2

lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain servicing rights purchase agreement, dated as of the Closing Date between the Master Servicer and the Mortgage Loan Seller).

(8)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)	Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license

E-3A-3

granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11)	Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12)	Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

(13)	Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

E-3A-4

(15)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16)	Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any JPMCB Mortgage Loan that is an Outside Serviced Mortgage Loan, to the depositor or servicer for the related Outside Securitization) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17)	No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of $35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available

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under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

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(20)	No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21)	No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date), any other contingent interest feature or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(22)	REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Loan Combination is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Loan Combination was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Loan Combination on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Loan Combination was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Loan Combination or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Loan Combination was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance, provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Loan Combination constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23)	Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the

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Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24)	Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27)	Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28)	Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the

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Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph 34)), in each case, of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (34)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Loan Combination.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties

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or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30)	Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31)	Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex E-3A, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33)	Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan

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documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34)	Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including the entire remaining principal balance on (A) the maturity date, (B) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty; or (C) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the Defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the JPMCB Mortgage Loan secured by Defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35)	Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36)	Ground Leases. For purposes of the Mortgage Loan Purchase Agreement, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

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(a)   The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)   The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)   The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)   The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)   The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)   The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)   The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)   A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)   The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)   Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

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(k)   In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)   Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38)	ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Mortgagor elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39)	Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40)	No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this

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representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-3A. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41)	Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42)	Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years. (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43)	Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or

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the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

In the case of each JPMCB Mortgage Loan set forth on Schedule E-3A-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule E-3A-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44)	Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45)	Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

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(46)	Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

(47)	Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48)	Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the Pooling and Servicing Agreement (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the borrower.

For purposes of these representations and warranties, “Servicing File” means a copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE E-3A-1 to ANNEX E-3A

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

Loan No.	JPMCB Mortgage Loans
1	CX – 350 & 450 Water Street
4	One Memorial Drive
14	Nyberg Portfolio
19	The Veranda

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ANNEX E-3B

EXCEPTIONS TO SPONSOR REPRESENTATIONS AND WARRANTIES

(JPMorgan Chase Bank, National Association)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-3A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-3B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(7) Lien; Valid Assignment	CX – 350 & 450 Water Street (Loan No. 1) One Memorial Drive (Loan No. 4) Nyberg Portfolio (Loan No. 14) The Veranda (Loan No. 19)	The related Mortgages and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.
(8) Permitted Liens; Title Insurance	40 Gansevoort (Loan No. 9)	The sole tenant at the Mortgaged Property, Theory, has a right of first offer to purchase the Mortgagor’s leasehold interest in the Mortgaged Property that is triggered in the event the Mortgagor receives an offer to acquire the Mortgagor’s leasehold interest in the Mortgaged Property by a third party. Theory’s right of first offer is not transferable and only applies so long as Theory is the tenant. Pursuant to the subordination, non-disturbance and attornment agreement entered into at loan origination between the lender, Theory, and the Mortgagor, Theory’s right of first offer is not exercisable in connection with any exercise of remedies pursuant to the Mortgage Loan, including a transfer of the Mortgaged Property (or any portion thereof) to the lender (including its successors, assigns, designees and/or nominees) pursuant to a foreclosure or deed-in-lieu of foreclosure.
(10) Assignment of Leases and Rents	One Memorial Drive (Loan No. 4) CX – 350 & 450 Water Street (Loan No. 1) Nyberg Portfolio (Loan No. 14)	The related Mortgage and assignment of leases secures the subject Mortgage Loan and the related Pari Passu Companion Loan(s) on a pari passu basis.

E-3B-1

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
The Veranda (Loan No. 19)
(12) Condition of Property	SolutionReach (Loan No. 18)	The property condition assessment related to the Mortgaged Property was prepared on April 20, 2021, which is more than four months prior to the origination date of the Mortgage Loan.
(15) Actions Concerning Mortgage Loan	40 Gansevoort (Loan No. 9)	There is a pending contract claim unrelated to the Mortgage Loan or the Mortgaged Property brought in July 2020 by the board of managers of a condominium association against, among other parties, one of the two non-recourse carveout guarantors of the Mortgage Loan, Abram Shnay. The claimant alleges that the defending parties breached several aspects of the plans and agreements related to the construction of a condominium building located in New York, and demands $10,000,000 in damages. According to the Mortgagor, Abram Shnay and Charles Blaichman, the other non-recourse carveout guarantor, were served with a summons with notice in June 2020 before the six-year statute of limitations ran. The parties have been negotiating a settlement based upon the results of a property inspection report, with several items remaining to be repaired, and the construction manager has agreed to make such repairs. No complaint has been served to date.
(15) Actions Concerning Mortgage Loan	Home Depot Nanuet (Loan No. 40)	The non-recourse carveout guarantor, Abraham Israel (the “Guarantor”), is a defendant in a pending litigation filed in December 2020 by PenFed Credit Union alleging default on a $1,300,000 loan made to the defendants. The plaintiff alleges, among other things, that that the defendants failed to make the balloon payment at the maturity in April 2019 and is seeking to recover $1,163,432.51, allegedly representing the outstanding principal and interest. The Mortgagor has represented that there are no actions, suits or proceedings that, if determined against the Guarantor, could reasonably be expected to materially and adversely affect the condition (financial or otherwise) or business of the Guarantor. In addition, according to the Mortgagor, the Guarantor has net worth of approximately $12.1 million and liquidity of approximately $2.5 million, and is required under the Mortgage Loan documents to maintain a minimum net worth of $5,000,000 and minimum liquidity of $1,000,000 during the term of the Mortgage Loan.
(18) Insurance	40 Gansevoort (Loan No. 9)	The Mortgage Loan documents require business interruption or rental loss insurance which covers a period at least 12 months after the date of the casualty.

E-3B-2

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(18) Insurance	Nyberg Portfolio (Loan No. 14)	The Mortgage Loan documents permit deductible of up to $250,000 for property insurance.
(18) Insurance	The Veranda (Loan No. 19)	The Mortgage Loan documents permit deductible of up to $250,000 for property insurance.
(18) Insurance	Greystone Lofts (Loan No. 30)	The Mortgage Loan documents permit the Mortgagor to finance insurance premiums through a third-party financing company under a premium finance agreement.
(18) Insurance	Belcan HQ (Loan No. 35)	To the extent that the property insurance requirements under the lease of the largest tenant at the Mortgaged Property, Belcan, LLC (approximately 94.2% of the net rentable area), complies with the property insurance requirements under the Mortgage Loan documents, Belcan, LLC may provide the property insurance coverage for the Mortgaged Property.
(19) Access; Utilities; Separate Tax Lots	CX – 350 & 450 Water Street (Loan No. 1)	As there is active construction ongoing at the Mortgaged Property, utilities may not currently be located in the rights-of way abutting the Mortgaged Property or in an easement for the benefit of the Mortgaged Property or connected so as to serve the Mortgaged Property without passing over other property absent a valid recorded irrevocable easement.
(27) Licenses and Permits	CX – 350 & 450 Water Street (Loan No. 1)	The two building parcels comprising the Mortgaged Properties are currently undergoing active construction and no certificates of occupancy (temporary or otherwise) will be issued until such construction is complete
(28) Recourse Obligations	CX – 350 & 450 Water Street (Loan No. 1)

There is no non-recourse carveout guarantor and no separate environmental indemnitor with respect to the Mortgage Loan or related Whole Loan.

The obligations and liabilities of the Mortgagor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim 36 months after indefeasible repayment or defeasance in full of the Mortgage Loan and satisfaction of other conditions set forth in the environmental indemnity agreement, including, without limitation, the indemnitee’s receipt of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

The loss recourse carveout for material physical waste is limited to intentional material physical waste.

E-3B-3

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

The Mortgage Loan documents do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.

A transfer of ownership interest in any Mortgagor without the prior consent of the lender if such consent is required by the Mortgage Loan documents, other than such transfer that results in a change of control of any Mortgagor, constitutes only a loss recourse carveout instead of a full recourse carveout.

(28) Recourse Obligations	One Memorial Drive (Loan No. 4)

There is no separate non-recourse carveout guarantor or environmental indemnitor, and the Mortgagor is the sole party responsible for breaches or violations of the non-recourse carveout provisions in the related Mortgage Loan documents. At loan origination, an environmental insurance policy was issued from Sirius Specialty Insurance Corporation in the name of the Mortgagor, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000 and $5,000,000 per incident, a $50,000 per incident self-insured retention and a term expiring on September 15, 2034.

The loss recourse carveout for willful misconduct by the Mortgagor or guarantor is limited to willful misconduct by the Mortgagor with respect to the Mortgage Loan.

The loss recourse carveout for material physical waste of the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The loss recourse carveout for misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default is limited to intentional misapplication, misappropriation or conversion thereof.

The obligations and liabilities of the Mortgagor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim 24 months after the full payment of the Mortgage Loan and satisfaction of other conditions set forth in the environmental indemnity agreement, including, without limitation, the indemnitee’s receipt of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	40 Gansevoort (Loan No. 9)	The loss recourse carveout for material physical waste of the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

E-3B-4

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(28) Recourse Obligations	Nyberg Portfolio (Loan No. 14)

There is no separate non-recourse carveout guarantor or environmental indemnitor, and the Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the Mortgage Loan, the Mortgagor obtained an environmental insurance policy issued from Ironshore Specialty Insurance Company in the name of the Mortgagor, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a $50,000 per incident self-insured retention and a term expiring on October 5, 2022. The Mortgage Loan documents require that the Mortgagor obtain and maintain a pollution legal liability insurance, which, among other conditions, is required to be maintained for a period continuing through 36 months beyond the maturity date of the Mortgage Loan of December 5, 2031.

The loss recourse carveout for material physical waste is limited to intentional material physical waste.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate on the date that is three years after the full and indefeasible repayment of the Mortgage Loan (other than a repayment effective pursuant to or following any foreclosure or other exercise of remedies by Indemnitee under the Mortgage Loan documents), upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	The Veranda (Loan No. 19)

There is no separate non-recourse carveout guarantor or environmental indemnitor, and the Mortgagor is the sole party responsible for breaches or violations of the nonrecourse carve-out provisions in the related Mortgage Loan documents. At origination of the Mortgage Loan, the Mortgagor obtained an environmental insurance policy issued from Ironshore Specialty Insurance Company in the name of the Mortgagor, with the lender as additional named insured with its successors, assigns and/or affiliates, with per incident and aggregate limits of $10,000,000, a $50,000 per incident self-insured retention and a term expiring on October 5, 2022. The Mortgage Loan documents require that the Mortgagor obtain and maintain a pollution legal liability insurance, which, among other conditions, is required to be maintained for a period continuing through 36 months beyond the maturity date of the Mortgage Loan of October 5, 2031.

E-3B-5

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

The loss recourse carveout for material physical waste is limited to intentional material physical waste.

The indemnification obligations of the Mortgagor under the environmental indemnity will terminate on the date that is three years after the full and indefeasible repayment of the Mortgage Loan (other than a repayment effective pursuant to or following any foreclosure or other exercise of remedies by Indemnitee under the Mortgage Loan documents), upon satisfaction of certain conditions set forth in the environmental indemnity agreement, including, without limitation, the Mortgagor’s delivery of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	SolutionReach (Loan No. 18)

The loss recourse carveout with respect to the insurance proceeds or condemnation awards or of rents following an event of default is limited to the misappropriation, misapplication or conversion thereof by only the Mortgagor and not by the guarantor.

The obligations and liabilities of the Mortgagor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim 24 months after the full payment of the Mortgage Loan and satisfaction of other conditions set forth in the environmental indemnity agreement, including, without limitation, the indemnitee’s receipt of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	Greystone Lofts (Loan No. 30)

The loss recourse carveout for willful misconduct by the Mortgagor, principal or guarantor is limited to such conduct in connection with the Mortgage Loan or the Mortgaged Property.

The loss recourse carveout for material physical waste of the Mortgaged Property is limited to material physical waste of the Mortgaged Property by or at the direction of the Mortgagor, the guarantor, the principal or any affiliates thereof.

Any involuntary transfers in violation of the Mortgage Loan documents, or other transfers in violation of the Mortgage Loan documents made without the lender’s consent when the lender’s consent is required pursuant to the Mortgage Loan documents (other than (x) any voluntary granting of a mortgage or other similar lien (including a PACE Lien) upon the Mortgaged Property (other than certain encumbrances expressly permitted under the Mortgage Loan documents) or the membership

E-3B-6

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

interests in any Mortgagor owned directly or indirectly by the guarantor or any other controlling membership interests in any Mortgagor or (y) any voluntary transfer which results in a failure of the guarantor to control each Mortgagor and own, directly or indirectly, at least a 51% ownership interest (including through trusts) in each Mortgagor) trigger only a loss recourse carveout instead of a full recourse carveout.

The obligations and liabilities of the Mortgagor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim 24 months after the full payment of the Mortgage Loan and satisfaction of other conditions set forth in the environmental indemnity agreement, including, without limitation, the indemnitee’s receipt of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	Belcan HQ (Loan No. 35)

The loss recourse carveout for willful misconduct is limited to willful misconduct by the Mortgagor with respect to the Mortgaged Property or the Mortgage Loan.

The loss recourse carveout for material physical waste of the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property caused by the Mortgagor, principal or guarantor.

The obligations and liabilities of the Mortgagor under the environmental indemnity agreement will terminate and be of no further force and effect with respect to any unasserted claim 24 months after the full payment of the Mortgage Loan and satisfaction of other conditions set forth in the environmental indemnity agreement, including, without limitation, the indemnitee’s receipt of an updated environmental report satisfactory to the indemnitee in accordance with the environmental indemnity agreement.

(28) Recourse Obligations	Home Depot Nanuet (Loan No. 40)	The loss recourse carveout for willful misconduct by the Mortgagor or guarantor is limited to willful misconduct by the Mortgagor with respect to the Mortgage Loan or Mortgaged Property.
(29) Mortgage Releases	CX – 350 & 450 Water Street (Loan No. 1)	Upon satisfying certain conditions, including satisfaction of customary REMIC requirements, the Mortgagors may release a Mortgaged Property by prepaying or defeasing an amount equal to (i) 110% of the allocated loan amount for the released 350 Water Street building and (ii) 105% of the allocated loan amount of the released 450 Water Street building.

E-3B-7

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(30) Financial Reporting and Rent Rolls	One Memorial Drive (Loan No. 4)	The Mortgagor’s obligation to provide the annual financial statements does not commence until 2022.
(31) Acts of Terrorism Exclusion	CX – 350 & 450 Water Street (Loan No. 1)	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 or any similar or subsequent statute is not in effect, the Mortgagor will be required to carry terrorism insurance throughout the term of the Mortgage Loan as required by the preceding sentence, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is then payable in respect of the all-risk coverage required under the Mortgage Loan documents on a stand-alone basis (i.e., not under a blanket insurance policy), and if the cost of terrorism insurance exceeds such amount, the Mortgagor will purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(34) Defeasance	CX – 350 & 450 Water Street (Loan No. 1)	See exception to Representation and Warranty No. 29 above. The Mortgagors are not required to pay defeasance fees of the servicer in excess of $25,000.
(36) Ground Leases	Nyberg Portfolio (Loan No. 14)

The Nyberg Rivers Ground Lease is silent as to how the condemnation or casualty insurance proceeds must be used. Upon a total taking, the Nyberg Rivers Ground Lease will terminate and rent thereunder will be apportioned as of the date of the taking and the Mortgagor will be entitled to receive directly the award for Mortgagor’s leasehold interest in the Mortgaged Property. The Nyberg Rivers Ground Lease does not address whether any leasehold mortgagee’s have any rights with respect to such awards.

The Nyberg Rivers Ground Lease provides that a leasehold mortgagee may obtain a new lease upon any default but not for any termination.

(40) No Material Default; Payment Record	All JPMCB Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.

E-3B-8

Representation Number on Annex E-3A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(47) Cross Collateralization	CX – 350 & 450 Water Street (Loan No. 1) One Memorial Drive (Loan No. 4) Nyberg Portfolio (Loan No. 14) The Veranda (Loan No. 19)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

E-3B-9

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ANNEX F

CLASS A-AB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
1/15/2022	23,526,000.00	11/15/2026	23,524,902.03
2/15/2022	23,526,000.00	12/15/2026	23,196,011.50
3/15/2022	23,526,000.00	1/15/2027	22,814,200.21
4/15/2022	23,526,000.00	2/15/2027	22,431,306.92
5/15/2022	23,526,000.00	3/15/2027	21,989,225.81
6/15/2022	23,526,000.00	4/15/2027	21,603,989.11
7/15/2022	23,526,000.00	5/15/2027	21,198,368.63
8/15/2022	23,526,000.00	6/15/2027	20,810,888.26
9/15/2022	23,526,000.00	7/15/2027	20,403,090.13
10/15/2022	23,526,000.00	8/15/2027	20,013,353.12
11/15/2022	23,526,000.00	9/15/2027	19,622,510.90
12/15/2022	23,526,000.00	10/15/2027	19,211,449.84
1/15/2023	23,526,000.00	11/15/2027	18,818,331.58
2/15/2023	23,526,000.00	12/15/2027	18,405,061.46
3/15/2023	23,526,000.00	1/15/2028	18,009,654.03
4/15/2023	23,526,000.00	2/15/2028	17,613,124.76
5/15/2023	23,526,000.00	3/15/2028	17,177,617.59
6/15/2023	23,526,000.00	4/15/2028	16,778,724.10
7/15/2023	23,526,000.00	5/15/2028	16,359,848.66
8/15/2023	23,526,000.00	6/15/2028	15,958,632.64
9/15/2023	23,526,000.00	7/15/2028	15,537,502.98
10/15/2023	23,526,000.00	8/15/2028	15,133,951.00
11/15/2023	23,526,000.00	9/15/2028	14,729,253.30
12/15/2023	23,526,000.00	10/15/2028	14,304,744.41
1/15/2024	23,526,000.00	11/15/2028	13,897,468.78
2/15/2024	23,526,000.00	12/15/2028	13,487,640.27
3/15/2024	23,526,000.00	1/15/2029	13,094,273.22
4/15/2024	23,526,000.00	2/15/2029	12,699,802.97
5/15/2024	23,526,000.00	3/15/2029	12,251,715.31
6/15/2024	23,526,000.00	4/15/2029	11,854,877.86
7/15/2024	23,526,000.00	5/15/2029	11,439,500.07
8/15/2024	23,526,000.00	6/15/2029	11,040,382.73
9/15/2024	23,526,000.00	7/15/2029	10,622,792.22
10/15/2024	23,526,000.00	8/15/2029	10,221,382.00
11/15/2024	23,526,000.00	9/15/2029	9,818,845.32
12/15/2024	23,526,000.00	10/15/2029	9,397,936.20
1/15/2025	23,526,000.00	11/15/2029	8,993,087.14
2/15/2025	23,526,000.00	12/15/2029	8,569,933.78
3/15/2025	23,526,000.00	1/15/2030	8,162,759.18
4/15/2025	23,526,000.00	2/15/2030	7,754,441.43
5/15/2025	23,526,000.00	3/15/2030	7,293,810.17
6/15/2025	23,526,000.00	4/15/2030	6,883,048.87
7/15/2025	23,526,000.00	5/15/2030	6,454,157.41
8/15/2025	23,526,000.00	6/15/2030	6,041,036.85
9/15/2025	23,526,000.00	7/15/2030	5,609,855.61
10/15/2025	23,526,000.00	8/15/2030	5,194,362.31
11/15/2025	23,526,000.00	9/15/2030	4,777,701.79
12/15/2025	23,526,000.00	10/15/2030	4,343,084.88
1/15/2026	23,526,000.00	11/15/2030	3,924,031.43
2/15/2026	23,526,000.00	12/15/2030	3,487,092.09
3/15/2026	23,526,000.00	1/15/2031	3,065,632.06
4/15/2026	23,526,000.00	2/15/2031	2,642,987.54
5/15/2026	23,526,000.00	3/15/2031	2,169,378.50
6/15/2026	23,526,000.00	4/15/2031	1,744,211.36
7/15/2026	23,526,000.00	5/15/2031	1,301,338.40
8/15/2026	23,526,000.00	6/15/2031	873,729.78
9/15/2026	23,526,000.00	7/15/2031	428,487.25
10/15/2026	23,526,000.00	8/15/2031 and thereafter	-

F-1

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ANNEX G

THE EDDY LOAN Combination AMORTIZATION SCHEDULE

		A-1				B-1				B-2
Period	Date	Balance	Interest	Principal	Payment	Balance	Interest	Principal	Payment	Balance	Interest	Principal	Payment
0	12/1/2021	43,000,000.00				46,530,000.00				470,000.00
1	1/1/2022	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
2	2/1/2022	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
3	3/1/2022	43,000,000.00	82,106.11	-	82,106.11	46,530,000.00	118,991.95	-	118,991.95	470,000.00	1,201.94	-	1,201.94
4	4/1/2022	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
5	5/1/2022	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
6	6/1/2022	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
7	7/1/2022	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
8	8/1/2022	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
9	9/1/2022	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
10	10/1/2022	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
11	11/1/2022	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
12	12/1/2022	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
13	1/1/2023	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
14	2/1/2023	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
15	3/1/2023	43,000,000.00	82,106.11	-	82,106.11	46,530,000.00	118,991.95	-	118,991.95	470,000.00	1,201.94	-	1,201.94
16	4/1/2023	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
17	5/1/2023	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
18	6/1/2023	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
19	7/1/2023	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
20	8/1/2023	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
21	9/1/2023	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
22	10/1/2023	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
23	11/1/2023	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
24	12/1/2023	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
25	1/1/2024	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
26	2/1/2024	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
27	3/1/2024	43,000,000.00	85,038.47	-	85,038.47	46,530,000.00	123,241.66	-	123,241.66	470,000.00	1,244.87	-	1,244.87
28	4/1/2024	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
29	5/1/2024	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
30	6/1/2024	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
31	7/1/2024	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
32	8/1/2024	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
33	9/1/2024	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
34	10/1/2024	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
35	11/1/2024	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
36	12/1/2024	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
37	1/1/2025	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
38	2/1/2025	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
39	3/1/2025	43,000,000.00	82,106.11	-	82,106.11	46,530,000.00	118,991.95	-	118,991.95	470,000.00	1,201.94	-	1,201.94

		A-1				B-1				B-2
Period	Date	Balance	Interest	Principal	Payment	Balance	Interest	Principal	Payment	Balance	Interest	Principal	Payment
40	4/1/2025	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
41	5/1/2025	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
42	6/1/2025	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
43	7/1/2025	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
44	8/1/2025	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
45	9/1/2025	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
46	10/1/2025	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
47	11/1/2025	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
48	12/1/2025	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
49	1/1/2026	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
50	2/1/2026	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
51	3/1/2026	43,000,000.00	82,106.11	-	82,106.11	46,530,000.00	118,991.95	-	118,991.95	470,000.00	1,201.94	-	1,201.94
52	4/1/2026	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
53	5/1/2026	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
54	6/1/2026	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
55	7/1/2026	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
56	8/1/2026	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
57	9/1/2026	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
58	10/1/2026	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
59	11/1/2026	43,000,000.00	90,903.19	-	90,903.19	46,530,000.00	131,741.09	-	131,741.09	470,000.00	1,330.72	-	1,330.72
60	12/1/2026	43,000,000.00	87,970.83	-	87,970.83	46,530,000.00	127,491.38	-	127,491.38	470,000.00	1,287.79	-	1,287.79
61	1/1/2027	42,928,261.56	90,903.19	71,738.44	162,641.63	46,452,372.34	131,741.09	77,627.66	209,368.75	469,215.88	1,330.72	784.12	2,114.84
62	2/1/2027	42,856,344.59	90,751.54	71,916.97	162,668.51	46,374,551.49	131,521.30	77,820.85	209,342.15	468,429.81	1,328.50	786.07	2,114.57
63	3/1/2027	42,773,927.42	81,831.81	82,417.18	164,248.99	46,285,368.43	118,594.42	89,183.05	207,777.47	467,528.97	1,197.92	900.84	2,098.76
64	4/1/2027	42,701,626.37	90,425.27	72,301.05	162,726.32	46,207,131.98	131,048.46	78,236.46	209,284.92	466,738.71	1,323.72	790.27	2,113.99
65	5/1/2027	42,625,717.40	87,360.41	75,908.97	163,269.38	46,124,991.41	126,606.72	82,140.56	208,747.29	465,909.00	1,278.86	829.70	2,108.56
66	6/1/2027	42,553,047.52	90,111.95	72,669.88	162,781.83	46,046,355.84	130,594.38	78,635.57	209,229.95	465,114.71	1,319.14	794.30	2,113.43
67	7/1/2027	42,476,780.73	87,056.44	76,266.79	163,323.24	45,963,828.08	126,166.20	82,527.77	208,693.96	464,281.09	1,274.41	833.61	2,108.02
68	8/1/2027	42,403,740.20	89,797.09	73,040.53	162,837.62	45,884,791.43	130,138.08	79,036.65	209,174.72	463,482.74	1,314.53	798.35	2,112.88
69	9/1/2027	42,330,517.90	89,642.68	73,222.30	162,864.98	45,805,558.09	129,914.30	79,233.34	209,147.64	462,682.40	1,312.27	800.34	2,112.60
70	10/1/2027	42,253,715.18	86,601.18	76,802.72	163,403.90	45,722,450.40	125,506.42	83,107.69	208,614.10	461,842.93	1,267.74	839.47	2,107.21
71	11/1/2027	42,180,119.53	89,325.53	73,595.65	162,921.18	45,642,813.06	129,454.66	79,637.34	209,092.00	461,038.52	1,307.62	804.42	2,112.04
72	12/1/2027	42,102,954.60	86,293.49	77,164.93	163,458.42	45,559,313.43	125,060.50	83,499.63	208,560.13	460,195.09	1,263.24	843.43	2,106.67
73	1/1/2028	42,028,983.77	89,006.82	73,970.84	162,977.65	45,479,270.11	128,992.77	80,043.33	209,036.09	459,386.57	1,302.96	808.52	2,111.48
74	2/1/2028	41,954,828.84	88,850.44	74,154.92	163,005.36	45,399,027.58	128,766.14	80,242.52	209,008.66	458,576.04	1,300.67	810.53	2,111.20
75	3/1/2028	41,873,753.30	82,971.50	81,075.54	164,047.05	45,311,296.30	120,246.11	87,731.28	207,977.39	457,689.86	1,214.61	886.17	2,100.78
76	4/1/2028	41,799,212.07	88,522.28	74,541.23	163,063.51	45,230,635.76	128,290.55	80,660.54	208,951.10	456,875.11	1,295.86	814.75	2,110.62
77	5/1/2028	41,721,129.79	85,514.22	78,082.28	163,596.50	45,146,143.47	123,931.14	84,492.29	208,423.43	456,021.65	1,251.83	853.46	2,105.29
78	6/1/2028	41,646,208.74	88,199.63	74,921.05	163,120.68	45,065,071.92	127,822.95	81,071.54	208,894.50	455,202.75	1,291.14	818.90	2,110.05
79	7/1/2028	41,567,757.98	85,201.20	78,450.76	163,651.97	44,980,180.90	123,477.50	84,891.02	208,368.52	454,345.26	1,247.25	857.49	2,104.73
80	8/1/2028	41,492,455.25	87,875.40	75,302.73	163,178.13	44,898,696.34	127,353.06	81,484.56	208,837.62	453,522.19	1,286.39	823.08	2,109.47
81	9/1/2028	41,416,965.11	87,716.20	75,490.13	163,206.33	44,817,008.99	127,122.35	81,687.34	208,809.70	452,697.06	1,284.06	825.12	2,109.19
82	10/1/2028	41,337,962.25	84,732.21	79,002.86	163,735.07	44,731,520.55	122,797.81	85,488.44	208,286.25	451,833.54	1,240.38	863.52	2,103.90

		A-1				B-1				B-2
Period	Date	Balance	Interest	Principal	Payment	Balance	Interest	Principal	Payment	Balance	Interest	Principal	Payment
83	11/1/2028	41,262,087.65	87,389.60	75,874.60	163,264.20	44,649,417.17	126,649.03	82,103.38	208,752.41	451,004.21	1,279.28	829.33	2,108.61
84	12/1/2028	41,182,711.79	84,415.35	79,375.86	163,791.21	44,563,525.11	122,338.61	85,892.06	208,230.67	450,136.62	1,235.74	867.60	2,103.34
85	1/1/2029	41,106,450.83	87,061.40	76,260.96	163,322.36	44,481,003.66	126,173.38	82,521.46	208,694.83	449,303.07	1,274.48	833.55	2,108.03
86	2/1/2029	41,030,000.09	86,900.18	76,450.75	163,350.93	44,398,276.84	125,939.73	82,726.82	208,666.55	448,467.44	1,272.12	835.62	2,107.74
87	3/1/2029	40,943,477.69	78,344.51	86,522.39	164,866.90	44,304,651.56	113,540.46	93,625.28	207,165.74	447,521.73	1,146.87	945.71	2,092.58
88	4/1/2029	40,866,621.37	86,555.65	76,856.32	163,411.97	44,221,485.87	125,440.43	83,165.69	208,606.12	446,681.68	1,267.08	840.06	2,107.13
89	5/1/2029	40,786,293.10	83,606.30	80,328.27	163,934.57	44,134,563.21	121,166.09	86,922.66	208,088.75	445,803.67	1,223.90	878.01	2,101.91
90	6/1/2029	40,709,045.60	86,223.36	77,247.49	163,470.85	44,050,974.23	124,958.85	83,588.97	208,547.83	444,959.34	1,262.21	844.33	2,106.54
91	7/1/2029	40,628,337.84	83,283.92	80,707.77	163,991.69	43,963,640.92	120,698.89	87,333.31	208,032.20	444,077.18	1,219.18	882.15	2,101.34
92	8/1/2029	40,550,697.25	85,889.43	77,640.58	163,530.02	43,879,626.59	124,474.92	84,014.33	208,489.25	443,228.55	1,257.32	848.63	2,105.95
93	9/1/2029	40,472,863.45	85,725.30	77,833.80	163,559.10	43,795,403.17	124,237.05	84,223.41	208,460.46	442,377.81	1,254.92	850.74	2,105.66
94	10/1/2029	40,391,586.88	82,800.73	81,276.57	164,077.30	43,707,454.36	119,998.63	87,948.81	207,947.44	441,489.44	1,212.11	888.37	2,100.48
95	11/1/2029	40,313,357.12	85,388.94	78,229.76	163,618.70	43,622,802.48	123,749.57	84,651.88	208,401.45	440,634.37	1,250.00	855.07	2,105.07
96	12/1/2029	40,231,696.40	82,474.41	81,660.71	164,135.12	43,534,437.99	119,525.71	88,364.49	207,890.20	439,741.80	1,207.33	892.57	2,099.90
97	1/1/2030	40,153,068.73	85,050.92	78,627.67	163,678.59	43,449,355.54	123,259.71	85,082.45	208,342.16	438,882.38	1,245.05	859.42	2,104.47
98	2/1/2030	40,074,245.39	84,884.70	78,823.34	163,708.05	43,364,061.35	123,018.81	85,294.19	208,313.00	438,020.82	1,242.61	861.56	2,104.17
99	3/1/2030	39,985,574.67	76,519.55	88,670.72	165,190.26	43,268,111.38	110,895.64	95,949.97	206,845.61	437,051.63	1,120.16	969.19	2,089.35
100	4/1/2030	39,906,334.50	84,530.62	79,240.17	163,770.79	43,182,366.15	122,505.65	85,745.24	208,250.89	436,185.52	1,237.43	866.11	2,103.54
101	5/1/2030	39,823,693.54	81,641.71	82,640.96	164,282.67	43,092,940.94	118,318.92	89,425.21	207,744.12	435,282.23	1,195.14	903.28	2,098.43
102	6/1/2030	39,744,050.51	84,188.39	79,643.03	163,831.42	43,006,759.77	122,009.69	86,181.17	208,190.86	434,411.71	1,232.42	870.52	2,102.94
103	7/1/2030	39,661,018.71	81,309.70	83,031.79	164,341.50	42,916,911.65	117,837.76	89,848.13	207,685.89	433,504.16	1,190.28	907.56	2,097.84
104	8/1/2030	39,580,970.85	83,844.50	80,047.86	163,892.36	42,830,292.41	121,511.30	86,619.24	208,130.53	432,629.22	1,227.39	874.94	2,102.33
105	9/1/2030	39,500,723.78	83,675.27	80,247.07	163,922.34	42,743,457.61	121,266.05	86,834.80	208,100.85	431,752.10	1,224.91	877.12	2,102.03
106	10/1/2030	39,417,105.97	80,811.90	83,617.81	164,429.70	42,652,975.37	117,116.32	90,482.25	207,598.56	430,838.14	1,182.99	913.96	2,096.96
107	11/1/2030	39,336,451.10	83,328.86	80,654.87	163,983.73	42,565,699.30	120,764.01	87,276.07	208,040.08	429,956.56	1,219.84	881.58	2,101.41
108	12/1/2030	39,252,437.67	80,475.82	84,013.43	164,489.25	42,474,788.95	116,629.26	90,910.35	207,539.61	429,038.27	1,178.07	918.29	2,096.36
109	1/1/2031	39,171,373.01	82,980.74	81,064.66	164,045.41	42,387,069.44	120,259.51	87,719.51	207,979.02	428,152.22	1,214.74	886.06	2,100.80
110	2/1/2031	39,090,106.60	82,809.37	81,266.40	164,075.77	42,299,131.63	120,011.15	87,937.81	207,948.95	427,263.96	1,212.23	888.26	2,100.49
111	3/1/2031	38,999,223.76	74,640.39	90,882.84	165,523.23	42,200,787.94	108,172.28	98,343.69	206,515.97	426,270.59	1,092.65	993.37	2,086.02
112	4/1/2031	38,917,528.95	82,445.44	81,694.82	164,140.26	42,112,386.55	119,483.72	88,401.39	207,885.11	425,377.64	1,206.91	892.94	2,099.85
113	5/1/2031	38,832,506.61	79,618.78	85,022.33	164,641.11	42,020,384.48	115,387.19	92,002.07	207,389.27	424,448.33	1,165.53	929.31	2,094.84
114	6/1/2031	38,750,396.90	82,093.00	82,109.71	164,202.71	41,931,534.14	118,972.95	88,850.34	207,823.29	423,550.85	1,201.75	897.48	2,099.23
115	7/1/2031	38,664,972.06	79,276.85	85,424.84	164,701.70	41,839,096.51	114,891.66	92,437.63	207,329.29	422,617.14	1,160.52	933.71	2,094.24
116	8/1/2031	38,582,445.42	81,738.82	82,526.64	164,265.46	41,749,795.01	118,459.66	89,301.50	207,761.16	421,715.10	1,196.56	902.04	2,098.60
117	9/1/2031	38,499,713.41	81,564.36	82,732.01	164,296.38	41,660,271.27	118,206.82	89,523.74	207,730.56	420,810.82	1,194.01	904.28	2,098.29
118	10/1/2031	38,413,684.83	78,764.00	86,028.57	164,792.57	41,567,180.35	114,148.40	93,090.92	207,239.32	419,870.51	1,153.01	940.31	2,093.33
119	11/1/2031	38,330,532.84	81,207.60	83,151.99	164,359.59	41,477,202.16	117,689.78	89,978.19	207,667.97	418,961.64	1,188.79	908.87	2,097.66
120	12/1/2031	38,244,096.82	78,417.88	86,436.02	164,853.90	41,383,670.35	113,646.80	93,531.81	207,178.61	418,016.87	1,147.95	944.77	2,092.71

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Important Notice Regarding the Offered Certificates	12
Important Notice About Information Presented in this Prospectus	12
Summary of Terms	21
Summary of Risk Factors	65
Risk Factors	67
Description of the Mortgage Pool	168
Transaction Parties	267
Credit Risk Retention	317
Description of the Certificates	325
The Mortgage Loan Purchase Agreements	359
The Pooling and Servicing Agreement	369
Use of Proceeds	470
Yield, Prepayment and Maturity Considerations	470
Material Federal Income Tax Consequences	484
Certain State, Local and Other Tax Considerations	496
ERISA Considerations	496
Legal Investment	504
Certain Legal Aspects of the Mortgage Loans	504
Ratings	527
Plan of Distribution (Underwriter Conflicts of Interest)	529
Incorporation of Certain Information by Reference	531
Where You Can Find More Information	531
Financial Information	531
Legal Matters	532
Index of Certain Defined Terms	533

Annex A – Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Sponsor Representations and Warranties (CREFI and GACC)	E-1A-1
Annex E-1B – Exceptions to Sponsor Representations and Warranties (CREFI and GACC)	E-1B-1
Annex E-2A – Sponsor Representations and Warranties (GSMC)	E-2A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (GSMC)	E-2B-1
Annex E-2A – Sponsor Representations and Warranties (JPMCB)	E-3A-1
Annex E-2B – Exceptions to Sponsor Representations and Warranties (JPMCB)	E-3B-1
Annex F – Class A-AB Scheduled Principal Balance Schedule	F-1
Annex G – The Eddy Loan Combination Amortization Schedule	G-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$1,261,863,000
(Approximate)

Benchmark 2021-B31 Mortgage Trust
(as Issuing Entity)

Citigroup Commercial
Mortgage Securities Inc.
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2021-B31

Class A-1	$19,800,000
Class A-2	$138,050,000
Class A-3	$23,220,000
Class A-4	$215,000,000
Class A-5	$575,676,000
Class A-AB	$23,526,000
Class X-A	$1,137,454,000
Class A-S	$142,182,000
Class B	$63,981,000
Class C	$60,428,000

PROSPECTUS

Citigroup

Deutsche Bank Securities

J.P. Morgan

Goldman Sachs & Co. LLC

Co-Lead Managers and Joint Bookrunners

Academy Securities

Drexel Hamilton

Co-Managers

December  8, 2021